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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Audited Consolidated Financial Statements PENINSULA FINANCIAL CORPORATION AND SUBSIDIARY December 31, 2013

As filed with the Securities and Exchange Commission on September 3, 2014.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MACKINAC FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Michigan (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	38-2062816 (I.R.S. Employer Identification Number)

130 South Cedar Street
Manistique, Michigan 49854
(888) 343-8147
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

Ernie R. Krueger
Executive Vice President/Chief Financial Officer
Mackinac Financial Corporation
130 South Cedar Street
Manistique, Michigan 49854
(906) 341-7158
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:
Phillip D. Torrence, Esq. Jeffrey H. Kuras, Esq. Honigman Miller Schwartz and Cohn LLP 350 East Michigan Avenue, Suite 300 Kalamazoo, Michigan 49007 (269) 337-7702	John Jilbert Chairman Peninsula Financial Corporation 100 South Main Street Ishpeming, Michigan 49849 (906) 360-8666	John T. Reichert, Esq. Godfrey & Kahn, S.C. 780 North Water Street Milwaukee, Wisconsin 53202 (414) 287-9674

Approximate date of commencement of the proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, no par value	987,732	$46.13	$13,285,000	$1,711.11

(1)
The maximum number of shares of Mackinac Financial Corporation ("Mackinac") common stock estimated to be issuable upon completion of the merger of Mackinac and Peninsula Financial Corporation ("Peninsula"), as described herein. This number is based on 3.4296 shares of Mackinac common stock issuable in exchange for all shares of Peninsula common stock issued and outstanding immediately prior to the completion of the merger, pursuant to the terms of the Agreement and Plan of Merger, dated as of July 18, 2014, by and between Mackinac and Peninsula and attached to the proxy statement/prospectus as Annex A, assuming that all outstanding shares of Peninsula common stock elect to accept shares of Mackinac in lieu of cash.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED SEPTEMBER 3, 2014

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

            On July 18, 2014, Peninsula Financial Corporation ("Peninsula"), PFC Acquisition, LLC ("PFC") and Mackinac Financial Corporation ("Mackinac") agreed to a strategic business combination in which Peninsula will merge with and into PFC, a wholly owned subsidiary of Mackinac, pursuant to the terms of an Agreement and Plan of Merger (the "Merger Agreement"). The Merger Agreement additionally provides that, effective upon consummation of the merger, Peninsula's wholly owned subsidiary bank, Peninsula Bank, will consolidate with and into mBank, Mackinac's wholly owned subsidiary bank, with mBank as the surviving entity. If Peninsula's shareholders approve the Merger Agreement and the transactions contemplated thereby, and the merger is completed, Peninsula shareholders will have the right to receive an aggregate of cash or shares of Mackinac common stock, with the mix of cash and stock consideration at such Peninsula shareholder's election (subject to a limit of 35% cash elections in the aggregate), in each case subject to adjustment as set forth in the Merger Agreement.

            Subject to the terms and conditions set forth in the Merger Agreement, which has been unanimously approved by the board of directors of each of Mackinac and Peninsula, at the effective time of the Merger, each outstanding share of Peninsula common stock will be converted into the right to receive either (i) for each share of Peninsula common stock with respect to which an election to receive cash has been made and not revoked, $46.12847 (or approximately $46.13) in cash (such shares collectively, the "Cash Election Shares"); or (ii) for each share of Peninsula common stock with respect to which an election to receive Mackinac common stock has been made and not revoked, 3.4296 shares of Mackinac common stock ("Stock Election Shares"); provided that the number of Cash Election Shares may not exceed 35% of total merger consideration as set forth in the Merger Agreement. The Merger Agreement requires Peninsula to have a minimum adjusted shareholders' equity of $10.5 million and further contemplates that Peninsula will distribute any equity above such amount to its shareholders as a special dividend immediately prior to the Closing. As of June 30, 2014, such dividend would have amounted to $24.96 per share. Pursuant to the Merger Agreement, $1.45 million of the special dividend (or about $5.03 per share) will be held in reserve pending the resolution of certain litigation. The reserve amount will be held in a trust required to be established and funded in such amount by the Merger Agreement for the benefit of the Peninsula shareholders. To the extent Peninsula (or Mackinac as its successor-in-interest) has any liability in the litigation, such amounts will be deducted from the reserve and all remaining funds will be distributed to the Peninsula shareholders.

            We are sending you this proxy statement/prospectus to notify you of and invite you to the special meeting of Peninsula shareholders being held to consider the Agreement and Plan of Merger, dated as of July 18, 2014, as it may be further amended from time to time, that Peninsula has entered into with Mackinac, and to ask you to vote at the special meeting in favor of the approval of the merger agreement.

            The special meeting of Peninsula shareholders will be held on                    , 2014 at the company's principal executive offices, 100 South Main Street, Ishpeming, Michigan 49849 at         local time.

            At the special meeting, you will be asked to approve the Merger Agreement. In the merger, Peninsula will merge with and into PFC, a wholly owned subsidiary of Mackinac. You will also be asked to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the Merger Agreement.

            The market value of the merger consideration will fluctuate with the market price of Mackinac common stock. The following table shows the closing sale prices of Mackinac common stock as reported on the NASDAQ Stock Market ("NASDAQ"), on July 11, 2014, the trading day on which the per share merger consideration was calculated, and on                    , 2014, the last practicable trading day before the distribution of this proxy statement/prospectus. This table also shows the book value per share of Peninsula common stock as of such dates and the implied value of the per share merger consideration proposed for each share of Peninsula common stock, which we calculated by multiplying the closing price of Mackinac common stock on those dates by the per share stock consideration of 3.4296 shares of Mackinac common stock (in the event of a stock election), assuming no adjustment to such consideration pursuant to the merger agreement.

	Mackinac Common Stock (NASDAQ: MFNC)	Peninsula Common Stock (Book Value Per Share)	Implied Value of One Share of Peninsula Common Stock

At July 11, 2014	$13.45	$61.58(1)	$46.13(2)

At , 2014

(1)
June 30, 2014 Book Value Per Share.

(2)
$46.13 excludes expected per share special dividend of approximately $7.2 million (of which $1.45 million will be placed in the shareholders' trust described below (the "Shareholders' Trust")) which would bring implied value to $71.13.

            The market price of Mackinac common stock and the book value of Peninsula common stock may fluctuate between now and the closing of the merger. We urge you to obtain current market quotations. Mackinac common stock trades on NASDAQ under the symbol "MFNC."

            Your vote is important. We cannot complete the merger unless Peninsula's shareholders approve the Merger Agreement. In order for the merger to be approved, the holders of at least seventy-five percent (75%) of the shares of Peninsula common stock outstanding and entitled to vote must vote in favor of approval of the Merger Agreement. Regardless of whether or not you plan to attend the special meeting, please take the time to vote your shares in accordance with the instructions contained in this proxy statement/prospectus. Failing to vote will have the same effect as voting against the merger.

            Peninsula's board of directors unanimously recommends that Peninsula shareholders vote "FOR" approval of the Merger Agreement and "FOR" the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the Merger Agreement.

            This proxy statement/prospectus describes the special meeting, the merger, the documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including "Risk Factors" on page       , for a discussion of the risks relating to the proposed merger. You also can obtain information about Mackinac from documents that it has filed with the Securities and Exchange Commission.

            If you have any questions concerning the merger, please contact Peninsula's chairman, John Jilbert, at (906) 360-8666. We look forward to seeing you at the special shareholders' meeting in Ishpeming, Michigan.

John Jilbert
 Chairman of the Board
Peninsula Financial Corporation

            Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Michigan Department of Insurance and Financial Services, nor any state securities commission or any other bank regulatory agency has approved or disapproved the securities to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

            The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Mackinac or Peninsula, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. The date of this proxy statement/prospectus is                     , 2014, and it is first being mailed or otherwise delivered to Peninsula shareholders on or about                    , 2014.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Peninsula Financial Corporation:

        Peninsula Financial Corporation will hold a special meeting of shareholders at        local time, on                 , 2014 at the company's principal executive offices, 100 South Main Street, Ishpeming, Michigan 49849, to consider and vote upon the following matters:

  •
  a proposal to approve the Agreement and Plan of Merger, dated as of July 18, 2014, by and among Mackinac Financial Corporation ("Mackinac"), PFC Acquisition, LLC ("PFC") and Peninsula Financial Corporation ("Peninsula"), pursuant to which Peninsula will merge with and into PFC, a wholly owned subsidiary of Mackinac (the "Merger Agreement"), as more fully described in the attached proxy statement/prospectus; and

  •
  a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement.

        We have fixed the close of business on                , 2014 as the record date for the special meeting. Only Peninsula shareholders of record at that time are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the special meeting. In order for the merger to be approved, the holders of at least seventy-five percent (75%) of the shares of Peninsula common stock outstanding and entitled to vote must vote in favor of approval of the Merger Agreement.

        Your vote is very important.    We cannot complete the merger unless Peninsula's shareholders approve the Merger Agreement. Failure to vote will have the same effect as voting against the merger.

        Regardless of whether you plan to attend the special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. If you hold your stock in "street name" through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.

        The enclosed proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger and other related matters. We urge you to read the proxy statement/prospectus and its appendices carefully and in their entirety. If you have any questions concerning the merger or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need help voting your shares of Peninsula common stock, please contact John Jilbert at (906) 360-8666.

        Peninsula's board of directors has unanimously approved the merger and the Merger Agreement and unanimously recommends that Peninsula shareholders vote "FOR" the approval of the Merger Agreement and "FOR" the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of such approval.

BY ORDER OF THE BOARD OF DIRECTORS,
Terry Garceau
 Interim President and Secretary
Peninsula Financial Corporation
Ishpeming, Michigan
      , 2014

REFERENCES TO ADDITIONAL INFORMATION

        Mackinac is currently subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended. Mackinac has filed a Registration Statement with the Securities and Exchange Commission (the "SEC") relating to the Mackinac common stock offered in connection with the proposed merger described in this Prospectus and Proxy Statement. This Prospectus and Proxy Statement does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the SEC. Reference is hereby made to the Registration Statement and exhibits thereto for further information about Mackinac and its securities. The Registration Statement is available at http://www.sec.gov. Mackinac shareholders can also obtain copies of all or part of the Registration Statement upon written or oral request by contacting Mackinac at the following address:

Mackinac Financial Corporation
130 South Cedar Street
Manistique, Michigan 49854
Attention: Secretary
Telephone: (888) 343-8147

        You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the special meeting. This means that Peninsula shareholders requesting documents must do so by                        , 2014, in order to receive them before the special meeting.

        In addition, if you have questions about the merger or the Peninsula special meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact John Jilbert or Terry Garceau, at the following address and telephone numbers:

100 South Main Street
Ishpeming, Michigan 49849
Mr. John Jilbert
(906) 360-8666
or
Mr. Terry Garceau
(906) 485-6333

        Peninsula does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and accordingly does not file documents or reports with the SEC.

        See "Where You Can Find More Information" for more details.

i

Annex A	—	Merger Agreement, including the following exhibits:
	—	Exhibit A—Form of Shareholder Voting Agreement
	—	Exhibit B—Form of Bond Consolidation Agreement
	—	Exhibit C—Form of Claims Letter
	—	Exhibit D—Form of Indemnification Agreement
Annex B	—	Opinion of Wipfli LLP

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE PENINSULA SPECIAL MEETING

        The following are some questions that you may have regarding the merger and special meeting of Peninsula Financial Corporation shareholders (the "Special Meeting"), and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the special meeting. See also "Where You Can Find More Information."

        References in this proxy statement/prospectus to "Peninsula" refer to Peninsula Financial Corporation, a Michigan corporation, and, unless the context otherwise requires, to its affiliates. References in this proxy statement/prospectus to "Mackinac" refer to Mackinac Financial Corporation, a Michigan corporation, and, unless the context otherwise requires, to its affiliates. References in this proxy statement/prospectus to "PFC" refer to PFC Acquisition, LLC, a Michigan limited liability company and a wholly owned subsidiary of Mackinac.

Q:
What am I being asked to vote on at the Peninsula Special Meeting?

A:
Mackinac and Peninsula have entered into an Agreement and Plan of Merger, dated as of July 18, 2014 (the "Merger Agreement"), pursuant to which Mackinac has agreed to acquire Peninsula. Under the terms of the merger agreement, Peninsula will merge with and into PFC, a wholly owned subsidiary of Mackinac, with PFC continuing as the surviving entity (the "Merger"). The merger agreement additionally provides that, effective upon consummation of the merger, Peninsula's wholly owned subsidiary bank, Peninsula Bank, will consolidate with and into mBank, Mackinac's wholly owned subsidiary bank, with mBank as the surviving entity.

  Peninsula shareholders are also being asked to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the Merger Agreement (the "Adjournment Proposal").

Q:
What will I receive in the merger?

A:
Subject to the terms and conditions set forth in the Merger Agreement, which has been unanimously approved by the board of directors of each of Mackinac and Peninsula, at the effective time of the Merger, each outstanding share of Peninsula common stock will be converted into the right to receive either (i) for each share of Peninsula common stock with respect to which an election to receive cash has been made and not revoked, $46.12847 (or approximately $46.13) in cash (such shares collectively, the "Cash Election Shares"); or (ii) for each share of Peninsula common stock with respect to which an election to receive Company common stock has been made and not revoked, 3.4296 shares of Company common stock ("Stock Election Shares"); provided that the number of Cash Election Shares may not exceed 35% of total merger consideration, subject to adjustment as set forth in the Merger Agreement. Accordingly, the cash and stock elections of Peninsula's shareholders are subject to adjustment under certain circumstances.

  The Merger Agreement further contemplates that Peninsula will distribute any equity above the required minimum adjusted shareholders' equity of $10.5 million to its shareholders as a special dividend immediately prior to the closing. As of June 30, 2014, such dividend would have amounted to $24.96 per share. Pursuant to the Merger Agreement, $1.45 million of the special dividend (or about $5.03 per share) will be held in reserve pending the resolution of certain litigation. The reserve amount will be held in a trust required to be established and funded in such amount by the Merger Agreement for the benefit of the Peninsula shareholders. To the extent Peninsula (or Mackinac as its successor-in-interest) has any liability in the litigation, such amounts will be deducted from the reserve and all remaining funds will be distributed to the Peninsula shareholders. The resolution of the litigation in question could take a significant period of time and Peninsula shareholders may not receive distributions from the trust, if any are forthcoming, for months or years.

  If the number of shares of common stock outstanding of Peninsula or Mackinac changes before the Merger is completed as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, then the merger consideration will be equitably and proportionately adjusted.

  Mackinac will not issue any fractional shares of Mackinac common stock in the Merger. Peninsula shareholders who would otherwise be entitled to a fractional share of Mackinac common stock upon the completion of the Merger will instead receive an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average, rounded to the nearest one tenth of a cent, of the closing sales price of Mackinac common stock as reported by the NASDAQ Stock Market ("NASDAQ") for the five (5) trading days immediately preceding the date upon which the Certificate of Merger is accepted for filing by the Corporations Division of the Michigan Department of Licensing and Regulatory Affairs (the "Effective Time") by (ii) the fraction of a share (after taking into account all shares of Peninsula common stock held by such holder and rounded to the nearest thousandth) of Mackinac common stock to which such holder would be entitled to receive.

Q:
Will the value of the merger consideration change between the Special Meeting and the time the Merger is completed?

A:
The value of the merger consideration may fluctuate between the Special Meeting and the completion of the Merger based upon the market value of Mackinac common stock. If an election to receive shares of Mackinac common stock is made, as a result of the Merger you will receive a number of shares of Mackinac common stock for each share of Peninsula common stock you hold. Any fluctuation in the market price of Mackinac common stock after the Special Meeting will change the value of the shares of Mackinac common stock that you will receive. In addition, the value you receive may be further affected in the event the mix of cash and Mackinac common stock you elect is adjusted by Mackinac in the event that cash elections exceed 35% of the total merger consideration.

Q:
How does Peninsula's board of directors recommend that I vote at the Special Meeting?

A:
Peninsula's board of directors unanimously recommends that you vote "FOR" the proposal to approve the Merger Agreement and "FOR" the Adjournment Proposal.

Q:
When and where is the Peninsula Special Meeting?

A:
The Peninsula Special Meeting will be held at the company's principal executive offices, 100 South Main Street, Ishpeming, Michigan 49849 on                        , 2014, at                local time.

Q:
What do I need to do now?

A:
After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the Special Meeting. If you hold your shares in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you hold your shares in "street name" through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker. "Street name" shareholders who wish to vote at the Special Meeting will need to obtain a proxy form from the institution that holds their shares.

Q:
What constitutes a quorum for the Special Meeting?

A:
The presence at the Special Meeting, in person or by proxy, of holders of a majority of the outstanding shares of Peninsula common stock entitled to vote at the Special Meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. A broker non-vote occurs under stock exchange rules when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given.

Q:
What is the vote required to approve each proposal at the Peninsula Special Meeting?

A:
Approval of the Merger Agreement requires the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Peninsula common stock as of the close of business on                        2014, the record date for the Special Meeting.

  Approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of Peninsula common stock represented in person or by proxy at the Special Meeting, even if less than a quorum.

Q:
Why is my vote important?

  If you do not vote, it will be more difficult for Peninsula to obtain the necessary quorum to hold its Special Meeting. In addition, your failure to vote or failure to instruct your bank or broker as to how to vote will have the same effect as a vote against approval of the Merger Agreement. The Merger Agreement must be approved by the holders of at least seventy-five percent (75%) of the outstanding shares of Peninsula common stock entitled to vote at the Special Meeting. Peninsula's board of directors unanimously recommends that you vote to approve the Merger Agreement.

Q:
If my shares of common stock are held in "street name" by my bank or broker, will my bank or broker automatically vote my shares for me?

A:
No. Your bank or broker cannot vote your shares without instructions from you. You should instruct your bank or broker as to how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank or broker.

Q:
What if I abstain from voting or fail to instruct my bank or broker?

A:
If you fail to vote, mark "ABSTAIN" on your proxy or fail to instruct your bank or broker with respect to the proposal to approve the Merger Agreement, it will have the same effect as a vote "AGAINST" the proposal.

  If you mark "ABSTAIN" on your proxy with respect to the Adjournment Proposal, it will have the same effect as a vote "AGAINST" the proposal. The failure to vote or failure to instruct your bank or broker with respect to the Adjournment Proposal, however, will have no effect on the Adjournment Proposal.

Q:
Can I attend the Special Meeting and vote my shares in person?

A:
Yes. All shareholders, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Special Meeting. Holders of record of Peninsula common stock can vote in person at the Special Meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Special Meeting. If you plan to attend the Special Meeting, you must hold your

v

  shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Peninsula reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Special Meeting is prohibited without Peninsula's express written consent.

Q:
Can I change my vote?

A:
Yes. You may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Peninsula's corporate secretary, or (3) attending the Special Meeting in person, notifying the corporate secretary and voting by ballot at the Special Meeting. Attendance at the Special Meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by Peninsula after the vote will not affect the vote. Peninsula's corporate secretary's mailing address is: Secretary, Peninsula Financial Corporation, 100 S. Main St., Ishpeming, Michigan 49849. If you hold your shares in "street name" through a bank or broker, you should contact your bank or broker to revoke your proxy.

Q:
Will Peninsula be required to submit the proposal to approve the Merger Agreement to its shareholders even if Peninsula's board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the Merger Agreement is terminated before the Peninsula Special Meeting, Peninsula is required to submit the proposal to approve the Merger Agreement to its shareholders even if Peninsula's board of directors has withdrawn or modified its recommendation.

Q:
What are the U.S. federal income tax consequences of the Merger to Peninsula shareholders?

A:
The Merger is intended to qualify, and the obligation of the parties to complete the Merger is conditioned upon the receipt of a legal opinion from their counsel to the effect that the Merger will qualify, as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, which is referred to herein as the Code. In addition, in connection with the filing of the registration statement of which this document is a part, Honigman Miller Schwartz and Cohn LLP has delivered an opinion to Mackinac to the same effect. Assuming the Merger qualifies as such a reorganization, a shareholder of Peninsula generally will not recognize any gain or loss upon receipt of Mackinac common stock in exchange for Peninsula common stock in the Merger but may recognize gain with respect to the cash consideration and cash received in lieu of a fractional share of Peninsula common stock.

  For further information, see "Material U.S. Federal Income Tax Consequences of the Merger."

  The U.S. federal income tax consequences described above may not apply to all holders of Peninsula common stock. A holder's tax consequences will depend on its individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the Merger to you.

Q:
Will I be entitled to exercise dissenters' rights in connection with the Merger?

A:
Under Michigan law, which is the law under which Peninsula is incorporated, the holders of Peninsula common stock will not be entitled to dissenters' rights in connection with the Merger. The Michigan Business Corporation Act (the "MBCA") provides that if the consideration to be received in a merger is in cash or shares listed on a national securities exchange, the holders of the stock are not entitled to dissenters' rights. As Peninsula shareholders may elect to receive either cash in the Merger, or Mackinac's common stock, which is listed on NASDAQ, there are no dissenters' rights.

Q:
If I am a Peninsula shareholder, should I send in my Peninsula stock certificates now?

A:
Included with this proxy statement/prospectus is a Form of Election, which may be used to exercise your right to make an election with regard to the form of consideration that you wish to receive in the Merger. If you choose to make an election at this time, please follow the instructions for completing the Form of Election, and return it, along with certificates representing your shares of Peninsula common stock, or an appropriate Notice of Guaranteed Delivery, prior to 5:00 p.m. Eastern Time on the date prior to the Special Meeting, which is the election deadline.

  If you choose not to complete the Form of Election, do not send your certificates at this time. Following the Effective Time of the Merger, an exchange agent designated by Mackinac will send you instructions for exchanging Peninsula stock certificates for the merger consideration. See "The Merger Agreement—Conversion of Shares; Exchange of Certificates."

Q:
What will each Peninsula shareholder receive in the merger?

A:
A Peninsula shareholder may elect to receive:

•
all cash;

•
all Mackinac common stock; or

•
A mix of cash and Mackinac common stock.

  All elections are subject to the election, proration and allocation procedures described in this proxy statement/prospectus if too many shareholders elect cash consideration over stock consideration, due to the limitation that the relative cash consideration can amount to no more than 35% of the number of shares of Peninsula common stock outstanding prior to the effective date of the Merger, subject to certain adjustments described in the merger agreement. Due to these limitations, Peninsula shareholders may not receive the form of merger consideration that they elected. See "The Merger—Conversion of Shares; Exchange of Certificates—Allocation Procedures" beginning on page    for a more detailed discussion of allocation procedures under the merger agreement.

Q:
How and when does a Peninsula shareholder elect the form of consideration he or she prefers to receive?

A:
An election statement with instructions for making the election as to the form of consideration preferred is being mailed to Peninsula shareholders simultaneously with this proxy statement/prospectus. To make an election, a Peninsula shareholder must submit an election statement, to Mackinac's exchange agent before 5:00 p.m., Eastern Time, on the day prior to the date of the shareholders' meeting. This date is referred to as the "election deadline." Election choices and election procedures are described under "The Merger."

  NOTE: The actual election deadline is not currently known. Mackinac and Peninsula will issue a press release announcing the date of the election deadline not more than 15 and at least five business days before that deadline.

Q:
May a Peninsula shareholder change his or her election once it has been submitted?

A:
Yes. An election may be changed so long as the new election is received by the exchange agent prior to the election deadline. To change an election, a Peninsula shareholder must send the exchange agent a written notice revoking any election previously submitted.

Q:
What happens if an election is not made prior to the election deadline?

A:
If a Peninsula shareholder fails to submit an election statement to the exchange agent prior to the election deadline, then that holder will be deemed to have made no election and will be issued shares of Mackinac common stock, cash, or a mixture of stock and cash, depending on the aggregate cash and stock elections made and the need for any adjustments to ensure that no more than 35% of the number of shares of Peninsula common stock outstanding prior to the effective date of the Merger elect to receive cash consideration.

Q:
What should I do if I hold my shares of Peninsula common stock in book-entry form?

A:
You are not required to take any specific actions if your shares of Peninsula common stock are held in book-entry form, and you may vote your shares in the same manner as certificated shares may be voted. After the completion of the Merger, shares of Peninsula common stock held in book-entry form automatically will be exchanged for the merger consideration, including shares of Mackinac common stock in book-entry form, and any cash to be received in the Merger.

Q:
Whom may I contact if I cannot locate my Peninsula stock certificate(s)?

A:
If you are unable to locate your original Peninsula stock certificate(s), you should contact Terry Garceau at (906) 485-6333.

Q:
When do you expect to complete the Merger?

A:
Peninsula, PFC and Mackinac expect to complete the Merger late in the third quarter or early in the fourth quarter of 2014. However, neither Peninsula nor Mackinac can assure you when or if the Merger will occur. Mackinac must first obtain the approval of its state and federal regulators, and Peninsula must obtain the approval of its shareholders at the Special Meeting.

Q:
Whom should I call with questions?

A:
If you have any questions concerning the Merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Peninsula common stock, please contact: John Jilbert at (906) 360-8666.

SUMMARY

        This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to carefully read the entire proxy statement/prospectus, including the appendices, and the other documents to which we refer in order to fully understand the merger. See "Where You Can Find More Information." Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Merger Transaction (page      )

        Mackinac and Peninsula have entered into an Agreement and Plan of Merger, dated as of July 18, 2014 (the Merger Agreement"), pursuant to which Mackinac has agreed to acquire Peninsula. Under the terms of the Merger Agreement, Peninsula will merge with and into PFC, a wholly-owned subsidiary of Mackinac, with PFC continuing as the surviving entity (the "Merger"). The Merger Agreement governs the Merger. The Merger Agreement is included in this proxy statement/prospectus as Annex A. Please read the Merger Agreement carefully. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the Merger are qualified by reference to the Merger Agreement and the exhibits thereto, all as attached as Annex A.

The Merger Consideration (page      )

        Subject to the terms and conditions set forth in the Merger Agreement, which has been unanimously approved by the board of directors of each of Mackinac and Peninsula, at the Effective Time of the Merger (as defined below), each outstanding share of Peninsula common stock will be converted into the right to receive either (i) for each share of Peninsula common stock with respect to which an election to receive cash has been made and not revoked, approximately $46.13 in cash (such shares collectively, the "Cash Election Shares"); or (ii) for each share of Peninsula common stock with respect to which an election to receive Company common stock has been made and not revoked, 3.4296 shares of Company common stock ("Stock Election Shares"); provided that the number of Cash Election Shares may not exceed 35% of total merger consideration, subject to adjustment as set forth in the Merger Agreement. The Merger Agreement requires Peninsula to have a minimum adjusted shareholders' equity of $10.5 million and further contemplates that Peninsula will distribute any equity above such amount to its shareholders as a special dividend immediately prior to the closing. Pursuant to the Merger Agreement, $1.45 million of the special dividend (or about $5.03 per share) will be held in reserve pending the resolution of certain litigation. The reserve amount will be held in a trust required to be established and funded in such amount by the Merger Agreement for the benefit of the Peninsula shareholders. To the extent Peninsula (or Mackinac as its successor-in-interest) has any liability in the litigation, such amounts will be deducted from the reserve and all remaining funds will be distributed to the Peninsula shareholders. The resolution of the litigation in question could take a significant period of time and Peninsula shareholders may not receive distributions from the trust, if any are forthcoming, for months or years.

Equivalent Peninsula Per Share Value (page      )

        Mackinac common stock trades on the NASDAQ Stock Market ("NASDAQ") under the symbol "MFNC." Peninsula common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for Peninsula common stock. The following table presents the closing price of Mackinac common stock on July 11, 2014, the trading day on which the per share merger consideration was calculated, and                        , 2014, the last practicable trading day prior to the printing of this proxy statement/prospectus. The table also presents the equivalent value of the merger consideration per share of Peninsula common stock on those dates, calculated by multiplying the closing sales price of Mackinac common stock on those dates by 3.4296.

Date	Mackinac closing sale price		Equivalent Peninsula per share value(1)(2)
July 17, 2014		$13.45		$46.13
, 2014	$		$

(1)
Excludes cash in lieu of fractional shares.

(2)
46.13 excludes expected per share special dividend of approximately $7.2 million ($1.45 million of which will be held in the Shareholders' Trust) which would bring implied value to $71.13.

        The value of the shares of Mackinac common stock to be issued in the Merger will fluctuate between now and the closing date of the Merger. You should obtain current sale prices for the Mackinac common stock.

Adjustments (page      )

        If the number of shares of common stock outstanding of Peninsula or Mackinac changes before the Merger is completed as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, then the merger consideration will be equitably and proportionately adjusted.

Fractional Shares (page      )

        Mackinac will not issue any fractional shares of Mackinac common stock in the Merger. Peninsula shareholders who would otherwise be entitled to a fractional share of Mackinac common stock upon the completion of the Merger will instead receive an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average, rounded to the nearest one tenth of a cent, of the closing sales price of Mackinac common stock as reported by NASDAQ for the five (5) trading days immediately preceding the date upon which the Certificate of Merger is accepted for filing by the Corporations Division of the Michigan Department of Licensing and Regulatory Affairs (the "Effective Time") by (ii) the fraction of a share (after taking into account all shares of Peninsula common stock held by such holder and rounded to the nearest thousandth) of Mackinac common stock to which such holder would be entitled to receive.

        For example, if you hold 10 shares of Peninsula common stock and elect to receive Mackinac common stock in the merger, you will receive 34 shares of Mackinac common stock and $            (calculated based on the closing sales price of Mackinac common stock as of                        , 2014, which represents a cash payment instead of the 0.3 fractional shares of Mackinac common stock that you otherwise would have received. If you instead elect to receive cash in the Merger, you will receive approximately $46.13 multiplied by the number of shares of Peninsula common stock you hold).

 Dividends (page      )

        The Merger Agreement requires Peninsula to have a minimum adjusted shareholders' equity of $10.5 million. Pursuant to the Merger Agreement, immediately prior to the Merger, Peninsula will pay a special cash dividend of any excess equity (expected to be approximately $7.2 million in the aggregate) to holders of Peninsula common stock. As described above, $1.45 million of the special dividend (or about $5.03 per share) will be held in reserve pending the resolution of certain litigation.

The reserve amount will be held in a trust required to be established and funded in such amount by the Merger Agreement for the benefit of the Peninsula shareholders. To the extent Peninsula (or Mackinac as its successor-in-interest) has any liability in the litigation, such amounts will be deducted from the reserve and all remaining funds will be distributed to the Peninsula shareholders. The resolution of the litigation in question could take a significant period of time and Peninsula shareholders may not receive distributions from the trust, if any are forthcoming, for months or years. Peninsula and its subsidiaries may not declare or pay any dividend prior to the completion of the Merger other than the special dividend. Mackinac has recently paid a dividend each quarter, the most recent of which was $0.05 per share, paid April 11, 2014. The payment, timing and amount of dividends by Mackinac or Peninsula on their common stock in the future, either before or after the Merger is completed, are subject to the determination of the respective Mackinac and Peninsula boards of directors and depend, with respect to Mackinac, on cash requirements, the financial condition and earnings of Mackinac and Peninsula, legal and regulatory considerations and other factors.

Peninsula's Board of Directors Unanimously Recommends that Peninsula Shareholders Vote "FOR" Approval of the Merger Agreement (page       )

        Peninsula's board of directors determined that the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of Peninsula and its shareholders and has unanimously approved the Merger and the Merger Agreement. Peninsula's board of directors unanimously recommends that Peninsula shareholders vote "FOR" approval of the Merger Agreement. For the factors considered by Peninsula's board of directors in reaching its decision to approve the Merger Agreement, see "The Merger—Peninsula's Reasons for the Merger; Recommendation of Peninsula's Board of Directors."

Wipfli LLP Has Provided an Opinion to Peninsula's Board of Directors Regarding the Merger Consideration (page       and Annex B)

        On July 16, 2014, Wipfli LLP ("Wipfli"), Peninsula's financial advisor in connection with the Merger, rendered its oral opinion to Peninsula's board of directors, subsequently confirmed in writing, that as of such date and based upon and subject to the assumptions, procedures, considerations, qualifications and limitations set forth in the written opinion, the merger consideration was fair, from a financial point of view, to the holders of shares of Peninsula common stock.

        The full text of Wipfli's opinion, dated August 12, 2014, is attached as Annex B to this proxy statement/prospectus. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Wipfli in rendering its opinion.

        Wipfli's opinion is directed to Peninsula's board of directors, addresses only the fairness of the merger consideration from a financial point of view to the holders of shares of Peninsula common stock on the date the opinion was rendered, and does not address any other aspect of the Merger or constitute a recommendation as to how any shareholders of Peninsula should vote at any shareholder meeting held in connection with the Merger.

        For further information, see "The Merger—Opinion of Wipfli."

Peninsula Will Hold its Special Meeting on                        , 2014 (page       )

        The Special Meeting of Peninsula shareholders will be held on                        , 2014, at                    local time, at the Corporate main office, 100 S. Main St., Ishpeming, Michigan 49849. At the Special Meeting, Peninsula shareholders will be asked to:

  •
  approve the Merger Agreement and the transactions it contemplates; and

  •
  approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the Merger Agreement.

        Only holders of record at the close of business on                        , 2014 will be entitled to vote at the Special Meeting. Each share of Peninsula common stock is entitled to one vote on each proposal to be considered at the Peninsula Special Meeting. As of the record date, there were 288,000 shares of Peninsula common stock entitled to vote at the Special Meeting. Each of the directors of Peninsula and certain other shareholders of Peninsula have entered into voting agreements with Mackinac, pursuant to which they have agreed, solely in their capacity as Peninsula shareholders, to vote all of their shares of Peninsula common stock in favor of the proposals to be presented at the Special Meeting. As of the record date, Peninsula directors and other shareholders who are parties to the voting agreements were entitled to vote an aggregate of approximately            shares of Peninsula common stock, representing approximately        % of the Peninsula common stock outstanding on that date. As of the record date, the directors and executive officers of Peninsula were entitled to vote approximately            shares of Peninsula common stock representing approximately        % of the shares of Peninsula common stock outstanding on that date. As of the record date, Mackinac and its subsidiaries held no shares of Peninsula common stock (other than shares held as fiduciary, custodian or agent), and its directors and executive officers or their affiliates held            shares of Peninsula common stock.

        To approve the Merger Agreement, holders of at least seventy-five percent (75%) of the outstanding shares of Peninsula common stock entitled to vote at the Special Meeting must vote in favor of approving the Merger Agreement. Because approval is based on the affirmative vote of at least seventy-five percent (75%) of the shares outstanding, your failure to vote, failure to instruct your bank or broker how to vote with respect to the proposal to approve the Merger Agreement or abstention will have the same effect as a vote against approval of the Merger Agreement.

        Approval of the Adjournment Proposal requires the affirmative vote of a majority of shares of Peninsula common stock entitled to vote on, and represented in person or by proxy at the Special Meeting, even if less than a quorum. Because approval of the Adjournment Proposal is based on the affirmative vote of a majority of shares voting or expressly abstaining at the Special Meeting, abstentions will have the same effect as a vote against such proposal. The failure to vote or failure to instruct your bank or broker how to vote with respect to the Adjournment Proposal, however, will have no effect on such proposal.

Peninsula Shareholders Will Not Be Entitled to Dissenters' Rights in the Merger (page       )

        Under Michigan law, which is the law under which Peninsula is incorporated, the holders of Peninsula common stock will not be entitled to dissenters' appraisal rights in connection with the Merger. The MBCA provides that if the consideration to be received in a merger is in cash or shares listed on a national securities exchange, the holders of the stock are not entitled to dissenters' rights. As Peninsula shareholders may elect to receive either cash in the Merger, or Mackinac's common stock, which is listed on the NASDAQ, there are no dissenters' rights.

Conditions That Must Be Satisfied or Waived for the Merger to Occur (page       )

        Currently, Peninsula and Mackinac expect to complete the Merger late in the third quarter or early in the fourth quarter of 2014. As more fully described in this proxy statement/prospectus and in the Merger Agreement, the completion of the Merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, approval of the Merger Agreement by Peninsula's shareholders and the receipt of certain required regulatory approvals.

        Neither Peninsula nor Mackinac can be certain when, or if, the conditions to the Merger will be satisfied or waived, or that the Merger will be completed.

 Termination of the Merger Agreement (page       )

        The Merger Agreement can be terminated at any time prior to completion of the Merger by mutual consent, or by either party in the following circumstances:

  •
  By mutual written consent of Peninsula and Mackinac;

  •
  the Merger has not been completed by March 18, 2015 (the "End Date"), (if the failure to complete the Merger by that date is not caused by the terminating party's breach of the Merger Agreement);

  •
  any required regulatory approval has been denied by the relevant governmental entity and this denial has become final and nonappealable, or a governmental entity has issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by the Merger Agreement;

  •
  there is a breach of the Merger Agreement by the other party that would cause the conditions for completion of the Merger not to be satisfied, and the breach is not cured prior to the earlier of March 18, 2015 and 30 business days following written notice of the breach; or

  •
  Peninsula shareholders fail to approve the Merger Agreement at the Peninsula Special Meeting, and a No-Match Event shall have occurred, or the Merger Agreement is resubmitted to Peninsula shareholders at a second shareholder meeting and the Peninsula shareholders fail to approve the Merger Agreement at such shareholder meeting.

        Peninsula may terminate the Merger Agreement in the following circumstances:

  •
  the number obtained by dividing the average closing price by $13.45 is less than 0.85; and

  •
  the number obtained by dividing the average closing price by $13.45 is less than the number obtained by (x) dividing the final index price by the initial index price (the "Index Ratio") and then multiplying the index ratio by 0.85.

        However, in the event Peninsula notifies Mackinac of its intent to terminate for failure to meet the average closing price condition, Mackinac may, within one business day, elect to increase the per share cash consideration in an amount equal to the amount by which the value of Mackinac's common shares failed to meet the average closing price condition, in which case Peninsula may not terminate pursuant to this condition.

        In addition, Mackinac may terminate the Merger Agreement in the following circumstances:

  •
  Peninsula shareholders fail to approve the Merger Agreement at the Special Meeting (regardless of whether or not Peninsula is obligated to resubmit the Merger Agreement to its shareholders for approval at a second shareholder meeting as described below in "The Merger Agreement—Peninsula Shareholder Meeting and Recommendation of Peninsula's Board of Directors");

  •
  Peninsula's board of directors fails to recommend to the Peninsula shareholders that they approve the Merger Agreement or withdraws, modifies or qualifies such recommendation in a manner adverse to Mackinac;

  •
  Peninsula's board of directors fails to reaffirm its recommendation of the Merger within 10 business days after the public announcement of an acquisition proposal (or material modification thereto);

  •
  Peninsula's board of directors breaches its non-solicitation obligations described below in "The Merger Agreement—Agreement Not to Solicit Other Offers" or its obligations with respect to calling shareholder meetings and alternate acquisition proposals described below in "The Merger

    Agreement—Peninsula Shareholder Meeting and Recommendation of Peninsula's Board of Directors"; or

  •
  Peninsula's board of directors approves, recommends or endorses, or proposes or resolves to recommend or endorse, an alternative transaction (as described below in "The Merger Agreement—Peninsula Shareholder Meeting and Recommendation of Peninsula's Board of Directors") or acquisition proposal.

Termination Fee (page       )

        If the Merger Agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by Peninsula's board of directors, Peninsula may be required to pay Mackinac a termination fee of $0.5 million. The termination fee could discourage other companies from seeking to acquire or merge with Peninsula.

Regulatory Approvals Required for the Merger (page       )

        Both Peninsula and Mackinac have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the Merger Agreement. Mackinac filed applications seeking regulatory approval to complete the transactions contemplated by the Merger Agreement with the Board of Governors of the Federal Reserve (the "FRB"), the Federal Deposit Insurance Corporation (the "FDIC"), and the Michigan Department of Insurance and Financial Services (the "DIFS").

Material U.S. Federal Income Tax Consequences of the Merger (page       )

        The Merger is intended to qualify as a reorganization within the meaning of Section 368 of the Code. Assuming the Merger qualifies as such a reorganization, a shareholder of Peninsula generally will not recognize any gain or loss upon receipt of Mackinac common stock in exchange for Peninsula common stock in the Merger, but may recognize gain with respect to the cash consideration and cash received in lieu of a fractional share of Mackinac common stock. It is a condition to the completion of the Merger that the parties receive a written opinion from their counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368 of the Code.

Board of Directors and Executive Officers of Mackinac Following Completion of the Merger (page       )

        The size and composition of Mackinac's board of directors and PFC's board of managers will not be affected by the Merger.

        Information about Mackinac's current directors and executive officers can be found in the section entitled "Directors and Executive Officers of Mackinac."

The Rights of Peninsula Shareholders Will Change as a Result of the Merger (page       )

        The rights of Peninsula shareholders will change as a result of the Merger due to differences in Mackinac's and Peninsula's governing documents. Both Peninsula and Mackinac are incorporated in the state of Michigan, so both are governed by Michigan law. Peninsula shareholders are further governed by its restated articles of incorporation and amended and restated bylaws, each as amended to date (which we refer to as Peninsula's articles of incorporation and bylaws, respectively). Upon the completion of the Merger, Peninsula shareholders will become Mackinac shareholders, and the rights of such shareholders will be governed by Michigan law and Mackinac's restated articles of incorporation, as amended to date, and its third amended and restated bylaws (which we refer to as Mackinac's articles of incorporation and bylaws, respectively).

        See "Comparison of Shareholders' Rights" for a description of the material differences in shareholder rights under each of the Mackinac and Peninsula governing documents.

Information About the Companies (page       )

Mackinac Financial Corporation

        Mackinac is a bank holding company, or BHC, incorporated under Michigan law, primarily engaged in the business of planning, directing and coordinating the business activities of its wholly owned banking subsidiary, mBank, a Michigan state-chartered bank. As a BHC, Mackinac's activities are limited to banking and activities that are closely related to banking. At June 30, 2014, Mackinac had consolidated total assets of approximately $596 million, loans and leases receivable, net of allowances, of $503 million and total deposits of $484 million.

        The principal executive offices of Mackinac are located at 130 South Cedar Street, Manistique, Michigan 49854, and its telephone number is (888) 343-8147. Mackinac's website can be accessed at http://www.bankmbank.com. Information contained in Mackinac's website does not constitute part of, and is not incorporated into, this proxy statement/prospectus. Mackinac's common stock is traded on the NASDAQ under the symbol "MFNC."

        For more information about Mackinac and its subsidiaries, see "Where You Can Find More Information."

Peninsula Financial Corporation

        Peninsula is a bank holding company, or BHC, incorporated under Michigan law, primarily engaged in the business of planning, directing and coordinating the business activities of its wholly owned subsidiary, Peninsula Bank, a Michigan state-chartered bank. As a BHC, Peninsula's activities are limited to banking and activities that are closely related to banking. At June 30, 2014, Peninsula had consolidated total assets of approximately $124 million, loans and leases receivable, net of allowances, of $72 million and total deposits of $104 million.

        Peninsula's principal executive offices are located at 100 South Main Street, Ishpeming, Michigan 49849, and its telephone number is (906) 485-6333. Peninsula's website can be accessed at http://www.penbank.com. Information contained in Peninsula's website does not constitute part of, and is not incorporated into, this proxy statement/prospectus.

Comparative Historical and Unaudited Pro Forma Per Share Data

        Presented below for Peninsula and Mackinac are comparative historical and unaudited pro forma equivalent per share financial data as of and for the year ended December 31, 2013, and as of and for the six months ended June 30, 2014. The information presented below should be read together with the historical consolidated financial statements of Peninsula and Mackinac, including the related notes, which are included in this proxy statement/prospectus.

        The unaudited pro forma information gives effect to the Merger as if the Merger had been effective on June 30, 2014 in the case of the book value data, and as if the Merger had been effective as of January 1, 2014 in the case of the earnings per share and the cash dividends data. The unaudited pro forma data combines the historical results of Peninsula into Mackinac's consolidated statement of net income. While certain adjustments were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not indicative of what could have occurred had the acquisition taken place on January 1, 2013 or January 1, 2014.

        The unaudited pro forma adjustments are based upon available information and certain assumptions that Peninsula and Mackinac management believe are reasonable. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the Merger, excluding estimated Merger integration costs, or consider any potential impacts of current market conditions or the Merger on revenues, expense efficiencies or asset dispositions, among other factors, nor the impact of possible business model changes. As a result, unaudited pro forma data are presented for illustrative purposes only and do not represent an attempt to predict or suggest future results. Upon completion of the Merger, the operating results of Peninsula will be reflected in the consolidated financial statements of Mackinac on a prospective basis.

	Peninsula Historical
As of or for The Period Ended	Book Value Per Share	Tangible Book Value	Cash Dividends Declared Per Share	Basic Earnings Per Common Share	Diluted Earnings Per Common Share
Six months ended June 30, 2014	$61.58	$61.58	$.00	$1.88	$1.88
Year ended December 31, 2013	$59.45	$59.45	$.75	$.87	$.87

	Mackinac Historical
As of or for The Period Ended	Book Value Per Share	Tangible Book Value	Cash Dividends Declared Per Share	Basic Earnings Per Common Share	Diluted Earnings Per Common Share
Six months ended June 30, 2014	$12.03	$12.03	$.10	$.27	$.26
Year ended December 31, 2013	$11.77	$11.77	$.17	$1.01	$1.00

	Pro Forma Peninsula and Mackinac
As of or for The Period Ended	Book Value Per Share	Tangible Book Value	Cash Dividends Declared Per Share	Basic Earnings Per Common Share	Diluted Earnings Per Common Share
Six months ended June 30, 2014	$12.18	$11.18	$.10	$.45	$.45

RISK FACTORS

        In addition to general investment risks and the other information contained in this proxy statement/prospectus, including the matters addressed under the section "Cautionary Statement Regarding Forward-Looking Statements," you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. In addition, you should read and consider the risks associated with each of the businesses of Peninsula and Mackinac because these risks will relate to the combined company. Descriptions of some of these risks can be found in the Annual Report on Form 10-K filed by Mackinac for the year ended December 31, 2013, as updated by other reports filed with the SEC, which is filed with the SEC. You should also consider the other information in this proxy statement/prospectus. See "Where You Can Find More Information."

 Risk Factors Related to Proposed Merger

Because the market price of Mackinac common stock will fluctuate, Peninsula shareholders cannot be certain of the market value of the merger consideration they will receive.

        If the Merger is completed, each holder of Peninsula common stock outstanding immediately prior to the completion of the Merger will receive either (i) for each share of Peninsula common stock with respect to which an election to receive cash has been made and not revoked, approximately $46.13 in cash; or (ii) for each share of Peninsula common stock with respect to which an election to receive Mackinac common stock has been made and not revoked, 3.4296 shares of Mackinac common stock; provided that the number of Cash Election Shares may not exceed 35% of total merger consideration, subject to adjustment as set forth in the Merger Agreement. The Merger Agreement requires Peninsula to have a minimum adjusted shareholders' equity of $10.5 million and further contemplates that Peninsula will distribute any equity above such amount to its shareholders as a special dividend immediately prior to the closing. Pursuant to the Merger Agreement, $1.45 million of the special dividend will be held in reserve pending final resolution of certain litigation. The exact number of Mackinac shares and amount of cash you may be entitled to receive in the Merger will depend on the number of Peninsula common shares outstanding on the date the Merger is actually completed. Additionally, the market value of the merger consideration on the date the Merger is completed may differ from the market value of the merger consideration on the date Mackinac announced the Merger, on the date that this proxy statement/prospectus was mailed to Peninsula shareholders, and on the date of the Special Meeting of the Peninsula shareholders. Any change in the market price of Mackinac common stock prior to the completion of the Merger will affect the market value of the Mackinac common stock that Peninsula shareholders will receive upon completion of the Merger. Stock price changes may result from a variety of factors that are beyond the control of Mackinac and Peninsula, including but not limited to general market and economic conditions, changes in our respective businesses, operations and prospects and regulatory considerations. Therefore, at the time of the Peninsula Special Meeting you will not know the precise market value of the consideration you will receive at the Effective Time of the Merger. You should obtain current market quotations for shares of Mackinac common stock.

Combining the two companies may be more difficult, costly or time consuming than expected.

        Mackinac and Peninsula have operated and, until the completion of the Merger, will continue to operate, independently. The success of the Merger, including anticipated cost savings, will depend, in part, on our ability to successfully combine the businesses of Mackinac and Peninsula. To realize these anticipated benefits, after the completion of the Merger, Mackinac expects to integrate Peninsula's business into its own. It is possible that the integration process could result in the loss of key employees, the disruption of each company's ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company's ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. The loss of key employees could adversely affect Mackinac's ability to successfully conduct its business in the markets in which Peninsula now operates, which could have an adverse effect on Mackinac's financial results and the value of its common stock. If Mackinac experiences difficulties with the integration process, the anticipated benefits of the Merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Peninsula to lose customers or cause customers to remove their accounts from Peninsula and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Peninsula and Mackinac during this transition period and for an undetermined period after completion of the Merger. In addition, the actual cost savings of the Merger could be less than anticipated.

The fairness opinion obtained by Peninsula from its financial advisor will not reflect changes in circumstances between signing the Merger Agreement and the completion of the Merger.

        Peninsula has not obtained an updated fairness opinion as of the date of this proxy statement/prospectus from Wipfli LLP, its financial advisor. The original opinion attached hereto is dated as of August 12, 2014. Changes in the operations and prospects of Peninsula or Mackinac, general market and economic conditions and other factors that may be beyond the control of Peninsula and Mackinac, and on which the fairness opinion was based, may alter the value of Peninsula or Mackinac or the prices of shares of Peninsula common stock or Mackinac common stock by the time the Merger is completed. The opinion does not speak as of the time the Merger will be completed or as of any date other than the date of such opinion. Because Peninsula does not anticipate asking its financial advisor to update its opinion, the opinion does not address the fairness of the merger consideration, from a financial point of view, at the time the Merger is completed. The opinion is attached as Annex B to this proxy statement/prospectus. For a description of the opinion that Peninsula received from its financial advisor, see "The Merger—Opinion of Wipfli LLP." For a description of the other factors considered by Peninsula's board of directors in determining to approve the Merger, see "The Merger—Peninsula's Reasons for the Merger; Recommendation of Peninsula's Board of Directors."

The unaudited pro forma financial data for Mackinac and Peninsula included in this proxy statement/prospectus are preliminary, and Mackinac's actual financial position and operations after the completion of the Merger may differ materially from the unaudited pro forma financial data included in this proxy statement/prospectus.

        The unaudited pro forma financial data for both Mackinac and Peninsula in this proxy statement/prospectus are presented for illustrative purposes only and are not necessarily indicative of what Mackinac's actual financial position or operations would have been had the Merger been completed on the dates indicated. For more information, see "Unaudited Pro Forma Combined Condensed Consolidated Financial Information."

Risk Factors Related to the Business of Peninsula

If the Merger is not completed, Peninsula may have to revise its business strategy.

        During the past several months, management of Peninsula has been focused on, and has devoted significant resources to, the Merger. This focus is continuing, and Peninsula has not been able to pursue certain business opportunities which may have been beneficial to Peninsula on a stand-alone basis. Under the Merger Agreement, Peninsula is subject to restrictions on the conduct of its business before completing the Merger, which may adversely affect its ability to execute certain of its business strategies if the Merger is terminated. If the Merger is not completed, Peninsula will have to revisit its business strategy in an effort to determine what changes may be required in order for Peninsula to operate on an independent, stand-alone basis.

Termination of the Merger Agreement could negatively impact Peninsula.

        If the Merger Agreement is terminated, there may be various consequences. For example, Peninsula's businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the Merger, without realizing any of the anticipated benefits of completing the Merger. If the Merger Agreement is terminated and Peninsula's board of directors seeks another merger or business combination, Peninsula shareholders cannot be certain that Peninsula will be able to find a party willing to pay the equivalent or greater consideration than that which Mackinac has agreed to pay in the Merger. In addition, if the Merger Agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by Peninsula's board of directors, Peninsula may be required to pay Mackinac a termination fee of $0.5 million.

If the Merger is not completed, Peninsula will have incurred substantial expenses without realizing the expected benefits of the Merger.

        Peninsula has incurred substantial expenses in connection with the Merger. The completion of the Merger depends on the satisfaction of specified conditions and the receipt of regulatory approvals and the approval of Peninsula's shareholders. Peninsula cannot guarantee that these conditions will be met. If the Merger is not completed, these expenses could have a material adverse impact on Peninsula's financial condition and results of operations on a stand-alone basis.

Peninsula will be subject to business uncertainties and contractual restrictions while the Merger is pending.

        Uncertainty about the effect of the Merger on employees and customers may have an adverse effect on Peninsula. These uncertainties may impair Peninsula's ability to attract, retain and motivate key personnel until the Merger is completed, and could cause customers and others that deal with Peninsula to seek to change existing business relationships with Peninsula. Retention of certain employees by Peninsula may be challenging while the Merger is pending, as certain employees may experience uncertainty about their future roles with Peninsula. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Peninsula, Peninsula's business following the Merger could be harmed. In addition, subject to certain exceptions, Peninsula has agreed to operate its business in the ordinary course prior to closing. See "The Merger Agreement—Covenants and Agreements" for a description of the restrictive covenants applicable to Peninsula.

Risk Factors Related to the Business of Mackinac

Mackinac makes and holds in its portfolio a significant number of loans to the hospitality and tourism industry; a downturn in these industries would disproportionately affect Mackinac versus its competitors.

        On a historical basis, the highest concentration of credit risk for Mackinac was the hospitality and tourism industry. Although management does not consider the current loan concentrations in hospitality and tourism to be problematic and have no intention of further reducing loans to this industry segment, a downturn in this segment may disproportionately affect Mackinac's results as compared to other financial institutions.

Mackinac's net interest income could be negatively affected by interest rate adjustments by the Federal Reserve, as well as by competition in its primary market area.

        As a financial institution, Mackinac's earnings are significantly dependent upon its net interest income, which is the difference between the interest income that is earned on interest-earning assets, such as investment securities and loans, and the interest expense that we pay on interest-bearing liabilities, such as deposits and borrowings. Therefore, any change in general market interest rates, including changes resulting from changes in the Federal Reserve's fiscal and monetary policies, affects it more than non-financial institutions and can have a significant effect on net interest income and total income. Mackinac's assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristics of the assets and liabilities. As a result, an increase or decrease in market interest rates could have material adverse effects on net interest margin and results of operations.

If the allowance for loan losses is not sufficient to cover actual loan losses, Mackinac's earnings could decrease.

        Mackinac's success depends to a significant extent upon the quality of its assets, particularly loans. In originating loans, there is a substantial likelihood that credit losses will be experienced. The risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for the loan.

        Mackinac's loan customers may not repay their loans according to the terms of these loans, and the collateral securing the payment of these loans may be insufficient to assure repayment. As a result, Mackinac may experience significant loan losses, which could have a material adverse effect on operating results. Management makes various assumptions and judgments about the collectability of the loan portfolio, including the creditworthiness of borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of Mackinac's loans. An allowance for loan losses is maintained in an attempt to cover any loan losses that may occur. In determining the size of the allowance, management relies on an analysis of the loan portfolio based on historical loss experience, volume and types of loans, trends in classification, volume and trends in delinquencies and non-accruals, national and local economic conditions and other pertinent information. The determination of the size of the allowance could be understated due to deviations in one or more of these factors.

        If assumptions are wrong, the current allowance may not be sufficient to cover future loan losses, and adjustments may be necessary to allow for different economic conditions or adverse developments in Mackinac's loan portfolio. Material additions to the allowance would materially decrease net income.

        In addition, federal and state regulators periodically review the allowance for loan losses and may require Mackinac to increase its provision for loan losses or recognize further loan charge-offs, based on judgments different than those of management. Any increase in the allowance for loan losses or loan charge-offs as required by these regulatory agencies could have a negative effect on Mackinac's operating results.

Mackinac may need to raise additional capital in the future, but that capital may not be available when it is needed.

        Mackinac is required by federal and state regulatory authorities to maintain adequate levels of capital to support its operations. Management may at some point in the future need to raise additional capital to support its business as a result of losses. Its ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside the control of management, and on Mackinac's financial performance. Accordingly, Mackinac cannot assure you of its ability to raise additional capital if needed on terms acceptable to management. If additional capital cannot be raised when needed, Mackinac's ability to further expand its operations through internal growth and to operate its business could be materially impaired.

If Mackinac is unable to increase its share of deposits in the markets that its banks operate within, it may accept out-of-market and brokered deposits, the costs of which may be higher than expected.

        Mackinac's management can offer no assurance that it will be able to maintain or increase Mackinac's market share of deposits in its highly competitive service areas. If unable to do so, it may be forced to accept increased amounts of out-of-market or brokered deposits. As of June 30, 2014, Mackinac had approximately $80.0 million in out of market brokered deposits, which represented approximately 16.5% of total deposits. At times, the cost of out-of-market and brokered deposits exceeds the cost of deposits in the local market. In addition, the cost of out-of-market and brokered deposits can be volatile, and if Mackinac is unable to access these markets, or if its costs related to out of market and brokered deposits increase, its liquidity and ability to support demand for loans could be adversely affected.

Mackinac is subject to extensive regulation that could limit or restrict its activities.

        Mackinac operates in a highly regulated industry and is subject to examination, supervision and comprehensive regulation by various federal and state agencies. Compliance with these regulations is costly and restricts certain activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits and locations of offices. Mackinac is also subject to capitalization guidelines established by its regulators, which require it to maintain adequate capital to support its growth.

        Mackinac's business also is subject to laws, rules and regulations regarding the disclosure of non-public information about its customers to non-affiliated third parties. Internet operations are not currently subject to direct regulation by any government agency in the United States beyond regulations applicable to businesses generally. A number of legislative and regulatory proposals currently under consideration by federal, state and local governmental organizations may lead to laws or regulations concerning various aspects of Mackinac's business on the Internet, including: user privacy, taxation, content, access charges, liability for third-party activities and jurisdiction. The adoption of new laws or a change in the application of existing laws may decrease the use of the Internet, increase costs or otherwise adversely affect Mackinac's business.

        The laws and regulations applicable to the banking industry could change at any time, and management cannot predict the effects of these changes on Mackinac's business and profitability. Additionally, Mackinac cannot predict the effect of any legislation that may be passed at the state or federal level in response to the recent deterioration of the subprime, mortgage, credit and liquidity markets. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, the cost of compliance could adversely affect Mackinac's ability to operate profitably.

        Mackinac's financial condition and results of operations are reported in accordance with accounting principles generally accepted in the United States ("GAAP"). While not impacting economic results, future changes in accounting principles issued by the Financial Accounting Standards Board could impact Mackinac's earnings as reported under GAAP. As a public company, Mackinac is also subject to the corporate governance standards set forth in the Sarbanes-Oxley Act of 2002, as well as applicable rules and regulations promulgated by the SEC. Complying with these standards, rules and regulations has and continues to impose administrative costs and burdens on the company.

        Additionally, political conditions could impact Mackinac's earnings. Acts or threats of war or terrorism, as well as actions taken by the United States or other governments in response to such acts or threats, could impact the business and economic conditions in which it operates.

Mackinac may make or be required to make further increases in its provision for loan losses and to charge off additional loans in the future, which could adversely affect the results of operations.

        As a result of changes in balances and composition of Mackinac's loan portfolio, changes in economic and market conditions that occur from time to time and other factors specific to a borrower's circumstances, the level of non-performing assets will fluctuate. Increased non-performing assets, credit losses or the provision for loan losses would materially adversely affect Mackinac's financial condition and results of operations.

Mackinac's adjustable-rate loans may expose it to increased default risks.

        While adjustable-rate loans better offset the adverse effects of an increase in interest rates as compared to fixed-rate loans, the increased payments required of adjustable-rate loan borrowers upon an interest rate adjustment in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property may also be adversely affected in a rising interest rate environment. In addition, although adjustable-rate loans help make Mackinac's asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.

Changing interest rates may decrease Mackinac's earnings and asset values.

        Management is unable to accurately predict future market interest rates, which are affected by many factors, including, but not limited to, inflation, recession, changes in employment levels, changes in the money supply and domestic and international disorder and instability in domestic and foreign financial markets. Changes in the interest rate environment may reduce Mackinac's profits. Net interest income is a significant component of its net income and consists of the difference, or spread, between interest income generated on interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. Although certain interest-earning assets and interest-bearing liabilities may have similar maturities or periods in which they reprice, they may react in different degrees to changes in market interest rates. In addition, residential mortgage loan origination volumes are affected by market interest rates on loans; rising interest rates generally are associated with a lower volume of loan originations, while falling interest rates are usually associated with higher loan originations. Mackinac's ability to generate gains on sales of mortgage loans is significantly dependent on the level of originations. Cash flows are affected by changes in market interest rates. Generally, in rising interest rate environments, loan prepayment rates are likely to decline, and in falling interest rate environments, loan prepayment rates are likely to increase. A majority of Mackinac's commercial, commercial real estate and multi-family residential real estate loans are adjustable rate loans and an increase in the general level of interest rates may adversely affect the ability of some borrowers to pay the interest on and principal of their obligations, especially borrowers with loans that have adjustable rates of interest. Changes in interest rates, prepayment speeds and other factors may also cause the value of loans held for sale to change. Accordingly, changes in levels of market interest rates could materially and adversely affect Mackinac's net interest spread, loan volume, asset quality, value of loans held for sale and cash flows, as well as the market value of its securities portfolio and overall profitability.

Regulatory reform may have a material impact on Mackinac's operations.

        On July 21, 2010, President Obama signed into law the Dodd-Frank Act which could impact the performance of Mackinac and mBank in future periods. The Dodd-Frank Act included numerous provisions intended to strengthen the financial industry, enhance consumer protection, expand disclosures and provide for transparency. Some of these provisions included changes to FDIC insurance coverage, which included a permanent increase in coverage to $250,000 per depositor. Additional provisions created a Bureau of Consumer Financial Protection, which is authorized to write rules on all consumer financial products. Still other provisions created a Financial Stability Oversight Council, which is not only empowered to determine the entities that are systemically significant and therefore require more stringent regulations, but is also charged with reviewing, and when appropriate, submitting, comments to the SEC and Financial Accounting Standards Board with respect to existing or proposed accounting principles, standards or procedures. Further, the Dodd-Frank Act retained the thrift charter and merged the Office of Thrift Supervision into the Comptroller of the Currency. The aforementioned are only a few of the numerous provisions included in the Dodd-Frank Act. The overall impact of the entire Dodd-Frank Act will not be known until full implementation is completed, but the possibility of significant additional compliance costs exists, and the Dodd-Frank Act consequently may have a material adverse impact on Mackinac's operations.

Mackinac faces strong competition from other financial institutions, financial services companies and other organizations offering services similar to those offered by it, which could result in Mackinac not being able to sustain or grow its loan and deposit businesses.

        Mackinac conducts its business operations primarily in the State of Michigan. Increased competition within this market may result in reduced loan originations and deposits. Ultimately, Mackinac may not be able to compete successfully against current and future competitors. Many competitors offer the types of loans and banking services that it offers. These competitors include other savings associations, community banks, regional banks and money center banks. Mackinac also faces competition from many other types of financial institutions, including finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. Mackinac's competitors with greater resources may have a marketplace advantage enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns.

        Additionally, financial intermediaries not subject to bank regulatory restrictions and banks and other financial institutions with larger capitalization have larger lending limits and are thereby able to serve the credit needs of larger clients. These institutions, particularly to the extent they are more diversified than Mackinac is, may be able to offer the same loan products and services that Mackinac offers at more competitive rates and prices. If Mackinac is unable to attract and retain banking clients, it may be unable to sustain current loan and deposit levels or increase its loan and deposit levels, and its business, financial condition and future prospects may be negatively affected.

Basel III capital rules may have a material impact on Mackinac's operations.

        In December 2010, the Basel Committee on Banking Supervision, an international forum for cooperation on banking supervisory matters, announced the "Basel III" capital rules, which set new capital requirements for banking organizations. On June 7, 2012, the Federal Reserve Board requested comment on three proposed rules that, taken together, would establish an integrated regulatory capital framework implementing the Basel III regulatory capital reforms in the United States. As proposed, the U.S. implementation of Basel III would lead to significantly higher capital requirements and more restrictive leverage and liquidity ratios than those currently in place. Once adopted, these new capital requirements would be phased in over time. Additionally, the U.S. implementation of Basel III contemplates that, for banking organizations with less than $15 billion in assets, the ability to treat trust preferred securities as tier 1 capital would be phased out over a ten-year period. The ultimate impact of the U.S. implementation of the new capital and liquidity standards on Mackinac and mBank is currently being reviewed.

Mackinac's ability to use net operating loss carryovers to reduce future tax payments may be limited or restricted.

        As of June 30, 2014, Mackinac had net operating loss ("NOL") carryforwards of approximately $17.2 million. Mackinac is generally able to carry NOLs forward to reduce taxable income in future years. However, its ability to utilize its NOL carryforwards is subject to the rules of Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"). Section 382 of the Code generally restricts the use of NOL carryforwards after an "ownership change." An ownership change occurs if, among other things, the shareholders (or specified groups of shareholders) who own or have owned, directly or indirectly, 5% or more of a corporation's common shares, or are otherwise treated as 5% shareholders under Section 382 of the Code and the Treasury regulations promulgated thereunder, increase their aggregate percentage ownership of that corporation's shares by more than fifty (50) percentage points over the lowest percentage of the shares owned by these shareholders over a three (3)-year rolling period. In the event of an ownership change, Section 382 of the Code imposes an annual limitation on the amount of taxable income a corporation may offset with its pre-ownership change NOL carry forwards. This annual limitation is generally equal to the value of the corporation's shares immediately before the ownership change multiplied by the long-term tax-exempt rate in effect for the month in which the ownership change occurs. Any unused annual limitation may be carried over to later years until the applicable expiration date for the respective NOL carryforwards.

        As of June 30, 2014, Mackinac had tax credit carryforwards of approximately $2.4 million. Mackinac is generally able to carry tax credits forward to reduce taxes in future years. However, Mackinac's ability to utilize the tax credit carryforwards is subject to the rules of Section 383 of the Code. Section 383 of the Code imposes a comparable and related set of rules for limiting the use of capital loss and tax credit carry-forwards in the event of an ownership change.

        Mackinac does not anticipate that the proposed merger will cause an "ownership change" for purposes of Section 382 and Section 383 of the Code. However, management cannot ensure that Mackinac's ability to use its NOL carryforwards to offset taxable income or its tax credit carryforwards to offset tax will not become limited in the future. As a result, Mackinac could pay taxes earlier and in larger amounts than would be the case if its NOL and tax credit carryforwards were available to reduce its federal income taxes without restriction.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF MACKINAC

        The following table sets forth certain consolidated financial and other data of Mackinac at the dates and for the periods indicated. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Mackinac" and the consolidated financial statements and notes of Mackinac for the fiscal year ended

December 31, 2013, which are also included in this proxy statement/prospectus. See "Index to Consolidated Financial Statements."

	Years Ended December 31
	2013	2012	2011	2010	2009
	(Unaudited)
	(Dollars in Thousands, Except Per Share Data)
SELECTED FINANCIAL CONDITION DATA:
Total assets	$572,800	$545,980	$498,311	$478,696	$515,377
Loans	483,832	449,177	401,246	383,086	384,310
Securities	44,388	43,799	38,727	33,860	46,513
Deposits	466,299	434,557	404,789	386,779	421,389
Borrowings	37,852	35,925	35,997	36,069	36,140
Common shareholders' equity	65,249	61,448	44,342	43,176	44,785
Total shareholders' equity	65,249	72,448	55,263	53,882	55,299
SELECTED OPERATIONS DATA:
Interest income	$25,523	$24,427	$23,072	$22,840	$23,708
Interest expense	4,124	4,603	5,143	6,455	7,421

Net interest income	21,399	19,824	17,929	16,385	16,287
Provision for loan losses	1,675	945	2,300	6,500	3,700
Net security gains (losses)	73	—	(1)	215	1,471
Other income	3,865	4,043	3,657	2,580	3,280
Other expenses	(18,128)	(16,757)	(15,969)	(16,598)	(13,802)

Income (loss) before income taxes	5,534	6,165	3,316	(3,918)	3,536
Provision (credit) for income taxes	(403)	(922)	1,098	(3,500)	1,120

Net income (loss)	5,937	7,087	2,218	(418)	2,416
Preferred dividend and accretion of discount	308	629	766	742	509

Net income available to common shareholders	$5,629	$6,458	$1,452	$(1,160)	$1,907

PER SHARE DATA:
Earnings (loss)—Basic	$1.01	$1.51	$.42	$(.34)	$.56
Earnings (loss)—Diluted	1.00	1.46	.41	(.34)	.56
Cash dividends declared	.17	.04	—	—	—
Book value	11.77	11.05	12.97	12.63	13.10
Market value—closing price at year end	9.90	7.09	5.42	4.58	4.64
FINANCIAL RATIOS:
Return on average common equity	9.07%	12.43%	3.30%	(2.64)%	4.42%
Return on average total equity	8.26	10.26	2.66	(2.06)	3.77
Return on average assets	1.01	1.23	.30	(.23)	.39
Dividend payout ratio	16.83	2.65	N/A	N/A	N/A
Average equity to average assets	12.28	11.95	11.15	11.17	10.24
Efficiency ratio	67.46	67.95	68.43	72.57	72.24
Net interest margin	4.17	4.17	4.06	3.66	3.59
Texas ratio	6.59	10.25	18.56	26.66	34.76
ASSET QUALITY RATIOS:
Nonperforming loans to total loans	.42%	1.04%	1.99%	2.76%	3.96%
Nonperforming assets to total assets	.58	1.45	2.24	3.37	4.08
Allowance for loan losses to total loans	.96	1.16	1.18	1.73	1.36
Allowance for loan losses to nonperforming loans	230.29	111.33	65.69	62.61	34.29
Net charge-offs to average loans	.48	.23	.94	1.33	.73
Texas ratio	5.59	10.25	18.56	26.66	34.76

 SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF PENINSULA

        The following table sets forth certain consolidated financial and other data of Peninsula at the dates and for the periods indicated. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes of Peninsula for the fiscal year ended December 31, 2013, which are also included in this proxy statement/prospectus.

	Years Ended December 31
	2013	2012	2011	2010	2009
	(Unaudited)
	(Dollars in Thousands, Except Per Share Data)
SELECTED FINANCIAL CONDITION DATA:
Total assets	$124,058	$131,516	$136,917	$135,512	$135,865
Loans	73,507	81,781	92,901	100,477	105,498
Securities	24,275	15,084	14,361	10,981	12,813
Deposits	104,825	110,059	115,352	112,590	110,861
Borrowings	—	1,000	2,000	4,000	6,000
Common shareholders' equity	17,121	17,241	16,456	16,365	15,921
Total shareholders' equity	17,121	17,241	16,456	16,365	15,921
SELECTED OPERATIONS DATA:
Interest income	$4,722	$5,646	$6,273	$6,997	$7,621
Interest expense	502	776	1,143	1,473	1,945

Net interest income	4,220	4,870	5,130	5,524	5,675
Provision for loan losses	580	560	1,100	400	750
Net security gains	35	—	—	—	—
Other income	760	861	1,059	839	823
Other expenses	(4,445)	(4,330)	(4,328)	(4,582)	(4,288)

Income (loss) before income taxes	(10)	841	761	1,381	1,460
Provision (credit) for income taxes	(260)	212	247	439	406

Net income	250	629	514	942	1,054

Net income available to common shareholders	$250	$629	$514	$942	$1,054

PER SHARE DATA:
Earnings—Basic	$0.87	$2.18	$1.78	$3.27	$3.66
Earnings—Diluted	0.87	2.18	1.78	3.27	3.66
Cash dividends declared	.75	1.00	1.00	1.93	1.93
Book value	59.45	59.86	57.14	56.82	55.28
FINANCIAL RATIOS:
Return on average common equity	1.57%	3.82%	3.15%	5.87%	6.77%
Return on average total equity	1.57	3.82	3.15	5.87	6.77
Return on average assets	.20	.47	.38	.69	.79
Dividend payout ratio	86.45	45.80	56.04	58.98	52.74
Average equity to average assets	13.76	12.82	12.18	12.03	11.60
Efficiency ratio	87.90	74.10	67.45	69.97	64.12
Net interest margin	3.95	4.34	4.33	4.46	4.63
ASSET QUALITY RATIOS:
Nonperforming loans to total loans	5.91%	7.77%	2.72%	.42%	.45%
Nonperforming assets to total assets	4.93	5.28	2.24	1.30	1.64
Allowance for loan losses to total loans	1.99	2.40	2.11	1.54	1.28
Allowance for loan losses to nonperforming loans	33.71	29.01	65.18	88.79	61.67
Net charge-offs to average loans	1.39	.23	.94	1.33	.73

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
INFORMATION

        The following condensed consolidated financial information has been prepared using the acquisition method of accounting, giving effect to Mackinac's proposed acquisition of Peninsula. The condensed consolidated balance sheets and income statement show the historical financial information of Mackinac and Peninsula as of June 30, 2014, and assumes that the proposed Peninsula acquisition was completed on December 31, 2013.

        The condensed consolidated financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined on the dates described above, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. The condensed consolidated financial information also does not consider any potential impacts of current market conditions on revenues, expense efficiencies, asset dispositions and share repurchases, among other factors.

        The value of shares of Mackinac common stock issued in connection with the Peninsula acquisition will be $13.45. For purposes of the condensed consolidated financial information, the fair value of Mackinac's common stock was assumed to be $13.45 per share. The actual value of the Mackinac common stock at the completion of the Merger could be different.

        The condensed consolidated financial information includes estimated pro forma adjustments to record assets and liabilities of Peninsula at their respective fair values and represents Mackinac's pro forma estimates based on available information. The pro forma adjustments included herein are subject to change depending on changes in interest rates and the fair value of the components of assets and liabilities and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after the Peninsula acquisition is completed and after completion of thorough analyses to determine the fair value of Peninsula's tangible and identifiable intangible assets and liabilities as of the date the Peninsula acquisition is completed. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the condensed consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact Mackinac's consolidated statement of operations due to adjustments in yields and interest rates and/or amortization or accretion of the adjusted assets or liabilities. Any changes to Peninsula's shareholders' equity, including results of operations from June 30, 2014 through the date the Peninsula acquisition is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the adjustments presented herein.

        Mackinac anticipates that the proposed acquisition of Peninsula will provide the combined company with financial benefits that include reduced operating expenses. The condensed consolidated financial information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not necessarily reflect the exact benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods.

        The condensed consolidated financial information has been derived from and should be read in conjunction with the applicable historical consolidated financial statements and the related notes of Mackinac and Peninsula, which are included in this proxy statement/prospectus.

        The consolidated shareholders' equity and net income are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Mackinac common stock or the actual or future results of operations of Mackinac for any period. Actual results may be materially different than the pro forma information presented.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
JUNE 30, 2014
(all amounts are in thousands, except per share data, unless otherwise indicated)

			Purchase Accounting and Pro Forma Adjustments
	Mackinac 6/30/2014 (as reported)	Peninsula 6/30/2014 (as reported)								Pro-Forma 6/30/2014 Combined
			Debit		Credit		Debit	Credit
ASSETS
Cash and due from banks	$20,744	$12,618	$—					$7,189	(i)	$21,523
								4,650	(j)
Federal funds sold	2	100	—		—			—		102

Cash and cash equivalents	20,746	12,718	—		—		—	11,839		21,625
Interest bearing deposits	235	—			—			—		235
Securities available for sale	47,374	29,279	—		—			—		76,653
Federal Home Loan Bank stock	3,060	576			—			—		3,636
Loans
Commercial	374,565	41,477			3,529	(b)		—		412,513
Mortgage	113,332	29,407			—			—		142,739
Consumer	15,043	3,360			—			—		18,403

Total loans	502,940	74,244	—		3,529		—	—		573,655
Allowance for loan losses	(5,097)	(1,764)	1,764	(c)	—			—		(5,097)

Net loans	497,843	72,480	1,764		3,529		—	—		568,558

Premises and equipment	9,790	3,113			—			—		12,903
Other real estate held for sale	1,947	1,829			489	(d)		—		3,287
Other assets	14,874	4,292	1,026		—	(e)		—		20,192
Deposit Base Intangible	—	—	1,150			(f)				1,150
Goodwill	—	—	5,013			(g)				5,013

TOTAL ASSETS	$595,869	$124,287	$8,953		$4,018		$—	$11,839		$713,252

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Noninterest bearing deposits	$73,732	$10,165	$—		$—			$—		$83,897
Interest-bearing deposits
Interest checking	45,333									45,333
NOW	38,011	21,034			—			—		59,045
Money market	64,898	30,351			—			—		95,249

Total transactional deposits	221,974	61,550	—		—		—	—		283,524

Savings	15,658	12,172			—			—		27,830
IRA	17,815	3,384			—			—		21,199
CDs<$100,000	125,325	27,091			—			—		152,416
CDs>$100,000	23,151	—			—			—		23,151
Brokered/internet	80,093	—			—			—		80,093

Total deposits	484,016	104,197	—		—		—	—		588,213
Borrowings	42,087	—			—			—		42,087
Other liabilities	3,289	2,354			2,150	(a)		—		7,793
Shareholders' equity
Common stock and additional paid in capital	53,703	6,000			5,013	(g)	13,720	8,635	(k)	59,631
Retained earnings	12,325	12,171	2,228			(h)	7,189	—	(i)	15,079
Accumulated other comprehensive income	449	(435)			—			435	(l)	449

Total shareholders' equity	66,477	17,736	2,228		5,013		20,909	9,070		75,159

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$595,869	$124,287	$2,228		$7,163		$20,909	$9,070		$713,252

Basic common shares outstanding	5,527,690	288,000						642,026	(m)	6,169,716
Book value per basic common shares outstanding	$12.03	$61.58								$12.18

 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2014
(all amounts are in thousands, except per share data, unless otherwise indicated)

	Mackinac 6/30/2014 (as reported)	Peninsula 6/30/2014 (as reported)	Pro Forma Adjustments		Pro-Forma 6/30/2014 Combined
Interest income	$13,265	$2,226	$—		$15,491

Accretion of performing loan credit mark	—	—	219	(b)	219

Total interest income	13,265	2,226	219		15,710
Interest expense	2,013	191	50	(n)	2,254

Net interest income	11,252	2,035	169		13,456
Provision for loan losses	374	325	—		699

Net interest income after provision	10,878	1,710	169		12,757
Noninterest income	1,341	1,147	—		2,488
Noninterest expense	10,005	2,210	(1,074)	(o)	11,141

Amortization of deposit based intangible	—	—	58	(f)	58

Total noninterest expense	10,005	2,210	(1,016)		11,199

Income before taxes	2,214	647	1,185		4,046
Federal income taxes	748	106	403	(e)	1,257

Net income available to common shareholders	$1,466	$541	$782		$2,789

Shares outstanding at end of period	5,527,690	288,000	642,026	(m)	6,169,716
Weighted average common shares outstanding	5,529,290	288,000	642,026	(m)	6,171,316
Weighted average fully diluted common shares outstanding	5,584,932	288,000	642,026	(m)	6,226,958
Basic earnings per share	$0.27	$1.88			$0.45
Diluted earnings per share	$0.26	$1.88			$0.45

 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2013
(all amounts are in thousands, except per share data, unless otherwise indicated)

	Mackinac 12/31/2013 (as reported)	Peninsula 12/31/2013 (as reported)	Pro Forma Adjustments		Pro-Forma 12/31/2013 Combined
Interest income	$25,523	$4,721	$—		$30,244

Accretion of performing loan credit mark	—		437	(b)	437

Total interest income	25,523	4,721	437		30,681
Interest expense	4,124	502	100	(n)	4,726

Net interest income	21,399	4,219	337		25,955
Provision for loan losses	1,675	580	—		2,255

Net interest income after provision	19,724	3,639	337		23,700
Noninterest income	3,938	795	—		4,733
Noninterest expense	18,128	4,445	(2,148)	(o)	20,425

Amortization of deposit based intangible	—		115	(f)	115

Total noninterest expense	18,128	4,445	(2,033)		20,540

Income before taxes	5,534	(11)	2,370		7,893
Federal income taxes	(403)	(260)	806	(e)	143

Net Income	$5,937	$249	$1,564		$7,750
Preferred dividends	308	—	—		308

Net income available to common shareholders	$5,629	$249	$1,564		$7,442

Shares outstanding at end of period	5,541,390	288,000	642,026	(m)	6,183,416
Weighted average common shares outstanding	5,558,313	288,000	642,026	(m)	6,200,339
Weighted average fully diluted common shares outstanding	5,650,058	288,000	642,026	(m)	6,292,084
Basic earnings per share	$1.01	$0.86			$1.20
Diluted earnings per share	$1.00	$0.86			$1.18

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Note A—Basis of Presentation

        The condensed consolidated financial information and explanatory notes show the impact on the historical financial condition and results of operations of Mackinac resulting from the pending Peninsula acquisition under the acquisition method of accounting. Under the acquisition method of accounting, the assets and liabilities of Peninsula will be recorded by Mackinac at fair value as of the date the transaction is completed. The condensed consolidated statement of financial condition combines the historical financial information of Mackinac and Peninsula as of June 30, 2014, and assumes that the Merger was completed on that date. The condensed consolidated statements of operations for the twelve month period ended December 31, 2013 gives effect to the pending Merger as if the transaction had been completed on January 1, 2013.

        Since the transaction is recorded using the acquisition method of accounting, all loans are recorded at fair value, including adjustments for credit quality, and no allowance for credit losses is carried over to Mackinac's balance sheet. In addition, certain nonrecurring costs associated with the pending Merger such as potential severance, professional fees, legal fees and conversion-related expenditures are expensed as incurred and not reflected in the unaudited pro forma combined condensed consolidated statements of operations.

        While the recording of the acquired loans at their fair value will impact the prospective determination of the provision for loan and lease losses and the allowance for loan and lease losses, for purposes of the unaudited pro forma combined condensed consolidated statement of operations for the year ended December 31, 2013, Mackinac assumed no adjustments to the historical amount of Peninsula's provision for loan losses. If such adjustments were estimated, there could be a reduction, which could be significant, to the historical amounts of Peninsula's provision for loan losses presented.

Note B—Accounting Policies and Financial Statement Classifications

        The accounting policies of Peninsula are in the process of being reviewed in detail by Mackinac. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined.

Note C—Merger and Acquisition Integration Costs

        In connection with the pending Merger, the plan to integrate the operations of Peninsula is still being developed. The specific details of the plan to integrate the operations of Peninsula will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment and service contracts to determine where Mackinac may take advantage of redundancies. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts with certain service providers, selling or otherwise disposing of certain premises, furniture and equipment, and re-assessing a possible deferred tax asset valuation allowance from a potential change in control for tax purposes. Mackinac also expects to incur merger-related costs including professional fees, legal fees, system conversion costs and costs related to communications with customers and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature of the cost and the timing of these integration actions. No such costs were considered in the accompanying unaudited pro forma combined condensed consolidated statements of operations.

 Note D—Estimated Annual Cost Savings

        Mackinac expects to realize cost savings from the pending Merger. These cost savings are reflected in the unaudited pro forma condensed consolidated financial information but there can be no assurance they will be achieved in the amount, manner or timing currently contemplated.

Note E—Pro Forma Adjustments

        The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated financial information. All adjustments are based on current assumptions and valuations, which are subject to change.

  (a)
  Cash was adjusted to reflect expensing of approximately $2.150 million of anticipated non-recurring expenses to be incurred by Mackinac and Peninsula prior to closing. The related tax effect of approximately $.640 million is reflected as an increase to other assets. Anticipated non-recurring expenses consist of employment related expenses such as stay bonuses and severance payments. Also included are costs associated with termination fees for data processing services and conversion expenses. These expenses are not included in the Pro Forma Condensed Consolidated Income Statements because they are not expected to have a continuing impact on the combined entity. Payment of these expenses is not expected to have a significant impact on the liquidity of the combined entity.

  (b)
  Based on Mackinac's initial evaluation of the acquired portfolio of loans, a fair value adjustment of $3.529 million was recorded, which includes both an interest rate component and a credit component. The impact of the adjustment was an increase to interest income by approximately $.437 million and $.219 million for the year ended December 31, 2013 and six months ended June 30, 2014, respectively.

  (c)
  The allowance for loan losses was adjusted to reflect the reversal of Peninsula's recorded allowance. Purchased loans acquired in a business combination are required to be recorded at fair value, and the recorded allowance for loan losses may not be carried over.

  (d)
  Fair value adjustment to the net book value of other real estate owned by Peninsula is $.489 million based on Mackinac's initial evaluation of the portfolio.

  (e)
  The adjustment of approximately $1.026 million reflects deferred taxes associated with the adjustments to record the assets and liabilities of Peninsula at fair value using Mackinac's statutory rate of 34%.

  (f)
  Based on Mackinac's initial evaluation of core deposits, the identified core deposit intangible of $1.150 million will be amortized on a straight line basis over an estimated useful life of 10 years. The amortization expense associated with the core deposit intangible was an increase to non-interest expense of $.115 million and $.058 million for the year ended December 31, 2013 and six months ended June 30, 2014, respectively.

  (g)
  Goodwill of $5.013 million was generated as a result of the total purchase price and net assets acquired. See "Pro Forma Allocation of Purchase Price" under Note (o) below for the allocation of the purchase price to net assets acquired. The adjustment has no impact on the Pro Forma Condensed Consolidated Income Statements.

  (h)
  Net impact to equity of transaction costs and purchase accounting adjustments.

  (i)
  Reflection of pre-close special dividend paid with excess capital by Peninsula to its shareholders.

  (j)
  Reflection of payment to those of Peninsula's shareholders who elected for cash consideration. This is estimated at 35% of shares outstanding at a per share price of $46.13.

  (k)
  Common stock and additional paid in capital, retained earnings, and accumulated other comprehensive income were adjusted to reverse Peninsula's historical stockholders' equity balances to reflect the stock consideration to be issued, estimated at $8.635 million. See also "Pro Forma Allocation of Purchase Price," under Note (o) below for the allocation of the purchase price to net assets acquired. The adjustment has no impact on the Pro Forma Combined Condensed Consolidated Income Statements.

  (l)
  Accumulated other comprehensive income was adjusted to reverse Peninsula's historical accumulated other comprehensive income (deficit) balance.

  (m)
  Basic and weighted average common shares outstanding were adjusted to reverse Peninsula's basic shares outstanding and to record shares of Mackinac's stock issued to effect the transaction.

  (n)
  Represents interest expense related to cash consideration in the transaction.

  (o)
  Represents operational efficiencies and cost reductions created with the transaction that reduce salaries and benefits, data processing costs, and other overhead expenses.

        Pro Forma Allocation of Purchase Price.    Below is a reconciliation between the purchase price net assets acquired and the resultant goodwill.

(dollars in thousands, except per share data)
Purchase Price:
Peninsula shares outstanding at June 30, 2014	288,000
Price per share	$46.13
Aggregate pro forma value of Mackinac stock to be issued, assuming 65% stock consideration election	$8,635
Aggregate cash consideration at $46.13 per share, assuming 35% cash election	4,650

Total pro forma purchase price		$13,285

Net assets acquired:
Cash and cash equivalents	$5,529
Securities available for sale	29,279
Federal Home Loan Bank stock	576
Loans	70,715
Premises and equipment	3,113
Other real estate owned	1,340
Deposit based intangible	1,150
Other assets	5,271

Total assets	116,973

Non-interest bearing deposits	10,165
Interest bearing deposits	94,032

Total deposits	104,197
Other liabilities	4,504

Total liabilities	108,701

Net assets acquired		8,272

Goodwill		$5,013

        The following information reflects the unaudited pro forma balances used for calculating pro forma regulatory and tangible capital ratios as of June 30, 2014.

	6/30/2014 (as reported)(1)	Adjustments		6/30/2014 Pro Forma
Total equity	66,477	8,135	(2)	74,612
Less:
Net unrealized gain on available for sale securities	(449)	(47)		(496)
Disallowed deferred tax asset	(5,500)	1,000	(3)	(4,500)
Disallowed goodwill and intangibles	(106)	(6,166)	(4)	(6,272)

Tier 1 Capital	60,422	2,922		63,344
Allowance for loan losses	5,097	—		5,097

Total risk based capital	65,519	2,922		68,441

Risk weighted assets	508,874	74,937	(5)	583,811

Total average assets	581,150	119,086	(6)	700,236
Less:
Disallowed deferred tax asset	(5,500)	1,000	(3)	(4,500)
Disallowed goodwill and intangibles	(106)	—		(106)

Average assets for regulatory leverage capital	575,544	120,086		695,630
Total assets	595,869	114,287	(7)	710,156

Total tangible assets	595,869	114,287		710,156

Tier 1 leverage ratio	10.50%			9.11%
Tier 1 risk based ratio	11.87%			10.85%
Total risk based ratio	12.88%			11.72%
Total tangible equity to total tangible assets	11.16%			10.51%

(1)
Balances as of June 30, 2014 as reported on Mackinac's FRY-9C filed with the Federal Reserve.

(2)
Adjustment to reflect stock and cash consideration to effect the transaction. See also "Pro Forma Allocation of Purchase Price" under Note (o) above.

(3)
Adjustment to reflect additional deferred tax asset recognition for regulatory capital created as a result of the transaction.

(4)
Adjustment to reflect preliminary estimate of goodwill and intangibles net of the deferred tax liability. See also "Pro Forma Allocation of Purchase Price" under Note (o) above.

(5)
Adjustment to reflect the risk weighted assets as reported by Peninsula on the June 30, 2014 Consolidated Reports of Condition and Income for a Bank with Domestic Offices Only—FFIEC 041 ("Call Report") filed with the Federal Financial Institutions Examination Council.

(6)
Adjustments to total average assets resulting from the transaction. See also "Pro Forma Allocation of Purchase Price" under Note (o) above.

(7)
Adjustments to total assets resulting from the transaction. See also "Pro Forma Allocation of Purchase Price" under Note (o) above.

COMPARATIVE PER SHARE DATA
(Unaudited)

Comparative Historical and Unaudited Pro Forma Per Share Data

        Presented below for Peninsula and Mackinac are comparative historical and unaudited pro forma equivalent per share financial data as of and for the year ended December 31, 2013, and as of and for the six months ended June 30, 2014. The information presented below should be read together with the historical consolidated financial statements of Peninsula and Mackinac, including the related notes. The financial statements for Peninsula and Mackinac are included in this proxy statement/prospectus.

        The unaudited pro forma information gives effect to the Merger as if the Merger had been effective on December 31, 2013 or June 30, 2014 in the case of the book value data, and as if the Merger had been effective as of January 1, 2013 or January 1, 2014 in the case of the earnings per share and the cash dividends data. The unaudited pro forma data combines the historical results of Peninsula into Mackinac's consolidated statement of net income. While certain adjustments were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not indicative of what could have occurred had the acquisition taken place on January 1, 2013 or January 1, 2014.

        The unaudited pro forma adjustments are based upon available information and certain assumptions that Peninsula and Mackinac management believe are reasonable. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the Merger, excluding estimated merger integration costs, or consider any potential impacts of current market conditions or the Merger on revenues, expense efficiencies or asset dispositions, among other factors, nor the impact of possible business model changes. As a result, unaudited pro forma data are presented for illustrative purposes only and do not represent an attempt to predict or suggest future results. Upon completion of the merger, the operating results of Peninsula will be reflected in the consolidated financial statements of Mackinac on a prospective basis.

	Peninsula Historical
As of or for The Period Ended	Book Value Per Share	Tangible Book Value	Cash Dividends Declared Per Share	Basic Earnings Per Common Share	Diluted Earnings Per Common Share
Six months ended June 30, 2014	$61.58	$61.58	$.00	$1.88	$1.88
Year ended December 31, 2013	$59.45	$59.45	$.75	$.87	$.87

	Mackinac Historical
As of or for The Period Ended	Book Value Per Share	Tangible Book Value	Cash Dividends Declared Per Share	Basic Earnings Per Common Share	Diluted Earnings Per Common Share
Six months ended June 30, 2014	$12.03	$12.03	$.10	$.27	$.26
Year ended December 31, 2013	$11.77	$11.77	$.17	$1.01	$1.00

	Pro Forma Peninsula and Mackinac
As of or for The Period Ended	Book Value Per Share	Tangible Book Value	Cash Dividends Declared Per Share	Basic Earnings Per Common Share	Diluted Earnings Per Common Share
Six months ended June 30, 2014	$12.18	$11.18	$.10	$.45	$.45

 Equivalent Peninsula Per Share Value

        Mackinac common stock trades on the NASDAQ under the symbol "MFNC." Peninsula common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for Peninsula common stock. The following table presents the closing price of Mackinac common stock on July 11, 2014, the trading day on which the per share merger consideration was calculated, and                  , 2014, the last practicable trading day prior to the printing of this proxy statement/prospectus. The table also presents the equivalent value of the merger consideration per share of Peninsula common stock on those dates, calculated by multiplying the closing sales price of Mackinac common stock on those dates by 3.4296.

Date	Mackinac closing sale price		Equivalent Peninsula per share value(1)
July 17, 2014		$13.45		$46.13
, 2014	$		$

(1)
Excludes cash in lieu of fractional shares.

        The value of the shares of Mackinac common stock to be issued in the Merger will fluctuate between now and the closing date of the Merger. You should obtain current sale prices for the Mackinac common stock. In the event the value of the shares of Mackinac common stock falls outside of certain parameters described under "Merger Agreement—Termination," Peninsula may terminate the Merger Agreement, subject to Mackinac's right to increase the per share consideration in cash in the amount by which Mackinac's common share value fell below such parameters.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements contained in this proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the financial condition, results of operations, earnings outlook and prospects of Mackinac, Peninsula and the combined company following the proposed transaction and statements for the period following the completion of the Merger. Words such as "anticipates," "believes," "feels," "expects," "estimates," "seeks," "strives," "plans," "intends," "outlook," "forecast," "position," "target," "mission," "assume," "achievable," "potential," "strategy," "goal," "aspiration," "outcome," "continue," "remain," "maintain," "trend," "objective" and variations of such words and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "might," "can," "may" or similar expressions, as they relate to Mackinac, Peninsula, the proposed transaction or the combined company following the transaction often identify forward-looking statements.

        These forward-looking statements are predicated on the beliefs and assumptions of Mackinac's and Peninsula's management based on information known to them as of the date of this proxy statement/prospectus and do not purport to speak as of any other date. Forward-looking statements may include descriptions of the expected benefits and costs of the transaction; forecasts of revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries; management plans relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction; the ability to obtain any required regulatory, shareholder or other approvals; any statements of the plans and objectives of management for future or past operations, products or services, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.

        The forward-looking statements contained in this proxy statement/prospectus reflect the views of Mackinac's and Peninsula's management as of the date of this proxy statement/prospectus with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, actual results could differ materially from those anticipated by the forward-looking statements or historical results. Factors that could cause or contribute to such differences include, but are not limited to: (1) matters set forth under the section entitled "Risk Factors"; (2) expected benefits of the Merger may not materialize in the timeframe expected or at all, or may be more costly to achieve; (3) the Merger may not be timely completed, if at all; (4) prior to the completion of the Merger or thereafter, Mackinac's and Peninsula's respective businesses may not perform as expected due to transaction-related uncertainty or other factors; (5) the parties may be unable to successfully implement integration strategies; (6) required regulatory, shareholder or other approvals might not be obtained or other closing conditions might not be satisfied in a timely manner or at all; (7) Mackinac and Peninsula may experience reputational risks and the companies' customers may react negatively to the transaction; (8) management may have their time diverted from ordinary activities due to Merger-related issues; and (9) those factors referenced in Mackinac's filings with the SEC.

        For any forward-looking statements made in this proxy statement/prospectus, Mackinac and Peninsula claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus. Mackinac and Peninsula do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Mackinac, Peninsula or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

 THE PENINSULA SPECIAL MEETING

        This section contains information for Peninsula shareholders about the Special Meeting that Peninsula has called to allow its shareholders to consider and approve the Merger Agreement. Peninsula is mailing this proxy statement/prospectus to you, as a Peninsula shareholder, on or about            , 2014. Together with this proxy statement/prospectus, Peninsula is also sending to you a notice of the Special Meeting of Peninsula shareholders and a form of proxy card that Peninsula's board of directors is soliciting for use at the Special Meeting and at any adjournments or postponements of the Special Meeting.

        This proxy statement/prospectus is also being furnished by Mackinac to Peninsula shareholders as a prospectus in connection with the issuance of shares of Mackinac common stock upon completion of the Merger.

Date, Time and Place of Meeting

        The Special Meeting will be held at Peninsula's principal executive offices, 100 S Main Street, Ishpeming, Michigan 49849 on             , 2014, at                local time.

Matters to Be Considered

        At the Special Meeting of shareholders, you will be asked to consider and vote upon the following matters:

  •
  a proposal to approve the Merger Agreement and the transactions it contemplates; and

  •
  a proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the Merger Agreement.

Recommendation of Peninsula's Board of Directors

        Peninsula's board of directors determined that the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of Peninsula and its shareholders and has unanimously approved the Merger and the Merger Agreement. Peninsula's board of directors unanimously recommends that Peninsula shareholders vote "FOR" approval of the Merger Agreement and "FOR" the Adjournment Proposal. See "The Merger—Peninsula's Reasons for the Merger; Recommendation of Peninsula's Board of Directors" for a more detailed discussion of Peninsula's board of directors' recommendation.

Record Date and Quorum

        Peninsula's board of directors has fixed the close of business on            , 2014 as the record date for determining the holders of Peninsula common stock entitled to receive notice of and to vote at the Peninsula Special Meeting.

        As of the record date, there were 288,000 shares of Peninsula common stock outstanding and entitled to vote at the Peninsula Special Meeting held by approximately            holders of record. Each share of Peninsula common stock entitles the holder to one vote at the Peninsula Special Meeting on each proposal to be considered at the Peninsula Special Meeting.

        The presence at the Special Meeting, in person or by proxy, of holders of a majority of the outstanding shares of Peninsula common stock entitled to vote at the Special Meeting will constitute a quorum for the transaction of business. All shares of Peninsula common stock, whether present in person or represented by proxy, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Peninsula Special Meeting. A broker non-vote occurs under stock exchange rules when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given.

Vote Required; Treatment of Abstentions and Failure to Vote

        Approval of the Merger Agreement requires the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Peninsula common stock entitled to vote at the Special Meeting. You are entitled to one vote for each share of Peninsula common stock you held as of the record date. Because approval is based on the affirmative vote of at least seventy-five percent (75%) of the shares outstanding, your failure to vote, failure to instruct your bank or broker with respect to the proposal to approve the Merger Agreement or an abstention will have the same effect as a vote against approval of the Merger Agreement.

        Approval of the Adjournment Proposal requires the affirmative vote of a majority of shares of Peninsula common stock entitled to vote on, and represented in person or by proxy at the Special Meeting, even if less than a quorum. Because approval of the Adjournment Proposal is based on the affirmative vote of a majority of shares voting or expressly abstaining at the Special Meeting, abstentions will have the same effect as a vote against such proposal. The failure to vote or failure to instruct your bank or broker how to vote with respect to the Adjournment Proposal, however, will have no effect on such proposal.

Shares Held by Officers and Directors

        As of the record date, directors and executive officers of Peninsula and their affiliates beneficially owned and were entitled to vote approximately            shares of Peninsula common stock, representing approximately            % of the shares of Peninsula common stock outstanding on that date. Each of the directors of Peninsula have entered into voting agreements with Mackinac, pursuant to which they have agreed, solely in their capacity as Peninsula shareholders, to vote all of their shares of Peninsula common stock in favor of the proposals to be presented at the Special Meeting. As of the record date, the directors and certain shareholders that are party to the voting agreements were entitled to vote an aggregate of approximately            shares of Peninsula common stock, representing approximately            % of the shares of Peninsula common stock outstanding on that date. As of the record date, Mackinac and its subsidiaries held no shares of Peninsula common stock (other than shares held as fiduciary, custodian or agent), and its directors and executive officers or their affiliates held            shares of Peninsula common stock.

Voting of Proxies; Incomplete Proxies

        Each copy of this proxy statement/prospectus mailed to holders of Peninsula common stock is accompanied by a form of proxy with instructions for voting. If you hold stock in your name as a shareholder of record, you should complete and return the proxy card accompanying this proxy statement/prospectus, regardless of whether you plan to attend the Special Meeting.

        If you hold your stock in "street name" through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker.

        All shares represented by valid proxies that Peninsula receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted "FOR" approval of the Merger Agreement and "FOR" approval of the Adjournment Proposal. No matters other than the matters described in this proxy statement/prospectus are anticipated to be presented for action at the Special Meeting or at any adjournment or postponement of the Special Meeting.

 Shares Held in "Street Name"; Broker Non-Votes

        Under stock exchange rules, banks, brokers and other nominees who hold shares of Peninsula common stock in "street name" for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be "non-routine," such as approval of the Merger Agreement proposal, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the Peninsula Special Meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and for which the broker does not have discretionary voting power with respect to such proposal. It is expected that brokers, banks and other nominees will not have discretionary authority to vote on either proposal and, as a result, Peninsula anticipates that there will not be any broker non-votes cast in connection with either proposal. Therefore, if your broker, bank or other nominee holds your shares of Peninsula common stock in "street name," your broker, bank or other nominee will vote your shares of Peninsula common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this proxy statement/prospectus.

Revocability of Proxies and Changes to a Peninsula Shareholder's Vote

        If you hold stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Peninsula's corporate secretary, or (3) attending the Special Meeting in person, notifying the corporate secretary and voting by ballot at the Special Meeting.

        Any shareholder entitled to vote in person at the Special Meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying Peninsula's corporate secretary) of a Peninsula shareholder at the Special Meeting will not constitute revocation of a previously given proxy.

        Written notices of revocation and other communications about revoking your proxy should be addressed to:

    Peninsula Financial Corporation
    100 S. Main St.
    Ishpeming, Michigan 49849
    Attention: Secretary

        If your shares are held in "street name" by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.

Dissenters' Rights

        Under Michigan law, the holders of Peninsula common stock will not be entitled to dissenters' rights in connection with the Merger. The MBCA provides that if the consideration to be received in a merger is in cash or shares listed on a national securities exchange, the holders of the stock are not entitled to dissenters' rights. As Peninsula shareholders may elect to receive either cash in the Merger, or Mackinac's common stock, which is listed on the NASDAQ, there are no dissenters' rights.

Solicitation of Proxies

        Peninsula's Board of Directors is soliciting your proxy in conjunction with the Merger. Peninsula will bear the entire cost of soliciting proxies from you. Peninsula may use several of its regular employees, who will not be specially compensated, to solicit proxies from the Peninsula shareholders, either personally or by telephone, facsimile, letter or other electronic means. In addition to solicitation of proxies by mail, Peninsula will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Peninsula common stock and secure their voting instructions. Peninsula will reimburse the record holders for their reasonable expenses in taking those actions.

Attending the Meeting

        All holders of Peninsula common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Special Meeting. Shareholders of record can vote in person at the Special Meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Special Meeting. If you plan to attend the Special Meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Peninsula reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Special Meeting is prohibited without Peninsula's express written consent.

Assistance

        If you have any questions concerning the Merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Peninsula common stock, please contact John Jilbert at (906) 360-8666 or Terry Garceau at (906) 485-6333.

THE MERGER

        The following discussion contains material information about the Merger. We urge you to read carefully this entire proxy statement/prospectus, including the Merger Agreement attached as Annex A to this proxy statement/prospectus, for a more complete understanding of the Merger.

 Terms of the Merger

        Mackinac's and Peninsula's boards of directors have approved the Merger Agreement. The Merger Agreement provides for the acquisition of Peninsula by Mackinac through the merger of Peninsula with and into PFC, a wholly-owned subsidiary of Mackinac, with PFC continuing as the surviving entity in the Merger. The Merger Agreement additionally provides that, effective upon consummation of the Merger, Peninsula's wholly owned subsidiary bank, Peninsula Bank, will consolidate with and into mBank, Mackinac's wholly owned subsidiary bank, with mBank as the surviving entity. Subject to the terms and conditions set forth in the Merger Agreement, which has been unanimously approved by the board of directors of each of Mackinac and Peninsula, at the Effective Time of the Merger, each outstanding share of Peninsula common stock will be converted into the right to receive either (i) for each share of Peninsula common stock with respect to which an election to receive cash has been made and not revoked, approximately $46.13 in cash; or (ii) for each share of Peninsula common stock with respect to which an election to receive Mackinac common stock has been made and not revoked, 3.4296 shares of Mackinac common stock; provided that the number of Cash Election Shares may not exceed 35% of total merger consideration, subject to adjustment as set forth in the Merger Agreement. The Merger Agreement requires Peninsula to have a minimum adjusted shareholders' equity of $10.5 million and further contemplates that Peninsula will distribute any equity above such amount to its shareholders as a special dividend immediately prior to the closing of the Merger. Pursuant to the Merger Agreement, $1.45 million of the special dividend (or about $5.03 per share) will be held in reserve pending the resolution of certain litigation. The reserve amount will be held in a trust required to be established and funded in such amount by the Merger Agreement for the benefit of the Peninsula shareholders. To the extent Peninsula (or Mackinac as its successor-in-interest) has any liability in the litigation, such amounts will be deducted from the reserve and all remaining funds will be distributed to the Peninsula shareholders. The resolution of the litigation in question could take a significant period of time and Peninsula shareholders may not receive distributions from the trust, if any are forthcoming, for months or years.

        If the number of shares of common stock outstanding of Peninsula or Mackinac changes before the Merger is completed as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, then the merger consideration will be equitably and proportionately adjusted.

        Mackinac will not issue any fractional shares of Mackinac common stock in the Merger. Peninsula shareholders who would otherwise be entitled to a fractional share of Mackinac common stock upon the completion of the Merger will instead receive an amount in cash calculated using the five day average closing price of Mackinac common stock on the five days immediately preceding the Effective Time as the value of one share of Mackinac common stock.

        Peninsula shareholders are being asked to approve the Merger Agreement. See "The Merger Agreement" for additional and more detailed information regarding the legal documents that govern the Merger, including information about the conditions to the completion of the Merger and the provisions for terminating or amending the Merger Agreement.

 Background of the Merger

        Over the past few years, the board of directors and executive officers of Peninsula have periodically discussed and reviewed Peninsula's business, performance and prospects, including its strategic alternatives. In the context of such reviews, the strategic alternatives considered by the Peninsula board have included, among other things, continuing its ongoing operations as an independent institution, acquiring other depository institutions, opening new branch offices or buying other financial services firms engaged in complementary lines of business and entering into a merger or acquisition transaction with a similarly sized or larger institution. The Peninsula board also periodically reviewed the competitive environment, which it sees as very difficult, in its market area as well as merger and acquisition activity in the financial services industry in general and in the Upper Peninsula of Michigan in particular.

        The Peninsula board of directors and management have also been aware in recent years of changes in the financial services industry and the regulatory environment as well as the competitive challenges facing a financial institution such as Peninsula. These challenges have included increasing government regulations, increasing expense burdens and commitments for technology and training, an interest rate environment which has resulted in a significant compression in the interest rate spread and margin, a deep and long recession followed by a slow economic recovery, and increasing competition in the delivery of financial products and services combined with increased customer expectations for the availability of sophisticated financial products and services from financial institutions. The most concerning of these factors has been the significant regulatory burden for smaller community banks and the probability of an extended period of low interest rates.

        The members of management and directors of Peninsula and Mackinac have long-standing business relationships. Periodically, members of management or directors of Peninsula and Mackinac would meet socially or otherwise to discuss the state of the financial services industry, the regulatory environment and business prospects. During the second quarter of 2012, Robert Mahaney (a member of the board of directors of Mackinac) and John Jilbert (Chairman of the board of directors of Peninsula) met to discuss the state of the financial services market in the Upper Peninsula of Michigan. During the meeting, among other topics, they discussed a possible business combination between Peninsula and Mackinac. The discussion during the meeting was general in nature and touched on topics such as the potential operating synergies that might be achieved, expense reductions from the combined operations and Peninsula's operations, including its management and its lending platform.

        As a result of the second quarter of 2012 meeting, a meeting was later in 2012 by Mr. Jilbert, accompanied by Kim Van Osdol, the then-President of Peninsula Bank, with Mr. Mahaney and mBank's President, Kelly George, to further discuss Mackinac's potential interest in engaging in a transaction with Peninsula. The group discussed the potential benefits of the transaction from a market perspective, the credit culture and Peninsula's operations, including the benefits of the combined entity having the ability to pursue larger loans.

        During 2013, Mr. Mahaney and Mr. Jilbert continued to engage in periodic high level conversations concerning a possible business combination between Peninsula and Mackinac.

        Conversations between Mr. Mahaney and Mr. Jilbert continued into early 2014. In February of 2014, the conversations between Mr. Mahaney and Mr. Jilbert accelerated. Mackinac expressed an interest in having further discussions and requested certain financial information regarding Peninsula. An invitation was extended by Mr. Jilbert to Mr. Mahaney to present a proposal to the Peninsula board of directors at a special meeting of Peninsula's board of directors to be held on May 6, 2014.

        At the regular meeting of the board of directors of Peninsula held on May 6, 2014, Mr. Mahaney, Mr. George, and Mr. Paul D. Tobias, the Chairman and Chief Executive Officer of Mackinac met with the Peninsula board of directors and presented a formal letter of intent to Peninsula's board of directors that contemplated an acquisition of Peninsula by Mackinac. The letter of intent proposed to Peninsula's board of directors contemplated a merger transaction pursuant to which Peninsula's shareholders would receive $18,700,000 in the aggregate, in a mix of cash and Mackinac common stock (in a ratio ranging between 50%-75% stock) in exchange for their shares of Peninsula common stock. The letter of intent proposed a merger consideration value of $42.80 per share of Peninsula common stock and contemplated a $6,400,000 special dividend equivalent to $22.21 per share for each share of Peninsula common stock immediately prior to the effectiveness of the merger, for a total per share value of $65.01, subject to a due diligence investigation of Peninsula by Mackinac and other customary conditions.

        On May 23, 2014, Mr. Jilbert contacted John Reichert of Godfrey & Kahn SC, which we refer to as Godfrey & Kahn, legal counsel to Peninsula, to discuss having Godfrey & Kahn represent Peninsula with respect to a possible transaction with Mackinac. Following this discussion, Mr. Jilbert retained Godfrey & Kahn and invited Mr. Reichert to attend a special meeting of the Peninsula board of directors to be held on May 28, 2014.

        On May 28, 2014, the Peninsula board of directors held a meeting to discuss the draft letter of intent that was presented at the May 6, 2014 meeting of the Peninsula board of directors. Mr. Reichert participated in the meeting to discuss and consider the Mackinac letter of intent. Following extensive discussion, in view of the possibility that a transaction might ensue, Peninsula's board of directors authorized Mr. Jilbert to negotiate the retention of a financial advisor to assist the Peninsula board of directors in fulfilling its duties to its shareholders. Peninsula subsequently retained Wipfli LLP, which we refer to as Wipfli, to serve as Peninsula's financial advisor. At the May 28, 2014 board of directors' meeting, the Peninsula board of directors approved proceeding with the negotiation of a confidentiality agreement with Mackinac and the negotiation of a definitive merger agreement rather than entering into the proposed letter of intent.

        As a result, on May 29, 2014, Phillip Torrence of Honigman Miller Schwartz and Cohn LLP, which we refer to as Honigman, legal counsel to Mackinac sent Mr. Reichert an email with a proposed draft of a confidentiality and exclusivity agreement. On May 29, 2014, Mr. Reichert telephoned Mr. Torrence to discuss the terms and conditions of the draft confidentiality and exclusivity agreement.

        On May 30, 2014, Mr. Torrence sent Mr. Reichert an email with a revised version of the confidentiality and exclusivity agreement. On June 3, 2014, Mackinac and Peninsula executed the confidentiality and exclusivity agreement.

        On June 6, 2014, Mr. Torrence sent Mr. Reichert a due diligence request list relating to the due diligence investigation to be conducted by Mackinac.

        The board of directors of Peninsula met on June 9, 2014, to discuss the timeline of the proposed transaction with Mr. Reichert. During the board meeting held on June 9, 2014, a conference call was initiated among the board of directors of Peninsula, Mr. Reichert, Mr. Tobias and Mr. Torrence to discuss priority items with respect to due diligence activities and the timeline leading up to the execution of a merger agreement. At the June 9, 2014 Peninsula board meeting, the Peninsula board of directors authorized Mr. Jilbert to have further discussions with Mackinac concerning the financial terms of the proposed merger. The Peninsula board of directors determined to proceed with discussions with Mackinac and authorized Peninsula's Chairman, Mr. Jilbert, to notify Mackinac that it was invited to conduct in-depth due diligence of Peninsula. From early June 2014 through early July 2014, Mackinac conducted extensive due diligence of Peninsula, and continued to refine and conduct additional due diligence thereafter. During the later part of June and continuing through the first week of July 2014, Peninsula conducted due diligence of Mackinac.

        As a result, during the month of June 2014, Mr. Jilbert and Mr. George met and further discussed the possible economic terms under which Peninsula might consider engaging in a business combination with Mackinac. Peninsula and Mackinac each agreed that they would exchange financial information for presentation to and discussion by Peninsula and Mackinac. Extensive discussions of the parties' financial information ensued.

        On June 11, 2014, Mr. Torrence (on Mackinac's behalf) presented Peninsula with a draft of the proposed merger agreement. Over the next several weeks, Peninsula, Mackinac and their respective financial and legal advisors negotiated the terms of the merger and the merger agreement. During the negotiations, Mackinac proposed to establish the composition of the merger consideration as 65% stock and 35% cash. The terms of the proposed merger were set forth in a revised draft of the merger agreement provided by Mackinac on June 27, 2014. During the following days, Peninsula and Mackinac and their respective advisors continued to negotiate the terms of the merger and the merger agreement but were not able to fully resolve all open issues. On June 30, 2014, Peninsula proposed to Mackinac further revisions to the proposed merger agreement.

        On July 8, 2014, Mackinac presented Peninsula with an updated draft of the proposed merger agreement. Over the next week, Peninsula, Mackinac and their respective financial and legal advisors continued to negotiate the terms of the merger and the merger agreement. During the negotiations, Mackinac proposed to maintain the composition of the merger consideration as 65% stock and 35% cash, but agreed to provide for a cash election feature in the merger agreement.

        Negotiations continued during July 8-July 14, 2014 as Peninsula and Mackinac worked to resolve the various open issues. On July 10, 2014, Mackinac agreed that as part of the proposed merger, Peninsula would be permitted to pay a special cash dividend to its shareholders immediately prior to consummation of the merger equal to an amount that would allow Peninsula to maintain a minimum adjusted peninsula shareholders' equity of not less than $10,500,000 as determined in accordance with GAAP as of the close of business on the last business day prior to the closing date of the merger.

        On July 10, 2014, Mr. Torrence sent Mr. Reichert an updated draft of the merger agreement which included updated provisions relating to: (i) a cash-election feature; (ii) the formulation of the computation for the special dividend; and (iii) the formation of a Peninsula shareholders' trust and form of indemnification agreement pursuant to which the Shareholders' Trust would agree to indemnify and hold Mackinac and its affiliates harmless from any and all claims or losses related to the litigation filed in Marquette, County Michigan under Marquette County Circuit Court Case No. 13-51651-CZ.

        From July 14, 2014 through July 17, 2014, representatives of Mackinac and Honigman reviewed disclosure schedules to the merger agreement delivered by Peninsula.

        In addition, during the week of July 14 through July 17, 2014, Peninsula and Mackinac and their respective legal advisors resolved all other remaining matters, including the agreed upon Mackinac share value of $13.45 per share, and negotiated the final terms of the merger agreement and the related documents.

        On July 14, 2014, Peninsula's board of directors held a special meeting to review the merger proposal as set forth in the definitive merger agreement and related documents negotiated by Peninsula and Mackinac and their respective advisors. The Peninsula board received presentations regarding the merger from its financial advisor, Wipfli, and the merger agreement from its legal counsel, Godfrey & Kahn. Management of Peninsula also summarized its earlier presentation to the board on the results of the due diligence conducted on Mackinac. Representatives of Godfrey & Kahn and Wipfli responded to questions from Peninsula's board. At the meeting, Wipfli provided its oral opinion that, based upon and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, as of the date of the meeting, the merger consideration to be paid to the holders of Peninsula common stock, including as a part thereof, the special cash dividend, was fair to the holders of Peninsula common stock from a financial point of view. The merger consideration and the amount of the special dividend was determined through negotiation between Peninsula and Mackinac and the decision to enter into the merger agreement was solely that of the Peninsula board. After careful and deliberate consideration of this information as well as the interests of Peninsula's shareholders, customers, employees and communities served by Peninsula, Peninsula's board of directors unanimously but subject to the request that Mackinac increase the merger consideration to a range that equated to approximately $72 per share for each share of Peninsula common stock (i) determined that the merger agreement and the transactions contemplated thereby were advisable and fair to and in the best interests of Peninsula, (ii) approved and adopted the merger agreement and approved the merger and the other transactions contemplated thereby and (iii) subject to the board's fiduciary duties, recommended the approval and adoption of the merger agreement and the transactions contemplated thereby by Peninsula's shareholders. Mr. Reichert called Mr. Torrence after the completion of the Peninsula board meeting to convey the request of the Peninsula board of directors that Mackinac agree to increase the amount of the total merger consideration value.

        On July 15, 2014, Mr. Torrence sent Mr. Reichert an updated draft of the merger agreement which included updated provisions relating to: (i) an increase in the total merger consideration value from $12,900,000 to $13,285,000; and (ii) a revision to the cash-election provision which permitted the stock component of the merger consideration to not be limited to 65% of the total merger consideration if the shareholders of Peninsula elected to receive in the aggregate more than 65% of the merger consideration in the form of shares of Mackinac common stock as opposed to cash. Later during the evening of July 15, 2014, Mr. Jilbert, Mr. Reichert, Mr. George and Mr. Torrence participated in a conference call and discussed Mackinac's willingness to increase the total merger consideration value to $13,285,000. Mr. George requested Mr. Jilbert to reconvene a special meeting of the Peninsula board of directors to promptly seek final approval of the terms and conditions of the final version of the merger agreement.

        On the morning of July 16, 2014, Mr. Jilbert contacted Mr. George to confirm that the Peninsula board of directors would approve the terms and conditions of the final version of the merger agreement and the $13,285,000 value for the total merger consideration value.

        On July 16, 2014, Peninsula's board of directors held a special meeting to review the final version of the merger proposal as set forth in the revised merger agreement and related documents negotiated by Peninsula and Mackinac and their respective advisors. Representatives of Godfrey & Kahn and Wipfli responded to questions from Peninsula's board. At the meeting, Wipfli provided its oral opinion that, based upon and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, as of the date of the meeting, the merger consideration to be paid to the holders of Peninsula common stock, including as a part thereof, the special cash dividend, was fair to the holders of Peninsula common stock from a financial point of view. A copy of Wipfli's written opinion, dated August 12, 2014, is attached as Annex B, and a summary of the opinion is included below in "Opinion of Peninsula's Financial Advisor." After careful and deliberate consideration of this information as well as the interests of Peninsula's shareholders, customers, employees and communities served by Peninsula, Peninsula's board of directors unanimously (i) determined that the merger agreement and the transactions contemplated thereby were advisable and fair to and in the best interests of Peninsula, (ii) approved and adopted the merger agreement and approved the merger and the other transactions contemplated thereby and (iii) subject to the board's fiduciary duties, recommended the approval and adoption of the merger agreement and the transactions contemplated thereby by Peninsula's shareholders.

        At each of the Mackinac board of directors' meetings held in March, April and May of 2014, the transaction was discussed and management was authorized to continue the negotiation process with respect to the merger and the merger agreement. On July 16, 2014, Mackinac's board of directors held a special meeting to review the merger proposal as set forth in the definitive merger agreement and related documents negotiated by Peninsula and Mackinac and their respective financial and legal advisors. The Mackinac board received management presentations regarding assessments on cost savings, Peninsula's loan portfolio, enterprise risk management and key risks, operational impact of the transaction, qualitative integration matters and the impact of the transaction on Mackinac's other projects and initiatives. Also at this meeting, River Branch Capital, LLC, which we refer to as River Branch, Mackinac's financial advisor, reviewed with the Mackinac board of directors the financial aspects of the proposed merger. Representatives of Honigman and River Branch responded to questions from Mackinac's board. River Branch provided its oral opinion that the merger consideration in the proposed merger was fair to Mackinac from a financial point of view. After careful and deliberate consideration of the presentations received as well as the interests of Mackinac and of its constituencies, Mackinac's board of directors determined that the merger agreement and the transactions contemplated thereby were in the best interests of Mackinac, approved and adopted the merger agreement, subject to the final negotiation by management of certain terms of the merger agreement and finalization of the disclosure schedules, and approved the merger and the other transactions contemplated thereby.

        On July 18, 2014, Peninsula and Mackinac executed the merger agreement and the related voting agreements, and the transaction was publicly announced after the close of the market.

Peninsula's Reasons for the Merger; Recommendation of Peninsula's Board of Directors

        After careful consideration, at its meetings on July 14, 2014 and July 16, 2014, Peninsula's board of directors determined that the plan of merger contained in the Merger Agreement is in the best interests of Peninsula and its shareholders and that the consideration to be received in the Merger is fair to the common shareholders of Peninsula. Accordingly, Peninsula's board of directors, by a unanimous vote, adopted and approved the Merger Agreement and unanimously recommends that Peninsula shareholders vote "FOR" approval of the Merger Agreement.

        In reaching its decision to adopt and approve the Merger Agreement and recommend the Merger to its shareholders, Peninsula's board of directors consulted with Peninsula's management, as well as its legal and financial advisors, and considered a number of positive factors, including the following material factors:

  •
  Its knowledge of Peninsula's business, operations, financial condition, earnings and prospects and of Mackinac's business, operations, financial condition, earnings and prospects, taking into account the results of Peninsula's due diligence review of Mackinac.

  •
  Its knowledge of the current environment in the financial services industry, including national and regional economic conditions, continued consolidation, increased regulatory burdens, evolving trends in technology and increasing nationwide and global competition, the current financial market conditions and the likely effects of these factors on the companies' potential growth, development, productivity, profitability and strategic options, and the historical value of Peninsula common stock.

  •
  The careful review undertaken by Peninsula's board of directors and management, with the assistance of Peninsula's legal and financial advisors, with respect to the strategic alternatives available to Peninsula if it remained an independent bank.

  •
  The complementary aspects of the Peninsula and Mackinac businesses, including customer focus, geographic coverage, business orientation and compatibility of the companies' management and operating styles.

  •
  The value to Peninsula shareholders from diversifying Peninsula's community banking platform by combining it with Mackinac's general commercial banking model.

  •
  Mackinac's commitment to enhancing its strategic position in the State of Michigan.

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  The potential expense-saving and revenue-enhancing opportunities in connection with the Merger, the related potential impact on the combined company's earnings and the fact that the nature of the merger consideration would allow former Peninsula shareholders to participate as Mackinac shareholders in the benefits of such savings opportunities and the future performance of the combined company generally.

  •
  The respective presentations by Peninsula management and its financial advisors concerning the operations, financial condition and prospects of Peninsula and the expected financial impact of the Merger on the combined company, including pro forma assets, earnings and deposits.

  •
  The terms of the Merger Agreement, and the presentation by Peninsula's outside legal advisors regarding the Merger and the Merger Agreement.

  •
  The opinion delivered to Peninsula by Wipfli on August 12, 2014, to the effect that, as of August 12, 2014, and based upon and subject to the assumptions, procedures, considerations, qualifications and limitations set forth in the opinion, the exchange ratio under the Merger Agreement was fair, from a financial point of view, to the holders of shares of Peninsula common stock.

  •
  The financial terms of the Merger, including the fact that, based on the $46.13 per share price and including the expected per share special dividend of approximately $7.2 million (of which $1.45 million will be placed in the Shareholders' Trust), the implied value of $71.13 represented an approximate 15% premium to the $61.58 book value of Peninsula common stock as of June 30, 2014.

  •
  Peninsula's board of directors' belief that a Merger with Mackinac would allow Peninsula shareholders to participate in the future performance of a combined company that would have better future prospects than Peninsula was likely to achieve on a stand-alone basis or through other strategic alternatives, including a combination with other potential merger partners.

  •
  Peninsula's board of directors' belief that Peninsula and Mackinac shared a similar strategic vision, as compared to other potential merger partners.

  •
  The regulatory and other approvals required in connection with the Merger and the likelihood that the approvals needed to complete the Merger would be obtained without unacceptable conditions.

        Peninsula's board of directors also considered potential risks and potentially negative factors concerning the Merger in connection with its deliberations on the proposed transaction, including the following material factors:

  •
  The potential risk that a further downturn in the Michigan housing market could negatively impact Mackinac's loan portfolio, and thereby affect the value of the Mackinac common stock.

  •
  The potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the Merger.

  •
  The provisions of the Merger Agreement restricting Peninsula's solicitation of third-party acquisition proposals, requiring Peninsula to hold a Special Meeting of its shareholders to vote on approval of the Merger Agreement and providing for the payment of a termination fee in certain circumstances, which Peninsula's board of directors understood, while potentially limiting the willingness of a third party to propose a competing business combination transaction with Peninsula, were a condition to Mackinac's willingness to enter into the Merger Agreement.

        The foregoing discussion of factors considered by Peninsula's board of directors is not intended to be exhaustive, but is believed to include all material factors considered by Peninsula's board of directors. In view of the wide variety of the factors considered in connection with its evaluation of the

Merger and the complexity of these matters, Peninsula's board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of Peninsula's board of directors may have given different weight to different factors. Peninsula's board of directors conducted an overall analysis of the factors described above including thorough discussions with, and questioning of, Peninsula management and Peninsula's legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

        The foregoing explanation of Peninsula's board of directors' reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled "Cautionary Statement Concerning Forward-Looking Statements."

Opinion of Wipfli LLP

        By letter dated July 18, 2014, the board of directors of Peninsula retained Wipfli LLP ("Wipfli"), to provide a fairness opinion in connection with a possible business combination transaction. Wipfli is a nationally recognized accounting firm with a specialization in financial institutions. Through Wipfli's wholly owned subsidiary, Wipfli Corporate Finance Advisors, LLC ("WCF"), Wipfli provides investment banking services. In the ordinary course of its accounting and investment banking services, Wipfli and/or WCF are regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. The Board of Directors selected Wipfli to provide a fairness opinion in connection with a possible business combination based on its qualifications, expertise, reputation, and experience in mergers and acquisitions involving financial institutions.

        Throughout the remainder of this letter, Wipfli may refer to the possible business combination pursuant to which 100% of the Company's issued and outstanding common stock would be acquired as the "Transaction," and Mackinac Financial Corporation and PFC Acquisition, LLC, separately or in combination, as the "Acquirer."

        In connection with rendering its opinion on July 17, 2014, Wipfli reviewed and considered, among other things:

  •
  Acquirer's offer to purchase the Company.

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  Financial statements for The Peninsula Bank of Ishpeming (the "Bank") filed with the FDIC for the years ended December 31, 2010 through 2013, and for the six months ended June 30, 2013 and 2014.

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  Company-only financial statements filed with the Federal Reserve System for the years ended December 31, 2010 through 2013, and for the six months ended June 30, 2013.

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  Internal financial statements for the Company for the six months ended June 30, 2014.

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  Financial projections for the calendar years 2014 through 2018 for the Company.

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  Financial ratios and information on the guideline private transactions obtained from SNL Financial.

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  Financial ratios and information on the guideline public companies obtained from S&P Capital IQ.

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  Information used to build-up discount rate obtained from Duff & Phelps 2014 Valuation Handbook—Guide to Cost of Capital and S&P Capital IQ.

  •
  Information on Acquirer and its publicly traded equity obtained from S&P Capital IQ.

        Wipfli also discussed with certain members of the Company's senior management and Board of Directors the business, financial condition, results of operations, and prospects of the Company.

        Information regarding the Company and the proposed Transaction used in developing Wipfli's opinion was provided by the Company or its representatives. Wipfli takes no responsibility for the underlying data used in arriving at its opinion and Wipfli has undertaken no duty or responsibility to verify independently any of such information.

        The preparation of a financial fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is therefore not readily susceptible to partial analysis or summary description. In connection with rendering its opinion, Wipfli performed a variety of financial analyses. Wipfli believes that the analyses must be considered together as a whole and that selecting portions of the analyses and the facts considered in its analyses, without considering all other factors and analyses, would create an incomplete or inaccurate view of the analyses and the process underlying the rendering of its opinion.

        In performing its analyses, Wipfli made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of the Company and may not be realized. Any estimates contained in Wipfli's analyses are not necessarily predictive of future results or values, which may be significantly more or less favorable than the estimates. In arriving at this opinion, Wipfli did not attribute any particular weight to any analysis or factor considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.

        Wipfli considered the nature and terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that were considered relevant and such other factors as Wipfli deemed appropriate. Wipfli also took into account its knowledge of the banking industry and its general experience in performing bank valuations.

        In arriving at its opinion, Wipfli relied on, without independent verification, the accuracy and completeness of the publicly and nonpublicly available financial and other information furnished to it. Wipfli also assumed that the financial projections were reasonably prepared and reflect the best currently available estimates and judgments. Wipfli has not made any independent evaluation or appraisal of any properties, assets, or liabilities of the Company.

        In rendering its July 17, 2014 opinion, Wipfli performed a variety of financial analyses. The following is a summary of the material analyses performed by Wipfli, but it is not a complete description of all the analyses underlying Wipfli's opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. Also, no company included in the comparative analyses described below is identical to the Company and no guideline transaction is identical to the subject Transaction. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of the Company and the companies to which it is being compared.

Transaction Summary

        Pursuant to the terms of the merger agreement, the Company will merge with and into Acquirer. The Merger Agreement further provides that, effective upon consummation of the merger, the Company's wholly-owned subsidiary Bank will consolidate with and into mBank, the Acquirer's wholly-owned subsidiary bank, with mBank as the surviving entity. Particulars of the subject transaction are as follows:

  •
  Acquirer will purchase all of the Company's common stock, through a mix of cash and stock consideration, for a Total Gross Purchase Price of $13,285,000.

  •
  Each outstanding share of the Company's common stock will be converted into the right to receive either (i) approximately $46.13 in cash; or (ii) 3.4296 shares of Acquirer's common stock.

  •
  Total cash paid to the Company's common stock shareholders, pursuant to the Agreement, may not exceed 35% of the Total Purchase Price.

  •
  The Agreement requires the Company to have a minimum shareholders' equity of $10.5 million after a special dividend paid by the Company to its shareholders' immediately prior to closing.

  •
  The Company had shareholders' equity of approximately $17,700,000 as of June 30, 2014, after consideration of its mortgage servicing rights.

  •
  Deal value calculated based on a mix of 35% cash consideration and 65% stock consideration based on the Acquirer's July 17, 2014 closing stock price of $13.21 per share. This implies a deal value of approximately $13,131,000. This is calculated as (288,000 shares × 35% × $46.13 cash per share) + (288,000 × 65% × 3.4296 exchange ratio × $13.21 per share).

  •
  $1.45 million of the deal value will be held in escrow related to pending litigation.

Guideline Public Company Analysis

        Wipfli used publicly available information to compare selected financial information for the Company and a group of financial institutions selected by Wipfli based on Wipfli's professional judgment and experience. Wipfli obtained the list of guideline public companies from a database compiled by the consulting firm of S&P Capital IQ. S&P Capital IQ is recognized as an industry leader in collecting, standardizing, and disseminating public company data.

        The table below summarizes certain financial measures and pricing multiples for:

  •
  All U.S. publicly traded banks and bank holding companies with up to $250 million in assets.

  •
  All U.S. publicly traded banks and bank holding companies with NPA/asset ratios between 3% and 6%.

  •
  All publicly traded banks and bank holding companies headquartered within Michigan or Wisconsin.

        The analysis compared publicly available financial information for the Bank and certain financial and market trading data for the three selected peer groups as of or for the period ended June 30, 2014, with pricing data as of June 30, 2014. The results of these analyses are summarized in the following table.

 Publicly Traded Company Analysis—June 30, 2014
Comparison to The Peninsula Bank of Ishpeming

								Multiples
		Median Total Tangible Assets ($000)		Median Total Tangible Equity ($000)
	Number of Companies		Median Market Capitalization ($000)		Median NPAs/ Assets(2) (%)	Median LTM ROAA(2) (%)	Median LTM ROAE(2) (%)	Price/ LTM Earnings (x)		Price/ Tangible Book Value (x)		Price/ Tangible Assets (%)
All U.S. publicly traded banks and bank holding companies with up to $250 million in assets(1)	53	$164,536	$14,437	$17,587	0.25	0.67	6.76	7.97		0.89		8.25
All U.S. publicly traded banks and bank holding companies with NPA's between 3% and 6%(1)	20	$740,844	$64,903	$68,251	3.35	0.60	5.94	12.15		0.77		6.74
All publicly traded banks and bank holding companies headquartered within Michigan or Wisconsin(1)	31	$531,947	$45,004	$49,301	1.11	0.83	8.10	9.76		1.05		7.45
The Peninsula Bank of Ishpeming		$123,970	$17,364	14.01	4.34	0.28	2.09	40.23	(3)	1.25	(3)	11.21	%(3)
								35.79	(4)	1.11	(4)	9.97	%(4)

(1)
Multiples shown are the First Quartile Value (25th percentile) of each data set

(2)
Multiples include 25% control premium

(3)
Multiple based on deal value of $13,131,000

(4)
Multiple based on deal value of $11,681,000 (calculated as $13,131,000 less $1,450,000 held in escrow)

Source: S&P Capital IQ

 Analysis of Selected Merger Transactions

        Wipfli obtained a listing of bank mergers and acquisitions from a database compiled by the consulting firm of SNL Financial. SNL Financial collects, standardizes, and disseminates market and merger and acquisition data for the banking industry. As part of our analysis, Wipfli reviewed comparable merger and acquisition transactions which occurred between July 1, 2013 and June 30, 2014, for which full transaction information was available.

        The table below summarizes certain financial measures and pricing multiples for:

  •
  All U.S. bank deals (targets with up to $250 million in assets).

  •
  All U.S. bank deals (targets with NPA/asset ratios between 3% and 6%).

  •
  All bank deals where the targets' operations were located within Michigan or Wisconsin.

 M&A Transaction Analysis—June 30, 2014
Comparison to The Peninsula Bank of Ishpeming

									Multiples
	Number of Transactions(1)	Median Total Tangible Assets ($000)	Median Total Tangible Equity ($000)	Median Equity/ Assets (%)	Median NPAs/ Assets (%)	Median YTD ROAA (%)	Median YTD ROAE (%)	Median Deal Price ($000,000)	Price/ Adjusted LTM Earnings (x)		Price/ Normalized Tangible BV (x)		Price/ Tangible Assets (%)
Transactions 07/01/2013 - 06/30/2014
All Announced U.S. Bank Deals (Up to $250 million in assets)(2)	47	$125,089	$12,130	10.62	1.08	0.63	5.94	$14.25	13.61		0.83		8.40
All Announced U.S. Bank Deals (NPA's between 3% and 6%)(3)	14	$235,520	$27,123	10.26	4.40	0.83	8.00	$26.10	15.89		1.18		11.95
All Announced Michigan and Wisconsin Bank Deals(2)	4	$539,928	$53,585	9.55	2.72	0.83	8.04	$86.60	13.07		1.02		9.60
The Peninsula Bank of Ishpeming		$123,970	$17,364	14.01	4.34	0.28	2.09		40.23	(4)	1.25	(4)	11.21	%(4)
									35.79	(5)	1.11	(5)	9.97	%(5)

(1)
Includes only transactions for which full information was available

(2)
Multiples shown are the First Quartile Value (25th percentile) of each data set

(3)
Multiples shown are the Median Value (50th percentile) of each data set

(4)
Multiple based on deal value of $13,131,000

(5)
Multiple based on deal value of $11,681,000 (calculated as $13,131,000 less $1,450,000 held in escrow)

Source: SNL Financial

 Discounted Cash Flow Analysis

        Wipfli also considered the net present value of all shares of the Company's common stock based on the Company's internal projections along with Wipfli's projections for the Company between the years 2014 and 2018.

        The DCF approach recognizes that the present value of an investment is based upon the expected receipt of future net cash flows discounted at a rate that reflects both the current return requirements of the market in general and the risks inherent in the specific entity that is being valued. The projected financial information was presented by management as being a base level for the future of the Company.

        The DCF approach consists of estimating annual future cash flows and individually discounting them back to present value. If the cash flow stream will continue beyond the foreseeable future, an estimate of the stabilized future cash flow attributable to the business enterprise is also capitalized and discounted back to the present value. For the Company, the stabilized earnings stream was concluded to be after five years and grown into perpetuity at a normal long-run growth rate.

        In this method, the discount rate is built-up and is reasonably considered equal to the sum of the risk-free investment rate plus a risk premium for equity and size.

        Summation of the discounted annual cash flows plus the terminal year cash flow after discounting results in the estimated value of the business enterprise.

        Wipfli also considered and discussed with the members of the Board of Directors and senior management how this analysis would be affected by changes in assumptions, including variations with respect to net income. Wipfli noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Other Information Reviewed By Wipfli

        Wipfli also reviewed for informational purposes the characteristics of the Acquirer's shareholder group as well as the relationship between the current and historical publicly reported trading prices of the Acquirer's common stock and its earnings, tangible book value, and tangible assets.

Conclusion

        Wipfli's opinion is based upon market, economic, financial, and other circumstances and conditions existing and disclosed to us as of July 17, 2014, and any material change in such circumstances and conditions would require a reevaluation of this opinion, which Wipfli is under no obligation to undertake.

        Wipfli expresses no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Agreement or the availability or advisability of any alternatives to the Transaction. Wipfli did not structure the Transaction or negotiate the final terms of the Transaction. This letter does not express any opinion as to the likely trading range of the Acquirer's stock following the Transaction, which may vary depending on numerous factors that generally impact the price of securities or financial condition of Acquirer at that time. Wipfli's opinion is limited to the fairness, from a financial point of view, of the Transaction to the shareholders of the Company as of July 17, 2014. Wipfli expresses no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Transaction.

        It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Transaction and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Transaction. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Wipfli to any such party. This opinion is not to be quoted or referred to, in whole or in part, without Wipfli's prior written consent, which will not be unreasonably withheld.

        Based upon and subject to the foregoing, it is Wipfli's opinion that, as of July 17, 2014, the consideration to be received by the shareholders of the Company pursuant to the merger agreement is fair, from a financial point of view, to the holders of the Company's outstanding common stock.

Mackinac's Reasons for the Merger

        Mackinac believes that the acquisition of Peninsula will complement Mackinac's footprint and its growth strategy, including by enabling it to deepen its footprint in the central Upper Peninsula of Michigan, particularly since Peninsula has a strong reputation in the Ishpeming and Marquette markets. Peninsula's management team has long-term expertise providing independent community banking services to the community in Marquette County, Michigan. Mackinac's board of directors and PFC's board of managers approved the Merger Agreement in a joint meeting of the two boards of directors, after Mackinac's senior management discussed with the Mackinac and PFC boards a number of factors, including those described above and the business, assets, liabilities, results of operations, financial performance, strategic direction and prospects of Peninsula. Neither Mackinac's board of directors nor PFC's board of managers considered it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. Mackinac's board of directors and PFC's board of managers viewed their respective positions as being based on all of the information and the factors presented to and considered by them. In addition, individual directors may have given different weights to different information and factors.

Board of Directors and Management of Mackinac After the Merger

        The size and composition of Mackinac's board of directors and PFC's board of managers will not be affected by the Merger.

        Information about Mackinac's current directors and executive officers can be found in the section entitled "Directors and Executive Officers of Mackinac."

Stock Ownership

        The directors and executive officers of Peninsula beneficially owned as of      , 2014, a total of        shares of Peninsula common stock, representing approximately      % of the outstanding shares of Peninsula common stock as of such date. They will receive the same merger consideration as other Peninsula shareholders in respect of these shares of Peninsula common stock.

Public Trading Markets

        Mackinac common stock is listed for trading on the NASDAQ under the symbol "MFNC." Peninsula common stock is not currently listed or traded on any securities exchange or quotation system.

        Under the Merger Agreement, Mackinac will use reasonable best efforts to cause the shares of Mackinac common stock to be issued in connection with the Merger to be listed on the NASDAQ, and the Merger Agreement provides that neither Mackinac nor Peninsula will be required to complete the Merger if such shares are not approved for listing, subject to notice of issuance, on the NASDAQ.

Mackinac's Dividend Policy

        No assurances can be given that Mackinac will pay any dividends on its common stock or that, if paid, such dividends will not be reduced or eliminated in future periods. Special cash dividends, stock dividends or returns of capital may, to the extent permitted by Michigan Department of Insurance and Financial Services and other applicable regulations, be paid in addition to, or in lieu of, regular cash dividends. Dividends from Mackinac will depend, in large part, upon receipt of dividends from mBank, and any other banks which Mackinac acquires, because Mackinac will have limited sources of income other than dividends from mBank, and other banks it acquires, earnings from the investment of proceeds from the sale of shares of common stock retained by Mackinac. Mackinac's board of directors may change its dividend policy at any time, and the payment of dividends by financial holding companies is generally subject to legal and regulatory limitations. For further information, see "Comparative Market Prices and Dividends."

Dissenters' Rights in the Merger

        Under Michigan law, which is the law under which Peninsula is incorporated, the holders of Peninsula common stock will not be entitled to dissenters' appraisal rights in connection with the Merger. The MBCA provides that if the consideration to be received in a merger is in cash or shares listed on a national securities exchange, the holders of the stock are not entitled to dissenters' rights. As Peninsula shareholders may elect to receive either cash in the Merger, or Mackinac's common stock, which is listed on the NASDAQ, there are no dissenters' rights.

Regulatory Approvals Required for the Merger

        Both Mackinac and Peninsula have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the Merger Agreement. Mackinac filed applications seeking regulatory approval to complete the transactions contemplated by the Merger Agreement with the FRB, FDIC and the DIFS.

        Mackinac is a bank holding company under the Bank Holding Company Act of 1956, as amended, which we refer to as the BHCA. The primary regulator of Mackinac is the FRB. At the discretion of the FRB, the Merger is subject to the approval by the FRB under Section 3 of the BHCA. In evaluating an application filed under Section 3 of the BHCA, the FRB considers, with respect to the bank holding companies and the depository institutions concerned: (1) the competitive impact of the transaction, (2) the financial condition and future prospects, including capital positions and managerial resources, (3) the convenience and needs of the communities to be served and the record of the insured depository institution subsidiaries of the bank holding companies under the Community Reinvestment Act of 1977, which we refer to as the CRA, (4) the effectiveness of the companies and the depository institutions concerned in combating money laundering activities and (5) the extent to which the proposal would result in greater or more concentrated risks to the stability of the United States banking or financial system. The FRB would provide an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if they determine such meeting or other proceeding would be appropriate.

        Under the CRA, the FRB must take into account the record of performance of the companies and the depository institutions concerned in meeting the credit needs of the entire community, including low and moderate-income neighborhoods, served by such companies and depository institutions. Depository institutions are periodically examined for compliance with the CRA by their primary federal supervisor and are assigned ratings. In evaluating the record of the performance of an institution in meeting the credit needs of the entire community served by the institution, the FRB considers the institution's record of compliance with the CRA, including the most recent rating assigned by its primary federal supervisor. As of their last respective CRA examinations, each of Peninsula, mBank and PFC was rated "Satisfactory" with respect to CRA compliance.

        The primary regulators of mBank are the DIFS and the FDIC. The prior approval of the FDIC under the Federal Bank Merger Act would be required to consolidate Peninsula Bank with and into mBank. In evaluating an application filed under the Bank Merger Act, the FDIC generally considers: (1) the competitive impact of the transaction, (2) the financial and managerial resources of the depository institutions party to the merger, (3) the convenience and needs of the community to be served and the record of the depository institutions under the Community Reinvestment Act, including their CRA ratings, (4) the depository institutions' effectiveness in combating money-laundering activities and (5) the extent to which the depository institution merger or mergers would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the FDIC will provide an opportunity for public comment on the application for the bank consolidation, and is authorized to hold a public meeting or other proceeding if they determine that would be appropriate.

        Filings would also be made with the DIFS which would include giving the agency prior notice of the proposed consolidation of Peninsula Bank into mBank and a copy of the bank merger application submitted to the FDIC.
Additional Regulatory Approvals and Notices

        Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.

        Neither Peninsula nor Mackinac can assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any such approvals, our ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals.

        Mackinac and Peninsula believe that the Merger does not raise significant regulatory concerns and that we will be able to obtain all requisite regulatory approvals on a timely basis. However, neither

Mackinac nor Peninsula can assure you that all of the required regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of such approvals, our ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a materially adverse effect on the financial conditions, results of operations, assets or business of Mackinac following completion of the Merger.

        Neither Peninsula nor Mackinac is aware of any material governmental approvals or actions that are required for completion of the Merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

 THE MERGER AGREEMENT

        The following describes certain aspects of the Merger, including certain material provisions of the Merger Agreement. The following description of the Merger Agreement is subject to, and qualified in its entirety by reference to, the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the Merger Agreement carefully and in its entirety, as it is the legal document governing the Merger.

Structure of the Merger

        Each of Peninsula's board of directors, Mackinac's board of directors and PFC's board of managers has approved the Merger Agreement, by and among Mackinac, PFC and Peninsula. The Merger Agreement provides for the merger of Peninsula with and into PFC, with PFC continuing as the surviving entity in the merger. The Merger Agreement additionally provides effective upon consummation of the Merger, Peninsula's wholly owned subsidiary bank, Peninsula Bank will consolidate with and into mBank, Mackinac's wholly owned subsidiary, with mBank as the surviving entity in the merger.

Merger Consideration

        Subject to the terms and conditions set forth in the Merger Agreement, which has been unanimously approved by the board of directors of each of Mackinac and Peninsula, at the Effective Time of the Merger, each outstanding share of Peninsula common stock will be converted into the right to receive either (i) for each share of Peninsula common stock with respect to which an election to receive cash has been made and not revoked, approximately $46.13 in cash; or (ii) for each share of Peninsula common stock with respect to which an election to receive Company common stock has been made and not revoked, 3.4296 shares of Company common stock; provided that the number of Cash Election Shares may not exceed 35% of total merger consideration, subject to adjustment as set forth in the Merger Agreement. The Merger Agreement requires Peninsula to have a minimum adjusted shareholders' equity of $10.5 million and further contemplates that Peninsula will distribute any equity above such amount to its shareholders as a special dividend immediately prior to the closing. Pursuant to the Merger Agreement, $1.45 million of the special dividend (or about $5.03 per share) will be held in reserve pending the resolution of certain litigation. The reserve amount will be held in a trust required to be established and funded in such amount by the Merger Agreement for the benefit of the Peninsula shareholders. To the extent Peninsula (or Mackinac as its successor-in-interest) has any liability in the litigation, such amounts will be deducted from the reserve and all remaining funds will be distributed to the Peninsula shareholders. The resolution of the litigation in question could take a significant period of time and Peninsula shareholders may not receive distributions from the trust, if any are forthcoming, for months or years.

        If the number of shares of common stock outstanding of Peninsula or Mackinac changes before the Merger is completed as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, then the merger consideration will be equitably and proportionately adjusted.

Fractional Shares

        Mackinac will not issue any fractional shares of Mackinac common stock in the Merger. Peninsula shareholders who would otherwise be entitled to a fractional share of Mackinac common stock upon the completion of the Merger will instead receive an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average, rounded to the nearest one tenth of a cent, of the closing sale prices of Mackinac common stock as reported by NASDAQ for the five (5) trading days immediately preceding the Effective Time by (ii) the fraction of a share (after taking into account all shares of Peninsula common stock held by such holder at the Effective Time and rounded to the nearest thousandth) of Mackinac common stock to which such holder would otherwise be entitled to receive.

Surviving Entity; Governing Documents; Directors and Officers

        At the Effective Time of the Merger, the articles of organization and operating agreement of PFC in effect immediately prior to the Effective Time (subject to any amendment to the articles of organization set forth in the Certificate of Merger) will be the articles of organization and operating agreement of the surviving entity until thereafter amended in accordance with applicable law.

        The size and composition of Mackinac's board of directors and PFC's board of managers will not be affected by the Merger.

Closing and Effective Time of the Merger

        The Merger will be completed only if all conditions to the Merger discussed in this proxy statement/prospectus and set forth in the Merger Agreement are either satisfied or waived. See "—Conditions to Complete the Merger."

        The Merger will become effective when the Merger Agreement is accepted for filing by LARA. The completion of the Merger will occur at a time determined by Mackinac that follows the close of trading on the date that is the later of (1) three business days after the satisfaction or waiver (subject to applicable law) of the last of the conditions specified in the Merger Agreement, (2) ten business days after the parties receive all regulatory approvals required to complete the Merger or (3) another mutually agreed upon date. It currently is anticipated that the completion of the Merger will occur late in the third quarter or early in the fourth quarter of 2014, subject to the receipt of required approvals and other customary closing conditions, but neither Peninsula nor Mackinac can guarantee when or if the Merger will be completed.

Conversion of Shares; Exchange of Certificates

        The conversion of Peninsula common stock into the right to receive the merger consideration will occur automatically at the Effective Time of the Merger. Promptly after completion of the Merger, the exchange agent will exchange certificates or book-entry shares representing shares of Peninsula common stock for the merger consideration to be received pursuant to the terms of the Merger Agreement.

Form of Election

        At the time that the proxy statement is made available to shareholders, a Form of Election will be mailed to Peninsula shareholders entitled to vote at the Special Meeting that will allow shareholders to exercise their right to make an election prior to the election deadline, which is 5:00 p.m. Eastern Time on the day prior to the date of the shareholders' meeting. The materials will contain instructions on how to properly submit the Form of Election and surrender shares of Peninsula common stock in order to receive the merger consideration the holder is entitled to receive under the Merger Agreement.

        This date is referred to as the election deadline. Shares of Peninsula common stock as to which the holder has not made a valid election prior to the election deadline will be treated as though they had not made an election.

        NOTE:    The actual election deadline is not currently known. Mackinac and Peninsula will issue a press release announcing the date of the election deadline no more than 15 and at least five business days before that deadline.

        To make an election, a holder of Peninsula common stock must submit a properly completed election statement so that it is actually received by the exchange agent at or prior to the election deadline in accordance with the instructions on the election statement. Neither Peninsula nor Mackinac is under any obligation to notify any holder of defects in such holder's election statement.

        Generally, an election may be revoked or changed, but only by written notice received by the exchange agent prior to the election deadline. If an election is revoked and unless a subsequent properly executed election statement is actually received by the exchange agent at or prior to the election deadline, the holder having revoked the election will be deemed to have made no election with respect to his or her shares of Peninsula common stock.

        Holders will not be entitled to revoke or change their elections following the election deadline. As a result, holders who have made elections will be unable to revoke their elections.

        Shares of Peninsula common stock as to which the holder has not made a valid election prior to the election deadline, including as a result of revocation, will be deemed to have made no election. If it is determined that any purported cash election or stock election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis.

Allocation Procedures

        All elections are subject to the election, proration and allocation procedures described in this proxy statement/prospectus if too many shareholders elect cash consideration over stock consideration, due to the limitation that the relative cash consideration can amount to no more than 35% of the number of shares of Peninsula common stock outstanding prior to the effective date of the Merger, subject to certain adjustments described in the merger agreement. Due to these limitations, Peninsula shareholders may not receive the form of merger consideration that they elected.

        If the aggregate number of shares of Peninsula common stock with respect to which cash elections are made (the "Cash Election Number") exceed the 35% limitation on cash elections (or such lesser number as may be reasonably agreed to by tax counsel to Mackinac and Peninsula in order to preserve tax-free reorganization treatment under the Internal Revenue Code)(the "Cash Conversion Number"), then all stock election shares and all non-election shares shall be converted into the right to receive stock consideration, and the cash election shares of each holder of Peninsula common stock will be converted into the right to receive the per share cash consideration in respect of that number of cash election shares equal to the product obtained by multiplying (x) the number of cash election shares held by such holder by (y) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number, with the remaining number of such holder's cash election shares being converted into the right to receive the stock consideration.

        For example, assuming no further issuances of Peninsula common stock and no adjustments to the 35% limitation made by tax counsel, the Cash Conversion Number would be 100,800 (35% of the 288,000 shares of Common Stock currently outstanding) at the effective time. If cash elections are made with respect to 120,000 shares of Peninsula common stock, 16% of each holder's cash election shares would be converted into stock elections.

Letter of Transmittal

        As soon as reasonably practicable after the completion of the Merger, the exchange agent will mail appropriate transmittal materials and instructions to each holder who has not previously submitted a Form of Election and their shares of Peninsula common stock. Similar to the Form of Election, these materials will also contain instructions on how to surrender shares of Peninsula common stock in exchange for the merger consideration the holder is entitled to receive under the Merger Agreement.

        If a certificate for Peninsula common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration properly upon receipt of (1) an affidavit of that fact by the claimant and (2) such bond as Mackinac may determine is reasonably necessary as indemnity against any claim that may be made against Mackinac with respect to the certificate.

        After completion of the Merger, there will be no further transfers on the stock transfer books of Peninsula other than to settle transfers of Peninsula common stock that occurred prior to the Effective Time of the Merger.

Withholding

        Mackinac and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable to any Peninsula shareholder the amounts either of them are required to deduct and withhold under any applicable federal, state, local or foreign tax law. If any such amounts are withheld, these amounts will be treated for all purposes of the Merger Agreement as having been paid to the shareholders from whom they were withheld.

Dividends and Distributions

        Whenever a dividend or other distribution is declared by Mackinac on Mackinac common stock, the record date for which is at or after the Effective Time of the Merger, the declaration will include dividends or other distributions on all shares of Mackinac common stock issuable under the Merger Agreement, but such dividends or other distributions will not be paid to the holder thereof until such holder has duly surrendered its Peninsula stock certificates.

Representations and Warranties

        The representations, warranties and covenants described below and included in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, are solely for the benefit of Mackinac and Peninsula, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Mackinac and Peninsula rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of Mackinac, Peninsula or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by Mackinac or Peninsula. The representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus. See "Where You Can Find More Information."

        The Merger Agreement contains customary representations and warranties of Mackinac and Peninsula relating to their respective businesses. The representations and warranties in the merger agreement do not survive the Effective Time of the Merger.

        The Merger Agreement contains representations and warranties made by Peninsula to Mackinac relating to a number of matters, including the following:

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  corporate matters, including due organization and qualification and subsidiaries;

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  capitalization;

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  authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the Merger;

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  required governmental and other regulatory filings and consents in connection with the Merger;

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  reports to regulatory authorities;

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  financial statements, internal controls and absence of undisclosed liabilities;

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  the absence of certain changes or events;

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  legal proceedings;

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  tax matters;

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  employee benefit matters;

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  labor matters;

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  compliance with applicable laws;

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  certain material contracts;

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  agreements with regulatory agencies;

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  investment securities;

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  derivative instruments and transactions;

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  environmental matters;

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  insurance matters;

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  real and personal property;

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  intellectual property matters;

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  broker's fees payable in connection with the Merger;

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  inapplicability of the Investment Company Act of 1940, as amended;

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  loan matters;

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  related party transactions;

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  inapplicability of takeover statutes;

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  good faith belief that necessary regulatory approvals are obtainable;

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  books and records;

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  validity and enforceability of loan guarantees;

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  compliance with data security laws and customer privacy policies; and

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  the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents.

        The Merger Agreement contains representations and warranties made by Mackinac to Peninsula relating to a number of matters, including the following:

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  corporate matters, including due organization and qualification and subsidiaries;

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  capitalization;

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  authority relative to execution and delivery of the Merger Agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the Merger;

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  required governmental and other regulatory filings and consents in connection with the Merger;

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  legal proceedings;

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  the absence of certain changes or events;

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  reports to regulatory authorities;

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  financial statements;

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  compliance with applicable laws;

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  tax matters;

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  broker's fees payable in connection with the Merger;

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  the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents;

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  absence of regulatory agreements or enforcement actions;

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  good faith belief that necessary regulatory approvals are obtainable; and

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  ability to pay the cash portion of the merger consideration.

        Certain representations and warranties of Mackinac and Peninsula are qualified as to "materiality" or "material adverse effect." For purposes of the Merger Agreement, a "material adverse effect," when used in reference to Mackinac or Peninsula, means any event, circumstance, development, change or effect that, individually or in the aggregate, (1) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of the applicable party to timely consummate the Merger or any of the other transactions contemplated by the Merger Agreement or to perform its covenants under the Merger Agreement or (2) is, or is reasonably likely to be, material and adverse to the business, operations, prospects, condition (financial or otherwise) or results of operations of the applicable party and its subsidiaries, taken as a whole, other than to the extent resulting from:

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  changes in GAAP, except to the extent that the effects of such changes disproportionately affect the applicable party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which the applicable party operates;

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  changes in laws generally applicable to companies in the financial services industry, except to the extent that the effects of such changes disproportionately affect the applicable party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which the applicable party operates;

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  changes in political or regulatory conditions or general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the financial services industry, except to the extent that the effects of such changes disproportionately affect the applicable party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which the applicable party operates;

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  any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, except to the extent that the effects of such changes disproportionately affect the applicable party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which the applicable party operates;

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  failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of Mackinac's common stock, in and of itself, but not including any underlying causes thereof;

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  public disclosure of the Merger Agreement; or

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  actions or omissions taken with the express prior written consent of the other party.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger

        Peninsula has agreed that, prior to the Effective Time of the Merger, it will, and will cause each of its subsidiaries to, conduct its business in the usual, regular and ordinary course consistent with past practice, use reasonable best efforts to maintain and preserve intact its business organization, rights, franchises, authorizations issued by government entities and current relationships and take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Peninsula or Mackinac to obtain any required regulatory approvals or to perform their respective obligations under the Merger Agreement.

        Additionally, Peninsula has agreed that prior to the Effective Time of the Merger, except as expressly required by the Merger Agreement or with the prior written consent of Mackinac, Peninsula will not, and will not permit any of its subsidiaries to, subject to certain exceptions, undertake the following actions:

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  incur indebtedness or guarantee indebtedness of another person, except in the ordinary course of business consistent with past practice;

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  (1) adjust, split, combine or reclassify any capital stock or other equity interest; (2) set any record or payment dates for any dividends or distributions on its capital stock or other equity interest, or make, declare or pay any dividend or distribution or make any other distribution on any shares of its capital stock or other equity interest or redeem, purchase or otherwise acquire any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interest other than the payment of the special dividend; (3) grant any stock appreciation rights, restricted stock units or other equity-based compensation or grant any right to acquire any shares of its capital stock; (4) issue or commit to issue any additional shares of capital stock or sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any Peninsula subsidiary; or (5) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

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  sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets (other than to a subsidiary), except for the sale of loans and sales of investment securities in the ordinary course of business consistent with past practice to third parties who are not affiliates of Peninsula, or as expressly required by contracts or agreements in force at the date of the Merger Agreement;

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  acquire direct or indirect control over any business or corporate entity, whether by stock purchase, merger, consolidation or otherwise, or make any other investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other person, except in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a loan in the ordinary course of business consistent with past practice and with respect to loans made to third parties who are not affiliates of Peninsula;

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  except as required under applicable law or the terms of any Peninsula benefit plan, (1) enter into, adopt or terminate any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant, (2) amend any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant in a manner that would result in any increase in cost, (3) increase the compensation or benefits payable to any employee, officer, director or consultant (other than any annual base compensation raises in the ordinary course of business consistent with past practice to employees other than senior executive officers of not more than 5% per year), (4) grant or accelerate the vesting of any equity-based awards for the benefit of any such individual, (5) enter into any new, or amend any existing, collective bargaining agreement or similar agreement, (6) provide any funding for any rabbi trust or similar arrangement or (7) hire, transfer, promote or terminate the employment of any employee who has a target annual compensation of $75,000 or more;

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  settle any claim, action or proceeding other than in the ordinary course of business consistent with past practice involving solely money damages where the settlement payments not covered by insurance do not exceed $100,000 individually or $200,000 in the aggregate; waive, compromise, assign, cancel or release any material rights or claims; or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

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  pay, discharge or satisfy any claims, liabilities or obligations, other than in the ordinary course of business and consistent with past practice;

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  make any change in accounting methods or systems of internal accounting controls (or the manner in which it accrues for liabilities), except as required by GAAP as concurred in by Peninsula's independent auditors, or revalue in any material respect any of its assets, including writing-off notes or accounts receivable, except as required by GAAP and in the ordinary course of business consistent with past practice;

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  make, change or revoke any tax election, change an annual tax accounting period, adopt or change any tax accounting method, file any amended tax return, enter into any closing agreement with respect to taxes, or settle any tax claim, audit, assessment or dispute or surrender any right to claim a refund of taxes;

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  adopt or implement any amendment to its articles of incorporation or any changes to its bylaws or comparable organizational documents;

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  materially restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage related securities that would be considered "high-risk" securities under applicable regulatory pronouncements;

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  enter into, modify, amend or terminate any material contract, other than in the ordinary course of business consistent with past practice, provided that in no event will Peninsula enter into, modify, amend or terminate certain types of contracts or any contract that calls for aggregate annual payments of $100,000 or more;

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  change in any material respect its credit policies and collateral eligibility requirements and standards;

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  fail to use reasonable best efforts to take any action that is required under an agreement with a regulatory authority or take any action that violates such an agreement;

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  except as required by applicable law, regulation or policies imposed by any governmental entity, enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans;

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  permit the construction of new structures or facilities upon, or purchase or lease any real property in respect of, any branch or other facility, or file any application or take any other action to establish, relocate or terminate the operation of any banking office;

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  make, or commit to make, any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate other than as set forth in Peninsula's capital expenditure budget as of the date of the Merger Agreement;

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  without previously notifying and consulting with Mackinac, and except to the extent approved by Peninsula and committed to prior to the date of the Merger Agreement and disclosed to Mackinac, make or acquire any loan or issue a commitment (or renew or extend an existing commitment) for any loan relationship aggregating in excess of $1,000,000, or amend or modify in any material respect any existing loan relationship, that would result in total credit exposure to the applicable borrower, as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $1,000,000;

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  take any action that is intended to, would or would be reasonably likely to result in any of the conditions to the completion of the Merger not being satisfied or prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement, except as may be required by applicable laws;

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  take any action, or knowingly fail to take any action, that prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

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  agree to, or make any commitment to, take or adopt any resolutions of Peninsula's board of directors in support of, any of the above prohibited actions; or

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  take any action that would or would be reasonably likely to result in Peninsula Merger-related closing expenses in excess of $300,000.

        Mackinac has agreed to a more limited set of restrictions on its business prior to the completion of the Merger. Specifically, Mackinac has agreed that prior to the Effective Time of the Merger, except as expressly contemplated or permitted by the Merger Agreement or with the prior written consent of Peninsula, Mackinac will not, and will not permit any of its subsidiaries to, subject to certain exceptions, undertake the following actions:

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  amend its articles of incorporation or bylaws or similar governing documents of any of its subsidiaries in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Peninsula common stock or that would materially impede Mackinac's ability to consummate the Merger and the other transactions contemplated by the Merger Agreement;

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  take any action that is intended to, would or would be reasonably likely to result in any of the conditions to the completion of the Merger not being satisfied or prevent or materially delay the completion of the Merger and the other transactions contemplated by the Merger Agreement, except as may be required by applicable laws;

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  take any action, or knowingly fail to take any action, that prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; or

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  agree to, make any commitment to, take or adopt any resolutions of Mackinac's board of directors in support of, any of the above prohibited actions.

Regulatory Matters

        Mackinac and Peninsula have agreed to use their respective reasonable best efforts to take, or cause to be taken, and assist and cooperate with the other party in taking, all actions that are necessary, proper or advisable to comply promptly with all legal requirements with respect to the Merger and the other transactions contemplated by the Merger Agreement, including obtaining any third-party consent or waiver that may be required, and to obtain, and assist and cooperate with the other party in obtaining, all actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals of any exemption by governmental entity required or advisable in connection with the Merger and the other transactions contemplated by the Merger Agreement. Mackinac and Peninsula will use their respective reasonable best efforts to resolve any objections that may be asserted by any governmental entity with respect to the Merger Agreement or the Merger or the other transactions contemplated by the Merger Agreement. However, in no event will Mackinac or PFC be required, and will Peninsula and its subsidiaries be permitted (without Mackinac's written consent), to take, or commit to take, any action or agree to any condition or restriction if such action, condition or restriction would have, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect in respect of Mackinac or Peninsula and its subsidiaries, taken as a whole (measured on a scale relative to Peninsula and its subsidiaries, taken as a whole), provided that Peninsula and its subsidiaries will take such action if requested by Mackinac and if such condition or restriction is binding on Peninsula and its subsidiaries only in the event the Merger is completed. Mackinac filed applications seeking regulatory approval to complete the transactions contemplated by the Merger Agreement with the FRB, the FDIC and the DIFS.

Tax Matters

        Mackinac and Peninsula have agreed to use their respective reasonable best efforts to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and to not knowingly take any action that could reasonably be expected to prevent the Merger from so qualifying.

Employee Matters

        The Merger Agreement provides that, for the 12-month period immediately after the completion of the Merger, Mackinac will provide to employees of Peninsula and its subsidiaries (as a group) who are actively employed as of the completion of the Merger employee benefits and compensation opportunities that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities generally made available to similarly situated employees of Mackinac (provided that, in no event will any such employee be eligible to participate in any closed or frozen plan of Mackinac or its subsidiaries, and until such time as Mackinac shall cause such employees to participate in the employee benefit plans and receive compensation opportunities that are made available to similarly situated employees of Mackinac). The service of Peninsula employees prior to the completion of the Merger will, to the same extent such service is recognized immediately prior to the completion of the Merger under a corresponding Peninsula benefit plan in which the applicable employee is eligible to participate immediately prior to the completion of the Merger, be treated as service with Mackinac for purposes of eligibility, participation, vesting and benefit accrual under Mackinac's employee benefit plans, subject to customary exclusions.

D&O Indemnification and Insurance

        The Merger Agreement provides that after the completion of the Merger, Mackinac and the surviving entity in the Merger will indemnify and hold harmless all present and former directors and officers of Peninsula against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation, arising out of the fact that such person is or was a director or officer of Peninsula if the claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time of the Merger, to the fullest extent permitted by applicable law and Peninsula's governing documents.

        The Merger Agreement requires Mackinac, or the surviving entity in the Merger, to use its reasonable best efforts to maintain for a period of six years after completion of the Merger Peninsula's existing directors' and officers' liability insurance policy, or policies of at least the same coverage and amounts and containing terms and conditions that are substantially no less advantageous than the current policy (or, with the consent of Peninsula prior to the completion of the Merger, any other policy), with respect to claims arising from facts or events that occurred prior to the completion of the Merger, and covering such individuals who are currently covered by such insurance. However, neither Mackinac nor the surviving entity in the Merger is required to incur annual premium payments greater than 250% of Peninsula's current annual directors' and officers' liability insurance premium. In lieu of the insurance described in the preceding sentence, prior to the completion of the Merger, Mackinac or Peninsula, with Mackinac's consent, may obtain a six-year "tail" prepaid policy providing coverage equivalent to such insurance.

Existing Business Relationships

        Peninsula has agreed to use its good faith efforts to ensure that its officers and directors continue their banking relationships with Peninsula and, following the completion of the Merger, with Mackinac and its affiliates, to the same extent as existed on the date of the Merger Agreement.

Loan Documentation

        The Merger Agreement requires Peninsula to use all commercially reasonable efforts to fully correct, remedy and otherwise resolve any fact or circumstance known to Peninsula that has resulted, or could reasonably be expected to result, in any loan payable to Peninsula that (i) is not evidenced by proper loan documentation, (ii) does not represent the valid and legally binding obligation of the loan obligor or (iii) is not enforceable against the loan obligor in accordance with its terms, such that the applicable loan or loan documentation fully complies with the representations and warranties made by Peninsula with respect to loans payable to it or its subsidiaries.

Certain Additional Covenants

        The Merger Agreement also contains additional covenants, including covenants relating to the filing of this proxy statement/prospectus, obtaining required consents, the listing of the shares of Mackinac common stock to be issued in the Merger on the NASDAQ, the provision of a Peninsula closing date balance sheet and schedule reporting charge-offs by Peninsula, access to information of the other company, public announcements with respect to the transactions contemplated by the Merger Agreement, provisions for the integration of Peninsula's electronic data into Mackinac's systems, the coordination and implementation of the post-merger operating and integration plans, the execution and delivery of claims letters by Peninsula, actions causing the transactions contemplated by the Merger Agreement to be subject to takeover provisions, attendance by Mackinac at all committee meetings of Peninsula Bank, the establishment of a trust for the benefit of Peninsula shareholders, and the provision of notice to each party on the occurrence of certain events related to the Merger, such as any incidence of Merger-related litigation against either party or the breach, by either party, of the representations and warranties contained in the Merger Agreement.

 Peninsula Shareholder Meeting and Recommendation of Peninsula's Board of Directors

        Peninsula has agreed to hold a meeting of its shareholders for the purpose of voting upon approval of the Merger Agreement as promptly as practicable. Peninsula will use its reasonable best efforts to obtain from its shareholders the requisite shareholder approval of the Merger Agreement, including by recommending that its shareholders approve and adopt the Merger Agreement (subject to the provisions governing making a change in Peninsula's recommendation as described below).

        The board of directors of Peninsula has agreed to recommend that Peninsula's shareholders vote in favor of approval of the Merger Agreement and to not withdraw or modify such recommendation in any manner adverse to Mackinac (which we refer to as a change in Peninsula's recommendation), except that Peninsula's board of directors may effect a change in Peninsula's recommendation if and only to the extent that:

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  Peninsula has received an unsolicited bona fide "acquisition proposal" (as described below) that constitutes a "superior proposal" (as described below), and Peninsula's board of directors determines in good faith, after receiving the advice of outside legal counsel, that Peninsula's board of directors would be in violation of its fiduciary duties under applicable laws if it failed to effect a change in Peninsula's recommendation;

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  has given at least five business days' written notice to Mackinac of its intention to effect a change in or withdraw Peninsula's recommendation absent modification of the terms and conditions of the Merger Agreement;

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  if applicable, after giving effect to any amendments to the Merger Agreement proposed by Mackinac, such acquisition proposal continues to constitute a superior proposal; and

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  Peninsula complies with its non-solicitation obligations described below in "—Agreement Not to Solicit Other Offers" and its obligations with respect to calling shareholder meetings and acquisition proposals described in this section.

        In the event of any material revisions to the superior proposal, Peninsula will be required to deliver a new written notice to Mackinac five business days in advance of its intention to effect a change in Peninsula's recommendation and to comply with the other requirements described above.

        The Merger Agreement requires Peninsula to submit the Merger Agreement to a shareholder vote even if Peninsula's board of directors effects a change in Peninsula's recommendation.

        If an acquisition proposal has been made known to the Peninsula shareholders and thereafter the Peninsula shareholders do not approve the Merger at the Peninsula shareholder meeting, if during the 10 business-day period following the failed shareholder vote Mackinac proposes revised terms and conditions of the Merger Agreement that are no less favorable from a financial point of view to Peninsula shareholders than the acquisition proposal, Peninsula is obligated to resubmit the revised Merger Agreement to its shareholders at a second shareholder meeting (and to comply with the other requirements described above as if such second shareholder meeting was treated as the first shareholder meeting), except that Peninsula will not be obligated to submit the revised Merger Agreement to its shareholders at a second shareholder meeting if:

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  Peninsula's board of directors effected a change in Peninsula's recommendation prior to the first shareholder meeting;

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  assuming the Merger Agreement was amended to reflect all adjustments to the terms and conditions proposed by Mackinac during the 10 business-day period following the failed shareholder vote at the first shareholder meeting, the acquisition proposal would continue to constitute a superior proposal; and

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  Peninsula complies with its non-solicitation obligations described below in "—Agreement Not to Solicit Other Offers" and its obligations with respect to calling shareholder meetings and acquisition proposals described in this section.

        For purposes of the Merger Agreement:

  •
  an "acquisition proposal" means any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, by way of a tender offer) or similar transactions involving Peninsula or any of its subsidiaries that, if consummated, would constitute an "alternative transaction" (as described below);

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  an "alternative transaction" means (1) any transaction pursuant to which any person (or group of persons) other than Mackinac or its affiliates, directly or indirectly, acquires or would acquire more than 20% of the outstanding shares of Peninsula common stock or outstanding voting power of Peninsula, or more than 20% of the outstanding shares or voting power of any other series or class of capital stock of Peninsula that would be entitled to a class or series vote with respect to the merger, whether from Peninsula, or pursuant to a tender offer or exchange offer or otherwise, (2) a merger, share exchange, consolidation or other business combination involving Peninsula (other than the Merger), (3) any transaction pursuant to which any person (or group of persons) other than Mackinac or its affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of any Peninsula subsidiaries and securities of the entity surviving any merger or business combination involving any Peninsula subsidiary) of Peninsula or any of its subsidiaries representing more than 20% of the fair market value of all the assets, deposits, net revenues or net income of Peninsula and its subsidiaries, taken as a whole, immediately prior to such transaction or (4) any other consolidation, business combination, recapitalization or similar transaction involving Peninsula or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement, as a result of which the holders of shares of Peninsula common stock immediately prior to such transaction do not, in the aggregate, own at least 80% of each of the outstanding shares of Peninsula common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately following the completion of the transaction, in substantially the same proportion as such holders held the shares of Peninsula common stock immediately prior to the completion of such transaction; and

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  "superior proposal" means a bona fide, unsolicited written acquisition proposal that (1) is obtained not in breach of the Merger Agreement for all of the outstanding shares of Peninsula common stock, on terms that Peninsula's board of directors determines in its good faith judgment (after consultation with outside counsel and a financial advisor and after taking into account all the terms and conditions of the acquisition proposal and the Merger Agreement (including any proposal by Mackinac to adjust the terms and conditions of the Merger Agreement), including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of completion, the form of consideration offered and the ability of the party making such proposal to obtain financing for such acquisition proposal, and after taking into account all other legal, financial, strategic, regulatory and other aspects of such proposal, including the identity of the party making such proposal, and the Merger Agreement) are more favorable from a financial point of view to Peninsula shareholders than the Merger, (2) is reasonably likely to receive all necessary regulatory approvals and be completed and (3) does not contain any condition to closing or similar contingency related to the ability of the party making such proposal to obtain financing.

 Agreement Not to Solicit Other Offers

        Peninsula also has agreed that it will not, and will cause each of its subsidiaries and its and their respective officers, directors, employees, agents and representatives not to, directly or indirectly:

  •
  solicit, initiate, encourage or facilitate (including by furnishing information), or take any other action designed to facilitate, any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, by way of a tender offer) or similar transactions involving Peninsula or any of its subsidiaries that, if consummated, would constitute an alternative transaction;

  •
  participate in any discussions or negotiations regarding an alternative transaction or acquisition proposal; or

  •
  enter into any agreement regarding any alternative transaction or acquisition proposal.

        However, if prior to the approval of the Merger Agreement by Peninsula shareholders, (1) Peninsula receives a superior proposal that was not solicited by Peninsula and that did not otherwise result from a breach of the Merger Agreement, (2) Peninsula's board of directors determines in its good faith judgment (after receiving the advice of outside counsel) that a failure to participate in discussions or negotiations with, or provide information to, the person making the superior proposal would violate Peninsula's board of directors' fiduciary duties under applicable laws and (3) Peninsula gives at least five business days' notice to Mackinac, Peninsula's board of directors may:

  •
  furnish information with respect to it and its subsidiaries to the party making the superior proposal pursuant to a customary confidentiality agreement containing terms no less restrictive to the party making the superior proposal than the terms contained in Peninsula's confidentiality agreement with Mackinac; provided that a copy of all such written information is simultaneously provided to Mackinac, and

  •
  participate in discussions regarding the superior proposal.

        Peninsula has also agreed to provide Mackinac written notice within one business day following the receipt of any acquisition proposal, material modification to any acquisition proposal or request for nonpublic information or access to Peninsula's or its subsidiaries' properties, books or records by any person that has made or, to Peninsula's knowledge, may be considering making, an acquisition proposal. The notice will indicate the identity of the person making the acquisition proposal or requesting nonpublic information or access and the material terms of the acquisition proposal or modification to an acquisition proposal.

        Peninsula and its subsidiaries have agreed to (1) immediately cease and cause to be terminated any existing discussions or negotiations conducted with any third party with respect to any alternative transaction or acquisition proposal, (2) enforce and not release any third party from the confidentiality and standstill provisions of any agreement to which Peninsula or its subsidiaries is a party and (3) immediately terminate any approval previously given under any such provisions authorizing any person to make an acquisition proposal.

Conditions to Complete the Merger

        Mackinac's and Peninsula's respective obligations to complete the Merger are subject to the fulfillment or waiver of the following conditions:

  •
  the approval of the Merger Agreement by Peninsula's common shareholders;

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  the receipt of required regulatory approvals without a condition or restriction that would have, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect in respect of Mackinac, and the expiration or termination of all related statutory waiting periods;

  •
  the absence of any order, injunction, decree or judgment by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the Merger or the other transactions contemplated by the Merger Agreement, and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity prohibiting or making illegal the completion of the Merger;

  •
  the listing of the Mackinac common stock to be issued in the Merger on the NASDAQ, subject to official notice of issuance;

  •
  the effectiveness of the registration statement of which this proxy statement/prospectus is a part with respect to the Mackinac common stock to be issued in the Merger under the Exchange Act, and the absence of any stop order or proceedings threatened by the SEC for that purpose;

  •
  the accuracy of the representations and warranties of each other party in the Merger Agreement as of the closing date of the Merger, subject to the materiality standards provided in the Merger Agreement and the performance of the other party in all material respects of all obligations required to be performed by it at or prior to the Effective Time of the Merger under the Merger Agreement (and the receipt by each party of certificates from the other party to such effects);

  •
  receipt by Peninsula of an opinion of its financial adviser confirming the fairness of the merger consideration (which condition has been satisfied);

  •
  receipt by each of Mackinac and Peninsula of an opinion of legal counsel as to certain tax matters; and

  •
  adjusted Peninsula shareholders' equity of not less than $10,500,000, as determined in accordance with GAAP, measured as of the last business day prior to the closing date.

        Mackinac's obligations to complete the Merger are further subject to the receipt of a balance sheet from Peninsula setting forth the assets, liabilities and tangible common equity of Peninsula and its subsidiaries as of the close of business on the last business day of the month preceding the month in which the Merger is completed, as well as an executed copy of an indemnification agreement signed on behalf of the shareholders' trust.

        Neither Peninsula nor Mackinac can provide assurance as to when or if all of the conditions to the Merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, neither Peninsula nor Mackinac has reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

        The Merger Agreement can be terminated at any time prior to completion of the Merger by mutual consent, or by either party in the following circumstances:

  •
  the Merger has not been completed by the End Date (if the failure to complete the Merger by that date is not caused by the terminating party's breach of the Merger Agreement);

  •
  any required regulatory approval has been denied by the relevant governmental entity and this denial has become final and nonappealable, or a governmental entity has issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the completion of the Merger or the other transactions contemplated by the Merger Agreement;

  •
  there is a breach of the Merger Agreement by the other party that would cause the failure of the closing conditions described above, and the breach is not cured prior to the earlier of March 18, 2015 and 30 business days following written notice of the breach; or

  •
  Peninsula shareholders fail to approve the Merger Agreement at the Special Meeting, and Peninsula is not obligated to resubmit the Merger Agreement to its shareholders for approval at a second shareholder meeting as described above in "—Peninsula Shareholder Meeting and Recommendation of Peninsula's Board of Directors," or the Merger Agreement is resubmitted to Peninsula shareholders at a second shareholder meeting and the Peninsula shareholders fail to approve the Merger Agreement at such shareholder meeting.

        In addition, Mackinac may terminate the Merger Agreement in the following circumstances:

  •
  Peninsula shareholders fail to approve the Merger Agreement at the shareholder meeting (regardless of whether or not Peninsula is obligated to resubmit the Merger Agreement to its shareholders for approval at a second shareholder meeting as described above in "—Peninsula Shareholder Meeting and Recommendation of Peninsula's Board of Directors");

  •
  Peninsula's board of directors fails to recommend to the Peninsula shareholders that they approve the Merger Agreement or withdraws, modifies or qualifies such recommendation in a manner adverse to Mackinac;

  •
  Peninsula's board of directors fails to reaffirm its recommendation of the Merger within 10 business days after the public announcement of an acquisition proposal (or material modification thereto);

  •
  Peninsula's board of directors breaches its non-solicitation obligations described above in "—Agreement Not to Solicit Other Offers" or its obligations with respect to calling shareholder meetings and alternate acquisition proposals described above in "—Peninsula Shareholder Meeting and Recommendation of Peninsula's Board of Directors"; or

  •
  Peninsula's board of directors approves, recommends or endorses, or proposes or resolves to recommend or endorse, an alternative transaction or acquisition proposal.

Peninsula may terminate the Merger Agreement if both of the following conditions are satisfied:

  •
  the number obtained by dividing the average closing price by $13.45 is less than 0.85; and

  •
  the number obtained by dividing the average closing price by $13.45 is less than the number obtained by (x) dividing the final index price by the initial index price (the "Index Ratio") and then multiplying the index ratio by 0.85.

In such event, Peninsula must provide written notice to Mackinac of such election to terminate, and the election must be made within two business days after the determination date, which is the fourth business day immediately prior to the closing date. Mackinac may, within one business day, elect to increase the per share cash consideration in an amount equal to the amount by which the value of Mackinac's common shares failed to meet the condition set forth above, in which case Peninsula may not terminate pursuant to this condition.

Effect of Termination

        If the Merger Agreement is terminated, it will become void, except that (1) both Mackinac and Peninsula will remain liable for any willful and material breach of the Merger Agreement and (2) designated provisions of the Merger Agreement will survive the termination, including those relating to payment of fees and the confidential treatment of information.

Termination Fee

        Peninsula will pay Mackinac a $0.5 million termination fee in the following circumstances:

  •
  if the Merger Agreement is terminated by Mackinac in the following circumstances:

  •
  Peninsula's board of directors fails to recommend to the Peninsula shareholders that they approve the Merger Agreement or withdraws, modifies or qualifies such recommendation in a manner adverse to Mackinac;

    •
    Peninsula's board of directors fails to reaffirm its recommendation of the Merger within 10 business days after the public announcement of an acquisition proposal (or material modification thereto);

    •
    Peninsula's board of directors breaches its non-solicitation obligations described above in "—Agreement Not to Solicit Other Offers" or its obligations with respect to calling shareholder meetings and acquisition proposals described above in "—Peninsula Shareholder Meeting and Recommendation of Peninsula's Board of Directors";

    •
    Peninsula's board of directors approves, recommends or endorses, or proposes or resolves to recommend or endorse, an alternative transaction or acquisition proposal;

    •
    Peninsula shareholders fail to approve the Merger Agreement at the shareholder meeting and Peninsula completes or agrees to an alternative transaction within 12 months of the date of such shareholder meeting; or

    •
    an acquisition proposal or intent to make an acquisition proposal is made known to Peninsula or its shareholders after the date of the Merger Agreement, there is an uncured breach by Peninsula that would cause the failure of the closing conditions described in the penultimate bullet of "—Conditions to Complete the Merger"; and Peninsula completes or agrees to an alternative transaction (for purposes of determining whether a termination fee is payable, substituting 40% in place of reference to 20% and 60% in place of reference to 80% in the definition of an "alternative transaction") within 12 months of the date the Merger Agreement is terminated.

  •
  if the Merger Agreement is terminated by Mackinac or Peninsula in the following circumstances:

  •
  an acquisition proposal or intent to make an acquisition proposal is made known to Peninsula or its shareholders after the date of the Merger Agreement; thereafter the Merger Agreement is terminated by Mackinac or Peninsula because the Merger has not been completed by the end date and Peninsula's shareholders have not approved the Merger Agreement and Peninsula completes or agrees to an alternative transaction (for purposes of determining whether a termination fee is payable, substituting 40% in place of reference to 20% and 60% in place of reference to 80% in the definition of an "alternative transaction") within 12 months of the date the Merger Agreement is terminated;

  •
  Peninsula shareholders fail to approve the Merger Agreement at the shareholder meeting, and Peninsula is not obligated to resubmit the Merger Agreement to its shareholders for approval at a second shareholder meeting as described above in "—Peninsula Shareholder Meeting and Recommendation of Peninsula's Board of Directors"; or

  •
  the Merger Agreement is resubmitted to Peninsula shareholders at a second shareholder meeting and the Peninsula shareholders fail to approve the Merger Agreement at such shareholder meeting and Peninsula completes or agrees to an alternative transaction within 12 months of the date of such shareholder meeting.

Expenses and Fees

        Except as set forth above, each of Mackinac and Peninsula will be responsible for all costs and expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the Merger Agreement.

Amendment, Waiver and Extension of the Merger Agreement

        Subject to applicable law, Mackinac and Peninsula may amend the Merger Agreement by written agreement. However, after any approval of the Merger Agreement by Peninsula's shareholders, there may not be, without further approval of Peninsula's shareholders, any amendment of the Merger Agreement that requires further approval under applicable law.

        At any time prior to the Effective Time of the Merger, each party may, to the extent legally allowed, and by written notice, extend the time for the performance of any of the obligations or other acts of the other party; waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; and waive compliance by the other party with any of the agreements and conditions contained in the Merger Agreement.

Voting Agreements

        In connection with entering into the Merger Agreement, Mackinac entered into a voting agreement with each of the directors and certain shareholders of Peninsula, which we refer to collectively as the voting agreements. The following summary of the voting agreements is subject to, and qualified in its entirety by reference to, the form of voting agreement attached to this proxy statement/prospectus as Exhibit A to Annex A.

        Pursuant to the voting agreements, each shareholder party to a voting agreement agreed to vote its shares of Peninsula common stock:

  •
  in favor of adoption and approval of the Merger Agreement;

  •
  in favor of each of the other actions contemplated by the Merger Agreement;

  •
  in favor of any action in furtherance of any of the foregoing;

  •
  against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Peninsula in the Merger Agreement or of a shareholder contained in the voting agreement; and

  •
  against any acquisition proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or the voting agreement.

        The voting agreements provide that each shareholder party to a voting agreement will not, other than pursuant to the Merger, directly or indirectly sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the shares. However, the following transfers may be permitted: transfers by will or operation of law, transfers pursuant to any pledge agreement, transfers in connection with estate and tax planning purposes, and such transfers as Mackinac may otherwise permit in its sole discretion.

        The voting agreements may be terminated at any time prior to completion of the Merger by the written consent of the parties to the voting agreement, and will automatically terminate upon the earlier of the Effective Time of the Merger and the termination of the Merger Agreement in accordance with its terms.

        As of        , 2014, the record date for the Special Meeting, the shareholders that are party to the voting agreements beneficially own an aggregate of approximately       outstanding shares of Peninsula common stock, which represent approximately      % of the shares of Peninsula common stock entitled to vote at the Special Meeting.

 ACCOUNTING TREATMENT

        The Merger will be accounted for as an acquisition by Mackinac using the acquisition method of accounting. Accordingly, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Peninsula as of the Effective Time of the Merger will be recorded at their respective fair values and added to those of Mackinac. Any excess of purchase price over the fair values is recorded as goodwill. Consolidated financial statements of Mackinac issued after the Merger would reflect these fair values and would not be restated retroactively to reflect the historical financial position or results of operations of Peninsula.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        The following is a general discussion of the anticipated material U.S. federal income tax consequences of the Merger to "U.S. holders" (as defined below) of Peninsula common stock who exchange shares of Peninsula common stock for shares of Mackinac common stock, cash, or a combination of shares of Mackinac common stock and cash pursuant to the Merger.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of Peninsula common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation, or entity treated as a corporation, created or organized in or under the laws of the United States or any state or political subdivision thereof, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source.

        The following discussion is limited to U.S. holders of shares of Peninsula common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders liable for the alternative minimum tax, partnerships or other pass-through entities or investors in partnerships or such other pass-through entities, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, holders whose functional currency is not the U.S. dollar, holders who hold shares of Peninsula common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, persons who are not U.S. holders, holders who acquired Peninsula common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation, or holders who exercise appraisal rights).

        The U.S. federal income tax consequences to a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Peninsula common stock generally will depend on the status of the partner and the activities of the partnership. Partnerships and partners in a partnership holding Peninsula common stock should consult their own tax advisors.

        This discussion is based upon the Code, its legislative history, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any U.S. federal estate or gift tax consequences, or any state, local or foreign tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the U.S. federal income tax.

        The parties intend for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. It is a condition to the obligation of Mackinac to complete the Merger that Mackinac receive an opinion from Honigman Miller Schwartz and Cohn LLP, dated the date the Merger is completed, substantially to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the obligation of Peninsula to complete the Merger that Peninsula receive an opinion from Godfrey & Kahn, S.C., dated the date the Merger is completed, substantially to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In addition, in connection with the filing of the registration statement of which this document is a part, Honigman Miller Schwartz and Cohn LLP has delivered an opinion to Mackinac to the same effect as the opinions described above. These opinions will be based on assumptions, representations, warranties and covenants, including those contained in the merger agreement and in tax representation letters provided by Mackinac and Peninsula. The accuracy of such assumptions, representations and warranties, and compliance with such covenants, could affect the conclusions set forth in such opinions. The opinions described above will not be binding on the Internal Revenue Service, which we refer to as the IRS. Mackinac and Peninsula have not sought and will not seek any ruling from the IRS regarding any matters relating to the Merger and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. Accordingly, each Peninsula shareholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder. In addition, because a Peninsula shareholder may receive a mix of cash and stock despite having made a cash election or stock election, it will not be possible for holders of Peninsula common stock to determine the specific tax consequences of the merger to them at the time of making the election.

        Holders of Peninsula common stock will also receive a special dividend under the Merger Agreement. The tax treatment of the special dividend is unclear. Mackinac and Peninsula intend to report the special dividend as additional merger consideration for U.S. federal income tax purposes. It is possible, however, that the IRS may take a contrary position and treat the special dividend as a distribution with respect to Peninsula common stock for U.S. federal income tax purposes. U.S. holders should consult their tax advisors for the potential U.S. federal income tax consequences to them if the special dividend were instead treated as a distribution with respect to Peninsula common stock and not as additional merger consideration.

Tax Consequences of the Merger Generally to U.S. Holders of Peninsula Common Stock

        If the Merger is treated as a "reorganization" within the meaning of Section 368(a) of the Code, the tax consequences are as follows:

  •
  Gain or loss will be recognized by those U.S. holders receiving solely cash in exchange for shares of Peninsula common stock pursuant to the Merger, in an amount equal to the difference between the amount of cash received by such holder and such holder's cost basis in such holder's shares of Peninsula common stock.

  •
  No gain or loss will be recognized by those U.S. holders receiving solely shares of Mackinac common stock in exchange for shares of Peninsula common stock (except with respect to any cash received instead of fractional shares of Mackinac common stock, as discussed below in the section entitled "Cash Received Instead of a Fractional Share of Mackinac Common Stock").

  •
  Gain (but not loss) by U.S. holders who receive shares of Mackinac common stock (including fractional shares of Mackinac common stock, if any, deemed to be received and exchanged as discussed below in the section entitled "Cash Received Instead of a Fractional Share of Mackinac Common Stock") and cash in exchange for shares of Peninsula common stock pursuant to the Merger (other than any cash received instead of fractional shares of Mackinac common stock, as discussed below in the section entitled "Cash Received Instead of a Fractional Share of Mackinac Common Stock"), in an amount equal to the lesser of (1) the sum of the amount of cash (other than any cash received instead of a fractional share of Mackinac common stock) and the fair market value of the Mackinac common stock received, minus the adjusted tax basis of the Peninsula common stock surrendered in exchange therefor and (2) the amount of cash received by the holder (other than any cash received instead of a fractional share of Mackinac common stock).

  •
  The aggregate tax basis of the Mackinac common stock received by a U.S. holder in the Merger (including any fractional shares of Mackinac common stock, if any deemed received and exchanged for cash as discussed below in the section entitled "Cash Received Instead of a Fractional Share of Mackinac Common Stock") will be equal to the aggregate adjusted tax basis of the shares of Peninsula common stock surrendered, reduced by the amount of cash received by the holder in the Merger (excluding any cash received in lieu of a fractional share of Mackinac common stock) and increased by the amount of gain, if any, recognized by the holder (excluding any gain or loss resulting from the deemed receipt and exchange of fractional shares of Mackinac common stock).

  •
  The holding period of the Mackinac common stock received by a U.S. holder in the Merger (including any fractional share of Mackinac common stock, if any, deemed received and exchanged for cash as discussed below in the section entitled "Cash Received Instead of a Fractional Share of Mackinac Common Stock") will include the holding period of the Peninsula common stock surrendered.

        If a U.S. holder of Peninsula common stock acquired different blocks of Peninsula common stock at different times or different prices, any gain or loss will be determined separately with respect to each block of Peninsula common stock and such U.S. holder's bases and holding periods in their shares of Mackinac common stock may be determined with reference to each block of Peninsula common stock. Any such holders should consult their tax advisors regarding the manner in which cash and Mackinac common stock received in the Merger should be allocated among different blocks of Peninsula common stock and regarding their bases and holding periods in the particular shares of Mackinac common stock received in the Merger.

        Gain or loss that U.S. holders of Peninsula common stock recognize in connection with the Merger generally will constitute capital gain or loss and will be long-term capital gain or loss if, as of the date the Merger is completed, the U.S. holder's holding period with respect to the Peninsula common stock surrendered exceeds one year. Long-term capital gains of certain non-corporate U.S. holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. In some cases, such as if the U.S. holder of Peninsula common stock actually or constructively owns Mackinac common stock, such gain could be treated as having the effect of a distribution of a dividend, under the tests set forth in Section 302 of the Code, in which case such gain would be treated as ordinary dividend income. These rules are complex and dependent upon the specific factual circumstances particular to each. U.S. holder. Consequently, each U.S. holder that may be subject to these rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such U.S. holder.

Cash Received Instead of a Fractional Share of Mackinac Common Stock

        A U.S. holder who receives cash instead of a fractional share of Mackinac common stock generally will be treated as having received such fractional share pursuant to the Merger and then as having received cash in exchange for such fractional shares. Gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the tax basis allocated to such fractional share of Mackinac common stock. Except as described above, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the date the Merger is completed, the holding period for the fractional share exceeds one year. Long-term capital gains of certain non-corporate U.S. holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

        Cash payments received in the Merger and dividends may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 28%), unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the holder's U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

        The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, holders of Peninsula common stock should consult their tax advisors as to the specific tax consequences to them of the Merger, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws.

DESCRIPTION OF CAPITAL STOCK OF MACKINAC

        As a result of the merger, Peninsula shareholders who receive shares of Mackinac common stock in the Merger will become shareholders of Mackinac. Your rights as shareholders of Mackinac will continue to be governed by Michigan law, as well as the restated articles of incorporation, as amended and the third amended and restated bylaws of Mackinac (Mackinac's "articles of incorporation" and "bylaws", respectively). The following briefly summarizes the material terms of Mackinac common stock and preferred stock. We urge you to read the applicable provisions of the Michigan Business Corporation Act (the "MBCA"), Mackinac's articles of incorporation and bylaws and federal law governing bank holding companies carefully and in their entirety. Copies of Mackinac's governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see "Where You Can Find More Information."

 Authorized Capital Stock

        Mackinac's authorized capital stock consists of 18,000,000 shares of common stock, no par value per share, and 500,000 shares of preferred stock, no par value per share. As of the record date, there were 5,527,690 shares of Mackinac common stock issued and outstanding, 69,294 shares held in treasury, no shares of Mackinac preferred stock outstanding, and options to purchase 237,152 shares of Mackinac common stock outstanding.

Common Stock

Dividend Rights

        Mackinac can pay dividends if, as and when declared by Mackinac's board of directors, subject to compliance with limitations imposed by law. The holders of Mackinac common stock will be entitled to receive and share equally in these dividends as they may be declared by Mackinac's board of directors out of funds legally available for such purpose. If Mackinac issues any shares of its authorized preferred stock, the holders of such preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights

        Each holder of Mackinac common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Directors will be elected by a plurality of the shares actually voting on the matter. When an action other than the election of directors is to be taken by a vote of the shareholders, it shall be authorized by a majority of the votes cast by the holders of shares entitled to vote, unless a greater plurality is required by the articles or the MBCA. If Mackinac issues preferred stock, holders of such preferred stock may also possess voting rights.

Liquidation Rights

        In the event of liquidation, dissolution or winding up of Mackinac, whether voluntary or involuntary, the holders of Mackinac common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, and payment or provision for payment of all required distributions with respect to outstanding shares of preferred stock, all of the assets of Mackinac available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights

        Holders of the common stock of Mackinac will not be entitled to preemptive rights with respect to any shares which may be issued. Preemptive rights are the priority right to buy additional shares if

Mackinac issues more shares in the future. Therefore, if additional shares are issued by Mackinac without the opportunity for existing shareholders to purchase more shares, a shareholder's ownership interest in Mackinac may be subject to dilution. The common stock is not subject to redemption.

        For more information regarding the rights of holders of Mackinac common stock, see "Comparison of Shareholders' Rights."

Preferred Stock

        Mackinac's articles of incorporation permit Mackinac's board of directors to issue up to 500,000 shares of preferred stock in one or more series, with such designations, titles, voting powers, preferences and rights as may be fixed by Mackinac's board of directors without any further action by Mackinac shareholders. The issuance of preferred stock could adversely affect the rights of holders of common stock.

COMPARISON OF SHAREHOLDERS' RIGHTS

        Mackinac and Peninsula are each incorporated under the laws of the State of Michigan, and accordingly, the rights of their shareholders are governed by Michigan law and their respective articles of incorporation and bylaws. After the Merger, the rights of Peninsula shareholders who elect to receive shares of Mackinac common stock in the Merger will be determined by reference to Mackinac's articles of incorporation and bylaws and Michigan law. The following is a summary of the material differences between the current rights of Peninsula shareholders and the current rights of Mackinac shareholders.

        Mackinac and Peninsula believe that this summary describes the material differences between the rights of holders of Mackinac common stock as of the date of this proxy statement/prospectus and the rights of holders of Peninsula common stock as of the date of this proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of Mackinac's governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see "Where You Can Find More Information."

	MACKINAC	PENINSULA
Authorized Capital Stock	Mackinac's articles of incorporation authorize it to issue up to 18,500,000 shares, of which 18,000,000 shares shall be a single class of common stock, no par value, and 500,000 shares of series preferred stock, no par value. As of the record date, there were 5,527,690 shares of Mackinac common stock outstanding, 69,294 shares of Mackinac common stock held in treasury, and no shares of Mackinac preferred stock outstanding.	Peninsula's articles of incorporation authorize Peninsula to issue up to 400,000 shares of common stock, all of one class, par value $1.00 per share. As of the record date, there were 288,000 shares of Peninsula common stock outstanding.
Board of Directors
Number

Mackinac's articles of incorporation and bylaws provide that its board of directors shall consist of a number of directors to be determined from time to time by resolution adopted by the affirmative vote of (i) at least 80% of the board of directors, and (ii) a majority of the continuing directors. A "continuing director," as defined in Mackinac's articles of incorporation, means any member of the board of directors of the corporation who is unaffiliated with an interested shareholder and was a member of the board prior to the time that the interested shareholder became an interested shareholder, and any successor of a continuing director who is unaffiliated with the interested shareholder and is recommended to succeed a continuing director by a majority of continuing directors then on the board.

Peninsula's articles of incorporation and bylaws provide that its board of directors shall consist of not less than five nor more than twenty-five members, with the exact number of directors to be determined by resolution of the board of directors. Peninsula's board of directors currently is fixed at seven directors.

Mackinac's board of directors currently has ten directors.

	MACKINAC	PENINSULA
Classification and Term; Qualification

Mackinac's board of directors is divided into three classes, as nearly equal in number as reasonably possible, with each class of directors serving for successive three-year terms so that each year the term of only one class of directors expires.

Peninsula's board of directors is divided into three classes, as nearly equal in number as possible and each class must have a minimum of two members. Each class serves three-year terms so that each year, the term of only one class of directors expires.

Each director must own a minimum of ten shares of Peninsula stock, and a majority of the board must be residents of the service area of Peninsula Bank, as described by the bank's Community Reinvestment Act Statement.

Election

Under the MBCA and Mackinac's bylaws, unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election of directors at a meeting at which a quorum is present. Mackinac's articles of incorporation do not otherwise provide for the vote required to elect directors.

Peninsula is also subject to the election provisions of the MBCA. Peninsula's articles of incorporation do not otherwise provide for the vote required to elect directors.
Vacancies

Mackinac's articles of incorporation and bylaws provide that vacancies on Mackinac's board of directors for any reason and newly created directorships resulting from an increase in the number of directors may only be filled by an affirmative vote of a majority of the continuing directors, and an 80% majority of all of the directors then in office, although less than a quorum. Each director filling a vacancy will remain in office for the remainder of the unexpired term.

Under Peninsula's bylaws, a vacancy on the board of directors, including a vacancy created by an increase in the number of directors, may be filled for the balance of the year of the vacancy by the affirmative vote of a majority of the remaining directors, although less than a quorum. However, a vacancy created by a removal of a director by the shareholders may be filled by the shareholders.

Removal

Under Mackinac's articles of incorporation, any one or more directors may be removed at any time, with or without cause, but only by either (i) the affirmative vote of a majority of the continuing directors and at least 80% of the board of directors, or (ii) the affirmative vote, at a meeting of the shareholders called for that purpose, of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors voting together as a single class.

Peninsula's articles of incorporation provide that directors may only be removed for cause by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the election of such director.

	MACKINAC	PENINSULA
Shareholder Meetings
Special Meetings

Under Mackinac's bylaws, a special meeting of shareholders may be called by resolution of a majority of the board of directors, by the Chairman of the board of directors, or by the President, and shall be held on a date fixed by the board of directors, the Chairman or the President.

Peninsula's bylaws provide that special meetings may be called by the board of directors or the President, and may also be called by the Secretary at the written request of the holders of not less than one-tenth of all the shares entitled to vote at any such meeting.

Voting Rights	Holders of shares of Mackinac common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders.	Holders of shares of Peninsula common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders.
Cumulative Voting	Mackinac shareholders do not have the right to cumulate their votes with respect to the election of directors.	Peninsula shareholders do not have the right to cumulate their votes with respect to the election of directors.
Actions by Written Consent

Under the MBCA, any action required or permitted to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if before or after the action all the shareholders entitled to vote consent in writing.

Peninsula's articles of incorporation provide that any action required or permitted by the MBCA to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted. The articles further provide that prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who have not consented in writing.

Quorum

Under Mackinac's bylaws, the presence in person or by proxy of holders of a majority of the shares entitled to vote at a meeting of Mackinac shareholders constitutes a quorum for such meeting of shareholders. If a quorum is not present or represented at a meeting of shareholders, the chairman of the meeting or the holders of a majority of the shares entitled to vote at the meeting who are present or represented at the meeting may adjourn the meeting until a quorum is obtained.

Peninsula's bylaws provide that a majority of the outstanding shares entitled to vote, represented in person or by proxy, constitutes a quorum at any meeting of Peninsula shareholders.

	MACKINAC	PENINSULA
Advance Notice Requirements for Shareholder Nominations and Other Proposals

Mackinac's articles of incorporation provide that, for a proposal relating to the nomination of a director to be elected to the board of directors, the shareholder must deliver written notice to Mackinac's secretary before the meeting. With respect to an election to be held at an annual meeting of shareholders, the notice must be received by the secretary not less than 60 days or more than 90 days before the anniversary date of the previous year's annual meeting, unless the annual meeting is changed by more than 20 days from such anniversary date, in which case the notice must be delivered within ten days after the date the corporation mails or otherwise gives notice of the date of such meeting, and with respect to an election to be held at a special meeting of shareholders, not later than the close of business on the tenth day following the date on which notice of the special meeting was first mailed to the shareholders.

Mackinac's articles provide further that a shareholder who desires to bring other business before an annual meeting of shareholders and who is eligible to make such nomination or bring such other business must provide a Notice of Proposal by personal delivery or by U.S. mail not less than 30 days prior to the date of the originally scheduled meeting, regardless of any adjournments to a later date; provided that, if less than 40 days' notice of the meeting of shareholders is given by Mackinac, the Notice of Proposal must be received by Mackinac not later than the close of business on the tenth day following the date on which the notice of the scheduled meeting was first mailed to the shareholders. The Secretary of Mackinac shall notify the shareholder in writing whether the Notice of Proposal was made in accordance with the articles of incorporation.

Peninsula's bylaws provide that nominations for directors, other than by the Board of Directors, may be made by any shareholder entitled to vote for the election of directors. Notice of a shareholders' intention to make a nomination must be given in writing to the President not less than 14 calendar days prior to any meeting of shareholders called for the election of directors; provided however, that if less than 21 days' notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the President not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. A notice of nomination should include the name, address and principal occupation of the proposed nominee; the total number of shares of common stock of the bank that will be voted for each proposed nominee; the name and address of the notifying shareholder; and the number of shares of common stock owned by the notifying shareholder. Nominations for director not made in accordance with the bylaw requirements will be disregarded.

A shareholder that wishes to bring other business before the annual meeting must provide written notice to the Secretary of Peninsula not less than 14 days nor more than 60 days prior to the meeting date corresponding to the previous year's annual meeting. Such notice must set forth a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, the name and address of the shareholder proposing the business, the number of shares owned by such shareholder, and any material interest of the shareholder in such business.

MACKINAC	PENINSULA

To be in proper written form, each Notice of Proposal must set forth (1) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and a description of any arrangements or understandings between the shareholder and the nominee and any other person pursuant to which the nomination is being made); (2) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of the shareholder, on whose behalf the proposal is made; and (3) as to the shareholder giving the notice (A) the name and address of the shareholder; (B) a representation that the shareholder is a holder of record of the common stock of Mackinac and entitled to vote at such meeting and will continue to hold such stock through the date on which the meeting is held; and (C) a representation that the shareholder intends to appear in person or by proxy at the meeting to bring such business before the meeting.

	MACKINAC	PENINSULA
Notice of Shareholder Meeting

Mackinac's bylaws provide that Mackinac must give written notice between 10 and 60 days before any shareholder meeting to each shareholder entitled to vote at such meeting. The notice must state the time and place of the meeting and the purposes of the meeting. Notice may be given personally, by mail, or if authorized by the board of directors, by a form of electronic transmission to which the shareholder has consented.

Peninsula's bylaws provide that Peninsula must give written notice between 10 and 60 days before any shareholder meeting to each shareholder entitled to vote at such meeting, provided that notice of a meeting in which there is to be considered either (i) an agreement of merger or consolidation or (ii) a proposal to dispose of all or substantially all of the property and assets of the corporation not in the usual course of business, shall be delivered at least 20 days prior to the date of the meeting. The notice shall state the place, date and hour, and, in the case of a special meeting, the purpose(s) for which the meeting has been called; every notice for a meeting called to consider an amendment to the articles of incorporation must include a statement of the nature of the proposed amendment; and every notice for a meeting to consider an agreement of merger, consolidation, or disposition of all or substantially all of the property and assets of the corporation shall include a statement of the rights of dissenting shareholders.

Stock Transfer Restrictions	None.	None.
Dissenters' Rights

Under the MBCA, dissenters' rights are generally not available to holders of shares of any class of shares which is listed on a national securities exchange. Accordingly, holders of Mackinac common stock, which is listed on the NASDAQ, are not entitled to exercise dissenters' rights under the MBCA.

The appraisal rights of Peninsula shareholders are governed in accordance with the MBCA. Under Michigan law, a dissenting or objecting shareholder has the right to demand and receive payment of the fair value of the shareholder's stock if (1) the corporation consolidates or merges with another corporation; (2) the corporation's stock is to be acquired in a share exchange; (3) the corporation sells or exchanges all, or substantially all of its assets in a transaction requiring approval of the corporation's shareholders; (4) the corporation enters into a plan of conversion; (5) the corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the shareholder's rights, unless the right to do so is reserved in the charter of the corporation; or (5) the transaction is subject to certain provisions of the MBCA.

	MACKINAC	PENINSULA

However, in a merger that requires shareholder approval, unless otherwise provided in the articles of incorporation, bylaws, or a resolution of the board, a shareholder may not dissent from a transaction in which shareholders receive (i) cash, (ii) shares that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the national association of securities dealers on the effective date of the merger, or (iii) any combination of cash and those shares.

See "The Merger—Dissenters' Rights in the Merger."
Dividends

Mackinac's bylaws provide that Mackinac's board of directors may declare a dividend and direct payment of dividends or other distributions upon the outstanding shares out of funds legally available for such purposes which may be payable in cash or other property as permitted by law. The board of directors may also declare and direct payment of a dividend in shares of Mackinac's common stock, in accordance with and subject to the provisions of the MBCA. Under Michigan law, which is the law of the state where Mackinac is incorporated, Mackinac may not declare a dividend if, after giving effect to such dividend, it would not be able to pay its debts as the debts become due in its usual course of business or if its total assets would be less than the sum of its total liabilities, plus, unless the articles of incorporation permit otherwise, the amount that would be needed, if Mackinac were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Peninsula is also subject to the provisions of the MBCA. Peninsula's bylaws provide that subject to the provisions of applicable law, the board of directors may declare dividends from surplus, at such time and in such amounts as the board shall deem advisable.

	MACKINAC	PENINSULA
Amendments to Organizational Documents
Charter

Unless otherwise provided in the articles of incorporation, the MBCA provides that with the limited exception of certain non-substantive amendments that can be adopted by the board of directors without shareholder action, a corporation's board of directors may propose one or more amendments to the articles of incorporation for submission to the shareholders. The proposed amendment is adopted if it receives the affirmative vote of a majority of the outstanding shares entitled to vote on the proposed amendment.

The amendment of certain provisions of the articles of incorporation, however, require the affirmative vote of the holders of at least 80% of the outstanding shares of stock entitled to vote, voting as a single class, unless such amendment or repeal or inconsistent provision has been recommended for approval by at least 80% of all directors then holding office and by a majority of the continuing directors. These provisions include the number, classification, election and removal of directors; notification of shareholder proposals; and amendments to the articles of incorporation.

Peninsula is subject to the same provisions regarding amendments to the articles of incorporation under the MBCA.

However, pursuant to Peninsula's articles of incorporation, the amendment of certain provisions of the articles requires the affirmative vote of the holders of at least 75% of the outstanding shares of stock entitled to vote, provided however, that if there is a control person such action must be approved by not less than 75% of the total votes entitled to be cast in an election of directors attributable to shares owned by persons other than the control person. These provisions include action by written consent; the number, classification, election and removal of directors; the approval of business combinations; personal liability of directors; and amendments to the articles of incorporation.

Bylaws

Mackinac's bylaws may be amended or repealed or new bylaws adopted either by a majority of the board of directors or by a vote of the holders of a majority of the outstanding shares of stock entitled to vote at any annual or special meeting if notice of the proposed amendment, repeal, or adoption is contained in the notice of the meeting, provided however, that the affirmative vote of at least 80% of the outstanding shares, voting as single class, shall be required to amend or repeal Article IV, Article VIII, or Article IX or to adopt any provision inconsistent therewith, unless such amendment or repeal or inconsistent provision has been recommended by at least 80% of all directors then in office and by a majority of the continuing directors.

Peninsula's bylaws may be amended by a vote of the majority of the whole board of directors at any meeting, however, the board of directors shall not amend or repeal any bylaw adopted by the shareholders if such authority has been withheld from the directors by the bylaws. The shareholders may amend or repeal any bylaw by a majority vote of the shareholders represented at any annual or special meeting called for such purpose.

	MACKINAC	PENINSULA
Liability and Indemnification of Directors and Officers
Personal Liability

Mackinac's articles of incorporation provide that directors of Mackinac will not be personally liable to Mackinac or its shareholders for money damages, except for liability (1) for any breach of the director's duty of loyalty to Mackinac or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) resulting from a violation of the MBCA, or (4) for any transaction from which the director derived an improper benefit.

Peninsula's articles of incorporation provide that its directors will not be personally liable to Peninsula or its shareholders for money damages, except for liability (1) based on a breach of the duty of loyalty to Peninsula or its shareholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3)  liability based on the payment of an improper dividend or an improper repurchase of Peninsula's stock under the MBCA or on violations of federal or state securities laws, (4) for any transaction from which the director derived an improper benefit, or (5) for any act or omission occurring prior to the date the articles of incorporation were effective.

Indemnification

Mackinac's bylaws provide for the indemnification of directors and officers to the fullest extent authorized by law and of employees and agents to such extent as authorized by the board of directors and permitted by law.

Mackinac's bylaws provide that Mackinac may purchase and maintain insurance on behalf of its directors, officers, employees and agents against any liability, whether or not Mackinac would have the power to indemnify such person against such liability under its articles of incorporation. Mackinac maintains such insurance.

Peninsula's bylaws provide that any person who at any time shall serve or has served as a director, officer, employee or agent of the corporation, or any other entity at the request of the corporation, and the heirs, executors and administrators of such person shall be indemnified by the corporation in accordance with, and to the fullest extent permitted by, the provisions of Michigan law.

Preemptive Rights

Under the MBCA, shareholders do not have preemptive rights unless the corporation's articles of incorporation provide otherwise. Mackinac's articles of incorporation do not provide for preemptive rights.

Under the MBCA, shareholders do not have preemptive rights unless the corporation's articles of incorporation provide otherwise. Peninsula's articles of incorporation do not provide for preemptive rights.

Shareholder Rights Plan/Shareholders' Agreement	Mackinac does not have a rights plan in effect. Neither Mackinac nor holders of Mackinac common stock are parties to a shareholders' agreement with respect to Mackinac's capital stock.

Peninsula does not have a rights plan. Other than with respect to the Voting Agreements described under "The Merger Agreement—Voting Agreements", neither Peninsula nor holders of Peninsula common stock are parties to a shareholders' agreement with respect to Mackinac's common stock.

	MACKINAC	PENINSULA
Certain Business Combination Restrictions

The MBCA contains a business combination statute that places restrictions on business combinations between a corporation and an interested shareholder (one who beneficially owns 10% or more of the voting power), which requires the issuance by the board of directors of an advisory statement with regard to the transaction and receipt of the approval by the affirmative vote of: (i) not less than 90% of the vote of common stock entitled to be cast by the shareholders, and (ii) not less than 2/3 of the votes of each class of stock entitled to be cast by the shareholders other than voting shares beneficially owned by the interested shareholder who is, or whose affiliate is, a party to the business combination or an affiliate or associate of the interested shareholder, in addition to the satisfaction of certain fair price and terms criteria.

Peninsula is subject to the same provisions of the MBCA.

Under Peninsula's articles of incorporation, certain business combinations (for example, mergers or consolidations, reclassification of common stock or recapitalizations, significant asset sales and significant stock issuances or securities acquisitions) involving a "control person" of Peninsula require, in addition to any vote required by law, the affirmative vote of not less than 75% of the total votes entitled to be cast in an election of directors attributable to shares owned by persons other than a control person, provided however, that such additional voting requirements shall not be applicable if the business combination has been approved by the affirmative vote of a majority of the continuing directors. A "control person" means an individual, corporation, partnership or other person or entity which, together with their affiliates and associates (i) beneficially owns in the aggregate 10% or more of the outstanding shares of common stock of the corporation, and any affiliate or associate of any such individual, corporation, partnership or other person or entity; and (ii) acquired any portion of such shares within one year of the vote required.

COMPARATIVE MARKET PRICES AND DIVIDENDS

        Mackinac common stock is listed on the NASDAQ under the symbol "MFNC." Peninsula common stock is not publicly traded. The following table sets forth the high and low reported intra-day sales prices per share of Mackinac common stock, and the cash dividends declared per share for the periods indicated.

	Mackinac Common Stock
	High		Low		Dividend
2012
First Quarter		$7.74		$5.00	n/a
Second Quarter		$7.28		$5.61	n/a
Third Quarter		$8.00		$5.71	n/a
Fourth Quarter		$7.90		$6.46	n/a
2013
First Quarter		$9.25		$7.09	.04
Second Quarter		$9.25		$8.25	.04
Third Quarter		$10.09		$8.61	.04
Fourth Quarter		$10.14		$8.38	.05
2014
First Quarter		$15.06		$9.86	.05
Second Quarter		$14.19		$11.35	.05
Third Quarter (through , 2014)	$		$

        On July 17, 2014, the last full trading day before the public announcement of the Merger Agreement, the high and low sales prices of shares of Mackinac common stock as reported on the NASDAQ were $13.50 and $13.21, respectively. On                  , 2014, the last practicable trading day before the date of this proxy statement/prospectus, the high and low sales prices of shares of Mackinac common stock as reported on the NASDAQ were $            and $            , respectively.

        As of                  , 2014, the last date prior to printing this proxy statement/prospectus for which it was practicable to obtain this information, there were approximately             registered holders of Mackinac common stock and approximately            registered holders of Peninsula common stock. Each of the directors of Peninsula and certain other shareholders of Peninsula have entered into voting agreements with Mackinac, pursuant to which they have agreed, solely in their capacity as Peninsula shareholders, to vote all of their shares of Peninsula common stock in favor of the proposals to be presented at the Special Meeting. As of the record date, Peninsula directors and other shareholders who are parties to the voting agreements were entitled to vote an aggregate of approximately             shares of Peninsula common stock, representing approximately      % of the Peninsula common stock outstanding on that date. As of the record date, the directors and executive officers of Peninsula were entitled to vote approximately             shares of Peninsula common stock representing approximately       % of the shares of Peninsula common stock outstanding on that date. As of the record date, Mackinac and its subsidiaries held no shares of Peninsula common stock (other than shares held as fiduciary, custodian or agent), and its directors and executive officers or their affiliates held no shares of Peninsula common stock.

        Peninsula shareholders are advised to obtain current market quotations for Mackinac common stock. The market price of Mackinac common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the Merger. No assurance can be given concerning the market price of Mackinac common stock or the value of Peninsula common stock before or after the effective date of the Merger. Changes in the market price of Mackinac common stock prior to the completion of the Merger will affect the market value of the merger consideration that Peninsula's shareholders will receive upon completion of the Merger.

        Mackinac's ability to pay dividends is subject to various factors including, among other things, sufficient earnings, available capital, board discretion and regulatory compliance. Dividends from Mackinac will depend, in large part, upon receipt of dividends from mBank, and any other banks which Mackinac acquires, because Mackinac will have limited sources of income other than dividends from mBank and other banks it acquires. No assurances can be given that Mackinac will pay any dividends on its common stock or that, if paid, such dividends will not be reduced or eliminated in future periods. Special cash dividends, stock dividends or returns of capital may, to the extent permitted by Michigan Department of Insurance and Financial Services and other applicable regulations, be paid in addition to, or in lieu of, regular cash dividends. Mackinac's board of directors may change its dividend policy at any time, and the payment of dividends by financial holding companies is generally subject to legal and regulatory limitations.

        Peninsula is subject to the same restrictions and limitations on the payment of dividends as Mackinac. Peninsula's primary sources of funds are dividends from Peninsula Bank and net proceeds from borrowings. Restrictions, which govern all state chartered banks, preclude the payment of dividends by Peninsula Bank without the prior written consent of the Michigan Department of Insurance and Financial Services if dividends declared and paid by Peninsula Bank in either of the two immediately preceding years exceeded Peninsula Bank's net income for those years, which was not the case. Peninsula paid dividends of $1.00 per share in each of 2013 and 2012, and $0.75 in the six months ended June 30, 2014.

 INFORMATION ABOUT MACKINAC

        Mackinac was incorporated under the laws of the state of Michigan on December 16, 1974, and changed its name from "First Manistique Corporation" to "North Country Financial Corporation" on April 14, 1998. On December 16, 2004, Mackinac changed its name from North Country Financial Corporation to Mackinac Financial Corporation. Its headquarters are located in Manistique, Michigan, and its mailing address is 130 South Cedar Street, Manistique, Michigan 49854.

        In December of 2004, Mackinac was recapitalized with the net proceeds, approximately $26.2 million, from the issuance of $30 million of common stock in a private placement. Commensurate with this recapitalization, it changed its name from North Country Financial Corporation to Mackinac Financial Corporation with its banking subsidiary adopting the "mBank" identity early in 2005.

        Mackinac owns all of the outstanding stock of mBank. mBank currently has 7 branch offices located in the Upper Peninsula of Michigan and 4 branch offices located in Michigan's Lower Peninsula. mBank maintains offices in Chippewa, Grand Traverse, Luce, Manistee, Marquette, Menominee, Oakland, Otsego, and Schoolcraft Counties. mBank provides drive-in convenience at 7 branch locations and has 13 automated teller machines. mBank has no foreign offices.

        Mackinac also owns four non-bank subsidiaries: First Manistique Agency, presently inactive; First Rural Relending Company, a relending company for nonprofit organizations; North Country Capital Trust, a statutory business trust which was formed solely for the issuance of trust preferred securities; and Mackinac Commercial Credit, LLC, an asset based lending subsidiary located in Southeast Michigan. mBank represents the principal asset of Mackinac. mBank has one wholly-owned subsidiary, mBank Title Insurance Agency, LLC, which provides title insurance services throughout Michigan. Mackinac and its subsidiary bank are engaged in a single industry segment, commercial banking, which is broadly defined to include commercial and retail banking activities, along with other permitted activities closely related to banking.

        The principal executive offices of Mackinac are located at 130 South Cedar Street, Manistique, Michigan 49854, and its telephone number is (888) 343-8147. Mackinac's website can be accessed at http://www.bankmBank.com. Information contained in Mackinac's website does not constitute part of, and is not incorporated into, this proxy statement/prospectus. Mackinac's common stock is traded on the NASDAQ under the symbol "MFNC."

        For additional information about Mackinac and its subsidiaries, see "Where You Can Find More Information."

Operations

        The principal business that Mackinac is engaged in, through its subsidiary bank, is the general commercial banking business, providing a full range of loan and deposit products. These banking services include customary retail and commercial banking services, including checking and savings accounts, time deposits, interest bearing transaction accounts, safe deposit facilities, real estate mortgage lending, commercial lending, commercial and governmental lease financing, and direct and indirect consumer financing. Funds for mBank's operation are also provided by brokered deposits and through borrowings from the Federal Home Loan Bank ("FHLB") system, proceeds from the sale of loans and mortgage-backed and other securities, funds from repayment of outstanding loans and earnings from operations. Earnings depend primarily upon the difference between (i) revenues from loans, investments, and other interest-bearing assets and (ii) expenses incurred in payment of interest on deposit accounts and borrowings, maintaining an adequate allowance for loan losses, and general operating expenses.

 Competition

        Banking is a highly competitive business. mBank competes for loans and deposits with other banks, savings and loan associations, credit unions, mortgage bankers, and investment firms in the scope and type of services offered, pricing of loans, interest rates paid on deposits, and number and location of branches, among other things. mBank also faces competition for investors' funds from mutual funds and corporate and government securities.

        mBank competes for loans principally through interest rates and loan fees, the range and quality of the services it provides and the locations of its branches. In addition, mBank actively solicits deposit-related clients and competes for deposits by offering depositors a variety of savings accounts, checking accounts, and other services.

Employees

        As of December 31, 2013, Mackinac and its subsidiaries employed, in the aggregate, 127 employees equating to 133 full-time equivalents. Mackinac provides its employees with comprehensive medical and dental benefit plans, a life insurance plan, and a 401(k) plan. None of Mackinac's employees are covered by a collective bargaining agreement with Mackinac. Management believes its relationship with its employees to be good.

Business

        mBank makes mortgage, commercial, and installment loans to customers throughout Michigan. Fees may be charged for these services. mBank's most prominent concentration in the loan portfolio relates to commercial loans to entities within the real estate—operators of nonresidential buildings industry. This concentration represented $100.333 million or 27.92% of the commercial loan portfolio at December 31, 2013. mBank also supports the service industry, with its hospitality and related businesses, as well as gaming, forestry, restaurants, farming, fishing, and many other activities important to growth in Michigan. The economy of mBank's market areas is affected by summer and winter tourism activities.

        mBank has become a premier SBA/USDA lender in the State of Michigan. Many of these SBA/USDA guaranteed loans are sold at a premium on the secondary market, with mBank retaining the servicing. mBank does not sell the loan guarantees on every credit, rather only those where acceptable market rates are above par.

        mBank also offers various consumer loan products including installment, mortgages and home equity loans. In addition to making consumer portfolio loans, mBank engages in the business of making residential mortgage loans for sale to the secondary market.

        mBank also provides title insurance services throughout the State of Michigan through its wholly-owned subsidiary, mBank Title Insurance Agency, LLC. In late 2013, Mackinac launched Mackinac Commercial Credit, LLC ("MCC"), a wholly-owned subsidiary of Mackinac. MCC is a specialty finance company engaged in asset based lending and factoring of accounts receivable.

        Mackinac may pursue new lease opportunities through unrelated entities, where the credit quality and rate of return on the transactions for its current business strategies. mBank accounts for lease transactions as loans.

        mBank's primary source for lending, investments, and other general business purposes is deposits. mBank offers a wide range of interest bearing and non-interest bearing accounts, including commercial and retail checking accounts, negotiable order of withdrawal ("NOW") accounts, money market accounts with limited transactions, individual retirement accounts, regular interest-bearing statement savings accounts, certificates of deposit with a range of maturity date options, and accessibility to a customer's deposit relationship through online banking. The sources of deposits are residents, businesses and employees of businesses within mBank's market areas, obtained through the personal solicitation of mBank's officers and directors, direct mail solicitation and limited advertisements published in the local media. mBank also utilizes the wholesale deposit market for any shortfalls in loan funding. No material portions of mBank's deposits have been received from a single person, industry, group, or geographical location.

        mBank is a member of the FHLB. The FHLB provides an additional source of liquidity and long-term funds. Membership in the FHLB has provided access to attractive rate advances, as well as advantageous lending programs. The Community Investment Program makes advances to be used for funding community-oriented mortgage lending, and the Affordable Housing Program grants advances to fund lending for long-term low and moderate income owner occupied and affordable rental housing at subsidized interest rates.

        mBank has secondary borrowing lines of credit available to respond to deposit fluctuations and temporary loan demands. The unsecured lines totaled $28.375 million at December 31, 2013, with additional amounts available if collateralized.

        As of December 31, 2013, mBank had no material risks relative to foreign sources. See the "Interest Rate Risk" and "Foreign Exchange Risk" sections in "Management's Discussion and Analysis of Financial Condition and Results of Operations of Mackinac," for details on Mackinac's foreign account activity.

        Compliance with federal, state, and local statutes and/or ordinances relating to the protection of the environment is not expected to have a material effect upon mBank's capital expenditures, earnings, or competitive position.

Supervision and Regulation

        As a registered bank holding company, Mackinac is subject to regulation and examination by the Board of Governors of the Federal Reserve System (the "FRB") under the Bank Holding Company Act, as amended (the "BHCA"). mBank is subject to regulation and examination by the Michigan Department of Insurance and Financial Services (the "DIFS") and the Federal Deposit Insurance Corporation (the "FDIC").

        Under the BHCA, Mackinac is subject to periodic examination by the FRB, and is required to file with the FRB periodic reports of its operations and such additional information as the FRB may require. In accordance with FRB policy, Mackinac is expected to act as a source of financial strength to mBank and to commit resources to support mBank in circumstances where it might not do so absent such policy. In addition, there are numerous federal and state laws and regulations which regulate the activities of Mackinac, mBank and the non-bank subsidiaries, including requirements and limitations relating to capital and reserve requirements, permissible investments and lines of business, transactions with affiliates, loan limits, mergers and acquisitions, issuances of securities, dividend payments, inter-affiliate liabilities, extensions of credit and branch banking.

        Federal banking regulatory agencies have established risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies. The resulting capital ratios represent qualifying capital as a percentage of total risk-weighted assets and off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating expansion programs should not allow expansion to diminish their capital ratios and should maintain all ratios well in excess of the minimums. The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and excludes the allowance for loan and lease losses. Tier 2 includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock, and general reserves for loan and lease losses up to 1.25% of risk-weighted assets.

        The Federal Deposit Insurance Corporation Improvement Act contains "prompt corrective action" provisions pursuant to which banks are to be classified into one of five categories based upon capital adequacy, ranging from "well capitalized" to "critically undercapitalized" and which require (subject to certain exceptions) the appropriate federal banking agency to take prompt corrective action with respect to an institution which becomes "significantly undercapitalized" or "critically undercapitalized."

        In general, the regulations define the five capital categories as follows: (i) an institution is "well capitalized" if it has a total risk-based capital ratio of 10% or greater, has a Tier 1 risk-based capital ratio of 6% or greater, has a leverage ratio of 5% or greater and is not subject to any written capital order or directive to meet and maintain a specific capital level for any capital measures; (ii) an institution is "adequately capitalized" if it has a total risk-based capital ratio of 8% or greater, has Tier 1 risk-based capital ratio of 4% or greater, and has a leverage ratio of 4% or greater; (iii) an institution is "undercapitalized" if it has a total risk-based capital ratio of less than 8%, has a Tier 1 risk-based capital ratio that is less than 4% or has a leverage ratio that is less than 4%; (iv) an institution is "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6%, a Tier I risk-based capital ratio that is less than 3% or a leverage ratio that is less than 3%; (v) an institution is "critically undercapitalized" if its "tangible equity" is equal to or less than 2% of its total assets. The FDIC also, after an opportunity for a hearing, has authority to downgrade an institution from "well capitalized to "adequately capitalized" or to subject an "adequately capitalized" or "undercapitalized" institution to the supervisory actions applicable to the next lower category, for supervisory concerns. These regulatory ratios are subject to further review and adjustment as described under "Basel III Proposal" below.

        Information pertaining to Mackinac's capital is contained in in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations of Mackinac" in this proxy statement/prospectus under the caption "Capital and Regulatory."

        Current federal law provides that adequately capitalized and managed bank holding companies from any state may acquire banks and bank holding companies located in any other state, subject to certain conditions.

        In 1999, Congress enacted the Gramm-Leach-Bliley Act ("GLBA"), which eliminated certain barriers to and restrictions on affiliations between banks and securities firms, insurance companies and other financial service organizations. Among other things, GLBA repealed certain Glass-Steagall Act restrictions on affiliations between banks and securities firms, and amended the BHCA to permit bank holding companies that qualify as "financial holding companies" to engage in a broad list of "financial activities," and any non-financial activity that the FRB, in consultation with the Secretary of the Treasury, determines is "complementary" to a financial activity and poses no substantial risk to the safety and soundness of depository institutions or the financial system. GLBA treats lending, insurance underwriting, insurance company portfolio investment, financial advisory, securities underwriting, dealing and market-making, and merchant banking activities as financial in nature for this purpose.

        Under GLBA, a bank holding company may become certified as a financial holding company by filing a notice with the FRB, together with a certification that the bank holding company meets certain criteria, including capital, management, and Community Reinvestment Act requirements. Mackinac does not qualify as a financial holding company at this time.

Privacy Restrictions

        GLBA, in addition to the previous described changes in permissible non-banking activities permitted to banks, bank holding companies and financial holding companies, also requires financial institutions in the U.S. to provide certain privacy disclosures to customers and consumers, to comply with certain restrictions on sharing and usage of personally identifiable information, and to implement and maintain commercially reasonable customer information safeguarding standards. Mackinac believes that it complies with all provisions of GLBA and all implementing regulations, and mBank has developed appropriate policies and procedures to meet its responsibilities in connection with the privacy provisions of GLBA.

The USA PATRIOT Act

        In 2001, Congress enacted the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the "USA PATRIOT Act"). The USA PATRIOT Act is designed to deny terrorists and criminals the ability to obtain access to the United States financial system, and has significant implications for depository institutions, brokers, dealers and other businesses involved in the transfer of money. The USA PATRIOT Act mandates financial services companies to implement additional policies and procedures with respect to, or additional measures designed to address, any or all of the following matters, among others: money laundering, terrorist financing, identifying and reporting suspicious activities and currency transactions, and currency crimes.

Sarbanes-Oxley Act

        On July 30, 2002, President Bush signed into law The Sarbanes-Oxley Act of 2002. This legislation addresses accounting oversight and corporate governance matters, including:

  •
  The creation of a five-member oversight board that will set standards for accountants and have investigative and disciplinary powers;

  •
  The prohibition of accounting firms from providing various types of consulting services to public clients and requiring accounting firms to rotate partners among public client assignments every five years;

  •
  Increased penalties for financial crimes;

  •
  Expanded disclosure of corporate operations and internal controls and certification of financial statements;

  •
  Enhanced controls on, and reporting of, insider training; and

  •
  Prohibition on lending to officers and directors of public companies, although mBank may continue to make these loans within the constraints of existing banking regulations.

        Among other provisions, Section 302(a) of the Sarbanes-Oxley Act requires that Mackinac's Chief Executive Officer and Chief Financial Officer certify that its quarterly and annual reports do not contain any untrue statement or omission of a material fact. Specific requirements of the certifications include having these officers confirm that they are responsible for establishing, maintaining and regularly evaluating the effectiveness of Mackinac's disclosure controls and procedures; management has made certain disclosures to Mackinac's auditors and Audit Committee about its internal controls; and they have included information in Mackinac's quarterly and annual reports about their evaluation and whether there have been significant changes in its internal controls or in other factors that could significantly affect internal controls subsequent to their evaluation.

        In addition, Section 404 of the Sarbanes-Oxley Act and the SEC's rules and regulations thereunder require Mackinac's management to evaluate, with the participation of its principal executive and principal financial officers, the effectiveness, as of the end of each fiscal year, of Mackinac's internal control over financial reporting. Mackinac's management must then provide a report of management on its internal control over financial reporting that contains, among other things, a statement of their responsibility for establishing and maintaining adequate internal control over financial reporting, and a statement identifying the framework used to evaluate the effectiveness of Mackinac's internal control over financial reporting.

Extraordinary Government Programs

        Troubled Asset Relief Program.    On October 3, 2008, the Emergency Economic Stabilization Act of 2008 ("EESA") was enacted, which, among other things, provided the United States Department of the Treasury ("Treasury") access to up to $700 billion to stabilize the U.S. banking system. On October 14, 2008, Treasury announced its intention to inject capital into nine large U.S. financial institutions under the Capital Purchase Program (the "CPP") as part of the Troubled Asset Relief Program ("TARP") implementing the EESA, and since has injected capital into many other financial institutions.

        Under the CPP, Mackinac issued previously authorized preferred stock with a 5% annual dividend rate to the Treasury. Mackinac also, as a required part of this transaction, issued 379,093 common stock warrants with an exercise price of $4.35 per share. The preferred stock and common stock warrants were issued on the closing date, April 24, 2009. In 2012, the Treasury auctioned Mackinac's preferred stock and the stock was sold to several individual and private investors. Mackinac repurchased its common stock warrants from the Treasury in December 2012 at a cost of $1.3 million. In 2013, Mackinac redeemed the entire $11.0 million in Series A Preferred Stock.

        Additional information pertaining to Supervision and Regulation is contained in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations of Mackinac" in this proxy statement/prospectus under the caption "Capital and Regulatory."

Dodd-Frank Wall Street Reform and Consumer Protection Act

        On July 21, 2010, President Obama signed the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") into law. The Dodd-Frank Act resulted in sweeping changes in the regulation of financial institutions aimed at strengthening safety and soundness for the financial services sector. A summary of certain provisions of the Dodd-Frank Act is set forth below:

  •
  Increased Capital Standards and Enhanced Supervision

    The federal banking agencies are required to establish minimum leverage and risk-based capital requirements for banks and bank holding companies. These new standards will be no lower than current regulatory capital and leverage standards applicable to insured depository institutions and may, in fact, be higher when established by the agencies. The Dodd-Frank Act also increased regulatory oversight, supervision and examination of banks, bank holding companies and their respective subsidiaries by the appropriate regulatory agency.

  •
  Federal Deposit Insurance.

    The Dodd-Frank Act made permanent the $250,000 deposit insurance limit for insured deposits and provided unlimited federal deposit insurance on noninterest bearing transaction accounts at all insured depository institutions through December 31, 2012. Subsequent to 2012, these amounts reverted from unlimited insurance to $250,000 coverage per separately insured depositor. The Dodd-Frank Act also changed the assessment base for federal deposit insurance from the amount of insured deposits to consolidated assets less tangible equity, eliminated the ceiling on the size of the Deposit Insurance Fund (the "DIF") and increased the floor on the size of the DIF.

  •
  The Consumer Financial Protection Bureau ("CFPB").

    The Dodd-Frank Act centralized responsibility for consumer financial protection by creating a new agency, the CFPB, responsible for implementing, examining and, for large financial institutions of $10 billion or more in total assets, enforcing compliance with federal consumer financial laws. Because Mackinac has under $10 billion in total assets, however, the Federal Reserve Bank of Chicago ("Reserve Bank") will still continue to examine it at the federal level for compliance with such laws.

  •
  Interest on Demand Deposit Accounts.

    The Dodd-Frank Act repealed the prohibition on the payment of interest on demand deposit accounts effective July 21, 2011, thereby permitting depository institutions to now pay interest on business checking and other accounts.

  •
  Mortgage Reform.

    The Dodd-Frank Act provided for mortgage reform addressing a customer's ability to repay, restricted variable-rate lending by requiring the ability to repay to be determined for variable rate loans by using the maximum rate that will apply during the first five years of a variable-rate loan term, and made more loans subject to requirement for higher-cost loans, new disclosures and certain other restrictions.

  •
  Interstate Branching.

    The Dodd-Frank Act allows banks to engage in de novo interstate branching, a practice that was previously significantly limited.

  •
  Interchange Fee Limitations.

    The Dodd-Frank Act gave the FRB the authority to establish rules regarding interchange fees charged for electronic debit transactions by a payment card issuer that, together with its affiliates, has assets of $10 billion or more and to enforce a new statutory requirement that such fees be reasonable and proportional to the actual cost of a transaction to the issuer. The FRB has rules under this provision that limit the swipe fees that a debit card issuer can charge a merchant for a transaction to the sum of 21 cents and five basis points times the value of the transaction, plus up to one cent for fraud prevention costs. While Mackinac is not directly subject to such regulations since its total assets do not exceed $10 billion, these regulations may impact its ability to compete with larger institutions who are subject to the restrictions.

        Mackinac's management expects that many of the requirements called for in the Dodd-Frank Act will be implemented over time, and most will be subject to implementing regulations over the course of several years. Given the uncertainty associated with the manner in which the provisions of the Dodd-Frank Act will be implemented by the various regulatory agencies and through regulations, the full extent of the impact such requirements will have on financial institutions' operations is unclear. The changes resulting from the Dodd-Frank Act may impact the profitability of Mackinac's business activities, require changes to certain of its business practices, impose upon Mackinac more stringent capital, liquidity and leverage ratio requirements or otherwise adversely affect its business. These changes may also require Mackinac to invest significant management attention and resources to evaluate and make necessary changes in order to comply with new statutory and regulatory requirements.

Basel III

        Internationally, both the Basel Committee on Banking Supervision and the Financial Stability Board (established in April 2009 by the Group of Twenty Finance Ministers and Central Banker

Governors to take action to strengthen regulation and supervision of the financial system with greater international consistency, cooperation and transparency) have committed to raise capital standards and liquidity buffers within the banking system ("Basel III"). On September 12, 2010, the Group of Governors and Heads of Supervision agreed to the calibration and phase-in of the Basel III minimum capital requirements (raising the minimum Tier I common equity ratio to 4.5% and minimum Tier 1 equity ratio to 6.0%, with full implementation by January 2015) and introducing a capital conservation buffer of common equity of an additional 2.5% with implementation by January 2019. In July 2013, the Federal Reserve Board released interim final rules regarding implementation of the Basel III regulatory capital rules for U.S. banking organizations. The interim final rules address a significant number of outstanding issues and questions regarding how certain provisions of Basel III are proposed to be adopted in the United States. Key provisions of the proposed rules include the total phase-out from Tier 1 capital of trust preferred securities with grandfathering for bank holding companies with less than $15 billion in assets, a capital conservation buffer of 2.5% above minimum capital ratios, inclusion of other comprehensive income in Tier 1 common equity, inclusion in Tier 1 capital of perpetual preferred stock, and an effective minimum Tier 1 common equity ratio of 7.0%

Monetary Policy

        The earnings and business of Mackinac and mBank depends on interest rate differentials. In general, the difference between the interest rates paid by mBank to obtain its deposits and other borrowings, and the interest rates received by mBank on loans extended to its customers and on securities held in mBank's portfolio, comprises the major portion of mBank's earnings. These rates are highly sensitive to many factors that are beyond the control of mBank, and accordingly, its earnings and growth will be subject to the influence of economic conditions, generally, both domestic and foreign, including inflation, recession, unemployment, and the monetary policies of the FRB. The FRB implements national monetary policies designed to curb inflation, combat recession, and promote growth through, among other means, its open-market dealings in US government securities, by adjusting the required level of reserves for financial institutions subject to reserve requirements, through adjustments to the discount rate applicable to borrowings by banks that are members of the Federal Reserve System, and by adjusting the Federal Funds Rate, the rate charged in the interbank market for purchase of excess reserve balances. In addition, legislative and economic factors can be expected to have an ongoing impact on the competitive environment within the financial services industry. The nature and timing of any future changes in such policies and their impact on mBank cannot be predicted with certainty.

Properties

        Mackinac's headquarters are located at 130 South Cedar Street, Manistique, Michigan 49854. The headquarters location is owned by Mackinac and not subject to any mortgage.

        Mackinac has seven branches located in Michigan's Upper Peninsula, 3 in the Northern Lower Peninsula, and one branch in Southeast Michigan. All of the branch locations are designed for use and operation as a bank, are well maintained, and are suitable for current operations. Of the 11 branch locations, 8 are owned and 3 are leased. Mackinac has additional office space to house administrative operational support. Mackinac also leases one office that supports its commercial lending.

Legal Proceedings

        At August 28, 2014, there were no pending material legal proceedings to which Mackinac is a party or to which any of its property was subject, except for proceedings which arise in the ordinary course of business. In the opinion of management, pending legal proceedings will not have a material effect on the consolidated financial position or results of operations of Mackinac.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MACKINAC

        The following discussion will cover results of operations, asset quality, financial position, liquidity, interest rate sensitivity, and capital resources for the periods indicated. The information included in this discussion is intended to assist readers in their analysis of, and should be read in conjunction with, the consolidated financial statements and related notes and other supplemental information presented elsewhere in this proxy statement/prospectus. This discussion should be read in conjunction with the consolidated financial statements and footnotes contained in this proxy statement/prospectus.

SIX MONTHS ENDED JUNE 30, 2014

FINANCIAL OVERVIEW

        Mackinac recorded a second quarter 2014 income of $.806 million or $.15 per share compared to net income available to common shareholders of $1.197 million, or $.22 per share for the second quarter of 2013. Operating results for the first six months of 2014 totaled $1.466 million or $.27 per share, compared to $1.873 million, or $.34 per share, for the same period in 2013.

        Weighted average shares totaled 5,529,290 shares for the six month period in 2014 and 5,527,690 shares in the 2014 second quarter compared to 5,557,842 shares for the six month period in 2013 and 5,556,133 shares in the 2013 second quarter of 2013.

        The net interest margin for the second quarter of 2014 increased to $5.659 million, or 4.18%, compared to $5.269 million, or 4.16% in the second quarter of 2013. The six month margin in 2014 was $11.252 million, or 4.21% compared to $10.425 million, or 4.17%.

        Total assets of Mackinac at June 30, 2014 were $595.869 million, up by $42.368 million, or 7.65% from the $553.501 million in total assets reported at June 30, 2013 and up by $23.069 million, or 4.03%, from total assets of $572.800 million at year-end 2013. The loan portfolio increased $19.108 million, or 3.95%, from December 31, 2013 balances of $483.832 million. Deposits totaled $484.016 million at June 30, 2014, an increase of $17.717 million from the $466.299 million at December 31, 2013.

FINANCIAL CONDITION

Cash and Cash Equivalents

        Cash and cash equivalents increased $2.527 million during the first half of 2014. See further discussion of the change in cash and cash equivalents in the Liquidity section.

Investment Securities

        Securities available for sale increased $2.986 million from December 31, 2013 to June 30, 2014, with the balance on June 30, 2014, totaling $47.374 million. Investment securities are utilized in an effort to manage interest rate risk and liquidity. As of June 30, 2014, investment securities with an estimated fair value of $4.605 million were pledged.

Loans

        Through the first half of 2014, loan balances increased by $19.108 million, or 3.95%, from December 31, 2013 balances of $483.832 million. During the first half of 2014, mBank had total loan production of $86 million, which included $11 million of secondary market loan production. This loan production, however, was offset by loan principal runoff, paydowns and amortization, and also SBA/USDA loan sales of $4.724 million, and nonperforming loans transferred to other real estate owned ("OREO") amounting to $.282 million.

        Management continues to actively manage the loan portfolio, seeking to identify and resolve problem assets at an early stage. Management believes a properly positioned loan portfolio provides the most attractive earning asset yield available to Mackinac and, with a diligent loan approval process and exception reporting, management can effectively manage the risk in the loan portfolio. Management intends to continue loan growth within its markets for mortgage, consumer, and commercial loan products while concentrating on loan quality, industry concentration issues, and competitive pricing.

        Following is a summary of the loan portfolio at June 30, 2014, December 31, 2013 and June 30, 2013 (dollars in thousands):

	June 30, 2014	Percent of Total	December 31, 2013	Percent of Total	June 30, 2013	Percent of Total
Commercial real estate	$274,500	54.58%	$268,809	55.56%	$243,363	53.42%
Commercial, financial, and agricultural	89,515	17.80	79,655	16.46	84,145	18.47
One to four family residential real estate	105,868	21.05	103,768	21.45	94,254	20.69
Construction:
Consumer	7,464	1.48	6,895	1.43	4,305.95
Commercial	10,550	2.10	10,904	2.25	16,053	3.52
Consumer	15,043	2.99	13,801	2.85	13,435	2.95

Total loans	$502,940	100.00%	$483,832	100.00%	$455,555	100.00%

        Following is a table showing the significant industry types in the commercial loan portfolio as of June 30, 2014, December 31, 2013 and June 30, 2013 (dollars in thousands):

	June 30, 2014			December 31, 2013			June 30, 2013
	Outstanding Balance	Percent of Loans	Percent of Capital	Outstanding Balance	Percent of Loans	Percent of Capital	Outstanding Balance	Percent of Loans	Percent of Capital
Real estate—operators of nonres bldgs	$103,598	27.66%	155.84%	$100,333	27.92%	153.77%	$95,510	27.80%	143.58%
Hospitality and tourism	42,111	11.24	63.35	45,360	12.62	106.90	42,833	12.47	64.39
Lessors of residential buildings	14,912	3.98	22.43	14,191	3.95	21.75	13,377	3.89	20.11
Gasoline and convenience stores	11,881	3.17	17.87	11,534	3.21	17.68	11,038	3.21	16.59
Real estate agents and managers	11,388	3.04	17.13	10,922	3.04	16.74	9,472	2.76	14.24
Commercial construction	10,550	2.82	15.87	10,904	3.03	16.46	16,053	4.67	24.13
Other	180,125	48.09	270.96	166,124	46.23	41.90	155,278	45.20	233.43

Total Commercial Loans	$374,565	100.00%		$359,368	100.00%		$343,561	100.00%

        Management recognizes the additional risk presented by the concentration in certain segments of the portfolio. On a historical basis, Mackinac's highest concentration of credit risk was the hospitality and tourism industry. Management does not consider the current loan concentrations in hospitality and tourism to be problematic, and has no intention of further reducing loans to this industry segment. Management does not believe that its current portfolio composition has increased exposure related to any specific industry concentration as of June 30, 2014. The current concentration of real estate related loans represents a broad customer base composed of a high percentage of owner occupied developments.

        Mackinac's residential real estate portfolio predominantly includes one to four family adjustable rate mortgages that have repricing terms generally from one to three years, construction loans to individuals and bridge financing loans for qualifying customers. As of June 30, 2014, the residential loan portfolio totaled $105.868 million, or 21.05% of Mackinac's total outstanding loans.

        Mackinac has also extended credit to governmental units, including Native American organizations. Tax-exempt loans and leases increased from $1.526 million at the end of December 31, 2013 to $2.113 million at June 30, 2014.

        Due to the seasonal nature of many of Mackinac's commercial loan customers, loan payment terms provide flexibility by structuring payments to coincide with the customer's business cycle. The lending staff evaluates the collectability of the past due loans based on documented collateral values and payment history. Mackinac discontinues the accrual of interest on loans when, in the opinion of management, there is an indication that the borrower may be unable to meet the payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Credit Quality

        Management analyzes the allowance for loan losses in detail on a monthly basis to determine whether the losses inherent in the portfolio are properly reserved for. Net recoveries for the six months ended June 30, 2014 amounted to $62,000, compared to net charge-offs of $.516 million, or .23% of average loans outstanding, for the same period in 2013. The current reserve balance is representative of the relevant risk inherent within Mackinac's loan portfolio. Additions or reductions to the reserve in future periods will be dependent upon a combination of future loan growth, nonperforming loan balances and charge-off activity.

        The table below shows period end balances of nonperforming assets (dollars in thousands):

	June 30, 2014	December 31, 2013	June 30, 2013
Nonperforming Assets:
Nonaccrual Loans	$2,055	$1,410	$3,983
Loans past due 90 days or more	—	—	—
Restructured loans	597	614	—

Total nonperforming loans	2,652	2,024	3,983
Other real estate owned	1,947	1,884	2,481

Total nonperforming assets	$4,599	$3,908	$6,464

Nonperforming loans as a % of loans	.53%	.42%	.87%

Nonperforming assets as a % of assets	.77%	.68%	1.17%

Reserve for Loan Losses:
At period end	$5,097	$4,661	$5,177

As a % of loans	1.01%	.96%	1.14%

As a % of nonperforming loans	192.19%	230.29%	129.98%

As a % of nonaccrual loans	248.03%	330.57%	129.98%

Texas ratio*	6.43%	5.59%	9.02%

*
calculated by taking total nonperforming assets divided by total equity plus reserve for loan losses

        Nonperforming assets at $4.599 million were reduced by $1.865 million from one year ago and increased $.691 million from the $3.908 million at 2013 year end. The current low level of nonperforming assets is also representative of the overall quality of Mackinac's loan portfolio.

        The following ratios provide additional information relative to Mackinac's credit quality:

	At Period End		At Period End
	June 30, 2014	December 31, 2013	June 30, 2013
Total loans, at period end	$502,940	$483,832	$455,555

Average loans for the year	$489,656	$462,500	$453,023

	For the Period Ended			For the Period Ended
	Six Months Ended June 30, 2014		Twelve Months Ended December 31, 2013	Six Months Ended June 30, 2013
Net charge-offs (recoveries) during the period	$(62)		$2,232	$516

Net charge-offs to average loans	N/M	%	.48%	.23%

Net charge-offs to beginning allowance balance	N/M	%	42.78%	9.89%

        Management continues to address market issues impacting its loan customer base. In conjunction with Mackinac's senior lending staff and the bank regulatory examinations, management reviews its loans, related collateral evaluations, and the overall lending process. Mackinac also utilizes an outside loan review consultant to perform a review of the loan portfolio. Historically, this independent review has provided findings similar to management as to the overall adequacy of the loan loss reserve and has substantiated Mackinac's loan rating system. In 2014, Mackinac will again utilize a consultant for loan review.

        As of June 30, 2014, the allowance for loan losses represented 1.01% of total loans. At June 30, 2014, the allowance included specific reserves in the amount of $1.438 million, as compared to $1.111 million at December 31, 2013 and $2.208 million at June 30, 2013. In management's opinion, the allowance for loan losses is adequate to cover probable losses related to specifically identified loans, as well as probable losses inherent in the balance of the loan portfolio.

        As part of the process of resolving problem credits, Mackinac may acquire ownership of collateral which secured such credits. Mackinac carries this collateral in other real estate on the balance sheet.

        The following table represents the activity in other real estate for the periods indicated (dollars in thousands):

	Six Months Ended June 30 2014	Year Ended December 31, 2013	Six Months Ended June 30 2013
Balance at beginning of period	$1,884	$3,212	$3,212
Other real estate transferred from loans due to foreclosure	282	932	687
Other real estate sold	(205)	(1,996)	(1,329)
Writedowns on other real estate held for sale	(2)	(231)	(114)
Gain (loss) on sale of other real estate held for sale	(12)	(33)	25

Balance at end of period	$1,947	$1,884	$2,481

        During the first half of 2014, Mackinac received real estate in lieu of loan payments of $.282 million. Other real estate is initially valued at the lower of cost or the fair value less selling costs. After the initial receipt, management periodically re-evaluates the recorded balances and any additional reductions in the fair value result in a write-down of other real estate.

Deposits

        Mackinac had an increase in deposits in the first six months of 2014. Total deposits increased by $17.717 million, or 3.80%, in the first half of 2014. The increase in deposits for the first half of 2014 is composed of an increase in noncore deposits of $12.538 million and an increase in core deposits of $5.179 million. In recent years, Mackinac has strategically emphasized the growth of core deposits. This strategic initiative is supported with an individual incentive plan, along with the introduction of several new deposit products and competitive deposit pricing. The core deposit balances increased primarily in transactional account deposits, Mackinac's lowest cost of funds. Most recently, Mackinac has experienced some declines in core deposits. A portion of these decreases can be attributed to individual customer deposit reductions due to various business related needs. In an effort to stem some runoff from core deposit CDs, management recently increased some offering rates on CD products.

        Management continues to monitor existing deposit products in order to stay competitive as to both terms and pricing. It is the intent of management to be aggressive in its markets to grow core deposits with an emphasis placed on transactional deposits.

        The following table represents detail of deposits at the end of the periods indicated (dollars in thousands):

	June 30, 2014	% of Total	December 31, 2013	% of Total	June 30, 2013	% of Total
Noninterest bearing	$73,732	15.23%	$72,936	15.64%	$64,736	14.45%
NOW, money market, checking	148,242	30.63	149,123	31.98	146,203	32.64
Savings	15,658	3.24	13,039	2.80	12,229	2.73
Certificates of Deposit <$100,000	143,140	29.57	140,495	30.13	134,767	30.09

Total core deposits	380,772	78.67	375,593	80.55	357,935	79.91
Certificates of Deposit >$100,000	23,151	4.78	23,159	4.96	25,091	5.60
Brokered CDs	80,093	16.55	67,547	14.49	64,881	14.49

Total non-core deposits	103,244	21.33	90,706	19.45	89,972	20.09

Total deposits	$484,016	100.00%	$466,299	100.00%	$447,907	100.00%

Borrowings

        Mackinac also utilizes FHLB borrowings as a source of funding. At June 30, 2014, this source of funding totaled $35 million and Mackinac secured this funding by pledging loans and investments. The $35 million of FHLB borrowings has a weighted average maturity of 1.96 years and a weighted average rate of 1.79% at June 30, 2014. Mackinac also has a USDA Rural Development loan held by its wholly owned subsidiary, First Rural Relending that has an outstanding balance of $.852 million, with a fixed interest rate of 1% that matures in August 2024.

        In addition to the above, Mackinac currently has two banking borrowing relationships. The first relationship consists of a line of credit and a term note. The line of credit bears interest at 90-day LIBOR plus 2.75%, with a floor rate of 4.00% and has an initial term that expires on March 22, 2015. The term note bears the same interest and matures on March 22, 2017. The second borrowing relationship consists of a $10 million revolving line of credit, which can be increased to $25 million upon request, used to support asset based lending activities at a wholly owned subsidiary that currently bears interest at 90-day LIBOR plus 2.75% and has an initial term that expires on September 10, 2016.

Shareholders' Equity

        Total shareholders' equity increased $1.228 million from December 31, 2013 to June 30, 2014. Contributing to the increase in shareholders' equity was net income available to common shareholders of $1.466 million, a reduction for dividends on common stock of $.553 million, increases due to stock compensation of $.225 million, an increase in the market value of securities of $.233 million and a decrease due to the repurchase of common stock of $.143 million.

RESULTS OF OPERATIONS

Summary

        Mackinac reported net income available to common shareholders of $1.466 million, or $.27 per share, in the first half of 2014, compared to $1.873 million or $.34 per share for the first half of 2013. The first half results include a provision for loan losses of $.374 million. Operating results for the same period in 2013 include a provision for loan losses of $.475 million.

Net Interest Income

        Net interest income is Mackinac's primary source of core earnings. Net interest income represents the difference between the average yield earned on interest earning assets and the average rate paid on interest bearing obligations. The net interest income is impacted by economic and competitive factors that influence rates, loan demand, and the availability of funding.

        Net interest margin on a fully taxable equivalent basis amounted to $5.661 million, 4.18% of average earning assets, in the second quarter of 2014, compared to $5.287 million, and 4.17% of average earning assets, in the second quarter of 2013. In the first six months of 2014, net interest margin increased to $11.277 million, 4.22% of average earning assets, compared to $10.460 million, 4.19% of average earning assets, for the same period in 2013.

        The following table presents the amount of interest income from average interest-earning assets and the yields earned on those assets, as well as the interest expense on average interest-bearing obligations and the rates paid on those obligations. All average balances are daily average balances.

	Three Months Ended
				Average Rates
	Average Balances					Interest
								2014 - 2013
	June 30,			June 30,		June 30,
			Increase/ (Decrease)					Income/ Expense Variance	Volume Variance	Rate Variance	Rate/ Volume Variance
(dollars in thousands)	2014	2013		2014	2013	2014	2013
Loans(1)(2)(3)	$492,922	$456,937	$35,985	5.18%	5.32%	$6,370	$6,056	$314	$477	$(151)	$(12)
Taxable securities	45,515	47,456	(1,941)	2.15	2.04	244	241	3	(10)	13	—
Nontaxable securities(2)	1,828	835	993	3.73	4.80	17	10	7	12	(2)	(3)
Federal funds sold	3	3	—	—	—	—	—	—	—	—	—
Other interest-earning assets	3,160	3,070	90	4.32	4.18	34	32	2	1	1	—

Total earning assets	543,428	508,301	35,127	4.92	5.00	6,665	6,339	326	480	(139)	(15)

Reserve for loan losses	(4,960)	(5,180)	220
Cash and due from banks	16,272	17,927	(1,655)
Fixed Assets	9,883	10,635	(752)
Other Real Estate	2,112	3,175	(1,063)
Other assets	14,415	13,597	818

Total assets	$581,150	$548,455	$32,695

NOW and money market deposits	$96,397	$116,362	$(19,965)	.22%	.25%	$54	$72	$(18)	$(12)	$(7)	$1
Interest checking	47,288	36,761	10,527.24		.32	28	29	(1)	8	(7)	(2)
Savings deposits	15,151	13,085	2,066.11		.09	4	3	1	—	—	1
CDs <$100,000	145,494	130,957	14,537	1.19	1.60	433	524	(91)	58	(134)	(15)
CDs >$100,000	23,229	24,610	(1,381)	1.26	1.66	73	102	(29)	(6)	(25)	2
Brokered deposits	72,781	53,449	19,332	1.15	1.17	208	156	52	56	(3)	(1)
Borrowings	43,043	40,656	2,387	1.90	1.64	204	166	38	10	27	1

Total interest-bearing liabilities	443,383	415,880	27,503.91		1.01	1,004	1,052	(48)	114	(149)	(13)
Demand deposits	69,380	64,556	4,824
Other liabilities	2,834	536	2,298
Shareholders' equity	65,553	67,483	(1,930)

Total liabilities and shareholders' equity	$581,150	$548,455	$32,695

Rate spread				4.01%	3.99%

Net interest margin/revenue				4.18%	4.17%	$5,661	$5,287	$374	$366	$10	$(2)

	Six Months Ended
				Average Rates
	Average Balances					Interest
								2014 - 2013
	June 30,			June 30,		June 30,
			Increase/ (Decrease)					Income/ Expense Variance	Volume Variance	Rate Variance	Rate/ Volume Variance
(dollars in thousands)	2014	2013		2014	2013	2014	2013
Loans(1)(2)(3)	$489,656	$453,023	$36,633	5.22%	5.41%	$12,687	$11,986	$701	$969	$(248)	$(20)
Taxable securities	44,392	47,082	(2,690)	2.19	2.06	481	481	—	(27)	29	(2)
Nontaxable securities(2)	1,668	839	829	4.96	4.81	41	20	21	20	1	—
Federal funds sold	3	3	—	—	—	—	—	—	—	—	—
Other interest-earning assets	3,115	3,070	45	5.24	4.14	81	63	18	1	17	—

Total earning assets	538,834	504,017	34,817	4.97	5.02	13,290	12,550	740	963	(201)	(22)
Reserve for loan losses	(4,907)	(5,153)	246
Cash and due from banks	20,038	18,243	1,795
Fixed Assets	10,085	10,634	(549)
Other Real Estate	2,085	3,234	(1,149)
Other assets	14,799	13,912	887

Total assets	$580,934	$544,887	$36,047

NOW and money market deposits	$106,565	$120,797	$(14,232)	.22%	.25%	$114	$150	$(36)	$(18)	$(21)	$3
Interest checking	40,228	36,418	3,810.22		.32	44	57	(13)	6	(17)	(2)
Savings deposits	14,365	13,279	1,086.10		.11	7	7	—	1	(1)	—
CDs <$100,000	148,390	131,297	17,093	1.21	1.62	892	1,057	(165)	138	(268)	(35)
CDs >$100,000	23,217	24,620	(1,403)	1.33	1.66	153	203	(50)	(12)	(41)	3
Brokered deposits	70,183	45,621	24,562	1.18	1.28	412	289	123	156	(21)	(12)
Borrowings	40,937	38,679	2,258	1.93	1.70	391	327	64	19	42	3

Total interest-bearing liabilities	443,885	410,711	33,174	0.91	1.03	2,013	2,090	(77)	290	(327)	(40)
Demand deposits	68,875	62,475	6,400
Other liabilities	2,666	1,854	812
Shareholders' equity	65,508	69,847	(4,339)

Total liabilities and shareholders' equity	$580,934	$544,887	$36,047

Rate spread				4.06%	3.99%

Net interest margin/revenue				4.22%	4.19%	$11,277	$10,460	$817	$673	$126	$18

(1)
For purposes of these computations, nonaccruing loans are included in the daily average loan amounts outstanding.

(2)
The amount of interest income on loans and nontaxable securities has been adjusted to a tax euivalent basis, using a 34% tax rate

(3)
Interest income on loans includes fees

        In the past several years of a low interest rate environment, Mackinac repriced all of its brokered deposits along with the majority of its bank time deposits. This repricing of liabilities is the primary reason for the increased interest margin, on a fully taxable equivalent basis in recent reported periods.

        During this relatively low interest environment, Mackinac has also repriced a significant portion of its loan portfolio. Management has been diligent when repricing maturing or new loans in establishing interest rate floors in order to maintain the improved interest rate spread. Mackinac is anticipating some margin pressure in future periods as it continues to see extremely competitive pricing on new and renewable loans.

Provision for Loan Losses

        Mackinac records a provision for loan losses when it believes it is necessary to adjust the allowance for loan losses to maintain an adequate level after considering factors such as loan charge-offs and recoveries, changes in identified levels of risk in the loan portfolio, changes in the mix of loans in the portfolio, loan growth, and other economic factors. During the first half of 2014, Mackinac determined through this analysis that a $.374 million provision for loan loss was required, compared to

$.475 million in the first half of 2013. There were net recoveries of $62,000 in the first half of 2014, compared to net charge-offs of $.516 million for the same period in 2013.

Other Income

        Other income, at $1.341 million in the first half of 2014, decreased $.668 million from the first half of 2013 level of $2.009 million. Other income decreased primarily as a result of a reduced level of fees and gains on the sale of loans from secondary market mortgage lending of $.336 million from prior year period.

        Management continues to evaluate deposit products and services for ways to better serve its customer base and also enhance service fee income through a broad array of products that price services based on income contribution and cost attributes.

        The following table details other income for the three and six months ended June 30, 2014 and 2013 (dollars in thousands):

	Three Months Ended June 30,				Six Months Ended June 30,
			Increase/ (Decrease)				Increase/ (Decrease)
	2014	2013	Dollars	Percent	2014	2013	Dollars	Percent
Deposit service fees	$192	$175	$17	9.71%	$349	$337	$12	3.56%
Income from secondary market loans sold	139	279	(140)	(50.18)	242	578	(336)	(58.13)
SBA/USDA loan sale gains	166	554	(388)	(70.04)	548	663	(115)	(17.35)
Mortgage servicing income	89	182	(93)	(51.10)	102	285	(183)	(64.21)
Other noninterest income	64	61	3	4.92	100	146	(46)	(31.51)

Total other income	$650	$1,251	$(601)	(48.04)%	$1,341	$2,009	$(668)	(33.25)%

Other Expense

        For the first half of 2014, Mackinac recorded other expense of $10.005 million compared to $8.834 million in 2013, an increase of $1.171 million. The largest increase from the first half of 2013 was in salaries and benefits, largely reflective of the compensation packages for the staff up of Mackinac's asset based lending subsidiary formed in the third quarter of 2013. Mackinac also had increased occupancy costs between periods due primarily to its new Marquette branch office, which it moved into late in 2013. Mackinac incurred some additional legal costs as well in the first half of 2014 for the exploration of acquisitions.

        The following table details other expense for the three and six months ended June 30, 2014 and 2013 (dollars in thousands):

	Three Months Ended June 30,				Six Months Ended June 30,
			Increase/(Decrease)				Increase/(Decrease)
	2014	2013	Dollars	Percentage	2014	2013	Dollars	Percentage
Salaries and employee benefits	$2,523	$2,375	$148	6.23%	$5,064	$4,681	$383	8.18%
Occupancy	546	363	183	50.41	1,084	745	339	45.50
Furniture and equipment	303	255	48	18.82	622	525	97	18.48
Data processing	288	268	20	7.46	574	533	41	7.69
Advertising	123	111	12	10.81	230	215	15	6.98
Professional service fees	276	320	(44)	(13.75)	607	545	62	11.38
Loan and deposit	83	45	38	84.44	162	118	44	37.29
Writedowns and losses on other real estate held for sale	14	87	(73)	(83.91)	14	89	(75)	(84.27)
FDIC insurance premiums	90	95	(5)	(5.26)	175	200	(25)	(12.50)
Telephone	82	63	19	30.16	164	145	19	13.10
Other	570	541	29	5.36	1,309	1,038	271	26.11

Total other expense	$4,898	$4,523	$375	8.29%	$10,005	$8,834	$1,171	13.26%

Federal Income Taxes

        A valuation allowance is provided against deferred tax assets when it is more likely than not that some or all of the deferred tax asset will not be realized. Mackinac, as of June 30, 2014 had a net operating loss and tax credit carryforwards for tax purposes of approximately $17.2 million, and $2.4 million, respectively. The net operating loss carryforwards expire twenty years from the date they originated. These carryforwards, if not utilized, will begin to expire in the year 2023. A portion of the NOL, approximately $10.3 million, and all of the credit carryforwards are subject to the limitations for utilization as set forth in Section 382 of the Internal Revenue Code. The annual limitation is $1.400 million for the NOL and the equivalent value of tax credits, which is approximately $.476 million. These limitations for use were established in conjunction with the recapitalization of Mackinac in December 2004.

        Mackinac has reported deferred tax assets of $9.097 million at June 30, 2014, which is net of a valuation allowance of $.760 million. Management evaluated the deferred tax valuation allowance as of June 30, 2014 and determined that no adjustment to the valuation was warranted. The remaining valuation allowance pertains to the existing tax credit carryovers, which will only be utilized after all net operating loss carryforwards. Since a portion of these tax credits may expire before that occurs, a valuation allowance for these has been established. Mackinac will continue to evaluate the future benefits from these carryforwards in order to determine if any adjustment to the deferred tax asset is warranted.

LIQUIDITY

        Liquidity is defined as the ability to generate cash at a reasonable cost to fulfill lending commitments and support asset growth, while satisfying the withdrawal demands of customers and make payments on existing borrowing commitments. mBank's principal sources of liquidity are core deposits and loan and investment payments and prepayments. Providing a secondary source of liquidity is the available for sale investment portfolio. As a final source of liquidity, mBank can exercise existing credit arrangements.

        Current balance sheet liquidity consists of $20.746 million in cash and due from balances, negligible fed funds sold, $42.769 million of unpledged investment securities. Although current liquidity is deemed adequate, management will increase on hand liquidity in the near term by issuing brokered CDs in order to fund anticipated loan growth.

        During the first six months of 2014, Mackinac increased cash and cash equivalents by $2.527 million. As shown on Mackinac's condensed consolidated statement of cash flows, liquidity was impacted by cash used in investing activities, with a net increase in loans of $19.354 million. Offsetting the net decrease used by investing activities was cash provided by financing activities, primarily a net increase in deposits of $17.717 million. The management of bank liquidity for funding of loans and deposit maturities and withdrawals includes monitoring projected loan fundings and scheduled prepayments and deposit maturities within a 30 day period, a 30- to 90- day period and from 90 days until the end of the year. This funding forecast model is completed weekly.

        Mackinac's primary source of liquidity on a stand-alone basis is dividends from mBank. Mackinac also has a line of credit with a correspondent bank with current availability of $2.500 million. Mackinac's current plan for dividends from mBank are dependent upon the profitability of mBank, growth of assets at mBank and the level of capital needed to stay "well capitalized."

        Liquidity is managed by Mackinac through its Asset and Liability Committee ("ALCO"). The ALCO Committee meets monthly to discuss asset and liability management in order to address liquidity and funding needs to provide a process to seek the best alternatives for investments of assets, funding costs, and risk management. The liquidity position of mBank is managed daily, thus enabling mBank to adapt its position according to market fluctuations. Core deposits are important in maintaining a strong liquidity position as they represent a stable and relatively low cost source of funds. mBank's liquidity is best illustrated by the mix in mBank's core and noncore funding dependence ratio, which explains the degree of reliance on noncore liabilities to fund long-term assets.

        Core deposits are herein defined as demand deposits, NOW (negotiable order withdrawals), money markets, savings and certificates of deposit under $100,000. Noncore funding consists of certificates of deposit greater than $100,000, brokered deposits, and FHLB and Farmers' Home Administration borrowings. At June 30, 2014, mBank's core deposits in relation to total funding were 72.38% compared to 73.98% at June 30, 2013. These ratios indicated at June 30, 2014, that mBank has increased its reliance on noncore deposits and borrowings to fund mBank's long-term assets, namely loans and investments. mBank believes that by maintaining adequate volumes of short-term investments and implementing competitive pricing strategies on deposits, it can ensure adequate liquidity to support future growth. mBank also has correspondent lines of credit available to meet unanticipated short-term liquidity needs. As of June 30, 2014, mBank had $28.375 million of unsecured lines available and additional funding sources available if secured. mBank believes that its liquidity position remains strong to meet both present and future financial obligations and commitments, events or uncertainties that have resulted or are reasonably likely to result in material changes with respect to mBank's liquidity.

        From a long-term perspective, Mackinac's strategy is to increase core deposits in its local markets. Management continually evaluates deposit products offered in order to remain competitive in its goal of increasing core deposits. Mackinac will and has the ability to augment local deposit growth efforts with wholesale CD funding.

CAPITAL AND REGULATORY

        As a bank holding company, Mackinac is required to maintain certain levels of capital under government regulation. There are several measurements of regulatory capital and Mackinac is required to meet minimum requirements under each measurement. The federal banking regulators have also established capital classifications beyond the minimum requirements in order to risk-rate deposit insurance premiums and to provide trigger points for prompt corrective action in the event an institution becomes financially troubled. As of June 30, 2014, Mackinac and mBank were well capitalized. During the first six months of 2014, total capitalization increased by $1.228 million.

        The following table details sources of capital for the periods indicated (dollars in thousands):

	June 30, 2014	December 31, 2013	June 30, 2013
Capital Structure
Shareholders' equity	$66,477	$65,249	$62,520
Preferred stock	—	—	4,000

Total shareholders' equity	$66,477	$65,249	$66,520

Total capitalization	$66,477	$65,249	$66,520

Tangible capital	$66,477	$65,249	$66,520

Intangible Assets
Core deposit premium	$—	$—	$—
Other identifiable intangibles	1,061	1,129	830

Total intangibles	$1,061	$1,129	$830

Regulatory capital
Tier 1 capital:
Shareholders' equity	$66,477	$65,249	$66,520
Net unrealized (gains) losses on available for sale securities	(449)	(216)	(430)
Less: disallowed deferred tax asset	(5,500)	(7,000)	(6,500)
Less: intangibles	(106)	(113)	(83)

Total Tier 1 capital	$60,422	$57,920	$59,507

Tier 2 Capital:
Allowable reserve for loan losses	$5,097	$4,661	$5,177
Qualifying long-term debt	—	—	—

Total Tier 2 capital	5,097	4,661	5,177

Total capital	$65,519	$62,581	$64,684

Risk-adjusted assets	$508,874	$489,407	$467,090

Capital ratios:
Tier 1 Capital to average assets	10.50%	10.31%	11.01%
Tier 1 Capital to risk weighted assets	11.87%	11.83%	12.74%
Total Capital to risk weighted assets	12.88%	12.79%	13.85%

        Regulatory capital is not the same as shareholders' equity reported in the accompanying condensed consolidated financial statements. Certain assets cannot be considered assets for regulatory purposes, such as acquisition intangibles and noncurrent deferred tax benefits.

        Presented below is a summary of the capital position in comparison to generally applicable regulatory requirements:

	Shareholders' Equity to Quarter-end Assets	Tangible Equity to Quarter-end Assets	Tier 1 Capital to Average Assets	Tier 1 Capital to Risk-Weighted Assets	Total Capital to Risk-Weighted Assets
Regulatory minumum for capital adequacy purposes	N/A	N/A	4.00%	4.00%	8.00%
Regulatory defined well capitalized guideline	N/A	N/A	5.00%	6.00%	10.00%
The Corporation:
June 30, 2014	11.16%	11.16%	10.50%	11.87%	12.88%
June 30, 2013	12.02%	12.02%	11.01%	12.74%	13.85%
The Bank:
June 30, 2014	11.20%	11.20%	10.50%	11.90%	12.88%
June 30, 2013	11.18%	11.18%	10.15%	11.74%	12.84%
INTEREST RATE RISK

        In general, Mackinac attempts to manage interest rate risk by investing in a variety of assets which afford it an opportunity to reprice assets and increase interest income at a rate equal to or greater than the interest expense associated with repricing liabilities.

        Interest rate risk is the exposure of Mackinac to adverse movements in interest rates. Mackinac derives its income primarily from the excess of interest collected on its interest-earning assets over the interest paid on its interest-bearing obligations. The rates of interest Mackinac earns on its assets and owes on its obligations generally are established contractually for a period of time. Since market interest rates change over time, Mackinac is exposed to lower profitability if it cannot adapt to interest rate changes. Accepting interest rate risk can be an important source of profitability and shareholder value; however, excess levels of interest rate risk could pose a significant threat to Mackinac's earnings and capital base. Accordingly, effective risk management that maintains interest rate risk at prudent levels is essential to Mackinac's safety and soundness.

        Loans are the most significant earning asset. Management offers commercial and real estate loans priced at interest rates which fluctuate with various indices such as the prime rate or rates paid on various government issued securities. In addition, Mackinac prices the majority of fixed rate loans so it has an opportunity to reprice the loan within 12 to 36 months.

        Mackinac has established interest rate floors on approximately $143.787 million of its variable rate commercial loans. These interest rate floors will result in a "lag" on the repricing of these variable rate loans when and if interest rates increase in future periods. Approximately $98.781 million of the "floor rate" loan balances will reprice with a 100 basis point increase on the prime rate, with another $40.915 million repricing in the next 100 basis point prime rate increase.

        Mackinac also has $47.374 million of securities providing for scheduled monthly principal and interest payments as well as unanticipated prepayments of principal. These cash flows are then reinvested into other earning assets at current market rates. Mackinac also has federal funds sold to correspondent banks as well as other interest-bearing deposits with correspondent banks. These funds are generally repriced on a daily basis.

        Mackinac has $237.632 million of transactional accounts, of which $73.732 million consists of noninterest bearing demand deposit balances. Transaction account balances have increased significantly in the last year due in part to Mackinac's focus on these low costs accounts by developing new attractive products and increased sales efforts to municipalities, schools and businesses. These transactional account balances provide additional repricing flexibility in changing interest rate environments since they have no scheduled maturities and interest rates can be reset at any time.

        Other deposit products have a variety of terms ranging from deposits whose interest rates can change on a weekly basis to certificates of deposit with repricing terms of up to five years. Longer term deposits generally include penalty provisions for early withdrawal.

        Beyond general efforts to shorten the loan pricing periods and extend deposit maturities, management can manage interest rate risk by the maturity periods of securities purchased, selling securities available for sale, and borrowing funds with targeted maturity periods, among other strategies. Also, the rate of interest rate changes can impact the actions taken since the rate environment affects borrowers and depositors differently.

        Exposure to interest rate risk is reviewed on a regular basis. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect of interest rate changes on net interest income and to structure the composition of the balance sheet to minimize interest rate risk and at the same time maximize income. Management realizes certain risks are inherent and that the goal is to identify and minimize the risks. Tools used by management include maturity and repricing analysis and interest rate sensitivity analysis. mBank has monthly asset/liability meetings with an outside consultant to review its current position and strategize about future opportunities on risks relative to pricing and positioning of assets and liabilities. The difference between repricing assets and liabilities for a specific period is referred to as the gap. An excess of repricable assets over liabilities is referred to as a positive gap. An excess of repricable liabilities over assets is referred to as a negative gap. The cumulative gap is the summation of the gap for all periods to the end of the period for which the cumulative gap is being measured.

        Assets and liabilities scheduled to reprice are reported in the following time frames. Those instruments with a variable interest rate tied to an index and considered immediately repricable are reported in the 1- to 90-day time frame. The estimates of principal amortization and prepayments are assigned to the following time frames.

        The following are Mackinac's repricing opportunities at June 30, 2014 (dollars in thousands):

	1 - 90 Days	91 - 365 Days	>1 - 5 Years	Over 5 Years	Total
Interest-earning assets:
Loans	$221,607	$101,993	$178,085	$1,255	$502,940
Securities	3,306	3,080	28,131	12,857	47,374
Other(1)	237	—	—	3,060	3,297

Total interest-earning assets	225,150	105,073	206,216	17,172	553,611

Interest-bearing obligations:
NOW, money market, savings, interest checking	163,900	—	—	—	163,900
Time deposits	31,246	62,427	72,468	150	166,291
Brokered CDs	17,728	10,877	51,488	—	80,093
Borrowings	500	10,000	30,735	852	42,087

Total interest-bearing obligations	213,374	83,304	154,691	1,002	452,371

Gap	$11,776	$21,769	$51,525	$16,170	$101,240

Cumulative gap	$11,776	$33,545	$85,070	$101,240

(1)
Includes Federal Home Loan Bank Stock

        The above analysis indicates that at June 30, 2014, Mackinac had a cumulative asset sensitivity gap position of $33.545 million within the one-year time frame. Mackinac's cumulative asset sensitive gap suggests that if market interest rates were to increase in the next twelve months, Mackinac has the potential to earn more net interest income. Since more assets would reprice at higher rates than liabilities. Conversely, if market interest rates decrease in the next twelve months, the above gap position suggests Mackinac's net interest income would decrease. A limitation of the traditional gap analysis is that it does not consider the timing or magnitude of non-contractual repricing or expected prepayments. In addition, the gap analysis treats savings, NOW, and money market accounts as repricing within 90 days, while experience suggests that these categories of deposits are actually comparatively resistant to rate sensitivity.

        At December 31, 2013, Mackinac had a cumulative liability sensitivity gap position of $24.272 million within the one-year time frame.

        The borrowings in the gap analysis include $35.000 million of FHLB advances that have a weighted average maturity of 1.96 years and a weighted average rate of 1.79%.

        Mackinac's primary market risk exposure is interest rate risk and, to a lesser extent, liquidity risk and foreign exchange risk. Mackinac has no market risk sensitive instruments held for trading purposes. Mackinac has limited agricultural-related loan assets and therefore has minimal significant exposure to changes in commodity prices. Any impact that changes in foreign exchange rates and commodity prices would have on interest rates are assumed to be insignificant.

        Evaluating the exposure to changes in interest rates includes assessing both the adequacy of the process used to control interest rate risk and the quantitative level of exposure. Mackinac's interest rate risk management process seeks to ensure that appropriate policies, procedures, management information systems, and internal controls are in place to maintain interest rate risk at prudent levels with consistency and continuity. In evaluating the quantitative level of interest rate risk, Mackinac assesses the existing and potential future effects of changes in interest rates on its financial condition, including capital adequacy, earnings, liquidity, and asset quality.

        In addition to changes in interest rates, the level of future net interest income is also dependent on a number of variables, including: the growth, composition and levels of loans, deposits, and other earning assets and interest-bearing obligations, and economic and competitive conditions; potential changes in lending, investing, and deposit strategies; customer preferences; and other factors.

  FOREIGN EXCHANGE RISK

        In addition to managing interest rate risk, management also actively manages risk associated with foreign exchange. Mackinac provides foreign exchange services, makes loans to, and accepts deposits from, Canadian customers primarily at its banking offices in Sault Ste. Marie, Michigan. To protect against foreign exchange risk, Mackinac monitors the volume of Canadian deposits it takes in and then invests these Canadian funds in Canadian commercial loans and securities. Management believes the exposure to short-term foreign exchange risk is minimal and at an acceptable level for Mackinac.

  OFF-BALANCE-SHEET RISK

        Derivative financial instruments include futures, forwards, interest rate swaps, option contracts and other financial instruments with similar characteristics. Mackinac currently does not enter into futures, forwards, swaps, or options. However, Mackinac is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit and involve to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the condensed consolidated balance sheets. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates and may require collateral from the borrower if deemed necessary by Mackinac. Standby letters of credit are conditional commitments issued by Mackinac to guarantee the performance of a customer to a third party up to a stipulated amount and with specified terms and conditions.

        Commitments to extend credit and standby letters of credit are not recorded as an asset or liability by Mackinac until the instrument is exercised.

  IMPACT OF INFLATION AND CHANGING PRICES

        The accompanying condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and results of operations in historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of Mackinac's operations. Nearly all the assets and liabilities of Mackinac are financial, unlike industrial or commercial companies. As a result, Mackinac's performance is directly impacted by changes in interest rates, which are indirectly influenced by inflationary expectations. Mackinac's ability to match the interest sensitivity of its financial assets to the interest sensitivity of its financial liabilities tends to minimize the effect of changes in interest rates on Mackinac's performance. Changes in interest rates do not necessarily move to the same extent as changes in the price of goods and services.

YEAR ENDED DECEMBER 31, 2013

OVERVIEW

        The following discussion and analysis presents the more significant factors affecting Mackinac's financial condition as of December 31, 2013 and 2012 and the results of operations for 2011 through 2013. This discussion also covers asset quality, liquidity, interest rate sensitivity, and capital resources for the years 2012 and 2013. The information included in this discussion is intended to assist readers in their analysis of, and should be read in conjunction with, the consolidated financial statements and related notes and other supplemental information presented elsewhere in this proxy statement/prospectus.

        Taxable equivalent adjustments are the result of increasing income from tax-free loans and investments by an amount equal to the taxes that would be paid if the income were fully taxable based on a 34% federal tax rate, thus making tax-exempt yields comparable to taxable asset yields.

        Dollar amounts in tables are stated in thousands, except for per share data.

EXECUTIVE SUMMARY

        The purpose of this section is to provide a brief summary of the 2013 results of operations and financial condition. A more detailed analysis of the results of operations and financial condition follows this summary.

        Mackinac reported net income of $5.629 million or $1.01 per share, for the year ended December 31, 2013, compared to net income of $6.458 million, or $1.51 per share, for 2012 and $1.452 million, or $.42 per share, in 2011. The 2013 and 2012 consolidated and bank results include a deferred tax valuation adjustment of $2.250 million, or $.40 per share and $3.000 million, $.70 per share, respectively.

        Total assets of Mackinac at December 31, 2013, were $572.800 million, an increase of $26.820 million, or 4.91% from total assets of $545.980 million reported at December 31, 2012.

        At December 31, 2013, Mackinac's loans stood at $483.832 million, an increase of $34.655 million, or 7.72%, from 2012 year-end balances of $449.177 million. Total loan production in 2013 amounted to $190.918 million, which included $55.973 million of secondary market mortgage loans sold. Mackinac also sold $8.393 million of SBA/USDA guaranteed loans. Loan balances were also impacted by normal amortization and paydowns, some of which related to payoffs on participation loans.

        Nonperforming loans totaled $2.024 million, or .42% of total loans at December 31, 2013. Nonperforming assets at December 31, 2013, were $3.908 million, .68% of total assets, compared to $7.899 million or 1.45% of total assets at December 31, 2012.

        Total deposits increased from $434.557 million at December 31, 2012, to $466.299 million at December 31, 2013, an increase of 7.30%. The increase in deposits in 2013 was comprised of an increase in wholesale deposits of $28.645 million and an increase in core deposits of $3.097 million. In 2013, Mackinac utilized wholesale deposits in order to better manage interest rate risk in funding fixed rate loans.

        Shareholders' equity totaled $65.249 million at December 31, 2013, compared to $72.448 million at the end of 2012, a decrease of $7.199 million. This change reflects the net income available to common shareholders of $5.629 million, the redemption of the $11.000 million of outstanding Preferred Series A stock, the after tax decrease in the market value of available-for-sale investments, which amounted to $.708 million, the cost associated with the repurchase of common stock of $.509 million, dividends on common stock of $.944 million, and recognition of compensation expense associated with restricted stock awards if $.333 million. The book value per common share at December 31, 2013, amounted to $11.87 compared to $11.05 at the end of 2012.

RESULTS OF OPERATIONS

(dollars in thousands, except per share data)	2013	2012	2011
Taxable-equivalent net interest income	$21,471	$19,898	$18,019
Taxable-equivalent adjustment	(72)	(74)	(90)

Net interest income, per income statement	21,399	19,824	17,929
Provision for loan losses	1,675	945	2,300
Other income	3,938	4,043	3,656
Other expense	18,128	16,757	15,969

Income before provision for income taxes	5,534	6,165	3,316
Provision for (benefit of) income taxes	(403)	(922)	1,098

Net income	$5,937	$7,087	$2,218
Preferred dividend expense	308	629	766

Net income available to common shareholders	$5,629	$6,458	$1,452

Earnings per common share
Basic	$1.01	$1.51	$.42
Diluted	$1.00	$1.51	$.41
Return on average assets	1.01%	1.23%	..30%
Return on average common equity	9.07	12.43	3.30
Return on average equity	8.26	10.26	2.66

Summary

        Mackinac reported net income available to common shareholders of $5.629 million in 2013, compared to $6.458 million in 2012 and $1.452 million in 2011. The 2013 results include a deferred tax valuation adjustment of $2.250 million, and reduced nonperforming costs. The 2012 results include significantly reduced credit related expenses and a decreased loan loss provision. In 2012, the loan loss provision was $.945 million, with write-downs and losses on other real estate of $.489 million. In 2012, Mackinac also recognized income from SBA/USDA loan sales of $1.176 million and fees and gains on the sale of secondary market loans of $1.390 million. In 2011, the loan loss provision was $2.300 million, with write-downs and losses on other real estate held for sale of $1.137 million. Also included in 2011 results are income of $1.500 million from SBA/USDA loan sales and the initial valuation of mortgage servicing rights of $.400 million.

Net Interest Income

        Net interest income is Mackinac's primary source of core earnings. Net interest income represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing funding sources. Net interest revenue is Mackinac's principal source of revenue, representing 84% of total revenue in 2013. The net interest income is impacted by economic and competitive factors that influence rates, loan demand, and the availability of funding.

        Net interest income on a taxable equivalent basis increased $1.573 million from $19.898 million in 2012 to $21.471 million in 2013. In 2013, interest rates were stable with the prime rate at 3.25% for the entire year. Mackinac experienced a decrease, 16 basis points, in the overall rates on earnings assets from 5.15% in 2012 to 4.99% in 2013. Interest bearing funding sources also declined by 16 basis points, from 1.15% in 2012 to .99% in 2013. The combination of these effective rate changes resulted in a slight increase in net interest margin from 4.18% in 2012 to 4.19% in 2013. In 2012, Mackinac realized an increase of $1.879 million in net interest income. This increase was largely attributed to lower rates on funding liabilities with an increased level of earning assets.

        In 2013, Mackinac benefited from higher levels of low interest transactional deposit instruments and repricing of term deposits. In addition to the benefits derived from repriced deposit liabilities and a higher level of transactional deposits, Mackinac experienced solid loan growth.

        The following table details sources of net interest income for the three years ended December 31 (dollars in thousands):

	2013	Mix	2012	Mix	2011	Mix
Interest Income
Loans	$24,400	95.60%	$23,313	95.44%	$21,774	94.37%
Funds sold	—	—	18.07		21.09
Taxable securities	961	3.77	948	3.88	1,162	5.04
Nontaxable securities	34.13		27.11		28.12
Other interest-earning assets	128.50		121.50		87.38

Total earning assets	25,523	100.00%	24,427	100.00%	23,072	100.00%

Interest Expense
NOW, money markets, checking	388	9.41%	548	11.90%	1,002	19.48%
Savings	13.31		16.35		36.70
CDs <$100,000	2,033	49.30	2,429	52.77	2,064	40.13
CDs >$100,000	380	9.21	433	9.41	383	7.45
Brokered deposits	654	15.86	520	11.30	1,045	20.32
Borrowings	656	15.91	657	14.27	613	11.92

Total interest-bearing funds	4,124	100.00%	4,603	100.00%	5,143	100.00%

Net interest income	$21,399		$19,824		$17,929

Average Rates
Earning assets	4.98%		5.14%		5.22%

Interest-bearing funds	.99		1.15		1.33

Interest rate spread	3.99		3.99		3.89

        As shown in the table above, income on loans provides more than 95% of Mackinac's interest revenue. Mackinac's loan portfolio has approximately $278.080 million of variable rate loans that predominantly reprice with changes in the prime rate and $205.752 million of fixed rate loans. A majority of the variable rate loans, 54%, or $150.087 million, have interest rate floors. These loans will not reprice until the prime rate increases to the extent necessary to surpass the interest rate floor. A prime rate increase of 100 basis points or more will reprice $93.170 million of these loans with floors, while the remainder will reprice with an additional 100 basis point increase in the prime rate.

        The majority of interest bearing liabilities do not reprice automatically with changes in interest rates, which provides flexibility to manage interest income. Management monitors the interest rate sensitivity of earning assets and interest bearing liabilities to minimize the risk of movements in interest rates.

        The following table presents the amount of taxable equivalent interest income from average interest-earning assets and the yields earned on those assets, as well as the interest expense on average interest-bearing obligations and the rates paid on those obligations. All average balances are daily average balances.

	Years ended December 31,
	2013			2012			2011
(dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
ASSETS:
Loans(1)(2)(3)	$462,500	$24,454	5.29%	$422,440	$23,373	5.53%	$388,115	$21,850	5.63%
Taxable securities	46,294	961	2.08	38,094	948	2.49	36,155	1,162	3.21
Nontaxable securities(2)	1,002	51	5.09	850	41	4.82	850	42	4.94
Federal Funds sold	3	—	—	11,127	18.16		13,102	21.16
Other interest-earning assets	3,070	128	4.17	3,070	121	3.94	3,504	87	2.48

Total earning assets	512,869	25,594	4.99	475,581	24,501	5.15	441,726	23,162	5.24

Reserve for loan losses	(5,045)			(5,232)			(6,027)
Cash and due from banks	20,535			28,561			25,622
Fixed assets	10,632			10,254			9,630
Other real estate owned	2,800			3,392			4,581
Other assets	13,361			14,184			14,007

	42,283			51,159			47,813

TOTAL ASSETS	$555,152			$526,740			$489,539

LIABILITIES AND SHAREHOLDERS' EQUITY:
NOW and Money Markets	$120,401	$289.24%		$119,053	$406.34%		$124,575	$762.61%
Interest checking	35,242	99.28		31,837	142.45		26,962	240.89
Savings deposits	13,052	13.10		13,682	16.12		16,242	36.22
CDs <$100,000	133,082	2,032	1.53	138,767	2,429	1.75	112,464	2,064	1.84
CDs >$100,000	24,243	380	1.57	25,128	433	1.72	22,909	383	1.67
Brokered deposits	53,435	654	1.22	36,569	520	1.42	45,906	1,045	2.28
Borrowings	37,838	656	1.73	35,973	657	1.83	36,579	613	1.68

Total interest-bearing liabilities	417,293	4,123.99%		401,009	4,603	1.15	385,637	5,143	1.33

Demand deposits	67,596			59,730			46,773
Other liabilities	2,091			3,062			2,568
Shareholders' equity	68,172			62,939			54,561

	137,859			125,731			103,902

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$555,152			$526,740			$489,539

Rate spread			4.00			4.00%			3.91%

Net interest margin/revenue, tax equivalent basis		$21,471	4.19%		$19,898	4.18%		$18,019	4.08%

(1)
For purposes of these computations, non-accruing loans are included in the daily average loan amounts outstanding.

(2)
The amount of interest income on nontaxable securities and loans has been adjusted to a tax equivalent basis, using a 34% tax rate.

(3)
Interest income on loans includes loan fees.

        The following table presents the dollar amount, in thousands, of changes in taxable equivalent interest income and interest expense for major components of interest-earning assets and interest-bearing obligations. It distinguishes between changes related to higher or lower outstanding balances and changes due to the levels and fluctuations in interest rates. For each category of interest-earning assets and interest-bearing obligations, information is provided for changes attributable to (i) changes in volume (i.e. changes in volume multiplied by prior period rate) and (ii) changes in rate (i.e. changes in rate multiplied by prior period volume). For purposes of this table, changes attributable to both rate and volume are shown as a separate variance.

	Years ended December 31,
	2013 vs. 2012				2012 vs. 2011
	Increase (Decrease) Due to				Increase (Decrease) Due to
	Volume	Rate	Volume and Rate	Total Increase (Decrease)	Volume	Rate	Volume and Rate	Total Increase (Decrease)
Interest earning assets:
Loans	$2,216	$(1,037)	$(98)	$1,081	$1,932	$(376)	$(33)	$1,523
Taxable securities	204	(157)	(34)	13	62	(262)	(14)	(214)
Nontaxable securities	7	2	1	10	—	(1)	—	(1)
Federal funds sold	(18)	(18)	18	(18)	(3)	—	—	(3)
Other interest earning assets	—	7	—	7	(11)	51	(6)	34

Total interest earning assets	$2,409	$(1,203)	$(113)	$1,093	$1,980	$(588)	$(53)	$1,339

Interest bearing obligations:
NOW and money market deposits	$5	$(120)	$(2)	$(117)	$(34)	$(337)	$15	$(356)
Interest checking	15	(53)	(5)	(43)	43	(120)	(22)	(99)
Savings deposits	(1)	(2)	—	(3)	(6)	(17)	3	(20)
CDs <$100,000	(100)	(310)	13	(397)	483	(95)	(22)	366
CDs >$100,000	(15)	(39)	1	(53)	37	12	1	50
Brokered deposits	240	(72)	(34)	134	(213)	(392)	80	(525)
Borrowings	34	(33)	(2)	(1)	(10)	55	(1)	44

Total interest bearing obligations	$178	$(629)	$(29)	$(480)	$300	$(894)	$54	$(540)

Net interest income, tax equivalent basis				$1,573				$1,879

Provision for Loan Losses

        Mackinac records a provision for loan losses when it believes it is necessary to adjust the allowance for loan losses to maintain an adequate level after considering factors such as loan charge-offs and recoveries, changes in identified levels of risk in the loan portfolio, changes in the mix of loans in the portfolio, loan growth, and other economic factors. During 2013, Mackinac recorded a provision for loan loss of $1.675 million, compared to a provision of $.945 million in 2012 and $2.300 million in 2011.

Noninterest Income

        Noninterest income was $3.938 million, $4.043 million, and $3.656 million in 2013, 2012, and 2011, respectively. The principal recurring sources of noninterest income are the gains on the sale of SBA/USDA guaranteed loans and secondary market loans. In 2013, revenues from these two business lines totaled $1.979 million compared to $2.566 million in 2012 and $2.200 million in 2011. Mackinac, in recent years, expanded its efforts to generate increased income from secondary market loans by adding additional staff and centralizing processing activities. Mackinac also retains the servicing for the majority of mortgage loans sold to the secondary market. In 2013, income from servicing mortgages amounted to $.790 million, compared to $.417 million in 2012 and $.400 million in 2011.

        Deposit related income totaled $.667 million in 2013 compared to $.699 million in 2012 and $.832 million in 2011. Mackinac has experienced continued decline in deposit related income as a result of changes in the assessments mandated by new consumer regulations. The current regulatory environment may limit Mackinac's ability to grow these revenue sources.

        The following table details noninterest income for the three years ended December 31 (dollars in thousands):

				% Increase (Decrease)
	2013	2012	2011	2013 - 2012	2012 - 2011
Deposit service charges	$109	$110	$123	(.91)%	(10.57)%
NSF Fees	558	589	709	(5.26)	(16.93)
Gain on sale of secondary market loans	794	1,077	477	(26.28)	125.79
Secondary market fees generated	234	313	223	(25.24)	40.36
SBA Fees	951	1,176	1,500	(19.13)	(21.60)
Mortgage servicing rights	790	417	400	89.45	4.25
Other	429	361	225	18.84	60.44

Subtotal	3,865	4,043	3,657	(4,40)	10.56

Net security gains	73	—	(1)	100.00	(100.00)

Total noninterest income	$3,938	$4,043	$3,656	(2.60)%	10.59%

Noninterest Expense

        Noninterest expense was $18.128 million in 2013, compared to $16.757 million and $15.969 million in 2012 and 2011, respectively. In 2013, the increase in noninterest expense totaled $1.371 million, or 8.18%. This increase was higher than normal due to several initiatives undertaken during the year including start-up costs for Mackinac's asset based lending subsidiary of approximately $.671 million, the write down of the old mortgage loan office, of $.270 million, in the Marquette market as Mackinac moved to the new leased facility, and other costs incurred in the exploration of a possible acquisition which totaled approximately $.162 million. Salaries and benefits, at $9.351 million, increased by $1.063 million, 12.83%, from the 2012 expenses of $8.288 million and compared to $7.275 million in 2011. Expense increases on salaries and benefits in 2013 were largely due to increased staffing (due to the additions at Mackinac's asset based lending subsidiary), combined with increased employee benefits costs relative to health insurance premium increases and stock compensation expenses related to the issuance of restricted stock. The largest decrease in noninterest expense for 2013 occurred in write-downs and losses on the sale of other real estate, which decreased from $.489 million in 2012 to $.265 million in 2013. Mackinac also experienced a decline in its FDIC insurance premiums due to its improved asset quality and operating performance.

        Management will continue to review all areas of noninterest expense in order to evaluate where opportunities may exist which could reduce expenses without compromising service to customers.

        The following table details noninterest expense for the three years ended December 31 (dollars in thousands):

				% Increase (Decrease)
	2013	2012	2011	2013 - 2012	2012 - 2011
Salaries and benefits	$9,351	$8,288	$7,275	12.83%	13.92%
Occupancy	1,481	1,372	1,376	7.94	(.29)
Furniture and equipment	1,102	885	827	24.52	7.01
Data processing	1,071	991	761	8.07	30.22
Professional service fees:
Accounting	362	368	260	(1.63)	41.54
Legal	264	396	207	(33.33)	91.30
Consulting and other	443	432	289	2.55	49.48

Total professional service fees	1,069	1,196	756	(10.62)	58.20
Loan and deposit	617	877	1,137	(29.65)	(22.87)
Writedowns and losses on OREO held for sale	265	489	1,137	(45.81)	(56.99)
FDIC insurance assessment	385	459	849	(16.12)	(45.94)
Telephone	303	233	215	30.04	8.37
Advertising	436	376	351	15.96	7.12
Other operating expenses	2,048	1,591	1,285	28.72	23.81

Total noninterest expense	$18,128	$16,757	$15,969	8.18%	4.93%

Federal Income Taxes

        A deferred tax asset is recognized for temporary differences that will result in deductible amounts in future years and contain tax carryforwards including past net operating losses and tax credits. For example, a temporary difference is created between the reported amount and the tax basis of a liability for estimated expenses if, for tax purposes, those estimated expenses are not deductible until a future year. Settlement of that liability will result in tax deductions in future years, and a deferred tax asset is recognized based on the weight of available evidence. All available evidence, both positive and negative, is considered to determine whether, based on the weight of that evidence, a valuation allowance is needed for some portion or all of a deferred tax asset. Judgment must be used in considering the relative impact of negative and positive evidence. The weight given to the potential effect of negative and positive evidence should be commensurate with the extent to which it can be objectively verified. The more negative evidence that exists, (a) the more positive evidence is necessary and (b) the more difficult it is to support a conclusion that a valuation allowance is not needed.

        A valuation allowance is provided against deferred tax assets when it is more likely than not that some or all of the deferred tax asset will not be realized. Mackinac, as of December 31, 2013 had a net operating loss and tax credit carryforwards for tax purposes of approximately $19.815 million, and $2.135 million, respectively. Mackinac will evaluate the future benefits from these carryforwards and at such time as it becomes "more likely than not" that they would be utilized prior to expiration and recognize the additional benefits as an adjustment to the valuation allowance. The net operating loss carryforwards expire twenty years from the date they originated. These carryforwards, if not utilized, will begin to expire in the year 2023. A portion of the NOL, approximately $12.8 million, and all of the credit carryforwards are subject to the limitations for utilization as set forth in Section 382 of the Internal Revenue Code. The annual limitation is $1.404 million for the NOL and the equivalent value of tax credits, which is approximately $.476 million. These limitations for use were established in conjunction with the recapitalization of Mackinac in December 2004.

Current Federal Tax Provision

        Mackinac recognized a deferred tax benefit of approximately $.403 million for the year ended December 31, 2013 and a deferred tax benefit of $.922 million for the year ended December 31, 2012. The valuation allowance at December 31, 2013 was approximately $.760 million. Mackinac has reduced the valuation allowance as it was determined that it was "more likely than not" that these benefits would be realized. In December 2013, Mackinac reduced the valuation by $2.250 million and in June 2012 a reduction of $3.0 million was recorded. Mackinac made these determinations after a thorough review of projected earnings and the composition and sustainability of those earnings over the projected tax carryover period. This analysis substantiated the ability to utilize these deferred tax assets.

        The table below details Mackinac's deferred tax assets and liabilities (dollars in thousands):

	2013	2012
Deferred tax assets:
NOL carryforward	$6,737	$7,149
Allowance for loan losses	1,585	1,774
Alternative Minimum Tax Credit	1,463	1,463
OREO Tax basis > book basis	138	1,025
Tax credit carryovers	672	672
Deferred compensation	152	185
Stock compensation	267	265
Depreciation	157	174
Intangible assets	33	60
Other	155	170

Total deferred tax assets	11,359	12,937

Valuation allowance	$(760)	$(3,010)

Deferred tax liabilities:
FHLB stock dividend	(103)	(103)
Unrealized gain on securities	(111)	(476)
Mortgage servicing rights	(452)	(217)

Total deferred tax liabilities	(666)	(796)

Net deferred tax asset	$9,933	$9,131

        As shown in the table above, the NOL and tax credit carryforwards comprise the majority of the deferred tax asset, which is reduced by the $.760 million valuation adjustment as of December 31, 2013. The remaining valuation allowance pertains to the existing tax credit carryovers, which will only be utilized after all net operating loss carryforwards. Since a portion of these tax credits may expire before that occurs, a valuation allowance for those credits that may expire has been established. Mackinac will continue to evaluate the future benefits from these carryforwards in order to determine if any adjustment to the deferred tax asset is warranted.

FINANCIAL POSITION

        The table below illustrates the relative composition of various liability funding sources and asset make-up.

	December 31,
	2013		2012		2011
(dollars in thousands)	Balance	Mix	Balance	Mix	Balance	Mix
Sources of funds:
Deposits:
Non-interest bearing transactional deposits	$72,936	12.73%	$67,652	12.39%	$51,273	10.29%
Interest-bearing transactional depopsits	162,162	28.31	169,294	31.01	166,766	33.47
CD's <$100,000	140,495	24.53	135,550	24.83	130,685	26.23

Total core deposit funding	375,593	65.57	372,496	68.23	348,724	69.99

CD's >$100,000	23,159	4.04	24,355	4.46	23,229	4.66
Brokered deposits	67,547	11.79	37,706	6.91	32,836	6.59

Total noncore deposit funding	90,706	15.84	62,061	11.37	56,065	11.25

FHLB and other borrowings	37,852	6.61	35,925	6.58	35,997	7.22
Other liabilities	3,400.59		3,050.56		2,262.45
Shareholders' equity	65,249	11.39	72,448	13.27	55,263	11.09

Total	$572,800	100.00%	$545,980	100.00%	$498,311	100.00%

Uses of Funds:
Net Loans	$479,171	83.66%	$443,959	81.32%	$395,995	79.47%
Securities available for sale	44,388	7.75	43,799	8.02	38,727	7.77
Federal funds sold	3.00		3.00		13,999	2.81
Federal Home Loan Bank Stock	3,060.53		3,060.56		3,060.61
Interest-bearing deposits	10.00		10.00		10.00
Cash and due from banks	18,216	3.18	26,958	4.94	20,071	4.03
Other assets	27,952	4.88	28,191	5.16	26,449	5.31

Total	$572,800	100.00%	$545,980	100.00%	$498,311	100.00%

Securities

        The securities portfolio is an important component of Mackinac's asset composition to provide diversity in its asset base and provide liquidity. Securities increased $.589 million in 2013, from $43.799 million at December 31, 2012 to $44.388 million at December 31, 2013.

        The carrying value of Mackinac's securities is as follows at December 31 (dollars in thousands):

	2013	2012
Corporate	$16,079	$18,977
US Agencies	14,855	10,404
US Agencies—MBS	7,359	8,374
Obligations of states and political subdivisions	6,095	6,044

Total securities	$44,388	$43,799

        Mackinac's policy is to purchase securities of high credit quality, consistent with its asset/liability management strategies. Mackinac classifies all securities as available for sale, in order to maintain adequate liquidity and to maximize its ability to react to changing market conditions. The current portfolio has a weighted average maturity of 50.5 months. At December 31, 2013, investment securities with an estimated fair market value of $4.830 million were pledged.

Loans

        mBank is a full service lender and offers a variety of loan products in all of its markets. The majority of its loans are commercial, which represents approximately 74% of total loans outstanding at December 31, 2013.

        Mackinac continued to experience strong loan demand in 2013 with approximately $190.918 million of new loan production, including $55.973 million of mortgage loans sold in the secondary market. At 2013 year-end, Mackinac's loans stood at $483.832 million, an increase from the 2012 year-end balances of $449.177 million. In 2013, the secondary mortgage loans that were produced and sold totaled $55.973 million while the SBA/USDA loan sales amounted to $8.393 million. The production of loans was distributed among the regions, with the Upper Peninsula at $124.836 million, $48.004 million in the Northern Lower Peninsula and $18.078 million in Southeast Michigan where the market has been hit the hardest by the recession.

        Management believes a properly positioned loan portfolio provides the most attractive earning asset yield available to Mackinac and, with changes to the loan approval process and exception reporting, management can effectively manage the risk in the loan portfolio. Management intends to continue loan growth within its markets for mortgage, consumer, and commercial loan products while concentrating on loan quality, industry concentration issues, and competitive pricing. Mackinac is highly competitive in structuring loans to meet borrowing needs and satisfy strong underwriting requirements.

        The following table details the loan activity for 2012 and 2013 (dollars in thousands):

Loan balances as of December 31, 2011	$401,246
Total production	214,102
Secondary market sales	(74,142)
SBA loan sales	(11,962)
Loans transferred to OREO	(1,352)
Loans charged off, net of recoveries	(978)
Normal amortization/paydowns and payoffs	(77,737)

Loan balances as of December 31, 2012	449,177

Total production	190,918
Secondary market sales	(54,736)
SBA loan sales	(8,393)
Loans transferred to OREO	(932)
Loans charged off, net of recoveries	(2,232)
Normal amortization/paydowns and payoffs	(89,970)

Loan balances as of December 31, 2013	$483,832

        Following is a table that illustrates the balance changes in the loan portfolio from 2011 through 2013 year end (dollars in thousands):

				Percent Change
	2013	2012	2011	2013 - 2012	2012 - 2011
Commercial real estate	$268,809	$244,966	$199,201	9.73%	22.97%
Commercial, financial, and agricultural	79,655	80,646	92,269	(1.23)	(12.60)
One-to-four family residential real estate	103,768	87,948	77,332	17.99	13.73
Construction:
Consumer	6,895	7,465	5,774	(7.64)	29.29
Commercial	10,904	17,229	19,745	(36.71)	(12.74)
Consumer	13,801	10,923	6,925	26.35	57.73

Total	$483,832	$449,177	$401,246	7.72%	11.95%

        Mackinac's commercial real estate loan portfolio predominantly relates to owner occupied real estate, and its loans are generally secured by a first mortgage lien. Commercial real estate market conditions improved in 2013, and Mackinac expects this trend to continue. Mackinac makes commercial loans for many purposes, including: working capital lines, which are generally renewable annually and supported by business assets, personal guarantees and additional collateral. Commercial business lending is generally considered to involve a higher degree of risk than traditional consumer bank lending.

        Following is a table showing the composition of loans by significant industry types in the commercial loan portfolio as of December 31 (dollars in thousands):

	2013			2012
	Balance	% of Loans	% of Capital	Balance	% of Loans	% of Capital
Real estate—operators of nonres bldgs	$100,333	27.92%	153.77%	$95,151	27.75%	131.34
Hospitality and tourism	45,360	12.62	69.52	40,787	11.90	56.30
Lessors of residential buildings	14,191	3.95	21.75	12,128	3.54	16.74
Gasoline stations and convenience stores	11,534	3.21	17.68	11,393	3.32	15.73
Real estate agents and managers	10,922	3.04	16.74	10,597	3.09	14.63
Commercial construction	10,904	3.03	16.71	17,229	5.03	23.78
Other	166,124	46.23	254.60	155,556	45.37	214.71

Total commercial loans	$359,368	100.00%		$342,841	100.00%

        Management recognizes the additional risk presented by the concentration in certain segments of the portfolio. On a historical basis, Mackinac's highest concentration of credit risk was the hospitality and tourism industry. Management does not consider the current loan concentrations in hospitality and tourism to be problematic, and has no intention of further reducing loans to this industry segment. Mackinac does not believe that its current portfolio composition has increased exposure related to any specific industry concentration as of 2013 year-end. The current concentration of real estate related loans represents a broad customer base composed of a high percentage of owner-occupied developments.

        As of December 31, 2013, the 20 largest commercial loan relationships of Mackinac represented approximately $122.0 million of the $359.4 million commercial loans, or 34.0%. There is good diversification of these top 20 loan relationships from both a geographical perspective and industrial classification.

        Mackinac's residential real estate portfolio predominantly includes one-to-four family adjustable rate mortgages that have repricing terms generally from one to three years, construction loans to individuals and bridge financing loans for qualifying customers. As of December 31, 2013, Mackinac's residential loan portfolio totaled $110.663 million, or 23% of its total outstanding loans.

        Mackinac has also extended credit to governmental units, including Native American organizations. Tax-exempt loans and leases decreased from $1.542 million at the end of 2012 to $1.526 million at 2013 year-end. Mackinac has elected to refrain from making tax-exempt loans, since they provide no current tax benefit, due to tax net operating loss carryforwards.

        Due to the seasonal nature of many of Mackinac's commercial loan customers, loan payment terms provide flexibility by structuring payments to coincide with the customer's business cycle. The lending staff evaluates the collectability of the past due loans based on documented collateral values and payment history. Mackinac discontinues the accrual of interest on loans when, in the opinion of management, there is an indication that the borrower may be unable to meet the payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

        Troubled debt restructurings ("TDR") are determined on a loan-by-loan basis. Generally restructurings are related to interest rate reductions, loan term extensions and short term payment forbearance as means to maximize collectability of troubled credits. If a portion of the TDR loan is uncollectible (including forgiveness of principal), the uncollectible amount will be charged off against the allowance at the time of the restructuring. In general, a borrower must make at least six consecutive timely payments before Mackinac would consider a return of a restructured loan to accruing status in accordance with FDIC guidelines regarding restoration of credits to accrual status.

        Mackinac has, in accordance with generally accepted accounting principles and per recently enacted accounting standard updates, evaluated all loan modifications to determine the fair value impact of the underlying asset. The carrying amount of the loan is compared to the expected payments to be received, discounted at the loan's original rate, or for collateral dependent loans, to the fair value of the collateral.

        Mackinac, at December 31, 2013, had performing loans of $5.663 million and nonperforming loans totaling $.614 million for which repayment terms were modified to the extent that they were deemed to be "restructured" loans. The total restructured loans of $6.277 million is comprised of 11 loans, the largest of which had a December 31, 2013 balance of $2.511 million.

 Credit Quality

        The table below shows balances of nonperforming assets for the three years ended December 31 (dollars in thousands):

	December 31, 2013	December 31, 2012	December 31, 2011
Nonperforming Assets :
Nonaccrual loans	$1,410	$4,687	$5,490
Loans past due 90 days or more	—	—	—
Restructured loans	614	—	2,503

Total nonperforming loans	2,024	4,687	7,993
Other real estate owned	1,884	3,212	3,162

Total nonperforming assets	$3,908	$7,899	$11,155

Nonperforming loans as a % of loans	.42%	1.04%	1.99%

Nonperforming assets as a % of assets	.68%	1.45%	2.24%

Reserve for Loan Losses:
At period end	$4,661	$5,218	$5,251

As a % of average loans	.96%	1.24%	1.35%

As a % of nonperforming loans	230.29%	111.33%	65.69%

As a % of nonaccrual loans	330.57%	111.33%	95.65%

Texas Ratio	5.59%	10.17%	18.43%

Charge-off Information (year to date):
Average loans	$462,500	$422,440	$388,115

Net charge-offs	$2,232	$978	$3,662

Charge-offs as a % of average loans	.48%	.23%	.94%

        Management continues to address market issues impacting its loan customer base. In conjunction with Mackinac's senior lending staff and the bank regulatory examinations, management reviews Mackinac's loans, related collateral evaluations, and the overall lending process. Mackinac also utilizes a loan review consultant to perform a review of the loan portfolio. The opinion of this consultant upon completion of the 2013 independent review provided findings similar to management on the overall adequacy of the reserve. Mackinac will again utilize a consultant for loan review in 2014.

        The following table details the impact of nonperforming loans on interest income for the three years ended December 31 (dollars in thousands):

	2013	2012	2011
Interest income that would have been recorded at original rate	$228	$313	$363
Interest income that was actually recorded	—	54	118

Net interest lost	$228	$259	$245

Allowance for Loan Losses

        Management analyzes the allowance for loan losses on a quarterly basis to determine whether the losses inherent in the portfolio are properly reserved for. Net charge-offs in 2013 amounted to $2.232 million, or .48% of average loans outstanding, compared to $.978 million, or .23% of loans outstanding in 2012. Attributing to the increase in net charge-offs to average loans was the divestiture of a distressed legacy hotel loan, with no personal recourse, in the Northern Lower Peninsula. This loan was originated in 2002 prior to the recapitalization and has been long identified as a problem asset. The company elected to divest of this loan after all other attempts to minimize exposure and loss related to this property were exhausted. The current reserve balance is representative of the relevant risk inherent within Mackinac's loan portfolio. Additions or reductions to the reserve in future periods will be dependent upon a combination of future loan growth, nonperforming loan balances and charge-off activity.

        A three year history of relevant information on Mackinac's credit quality is displayed in the following table (dollars in thousands):

Allowance for Loan Losses	2013	2012	2011
Balance at beginning of period	$5,218	$5,251	$6,613
Loans charged off:
Commercial	2,171	775	3,258
One-to-four family residential real estate	141	399	490
Consumer	120	82	52

Total loans charged off	2,432	1,256	3,800

Recoveries of loans previously charged off:
Commercial	150	253	128
One-to-four family residential real estate	26	7	1
Consumer	24	18	9

Total recoveries of loans previously charged off	200	278	138
Net loans charged off	2,232	978	3,662

Provision for loan losses	1,675	945	2,300

Balance at end of period	$4,661	$5,218	$5,251

Total loans, period end	$483,832	$449,177	$401,246
Average loans for the year	462,500	422,440	388,115
Allowance to total loans at end of year	.96%	1.16%	1.31%
Net charge-offs to average loans	.48	.23	.94
Net charge-offs to beginning allowance balance	42.78	18.63	55.38

        The computation of the required allowance for loan losses as of any point in time is one of the critical accounting estimates made by management in the financial statements. As such, factors used to establish the allowance could change significantly from the assumptions made and impact future earnings positively or negatively. The future of the national and local economies and the resulting impact on borrowers' ability to repay their loans and the value of collateral are examples of areas where assumptions must be made for individual loans, as well as the overall portfolio.

        The allowance for loan losses consists of specific and general components. Mackinac's internal risk system is used to identify loans that meet the criteria for being "impaired" as defined in the accounting guidance. The specific component relates to loans that are individually classified as impaired and where expected cash flows are less than carrying value. The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors. These qualitative factors include: 1) changes in the nature, volume and terms of loans, 2) changes in lending personnel, 3) changes in the quality of the loan review function, 4) changes in nature and volume of past-due, nonaccrual and/or classified loans, 5) changes in concentration of credit risk, 6) changes in economic and industry conditions, 7) changes in legal and regulatory requirements, 8) unemployment and inflation statistics, and 9) underlying collateral values.

        At the end of 2013, the allowance for loan losses represented .96% of total loans. The allowance for loan losses at the end of 2013 as a percentage of nonperforming assets was 119.27% compared to 66.06% at 2012 year end. In management's opinion, the allowance for loan losses is adequate to cover probable losses related to specifically identified loans, as well as probable losses inherent in the balance of the loan portfolio. This position is further illustrated with the ratio of the allowance as a percent of nonperforming loans, which stood at 230.29% at December 31, 2013, compared to 111.33% at 2012 year end.

        As part of the process of resolving problem credits, Mackinac may acquire ownership of real estate collateral which secured such credits. Mackinac carries this collateral in other real estate held for sale on the balance sheet.

        The following table represents the activity in other real estate held for sale (dollars in thousands):

Balance at December 31, 2011	$3,162
Other real estate transferred from loans due to foreclosure	1,352
Other real estate sold	(775)
Writedowns on other real estate held for sales	(496)
Loss on other real estate held for sale	(31)

Balance at December 31, 2012	3,212
Other real estate transferred from loans due to foreclosure	932
Other real estate sold	(1,996)
Writedowns on other real estate held for sales	(231)
Loss on other real estate held for sale	(33)

Balance at December 31, 2013	$1,884

        During 2013, Mackinac received real estate in lieu of loan payments of $.932 million. In determining the carrying value of other real estate held for sale, Mackinac generally starts with a third party appraisal of the underlying collateral and then deducts estimated selling costs to arrive at a net asset value. After the initial receipt, management periodically re-evaluates the recorded balance and records any additional reductions in the fair value as a write-down of other real estate held for sale.

Deposits

        Total deposits at December 31, 2013 were $466.299 million, an increase of $31.742 million, or 7.30% from December 31, 2012 deposits of $434.557 million. The table below shows the deposit mix for the periods indicated (dollars in thousands):

	2013	Mix	2012	Mix	2011	Mix
CORE:
Non-interest-bearing	$72,936	15.64%	$67,652	15.57%	$51,273	12.67%
NOW, money market, checking	149,123	31.98	155,465	35.78	152,563	37.69
Savings	13,039	2.80	13,829	3.18	14,203	3.51
Certificates of Deposit <$100,000	140,495	30.13	135,550	31.19	130,685	32.28

Total core deposits	375,593	80.55	372,496	85.72	348,724	86.15

NONCORE:
Certificates of Deposit >$100,000	23,159	4.97	24,355	5.60	23,229	5.74
Brokered CDs	67,547	14.49	37,706	8.68	32,836	8.11

Total non-core deposits	90,706	19.45	62,061	14.28	56,065	13.85

Total deposits	$466,299	100.00%	$434,557	100.00%	$404,789	100.00%

        The increase in deposits, as illustrated above, is composed of an increase in noncore deposits of $28.645 million, while core deposits increased by $3.097 million.

        Management has increased its efforts to grow core deposits in recent years by introducing several new deposit products and implementing a bank-wide deposit incentive program. As shown in the table above, core deposits now represent approximately 81% of total deposits. Mackinac will continue to emphasize core deposit growth in its funding sources, but will also supplement this funding with strategic utilization of wholesale brokered deposits to help manage interest rate risk.

        Management continues to monitor existing deposit products in order to stay competitive, both as to terms and pricing. It is the intent of management to be aggressive in its markets to grow core deposits with an emphasis placed on transactional accounts.

Borrowings

        Mackinac also utilizes FHLB borrowings as a source of funding. At 2013 year end, this source of funding totaled $35.000 million and Mackinac secured this funding by pledging loans and investments. The $35.000 million of FHLB borrowings had a weighted average maturity of 2.5 years, with a weighted average rate of 1.79% at December 31, 2013.

Shareholders' Equity

        Changes in shareholders' equity are discussed in detail in the "Capital and Regulatory" section of this proxy statement/prospectus.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

        In general, Mackinac attempts to manage interest rate risk by investing in a variety of assets which afford it an opportunity to reprice assets and increase interest income at a rate equal to or greater than the interest expense associated with repricing liabilities.

        Interest rate risk is the exposure of Mackinac to adverse movements in interest rates. Mackinac derives its income primarily from the excess of interest collected on its interest-earning assets over the interest paid on its interest-bearing obligations. The rates of interest Mackinac earns on its assets and owes on its obligations generally are established contractually for a period of time. Since market interest rates change over time, Mackinac is exposed to lower profitability if it cannot adapt to interest rate changes. Accepting interest rate risk can be an important source of profitability and shareholder value; however, excess levels of interest rate risk could pose a significant threat to Mackinac's earnings and capital base. Accordingly, effective risk management that maintains interest rate risk at prudent levels is essential to Mackinac's safety and soundness.

        Loans are the most significant earning asset. Mackinac offers commercial and real estate loans priced at interest rates which fluctuate with various indices, such as the prime rate or rates paid on various government issued securities. When loans are made with longer-term fixed rates, Mackinac attempts to match these balances with sources of funding with similar maturities in order to mitigate interest rate risk. In addition, Mackinac prices loans so it has an opportunity to reprice the loan within 12 to 36 months.

        At December 31, 2013 mBank had $44.388 million of securities, with a weighted average maturity of 50.5 months. The investment portfolio is intended to provide a source of liquidity to Mackinac with limited interest rate risk. Mackinac may also elect to sell monies as investments in federal funds sold to correspondent banks, and has other interest bearing deposits with correspondent banks. These funds are generally repriced on a daily basis.

        Mackinac offers deposit products with a variety of terms ranging from deposits whose interest rates can change on a weekly basis to certificates of deposit with repricing terms of up to five years. Longer-term deposits generally include penalty provisions for early withdrawal.

        Beyond general efforts to shorten the loan pricing periods and extend deposit maturities, management can manage interest rate risk by the maturity periods of securities purchased, selling securities available for sale, and borrowing funds with targeted maturity periods, among other strategies. Also, the rate of interest rate changes can impact the actions taken, since the speed of change affects borrowers and depositors differently.

        Exposure to interest rate risk is reviewed on a regular basis. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect of interest rate changes on net interest income and to structure the composition of the balance sheet to minimize interest rate risk and, at the same time, maximize income.

        Management realizes certain risks are inherent and that the goal is to identify and minimize the risks. Tools used by management include maturity and repricing analysis and interest rate sensitivity analysis. mBank has monthly asset/ liability ("ALCO") meetings, whose membership includes senior management, board representation and third party investment consultants. During these monthly meetings, mBank reviews the current ALCO position and strategize about future opportunities on risks relative to pricing and positioning of assets and liabilities.

        The difference between repricing assets and liabilities for a specific period is referred to as the gap. An excess of repricable assets over liabilities is referred to as a positive gap. An excess of repricable liabilities over assets is referred to as a negative gap. The cumulative gap is the summation of the gap for all periods to the end of the period for which the cumulative gap is being measured.

        Assets and liabilities scheduled to reprice are reported in the following timeframes. Those instruments with a variable interest rate tied to an index and considered immediately repricable are reported in the 1 to 90 day timeframe. The estimates of principal amortization and prepayments are assigned to the following time frames.

        The following is Mackinac's repricing opportunities at December 31, 2013 (dollars in thousands):

	1 - 90 Days	91 - 365 Days	>1 - 5 Years	Over 5 Years	Total
Interest-earning assets:
Loans	$278,981	$13,678	$63,531	$127,642	$483,832
Securities	—	6,182	23,860	14,346	44,388
Other(1)	13	—	—	3,060	3,073

Total interest-earning assets	278,994	19,860	87,391	145,048	531,293

Interest-bearing obligations:
NOW, money market, savings and interest checking	162,162	—	—	—	162,162
Time deposits	18,000	69,576	75,918	160	163,654
Brokered CDs	—	12,844	54,703	—	67,547
Borrowings	2,000	10,000	25,000	852	37,852

Total interest-bearing obligations	182,162	92,420	155,621	1,012	431,215

Gap	$96,832	$(72,560)	$(68,230)	$144,036	$100,078

Cumulative gap	$96,832	$24,272	$(43,958)	$100,078

(1)
includes Federal Home Loan Bank stock

        The above analysis indicates that at December 31, 2013, Mackinac had a cumulative asset sensitivity gap position of $24.272 million within the one-year timeframe. Mackinac's cumulative asset sensitive gap suggests that if market interest rates were to increase in the next twelve months, Mackinac has the potential to earn more net interest income since more assets would reprice at higher rates than liabilities. Conversely, if market interest rates decrease in the next twelve months, the above gap position suggests Mackinac's net interest income would decrease. A limitation of the traditional gap analysis is that it does not consider the timing or magnitude of non-contractual repricing or unexpected prepayments. In addition, the gap analysis treats savings, NOW and money market accounts as repricing within 90 days, while experience suggests that these categories of deposits are actually comparatively resistant to rate sensitivity.

        At December 31, 2013, Mackinac had $278.080 million of variable rate loans that reprice primarily with the prime rate index. Approximately $150.087 million of these variable rate loans have interest rate floors. This means that the prime rate will have to increase above the floor rate before these loans will reprice. At year end, $93.170 million of these floor-rate loans would reprice with a 100 basis point prime rate increase, with $148.197 million repricing with an additional 100 basis point prime rate increase.

        At December 31, 2012, Mackinac had a cumulative liability asset gap position of $44.838 million within the one-year time frame.

        Mackinac's primary market risk exposure is interest rate risk and, to a lesser extent, liquidity risk and foreign exchange risk. Mackinac has no market risk sensitive instruments held for trading purposes. Mackinac has limited agricultural-related loan assets, and therefore, has minimal significant exposure to changes in commodity prices. Any impact that changes in foreign exchange rates and commodity prices would have on interest rates are assumed to be insignificant.

        Evaluating the exposure to changes in interest rates includes assessing both the adequacy of the process used to control interest rate risk and the quantitative level of exposure. Mackinac's interest rate risk management process seeks to ensure that appropriate policies, procedures, management information systems, and internal controls are in place to maintain interest rate risk at prudent levels with consistency and continuity. In evaluating the quantitative level of interest rate risk, Mackinac assesses the existing and potential future effects of changes in interest rates on its financial condition, including capital adequacy, earnings, liquidity, and asset quality. In addition to changes in interest rates, the level of future net interest income is also dependent on a number of variables, including: the growth, composition and levels of loans, deposits, and other earning assets and interest-bearing obligations, and economic and competitive conditions; potential changes in lending, investing, and deposit strategies; customer preferences; and other factors.

        The table below measures current maturity levels of interest-earning assets and interest-bearing obligations, along with average stated rates and estimated fair values at December 31, 2013 (dollars in thousands). Nonaccrual loans of $2.024 million are included in the table at an average interest rate of 0.00% and a maturity greater than five years.

	Principal/Notional Amount Maturing/Repricing In:
	2014	2015	2016	2017	2018		Thereafter	Total	Fair Value 12/31/2013
Rate Sensitive Assets
Fixed interest rate securities	$3,166	$8,704	$5,097	$10	$7,723		$19,688	$44,388	$44,388
Average interest rate	2.10%	1.54%	2.25%	7.00%	1.23%		2.95%	2.23%
Fixed interest rate loans	12,703	6,692	24,267	55,539	78,213		28,338	205,752	206,069
Average interest rate	5.39	5.43	5.32	2.87	4.60		5.05	4.35
Variable interest rate loans	278,080	—	—	—	—		—	278,080	278,130
Average interest rate	4.78	—	—	—	—		—	4.78
Other assets	13	—	—	—	—		3,060	3,073	3,073
Average interest rate	.25	—	—	—	—		3.53	3.52

Total rate sensitive assets	$293,962	$15,396	$29,364	$55,549	$85,936		$51,086	$531,293	$531,660

Average interest rate	4.78%	3.23%	4.79%	2.87%	4.30	% %	4.15%	4.00%

Rate Sensitive Liabilities Interest-bearing savings, NOW, MMAs, checking	$162,162	$—	$—	$—	$—		$—	162,162	$162,162
Average interest rate	.24%	—%	—%	%	—%		—%	.24%
Time deposits	100,420	56,790	49,906	18,529	5,396		160	231,201	230,333
Average interest rate	1.64	1.29	1.64	1.38	0.96		4.49	1.52
Variable interest rate borrowings	2,000	—	—	—	—		—	2,000	2,000
Average interest rate	4.00	—	—	—	—		—	4.00
Fixed interest rate borrowings	10,000	—	15,000	—	10,000		852	35,852	35,487
Average interest rate	2.10	—	2.07	—	1.11		1.00	1.78

Total rate sensitive liabilities	$272,582	$56,790	$64,906	$18,529	$15,396		$1,012	$429,215	$427,982

Average interest rate	.85%	1.29%	1.74%	1.38%	1.06%		1.55%	1.07%

Foreign Exchange Risk

        In addition to managing interest rate risk, management also actively manages risk associated with foreign exchange. Mackinac provides foreign exchange services, makes loans to, and accepts deposits from, Canadian customers primarily at its banking office in Sault Ste. Marie. To protect against foreign exchange risk, Mackinac monitors the volume of Canadian deposits it takes in and then invests these Canadian funds in Canadian commercial loans and securities. As of December 31, 2013, Mackinac had excess Canadian assets of $.074 million, which equated to approximately the same valuation in U.S. dollars. Management believes the exposure to short-term foreign exchange risk is minimal and at an acceptable level for Mackinac. Management intends to limit Mackinac's foreign exchange risk by acquiring deposit liabilities approximately equal to its Canadian assets.

Off-Balance-Sheet Risk

        Derivative financial instruments include futures, forwards, interest rate swaps, option contracts and other financial instruments with similar characteristics. Mackinac currently does not enter into futures, forwards, swaps or options. However, Mackinac is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit and involve to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates and may require collateral from the borrower if deemed necessary by Mackinac. Standby letters of credit are conditional commitments issued by Mackinac to guarantee the performance of a customer to a third party up to a stipulated amount and with specified terms and conditions.

        Commitments to extend credit and standby letters of credit are not recorded as an asset or liability by Mackinac until the instrument is exercised. See Note 17 to the consolidated financial statements for additional information.

LIQUIDITY

        Liquidity is defined as the ability to generate cash at a reasonable cost to fulfill lending commitments and support asset growth, while satisfying the withdrawal demands of customers and make payments on existing borrowing commitments. mBank's principal sources of liquidity are core deposits and loan and investment payments and prepayments. Providing a secondary source of liquidity is the available for sale investment portfolio. As a final source of liquidity, mBank can exercise existing credit arrangements.

        During 2013, Mackinac decreased cash and cash equivalents by $8.742 million. As shown on Mackinac's consolidated statement of cash flows, liquidity was primarily impacted by cash used in investing activities. The net change in investing activities included a net increase in loans of $37.853 million and a net increase in securities available for sale of $2.011 million. The net increases in assets were offset by a similar increase in deposit liabilities of $31.742 million. This increase in deposits was composed of an increase in non-core deposits of $28.645 million combined with an increase in core deposits of $3.097 million. The management of bank liquidity for funding of loans and deposit maturities and withdrawals includes monitoring projected loan fundings and scheduled prepayments and deposit maturities within a 30 day period, a 30 to 90 day period and from 90 days until the end of the year. This funding forecast model is completed weekly.

        mBank's investment portfolio provides added liquidity during periods of market turmoil and overall liquidity concerns in the financial markets. As of December 31, 2013, $39.558 million of mBank's investment portfolio was unpledged, which makes them readily available for sale to address any short term liquidity needs.

        It is anticipated that during 2013, Mackinac will fund anticipated loan production with a combination of core-deposit growth and noncore funding, primarily brokered CDs.

        Mackinac's primary source of liquidity on a stand-alone basis is dividends from mBank. In December 2013, mBank paid a $3.0 million dividend. Bank capital, after payment of this dividend, was strong and above the "well capitalized" regulatory level. Mackinac, in 2013, established and $8.0 million line of credit with a correspondent bank, which also serves as a source of liquidity. As of December 31, 2013, $6.0 million was available under this line. Mackinac will continue to explore alternative opportunities for longer term sources of liquidity and permanent equity to support projected asset growth.

        Liquidity is managed by Mackinac through its Asset and Liability Committee. The Asset and Liability Committee meets monthly to discuss asset and liability management in order to address liquidity and funding needs to provide a process to seek the best alternatives for investments of assets, funding costs, and risk management. The liquidity position of mBank is managed daily, thus enabling mBank to adapt its position according to market fluctuations. Core deposits are important in maintaining a strong liquidity position as they represent a stable and relatively low cost source of funds. mBank's liquidity is best illustrated by the mix in mBank's core and non-core funding dependency ratio, which explains the degree of reliance on non-core liabilities to fund long-term assets. Core deposits are herein defined as demand deposits, NOW (negotiable order withdrawals), money markets, savings and certificates of deposit under $100,000. Non-core funding consists of certificates of deposit greater than $100,000, brokered deposits, and FHLB and other borrowings. At December 31, 2013, mBank's core deposits in relation to total funding were 74.50% compared to 79.17% in 2012. These ratios indicated at December 31, 2013, that mBank has increased its reliance on non-core deposits and borrowings to fund mBank's long-term assets, namely loans and investments. mBank believes that by maintaining adequate volumes of short-term investments and implementing competitive pricing strategies on deposits, it can ensure adequate liquidity to support future growth. mBank also has correspondent lines of credit available to meet unanticipated short-term liquidity needs. As of December 31, 2013, mBank had $28.375 million of unsecured lines available and additional amounts available if secured. Management believes that its liquidity position remains strong to meet both present and future financial obligations and commitments, events or uncertainties that have resulted or are reasonably likely to result in material changes with respect to mBank's liquidity.

        From a long-term perspective, Mackinac's liquidity plan for 2013 includes strategies to increase core deposits in Mackinac's local markets and will continue to augment local deposit growth efforts with wholesale CD funding, to the extent necessary.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

        As disclosed in the Notes to the Consolidated Financial Statements, Mackinac has certain obligations and commitments to make future payments under contracts. At December 31, 2013, the aggregate contractual obligations and commitments are (dollars in thousands):

	Payments Due by Period
	Less than 1 Year	1 to 3 Years	4 to 5 Years	After 5 Years	Total
Contractual Obligations
Total deposits	$335,518	$106,696	$23,925	$160	$466,299
Federal Home Loan Bank borrowings	10,000	15,000	10,000	—	35,000
Other borrowings	2,074	149	153	476	2,852
Directors' deferred compensation	115	204	99	29	447
Annual rental / purchase commitments under noncancelable leases / contracts	515	873	879	4,954	7,221

TOTAL	$348,222	$122,922	$35,056	$5,619	$511,819

Other Commitments
Letters of credit	$5,077	$—	$—	$—	$5,077
Commitments to extend credit	51,109	—	—	—	51,109
Credit card commitments	3,152	—	—	—	3,152

TOTAL	$59,338	$—	$—	$—	$59,338

CAPITAL AND REGULATORY

        As a bank holding company, Mackinac is required to maintain certain levels of capital under government regulation. There are several measurements of regulatory capital, and Mackinac is required to meet minimum requirements under each measurement. The federal banking regulators have also established capital classifications beyond the minimum requirements in order to risk-rate deposit insurance premiums and to provide trigger points for prompt corrective action in the event an institution becomes financially troubled. As of December 31, 2013, Mackinac and mBank were well capitalized.

        The capital of Mackinac and mBank is also impacted by the disallowed portion of Mackinac's deferred tax asset. The portion of the deferred tax asset which is allowed to be included in regulatory capital is only that portion that can be utilized within the next 12-month period.

        The following table details sources of capital for the three years ended December 31 (dollars in thousands):

	2013	2012	2011
Capital Structure
Common shareholders' equity	$65,249	$61,448	$44,342
Preferred stock	—	11,000	10,921

Total shareholders' equity	65,249	72,448	55,263

Total capitalization	$65,249	$72,448	$55,263

Tangible capital	$65,249	$72,448	$55,263

Intangible Assets
Subsidiaries:
Core deposit premium	$—	$—	$—
Other identifiable intangibles	1,129	688	400

Total intangibles	$1,129	$688	$400

Risk-Based Capital
Tier 1 capital:
Total shareholders' equity	$65,249	$72,448	$55,263
Net unrealized (gains) losses on available for sale securities	(216)	(924)	(325)
Less: disallowed deferred tax asset	(7,000)	(7,100)	(6,500)
Less: disallowed intangibles	(113)	(69)	(40)

Total Tier 1 capital	$57,920	$64,355	$48,398

Tier 2 Capital:
Allowable reserve for loan losses	$4,661	$5,218	$5,206
Qualifying long-term debt	—	—	—

Total Tier 2 capital	4,661	5,218	5,206

Total risk-based capital	$62,581	$69,573	$53,604

Risk-weighted assets	$489,407	$466,039	$416,423

Capital Ratios:
Tier 1 Capital to average assets	10.31%	11.98%	10.08%
Tier 1 Capital to risk-weighted assets	11.83%	13.81%	11.62%
Total Capital to risk-weighted assets	12.79%	14.93%	12.87%

        Regulatory capital is not the same as shareholders' equity reported in the accompanying condensed consolidated financial statements. Certain assets cannot be considered assets for regulatory purposes. Mackinac's acquisition intangibles and a portion of the deferred tax asset are examples of such assets, which was discussed earlier.

        Presented below is a summary of Mackinac's and mBank's capital position in comparison to generally applicable regulatory requirements:

	Equity to Year-end Assets	Tangible Equity to Year-end Assets	Tier 1 Capital to Average Assets	Tier 1 Capital to Risk Weighted Assets	Total Capital to Risk Weighted Assets
Regulatory minimum for capital adequacy purposes	N/A	N/A	4.00%	4.00%	8.00%
Regulatory defined well capitalized guideline	N/A	N/A	5.00%	6.00%	10.00%
The Corporation:
December 31, 2013	11.39%	11.39%	10.31%	11.83%	12.79%
December 31, 2012	13.27%	13.27%	11.98%	13.81%	14.93%
The Bank:
December 31, 2013	11.11%	11.11%	10.01%	11.49%	12.44%
December 31, 2012	10.96%	10.96%	9.63%	11.10%	12.21%

IMPACT OF INFLATION AND CHANGING PRICES

        The accompanying financial statements have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and results of operations in historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of Mackinac's operations. Nearly all the assets and liabilities of Mackinac are financial, unlike industrial or commercial companies. As a result, Mackinac's performance is directly impacted by changes in interest rates, which are indirectly influenced by inflationary expectations. Mackinac's ability to match the interest sensitivity of its financial assets to the interest sensitivity of its financial liabilities tends to minimize the effect of changes in interest rates on Mackinac's performance. Changes in interest rates do not necessarily move to the same extent as changes in the prices of goods and services.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        There has been no change in Mackinac's independent public accountants since 2002. The change was reported on Form 8-Ks filed during 2002.

INFORMATION ABOUT PENINSULA

General

        Peninsula was incorporated under the laws of the State of Michigan in 1986, is a registered bank holding company under the BHCA, and owns all of the outstanding shares of its banking subsidiary, Peninsula Bank. Peninsula operates as a one-bank holding company and its only business activity is the operation of its subsidiary bank, Peninsula Bank. Peninsula Bank is a Michigan state-chartered commercial bank that offers its commercial and retail customers a variety of community banking products and services through its six banking offices located in Marquette County, Michigan.

        As of June 30, 2014, Peninsula had total consolidated assets of $124 million, total consolidated loans of $74.2 million, total consolidated deposits of $104.1 million and total stockholders' equity of $17.7 million.

        At June 30, 2014, 40.8% of Peninsula Financial's loan portfolio was collateralized by non-farm, nonresidential real estate (73.3% of which is owner occupied), 3.5% was in Commercial and Industrial ("C&I"), 44.5% was in single family residential, 5.1% was in construction and land, and the remaining 6.1% of the loan portfolio was in consumer and other. Peninsula's deposit mix as of June 30, 2014 was 10.1% non-interest bearing deposits and 89.9% interest-bearing deposits.

        Peninsula's executive offices are located at 100 South Main Street, Ishpeming, Michigan 49849. Its telephone number is (906) 485-6333 and its website is www.penbank.com.

        The information on Peninsula's website is not part of this proxy statement/prospectus, and the reference to Peninsula's website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

        Additional information about Peninsula is included below, as well as in the section "Peninsula Management's Discussion and Analysis of Financial Condition and Results of Operations."

Business

        Peninsula's primary market focus is on small business owners and operators, including professional practices, manufacturers, wholesalers and distributors, non-profit organizations and individuals associated with those businesses, including investors and executives.

        Peninsula has actively pursued its targeted market for deposits, particularly small businesses and professionals. Peninsula endeavors to offer leading edge technology to the marketplace. Such technology includes online banking, including corporate cash management, remote deposit capture and debit cards.

        Peninsula provides a full range of consumer and commercial financial services, including consumer and commercial loans, deposit accounts, safe deposit services, consumer finance, mortgage lending, SBA lending, direct deposits, notary services, money orders, night depository, travelers' checks, cashier's checks, domestic collections, savings bonds, automated teller services, drive-in tellers, and banking by mail.

        The revenues of Peninsula are primarily derived from interest on, and fees received in connection with, real estate and other loans, interest and dividends from investment securities, service charge income generated from deposit accounts, gain on the sale of residential loans, ATM fees, and fees generated through other services. The principal sources of funds for Peninsula's lending activities are its deposits (both commercial and consumer deposits), loan repayments and proceeds from amortization of maturities of investment securities. The principal expenses of Peninsula are the interest paid on deposits, and operating and general administrative expenses.

        As is the case with banking institutions generally, Peninsula's operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Federal Reserve and the FDIC. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. Peninsula faces strong competition in the attraction of deposits (the primary source of lendable funds) and in the origination of loans (see "Competition" below).

Supervision and Regulation

        Like Mackinac, Peninsula is a registered bank company subject to regulation and examination by the FRB. Peninsula Bank, like mBank, is subject to regulation and examination by the DIFS and the FDIC. For a discussion of the regulatory environment applicable to Peninsula and Peninsula Bank, please see "Supervision and Regulation" starting on page     above.

Banking Services

        Commercial Banking.    Peninsula focuses its commercial loan originations on small and mid-sized businesses (generally up to $3 million in annual sales) and such loans are usually accompanied by significant related deposits. Commercial underwriting is driven by cash flow analysis supported by collateral analysis and review. Commercial loan products include commercial real estate construction and term loans; working capital loans and lines of credit; demand, term and time loans; and equipment, inventory and accounts receivable financing. Peninsula also offers several short and long-term SBA loan alternatives based upon customer needs. Peninsula offers a range of cash management services and deposit products to commercial customers. Online banking is currently available to commercial customers.

        Retail Banking.    Peninsula's retail banking activities emphasize consumer deposit and checking accounts. An extensive range of these services is offered by Peninsula to meet the varied needs of its customers from young people to senior citizens. In addition to traditional products and services, Peninsula offers contemporary products and services, such as internet banking and electronic bill payment services. Consumer loan products offered by Peninsula include home mortgages, home equity lines of credit, second mortgages, new and used auto loans, new and used boat loans and unsecured personal lines of credit.

        Mortgage Banking.    Peninsula's mortgage banking business is structured to provide a source of fee income largely from the process of originating products for sale on the secondary market (primarily fixed rate loans), as well as the origination of primarily adjustable rate loans to be held in Peninsula's loan portfolio. Mortgage banking capabilities include conventional and nonconforming mortgage underwriting; and construction and permanent financing.

Employees

        As of June 30, 2014, Peninsula has 35 full-time employees and 20 part-time employees. The employees are not represented by any collective bargaining unit. Peninsula considers relations with employees to be good.

Properties

        The main office of Peninsula is located at 100 South Main Street, Ishpeming, Michigan 49849. Peninsula also operates branch banking offices in Marquette and Negaunee, Michigan. Peninsula Bank owns three of its banking facilities and leases the other three.

 Legal Proceedings

        In 2013, Peninsula Bank was named as a defendant in a suit brought in the Marquette County Circuit Court by TruNorth Federal Credit Union. The case is based on a loss sustained by the Credit Union as a result of a check kiting scheme by a mutual customer of the Credit Union and Peninsula Bank. The Credit Union seeks damages of $1.3 million, with claims for conversion which are alleged to form a basis for imposing treble damages against Peninsula Bank. Peninsula Bank has engaged legal counsel and is vigorously defending this lawsuit.

        Peninsula is periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to its business.

        Other than as discussed above, management does not believe that there is any other pending or threatened proceeding against Peninsula which, if determined adversely, would have a material adverse effect on Peninsula's financial position, liquidity, or results of operation.

Competition

        Peninsula encounters strong competition both in making loans and in attracting deposits. The continued deregulation of the banking industry and the widespread enactment of laws that permit multi-bank holding companies as well as an increasing level of interstate banking continue to create a highly competitive environment for commercial banking. In one or more aspect of its business, Peninsula competes with other commercial banks, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries. Most of these competitors, some of which are affiliated with bank holding companies, have substantially greater resources and lending limits, and may offer certain services that Peninsula does not currently provide. In addition, many of Peninsula's non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. Federal and state legislation continues to heighten the competitive environment in which financial institutions must conduct their business, and the potential for competition among financial institutions of all types as increased significantly. There can be no assurance that increased competition from other financial institutions will not have a material adverse effect on Peninsula's operations.

 PENINSULA MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

        Peninsula's discussion and analysis of financial condition and results of operations is presented herein to assist investors in understanding the financial condition of Peninsula at June 30, 2014 and December 31, 2013, and the results of operations for the six month periods ended June 30, 2014 and 2013, and the years ended December 31, 2013 and 2012. This discussion should be read in conjunction with Peninsula's Consolidated Financial Statements and related footnotes, presented with this proxy statement/prospectus.

Critical Accounting Policies

        Peninsula's accounting policies are integral to understanding the results reported. Accounting policies are described in detail in Note 1 of the notes to Peninsula's Consolidated Financial Statements. The critical accounting policies require management's judgment to ascertain the valuation of assets, liabilities, commitments and contingencies. Peninsula has established policies and control procedures that are intended to ensure valuation methods are well controlled and applied consistently from period to period. In addition, the policies and procedures are intended to ensure the process for changing methodologies occurs in an appropriate manner. The following is a brief description of Peninsula's current accounting policies involving significant management judgments.

        Allowance for Loan Losses.    The allowance for loan losses is a valuation allowance for probably incurred credit losses. Loan losses are charged against the allowance when management believes the inability to collect a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off.

        The allowance consists of specific, general and unallocated components. The specific component relates to loans that are individually classified as impaired. The general component covers loans that are not classified and is based on historical loss experience, adjusted for environmental and qualitative factors. The unallocated component is intended to cover uncertainties that could affect management's estimate of the probable losses.

        A loan is impaired when full payment under the terms of the loan agreement is not probable or when the terms of a loan are modified as a result of a borrower experiencing financial difficulties. Land and construction, commercial and industrial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral, if repayment is expected solely from the collateral.

        Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

        Loans for which the terms have been modified and for which the borrower is experiencing financial difficulties are considered troubled debt restructurings and are classified as impaired. Troubled debt restructurings are measured for impairment based upon the present value of estimated future cash flows using the loan's existing rate at inception or at the fair value of collateral, if repayment is expected solely from the collateral. For troubled debt restructurings that subsequently default, Peninsula determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

        The general component of the allowance covers non-classified loans and is based on historical loss experience, adjusted for environmental and qualitative factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by Peninsula on a rolling average period over a time frame appropriate to capture relevant loss data for each loan segment. This historical loss factor is adjusted for environmental and qualitative factors, including the following: changes in lending policies and procedures; changes in international, national, regional and local economic and business conditions and developments that affect the collectability of the portfolio; changes in the nature and volume of the portfolio in terms of loans; changes in the experience, ability and depth of lending management and other relevant staff; changes in the volume and severity of past due loans, the volume of nonaccrual loans and the volume and severity of adversely classified loans or graded loans; changes in the quality of the loan review program; changes in the underlying collateral for collateral-dependent loans; the existence and effect of any concentrations of credit, and changes in the level of such concentrations; and the effect of other external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in the existing portfolio.

        The unallocated component is intended to reflect the imprecision inherent in the underlying assumptions used in the methodology for estimating specific and general losses in the portfolio.

        Income Taxes.    Peninsula determines income tax expense based on management's judgments and estimates regarding permanent differences in the treatment of specific items of income and expense for financial statement and income tax purposes. These permanent differences result in an effective tax rate that differs from the federal statutory rate. In addition, Peninsula recognizes deferred tax assets and liabilities, recorded in the consolidated balance sheets, based on management's judgment and estimates regarding timing differences in the recognition of income and expense for financial statement and income tax purposes.

        Peninsula must also assess the likelihood that any deferred tax assets will be realized through the reduction or refund of taxes in future periods and establish a valuation allowance for those assets for which recovery is not more likely than not. In making this assessment, management must make judgments and estimates regarding the ability to realize the asset through carryback to taxable income in prior years, the future reversal of existing taxable temporary differences, future taxable income, and the possible application of future tax planning strategies. Management believes it is more likely than not that the net deferred tax assets included in the accompanying balance sheets will be fully realized and accordingly, Peninsula has not established a valuation allowance.

Results of Operations

        The following table sets forth Peninsula's results of operations and related summary information for the six months ended June 30, 2014 and 2013 and the years ended December 31, 2013 and 2012.

SUMMARY RESULTS OF OPERATIONS
(Dollar amounts in thousands, except per share data)

	Six months ended June 30,		Year ended December 31,
	2014	2013	2013	2012
Net income, as reported	$541	$108	$250	$629
Earnings per share-basic, as reported	$1.88	$0.37	$0.87	$2.18
Earnings per share-diluted, as reported	$1.88	$0.37	$0.87	$2.18
Cash dividends declared per share	$0.50	$0.50	$0.75	$1.00

        Net income of $0.5 million for the six months ended June 30, 2014 increased from net income of $0.1 million for the comparable period in 2013. Net interest income was $2.0 million for the six months ended June 30, 2014 and $2.1 million for the comparable period in 2013, resulting from a $0.2 million decrease in interest income offset in part by a $0.2 million reduction in interest expense. A provision for loan losses of $0.3 million was charged to operations during the first six months of both 2014 and 2013. Noninterest income increased by $0.8 million during the first six months of 2014 versus the comparable period of 2013, primarily related to death benefit proceeds received in the first half of 2014 and a one-time adjustment taken effective June 30, 2014 to record mortgage servicing rights. Noninterest expense was relatively unchanged at $2.2 million for the six months ended June 30, 2014 and for the comparable period in 2013.

        Net income of $0.3 million for the year ended December 31, 2013 decreased from net income of $0.6 million for the year ended December 31, 2012. Net interest income was $4.2 million for the year ended December 31, 2013 and $4.9 million for the year ended December 31, 2012, resulting from a $0.9 million decrease in interest income, offset in part by a $0.3 million reduction in interest expense. A provision for loan losses of $0.6 million was charged to operations for each of the years ending December 31, 2013 and 2012. Noninterest income decreased by $0.1 million during the year ended December 31, 2013 versus the year ended December 31, 2012. Noninterest expense for the years ended December 31, 2013 and 2012 was $4.4 million and $4.3 million, respectively.

Net Interest Income:

        Net interest income is the largest component of Peninsula's operating income and represents the difference between interest earned on loans, investments and other interest-earning assets, offset by the interest expense attributable to the deposits and borrowings that fund such assets. Interest rate fluctuations, together with changes in the volume and types of interest-earning assets and interest-bearing liabilities, combine to affect total net interest income. This analysis discusses net interest income on a tax-equivalent basis in order to provide comparability among the various types of earned interest income. Tax-exempt interest income is adjusted to a level that reflects such income as if it were fully taxable.

        Net interest income on a tax-equivalent basis was $2.1 million for the six months ended June 30, 2014, compared to $2.2 million for the same period in 2013. The decrease for the second quarter of 2014 resulted primarily from a $0.2 million decrease in interest income on interest-earning assets, partially offset by a $0.1 million decrease in interest expense on interest-bearing liabilities. Interest income decreased to $2.2 million for the six months ended June 30, 2014 compared to $2.4 million for the same period in 2013. Contributing to the change was a decrease in average earning assets from $110.3 million for the six months ended June 30, 2014 to $107.7 million for the six months ended June 30, 2013. The yield on average earning assets for the six months ended June 30, 2014 decreased by 26 bps to 4.23% compared to 4.49% for the same period in 2013, due primarily to the average yield on loans declining by 22 bps to 5.31% for the six months ended June 30, 2014 from 5.53% for the same period in 2013. Yields on both taxable and tax-exempt securities during the first six months of 2014 increased compared to the first six months of 2013.

        Average interest-bearing liabilities decreased from $101.8 million for the six months ended June 30, 2013 to $100.6 million for the same period in 2014. In addition, noninterest-bearing demand deposits decreased from $11.4 million for the six months ended June 30, 2013 to $9.9 million for the six months ended June 30, 2014.

        The cost of average interest-bearing liabilities declined 16 bps from 0.54% for the six months ended June 30, 2013 to 0.38% for the same period in 2014. The reductions in the cost of interest-bearing liabilities resulted primarily from a reduction in interest rates.

        Interest rate spread is the difference between the interest rate earned on average interest-earning assets and the rate paid on average interest-bearing liabilities. Interest rate spread declined from 3.95% for the six months ended June 30, 2013 to 3.85% for the six months ended June 30, 2014, resulting from a 26 bp decrease in the yield on earning assets from 4.49% to 4.23%, partially offset by a 16 bp decrease in the cost of interest-bearing liabilities from 0.54% to 0.38%.

        Net interest margin represents net interest income expressed as an annualized percentage of average interest-earning assets. Net interest margin exceeds the interest rate spread because of the use of noninterest-bearing sources of funds (demand deposits and equity capital) to fund a portion of earning assets. Net interest margin for the first six months of 2014 was 3.87% compared to 3.99% from the same period in 2013.

        For the six months ended June 30, 2014, average interest-earning asset balances decreased $2.5 million (2.3%) from the same period in 2013. Decreases of $1.7 million (12.7%) in federal funds sold and interest-bearing due from financial institutions, $0.5 million (12.7%) in tax exempt securities and $7.1 million (8.8%) in average loans were partially offset by a $6.8 million (56.2%) increase in average taxable securities.

        Net interest income on a tax-equivalent basis was $4.3 million for the year ended December 31, 2013, compared to $5.0 million for the year ended December 31, 2012. The decrease in 2013 resulted primarily from a $1.0 million decrease in interest income on interest-earning assets, offset in part by a $0.3 million decrease in interest expense on interest-bearing liabilities. Contributing to the decrease was a $5.9 million decrease in average earning assets from $114.6 million for the year ended December 31, 2012 to $108.8 million for the year ended December 31, 2013. In addition, the yield on average earning assets decreased 61 bps from 5.02% for the year ended December 31, 2012 to 4.41% for the year ended December 31, 2013.

        Average interest-bearing liabilities declined from $105.1 million for the year ended December 31, 2012 to $100.7 million for the year ended December 31, 2013. Noninterest-bearing demand deposits decreased from $12.0 million for the year ended December 31, 2012 to $11.1 million for the year ended December 31, 2013.

        The cost of average interest-bearing liabilities declined by 24 bps from 0.74% for the year ended December 31, 2012 to 0.50% for the year ended December 31, 2013. The reduction in the cost of interest-bearing liabilities during 2013 compared to 2012 resulted primarily from a reduction in interest rates.

        Interest rate spread decreased from 4.28% for the year ended December 31, 2012 to 3.91% for the year ended December 31, 2013, resulting primarily from a 61 bp decrease in the yield on earning assets from 5.02% to 4.41%, partially offset by a 24 bp decrease in the cost of interest-bearing liabilities from 0.74% to 0.50% and by the 61 bp decrease in the yield on earning assets from 5.02% to 4.41%.

        Net interest margin for the year ended December 31, 2013 was 3.95% compared to 4.34% from the same period in 2012.

        For the year ended December 31, 2013, average interest-earning assets decreased $5.9 million from the same period in 2012. A $10.7 million (12.0%) decrease in average loans, along with a $0.6 million (14.9%) decrease in tax exempt securities, was partially offset by an increase of $1.7 million (18.8%) in federal funds sold and interest-bearing due from financial institutions balances and an increase of $3.7 million (32.1%) in average taxable securities.

NET INTEREST INCOME ANALYSIS ON A TAX-EQUIVALENT BASIS
(Dollar amounts in thousands)

	Six months ended June 30, 2014			Six months ended June 30, 2013
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
ASSETS
Average Interest-Earning Assets:
Loans(1)(2)	$73,679	$1,942	5.31%	$80,782	$2,216	5.53%
Taxable securities	18,911	177	1.89%	12,110	109	1.82%
Tax exempt securities(1)	3,267	95	5.89%	3,744	109	5.88%
Federal funds sold and interest-bearing due from financial institutions	11,889	45	0.76%	13,626	22	0.33%

Total interest-earning assets	107,746	2,259	4.23%	110,262	2,456	4.49%

Noninterest earning assets	22,181			22,865

Total assets	$129,927			$133,127

LIABILITIES AND STOCKHOLDERS' EQUITY
Average Interest-Bearing Liabilities:
Total interest-bearing deposits	$100,649	191	0.38%	$101,721	273	0.54%
Customer repurchase agreements	0	0	%	0	0	%
Federal Home Loan Bank advances	0	0	%	93	1	2.17%

Total interest-bearing liabilities	100,649	191	0.38%	101,814	274	0.54%
Demand deposits	9,935			11,390
Accrued expenses and other liabilities	2,110			3,282
Stockholders' equity	17,233			16,641

Total liabilities and stockholders' equity	$129,927			$133,127

Net interest income		$2,068			$2,182

Interest rate spread(3)			3.85%			3.95%

Net interest margin(4)			3.87%			3.99%

(1)
The interest income on tax exempt securities and loans is computed on a tax-equivalent basis using a tax rate of 34% for all periods presented.

(2)
The average loan balances and rates include nonaccrual loans.

(3)
Interest rate spread is the difference between the annualized average yield earned on average interest-earning assets for the period and the annualized average rate of interest accrued on average interest-bearing liabilities for the period.

(4)
Net interest margin is the annualized effect of net interest income for a period divided by average interest-earning assets for the period.

 NET INTEREST INCOME ANALYSIS ON A TAX-EQUIVALENT BASIS
(Dollar amounts in thousands)

	Year ended December 31, 2013			Year ended December 31, 2012
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
ASSETS
Average Interest-Earning Assets:
Loans(1)(2)	$78,774	$4,269	5.42%	$89,504	$5,236	5.85%
Taxable securities	15,352	271	1.77%	11,621	241	2.07%
Tax exempt securities(1)	3,613	211	5.83%	4,244	247	5.82%
Federal funds sold and interest-bearing due from financial institutions	11,020	48	0.44%	9,278	30	0.32%

Total interest-earning assets	108,759	4,799	4.41%	114,647	5,754	5.02%

Noninterest earning assets	22,702			22,653

Total assets	$131,461			$137,300

LIABILITIES AND STOCKHOLDERS' EQUITY
Average Interest-Bearing Liabilities:
Total interest-bearing deposits	$100,633	501	0.50%	$103,777	732	0.71%
Federal funds purchased	0	0	%	0	0	%
Customer repurchase agreements	0	0	%	0	0	%
Federal Home Loan Bank advances	47	1	2.13%	1,284	43	3.35%

Total interest-bearing liabilities	100,680	502	0.50%	105,061	775	0.74%
Demand deposits	11,136			12,018
Accrued expenses and other liabilities	3,153			3,473
Stockholders' equity	16,492			16,748

Total liabilities and stockholders' equity	$131,461			$137,300

Net interest income		$4,297			$4,979

Interest rate spread(3)			3.91%			4.28%

Net interest margin(4)			3.95%			4.34%

(1)
The interest income on tax exempt securities and loans is computed on a tax-equivalent basis using a tax rate of 34% for all periods presented.

(2)
The average loan balances and rates include nonaccrual loans.

(3)
Interest rate spread is the difference between the annualized average yield earned on average interest-earning assets for the period and the annualized average rate of interest accrued on average interest-bearing liabilities for the period.

(4)
Net interest margin is the annualized effect of net interest income for a period divided by average interest-earning assets for the period.

RATE/VOLUME ANALYSIS(1)
(Dollar amounts in thousands)

        The following table presents an analysis of changes in net interest income resulting from changes in average volumes in interest-earning assets and interest-bearing liabilities, and average rates earned and paid for the six months ended June 30, 2014 compared to the six months ended June 30, 2013:

	Increase (Decrease) due to(1)
	Volume	Rate	Net
Interest income:
Loans	$(189)	$(85)	$(274)
Taxable securities	63	5	68
Tax exempt securities	(14)	0	(14)
Federal funds sold and interest-bearing due from financial institutions	(2)	25	23

Total interest-earning assets	$(142)	$(55)	$(197)

Interest expense:
Total interest-bearing deposits	$(22)	$(60)	$(82)
FHLB advances	(1)	0	(1)

Total interest-bearing liabilities	$(23)	$(60)	$(83)

Net interest income	$(119)	$5	$(114)

(1)
The change in interest due to both rate and volume has been allocated in proportion to the relationship to the dollar amounts of the change in each.

 RATE/VOLUME ANALYSIS(1)
(Dollar amounts in thousands)

        The following table presents an analysis of changes in net interest income resulting from changes in average volumes in interest-earning assets and interest-bearing liabilities, and average rates earned and paid for the year ended December 31, 2013 compared to the year ended December 31, 2012:

	Increase (Decrease) due to(1)
	Volume	Rate	Net
Interest income:
Loans	$(600)	$(366)	$(966)
Taxable securities	56	(26)	30
Tax exempt securities	(37)	1	(36)
Federal funds sold and interest-bearing due from financial institutions	6	12	18

Total interest-earning assets	$(575)	$(379)	$(954)

Interest expense:
Total interest-bearing deposits	$(59)	$(172)	$(231)
FHLB advances	(30)	(12)	(42)

Total interest-bearing liabilities	$(89)	$(184)	$(273)

Net interest income	$(486)	$(195)	$(681)

(1)
The change in interest due to both rate and volume has been allocated in proportion to the relationship to the dollar amounts of the change in each.

Provision for Loan Losses:

        The provision for loan losses is the periodic cost of providing an allowance for probable and inherent losses in Peninsula's loan portfolio. The allowance for loan losses consists of specific, general and unallocated components. Peninsula's provision for loan losses totaled $0.3 million for both the six months ended June 30, 2014 and June 30, 2013. Net annualized charge-offs to average loans was 0.15% for the six months ended June 30, 2014 compared to 0.52% for the same period in 2013. Nonperforming loans decreased by $0.8 million (19.8%) from $4.4 million at December 31, 2013 to $3.6 million at June 30, 2014.

        Peninsula management believes that the allowance for loan losses at June 30, 2014 is appropriate in light of the present condition of the loan portfolio and the amount and quality of the collateral supporting nonperforming loans. Peninsula continues to monitor nonperforming loan relationships and will make additional provisions for loan losses, as necessary, if the facts and circumstances change. In addition, a decline in the quality of Peninsula's loan portfolio as a result of general economic conditions, factors affecting particular borrowers or Peninsula's market area, or otherwise, could affect the adequacy of the allowance for loan losses. If there are significant charge-offs against the allowance for loan losses, or Peninsula otherwise determines that the allowance is inadequate or its estimates are different than its regulators' estimates, Peninsula will need to make additional provisions in the future.

Noninterest Income:

        The following table reflects the various components of noninterest income for the six month periods ended June 30, 2014 and 2013 and the years ended December 31, 2013 and 2012.

 NONINTEREST INCOME
(Dollar amounts in thousands)

	Six months ended June 30,			Year ended December 31,
	2014	2013	% Change	2013	2012	% Change
Fees from loan servicing	$97	99	-2.0%	$202	214	-5.6%
Service charges on deposit accounts	79	67	17.9%	153	139	10.1%
Other fee income	108	108	0%	212	221	-4.1%
Net gains on sales of loans	16	83	-80.7%	169	190	-11.1%
Net gains from sale of securities	$1	35	-97.1%	$35	0	%
Other income	846	2	42,200.0%	24	97	-75.3%
Total Noninterest Income	$1,147	$394	191.1%	$795	$861	-7.7%

        Non-interest income increased $0.8 million (191.1%) for the six months ended June 30, 2014 versus the comparable period in 2013 primarily due to death benefit proceeds received in the first half of 2014 of $0.3 million and a one-time adjustment taken effective June 30, 2014 to record mortgage servicing rights of $0.5 million. Peninsula Bank determined its mortgage servicing rights portfolio was growing to a size that warranted recording of the related asset. The calculation of the value of the servicing rights is based on various assumptions, including estimated prepayment speeds, servicing costs, delinquency rates and foreclosure costs, ancillary income, including the rights to collect late charges and earn income on float and escrow balances and utilizing various discount rates. All assumptions are consistent with those found within the financial industry.

        Included in the fees for other services to customers in noninterest income on Peninsula's consolidated statements of operations are service charges on deposit accounts, other fee income and financial services income.

        Noninterest income decreased $0.1 million (7.7%) for the year ended December 31, 2013 versus the year ended December 31, 2012 primarily due to a decrease in gains received on the sale of loans to Freddie Mac.

Noninterest Expense:

        The following table reflects the various components of noninterest expense for the six months ended June 30, 2014 and 2013 and the years ended December 31, 2013 and 2012.

 NONINTEREST EXPENSE
(Dollar amounts in thousands)

	Six months ended June 30			Years ended December 31,
	2014	2013	% Change	2013	2012	% Change
Salaries	$864	$882	-2.0%	$1,789	$1,699	5.3%
Pensions and employee benefits	277	264	4.9	519	461	12.6
Occupancy	198	182	8.8%	370	316	17.1%
Equipment	61	43	41.9%	97	43	125.6%
Data processing and courier	289	264	9.5%	542	574	-5.6%
Operation of other real estate owned	71	42	69.0%	96	109	-11.9%
Business development and advertising	22	24	-8.3%	58	105	-44.8%
Charitable contributions	7	7	0.0%	12	13	-7.7%
Stationery and supplies	39	47	-17.0%	78	84	-7.1%
Director fees	89	103	-13.6%	201	220	-8.6%
FDIC insurance	77	86	-10.5%	170	192	-11.5%
Legal and professional	80	81	-1.2%	158	64	146.9%
Loan and collection	19	45	-57.8%	81	161	-49.7%
Other outside services	18	22	-18.2%	59	51	15.7%
Other operating expenses	100	127	-21.3%	215	238	-9.7%

Total Noninterest Expense	$2,211	$2,219	-0.4%	$4,445	$4,330	2.7%

        Total noninterest expense remained consistent at $2.2 million for the six-month periods ended June 30, 2014 and June 30, 2013. The noninterest expense to average assets ratio (annualized) was 3.4% for the first six months of both 2014 and 2013.

        Total noninterest expense increased from $4.3 million for the year ended December 31, 2012 to $4.4 million for year ended December 31, 2013. The noninterest expense to average assets ratio was 3.4% for the year ended December 31, 2013 compared to 3.2% for the year ended December 31, 2012.

        Net overhead expense is total noninterest expense less total noninterest income. The net overhead expense to average assets ratio (annualized) was at 1.7% for the six months ended June 30, 2014 compared to 2.8% for the six months ended June 30, 2013. The efficiency ratio represents total noninterest expense as a percentage of the sum of net interest income on a fully taxable equivalent basis and total noninterest income (excluding net gains on the sale of securities, life insurance proceeds, mortgage servicing rights, premises and equipment, branch sales, and land held for sale). The efficiency ratio rose from 87.3% for the six months ended June 30, 2013 to 92.4% for the six months ended June 30, 2014, and rose from 74.1% for the year ended December 31, 2012 to 87.9% for the year ended December 31, 2013.

        Salaries and employee benefits were consistent at $1.1 million for the six months ended June 30, 2014 and June 30, 2013. Salaries and employee benefits increased to $2.3 million for the year ended December 31, 2013 from $2.2 million for the year ended December 31, 2012, largely as a result of the increase in the number of full-time equivalent employees from 50 at December 31, 2012 to 51 at December 31, 2013 and an increase in employee health insurance and pension costs.

        Loan and collection costs decreased from $0.2 million for the year ended December 31, 2012 to $0.1 million for the year ended December 31, 2013 primarily as a result of the reduction in the amount of secondary market repurchases during the year.

Income Taxes:

        Peninsula recorded income tax expense of $0.1 million for the six months ended June 30, 2014 versus a benefit of $0.1 million for the same period in 2013. The increase in tax expense is primarily attributable to an increase in pre-tax income for the six months ended June 30, 2014 versus the comparable period of 2013. The effective tax rate decreased from 137.0% for the six months ended June 30, 2013 to 16.4% for the same period in 2014. The Company recorded significant tax benefits in 2013 due to the level of municipal income, non-taxable insurance benefits, and various tax credits.

        Income tax benefit recorded for the year ended December 31, 2013 was $0.3 million compared to expense of $0.2 million for the year ended December 31, 2012. The decrease in tax expense is primarily attributable to a nominal pre-tax loss for the year ended December 31, 2013 versus a pre-tax profit of $0.8 million posted for the year ended December 31, 2012. The effective tax rate for the year ended December 31, 2013 and 2012 was (2668.0)% and 25.2%, respectively. The Company recorded significant tax benefits in 2013 due to the level of municipal income, non-taxable income on insurance and death benefits received on insurance policies, various tax credits, and adjustment of prior period items to actual.

        Peninsula maintains net deferred income tax assets for deductible temporary tax differences, such as allowance for loan losses, as well as net operating loss carry forwards. Peninsula's determination of the amount of its deferred income tax assets to be realized is highly subjective and is based on several factors, including projected future income, income tax planning strategies, and federal and state income tax rules and regulations. At June 30, 2014, Peninsula determined that no valuation allowance was required to be taken against its net deferred income tax assets. Peninsula assesses the amount of tax benefits it may realize in future periods in determining the necessity for any valuation allowance.

Financial Condition

Loans:

        The following table reflects the composition (mix) of the loan portfolio:

	June 30, 2014	December 31, 2013	Percent Change
Amount of Loans by Type:
Real estate-mortgage:
Commercial	$31,410	$31,482	(0.2)%
1-4 family residential
First liens	27,531	27,306	0.8%
Junior liens	2,558	2,512	1.8%
Home equity	2,942	3,003	(2.0)%
Commercial, financial and agricultural	2,614	2,848	(8.2)%
Real estate-construction	3,781	3,656	3.4%
Installment
Credit cards and related plans	115	107	7.5%
Auto	1,248	1,280	(2.5)
Other	2,007	2,693	(25.5)%
Obligations of states and political subdivisions	38	113	(66.4)%
Less: Allowance for loan losses	(1,764)	(1,493)	(18.2)%

Total	$72,480	$73,507	(1.4)%

        Net loans decreased $1.0 million (1.4%) from $73.5 million at December 31, 2013 to $72.5 million at June 30, 2014. In addition to originating loans, Peninsula buys and sells loan participations with other financial institutions located in markets it serves. These loans are underwritten to the same lending standards as the loans Peninsula originates.

        The primary reason for the overall decrease in net loans from December 31, 2013 to June 30, 2014 was a decrease in installment loans, which totaled $3.4 million at June 30, 2014 versus $4.1 million at December 31, 2013. This decrease was mainly due to a reduction in overdraft protection account balances. Also contributing to the decrease in overall net loans was an increase of $0.3 million (18.2%) in the allowance for loan losses.

Risk Management and the Allowance for Loan Losses:

        The loan portfolio is Peninsula's primary asset subject to credit risk. To address this credit risk, Peninsula maintains an allowance for loan losses for probable and inherent credit losses through periodic charges to its earnings. These charges are shown in Peninsula's consolidated statements of operations as provision for loan losses. See the "Provision for Loan Losses" section discussed earlier. Peninsula attempts to control, monitor and minimize credit risk through the use of prudent lending standards, a thorough review of potential borrowers prior to lending and ongoing and timely review of payment performance. Asset quality administration, including early identification of loans performing in a substandard manner, as well as timely and active resolution of problems, further enhances management of credit risk and minimization of loan losses. Any losses that occur and that are charged off against the allowance for loan losses are periodically reviewed with specific efforts focused on achieving maximum recovery of both principal and interest.

        The allowance for loan losses at June 30, 2014 was $1.8 million, compared to $1.5 million at December 31, 2013. On a quarterly basis, management reviews the adequacy of the allowance for loan losses. The analysis of the allowance for loan losses consists of three components: (i) specific reserves established for expected losses relating to impaired loans for which the recorded investment in the loans exceeds its fair value; (ii) general reserves based on historical loan loss experience for significant loan classes, adjusted for environmental and qualitative factors; and (iii) an unallocated reserve maintained to cover uncertainties that could affect management's estimate of the probable losses. Allocations of the allowance for loan losses may be made for specific loans but the entire allowance is available for any loan that, in management's judgment, should be charged off or for which an actual loss is realized.

Nonperforming Loans, Potential Problem Loans and Other Real Estate Owned:

        Management encourages early identification of nonaccrual and problem loans in order to minimize the risk of loss. Nonperforming loans are defined as nonaccrual loans, loans 90 days or more past due but still accruing, and nonaccrual loans restructured in a troubled debt restructuring that have not shown a sufficient period of performance with the restructured terms. Additionally, whenever management becomes aware of facts or circumstances that may adversely impact the collection of principal or interest on loans, it is the practice of management to place such loans on nonaccrual status immediately rather than waiting until the loans become 90 days past due. The accrual of interest income is discontinued when a loan becomes 90 days past due as to principal or interest or earlier as deemed appropriate. When interest accruals are discontinued, interest credited to income is reversed. If collection is in doubt, cash received on nonaccrual loans is used to reduce principal rather than recorded as interest income. Restructuring a loan typically involves the granting of some concession to the borrower involving a loan modification such as payment schedule or interest rate changes. Restructured loans may involve loans that have had a charge-off taken against the loan to reduce the carrying amount of the loan to fair market value as determined pursuant to accounting guidance for troubled debt restructurings.

 NONPERFORMING ASSETS
(Dollar amounts in thousands)

	June 30, 2014	December 31, 2013
Nonperforming Assets:
Nonaccrual loans	$1,366	$2,785
Nonaccrual loans, restructured	2,128	1,438
Loans 90 days or more past due, still accruing	58	206

Total nonperforming loans ("NPLs")	$3,552	$4,429
Other real estate owned, net	1,829	1,693

Total nonperforming assets ("NPAs")	$5,381	$6,122

Restructured loans, accruing(1)	$2,911	$2,786

Ratios:
ALL to Net Charge-offs ("NCOs") (annualized)	6,587.48%	136.35%
NCOs to average loans (annualized)	0.15%	1.39%
ALL to total loans	2.38%	1.99%
NPLs to total loans	4.78%	5.91%
NPAs to total assets	4.35%	4.93%
ALL to NPLs	49.66%	33.71%

(1)
Restructured loans on nonaccrual status are returned to accruing when a sufficient period of performance in accordance with the restructured terms, generally six months, has passed.

        During the six months ended June 30, 2014, other real estate owned increased by $0.1 million. Five properties totaling $0.4 million were transferred into other real estate owned during the six months ended June 30, 2014, offset in part by $0.3 million of such real estate sold.

        Restructured loans accruing at June 30, 2014 were $2.9 million. No accruing restructured loans were transferred to nonaccrual during the first six months of 2014. No restructured loans with modified terms were transferred out of the restructured loan category during the six months ended June 30, 2014 as a result of their complying with the modified terms for a sufficient period of time, generally six months, whereas three loans for $0.3 million were added to the restructured loans accruing category during the six months ended June 30, 2014.

        The following table presents an analysis of Peninsula's past due loans, excluding nonaccrual loans:

PAST DUE LOANS (EXCLUDING NONACCRUALS)
30-89 DAYS PAST DUE
(Dollar amounts in thousands)

	June 30, 2014	December 31, 2013
Secured by real estate	$2,029	1,951
Commercial and industrial loans	40	80
Loans to individuals	11	30

Total	$2,080	2,061

Percentage of total loans	2.80%	2.75%

        As reflected above, loan balances 30-89 days past due have remained stable at $2.1 million as of June 30, 2014 and December 31, 2013.

        Information regarding other real estate owned is as follows:

	Six months ended June 30, 2014	Year ended December 31, 2013	Six months ended June 30, 2013
Beginning balance	$1,693	$408	$408
Transfer of loans to other real estate owned	403	1,579	107
Sales proceeds, net	(266)	(290)	(81)
Net gain from sale of other real estate owned	(1)	(4)	(27)
Valuation allowance recovered upon disposition of other real estate owned	0	0	0

Total other real estate owned, net	1,829	1,693	407
Valuation allowance for losses	0	0	0

Total other real estate owned, net	$1,829	$1,693	$407

Investment Portfolio:

        Peninsula's investment portfolio is intended to provide it with adequate liquidity, flexibility in asset/liability management and an increase in its earning potential.

        The investment portfolio comprising investment securities available for sale ("AFS") increased $4.8 million (19.6%) from 24.5 million at December 31, 2013 to $29.3 million at June 30, 2014. At June 30, 2014, the AFS investment portfolio represented 23.6% of total assets compared to 19.8% at December 31, 2013. For the six months ended June 30, 2014, principal payments of $0.6 million were received on investments as well as $2.4 million from the maturity of securities. For the six months ended June 30, 2014, Peninsula purchased $9.2 million of AFS securities and sold $1.4 million of AFS securities. Additionally, securities decreased by $0.1 million due to net amortization of premiums and discounts originated at the time the securities were purchased, which was offset by a $0.1 million increase in the market value of the AFS investment portfolio during the six months ended June 30, 2014.

        Peninsula closely monitors securities it holds in its investment portfolios that remain in an unrealized loss position for twelve months or greater. Total gross unrealized losses on AFS securities in such a loss position for twelve months or greater were $0.2 million at June 30, 2014, representing 93.8% of total gross unrealized securities losses. AFS securities in such a loss position for twelve months or greater represented 28.0% of the total AFS investment portfolio. Based on an in-depth analysis of the specific instruments, which may include ratings from external rating agencies and/or brokers, as well as the creditworthiness of the related issuers, including their ability to continue payments under the terms of the security agreements, no unrealized losses were deemed to be other-than-temporary. Additionally, Peninsula does not have the intent to sell the securities and it is not more likely than not that it will be required to sell these securities before their anticipated recovery. If at any point in time any losses are considered other-than-temporary, Peninsula would be required to recognize other-than-temporary impairment. This would require Peninsula to assess the cash flows expected to be collected from the security. The difference between cash flows expected to be collected and the amortized cost basis would result in a credit loss for the amount of the impairment. This amount would reduce Peninsula's earnings. The remaining portion of the impairment related to factors other than credit loss would be recognized through other comprehensive income (loss). At June 30, 2014 and December 31, 2013, Peninsula did not hold securities of any one issuer, other than the Federal National Mortgage Association ("FNMA"), Government National Mortgage Association ("GNMA"), Federal Home Loan Mortgage Corporation ("FHLMC"), or United States Department of

Veterans Affairs ("VA"), each an agency or corporation of the United States government, in an amount greater than 10% of its stockholders' equity.

Deposits:

        Total deposits at June 30, 2014 decreased $0.6 million (0.6%) from $104.8 million at December 31, 2013 to $104.2 million at June 30, 2014. The decrease for the first six months of 2014 was the result of a decrease of $2.6 million (7.9%) in Peninsula's time deposits, offset in part by a $0.6 million (0.9%) increase in savings deposits and an increase in non-interest bearing demand deposits of $1.4 million (15.3%) for the period. Total interest-bearing deposits decreased $1.6 million (1.7%) and non-interest-bearing deposits increased $1.0 million (10.1%) from December 31, 2013 to June 30, 2014. During the six months ended June 30, 2014, Peninsula did not hold any traditional brokered certificates of deposits.

        Peninsula continued to focus on expanding and retaining customer relationships and attracting core deposit accounts by emphasizing customer service while maintaining competitive pricing. If liquidity concerns arise, Peninsula has alternative sources of funds such as lines of credit with correspondent banks and borrowing arrangements with the FHLB and through the discount window at the Federal Reserve.

Other Funding Sources:

        Peninsula did not have any securities sold under agreements to repurchase, federal funds purchased or FHLB advances at June 30, 2014 or December 31, 2013.

Contractual Obligations:

        Peninsula uses a variety of financial instruments in the normal course of business to meet the financial needs of its customers. These financial instruments include commitments to extend credit, commitments to originate residential mortgage loans held for sale, commercial letters of credit, standby letters of credit, and forward commitments to sell residential mortgage loans.

        The following table summarizes Peninsula's significant contractual obligations and commitments at June 30, 2014:

 CONTRACTUAL OBLIGATIONS

	Within 1 Year	1 - 3 Years	3 - 5 Years	After 5 Years	Total
Certificates of deposit and other time deposit obligations	$17,639	$11,782	$847	$0	$30,268
Operating leases	73	97	21	—	191

Total	$17,712	$11,879	$868	$0	$30,459

Off- Balance Sheet Arrangements:

        Peninsula does not use interest rate contracts (i.e. swaps), forward loans sales or other derivatives to manage interest rate risk and does not have any of these instruments outstanding. Peninsula Bank does have, through its normal operations, loan commitments and standby letters of credit outstanding as of June 30, 2014 and December 31, 2013 in the amount of $0.4 million and $0.7 million, respectively.

Liquidity:

        Liquidity management refers to Peninsula's ability to ensure that cash is available on a timely basis to meet loan demand and depositors' needs and to service other liabilities as they become due without undue cost or risk and without causing a disruption to normal operating activities. Peninsula and Peninsula Bank have different liquidity considerations.

        Peninsula's primary sources of funds are dividends from Peninsula Bank and net proceeds from borrowings. Restrictions, which govern all state chartered banks, preclude the payment of dividends by Peninsula Bank without the prior written consent of the Michigan Department of Insurance and Financial Services if dividends declared and paid by Peninsula Bank in either of the two immediately preceding years exceeded Peninsula Bank's net income for those years, which was not the case.

        Peninsula Bank meets its cash flow needs by having funding sources available to satisfy the credit needs of customers as well as having available funds to satisfy deposit withdrawal requests. Liquidity is derived from deposit growth, payments on and maturities of loans, payments on and maturities of the investment portfolio, access to other funding sources, marketability of certain assets, the ability to use loan and investment portfolios as collateral for secured borrowings and a strong capital position.

        Maturing investments have historically been a primary source of liquidity. For the six months ended June 30, 2014, principal payments totaling $0.6 million were received on investments as well as $2.4 million from maturities. Peninsula purchased $9.2 million in investments in the same period. Approximately 17.2%, or $1.4 million, of the mortgage-backed securities outstanding at June 30, 2014 were issued and guaranteed by GNMA, the VA or the FHA; agencies of the United States government. The remaining 82.8%, or $6.9 million, of the mortgage-backed securities outstanding at June 30, 2014 were issued by either FNMA or FHLMC, United States government-sponsored agencies. Peninsula did not hold any non-agency mortgage-backed securities at June 30, 2014.

        Deposit decreases resulted in $0.6 million of cash outflow during the first six months of 2014. Deposit growth is normally the most stable source of liquidity, although brokered deposits, which are inherently less stable than locally-generated core deposits, are sometimes used. Peninsula did not, however, rely on brokered certificates of deposit for liquidity at June 30, 2014 or December 31, 2013. Also affecting liquidity are core deposit growth levels, certificate of deposit maturity structure and retention, and characteristics and diversification of wholesale funding sources affecting the channels by which brokered deposits are acquired. Conversely, deposit outflow will cause a need to develop alternative sources of funds, which may not be as liquid and potentially a more costly alternative.

        The scheduled payments and maturities of loans can provide a source of additional liquidity. There are $24.1 million, or 32.5% of total loans, maturing within one year of June 30, 2014. Factors affecting liquidity relative to loans are loan origination volumes, loan prepayment rates and the maturity structure of existing loans. The liquidity position is influenced by changes in interest rates, economic conditions and competition. Conversely, loan demand creates a need for liquidity that may cause Peninsula to acquire other sources of funding, some of which could be more difficult to find and more costly to secure.

Capital Resources:

        Stockholders' equity at June 30, 2014 and December 31, 2013 was $17.7 million and $17.1 million, respectively, reflecting an increase of $0.6 million (3.5%) during the first six months of 2014. The increase in stockholders' equity primarily resulted from net income of $0.5 million and an increase in comprehensive income of $0.2 million for the six-month period, partially offset by cash dividends of $0.1 million. Dividends of $0.50 per share were declared and paid during the six months ended June 30, 2014. The ratio of stockholders' equity to assets was 14.3% and 13.8% at June 30, 2014 and December 31, 2013, respectively.

        Peninsula's ability to pay dividends is subject to various factors including, among other things, sufficient earnings, available capital, board discretion and regulatory compliance.

        Peninsula regularly reviews the adequacy of its capital to ensure that sufficient capital is available for its current and future needs and it is in compliance with regulatory guidelines. The assessment of overall capital adequacy depends upon a variety of factors, including asset quality, liquidity, stability of earnings, changing competitive forces, economic conditions in markets served and strength of management.

        The Federal Reserve has established capital adequacy rules which take into account risk attributable to balance sheet assets and off-balance sheet activities. All banks and all bank holding companies with assets in excess of $500 million must meet a minimum total risk-based capital ratio of 8% of which at least half must comprise core capital elements defined as Tier 1 capital. The federal banking agencies also have adopted leverage capital guidelines that banks and bank holding companies must meet. Under these guidelines, the most highly rated banking organizations must meet a leverage ratio of at least 3% Tier 1 capital to assets, while lower rated banking organizations must maintain a minimum ratio of 4% or 5%, depending on their rating. Failure to meet minimum capital requirements can initiate certain mandatory, as well as possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Peninsula's consolidated financial statements. At June 30, 2014, Peninsula was not subject to the Federal Reserve's capital adequacy guidelines because its assets were under $500 million and Peninsula Bank maintained capital in excess of the minimum ratios required to be categorized as "well capitalized" under the regulatory framework for the prompt corrective action categorization. There are no conditions or events since that date that Peninsula believes have changed its category. To be "well capitalized" under the regulatory framework, the Tier 1 capital ratio must meet or exceed 6%, the total capital ratio must meet or exceed 10% and the leverage ratio must meet or exceed 5%.

        On July 2, 2013, the FRB approved a final rule that implements changes to the regulatory capital framework for all banking organizations. The rule, Basel III, implements the reforms proposed by the Basel Committee on Banking Supervision and certain changes required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, and will increase minimum requirements as to the quantity and quality of capital required to be held by banking organizations. Peninsula believes it would be considered "well capitalized" under the new regulation if it were in effect as of June 30, 2014.

        The total capital ratios for the previous four quarters are as follows:

	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013
Company	25.04%	23.97%	23.77%	22.37%
Bank	25.04%	23.97%	23.77%	22.37%

        A strong capital position is necessary to take advantage of opportunities for profitable expansion of product and market share and to provide depositor and investor confidence. Peninsula believes its capital level is strong, but also must be maintained at an appropriate level to provide the opportunity for an adequate return on the capital employed. Peninsula actively reviews its capital strategies to ensure that capital levels are appropriate based on the perceived business risks, further growth opportunities, industry standards, and regulatory requirements.

        The following tables present Peninsula and the Peninsula Bank's capital ratios as of June 30, 2014 and December 31, 2013:

CAPITAL RATIOS
(Dollar amounts in thousands)

	Actual		Required For Capital Adequacy Purposes				Required To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
As of June 30, 2014
Total Capital (to Risk-Weighted Assets)
Peninsula	$17,730	25.04%	$	N/A	N/A	%	$	N/A	N/A
Peninsula Bank	17,730	25.04%		5,658	8.00%			7,073	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Peninsula	$17,683	23.78%	$	N/A	N/A	%	$	N/A	N/A
Peninsula Bank	17,683	23.78%		2,975	4.00%			4,463	6.00%
Tier 1 Capital (to Average Assets)
Peninsula	$17,683	13.59%	$	N/A	N/A	%	$	N/A	N/A
Peninsula Bank	17,683	13.59%		5,204	4.00%			6,505	5.00%

	Actual		Required For Capital Adequacy Purposes				Required To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
As of December 31, 2013
Total Capital (to Risk-Weighted Assets)
Company	$18,252	23.77%	$	N/A	N/A	%	$	N/A	N/A
Bank	18,252	23.77%		6,143	8.00%			7,679	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Company	$17,286	22.51%	$	N/A	N/A	%	$	N/A	N/A
Bank	17,286	22.51%		3,073	4.00%			4,610	6.00%
Tier 1 Capital (to Average Assets)
Company	$17,286	13.51%	$	N/A	N/A	%	$	N/A	N/A
Bank	17,286	13.51%		5,122	4.00%			6,402	5.00%

        Peninsula's principal executive offices are located at 100 S. Main St., Ishpeming, Michigan 49849, and its telephone number is (906) 485-6333. Peninsula's website can be accessed at http://www.penbank.com. Information contained in Peninsula's website does not constitute part of, and is not incorporated into, this proxy statement/prospectus.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT OF PENINSULA

        Peninsula's Management knows of no person who beneficially owned more than 5% of the outstanding common stock of Peninsula as of August 28, 2014, except as set forth below:

Name and Address of Beneficial Owner		Amount and Nature of Beneficial Ownership	Percent of Class
Jay M. Blewett		22,200 Common Shares	7.71%
1570 Aspen Dr.
Ishpeming, MI 49849
James R. & Patricia A. Blewett	21,520 shares
753 Juniper St.	7.47%
Ishpeming, MI 49849
David V. & Patricia A. Holli	20,345 shares
2002 Prairie Ave.	7.06%
Ishpeming, MI 49849
Elizabeth A. & William H. Manning	15,840 shares
1341 Ashton Court	5.50%
Chanhassen, MN 55317

        The following table sets forth certain information as of August 28, 2014, with respect to the ownership of common stock by the directors and named executive officers of Peninsula, individually, and all directors and executive officers as a group (8 persons):

Name of Beneficial Owner(3)	Amount and Nature of Beneficial Ownership(4)	Percent of Class(5)
Stephen Balbierz	30	%
Robert DellAngelo	2,280	%
Thomas Farley	505	%
Terry Garceau	282	%
Lloyd Hooper	2,300	%
John Jilbert	3,635	1.26%
James Penrose	2,590	%
William Stream	2,231	%
Directors and Executive Officers as a Group (8 persons)	13,853	4.81%

 SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT OF MACKINAC

        As of August 28, 2014, no person was known by Mackinac's management to be the beneficial owner of more than 5% of the outstanding common stock of Mackinac, except as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Steinhardt Capital Investors, LLLP 712 5th Avenue, 34th Floor New York, NY 10019	1,019,788 Common Shares	18.22%
FBO Banc Funds Company, LLC(1) 20 North Wacker Drive, Suite 3300 Chicago, IL 60606	518,509 Common Shares	9.26%
Raymond Garea 31 Claremont Avenue Maplewood, NJ 07040	372,225 Common Shares	6.65%
FSI Group, LLC 441 Vine Street, Suite 507 Cincinnati, OH 45202	340,000 Common Shares	6.07%
Wellington Management Company LLP(2) 280 Congress Street Boston, MA 02210	328,796 Common Shares	5.87%
PRB Advisors, LLC(3) 245 Park Avenue, 24th Floor New York, NY 10167	325,000 Common Shares	5.81%

(1)
Based upon Amendment 2013-1 to Schedule 13G/A as of December 31, 2013, which was filed with the SEC on February 11, 2014. Includes 384,300 shares held by Banc Fund VI LP ("BF VI"), 29,772 shares held by Banc Fund VII LP ("BF VII"), and 104,437 shares held by Banc Fund VIII LP ("BF VIII"). MidBanc VI, LP is the general partner of BF VI. MidBanc VII LP is the general partner of BF VII, and MidBanc VIII LP is the general partner of BF VIII. The general partner of MidBanc VI LP, MidBanc VII LP and MidBanc VIII LP is The Banc Funds Company, LLC, whose principal shareholder is Charles J. Moore. Mr. Moore also serves as the manager of BF VI, BF VII and BF VIII, and as manager, Mr. Moore has voting and dispositive power over the securities reported.

(2)
Based upon Amendment No. 2 to Schedule 13G as of December 31, 2013, which was filed with the SEC on February 14, 2014. Wellington Management Company, LLP, in its capacity as investment adviser, shares voting and investment power with respect to these shares and therefore, may also be deemed to beneficially own the shares, which are held of record by clients of Wellington Management.

(3)
Based upon Amendment No. 7 to Schedule 13G as of December 31, 2013, which was filed with the SEC on February 14, 2014. PRB Investors, LP, its general partner PRB Advisors, LLC, Stephen J. Paluszek, principal of PRB Investors, LP and PRB Advisors, LLC, and Andrew P. Bergman, share voting and investment power with respect to these shares. PRB Advisors, LLC, and Messrs. Paluszek and Bergman disclaim beneficial ownership except to the extent of their pecuniary interest therein.

        The information in the following table sets forth the beneficial ownership of Mackinac's common stock by each of its directors, each of the executive officers listed in the Summary Compensation Table below and by all current directors and executive officers of Mackinac as a group, as of June 30, 2014. Except as noted, beneficial ownership is direct and the person indicated has sole voting and investment power.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Walter J. Aspatore	21,120	*
Dennis B. Bittner	6,567	*
Joseph D. Garea	80,815	1.44%
Kelly W. George	23,371	*
Ernie R. Krueger	27,045	*
Robert E. Mahaney	12,922	*
Robert H. Orley	28,141	*
Randolph C. Paschke	22,817	*
L. Brooks Patterson	2,500	*
David R. Steinhardt(1)	1,019,788	18.22%
Paul D. Tobias(2)	210,686	3.76%

All current Directors and Executive Officers as a group (10 persons)	1,455,772	26.00%

*
Less than 1.0%. Percentages are based on shares outstanding on June 30, 2014.

(1)
Includes 97,000 shares owned by a related entity held jointly with exclusivity by Mr. Steinhardt on voting rights.

(2)
Includes 10,256 shares owned by Tobias Capital LLC, which is 35% owned by Mr. Tobias and his wife and 70,502 option shares which are currently vested.

        The above beneficial ownership information is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Exchange Act, as required for purposes of this proxy statement/prospectus. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

 DIRECTORS AND EXECUTIVE OFFICERS OF MACKINAC

        The following information has been furnished to Mackinac by the respective members of the board of directors (the "Directors" or, collectively, the "Board"). Each of them has been engaged in the occupations stated below during the periods indicated, or if no period is indicated, for more than five years.

Directors

Whose Terms Expire in 2017	Age	Principal Occupation	Director of Corporation Since
Dennis B. Bittner	64	Owner and President, Bittner Engineering, Inc. (a professional services company providing planning, development and consultation related services on civil, environmental and architectural engineering projects). Mr. Bittner's qualifications as a Director include the management/ownership of an engineering company, his many years of business related consultation to a broad array of public and private companies along with his prior career experience as an engineer with State and Federal Agencies.	2001
Joseph D. Garea	59	Investment Advisor, Managing Director Hancock Securities and related companies (provides investment portfolio management services to banks, thrift institutions and other institutional clients). Mr. Garea's qualifications as a Director include his historical employment within the financial service industry, his current service as a member of the BOD of three banks, with a variety of committee responsibilities including the chairmanship of audit and compensation, along with his other current advisory services to numerous public and private financial service organizations.	2007
Kelly W. George	46	President and Chief Executive Officer of mBank and President of Mackinac. Mr. George's qualifications to serve as a Director include his employment within the financial services industry for over twenty years with employment as a regulator for the Federal Reserve system, along with lending experience, prior to joining Mackinac.	2006
L. Brooks Patterson	74	County Executive, Oakland County, Michigan. Mr. Patterson's qualifications to serve as a Director include his many years of service as the County Executive of Oakland County and his academic background, along with a distinguished career as a prosecuting attorney.	2006

Whose Terms Expire in 2015	Age	Principal Occupation	Since
Walter J. Aspatore (currently designated as "Lead Director")	71	Chairman, Methode Electronics Corp. (developer of customer-engineered and application-specific products and solutions using the latest technologies). Mr. Aspatore's qualifications to serve on the Board encompass a broad financial background which spans across several decades as CEO and board member in a wide variety of national and international publicly held companies.	2004
Robert H. Orley	58	Real Estate Developer, Founding Partner, O2 Investments, LLC (real estate and corporate development and management). Mr. Orley's qualifications as Director include a background in real estate management and corporate developments, along with his academic background.	2004
Randolph C. Paschke	64	Director of External Relations and Community Engagement, School of Business Administration at Wayne State University. From August 2002 to 2012—Chair, Department of Accounting and Interim Chair of The Department of Finance (2009-2010) in the School of Business Administration at Wayne State University. Mr. Paschke's qualifications as a Director include 32 years in an international accounting firm, 20 years as a partner with 16 years as a practice managing partner, a licensed CPA since 1972, along with his service as chair of the accounting department at Wayne State University.	2004

Whose Terms Expire in 2016	Age	Principal Occupation	Since
Robert E. Mahaney	55	Founder and President, Veridea Group, LLC (a commercial and residential real estate development and hotel management company). Mr. Mahaney is also a private equity investor in a number of lodging and other businesses. Mr. Mahaney's qualifications to serve on the Board include his many business ventures and previous financial services experience, coupled with his academic background, professional designations and community involvement.	2001
Paul D. Tobias	63	Chairman and Chief Executive Officer of Mackinac and Chairman of mBank from December 2004 to present. Mr. Tobias' qualifications as a director include his experience as a banking and financial services executive, along with his knowledge of Mackinac as Chief Executive Officer.	2007
David R. Steinhardt	44	Co-Founder and Board Member, KCPS & Company Ltd; Managing Partner and Portfolio Manager, Wooster Capital Management. Mr. Steinhardt has served as Managing Director and Head of Research at Centurion Investment Group and as an analyst and assistant portfolio manager at Spears, Benzak, Salomon and Farrell. Mr. Steinhardt's qualifications to serve as a Director include his vast experience in capital management and his educational background.	2012

        Mackinac believes that its Board as a whole should encompass a range of talent, skill, diversity, and expertise enabling it to provide sound guidance with respect to its operations and interests. In addition to considering a candidates' background and accomplishments, candidates are reviewed to maintain the current majority of Directors which qualify as "independent" under the rules of the NASDAQ.

        Mackinac's Board has considered the independence of its Directors under the rules of the NASDAQ. The Board has determined that all of the Directors are independent under NASDAQ rules except Mr. Tobias, Chairman and Chief Executive Officer of Mackinac and Chairman of mBank, Mr. George, President of Mackinac and President and Chief Executive Officer of mBank, and Director Robert Mahaney. Messrs. Tobias and George are not independent because of their services as executive officers of Mackinac and mBank. Mr. Mahaney is not independent under NASDAQ rules as a result of the transaction described under "Indebtedness of and Transactions with Management" below.

        The Board has also determined that each of the members of the Audit, Compensation and Nominating Committees are considered independent as defined in applicable NASDAQ rules.

Executive Officers

        The executive officers of Mackinac serve at the pleasure of the board of directors. Set forth below are the current executive officers of Mackinac and a brief explanation of their principal employment during at least the last five years. Additional information concerning employment agreements of executive officers of Mackinac is included elsewhere in this proxy statement/prospectus under the heading "Executive Compensation."

        Paul D. Tobias—Age 63—Chairman of the Board and Chief Executive Officer of Mackinac and Chairman of the Board of mBank. Mr. Tobias was appointed to his present positions with Mackinac and mBank in November 2006.

        Kelly W. George—Age 46—President of Mackinac and President and Chief Executive Officer of mBank. Mr. George was appointed as President of Mackinac and as Chief Executive Officer of mBank in November 2006.

        Ernie R. Krueger—Age 64—Executive Vice President and Chief Financial Officer of Mackinac and mBank. Mr. Krueger was appointed to his current positions in October 2006.

Family Relationships

        There are no family relationships between or among any of the Directors, nominees, or executive officers of Mackinac.

Compensation of Directors and Executive Officers

TARP/CPP Exit

        On April 24, 2009, Mackinac sold $11 million of preferred stock and warrants to the U.S. Treasury under the Capital Purchase Program ("CPP") of the Troubled Asset Relief Program ("TARP"). Participants in CPP are subject to a number of limitations and restrictions on executive compensation, including certain provisions of the American Recovery and Reinvestment Act of 2009 ("ARRA").

        On August 29, 2012, Mackinac exited the TARP/CPP program through the U.S. Treasury sponsored auction. Through detailed analysis and information provided to the Board of Directors, on December 19, 2012, Mackinac entered into a letter agreement with the U.S. Treasury pursuant to which Mackinac repurchased the warrant previously issued to U.S. Treasury in connection with the CPP program for $1,300,000, in cash. As a result of the repurchase, the warrant is no longer issued or outstanding and Mackinac's participation in the TARP CPP is completed. The TARP Preferred Stock was initially purchased by private investors and was redeemed in full by Mackinac in 2013.

        With participation in the CPP ending on August 29, 2012, the Compensation Committee has reviewed the required compensation standards, and will continue to assess any changes deemed necessary to Mackinac's compensation practices.

Compensation Consultant Disclosure

        Mackinac's Compensation Committee has engaged an independent consulting firm to review executive officer and Board compensation, review its annual proxy statement, assist with the risk reviews, and provide general consulting advice to the Committee over the course of the year.

        The Compensation Committee approved engaging Meyer-Chatfield as the Committee's consultant for 2013. The engagement for 2013 included a review of Mackinac's annual proxy statement and a review of the semi-annual risk review. Meyer-Chatfield is an independent third-party consulting firm that is focused on the banking marketplace.

Compensation Program Details

        The foregoing discussion provides background and context for the information that follows regarding Mackinac's existing compensation programs to those persons who served as its named executive officers during 2013 and to assist in understanding the information in the executive compensation tables included later in this section. Named executive officers are determined using current year compensation for the year being disclosed.

        The 2012 named executive officers, based on their 2012 compensation were subject to the CPP restrictions that have been described in previous proxy statements for the period of time that Mackinac was a CPP participant. Because we were no longer a CPP participant as of August 29, 2012, the compensation restrictions have been lifted for the period that we were not a CPP participant. Therefore, the 2012 named executive officers could receive incentive compensation for the period after we exited the CPP program for fiscal year 2012.

Executive Compensation

Summary Compensation Table

        The following table shows the compensation earned by Mackinac's chief executive officer and president, its chief financial officer, and the most highly compensated other executive officer (collectively, the "named executive officers") for the years ended December 31, 2013 and 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Paul D. Tobias	2013	285,000	40,000	—	21,273	346,273
Chairman and Chief Executive	2012	267,000	40,000	197,750	19,976	524,726
Officer of Mackinac
Chairman of mBank
Kelly W. George	2013	280,000	40,000	—	26,358	346,358
President of Mackinac	2012	272,000	55,000	170,068	25,705	522,773
President and Chief Executive
Officer of mBank
Ernie R. Krueger	2013	200,000	30,000	—	18,911	248,911
Executive Vice President and	2012	194,500	25,000	142,380	18,027	379,907
Chief Financial Officer of
Mackinac and mBank

(1)
The amounts reported in this column for 2013 represent a discretionary bonus that was paid to each named executive officer pursuant to the terms of the Employment Agreements described below.

(2)
The amounts reported represent the aggregate grant date fair value (excluding the effect of estimated forfeitures) calculated in accordance with FASB ASC Topic 718. Awards for 2012 in the Stock Awards column relate to time-based restricted stock awards granted on August 31, 2012 under the Mackinac Financial Corporation 2012 Incentive Compensation Plan.

(3)
Amounts in this column for 2013 include the value of the following benefits or perquisites: (i) for Mr. Tobias, health and disability insurance premiums and life insurance premiums of $21,273; (ii) for Mr. George, 401(k) employer match contributions of $9,327 and health and disability insurance premiums and life insurance premiums of $17,031; and (iii) for Mr. Krueger, employer match contributions of $9,080 and health and disability insurance premiums and life insurance premiums of $9,831.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

        On August 10, 2012, Mackinac entered into employment agreements with each of the following named executive officers (i) Paul D. Tobias, Mackinac's Chairman of the Board and Chief Executive

Officer and the Chairman of the Board of mBank, Mackinac's subsidiary bank, (ii) Kelly W. George, Mackinac's President and mBank's President and Chief Executive Officer and (iii) Ernie R. Krueger, the Executive Vice President and Chief Financial Officer of mBank and Mackinac (each, an "Employment Agreement" and collectively, the "Employment Agreements").

        Each of the Employment Agreements have an initial term (the "Initial Term") of three (3) years beginning on August 10, 2012 (the "Commencement Date"), and automatically renew at the end of the Initial Term provided that the applicable executive notifies the Board of Mackinac of such renewal at least one hundred eighty (180) days prior (the "Renewal Date") to the expiration of the Initial Term or any renewal term and the Board does not notify the applicable executive of its intention not to renew the agreement on or prior to the Renewal Date. In the event of a change of control of Mackinac, the Commencement Date of each Employment Agreement automatically resets as of the date of the change of control, resulting in an initial term of three (3) years from the date of such change of control. Each Employment Agreement supersedes the prior employment agreement between Mackinac and the applicable executive in its entirety.

        The Employment Agreements entitle the applicable executives to, among other benefits, the following compensation:

  •
  Mr. Tobias will receive a base salary of at least $267,000, which will be reviewed annually by the Compensation Committee. Mr. Tobias shall also be eligible for an annual cash bonus, as determined by the Compensation Committee, and shall be eligible to participate in Mackinac's long term incentive plan (the "Plan"). In addition, in the event Mr. Tobias' employment is terminated within two (2) years of a change of control of Mackinac (or six (6) months prior to such change of control in anticipation of such change of control) for any reason other than for cause, Mr. Tobias will be entitled to a lump sum payment of 2.99 times his annual base salary as of such termination.

  •
  Mr. George will receive a base salary of at least $272,000, which will be reviewed annually by the Compensation Committee. Mr. George shall also be eligible for an annual cash bonus, as determined by the Compensation Committee, and shall be eligible to participate in the Plan. In addition, in the event Mr. George's employment is terminated within two (2) years of a change of control of Mackinac (or six (6) months prior to such change of control in anticipation of such change of control) for any reason other than for cause, Mr. George will be entitled to a lump sum payment of 2.99 times his annual base salary as of such termination.

  •
  Mr. Krueger will receive a base salary of at least $194,500, which will be reviewed annually by the Compensation Committee. Mr. Krueger shall also be eligible for an annual cash bonus, as determined by the Compensation Committee, and shall be eligible to participate in the Plan. In addition, in the event Mr. Krueger's employment is terminated within two (2) years of a change of control of Mackinac (or six (6) months prior to such change of control in anticipation of such change of control) for any reason other than for cause, Mr. Krueger will be entitled to a lump sum payment of 2.0 times his annual base salary as of such termination.

        Each employment agreement contains provisions relating to non-solicitation of customers and personnel and non-competition during the term of employment and the two years thereafter, as well as a provision relating to the protection of confidential information.

Equity Awards Granted to Mackinac's Named Executive Officers

        On August 31, 2012, the Board granted restricted stock awards to Messrs. Tobias, George and Krueger under the Mackinac Financial Corporation 2012 Incentive Compensation Plan (the "2012 Restricted Stock Awards"). The 2012 Restricted Stock Awards were granted in exchange for each executive officer agreeing to forfeit certain outstanding options previously granted to them under the

North Country Financial Corporation 2000 Incentive Compensation Plan. The table below describes the options that each named executive officer forfeited in 2012:

Name	Grant Date	Number of Shares Underlying Option	Option Exercise Price ($)	Option Expiration Date
Paul D. Tobias	12/15/2004	40,000	9.75	12/15/2014
Kelly W. George	06/10/2005	20,000	12.00	06/10/2015
	12/15/2006	15,000	10.65	12/15/2016
Ernie R. Krueger	06/10/2005	10,000	12.00	06/10/2015
	12/15/2006	10,000	10.65	12/15/2016

        The 2012 Restricted Stock Awards will vest in four equal installments on the each of the first 4 anniversaries of the grant date (or August 31st) so that such awards shall be fully vested on August 31, 2016, subject to each named executive officer's continued employment. The 2012 Restricted Stock Awards will also fully vest upon a named executive officer's termination due to death or disability or upon a change in control of Mackinac. If the named executive officer retires, his award shall continue to vest as if his employment with Mackinac continued, provided that if he ceases to be retired than any unvested shares shall be immediately forfeited.

2013 Outstanding Equity Awards at Fiscal Year-End Table

        The following table provides information on the holdings of options to purchase common shares and restricted stock by the named executive officers as of December 31, 2013.

		Option Awards				Stock Awards
Name	Grant Date(3)	Number of Securities Underlying Unexercised Options Exercisable (#)	Equity Incentive Plan awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Paul D. Tobias	12/15/2004	70,502	39,503	9.75	12/15/2014	—	—
	08/31/2012	—	—	—	—	18,750	185,625
Kelly W. George	08/31/2012	—	—	—	—	16,125	159,637
Ernie R. Krueger	08/31/2012	—	—	—	—	13,500	133,650

(1)
Based upon the $9.90 closing price of the Shares on NASDAQ on December 31, 2013.

(2)
The restricted stock shall vest in four equal installments on the first through fourth anniversaries of the grant date.

(3)
Mr. Tobias was granted 150,005 options on December 15, 2004. The option vests as follows: 47% of the option vested upon Mackinac's common stock attaining a price equal to or greater than 115% of the stock option exercise price, which it did on December 16, 2004; the remaining 53% was to vest within two years from the December 15, 2004 grant date if the market value of Mackinac's common stock increases to an amount equal to or greater than 145% of the stock option exercise price. This market value condition has not yet been met; therefore, only 47% of the original options are currently vested. In August 2012, Mr. Tobias surrendered 40,000 unvested option shares. The remaining 39,503 unvested options may still vest if, within the ten-year life of the option, certain events occur, including but not limited to the death of the executive or a change in control of Mackinac.

Retirement Plan

        Mackinac sponsors the Mackinac Financial Corporation 401(k) Plan (the "Plan"). All regular and full-time employees are eligible to enroll in the Plan after their 90 day introductory period has been met. Employees who have completed 1,000 hours of service and are 18 years of age or older during the plan year may participate in this plan. If an employee completes at least 1,000 hours of service during any plan year (January 1 - December 31) and is employed by Mackinac on the last day of the Plan year, Mackinac may, in its sole discretion, make a matching contribution on their behalf. The Plan permits Mackinac, through action of the Board of Directors to specify the range, rate and level of and to make discretionary contributions to the Plan for allocation to eligible participants. For the 2013 plan year, Mackinac made a discretionary contribution that matched 100% of the first 4% of eligible employee contributions. All contributions to the Plan are subject to both individual and total participant contribution limits as established by the IRS.

Severance and Change in Control Benefits

        Other than the Employment Agreements and the acceleration of equity vesting upon certain qualifying terminations described above, Mackinac does not provide for any severance or change in control benefits.

Director Compensation

2013 Director Compensation Table

        The table below summarizes the compensation paid by Mackinac to non-employee directors for the fiscal year ended December 31, 2013.

Name	Total Fees Earned or Paid in Cash ($)	Stock Awards($)(1)	Total ($)
Walter J. Aspatore	40,750	—	40,750
Dennis B. Bittner	34,250	—	34,250
Joseph D. Garea	28,500	—	28,500
Robert E. Mahaney	28,500	—	28,500
Robert H. Orley	27,500	—	27,500
Randolph C. Paschke	28,500	—	28,500
L. Brooks Patterson	31,750	—	31,750
David R. Steinhardt	31,750	—	31,750

(1)
As of December 31, 2013, each non-employee director, with the exception of Mr. Steinhardt had 7,500 shares of restricted stock outstanding.

2013 Non-Employee Director Annual Cash Retainer and Meeting Fees

        In 2013, each non-employee director received an annual retainer of $25,000. In addition, Mr. Aspatore, as the Lead Director of the Board, and each committee chairman received an additional annual retainer of $3,000. Mr. Aspatore also served as chairman of the Audit Committee, Mr. Patterson served as chairman of the Nominating Committee, and Mr. Steinhardt served as chairman of the Compensation Committee. Finally, on August 31, 2012, each non-employee director was granted an award of 10,000 shares of restricted stock, to vest ratably over 4 years on each of the first 4 anniversaries of the grant date. Mackinac's employee directors (which included Messrs. Tobias and George in 2013) did not receive compensation for their service on the Board of Directors.

        For 2014, non-employee directors will be paid an annual fee of $25,000. In addition to the annual fee, the lead director and those directors who chair board committees will be paid an additional $3,000 and board committee members will receive $250 per meeting attended.

 INDEBTEDNESS OF AND TRANSACTIONS WITH MACKINAC'S MANAGEMENT

        Certain of the directors and officers of Mackinac have had and are expected to have in the future, transactions with its banking affiliate, mBank, or have been directors or officers of corporations, or members of partnerships or limited liability companies, which have had and are expected to have in the future, transactions with mBank. In the opinion of management, all such previous transactions (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and (iii) did not involve more than normal risk of collectability or present other unfavorable features. Mackinac's Board has responsibility for reviewing and approving transactions with related persons. Mackinac, as a general policy, approves transactions to related parties at essentially the same terms and conditions that apply to similar transactions it engages in or approves with non-related parties.

        Under SEC rules, a "related person transaction" is any transaction or series of transactions in which Mackinac or a subsidiary is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. A "related person" is a director, officer, nominee for director or a more than 5% shareholder since the beginning of Mackinac's last completed fiscal year, and their immediate family members. Mackinac reviews all related person transactions in accordance with the procedure described above.

        Mr. Mahaney owns a controlling interest in Veridea Group, LLC, a commercial and residential real estate development and hotel management company he founded in 2001. On May 24, 2013, mBank signed a lease for a branch office in a building owned by Mr. Mahaney. The lease has a 15-year term and requires annual lease payments of $533,130 for the first three years with scheduled two percent annual increases beginning in year four. The lease payments include rent plus a common area maintenance allocation expense.

LEGAL MATTERS

        The validity of the Mackinac common stock to be issued in connection with the merger will be passed upon for Mackinac by Honigman Miller Schwartz and Cohn LLP. Certain U.S. federal income tax consequences relating to the merger may also be passed upon for Mackinac by Honigman and for Peninsula by Godfrey & Kahn.

EXPERTS

Mackinac

        The consolidated financial statements of Mackinac included in this proxy statement/prospectus as of and for the two years ended December 31, 2013, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been so included in reliance upon the report of Plante & Moran, PLLC, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

Peninsula

        The financial statements of Peninsula for the year ended December 31, 2013 included in this proxy statement/prospectus have been so included in reliance on the report of Makela, Toutant, Hill & Nardi, P.C., an independent auditor, given on the authority of said firm as experts in auditing and accounting.

 OTHER MATTERS

        No matters other than the matters described in this proxy statement/prospectus are anticipated to be presented for action at the special meeting or at any adjournment or postponement of the special meeting.

SHAREHOLDER PROPOSALS

        If a shareholder of Mackinac intends to present a shareholder proposal at Mackinac's 2015 annual meeting, the proposal must have been received by Mackinac's secretary no later than December 31, 2014 to be eligible for inclusion in Mackinac's proxy statement and form of proxy for that meeting. Such proposals will be subject to the requirements of the proxy rules adopted under the Exchange Act, Mackinac's articles of incorporation and bylaws and Michigan law.

        In order to be considered at any meeting, a shareholder proposal submitted outside of Rule 14a-8 under the Exchange Act, other than a nomination of directors, must (i) comply with the requirements in Mackinac's bylaws and articles of incorporation as to form and content, and (ii) be received by Mackinac (a) at least 30 days prior to the originally scheduled date of the meeting, or (b) not later than the close of business on the tenth day following the date on which notice of the scheduled meeting was first mailed to the shareholders, if less than 40 days notice of the meeting is given by Mackinac.

        The Nominating Committee will consider candidates nominated by shareholders in accordance with the procedures set forth in Mackinac's articles of incorporation and in the Nominating Committee's charter, pursuant to which the Nominating Committee would apply the same qualification criteria and consideration factors applicable to its own nominees. Under Mackinac's articles of incorporation, nominations other than those made by the Board or the Nominating Committee must be made pursuant to timely notice in proper written form to the Secretary of Mackinac. To be timely, a shareholder's request to nominate a person for election to the Board at the annual meeting of shareholders, together with the written consent of such person to serve as a Director, must be received by the Secretary of Mackinac not less than 60 nor more than 90 days prior to the first anniversary date of the annual meeting of shareholders in the immediately preceding year. To be in proper form, the notice must contain certain information concerning the nominee and the shareholder submitting the nomination.

WHERE YOU CAN FIND MORE INFORMATION

Mackinac

        Mackinac has filed with the SEC a registration statement under the Securities Act that registers the distribution to Peninsula shareholders of the shares of Mackinac common stock to be issued in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of Mackinac in addition to being a proxy statement for Peninsula shareholders. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Mackinac and Mackinac common stock.

        You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

        The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like Mackinac, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports and other information filed by Mackinac with the SEC are also available at Mackinac's website at http://www.bankmBank.com. The web addresses of the SEC and Mackinac are included as inactive textual references only. Information on those web sites is not part of this proxy statement/prospectus.

Peninsula

        Peninsula does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC. The historical consolidated financial statements of Peninsula have been filed with the SEC by Mackinac and are incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information."

        If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Peninsula common stock, please contact John Jilbert at (906) 360-8666.

        Mackinac has not authorized anyone to give any information or make any representation about the merger or the company that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Plante & Moran, PLLC Suite 500 2601 Cambridge Court Aubum Hills, MI 48326 Tel: 248.375.7100 Fax: 248.375.7101 plantemoran.com

Report of Independent Registered Public Accounting Firm

Board of Directors
Mackinac Financial Corporation, Inc.

        We have audited the accompanying consolidated balance sheet of Mackinac Financial Corp. (the Corporation) as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2013. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mackinac Financial Corp. as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ Plante & Moran, PLLC Plante & Moran, PLLC
March 28, 2014 Auburn Hills, Michigan

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheet

December 31, 2013 and 2012

(Dollars in Thousands)

	December 31, 2013	December 31, 2012
ASSETS
Cash and due from banks	$18,216	$26,958
Federal funds sold	3	3

Cash and cash equivalents	18,219	26,961
Interest-bearing deposits in other financial institutions	10	10
Securities available for sale	44,388	43,799
Federal Home Loan Bank stock	3,060	3,060
Loans:
Commercial	359,368	342,841
Mortgage	110,663	95,413
Consumer	13,801	10,923

Total Loans	483,832	449,177
Allowance for loan losses	(4,661)	(5,218)

Net loans	479,171	443,959
Premises and equipment	10,210	10,633
Other real estate held for sale	1,884	3,212
Deferred Tax Asset	9,933	9,131
Other assets	5,925	5,215

TOTAL ASSETS	$572,800	$545,980

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Deposits:
Noninterest bearing deposits	$72,936	$67,652
NOW, money market, interest checking	149,123	155,465
Savings	13,039	13,829
CDs<$100,000	140,495	135,550
CDs>$100,000	23,159	24,355
Brokered	67,547	37,706

Total deposits	466,299	434,557
Borrowings	37,852	35,925
Other liabilities	3,400	3,050

Total liabilities	507,551	473,532
SHAREHOLDERS' EQUITY:
Preferred stock—No par value:
Authorized 500,000 shares, Issued and outstanding—none and 11,000 shares	—	11,000
Common stock and additional paid in capital—No par value
Authorized—18,000,000 shares
Issued and outstanding—5,541,390 and 5,559,914, shares respectively	53,621	53,797
Retained earnings	11,412	6,727
Accumulated other comprehensive income	216	924

Total shareholders' equity	65,249	72,448

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$572,800	$545,980

See accompanying notes to consolidated financial statements.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operation

Years Ended December 31, 2013, 2012, and 2011

(Dollars in Thousands, Except Per Share Data)

	For the Year Ended December 31,
	2013	2012	2011
INTEREST INCOME:
Interest and fees on loans:
Taxable	$24,295	$23,197	$21,627
Tax-exempt	105	116	147
Interest on securities:
Taxable	961	948	1,162
Tax-exempt	34	27	28
Other interest income	128	139	108

Total interest income	25,523	24,427	23,072

INTEREST EXPENSE:
Deposits	3,468	3,946	4,530
Borrowings	656	657	613

Total interest expense	4,124	4,603	5,143

Net interest income	21,399	19,824	17,929
Provision for loan losses	1,675	945	2,300

Net interest income after provision for loan losses	19,724	18,879	15,629

OTHER INCOME:
Deposit service fees	667	699	832
Income from loans sold on secondary market	1,028	1,390	700
SBA/USDA loan sale gains	951	1,176	1,500
Mortgage servicing income	790	417	400
Net security gains (losses)	73	—	(1)
Other	429	361	225

Total other income	3,938	4,043	3,656

OTHER EXPENSE:
Salaries and employee benefits	9,351	8,288	7,275
Occupancy	1,481	1,372	1,376
Furniture and equipment	1,102	885	827
Data processing	1,071	991	761
Professional service fees	1,069	1,196	756
Loan and deposit	617	877	1,137
Writedowns and losses on other real estate held for sale	265	489	1,137
FDIC insurance assessment	385	459	849
Telephone	303	233	215
Advertising	436	376	351
Other	2,048	1,591	1,285

Total other expenses	18,128	16,757	15,969

Income before income taxes	5,534	6,165	3,316
Provision for (benefit of) for income taxes	(403)	(922)	1,098

NET INCOME	5,937	7,087	2,218

Preferred dividend and accretion of discount	308	629	766

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$5,629	$6,458	$1,452

INCOME PER COMMON SHARE:
Basic	$1.01	$1.51	$.42

Diluted	$1.00	$1.51	$.41

See accompanying notes to consolidated financial statements.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2013, 2012, and 2011

(Dollars in Thousands)

	For the year ended December 31,
	2013	2012	2011
Net income	$5,937	$7,087	$2,218
Net change in net unrealized gains and losses on securities available for sale:
Unrealized gains (losses) arising during the period	(999)	907	(433)
Less: reclassification adjustment for gains included in net income	(73)	—	1

Net securities gain (loss) during the period	(1,072)	907	(432)
Tax effect	364	(308)	145

Other comprehensive income (loss)	(708)	599	(287)

Total comprehensive income	$5,229	$7,686	$1,931

See accompanying notes to consolidated financial statements.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders' Equity

Years Ended December 31, 2013, 2012, and 2011

(Dollars in Thousands)

	Shares of Common Stock	Preferred Stock Series A	Common Stock and Additional Paid in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income	Total
Balance, January 1, 2011	3,419,736	$10,706	$43,525	$(961)	$612	$53,882
Net income	—	—	—	2,218	—	2,218
Other comprehensive income (loss):
Net unrealized (loss) on securities available for sale	—	—	—	—	(287)	(287)
Total comprehensive income						1,931
Dividend on preferred stock	—	—	—	(551)	—	(551)
Accretion of preferred stock discount	—	215	—	(215)	—	—
Other	—	—	—	1	—	1

Balance, December 31, 2011	3,419,736	10,921	43,525	492	325	55,263
Net income				7,087		7,087
Other comprehensive income:
Net unrealized income on securities available for sale	—	—	—	—	599	599
Total comprehensive income						7,686
Stock compensation	—	—	66	—	—	66
Issuance of common stock	2,140,123	—	11,506	—	—	11,506
Divided on common stock	—	—	—	(223)	—	(223)
Purchase of common stock warrants	—	—	(1,300)	—	—	(1,300)
Dividend on preferred stock	—	—	—	(550)	—	(550)
Accretion of preferred stock discount	—	79	—	(79)	—	—

Balance, December 31, 2012	5,559,859	11,000	53,797	6,727	924	72,448
Net income				5,937		5,937
Other comprehensive income (loss):
Net unrealized loss on securities available for sale	—	—	—	—	(708)	(708)
Total comprehensive income						5,229
Stock compensation	—	—	333	—	—	333
Issuance of common stock	37,125	—	—	—	—	—
Repurchase of common stock	(55,594)		(509)	—	—	(509)
Dividend on common stock	—	—	—	(944)	—	(944)
Dividend on preferred stock	—	—	—	(308)	—	(308)
Redemption of Preferred Series A	—	(11,000)	—	—	—	(11,000)

Balance, December 31, 2013	5,541,390	$—	$53,621	$11,412	$216	$65,249

See accompanying notes to consolidated financial statements.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flow

Years Ended December 31, 2013, 2012, and 2011

(Dollars in Thousands)

	For the year ended December 31,
	2013	2012	2011
Cash Flows from Operating Activities:
Net income	$5,937	$7,087	$2,218
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,657	1,547	1,419
Provision for loan losses	1,675	945	2,300
Deferred income taxes, net	(403)	(922)	1,098
(Gain) loss on sales/calls of securities	(73)	—	1
(Gain) on sale of secondary market loans	(794)	(1,077)	(477)
Origination of loans held for sale in secondary market	(55,973)	(74,142)	(38,971)
Proceeds from sale of loans in the secondary market	56,767	75,219	39,448
Loss on sale of premises, equipment, and other real estate held for sale	304	31	282
Writedown of other real estate held for sale	231	496	855
Stock compensation	333	66	—
Change in other assets	(710)	(61)	(325)
Change in other liabilities	350	788	296

Net cash provided by operating activities	9,301	9,977	8,144

Cash Flows from Investing Activities:
Net increase in loans	(37,853)	(50,351)	(26,015)
Net decrease in interest-bearing deposits in other financial institutions	—	—	703
Purchase of securities available for sale	(15,709)	(15,209)	(21,260)
Proceeds from maturities, sales, calls or paydowns of securities available for sale	13,698	10,668	15,607
Capital expenditures	(1,497)	(2,098)	(1,034)
Proceeds from sale of premises, equipment, and other real estate	2,410	775	5,456
Redemption of FHLB stock	—	—	363

Net cash (used in) investing activities	(38,951)	(56,215)	(26,180)

Cash Flows from Financing Activities:
Net increase in deposits	31,742	29,768	18,010
Net activity on line of credit	2,000	—	—
Net proceeds from stock issuance	—	11,506	—
Repurchase of common stock	(509)	—	—
Dividend on common stock	(944)	(223)	—
Redemption of Series A Preferred Stock	(11,000)	—	—
Repurchase of common stock warrants	—	(1,300)	—
Dividend on preferred stock	(308)	(550)	(551)
Principal payments on borrowings	(73)	(72)	(72)

Net cash provided by financing activities	20,908	39,129	17,387

Net (decrease) in cash and cash equivalents	(8,742)	(7,109)	(649)
Cash and cash equivalents at beginning of period	26,961	34,070	34,719

Cash and cash equivalents at end of period	$18,219	$26,961	$34,070

Supplemental Cash Flow Information:
Cash paid during the year for:
Interest	$4,157	$4,172	$4,664
Income taxes	149	125	75
Noncash Investing and Financing Activities:
Transfers of Foreclosures from Loans to Other Real Estate Held for Sale (net of adjustments made through the allowance for loan losses)	932	1,352	4,194

See accompanying notes to consolidated financial statements.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Notes of the Consolidated Financial Statement

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The accounting policies of Mackinac Financial Corporation (the "Corporation") and Subsidiaries conform to accounting principles generally accepted in the United States and prevailing practices within the banking industry. Significant accounting policies are summarized below.

Principles of Consolidation

        The consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiaries, mBank (the "Bank"), Mackinac Commercial Credit, LLC ("MCC", formed in late 2013) and other minor subsidiaries, after elimination of intercompany transactions and accounts.

Nature of Operations

        The Corporation's and the Bank's revenues and assets are derived primarily from banking activities. The Bank's primary market area is the Upper Peninsula, the northern portion of the Lower Peninsula of Michigan, and Oakland County in Lower Michigan. The Bank provides to its customers commercial, real estate, agricultural, and consumer loans, as well as a variety of traditional deposit products. A portion, less than 1.0% of the Bank's commercial loan portfolio consists of leases to commercial and governmental entities, which are secured by various types of equipment. These leases are dispersed geographically throughout the country. Less than 1.0% of the Corporation's business activity is with Canadian customers and denominated in Canadian dollars.

        While the Corporation's chief decision makers monitor the revenue streams of the various Corporation products and services, operations are managed and financial performance is evaluated on a Corporation-wide basis. Accordingly, all of the Corporation's banking operations are considered by management to be aggregated in one reportable operating segment.

Use of Estimates in Preparation of Financial Statements

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.

        Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of investment securities, the valuation of foreclosed real estate, deferred tax assets, and mortgage servicing rights.

Cash and Cash Equivalents

        For purposes of reporting cash flows, cash and cash equivalents include cash on hand, noninterest-bearing deposits in correspondent banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Securities

        The Corporation's securities are classified and accounted for as securities available for sale. These securities are stated at fair value. Premiums and discounts are recognized in interest income using the interest method over the period to maturity. Unrealized holding gains and losses on securities available

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Notes of the Consolidated Financial Statement (Continued)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

for sale are reported as accumulated other comprehensive income within shareholders' equity until realized. When it is determined that securities or other investments are impaired and the impairment is other than temporary, an impairment loss is recognized in earnings and a new basis in the affected security is established. Gains and losses on the sale of securities are recorded on the trade date and determined using the specific-identification method.

Federal Home Loan Bank Stock

        As a member of the Federal Home Loan Bank (FHLB) system, the Bank is required to hold stock in the FHLB based on the anticipated level of borrowings to be advanced. This stock is recorded at cost, which approximates fair value. Transfer of the stock is substantially restricted.

Interest Income and Fees on Loans

        Interest income on loans is reported on the level-yield method and includes amortization of deferred loan fees and costs over the loan term. Net loan commitment fees or costs for commitment periods greater than one year are deferred and amortized into fee income or other expense on a straight-line basis over the commitment period. The accrual of interest on loans is discontinued when, in the opinion of management, it is probable that the borrower may be unable to meet payments as they become due as well as when required by regulatory provisions. Upon such discontinuance, all unpaid accrued interest is reversed. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured. Interest income on impaired and nonaccrual loans is recorded on a cash basis.

Servicing Rights

        Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based on the fair value of the rights compared to amortized cost. Impairment is determined by using prices for similar assets with similar characteristics, such as interest rates and terms. Fair value is determined by using prices for similar assets with similar characteristics, when available, or based on discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

Allowance for Loan Losses

        The allowance for loan losses includes specific allowances related to commercial loans which have been judged to be impaired. A loan is impaired when, based on current information, it is probable that the Corporation will not collect all amounts due in accordance with the contractual terms of the loan agreement. These specific allowances are based on discounted cash flows of expected future payments using the loan's initial effective interest rate or the fair value of the collateral if the loan is collateral dependent.

        The Corporation also has a general allowance for loan losses for loans not considered impaired. The allowance for loan losses is maintained at a level which management believes is adequate to provide for probable loan losses. Management periodically evaluates the adequacy of the allowance

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Notes of the Consolidated Financial Statement (Continued)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

using the Corporation's past loan loss experience, known and inherent risks in the portfolio, composition of the portfolio, current economic conditions, and other factors. The allowance does not include the effects of expected losses related to future events or future changes in economic conditions. This evaluation is inherently subjective since it requires material estimates that may be susceptible to significant change. Loans are charged against the allowance for loan losses when management believes the collectability of the principal is unlikely. In addition, various regulatory agencies periodically review the allowance for loan losses. These agencies may require additions to the allowance for loan losses based on their judgments of collectability.

        In management's opinion, the allowance for loan losses is adequate to cover probable losses relating to specifically identified loans, as well as probable losses inherent in the balance of the loan portfolio as of the balance sheet date.

Troubled Debt Restructuring

        Troubled debt restructuring of loans is undertaken to improve the likelihood that the loan will be repaid in full under the modified terms in accordance with a reasonable repayment schedule. All modified loans are evaluated to determine whether the loans should be reported as a Troubled Debt Restructure (TDR). A loan is a TDR when the Corporation, for economic or legal reasons related to the borrower's financial difficulties, grants a concession to the borrower by modifying or renewing a loan that the Corporation would not otherwise consider. To make this determination, the Corporation must determine whether (a) the borrower is experiencing financial difficulties and (b) the Corporation granted the borrower a concession. This determination requires consideration of all of the facts and circumstances surrounding the modification. An overall general decline in the economy or some deterioration in a borrower's financial condition does not automatically mean the borrower is experiencing financial difficulties.

Other Real Estate Held for Sale

        Other real estate held for sale consists of assets acquired through, or in lieu of, foreclosure and other long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. Other real estate held for sale is initially recorded at the lower of cost or fair value, less costs to sell, establishing a new cost basis. Valuations are periodically performed by management, and the assets' carrying values are adjusted to the lower of cost basis or fair value less costs to sell. Impairment losses are recognized for any initial or subsequent write-downs. Net revenue and expenses from operations of other real estate held for sale are included in other expense.

Premises and Equipment

        Premises and equipment are stated at cost less accumulated depreciation. Maintenance and repair costs are charged to expense as incurred. Gains or losses on disposition of premises and equipment are reflected in income. Depreciation is computed on the straight-line method over the estimated useful lives of the assets.

Stock Compensation Plans

        On May 22, 2012, the Corporation's shareholders approved the Mackinac Financial Corporation 2012 Incentive Compensation Plan, under which current and prospective employees, non-employee

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Notes of the Consolidated Financial Statement (Continued)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

directors and consultants may be awarded incentive stock options, non-statutory stock options, shares of restricted stock units ("RSUs"), or stock appreciation rights. The aggregate number of shares of the Corporation's common stock issuable under the plan was set at 575,000, which included 392,152 option shares outstanding at that time. Awards are made at the discretion of the Board of Directors. Compensation cost equal to the fair value of the award is recognized over the vesting period.

Comprehensive Income (Loss)

        Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) is composed of unrealized gains and losses on securities available for sale, net of tax, during the period. Accumulated other comprehensive income, a component of equity, consists solely of net unrealized gains and losses on securities, net of tax.

Earnings per Common Share

        Diluted earnings per share, which reflects the potential dilution that could occur if outstanding stock options and warrants were exercised and stock awards were fully vested and resulted in the issuance of common stock that then shared in our earnings, is computed by dividing net income by the weighted average number of common shares outstanding and common stock equivalents, after giving effect for dilutive shares issued.

        The following shows the computation of basic and diluted earnings per share for the year ended December 31, 2013, 2012 and 2011 (dollars in thousands, except per share data):

	Year Ended December 31,
	2013	2012	2011
Net income	$5,937	$7,087	$2,218
Preferred stock dividends and accretion of discount	308	629	766

Net income available to common shareholders	$5,629	$6,458	$1,452

Weighted average shares outstanding	5,558,313	4,285,043	3,419,736
Effect of dilutive stock options, vesting of restricted stock units, and common stock warrants outstanding	91,745	—	80,468

Diluted weighted average shares outstanding	5,650,058	4,285,043	3,500,204

Income per common share:
Basic	$1.01	$1.51	$.42
Diluted	$1.00	$1.51	$.41

Income Taxes

        Deferred income taxes have been provided under the liability method. Deferred tax assets and liabilities are determined based upon the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences are expected to reverse. Deferred tax expense (benefit) is the result of changes in the deferred tax asset

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Notes of the Consolidated Financial Statement (Continued)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

and liability. A valuation allowance is provided against deferred tax assets when it is more likely than not that some or all of the deferred asset will not be realized.

Off-Balance-Sheet Financial Instruments

        In the ordinary course of business, the Corporation has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. For letters of credit, the Corporation recognizes a liability for the fair market value of the obligations it assumes under that guarantee.

Recent Developments

        In January 2014, the FASB issued ASU No. 2014-04, Receivables—Troubled Debt Restructurings by Creditors (Subtopic 310-40) Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure (a consensus of the FASB Emerging Issues Task Force). The amendments in the ASU clarify when an in-substance repossession or foreclosure occurs—that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. The new ASU requires a creditor to reclassify a collateralized consumer mortgage loan to real estate property upon obtaining legal titled to the real estate collateral, or the borrower voluntarily conveying all interest in the real estate property to the lender to satisfy the loan through a deed in lieu of foreclosure or similar legal agreement. The ASU is effective for the Corporation beginning January 1, 2015. The provisions of this guidance are not expected to have a significant impact on the consolidated financial condition, results of operation or the liquidity of the Corporation.

        In July 2013, the FASB issued ASU 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (a consensus of the Emerging Issues Task Force). ASU 2013-11 requires that an unrecognized tax benefit be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward except as follows: To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Early adoption is permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. The provisions of this guidance are not expected to have a significant impact on the consolidated financial condition, results of operation or the liquidity of the Corporation.

        In February 2013, the Financial Accounting Standards Board issued Accounting Standards Update No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income ("ASU 2013-02"), to improve the reporting of reclassifications out of accumulated other comprehensive income. ASU 2013-02 requires that an entity report the effect of significant reclassifications out of

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Notes of the Consolidated Financial Statement (Continued)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. generally accepted accounting principles ("GAAP") to be reclassified in its entirety to net income. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under U.S. GAAP that provide additional detail about these amounts. ASU 2013-02 is effective prospectively for reporting periods beginning after December 15, 2012. The Corporation adopted ASU 2013-02 as of January 1, 2013.

Reclassifications

        Certain amounts in the 2012 and 2011 consolidated financial statements have been reclassified to conform to the 2013 presentation.

NOTE 2—RESTRICTIONS ON CASH AND CASH EQUIVALENTS

        Cash and cash equivalents in the amount of $6.345 million were restricted on December 31, 2013 to meet the reserve requirements of the Federal Reserve System.

        In the normal course of business, the Corporation maintains cash and due from bank balances with correspondent banks. Balances in these accounts may exceed the Federal Deposit Insurance Corporation's insured limit of $250,000.

        Management believes that these financial institutions have strong credit ratings and the credit risk related to these deposits is minimal.

NOTE 3—SECURITIES AVAILABLE FOR SALE

        The carrying value and estimated fair value of securities available for sale are as follows (dollars in thousands):

	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
December 31, 2013
Corporate	$15,862	$218	$(1)	$16,079
US Agencies	15,227	—	(372)	14,855
US Agencies—MBS	7,078	281	—	7,359
Obligations of states and political subdivisions	5,893	202	—	6,095

Total securities available for sale	$44,060	$701	$(373)	$44,388

December 31, 2012
Corporate	$18,763	$237	$(23)	$18,977
US Agencies	10,267	137	—	10,404
US Agencies—MBS	7,962	412	—	8,374
Obligations of states and political subdivisions	5,407	637	—	6,044

Total securities available for sale	$42,399	$1,423	$(23)	$43,799

        At December 31, 2013 and 2012, the mortgage backed securities portfolio was $7.359 million (16.58%) and $8.374 million (19.12%), respectively, of the securities portfolio. At December 31, 2013,

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Notes of the Consolidated Financial Statement (Continued)

NOTE 3—SECURITIES AVAILABLE FOR SALE (Continued)

the entire mortgage backed securities portfolio consisted of securities issued and guaranteed by either the Federal National Mortgage Association (FNMA) or the Federal Home Loan Mortgage Corporation (FHLMC), United States government-sponsored agencies.

        Following is information pertaining to securities with gross unrealized losses at December 31, 2013 and 2012 aggregated by investment category and length of time these individual securities have been in a loss position (dollars in thousands):

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
December 31, 2013
Corporate	$(1)	$1,390	$—	$—
US Agencies	(372)	14,855	—	—
US Agencies—MBS	—	—	—	—
Obligations of states and political subdivisions	—	—	—	—

Total securities available for sale	$(373)	$16,245	$—	$—

December 31, 2012
US Agencies—MBS	$—	$—	—	—
Corporate	(23)	5,566	—	—
Obligations of states and political subdivisions	—	—	—	—

Total securities available for sale	$(23)	$5,566	$—	$—

        There were six securities in an unrealized loss position in 2013 and three in 2012. The gross unrealized losses in the current portfolio are considered temporary in nature and related to interest rate fluctuations. The Corporation has both the ability and intent to hold the investment securities until their respective maturities and therefore does not anticipate the realization of the temporary losses.

        Following is a summary of the proceeds from sales and calls of securities available for sale, as well as gross gains and losses for the years ended December 31 (dollars in thousands):

	2013	2012	2011
Proceeds from sales and calls	$10,156	$2,601	$76
Gross gains on sales	73	—	—
Gross (losses) on sales and calls	—	—	(1)

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Notes of the Consolidated Financial Statement (Continued)

NOTE 3—SECURITIES AVAILABLE FOR SALE (Continued)

        The carrying value and estimated fair value of securities available for sale at December 31, 2013, by contractual maturity, are shown below (dollars in thousands):

	Amortized Cost	Estimated Fair Value
Due in one year or less	$3,140	$3,166
Due after one year through five years	21,433	21,535
Due after five years through ten years	9,893	9,771
Due after ten years	2,516	2,557

Subtotal	36,982	37,029
US Agencies—MBS	7,078	7,359

Total	$44,060	$44,388

        Contractual maturities may differ from expected maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. See Note 9 for information on securities pledged to secure borrowings from the Federal Home Loan Bank.

NOTE 4—LOANS

        The composition of loans at December 31 is as follows (dollars in thousands):

	2013	2012
Commercial real estate	$268,809	$244,966
Commercial, financial, and agricultural	79,655	80,646
One to four family residential real estate	103,768	87,948
Commercial construction	10,904	17,229
Consumer	13,801	10,923
Consumer construction	6,895	7,465
Total loans	$483,832	$449,177

        An analysis of the allowance for loan losses for the years ended December 31 is as follows (dollars in thousands):

	2013	2012	2011
Balance, January 1	$5,218	$5,251	$6,613
Recoveries on loans previously charged off	200	278	138
Loans charged off	(2,432)	(1,256)	(3,800)
Provision	1,675	945	2,300

Balance, December 31	$4,661	$5,218	$5,251

        In 2013, net charge off activity was $2.232 million, or .48% of average loans outstanding compared to net charge-offs of $.978 million, or .23% of average loans, in the same period in 2012 and $3.662 million, or .94% of average loans, in 2011. During 2013, a provision of $1.675 million was made to increase the allowance. This provision was made in accordance with the Corporation's allowance for

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Notes of the Consolidated Financial Statement (Continued)

NOTE 4—LOANS (Continued)

loan loss reserve policy, which calls for a measurement of the adequacy of the reserve at each quarter end. This process includes an analysis of the loan portfolio to take into account increases in loans outstanding and portfolio composition, historical loss rates, and specific reserve requirements of nonperforming loans.

        A breakdown of the allowance for loan losses and recorded balances in loans at December 31, 2013 is as follows (dollars in thousands):

	Commercial real estate	Commercial, financial and agricultural	Commercial construction	One to four family residential real estate	Consumer construction	Consumer	Unallocated	Total
Allowance for loan loss reserve:
Beginning balance ALLR	$3,267	$692	$125	$980	$—	$—	$154	$5,218
Charge-offs	(1,539)	(632)	—	(141)	—	(120)	—	(2,432)
Recoveries	92	56	2	26	2	22	—	200
Provision	29	1,262	(47)	(349)	23	246	511	1,675

Ending balance ALLR	$1,849	$1,378	$80	$516	$25	$148	$665	$4,661

Loans:
Ending balance	$268,809	$79,655	$10,904	$103,768	$6,895	$13,801	$—	$483,832
Ending balance ALLR	(1,849)	(1,378)	(80)	(516)	(25)	(148)	(665)	(4,661)

Net loans	$266,960	$78,277	$10,824	$103,252	$6,870	$13,653	$(665)	$479,171

Ending balance ALLR:
Individually evaluated	$99	$891	$—	$103	$—	$18	$—	$1,111
Collectively evaluated	1,750	487	80	413	25	130	665	3,550

Total	$1,849	$1,378	$80	$516	$25	$148	$665	$4,661

Ending balance Loans:
Individually evaluated	$649	$1,830	$—	$385	$—	$42	$—	$2,906
Collectively evaluated	268,160	77,825	10,904	103,383	6,895	13,759	—	480,926

Total	$268,809	$79,655	$10,904	$103,768	$6,895	$13,801	$—	$483,832

Impaired loans, by definition, are individually evaluated.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Notes of the Consolidated Financial Statement (Continued)

NOTE 4—LOANS (Continued)

        A breakdown of the allowance for loan losses, the activity for the period, and recorded balances in loans for the year ended December 31, 2012 is as follows (dollars in thousands):

	Commercial real estate	Commercial, financial and agricultural	Commercial construction	One to four family residential real estate	Consumer construction	Consumer	Unallocated	Total
Allowance for loan loss reserve:
Beginning balance ALLR	$2,823	$1,079	$207	$1,114	$—	$—	$28	$5,251
Charge-offs	(729)	(40)	(6)	(399)	—	(82)	—	(1,256)
Recoveries	52	201	—	7	—	18	—	278
Provision	1,121	(548)	(76)	258	—	64	126	945

Ending balance ALLR	$3,267	$692	$125	$980	$—	$—	$154	$5,218

Loans:
Ending balance	$244,966	$80,646	$17,229	$87,948	$7,465	$10,923	$—	$449,177
Ending balance ALLR	(3,267)	(692)	(125)	(980)	—	—	(154)	(5,218)

Net loans	$241,699	$79,954	$17,104	$86,968	$7,465	$10,923	$(154)	$443,959

Ending balance ALLR:
Individually evaluated	$1,662	$155	$10	$112	$—	$—	$—	$1,939
Collectively evaluated	1,605	537	115	868	—	—	154	3,279

Total	$3,267	$692	$125	$980	$—	$—	$154	$5,218

Ending balance Loans:
Individually evaluated	$22,910	$6,070	$858	$796	$—	$—	$—	$30,634
Collectively evaluated	222,056	74,576	16,371	87,152	7,465	10,923	—	418,543

Total	$244,966	$80,646	$17,229	$87,948	$7,465	$10,923	$—	$449,177

Impaired loans, by definition, are individually evaluated.

        A breakdown of the allowance for loan losses, the activity for the period, and recorded balances in loans for the year ended December 31, 2011 is as follows (dollars in thousands):

	Commercial real estate	Commercial, financial and agricultural	Commercial construction	One to four family residential real estate	Consumer construction	Consumer	Unallocated	Total
Allowance for loan loss reserve:
Beginning balance ALLR	$3,460	$1,018	$389	$1,622	$—	$—	$124	$6,613
Charge-offs	(2,267)	(579)	(412)	(490)	—	(52)	—	(3,800)
Recoveries	32	21	75	1	—	9	—	138
Provision	1,598	619	155	(19)	—	43	(96)	2,300

Ending balance ALLR	$2,823	$1,079	$207	$1,114	$—	$—	$28	$5,251

Loans:
Ending balance	$199,201	$92,269	$19,745	$77,332	$5,774	$6,925	$—	$401,246
Ending balance ALLR	(2,823)	(1,079)	(207)	(1,114)	—	—	(28)	(5,251)

Net loans	$196,378	$91,190	$19,538	$76,218	$5,774	$6,925	$(28)	$395,995

Ending balance ALLR:
Individually evaluated	$926	$160	$—	$114	$—	$—	$—	$1,200
Collectively evaluated	1,897	919	207	1,000	—	—	28	4,051

Total	$2,823	$1,079	$207	$1,114	$—	$—	$28	$5,251

Ending balance Loans:
Individually evaluated	$13,628	$1,707	$—	$1,930	$—	$—	$—	$17,265
Collectively evaluated	185,573	90,562	19,745	75,402	5,774	6,925	—	383,981

Total	$199,201	$92,269	$19,745	$77,332	$5,774	$6,925	$—	$401,246

Impaired loans, by definition, are individually evaluated.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Notes of the Consolidated Financial Statement (Continued)

NOTE 4—LOANS (Continued)

        As part of the management of the loan portfolio, risk ratings are assigned to all commercial loans. Through the loan review process, ratings are modified as believed to be appropriate to reflect changes in the credit. Our ability to manage credit risk depends in large part on our ability to properly identify and manage problem loans.

        To do so, we operate a credit risk rating system under which our credit management personnel assign a credit risk rating to each loan at the time of origination and review loans on a regular basis to determine each loan's credit risk rating on a scale of 1 through 8, with higher scores indicating higher risk. The credit risk rating structure used is shown below.

        In the context of the credit risk rating structure, the term Classified is defined as a problem loan which may or may not be in a nonaccrual status, dependent upon current payment status and collectability.

Strong (1)

        Borrower is not vulnerable to sudden economic or technological changes. They have "strong" balance sheets and are within an industry that is very typical for our markets or type of lending culture. Borrowers also have "strong" financial and cash flow performance and excellent collateral (low loan to value or readily available to liquidate collateral) in conjunction with an impeccable repayment history.

Good (2)

        Borrower shows limited vulnerability to sudden economic change. These borrowers have "above average" financial and cash flow performance and a very good repayment history. The balance sheet of the company is also very good as compared to peer and the company is in an industry that is familiar to our markets or our type of lending. The collateral securing the deal is also very good in terms of its type, loan to value, etc.

Average (3)

        Borrower is typically a well-seasoned business, however may be susceptible to unfavorable changes in the economy, and could be somewhat affected by seasonal factors. The borrowers within this category exhibit financial and cash flow performance that appear "average" to "slightly above average" when compared to peer standards and they show an adequate payment history. Collateral securing this type of credit is good, exhibiting above average loan to values, etc.

Acceptable (4)

        A borrower within this category exhibits financial and cash flow performance that appear adequate and satisfactory when compared to peer standards and they show a satisfactory payment history. The collateral securing the request is within supervisory limits and overall is acceptable. Borrowers rated acceptable could also be newer businesses that are typically susceptible to unfavorable changes in the economy, and more than likely could be affected by seasonal factors.

Special Mention (5)

        The borrower may have potential weaknesses that deserve management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Notes of the Consolidated Financial Statement (Continued)

NOTE 4—LOANS (Continued)

asset or in the institution's credit position at some future date. Special mention assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification. Examples of this type of credit include a start-up company fully based on projections, a documentation issue that needs to be corrected or a general market condition that the borrower is working through to get corrected.

Substandard (6)

        Substandard loans are classified assets exhibiting a number of well-defined weaknesses that jeopardize normal repayment. The assets are no longer adequately protected due to declining net worth, lack of earning capacity, or insufficient collateral offering the distinct possibility of the loss of a portion of the loan principal. Loans classified as substandard clearly represent troubled and deteriorating credit situations requiring constant supervision.

Doubtful (7)

        Loans in this category exhibit the same, if not more pronounced weaknesses used to describe the substandard credit. Loans are frozen with collection improbable. Such loans are not yet rated as Charge-off because certain actions may yet occur which would salvage the loan.

Charge-off/Loss (8)

        Loans in this category are largely uncollectible and should be charged against the loan loss reserve immediately.

General Reserves:

        For loans with a credit risk rating of 5 or better and any loans with a risk rating of 6 or 7 with no specific reserve, reserves are established based on the type of loan collateral, if any, and the assigned credit risk rating. Determination of the allowance is inherently subjective as it requires significant estimates, including the amounts and timing of expected future cash flows on impaired loans, estimated losses on pools of homogenous loans based on historical loss experience, and consideration of current environmental factors and economic trends, all of which may be susceptible to significant change.

        Using a historical average loss by loan type as a base, each loan graded as higher risk is assigned a specific percentage. Within the commercial loan portfolio, the historical loss rates are used for specific industries such as hospitality, gaming, petroleum, and forestry. The residential real estate and consumer loan portfolios are assigned a loss percentage as a homogenous group. If, however, on an individual loan the projected loss based on collateral value and payment histories are in excess of the computed allowance, the allocation is increased for the higher anticipated loss. These computations provide the basis for the allowance for loan losses as recorded by the Corporation. In 2013 and 2012, commercial construction loans of $2.951 million and $3.468 million, respectively, did not receive a specific risk rating. These amounts represent loans made for land development and unimproved land purchases.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Notes of the Consolidated Financial Statement (Continued)

NOTE 4—LOANS (Continued)

        Below is a breakdown of loans by risk category as of December 31, 2013 (dollars in thousands):

	(1) Strong	(2) Good	(3) Average	(4) Acceptable/ Acceptable Watch	(5) Sp. Mention	(6) Substandard	(7) Doubtful	Rating Unassigned	Total
Commercial real estate	$1,502	$23,310	$116,702	$125,010	$—	$2,285	$—	$—	$268,809
Commercial, financial and agricultural	3,741	4,348	27,455	39,070	—	5,041	—	—	79,655
Commercial construction	30	479	2,702	4,340	—	402	—	2,951	10,904
One-to-four family residential real estate	251	3,074	1,275	4,482	—	710	—	93,976	103,768
Consumer construction	—	—	—	—	—	—	—	6,895	6,895
Consumer	10	—	37	43	—	30	—	13,681	13,801

Total loans	$5,534	$31,211	$148,171	$172,945	$—	$8,468	$—	$117,503	$483,832

        Below is a breakdown of loans by risk category as of December 31, 2012 (dollars in thousands)

	(1) Strong	(2) Good	(3) Average	(4) Acceptable/ Acceptable Watch	(5) Sp. Mention	(6) Substandard	(7) Doubtful	Rating Unassigned	Total
Commercial real estate	$4,807	$20,491	$84,164	$113,379	$16,754	$5,189	$182	$—	$244,966
Commercial, financial and agricultural	5,026	3,936	23,821	41,785	4,296	1,782	—	—	80,646
Commercial construction	—	1,038	5,103	5,784	759	1,077	—	3,468	17,229
One-to-four family residential real estate	—	1,969	3,635	4,791	—	646	—	76,907	87,948
Consumer construction	—	—	—	—	—	—	—	7,465	7,465
Consumer	—	359	71	257	—	6	—	10,230	10,923

Total loans	$9,833	$27,793	$116,794	$165,996	$21,809	$8,700	$182	$98,070	$449,177

Impaired Loans

        Nonperforming loans are those which are contractually past due 90 days or more as to interest or principal payments, on nonaccrual status, or loans, the terms of which have been renegotiated to provide a reduction or deferral on interest or principal. There was no interest income recorded during impairment, and that which would have been recognized was $.228 million for the year ended December 31, 2013. For the year ended December 31, 2012, the amounts of interest recorded during impairment was $.054 million and that which would have been recognized was $.313 million.

        The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

        Loans are considered impaired when, based on current information and events, it is probable the Corporation will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreement, including scheduled principal and interest payments. Impairment is evaluated in total for smaller-balance loans of a similar nature and on an individual loans basis for other loans. If a loan is impaired, a specific valuation allowance is allocated, if necessary, so that the loan is reported

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Notes of the Consolidated Financial Statement (Continued)

NOTE 4—LOANS (Continued)

net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is reasonably assured, in which case interest is recognized on a cash basis. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

        The following is a summary of impaired loans and their effect on interest income (dollars in thousands):

	Nonaccrual Basis	Accrual Basis	Average Investment	Related Valuation Reserve	Interest Income Recognized During Impairment	Interest Income on Accrual Basis
December 31, 2013
With no valuation reserve:
Commercial real estate	$513	$—	$3,045	$—	$—	$153
Commercial, financial and agricultural	59	—	505	—	—	13
Commercial construction	—	—	626	—	—	3
One to four family residential real estate	361	—	625	—	—	16
Consumer construction	—	—	—	—	—	—
Consumer	—	—	2	—	—	—
With a valuation reserve:
Commercial real estate	$59	$—	$71	$14	$—	$5
Commercial, financial and agricultural	752	—	834	265	—	18
Commercial construction	—	—	—	—	—	—
One to four family residential real estate	250	—	261	78	—	20
Consumer construction	—	—	—	—	—	—
Consumer	30	—	30	13	—	—
Total:
Commercial real estate	$572	$—	$3,116	$14	$—	$158
Commercial, financial and agricultural	811	—	1,339	265	—	31
Commercial construction	—	—	626	—	—	3
One to four family residential real estate	611	—	886	78	—	36
Consumer construction	—	—	—	—	—	—
Consumer	30	—	32	13	—	—

Total	$2,024	$—	$5,999	$370	$—	$228

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Notes of the Consolidated Financial Statement (Continued)

NOTE 4—LOANS (Continued)

	Nonaccrual Basis	Accrual Basis	Average Investment	Related Valuation Reserve	Interest Income Recognized During Impairment	Interest Income on Accrual Basis
December 31, 2012
With no valuation reserve:
Commercial real estate	$132	$—	$1,550	$—	$—	$37
Commercial, financial and agricultural	—	—	1,063	—	—	19
Commercial construction	675	—	675	—	—	15
One to four family residential real estate	230	—	1,074	—	—	41
Consumer construction	—	—	16	—	—	1
Consumer	—	—	3	—	—	—
With a valuation reserve:
Commercial real estate	$2,939	$—	$3,173	$1,315	$54	$177
Commercial, financial and agricultural	436	—	504	109	—	17
Commercial construction	—	—	—	—	—	—
One to four family residential real estate	275	—	281	95	—	6
Consumer construction	—	—	—	—	—	—
Consumer	—	—	—	—	—	—
Total:
Commercial real estate	$3,071	$—	$4,723	$1,315	$54	$214
Commercial, financial and agricultural	436	—	1,567	109	—	36
Commercial construction	675	—	675	—	—	15
One to four family residential real estate	505	—	1,355	95	—	47
Consumer construction	—	—	16	—	—	1
Consumer	—	—	3	—	—	—

Total	$4,687	$—	$8,339	$1,519	$54	$313

        A summary of past due loans at December 31, is as follows (dollars in thousands):

	2013			2012
	30 - 89 days Past Due (accruing)	90+ days Past Due/ Nonaccrual	Total	30 - 89 days Past Due (accruing)	90+ days Past Due/ Nonaccrual	Total
Commercial real estate	$—	$572	$572	$575	$3,071	$3,646
Commercial, financial and agricultural	4	811	815	71	436	507
Commercial construction	20	—	20	—	675	675
One to four family residential real estate	201	611	812	291	505	796
Consumer construction	—	—	—	—	—	—
Consumer	14	30	44	14	—	14

Total past due loans	$239	$2,024	$2,263	$951	$4,687	$5,638

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Notes of the Consolidated Financial Statement (Continued)

NOTE 4—LOANS (Continued)

        A roll-forward of nonaccrual activity during the year ended December 31, 2013 (dollars in thousands):

	Commercial Real Estate	Commercial, Financial and Agricultural	Commercial Construction	One to four family residential real estate	Consumer Construction	Consumer	Total
NONACCRUAL
Beginning balance	$3,071	$436	$675	$505	$—	$—	$4,687
Principal payments	(1,478)	(319)	(100)	(88)	—	(2)	(1,987)
Charge-offs	(1,304)	(616)	—	(141)	—	(4)	(2,065)
Advances	—	—	—	—	—	—	—
Transfers to OREO	(208)	(37)	(580)	(107)	—	—	(932)
Transfers to accruing	—	—	—	—	—	—	—
Transfers from accruing	443	1,346	—	434	—	36	2,259
Other	48	1	5	8	—	—	62

Ending balance	$572	$811	$—	$611	$—	$30	$2,024

        A roll-forward of nonaccrual activity during the year ended December 31, 2012 (dollars in thousands):

	Commercial Real Estate	Commercial, Financial and Agricultural	Commercial Construction	One to four family residential real estate	Consumer Construction	Consumer	Total
NONACCRUAL
Beginning balance	$2,362	$1,111	$—	$1,997	$20	$—	$5,490
Principal payments	(1,569)	(1,385)	—	(1,068)	—	—	(4,022)
Charge-offs	(463)	—	—	(387)	(5)	(3)	(858)
Advances	—	—	—	—	—	—	—
Class transfers	—	—	—	—	—	—	—
Transfers to OREO	(675)	—	—	(662)	(15)	—	(1,352)
Transfers to accruing	—	—	—	—	—	—	—
Transfers from accruing	3,377	716	675	617	—	3	5,388
Other	39	(6)	—	8	—	—	41

Ending balance	$3,071	$436	$675	$505	$—	$—	$4,687

Troubled Debt Restructuring

        Troubled debt restructurings ("TDR") are determined on a loan-by-loan basis. Generally, restructurings are related to interest rate reductions, loan term extensions and short term payment forbearance as means to maximize collectability of troubled credits. If a portion of the TDR loan is uncollectible (including forgiveness of principal), the uncollectible amount will be charged off against the allowance at the time of the restructuring. In general, a borrower must make at least six consecutive timely payments before the Corporation would consider a return of a restructured loan to accruing status in accordance with FDIC guidelines regarding restoration of credits to accrual status.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Notes of the Consolidated Financial Statement (Continued)

NOTE 4—LOANS (Continued)

        The Corporation has, in accordance with generally accepted accounting principles and per recently enacted accounting standard updates, evaluated all loan modifications to determine the fair value impact of the underlying asset. The carrying amount of the loan is compared to the expected payments to be received, discounted at the loan's original rate, or for collateral dependent loans, to the fair value of the collateral.

        A summary of troubled debt restructurings that occurred during the years ended December 31 is as follows (dollars in thousands):

	2013		2012
	Number of Modifications	Recorded Investment	Number of Modifications	Recorded Investment
Commercial real estate	—	$—	3	$4,614
Commercial, financial and agricultural	1	528	1	1,221
Commercial construction	—	—	3	860
One to four family residential real estate	—	—	1	102
Consumer construction	—	—	—	—
Consumer	—	—	—	—

Total troubled debt restructurings	1	$528	8	$6,797

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Notes of the Consolidated Financial Statement (Continued)

NOTE 4—LOANS (Continued)

        A roll-forward of troubled debt restructuring during the year ended December 31, 2013 (dollars in thousands):

	Commercial Real Estate	Commercial, Financial and Agricultural	Commercial Construction	One to four family residential real estate	Consumer and Consumer Construction	Total
ACCRUING
Beginning balance	$3,611	$1,221	$858	$102	$—	$5,792
Principal payments	(91)	(460)		(3)	—	(554)
Charge-offs	—	—		—	—	—
Advances	—	—		—	—	—
New restructured	—	953		—	—	953
Transferred out of TDR	—	—		—	—	—
Transfers to nonaccrual	—	(528)		—	—	(528)

Ending Balance	$3,520	$1,186	$858	$99	$—	$5,663

NONACCRUAL
Beginning balance	$2,162	$—	$—	$102	$—	$2,264
Principal payments	(1,376)	(5)	—	(15)	—	(1,396)
Charge-offs	(793)	—	—	—	—	(793)
Advances	—	—	—	—	—	—
New restructured	7	528	—	4	—	539
Transfers to foreclosed properties	—	—	—	—	—	—
Transfers from accruing	—	—	—	—	—	—

Ending Balance	$—	$523	$—	$91	$—	$614

TOTALS
Beginning balance	$5,773	$1,221	$858	$204	$—	$8,056
Principal payments	(1,467)	(465)	—	(18)	—	(1,950)
Charge-offs	(793)	—	—	—	—	(793)
Advances	—	—	—	—	—	—
New restructured	7	1,481	—	4	—	1,492
Transfers out of TDRs	—	—	—	—	—	—
Tansfers to nonaccrual	—	(528)	—	—	—	(528)
Transfers to foreclosed properties	—	—	—	—	—	—
Transfers from accruing	—	—	—	—	—	—

Ending Balance	$3,520	$1,709	$858	$190	$—	$6,277

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Notes of the Consolidated Financial Statement (Continued)

NOTE 4—LOANS (Continued)

        A roll-forward of troubled debt restructuring during the year ended December 31, 2012 (dollars in thousands):

	Commercial Real Estate	Commercial, Financial and Agricultural	Commercial Construction	One to four family residential real estate	Consumer and Consumer Construction	Total
ACCRUING
Beginning balance	$2,400	$—	$—	$103	$—	$2,503
Principal payments	(84)	—	(2)	(1)	—	(87)
Charge-offs	—	—	—	—	—	—
Advances	—	—	—	—	—	—
New restructured	3,695	1,221	860	—	—	5,776
Transferred out of TDRs	—	—	—	—	—	—
Transfers to nonaccrual	(2,400)	—	—	—	—	(2,400)

Ending Balance	$3,611	$1,221	$858	$102	$—	$5,792

NONACCRUAL
Beginning balance	$—	$—	$—	$—	$—	$—
Principal payments	(432)	—	—	—	—	(432)
Charge-offs	(772)	—	—	—	—	(772)
Advances	47	—	—	—	—	47
New restructured	919	—	—	102	—	1,021
Transfers to foreclosed properties	—	—	—	—	—	—
Transfers from accruing	2,400	—	—	—	—	2,400

Ending Balance	$2,162	$—	$—	$102	$—	$2,264

TOTALS
Beginning balance	$2,400	$—	$—	$103	$—	$2,503
Principal payments	(516)	—	(2)	(1)	—	(519)
Charge-offs	(772)	—	—	—	—	(772)
Advances	47	—	—	—	—	47
New restructured	4,614	1,221	860	102	—	6,797
Transfers out of TDRs	—	—	—	—	—	—
Transfers to nonaccrual	(2,400)	—	—	—	—	(2,400)
Transfers to foreclosed properties	—	—	—	—	—	—
Transfers from accruing	2,400	—	—	—	—	2,400

Ending Balance	$5,773	$1,221	$858	$204	$—	$8,056

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Notes of the Consolidated Financial Statement (Continued)

NOTE 4—LOANS (Continued)

Insider Loans

        The Bank, in the ordinary course of business, grants loans to the Corporation's executive officers and directors, including their families and firms in which they are principal owners. Activity in such loans is summarized below (dollars in thousands):

	2013	2012
Loans outstanding, January 1	$11,297	$8,827
New loans	496	3,911
Net activity on revolving lines of credit	(266)	233
Repayment	(2,484)	(1,674)

Loans outstanding, December 31	$9,043	$11,297

        There were no loans to related-parties classified substandard as of December 31, 2013 and 2012. In addition to the outstanding balances above, there were unfunded commitments of $5,000 to related parties at December 31, 2013.

NOTE 5—PREMISES AND EQUIPMENT

        Details of premises and equipment at December 31 are as follows (dollars in thousands):

	2013	2012
Land	$1,781	$2,062
Buildings and improvements	12,911	13,151
Furniture, fixtures, and equipment	6,833	5,916
Construction in progress	145	19

Total cost basis	21,670	21,148
Less—accumulated depreciation	11,460	10,515

Net book value	$10,210	$10,633

        Depreciation of premises and equipment charged to operating expenses amounted to $1.231 million in 2013, $1.092 million in 2012, and $1.067 million in 2011.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Notes of the Consolidated Financial Statement (Continued)

NOTE 6—OTHER REAL ESTATE HELD FOR SALE

        An analysis of other real estate held for sale for the years ended December 31 is as follows (dollars in thousands):

	2013	2012
Balance, January 1	$3,212	$3,162
Other real estate transferred from loans due to foreclosure	932	1,352
Other real estate sold	(1,996)	(775)
Writedowns of other real estate held for sale	(231)	(496)
Loss on other real estate held for sale	(33)	(31)

Balance, December 31	$1,884	$3,212

NOTE 7—DEPOSITS

        The distribution of deposits at December 31 is as follows (dollars in thousands):

	2013	2012
Noninterest bearing	$72,936	$67,652
NOW, money market, checking	149,123	155,465
Savings	13,039	13,829
CDs <$100,000	140,495	135,550
CDs >$100,000	23,159	24,355
Brokered	67,547	37,706

Total deposits	$466,299	$434,557

        Maturities of non-brokered time deposits outstanding at December 31, 2013 are as follows (dollars in thousands):

2014	$87,574
2015	38,887
2016	32,558
2017	4,077
2018	397
Thereafter	161

Total	$163,654

NOTE 8—SERVICING RIGHTS

Mortgage Loans

        Mortgage servicing rights ("MSRs") are recorded when loans are sold in the secondary market with servicing retained. As of December 31, 2013, the Corporation had obligations to service $133 million of residential first mortgage loans. The valuation is based upon the net present value of the projected revenues over the expected life of the loans being serviced, as reduced by estimated internal costs to service these loans. The fair value of the capitalized servicing rights approximates the

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Notes of the Consolidated Financial Statement (Continued)

NOTE 8—SERVICING RIGHTS (Continued)

carrying value. The key economic assumptions used in determining the fair value of the mortgage servicing rights include an annual constant prepayment speed of 10.13% and a discount rate of 8.16% for December 31, 2013.

        The following summarizes mortgage servicing rights capitalized and amortized, along with the aggregate activity in related valuation allowances (dollars in thousands):

	December 31, 2013	December 31, 2012
Balance at beginning of period	$638	$400
Additions from loans sold with servicing retained	675	344
Amortization	(184)	(106)

Book value of MSRs at end of period	$1,129	$638

Commercial Loans

        The Corporation also retains the servicing on commercial loans that have been sold. These loans were originated and underwritten under the SBA and USDA government guarantee programs, in which the guaranteed portion of the loan was sold to a third party with servicing retained. The balance of these sold loans with servicing retained at December 31, 2013 and December 31, 2012 was approximately $59 million and $62 million. The Corporation valued these servicing rights at $.200 million as of December 31, 2013 and $.050 million at December 31, 2012. This valuation was established in consideration of the discounted cash flow of expected servicing income over the life of the loans.

NOTE 9—BORROWINGS

        Borrowings consist of the following at December 31 (dollars in thousands):

	2013	2012
Federal Home Loan Bank fixed rate advances at December 31, 2013 with a weighted average rate of 1.82% maturing in 2014, 2016 and 2018	$35,000	$35,000
Line of Credit	2,000	—
USDA Rural Development, fixed-rate note payable, maturing August 24, 2024 interest payable at 1%	852	925

	$37,852	$35,925

        The Federal Home Loan Bank borrowings are collateralized at December 31, 2013 by the following: a collateral agreement on the Corporation's one to four family residential real estate loans with a book value of approximately $43.454 million; mortgage related and municipal securities with an amortized cost and estimated fair value of $4.610 million and $4.755 million, respectively; and Federal Home Loan Bank stock owned by the Bank totaling $3.060 million. Prepayment of the advances is subject to the provisions and conditions of the credit policy of the Federal Home Loan Bank of Indianapolis in effect as of December 31, 2013.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Notes of the Consolidated Financial Statement (Continued)

NOTE 9—BORROWINGS (Continued)

        The USDA Rural Development borrowing is collateralized by loans totaling $.128million originated and held by the Corporation's wholly owned subsidiary, First Rural Relending and an assignment of a demand deposit account in the amount of $.790 million, and guaranteed by the Corporation.

        The line of credit ("LOC") was established with a correspondent bank and bears interest at 90-day LIBOR plus 2.75%, with a floor rate of 4.00%. The LOC has an initial term of two years, with all outstanding balances on the LOC converted to a term note on the one-year anniversary date, March 22, 2014.

        Maturities and principal payments of borrowings outstanding at December 31, 2013 are as follows (dollars in thousands):

2014	$12,074
2015	74
2016	15,075
2017	76
2018	10,077
Thereafter	476

Total	$37,852

NOTE 10—INCOME TAXES

        The components of the federal income tax provision (credit) for the years ended December 31 are as follows (dollars in thousands):

	2013	2012	2011
Current tax expense (benefit)	$—	$—	$314
Change in valuation allowance	(2,250)	(3,000)	—
Deferred tax expense (benefit)	1,847	2,078	784

Provision for (benefit of) income taxes	$(403)	$(922)	$1,098

        A summary of the source of differences between income taxes at the federal statutory rate and the provision (credit) for income taxes for the years ended December 31 is as follows (dollars in thousands):

	2013	2012	2011
Tax expense at statutory rate	$1,882	$2,096	$1,127
Increase (decrease) in taxes resulting from:
Tax-exempt interest	(47)	(49)	(59)
Change in valuation allowance	(2,250)	(3,000)	—
Other	12	31	30

Provision for (benefit of) income taxes, as reported	$(403)	$(922)	$1,098

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Notes of the Consolidated Financial Statement (Continued)

NOTE 10—INCOME TAXES (Continued)

        Deferred income taxes are provided for the temporary differences between the financial reporting and tax bases of the Corporation's assets and liabilities. The major components of net deferred tax assets at December 31 are as follows (dollars in thousands):

	2013	2012
Deferred tax assets:
NOL carryforward	$6,737	$7,149
Allowance for loan losses	1,585	1,774
Alternative Minimum Tax Credit	1,463	1,463
OREO Tax basis > book basis	138	1,025
Tax credit carryovers	672	672
Deferred compensation	152	185
Stock compensation	267	265
Depreciation	157	174
Intangible assets	33	60
Other	155	170

Total deferred tax assets	11,359	12,937

Valuation allowance	$(760)	$(3,010)

Deferred tax liabilities:
FHLB stock dividend	(103)	(103)
Unrealized gain on securities	(111)	(476)
Mortgage servicing rights	(452)	(217)

Total deferred tax liabilities	(666)	(796)

Net deferred tax asset	$9,933	$9,131

        A valuation allowance is provided against deferred tax assets when it is more likely than not that some or all of the deferred tax asset will not be realized. The Corporation, as of December 31, 2013 had a net operating loss and tax credit carryforwards for tax purposes of approximately $19.815 million, and $2.135 million, respectively. The Corporation will evaluate the future benefits from these carryforwards and at such time as it becomes "more likely than not" that they would be utilized prior to expiration and recognizes the additional benefits as an adjustment to the valuation allowance. The net operating loss carryforwards expire twenty years from the date they originated. These carryforwards, if not utilized, will begin to expire in the year 2023. A portion of the NOL, approximately $12.8 million, and all of the credit carryforwards are subject to the limitations for utilization as set forth in Section 382 of the Internal Revenue Code. The annual limitation is $1.404 million for the NOL and the equivalent value of tax credits, which is approximately $.476 million. These limitations for use were established in conjunction with the recapitalization of the Corporation in December 2004.

        The Corporation recognized a deferred tax benefit of approximately $.403 million for the year ended December 31, 2013 and a deferred tax benefit of $.922 million for the year ended December 31, 2012. The valuation allowance at December 31, 2013 was approximately $.760 million. The Corporation has reduced the valuation allowance as it was determined that it was "more likely than not" that these benefits would be realized. In December 2013, the Corporation reduced the valuation by $2.250 million and in June 2012 a reduction of $3.0 million was recorded. The Corporation made these determinations after a thorough review of projected earnings and the composition and sustainability of those earnings

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Notes of the Consolidated Financial Statement (Continued)

NOTE 10—INCOME TAXES (Continued)

over the projected tax carryover period. This analysis substantiated the ability to utilize these deferred tax assets. The remaining valuation allowance pertains to the existing tax credit carryovers, which will only be utilized after all net operating loss carryforwards. Since a portion of these tax credits may expire before that occurs, a valuation allowance for these has been established. The Corporation will continue to evaluate the future benefits from these carryforwards in order to determine if any adjustment to the deferred tax asset is warranted.

NOTE 11—OPERATING LEASES

        The Corporation currently maintains four operating leases for office locations. The first operating lease, for our location in Birmingham, was originated in September 2005 and had an original term of 66 months with an option to renew for an additional five year period. The original term of this was extended during 2011 for an additional three year term.

        The second operating lease, for a second location in Manistique, was executed in April 2010, the terms of which began at that time. The original term of this lease is three years and will automatically renew and extend for four additional consecutive terms of two years each.

        The third operating lease, for a loan production office in Traverse City, was executed in May 2012, the terms of which began in August 2012. The original term of this lease is three years with options for two consecutive renewal terms of three years each.

        The fourth operating lease was initiated in December 2013 as the Corporation consolidated its banking offices in Marquette. The original term of this lease is 15 years with options for two consecutive renewal terms of four years each.

        Future minimum payments for base rent, by year and in the aggregate, under the initial terms of the operating lease agreements, consist of the following (dollars in thousands):

2014	$515
2015	447
2016	426
2017	435
2018	444
Thereafter	4,954

Total	$7,221

        Rent expense for all operating leases amounted to $280,000 in 2013, $269,000 in 2012, and $260,000 in 2011.

NOTE 12—RETIREMENT PLAN

        The Corporation has established a 401(k) profit sharing plan. Employees who have completed three months of service and attained the age of 18 are eligible to participate in the plan. Eligible employees can elect to have a portion, not to exceed 80%, of their annual compensation paid into the plan. In addition, the Corporation may make discretionary contributions into the plan. Retirement plan contributions charged to operations totaled $198,000, $161,000, and $125,000 in 2013, 2012, and 2011, respectively.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Notes of the Consolidated Financial Statement (Continued)

NOTE 13—DEFERRED COMPENSATION PLAN

        Prior to the recapitalization in 2004, as an incentive to retain key members of management and directors, the Corporation established a deferred compensation plan, with benefits based on the number of years the individuals have served the Corporation. This plan was discontinued and no longer applies to current officers and directors. A liability was recorded on a present value basis and discounted using the rates in effect at the time the deferred compensation agreement was entered into. The liability may change depending upon changes in long-term interest rates. The liability at December 31, 2013 and 2012, for vested benefits under this plan, was $.447 million and $.545 million, respectively. These benefits were originally contracted to be paid over a ten to fifteen-year period. The final payment is scheduled to occur in 2023. The deferred compensation plan is unfunded; however, the Bank maintains life insurance policies on the majority of the plan participants. The cash surrender value of the policies was $1.506 million and $1.545 million at December 31, 2013 and 2012, respectively. Deferred compensation expense for the plan was $25,000, $30,000, and $35,000 for 2013, 2012, and 2011, respectively.

NOTE 14—REGULATORY MATTERS

        The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Corporation's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management has determined that, as of December 31, 2013, the Corporation is well capitalized.

        To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. In addition, federal banking regulators have established capital classifications beyond the minimum requirements in order to risk-rate deposit insurance premiums and to provide trigger points for prompt corrective action.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Notes of the Consolidated Financial Statement (Continued)

NOTE 14—REGULATORY MATTERS (Continued)

        The Corporation's and the Bank's actual capital and ratios compared to generally applicable regulatory requirements as of December 31 are as follows (dollars in thousands):

	Actual		Adequacy Purposes			Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
2013
Total capital to risk weighted assets:
Consolidated	$62,581	12.8%	≥ $	39,153	≥ 8.0%		N/A	N/A
mBank	$60,537	12.4%	≥ $	38,944	≥ 8.0%	≥ $	48,680	10.0%
Tier 1 capital to risk weighted assets:
Consolidated	$57,920	11.8%	≥ $	19,576	≥ 4.0%		N/A	N/A
mBank	$55,947	11.5%	≥ $	19,472	≥ 4.0%	≥ $	29,208	6.0%
Tier 1 capital to average assets:
Consolidated	$57,920	10.3%	≥ $	22,469	≥ 4.0%		N/A	N/A
mBank	$55,947	10.0%	≥ $	22,352	≥ 4.0%	≥ $	27,940	5.0%
2012
Total capital to risk weighted assets:
Consolidated	$69,573	14.9%	≥ $	37,283	≥ 8.0%		N/A	N/A
mBank	$56,879	12.2%	≥ $	37,262	≥ 8.0%	≥ $	46,577	10.0%
Tier 1 capital to risk weighted assets:
Consolidated	$64,355	13.8%	≥ $	18,642	≥ 4.0%		N/A	N/A
mBank	$51,701	11.1%	≥ $	18,631	≥ 4.0%	≥ $	27,946	6.0%
Tier 1 capital to average assets:
Consolidated	$64,355	12.0%	≥ $	21,486	≥ 4.0%		N/A	N/A
mBank	$51,701	9.6%	≥ $	21,481	≥ 4.0%	≥ $	26,851	5.0%

NOTE 15—STOCK COMPENSATION PLANS

        On May 22, 2012, the Company's shareholders approved the Mackinac Financial Corporation 2012 Incentive Compensation Plan, under which current and prospective employees, non-employee directors and consultants may be awarded incentive stock options, non-statutory stock options, shares of restricted stock units ("RSUs"), or stock appreciation rights. The aggregate number of shares of the Company's common stock issuable under the plan is 575,000, which included 392,152 option shares outstanding at that time.

        The Corporation also has three various stock compensation plans which are now expired. One plan was approved during 2000 and applied to officers, employees, and nonemployee directors. This plan was amended as a part of the December 2004 stock offering and recapitalization. The amendment, approved by shareholders, increased the shares available under this plan by 428,587 shares from the original 25,000 (adjusted for the 1:20 reverse stock split), to a total authorized share balance of 453,587. The other two plans, one for officers and employees and the other for nonemployee directors, were approved in 1997. A total of 30,000 shares (adjusted for the 1:20 split), were made available for grant under these plans. Options under all of the plans were granted at the discretion of a committee of the Corporation's Board of Directors. Options to purchase shares of the Corporation's stock were

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Notes of the Consolidated Financial Statement (Continued)

NOTE 15—STOCK COMPENSATION PLANS (Continued)

granted at a price equal to the market price of the stock at the date of grant. The committee determined the vesting of the options when they were granted as established under the plan.

        The Corporation, in August 2012, granted 148,500 Restricted Stock Units ("RSU's") to members of the Board of Directors and Management. These RSU's were granted at a market value of $7.91 and will vest equally over a four year term. In exchange for the grant of RSU's various previously issued stock option awards were surrendered. The RSUs were awarded at no cost to the employee and vest ratably over a four-year period. Compensation cost to be recognized over the four-year vesting period, is $.776 million. On August 31, 2013, the Corporation issued 37,125 shares of its common stock for vested RSUs. As of December 31, 2013, RSUs totaling 111,375 were unvested and unrecognized compensation expense, net of income tax, was $.512 million.

        A summary of stock option transactions for the years ended December 31 is as follows:

	2013	2012
Outstanding shares at beginning of year	242,152	392,152
Granted during the year	—	—
Exercised during the year	—	—
Expired / forfeited during the year	(5,000)	—
Surrendered/exchanged for restricted stock	—	(150,000)

Outstanding shares at end of year	237,152	242,152

Exercisable shares at end of year	124,861	126,361

Weighted average exercise price per share at end of year	$9.88	$9.88

Shares available for grant at end of year	—	—

        Following is a summary of the options outstanding and exercisable at December 31, 2013:

	Number of Shares			Weighted Average Remaining Contractual Life-Years
Exercise Price	Outstanding	Exercisable	Unvested Options
$9.75	217,152	120,861	96,291.96
$10.65	10,000	2,000	8,000	1.54
$12.00	10,000	2,000	8,000	2.96

	237,152	124,861	112,291	1.07

        Options issued since the Corporation's recapitalization in December of 2004 call for 20% immediate vesting upon issue and subsequent vesting to occur over a two to five year period, based upon the market value appreciation of the underlying Corporation's stock. Compensation related to these options was expensed based upon the vesting period without consideration given to market value appreciation. There are no future compensation expenses related to existing option programs.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Notes of the Consolidated Financial Statement (Continued)

NOTE 16—SHAREHOLDERS' EQUITY

        In August 2012 the corporation consummated the previously announced $7.000 million rights offering and the investment by Steinhardt Capital Investors, LLLP ("SCI") by issuing 2,140,123 shares of common stock for net proceeds of $11.506 million. Also, in August 2012, the Corporation exited the TARP Capital Purchase Program ("CPP") when the Corporations 11,000 Series A Preferred Shares, issued in April, 2009 to the U.S. Treasury, were publically offered and sold. The Corporation repurchased the 379,310 of Common Stock Warrants issued to the U.S. Treasury under the CPP in December, 2012 for $1.3 million. During 2013, the Corporation redeemed all of the outstanding Series A Preferred Shares.

Participation in the TARP Capital Purchase Program

        On April 24, 2009, the Corporation entered into and closed a Letter Agreement, including the Securities Purchase Agreement-Standard Terms (collectively, the "Securities Purchase Agreement"), related to the CPP. Pursuant to the Securities Purchase Agreement, the Corporation issued and sold to the Treasury (i) 11,000 shares of the Corporation's Series A Preferred Shares, and (ii) a 10-year Warrant to purchase 379,310 shares of the Corporation's Common Shares, at an exercise price of $4.35 per share (subject to certain anti-dilution and other adjustments), for aggregate proceeds of $11.000 million in cash.

        Amounts recorded for Preferred Stock and Warrant Common Stock were estimated based on an allocation of the total proceeds from the issuance on the relative fair values of both instruments. Fair value of the Preferred Stock was determined based on assumptions regarding the discount rate (market rate) on the Preferred Stock (estimated 12%). Fair value of the Warrant Common Stock is based on the value of the underlying Preferred Stock based on an estimate for a three year term. The allocation of the proceeds received resulted in the recording of a discount on the Preferred Stock and a premium on the Warrant Common Stock. The discount on the preferred was accreted on an effective yield basis over a three-year term. The allocated carrying value of the Preferred Stock and Warrant Common Stock on the date of issuance (based on their relative fair values) was $10.382 million and $.618 million, respectively. Cumulative dividends on the Preferred Stock are payable at 5% annum for the first five years and at a rate of 9% per annum thereafter on the liquidation preference of $1,000 per share. The Corporation was prohibited from paying any dividend with respect to shares of common stock unless all accrued and unpaid dividends are paid in full on the Preferred Stock for all past dividend periods. The Preferred Stock was non-voting, other than class voting rights on matters that could adversely affect the Preferred Stock. The Preferred Stock was auctioned by the Treasury in 2012. The Corporation redeemed all of its outstanding Preferred stock in 2013.

NOTE 17—COMMITMENTS, CONTINGENCIES, AND CREDIT RISK

Financial Instruments with Off-Balance-Sheet Risk

        The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets.

        The Corporation's exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, is represented by the contractual amount of those instruments.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Notes of the Consolidated Financial Statement (Continued)

NOTE 17—COMMITMENTS, CONTINGENCIES, AND CREDIT RISK (Continued)

        The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. These commitments at December 31 are as follows (dollars in thousands):

	2013	2012
Commitments to extend credit:
Variable rate	$36,039	$39,782
Fixed rate	15,070	18,427
Standby letters of credit—Variable rate	5,077	2,879
Credit card commitments—Fixed rate	3,152	3,060

	$59,338	$64,148

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

        Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The commitments are structured to allow for 100% collateralization on all standby letters of credit.

        Credit card commitments are commitments on credit cards issued by the Corporation's subsidiary and serviced by other companies. These commitments are unsecured.

Legal Proceedings and Contingencies

        At December 31, 2013, there were no pending material legal proceedings to which the Corporation is a party or to which any of its property was subject, except for proceedings which arise in the ordinary course of business. In the opinion of management, pending legal proceedings will not have a material effect on the consolidated financial position or results of operations of the Corporation.

Concentration of Credit Risk

        The Bank grants commercial, residential, agricultural, and consumer loans throughout Michigan. The Bank's most prominent concentration in the loan portfolio relates to commercial real estate loans to operators of nonresidential buildings. This concentration at December 31, 2013 represents $100.333 million, or 27.92%, compared to $95.151 million, or 27.75%, of the commercial loan portfolio on December 31, 2012. The remainder of the commercial loan portfolio is diversified in such categories as hospitality and tourism, real estate agents and managers, new car dealers, gaming, petroleum, forestry, agriculture, and construction. Due to the diversity of the Bank's locations, the ability of

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Notes of the Consolidated Financial Statement (Continued)

NOTE 17—COMMITMENTS, CONTINGENCIES, AND CREDIT RISK (Continued)

debtors of residential and consumer loans to honor their obligations is not tied to any particular economic sector.

NOTE 18—FAIR VALUE

        Fair value estimates, methods, and assumptions are set forth below for the Corporation's financial instruments:

        Cash, cash equivalents, and interest-bearing deposits—The carrying values approximate the fair values for these assets.

        Securities—Fair values are based on quoted market prices where available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

        Federal Home Loan Bank stock—Federal Home Loan Bank stock is carried at cost, which is its redeemable value and approximates its fair value, since the market for this stock is limited.

        Loans—Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, residential mortgage, and other consumer. The fair value of loans is calculated by discounting scheduled cash flows using discount rates reflecting the credit and interest rate risk inherent in the loan.

        The methodology in determining fair value of nonaccrual loans is to average them into the blended interest rate at 0% interest. This has the effect of decreasing the carrying amount below the risk-free rate amount and, therefore, discounts the estimated fair value.

        Impaired loans are measured at the estimated fair value of the expected future cash flows at the loan's effective interest rate or the fair value of the collateral for loans which are collateral dependent. Therefore, the carrying values of impaired loans approximate the estimated fair values for these assets.

        Deposits—The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits and savings, is equal to the amount payable on demand at the reporting date. The fair value of time deposits is based on the discounted value of contractual cash flows applying interest rates currently being offered on similar time deposits.

        Borrowings—Rates currently available for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt. The fair value of borrowed funds due on demand is the amount payable at the reporting date.

        Accrued interest—The carrying amount of accrued interest approximates fair value.

        Off-balance-sheet instruments—The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the current interest rates, and the present creditworthiness of the counterparties. Since the differences in the current fees and those reflected to the off-balance-sheet instruments at year-end are immaterial, no amounts for fair value are presented.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Notes of the Consolidated Financial Statement (Continued)

NOTE 18—FAIR VALUE (Continued)

        The following table presents information for financial instruments at December 31 (dollars in thousands):

		December 31, 2013		December 31, 2012
	Level in Fair Value Hierarchy	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and cash equivalents	Level 1	$18,219	$18,219	$26,961	$26,961
Interest-bearing deposits	Level 2	10	10	10	10
Securities available for sale	Level 2	44,388	44,388	43,799	43,799
Federal Home Loan Bank stock	Level 2	3,060	3,060	3,060	3,060
Net loans	Level 3	479,171	479,538	443,959	439,239
Accrued interest receivable	Level 3	1,351	1,351	1,319	1,319

Total financial assets		$546,199	$546,566	$519,108	$514,388

Financial liabilities:
Deposits	Level 2	$466,299	$465,431	$434,557	$434,227
Borrowings	Level 2	37,852	37,487	35,925	35,729
Accrued interest payable	Level 3	182	182	214	214

Total financial liabilties		$504,333	$503,100	$470,696	$470,170

        Limitations—Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Corporation's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Corporation's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Fair value estimates are based on existing on-and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include premises and equipment, other assets, and other liabilities. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

        The following is information about the Corporation's assets and liabilities measured at fair value on a recurring basis at December 31, 2013 and the valuation techniques used by the Corporation to determine those fair values.

          Level 1:    In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets or            liabilities that the Corporation has the ability to access.

          Level 2:    Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Notes of the Consolidated Financial Statement (Continued)

NOTE 18—FAIR VALUE (Continued)

  active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

          Level 3:    Level 3 inputs are unobservable inputs, including inputs available in situations where there is little, if any,            market activity for the related asset or liability.

        The fair value of all investment securities at December 31, 2013 and December 31, 2012 were based on level 2 inputs. There are no other assets or liabilities measured on a recurring basis at fair value. For additional information regarding investment securities, please refer to "Note 3—Investment Securities."

        The Corporation had no Level 3 assets or liabilities on a recurring basis as of December 31, 2013 or December 31, 2012.

        In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Corporation's assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.

        The Corporation also has assets that under certain conditions are subject to measurement at fair value on a non-recurring basis. These assets include loans and other real estate held for sale. The Corporation has estimated the fair values of these assets using Level 3 inputs, specifically discounted cash flow projections.

	Assets Measured at Fair Value on a Nonrecurring Basis at December 31, 2013
(dollars in thousands)	Balance at December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses for Year Ended December 31, 2013
Assets
Impaired loans	$2,024	$—	$—	$2,024	$2,075
Other real estate held for sale	1,884	—	—	1,884	265

					$2,340

	Assets Measured at Fair Value on a Nonrecurring Basis at December 31, 2012
(dollars in thousands)	Balance at December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses for Year Ended December 31, 2012
Assets
Impaired loans	$4,687	$—	$—	$4,687	$1,151
Other real estate held for sale	3,212	—	—	3,212	489

					$1,640

        The Corporation had no investments subject to fair value measurement on a nonrecurring basis.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Notes of the Consolidated Financial Statement (Continued)

NOTE 18—FAIR VALUE (Continued)

        Impaired loans categorized as Level 3 assets consist of non-homogeneous loans that are considered impaired. The Corporation estimates the fair value of the loans based on the present value of expected future cash flows using management's best estimate of key assumptions. These assumptions include future payment ability, timing of payment streams, and estimated realizable values of available collateral (typically based on outside appraisals).

NOTE 19—PARENT COMPANY ONLY FINANCIAL STATEMENTS

BALANCE SHEETS

December 31, 2013 and 2012

(Dollars in Thousands)

	2013	2012
ASSETS
Cash and cash equivalents	$1,301	$12,943
Investment in subsidiaries	65,881	59,854
Other assets	567	117

TOTAL ASSETS	$67,749	$72,914

LIABILITIES AND SHAREHOLDERS' EQUITY
Line of Credit	$2,000	$—
Other liabilities	500	466

Total liabilities	2,500	466
Shareholders' equity:
Preferred stock—no par value:
Authorized 500,000 shares, 11,000 shares issued and outstanding	—	11,000
Common stock and additional paid in capital—no par value
Authorized 18,000,000 shares
Issued and outstanding—5,541,390 and 5,559,859 shares respectively	53,621	53,797
Retained earnings	11,412	6,727
Accumulated other comprehensive income	216	924

Total shareholders' equity	65,249	72,448

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$67,749	$72,914

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Notes of the Consolidated Financial Statement (Continued)

NOTE 19—PARENT COMPANY ONLY FINANCIAL STATEMENTS (Continued)

STATEMENTS OF OPERATIONS

Years Ended December 31, 2013, 2012, and 2011

(Dollars in Thousands)

	2013	2012	2011
INCOME:
Interest income	$1	$3	$3

Total income	$1	$3	$3

EXPENSES:
Salaries and benefits	482	280	180
Professional service fees	208	562	245
Other	520	340	223

Total expenses	1,210	1,182	648

Loss before income taxes and equity in undistributed net income (loss) of subsidiaries	(1,209)	(1,179)	(645)

Provision for (benefit of) income taxes	(411)	(393)	(211)

Loss before equity in undistributed net income of subsidiaries	(798)	(786)	(434)
Equity in undistributed net income of subsidiaries	6,735	7,873	2,652

Net income	5,937	7,087	2,218
Preferred dividend and accretion of discount	308	629	766

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$5,629	$6,458	$1,452

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Notes of the Consolidated Financial Statement (Continued)

NOTE 19—PARENT COMPANY ONLY FINANCIAL STATEMENTS (Continued)

STATEMENTS OF CASH FLOWS

Years Ended December 31, 2013, 2012, and 2011

(Dollars in Thousands)

	2013	2012	2011
Cash Flows from Operating Activities:
Net income	$5,937	$7,087	$2,218
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net (income) of subsidiaries	(6,735)	(7,873)	(2,652)
Increase in capital from stock compensation	333	66	—
Change in other assets	2,587	92	29
Change in other liabilities	1,997	(163)	(97)

Net cash provided by (used in) operating activities	4,119	(791)	(502)

Cash Flows from Investing Activities:
Investments in subsidiaries	(3,000)	—	—
Cash Flows from Financing Activities:
Proceeds from issuance of common stock	—	11,506	—
Repurchase of common stock	(509)	—	—
Purchase of common stock warrants	—	(1,300)	—
Dividend on common stock	(944)	(223)	—
Dividend on preferred stock	(308)	(550)	(551)
Redemption of Series A Preferred Stock	(11,000)	—	—

Net cash provided by (used in) financing activities	(12,761)	9,433	(551)

Net increase (decrease) in cash and cash equivalents	(11,642)	8,642	(1,053)
Cash and cash equivalents at beginning of period	12,943	4,301	5,354

Cash and cash equivalents at end of period	$1,301	$12,943	$4,301

MACKINAC FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	June 30, 2014	December 31, 2013	June 30, 2013
	(Unaudited)		(Unaudited)
ASSETS
Cash and due from banks	$20,744	$18,216	$26,216
Federal funds sold	2	3	3

Cash and cash equivalents	20,746	18,219	26,219
Interest-bearing deposits in other financial institutions	235	10	10
Securities available for sale	47,374	44,388	47,307
Federal Home Loan Bank stock	3,060	3,060	3,060
Loans:
Commercial	374,565	359,368	343,561
Mortgage	113,332	110,663	98,559
Consumer	15,043	13,801	13,435

Total Loans	502,940	483,832	455,555
Allowance for loan losses	(5,097)	(4,661)	(5,177)

Net loans	497,843	479,171	450,378
Premises and equipment	9,790	10,210	10,536
Other real estate held for sale	1,947	1,884	2,481
Deferred tax asset	9,097	9,933	8,367
Other assets	5,777	5,925	5,143

TOTAL ASSETS	$595,869	$572,800	$553,501

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Deposits:
Noninterest bearing deposits	$73,732	$72,936	$64,736
NOW, money market, interest checking	148,242	149,123	146,203
Savings	15,658	13,039	12,229
CDs<$100,000	143,140	140,495	134,767
CDs>$100,000	23,151	23,159	25,091
Brokered	80,093	67,547	64,881

Total deposits	484,016	466,299	447,907
Borrowings	42,087	37,852	35,925
Other liabilities	3,289	3,400	3,149

Total liabilities	529,392	507,551	486,981
SHAREHOLDERS' EQUITY:
Preferred stock—No par value:
Authorized—500,000 shares, none issued and outstanding	—	—	4,000
Common stock and additional paid in capital—No par value
Authorized—18,000,000 shares
Issued and outstanding—5,527,690; 5,541,390 and 5,557,859 respectively	53,703	53,621	53,934
Retained earnings	12,325	11,412	8,156
Accumulated other comprehensive income	449	216	430

Total shareholders' equity	66,477	65,249	66,520

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$595,869	$572,800	$553,501

See accompanying notes to consolidated financial statements.

MACKINAC FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
INTEREST INCOME:
Interest and fees on loans:
Taxable	$6,373	$6,014	$12,654	$11,903
Tax-exempt	—	28	23	55
Interest on securities:
Taxable	244	241	481	481
Tax-exempt	14	6	27	13
Other interest income	32	32	80	63

Total interest income	6,663	6,321	13,265	12,515

INTEREST EXPENSE:
Deposits	800	886	1,622	1,763
Borrowings	204	166	391	327

Total interest expense	1,004	1,052	2,013	2,090

Net interest income	5,659	5,269	11,252	10,425
Provision for loan losses	191	100	374	475

Net interest income after provision for loan losses	5,468	5,169	10,878	9,950

OTHER INCOME:
Deposit service fees	192	175	349	337
Income from loans sold on the secondary market	139	279	242	578
SBA/USDA loan sale gains	166	554	548	663
Mortgage servicing income	89	182	102	285
Other	64	61	100	146

Total other income	650	1,251	1,341	2,009

OTHER EXPENSE:
Salaries and employee benefits	2,523	2,375	5,064	4,681
Occupancy	546	363	1,084	745
Furniture and equipment	303	255	622	525
Data processing	288	268	574	533
Advertising	123	111	230	215
Professional service fees	276	320	607	545
Loan and deposit	83	45	162	118
Writedowns and losses on other real estate held for sale	14	87	14	89
FDIC insurance assessment	90	95	175	200
Telephone	82	63	164	145
Other	570	541	1,309	1,038

Total other expenses	4,898	4,523	10,005	8,834

Income before provision for income taxes	1,220	1,897	2,214	3,125
Provision for income taxes	414	637	748	1,052

NET INCOME	806	1,260	1,466	2,073

Preferred dividend and accretion of discount	—	63	—	200

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$806	$1,197	$1,466	$1,873

INCOME PER COMMON SHARE:
Basic	$.15	$.22	$.27	$.34

Diluted	$.14	$.22	$.26	$.34

See accompanying notes to consolidated financial statements.

MACKINAC FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS COMPREHENSIVE INCOME

(Dollars in Thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net income	$806	$1,260	$1,466	$2,073
Net change in net unrealized gains and losses on securities available for sale:
Unrealized gains (losses) arising during the period	150	(832)	345	(763)
Less: reclassification adjustment for gains included in net income	—	15	—	15

Net securities gain (loss) during the period	150	(817)	345	(748)
Tax effect	(45)	277	(112)	254

Other comprehensive income	105	(540)	233	(494)

Total comprehensive income	$911	$720	$1,699	$1,579

See accompanying notes to consolidated financial statements.

MACKINAC FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

(Dollars in Thousands)

(Unaudited)

	Three Months Ended June 30, 2014			Three Months Ended June 30, 2013
	Preferred Stock	Common Shareholders' Equity	Total Shareholders' Equity	Preferred Stock	Common Shareholders' Equity	Total Shareholders' Equity
Balance, beginning of period	$—	$65,730	$65,730	$11,000	$62,039	$73,039
Net income for period	—	806	806	—	1,260	1,260
Net unrealized gain (loss) on securities available for sale	—	105	105	—	(540)	(540)

Total comprehensive income	—	911	911	—	720	720
Stock compensation	—	113	113	—	75	75
Dividend on common stock	—	(277)	(277)	—	(222)	(222)
Repurchase of common stock	—	—	—	—	(29)	(29)
Redemption of Preferred Series A stock	—	—	—	(7,000)	—	(7,000)
Dividend on preferred stock	—	—	—	—	(63)	(63)

Balance, end of period	$—	$66,477	$66,477	$4,000	$62,520	$66,520

	Six Months Ended June 30, 2014			Six Months Ended June 30, 2013
	Preferred Stock	Common Shareholders' Equity	Total Shareholders' Equity	Preferred Stock	Common Shareholders' Equity	Total Shareholders' Equity
Balance, beginning of period	$—	$65,249	$65,249	$11,000	$61,448	$72,448
Net income for period	—	1,466	1,466	—	2,073	2,073
Net unrealized gain (loss) on securities available for sale	—	233	233	—	(494)	(494)

Total comprehensive income	—	1,699	1,699	—	1,579	1,579
Stock compensation	—	225	225	—	183	183
Dividend on common stock	—	(553)	(553)	—	(444)	(444)
Repurchase of common stock	—	(143)	(143)	—	(46)	(46)
Redemption of Preferred Series A stock	—	—	—	(7,000)	—	(7,000)
Dividend on preferred stock	—	—	—	—	(200)	(200)

Balance, end of period	$—	$66,477	$66,477	$4,000	$62,520	$66,520

See accompanying notes to consolidated financial statements.

MACKINAC FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

(Unaudited)

	Six Months Ended June 30,
	2014	2013
Cash Flows from Operating Activities:
Net income	$1,466	$2,073
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	751	840
Provision for loan losses	374	475
Deferred income taxes, net	748	1,052
Gain on sales/calls of securities	—	(15)
(Gain) on sale of loans sold to secondary market	(191)	(458)
Origination of loans held for sale in the secondary market	(11,170)	(32,597)
Proceeds from sale of loans in the secondary market	11,361	33,055
Loss (gain) on sale of premises, equipment, and other real estate held for sale	41	(25)
Writedown of other real estate held for sale	2	114
Stock compensation	225	183
Change in other assets	149	72
Change in other liabilities	(111)	99

Net cash provided by operating activities	3,645	4,868

Cash Flows from Investing Activities:
Net increase in loans	(19,354)	(7,600)
Net increase in deposits held at other banks	(225)	—
Purchase of securities available for sale	(3,243)	(4,974)
Proceeds from maturities, sales, calls or paydowns of securities available for sale	504	476
Capital expenditures	(798)	(501)
Proceeds from sale of premises, equipment, and other real estate	742	1,329

Net cash (used in) investing activities	(22,374)	(11,270)

Cash Flows from Financing Activities:
Net increase in deposits	17,717	13,350
Net increase in borrowings	4,235	—
Repurchase of common stock	(143)	(46)
Dividend on common stock	(553)	(444)
Redemption of Preferred Series A	—	(7,000)
Dividend on preferred stock	—	(200)

Net cash provided by financing activities	21,256	5,660

Net increase (decrease) in cash and cash equivalents	2,527	(742)
Cash and cash equivalents at beginning of period	18,219	26,961

Cash and cash equivalents at end of period	$20,746	$26,219

Supplemental Cash Flow Information:
Cash paid during the year for:
Interest	$2,009	$1,651
Income taxes	25	99
Noncash Investing and Financing Activities:
Transfers of Foreclosures from Loans to Other Real Estate Held for Sale (net of adjustments made through the allowance for loan losses)	282	687

MACKINAC FINANCIAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        The unaudited condensed consolidated financial statements of Mackinac Financial Corporation (the "Corporation") have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month period ended June 30, 2014 are not necessarily indicative of the results that may be expected for the year ending December 31, 2014. The unaudited consolidated financial statements and footnotes thereto should be read in conjunction with the audited consolidated financial statements and footnotes thereto included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2013.

        In order to properly reflect some categories of other income and other expenses, reclassifications of expense and income items have been made to prior period numbers. The "net" other income and other expenses was not changed due to these reclassifications.

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of deferred tax assets, mortgage servicing rights and other real estate held for sale.

Allowance for Loan Losses

        The allowance for loan losses includes specific allowances related to commercial loans, when they have been judged to be impaired. A loan is impaired when, based on current information, it is probable that the Corporation will not collect all amounts due in accordance with the contractual terms of the loan agreement. These specific allowances are based on discounted cash flows of expected future payments using the loan's initial effective interest rate or the fair value of the collateral if the loan is collateral dependent.

        The Corporation continues to maintain a general allowance for loan losses for loans not considered impaired. The allowance for loan losses is maintained at a level which management believes is adequate to provide for possible loan losses. Management periodically evaluates the adequacy of the allowance using the Corporation's past loan loss experience, known and inherent risks in the portfolio, composition of the portfolio, current economic conditions, and other factors. The allowance does not include the effects of expected losses related to future events or future changes in economic conditions. This evaluation is inherently subjective since it requires material estimates that may be susceptible to significant change. Loans are charged against the allowance for loan losses when management believes the collectability of the principal is unlikely. In addition, various regulatory agencies periodically review

MACKINAC FINANCIAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

the allowance for loan losses. These agencies may require additions to the allowance for loan losses based on their judgments of collectability.

        In management's opinion, the allowance for loan losses is adequate to cover probable losses relating to specifically identified loans, as well as probable losses inherent in the balance of the loan portfolio as of the balance sheet date.

Stock Compensation Plans

        On May 22, 2012, the Company's shareholders approved the Mackinac Financial Corporation 2012 Incentive Compensation Plan, under which current and prospective employees, non-employee directors and consultants may be awarded incentive stock options, non-statutory stock options, shares of restricted stock units ("RSUs"), or stock appreciation rights. The aggregate number of shares of the Company's common stock issuable under the plan is 575,000, which included 392,152 option shares outstanding at that time. Awards are made at the discretion of management. Compensation cost equal to the fair value of the award is recognized over the vesting period.

        The Corporation, in August 2012 and March 2014, granted Restricted Stock Units ("RSUs") to members of the Board of Directors and Management. In August 2012, 148,500 RSUs were granted at a market value of $7.91 and will vest equally over a four year term. In exchange for the grant of these RSUs various previously issued stock option awards were surrendered. In March 2014, 52,774 RSUs were granted at a market value of $12.95, also vesting equally over a four year term. The RSUs were awarded at no cost to the employee. Compensation cost to be recognized over the four-year vesting periods, is $1.175 million and $.683 million, respectively. On August 31, 2013, the Corporation issued 37,125 shares of its common stock for vested RSUs. As of June 30, 2014, RSUs totaling 164,149 were unvested and unrecognized compensation expense was $1.270 million.

2. RECENT ACCOUNTING PRONOUNCEMENTS

        In May 2014, the Financial Accounting Standards Board (FASB) issued guidance on the recognition of revenue from contracts with customers. Revenue recognition will depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance also requires disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The guidance permits two methods of adoption: retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application. The guidance is effective January 1, 2017 and early adoption is not permitted. The company is currently evaluating the impact of the new guidance and the method of adoption in the consolidated financial results.

3. EARNINGS PER SHARE

        Diluted earnings per share, which reflects the potential dilution that could occur if outstanding stock options were exercised and stock awards were fully vested and resulted in the issuance of common stock that then shared in our earnings, is computed by dividing net income by the weighted

MACKINAC FINANCIAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

3. EARNINGS PER SHARE (Continued)

average number of common shares outstanding and common stock equivalents, after giving effect for dilutive shares issued.

        The following shows the computation of basic and diluted earnings per share for the three and six months ended June 30, 2014 and 2013 (dollars in thousands, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
(Numerator):
Net income	$806	$1,260	$1,466	$2,073
Preferred stock dividends and accretion of discount	—	63	—	200

Net income available to common shareholders	$806	$1,197	$1,466	$1,873

(Denominator):
Weighted average shares outstanding—basic	5,527,690	5,556,133	5,529,290	5,557,842
Effect of dilutive stock options and vesting of restricted stock units	27,973	—	93,902	—
Weighted average shares outstanding—diluted	5,555,663	5,556,133	5,623,192	5,557,842
Income per common share:
Basic	$.15	$.22	$.27	$.34
Diluted	$.15	$.22	$.26	$.34

MACKINAC FINANCIAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

4. INVESTMENT SECURITIES

        The amortized cost and estimated fair value of investment securities available for sale as of June 30, 2014, December 31, 2013 and June 30, 2013 are as follows (dollars in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
June 30, 2014
US Agencies—MBS	$6,598	$253	$—	$6,851
US Agencies	17,755	91	(258)	17,588
Corporate Bonds	15,691	189	—	15,880
Obligations of states and political subdivisions	6,441	400	(2)	6,839
Other	216	—	—	216

Total securities available for sale	$46,701	$933	$(260)	$47,374

December 31, 2013
US Agencies—MBS	$7,078	$281	$—	$7,359
US Agencies	15,227	—	(372)	14,855
Corporate Bonds	15,862	218	(1)	16,079
Obligations of states and political subdivisions	5,893	202	—	6,095

Total securities available for sale	$44,060	$701	$(373)	$44,388

June 30, 2013
US Agencies—MBS	$7,491	$354	$—	$7,845
US Agencies	15,172	74	(341)	14,905
Corporate Bonds	18,557	161	(45)	18,673
Obligations of states and political subdivisions	5,435	450	(1)	5,884

Total securities available for sale	$46,655	$1,039	$(387)	$47,307

        The Corporation has evaluated gross unrealized losses that exist within the portfolio and considers them temporary in nature. The Corporation has both the ability and the intent to hold the investment securities until their respective maturities and therefore does not anticipate the realization of the temporary losses.

        The amortized cost and estimated fair value of investment securities pledged to secure FHLB borrowings and customer relationships were $4.378 million and $4.530 million, respectively, at June 30, 2014.

MACKINAC FINANCIAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

5. LOANS

        The composition of loans is as follows (dollars in thousands):

	June 30, 2014	December 31, 2013	June 30, 2013
Commercial real estate	$274,500	$268,809	$243,363
Commercial, financial, and agricultural	89,515	79,655	84,145
One to four family residential real estate	105,868	103,768	94,254
Construction:
Consumer	7,464	6,895	4,305
Commerical	10,550	10,904	16,053
Consumer	15,043	13,801	13,435

Total loans	$502,940	$483,832	$455,555

        An analysis of the allowance for loan losses for the six months ended June 30, 2014, the year ended December 31, 2013, and the six months ended June 30, 2013 is as follows (dollars in thousands):

	June 30, 2014	December 31, 2013	June 30, 2013
Balance at beginning of period	$4,661	$5,218	$5,218
Loans charged off	(115)	(2,432)	(616)
Recoveries on loans previously charged off	177	200	100
Provision	374	1,675	475

Balance at end of period	$5,097	$4,661	$5,177

        In the first half of 2014, net recoveries were $62,000, compared to net charge-offs of $.516 million, or .11% of average loans, in the same period in 2013. In the first half of 2014, the Corporation recorded a provision for loan loss of $.374 million compared to $.475 million in the first half of 2013. The Corporation's allowance for loan loss reserve policy calls for a measurement of the adequacy of the reserve at each quarter end. This process includes an analysis of the loan portfolio to take into account increases in loans outstanding and portfolio composition, historical loss rates, and specific reserve requirements of nonperforming loans.

MACKINAC FINANCIAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

5. LOANS (Continued)

        A breakdown of the allowance for loan losses and recorded balances in loans at June 30, 2014 is as follows (dollars in thousands):

	Commercial real estate	Commercial, financial and agricultural	Commercial construction	One to four family residential real estate	Consumer construction	Consumer	Unallocated	Total
Three Months Ended June 30, 2014 Allowance for loan loss reserve:
Beginning balance ALLR	$1,756	$1,572	$41	$391	$16	$114	$993	$4,883
Charge-offs	—	(3)	—	(13)	—	(17)	—	(33)
Recoveries	20	15	3	8	—	10	—	56
Provision	(146)	85	(4)	(41)	(1)	4	294	191

Ending balance ALLR	$1,630	$1,669	$40	$345	$15	$111	$1,287	$5,097

Six Months Ended June 30, 2014 Allowance for loan loss reserve:
Beginning balance ALLR	$1,849	$1,378	$80	$516	$25	$148	$665	$4,661
Charge-offs	(1)	(65)	—	(16)	—	(33)	—	(115)
Recoveries	74	59	6	14	—	24	—	177
Provision	(292)	297	(46)	(169)	(10)	(28)	622	374

Ending balance ALLR	$1,630	$1,669	$40	$345	$15	$111	$1,287	$5,097

At June 30,2014 Loans:
Ending balance	$274,500	$89,515	$10,550	$105,868	$7,464	$15,043	$—	$502,940
Ending balance ALLR	(1,630)	(1,669)	(40)	(345)	(15)	(111)	(1,287)	(5,097)

Net loans	$272,870	$87,846	$10,510	$105,523	$7,449	$14,932	$(1,287)	$497,843

Ending balance ALLR:
Individually evaluated	$189	$1,110	$—	$118	$—	$21	$—	$1,438
Collectively evaluated	1,441	559	40	227	15	90	1,287	3,659

Total	$1,630	$1,669	$40	$345	$15	$111	$1,287	$5,097

Ending balance Loans:
Individually evaluated	$609	$1,744	$—	$622	$—	$64	$—	$3,039
Collectively evaluated	273,891	87,771	10,550	105,246	7,464	14,979	—	499,901

Total	$274,500	$89,515	$10,550	$105,868	$7,464	$15,043	$—	$502,940

Impaired loans, by definition, are individually evaluated.

MACKINAC FINANCIAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

5. LOANS (Continued)

        A breakdown of the allowance for loan losses and recorded balances in loans at December 31, 2013 is as follows (dollars in thousands):

	Commercial real estate	Commercial, financial and agricultural	Commercial construction	One to four family residential real estate	Consumer construction	Consumer	Unallocated	Total
Allowance for loan loss reserve:
Beginning balance ALLR	$3,267	$692	$125	$980	$—	$—	$154	5,218
Charge-offs	(1,539)	(632)	—	(141)	—	(120)	—	(2,432)
Recoveries	92	56	2	26	2	22	—	200
Provision	29	1,262	(47)	(349)	23	246	511	1,675

Ending balance ALLR	$1,849	$1,378	$80	$516	$25	$148	$665	$4,661

Loans:
Ending balance	$268,809	$79,655	$10,904	$103,768	$6,895	$13,801	$—	$483,832
Ending balance ALLR	(1,849)	(1,378)	(80)	(516)	(25)	(148)	(665)	(4,661)

Net loans	$266,960	$78,277	$10,824	$103,252	$6,870	$13,653	$(665)	$479,171

Ending balance ALLR:
Individually evaluated	$99	$891	$—	$103	$—	$18	$—	$1,111
Collectively evaluated	1,750	487	80	413	25	130	665	3,550

Total	$1,849	$1,378	$80	$516	$25	$148	$665	$4,661

Ending balance Loans:
Individually evaluated	$649	$1,830	$—	$385	$—	$42	$—	$2,906
Collectively evaluated	268,160	77,825	10,904	103,383	6,895	13,759	—	480,926

Total	$268,809	$79,655	$10,904	$103,768	$6,895	$13,801	$—	$483,832

MACKINAC FINANCIAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

5. LOANS (Continued)

        A breakdown of the allowance for loan losses and recorded balances in loans at June 30, 2013 is as follows (dollars in thousands):

	Commercial real estate	Commercial, financial and agricultural	Commercial construction	One to four family residential real estate	Consumer construction	Consumer	Unallocated	Total
Three Months Ended June 30, 2013 Allowance for loan loss reserve:
Beginning balance ALLR	$2,964	$847	$118	$990	$—	$13	$105	$5,037
Charge-offs	(21)	(4)	—	(6)	—	(5)	—	(36)
Recoveries	29	30	1	6	—	10	—	76
Provision	(311)	217	(22)	(113)	—	(5)	334	100

Ending balance ALLR	$2,661	$1,090	$97	$877	$—	$13	$439	$5,177

Six Months Ended June 30, 2013 Allowance for loan loss reserve:
Beginning balance ALLR	$3,267	$692	$125	$980	$—	$—	$154	$5,218
Charge-offs	(456)	(76)	—	(13)	—	(71)	—	(616)
Recoveries	41	33	2	11	—	13	—	100
Provision	(191)	441	(30)	(101)	—	71	285	475

Ending balance ALLR	$2,661	$1,090	$97	$877	$—	$13	$439	$5,177

At June 30,2013 Loans:
Ending balance	$243,363	$84,145	$16,053	$94,254	$4,305	$13,435	$—	$455,555
Ending balance ALLR	(2,661)	(1,090)	(97)	(877)	—	(13)	(439)	(5,177)

Net loans	$240,702	$83,055	$15,956	$93,377	$4,305	$13,422	$(439)	$450,378

Ending balance ALLR:
Individually evaluated	$1,396	$643	$8	$148	$—	$13	$—	$2,208
Collectively evaluated	1,265	447	89	729	—	—	439	2,969

Total	$2,661	$1,090	$97	$877	$—	$13	$439	$5,177

Ending balance Loans:
Individually evaluated	$14,499	$6,668	$917	$640	$—	$22	$—	$22,746
Collectively evaluated	228,864	77,477	15,136	93,614	4,305	13,413	—	432,809

Total	$243,363	$84,145	$16,053	$94,254	$4,305	$13,435	$—	$455,555

Impaired loans, by definition, are individually evaluated.

        As part of the management of the loan portfolio, risk ratings are assigned to all commercial loans. Through the loan review process, ratings are modified as believed to be appropriate to reflect changes in the credit. Our ability to manage credit risk depends in large part on our ability to properly identify and manage problem loans.

        To do so, we operate a credit risk rating system under which our credit management personnel assign a credit risk rating to each loan at the time of origination and review loans on a regular basis to determine each loan's credit risk rating on a scale of 1 through 8, with higher scores indicating higher risk. The credit risk rating structure used is shown below.

        In the context of the credit risk rating structure, the term Classified is defined as a problem loan which may or may not be in a nonaccrual status, dependent upon current payment status and collectability.

MACKINAC FINANCIAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

5. LOANS (Continued)

Strong (1)

        Borrower is not vulnerable to sudden economic or technological changes. They have "strong" balance sheets and are within an industry that is very typical for our markets or type of lending culture. Borrowers also have "strong" financial and cash flow performance and excellent collateral (low loan to value or readily available to liquidate collateral) in conjunction with an impeccable repayment history.

Good (2)

        Borrower shows limited vulnerability to sudden economic change. These borrowers have "above average" financial and cash flow performance and a very good repayment history. The balance sheet of the company is also very good as compared to peer and the company is in an industry that is familiar to our markets or our type of lending. The collateral securing the deal is also very good in terms of its type, loan to value, etc.

Average (3)

        Borrower is typically a well-seasoned business, however may be susceptible to unfavorable changes in the economy, and could be somewhat affected by seasonal factors. The borrowers within this category exhibit financial and cash flow performance that appear "average" to "slightly above average" when compared to peer standards and they show an adequate payment history. Collateral securing this type of credit is good, exhibiting above average loan to values, etc.

Acceptable/Acceptable Watch (4)

        A borrower within this category exhibits financial and cash flow performance that appear adequate and satisfactory when compared to peer standards and they show a satisfactory payment history. The collateral securing the request is within supervisory limits and overall is acceptable. Borrowers rated acceptable could also be newer businesses that are typically susceptible to unfavorable changes in the economy, and more than likely could be affected by seasonal factors.

Special Mention (5)

        The borrower may have potential weaknesses that deserve management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the institution's credit position at some future date. Special mention assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification. Examples of this type of credit include a start-up company fully based on projections, a documentation issue that needs to be corrected or a general market condition that the borrower is working through to get corrected.

Substandard (6)

        Substandard loans are classified assets exhibiting a number of well-defined weaknesses that jeopardize normal repayment. The assets are no longer adequately protected due to declining net worth, lack of earning capacity, or insufficient collateral offering the distinct possibility of the loss of a

MACKINAC FINANCIAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

5. LOANS (Continued)

portion of the loan principal. Loans classified as substandard clearly represent troubled and deteriorating credit situations requiring constant supervision.

Doubtful (7)

        Loans in this category exhibit the same, if not more pronounced weaknesses used to describe the substandard credit. Loans are frozen with collection improbable. Such loans are not yet rated as Charge-off because certain actions may yet occur which would salvage the loan.

Charge-off/Loss (8)

        Loans in this category are largely uncollectible and should be charged against the loan loss reserve immediately.

General Reserves:

        For loans with a credit risk rating of 5 or better and any loans with a risk rating of 6 or 7 with no specific reserve, reserves are established based on the type of loan collateral, if any, and the assigned credit risk rating. Determination of the allowance is inherently subjective as it requires significant estimates, including the amounts and timing of expected future cash flows on impaired loans, estimated losses on pools of homogenous loans based on historical loss experience, and consideration of current environmental factors and economic trends, all of which may be susceptible to significant change.

        Using a historical average loss by loan type as a base, each loan graded as higher risk is assigned a specific percentage. Within the commercial loan portfolio, the historical loss rates are used for specific industries such as hospitality, gaming, petroleum, and forestry. The residential real estate and consumer loan portfolios are assigned a loss percentage as a homogenous group. If, however, on an individual loan the projected loss based on collateral value and payment histories are in excess of the computed allowance, the allocation is increased for the higher anticipated loss. These computations provide the basis for the allowance for loan losses as recorded by the Corporation.

        Commercial construction loans in the amount of $3.153 million, $2.951 million and $3.394 million for the periods ended June 30, 2014, December 31, 2013 and June 30, 2013, respectively did not receive a specific risk rating. These amounts represent loans made for land development and unimproved land purchases. Below is a breakdown of loans by risk category as of June 30, 2014 (dollars in thousands):

	(1) Excellent	(2) Good	(3) Average	(4) Acceptable/ Acceptable Watch	(5) Sp. Mention	(6) Substandard	(7) Doubtful	Rating Unassigned	Total
Commercial real estate	$15	$25,065	$121,108	$126,593	$—	$1,719	$—	$—	$274,500
Commercial, financial and agricultural	2,107	4,418	31,875	46,320	—	4,795	—	—	89,515
Commercial construction	—	460	2,919	3,616	—	402	—	3,153	10,550
One to four family residential real estate	—	2,329	1,303	4,344	—	—	—	97,892	105,868
Consumer construction	—	—	—	—	—	—	—	7,464	7,464
Consumer	—	—	20	39	—	—	—	14,984	15,043

Total loans	$2,122	$32,272	$157,225	$180,912	$—	$6,916	$—	$123,493	$502,940

MACKINAC FINANCIAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

5. LOANS (Continued)

        Below is a breakdown of loans by risk category as of December 31, 2013 (dollars in thousands):

	(1) Excellent	(2) Good	(3) Average	(4) Acceptable/ Acceptable Watch	(5) Sp. Mention	(6) Substandard	(7) Doubtful	Rating Unassigned	Total
Commercial real estate	$1,502	$23,310	$116,702	$125,010	$—	$2,285	$—	$—	$268,809
Commercial, financial and agricultural	3,741	4,348	27,455	39,070	—	5,041	—	—	79,655
Commercial construction	30	479	2,702	4,340	—	402	—	2,951	10,904
One-to-four family residential real estate	251	3,074	1,275	4,482	—	710	—	93,976	103,768
Consumer construction	—	—	—	—	—	—	—	6,895	6,895
Consumer	10	—	37	43	—	30	—	13,681	13,801

Total loans	$5,534	$31,211	$148,171	$172,945	$—	$8,468	$—	$117,503	$483,832

        Below is a breakdown of loans by risk category as of June 30, 2013 (dollars in thousands):

	(1) Excellent	(2) Good	(3) Average	(4) Acceptable/ Acceptable Watch	(5) Sp. Mention	(6) Substandard	(7) Doubtful	Rating Unassigned	Total
Commercial real estate	$2,294	$22,319	$86,404	$111,180	$16,446	$4,531	$189	$—	$243,363
Commercial, financial and agricultural	4,997	5,253	21,780	46,214	4,176	1,725	—	—	84,145
Commercial construction	—	723	5,119	5,660	755	402	—	3,394	16,053
One to four family residential real estate	—	1,954	2,465	4,565	—	—	—	85,270	94,254
Consumer construction	—	—	—	—	—	—	—	4,305	4,305
Consumer	—	109	36	470	—	—	—	12,820	13,435

Total loans	$7,291	$30,358	$115,804	$168,089	$21,377	$6,658	$189	$105,789	$455,555

Impaired Loans

        Nonperforming loans are those which are contractually past due 90 days or more as to interest or principal payments, on nonaccrual status, or loans, the terms of which have been renegotiated to provide a reduction or deferral on interest or principal. There was no interest income recorded during impairment for the three and six months ended June 30, 2014. Interest income that would have been recognized during these periods was $.029 million and $.053 million, respectively. For the three and six months ended June 30, 2013, the amounts that would have been recognized were $.059 million and $.117 million, respectively.

        The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

        Loans are considered impaired when, based on current information and events, it is probable the Corporation will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreement, including scheduled principal and interest payments. Impairment is evaluated in

MACKINAC FINANCIAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

5. LOANS (Continued)

total for smaller-balance loans of a similar nature and on an individual loans basis for other loans. If a loan is impaired, a specific valuation allowance is allocated, if necessary, so that the loan is reported net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is reasonably assured, in which case interest is recognized on a cash basis. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

        The following is a summary of impaired loans and their effect on interest income (dollars in thousands):

						Three Months Ended		Six Months Ended
June 30, 2014	Nonaccrual Basis	Accrual Basis	QTD Average Investment	YTD Average Investment	Related Valuation Reserve	Interest Income Recognized During Impairment	Interest Income on Accrual Basis	Interest Income Recognized During Impairment	Interest Income on Accrual Basis
With no valuation reserve:
Commercial real estate	$278	$—	$279	$304	$—	$—	$4	$—	$8
Commercial, financial and agricultural	82	—	97	140	—	—	2	—	4
Commercial construction	—	—	—	—	—	—	—	—	—
One to four family residential real estate	37	—	38	97	—	—	—	—	3
Consumer construction	—	—	—	—	—	—	—	—	—
Consumer	—	—	3	6	—	—	—	—	—
With a valuation reserve:
Commercial real estate	$176	$—	$176	$176	$104	$—	$3	$—	$7
Commercial, financial and agricultural	1,726	—	1,157	918	1,110	—	13	—	20
Commercial construction	—	—	—	—	—	—	—	—	—
One to four family residential real estate	346	—	279	299	100	—	7	—	11
Consumer construction	—	—	—	—	—	—	—	—	—
Consumer	7	—	7	8	1	—	—	—	—
Total:
Commercial real estate	$454	$—	$455	$480	$104	$—	$7	$—	$15
Commercial, financial and agricultural	1,808	—	1,254	1,058	1,110	—	15	—	24
Commercial construction	—	—	—	—	—	—	—	—	—
One to four family residential real estate	383	—	317	396	100	—	7	—	14
Consumer construction	—	—	—	—	—	—	—	—	—
Consumer	7	—	10	14	1	—	—	—	—

Total	$2,652	$—	$2,036	$1,948	$1,315	$—	$29	$—	$53

MACKINAC FINANCIAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

5. LOANS (Continued)

For the Year Ended: December 31, 2013	Nonaccrual Basis	Accrual Basis	Average Investment	Related Valuation Reserve	Interest Income Recognized During Impairment	Interest Income on Accrual Basis
With no valuation reserve:
Commercial real estate	$513	$—	$3,045	$—	$—	$153
Commercial, financial and agricultural	59	—	505	—	—	13
Commercial construction	—	—	626	—	—	3
One to four family residential real estate	361	—	625	—	—	16
Consumer construction	—	—	—	—	—	—
Consumer	—	—	2	—	—	—
With a valuation reserve:
Commercial real estate	$59	$—	$71	$14	$—	$5
Commercial, financial and agricultural	752	—	834	265	—	18
Commercial construction	—	—	—	—	—	—
One to four family residential real estate	250	—	261	78	—	20
Consumer construction	—	—	—	—	—	—
Consumer	30	—	30	13	—	—
Total:
Commercial real estate	$572	$—	$3,116	$14	$—	$158
Commercial, financial and agricultural	811	—	1,339	265	—	31
Commercial construction	—	—	626	—	—	3
One to four family residential real estate	611	—	886	78	—	36
Consumer construction	—	—	—	—	—	—
Consumer	30	—	32	13	—	—

Total	$2,024	$—	$5,999	$370	$—	$228

MACKINAC FINANCIAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

5. LOANS (Continued)

						Three Months Ended		Six Months Ended
June 30, 2013	Nonaccrual Basis	Accrual Basis	QTD Average Investment	YTD Average Investment	Related Valuation Reserve	Interest Income Recognized During Impairment	Interest Income on Accrual Basis	Interest Income Recognized During Impairment	Interest Income on Accrual Basis
With no valuation reserve:
Commercial real estate	$728	$—	$733	$797	$—	$—	$14	$—	$26
Commercial, financial and agricultural	176	—	206	248	—	—	3	—	6
Commercial construction	—	—	—	275	—	—	—	—	3
One to four family residential real estate	94	—	133	165	—	—	3	—	5
Consumer construction	—	—	—	—	—	—	—	—	—
Consumer	9	—	2	1	—	—	—	—	—
With a valuation reserve:
Commercial real estate	$2,329	$—	$2,308	$2,298	$1,240	$—	$30	$—	$60
Commercial, financial and agricultural	341	—	267	199	106	—	4	—	6
Commercial construction	—	—	—	—	—	—	—	—	—
One to four family residential real estate	306	—	303	289	126	—	5	—	11
Consumer construction	—	—	—	—	—	—	—	—	—
Consumer	—	—	—	—	—	—	—	—	—
Total:
Commercial real estate	$3,057	$—	$3,041	$3,095	$1,240	$—	$44	$—	$86
Commercial, financial and agricultural	517	—	473	447	106	—	7	—	12
Commercial construction	—	—	—	275	—	—	—	—	3
One to four family residential real estate	400	—	436	454	126	—	8	—	16
Consumer construction	—	—	—	—	—	—	—	—	—
Consumer	9	—	2	1	—	—	—	—	—

Total	$3,983	$—	$3,952	$4,272	$1,472	$—	$59	$—	$117

        A summary of past due loans at June 30, 2014, December 31, 2013 and June 30, 2013 is as follows (dollars in thousands):

	June 30, 2014			December 31, 2013			June 30, 2013
	30 - 89 days Past Due (accruing)	90+ days Past Due/ Nonaccrual	Total	30 - 89 days Past Due (accruing)	90+ days Past Due/ Nonaccrual	Total	30 - 89 days Past Due (accruing)	90+ days Past Due/ Nonaccrual	Total
Commercial real estate	$602	$454	$1,056	$—	$572	$572	$146	$3,057	$3,203
Commercial, financial and agricultural	5	1,808	1,813	4	811	815	92	517	609
Commercial construction	—	—	—	20	—	20	—	—	—
One to four family residential real estate	141	383	524	201	611	812	100	400	500
Consumer construction	—	—	—	—	—	—	—	—	—
Consumer	57	7	64	14	30	44	18	9	27

Total past due loans	$805	$2,652	$3,457	$239	$2,024	$2,263	$356	$3,983	$4,339

MACKINAC FINANCIAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

5. LOANS (Continued)

        A roll-forward of nonperforming loan activity for the three months ended June 30, 2014 (dollars in thousands):

	For the Three Months Ended June 30, 2014
	Commercial Real Estate	Commercial, Financial and Agricultural	Commercial Construction	One to four family residential real estate	Consumer Construction	Consumer	Total
NONACCRUAL
Beginning balance	$455	$730	$—	$299	$—	$7	$1,491
Principal payments	(3)	(63)	—	(14)	—	—	(80)
Charge-offs	—	—	—	—	—	(6)	(6)
Advances	—	—	—	—	—	—	—
Class transfers	—	—	—	—	—	—	—
Transfers to OREO	—	—	—	—	—	—	—
Transfers to accruing	—	—	—	—	—	—	—
Transfers from accruing	—	1,139	—	89	—	6	1,234
Other	2	2	—	9	—	—	13

Ending balance	$454	$1,808	$—	$383	$—	$7	$2,652

        A roll-forward of nonperforming loan activity for the three months ended June 30, 2013 (dollars in thousands):

	For the Three Months Ended June 30, 2013
	Commercial Real Estate	Commercial, Financial and Agricultural	Commercial Construction	One to four family residential real estate	Consumer Construction	Consumer	Total
NONACCRUAL
Beginning balance	$2,963	$424	$—	$446	$—	$—	$3,833
Principal payments	(31)	(66)	—	(16)	—	—	(113)
Charge-offs	—	—	—	(6)	—	(4)	(10)
Advances	—	—	—	—	—	—	—
Class transfers	—	—	—	—	—	—	—
Transfers to OREO	—	—	—	(38)	—	—	(38)
Transfers to accruing	—	—	—	—	—	—	—
Transfers from accruing	126	179	—	14	—	13	332
Other	(1)	(20)	—	—	—	—	(21)

Ending balance	$3,057	$517	$—	$400	$—	$9	$3,983

MACKINAC FINANCIAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

5. LOANS (Continued)

        A roll-forward of nonperforming loan activity for the first six months ended June 30, 2014 (dollars in thousands):

	For the Six Months Ended June 30, 2014
	Commercial Real Estate	Commercial, Financial and Agricultural	Commercial Construction	One to four family residential real estate	Consumer Construction	Consumer	Total
NONACCRUAL
Beginning balance	$572	$811	$—	$611	$—	$30	$2,024
Principal payments	(102)	(81)	—	(22)	—	(4)	(209)
Charge-offs	—	(53)	—	(3)	—	(25)	(81)
Advances	—	—	—	—	—	—	—
Class transfers	—	—	—	—	—	—	—
Transfers to OREO	(26)	—	—	(256)	—	—	(282)
Transfers to accruing	—	(10)	—	(127)	—	—	(137)
Transfers from accruing	—	1,139	—	171	—	6	1,316
Other	10	2	—	9	—	—	21

Ending balance	$454	$1,808	$—	$383	$—	$7	$2,652

        A roll-forward of nonperforming loan activity for the first six months ended June 30, 2013 (dollars in thousands):

	For the Six Months Ended June 30, 2013
	Commercial Real Estate	Commercial, Financial and Agricultural	Commercial Construction	One to four family residential real estate	Consumer Construction	Consumer	Total
NONACCRUAL
Beginning balance	$3,071	$436	$675	$505	$—	$—	$4,687
Principal payments	(148)	(68)	(100)	(65)	—	—	(381)
Charge-offs	(329)	(72)	—	(13)	—	(4)	(418)
Advances	—	—	—	—	—	—	—
Class transfers	—	—	—	—	—	—	—
Transfers to OREO	—	—	(580)	(107)	—	—	(687)
Transfers to accruing	—	—	—	—	—	—	—
Transfers from accruing	443	241	—	76	—	13	773
Other	20	(20)	5	4	—	—	9

Ending balance	$3,057	$517	$—	$400	$—	$9	$3,983

MACKINAC FINANCIAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

5. LOANS (Continued)

        A roll-forward of nonperforming loan activity during the year ended December 31, 2013 (dollars in thousands):

	Commercial Real Estate	Commercial, Financial and Agricultural	Commercial Construction	One to four family residential real estate	Consumer Construction	Consumer	Total
NONACCRUAL
Beginning balance	$3,071	$436	$675	$505	$—	$—	$4,687
Principal payments	(1,478)	(319)	(100)	(88)	—	(2)	(1,987)
Charge-offs	(1,304)	(616)	—	(141)	—	(4)	(2,065)
Advances	—	—	—	—	—	—	—
Class transfers	—	—	—	—	—	—	—
Transfers to OREO	(208)	(37)	(580)	(107)	—	—	(932)
Transfers to accruing	—	—	—	—	—	—	—
Transfers from accruing	443	1,346	—	434	—	36	2,259
Other	48	1	5	8	—	—	62

Ending balance	$572	$811	$—	$611	$—	$30	$2,024

Troubled Debt Restructuring

        Troubled debt restructurings ("TDR") are determined on a loan-by-loan basis. Generally restructurings are related to interest rate reductions, loan term extensions and short term payment forbearance as means to maximize collectability of troubled credits. If a portion of the TDR loan is uncollectible (including forgiveness of principal), the uncollectible amount will be charged off against the allowance at the time of the restructuring. In general, a borrower must make at least six consecutive timely payments before the Corporation would consider a return of a restructured loan to accruing status in accordance with FDIC guidelines regarding restoration of credits to accrual status.

        The Corporation has, in accordance with generally accepted accounting principles and per recently enacted accounting standard updates, evaluated all loan modifications to determine the fair value impact of the underlying asset. The carrying amount of the loan is compared to the expected payments to be received, discounted at the loan's original rate, or for collateral dependent loans, to the fair value of the collateral.

MACKINAC FINANCIAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

5. LOANS (Continued)

        A summary of troubled debt restructurings for the periods indicated is as follows (dollars in thousands):

	June 30, 2014		December 31, 2013		June 30, 2013
	Number of Modifications	Recorded Investment	Number of Modifications	Recorded Investment	Number of Modifications	Recorded Investment
Commercial real estate	—	$—	—	$—	—	$—
Commercial, financial and agricultural	—	—	1	528	—	—
Commercial construction	—	—	—	—	—	—
One to four family residential real estate	1	89	—	—	—	—
Consumer construction	—	—	—	—	—	—
Consumer	—	—	—	—	—	—

Total troubled debt restructurings	1	$89	1	$528	—	$—

MACKINAC FINANCIAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

5. LOANS (Continued)

        A roll-forward of troubled debt restructuring during the three months ended June 30, 2014 (dollars in thousands):

	Commercial Real Estate	Commercial, Financial and Agricultural	Commercial Construction	One to four family residential real estate	Consumer and Consumer Construction	Total
ACCRUING
Beginning balance	$1,009	$1,186	$858	$187	$—	$3,240
Principal payments	(2)	—	—	—	—	(2)
Charge-offs	—	—	—	—	—	—
Advances	—	—	—	—	—	—
New restructured	—	—	—	—	—	—
Transferred out of TDR	—	—	—	—	—	—
Transfers to nonaccrual	—	—	—	(89)	—	(89)

Ending Balance	$1,007	$1,186	$858	$98	$—	$3,149

NONACCRUAL
Beginning balance	$—	$508	$—	$—	$—	$508
Principal payments	—	—	—	—	—	—
Charge-offs	—	—	—	—	—	—
Advances	—	—	—	—	—	—
New restructured	—	—	—	—	—	—
Transfers to foreclosed properties	—	—	—	—	—	—
Transfers from accruing	—	—	—	89	—	89

Ending Balance	$—	$508	$—	$89	$—	$597

TOTALS
Beginning balance	$1,009	$1,694	$858	$187	$—	$3,748
Principal payments	(2)	—	—	—	—	(2)
Charge-offs	—	—	—	—	—	—
Advances	—	—	—	—	—	—
New restructured	—	—	—	—	—	—
Transfers out of TDRs	—	—	—	—	—	—
Tansfers to nonaccrual	—	—	—	(89)	—	(89)
Transfers to foreclosed properties	—	—	—	—	—	—
Transfers from accruing	—	—	—	89	—	89

Ending Balance	$1,007	$1,694	$858	$187	$—	$3,746

MACKINAC FINANCIAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

5. LOANS (Continued)

        A roll-forward of troubled debt restructuring during the three months ended June 30, 2013 (dollars in thousands):

	Commercial Real Estate	Commercial, Financial and Agricultural	Commercial Construction	One to four family residential real estate	Consumer and Consumer Construction	Total
ACCRUING
Beginning balance	$3,588	$2,174	$858	$100	$—	$6,720
Principal payments	(25)	—	—	—	—	(25)
Charge-offs	—	—	—	—	—	—
Advances	—	—	—	—	—	—
New restructured	—	—	—	—	—	—
Transferred out of TDRs	—	—	—	—	—	—
Transfers to nonaccrual	—	—	—	—	—	—

Ending Balance	$3,563	$2,174	$858	$100	$—	$6,695

NONACCRUAL
Beginning balance	$2,169	$—	$—	$106	$—	$2,275
Principal payments	—	—	—	—	—	—
Charge-offs	—	—	—	—	—	—
Advances	—	—	—	—	—	—
New restructured	—	—	—	—	—	—
Transfers to foreclosed properties	—	—	—	—	—	—
Transfers from accruing	—	—	—	—	—	—

Ending Balance	$2,169	$—	$—	$106	$—	$2,275

TOTALS
Beginning balance	$5,757	$2,174	$858	$206	$—	$8,995
Principal payments	(25)	—	—	—	—	(25)
Charge-offs	—	—	—	—	—	—
Advances	—	—	—	—	—	—
New restructured	—	—	—	—	—	—
Transfers out of TDRs	—	—	—	—	—	—
Tansfers to nonaccrual	—	—	—	—	—	—
Transfers to foreclosed properties	—	—	—	—	—	—
Transfers from accruing	—	—	—	—	—	—

Ending Balance	$5,732	$2,174	$858	$206	$—	$8,970

MACKINAC FINANCIAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

5. LOANS (Continued)

        A roll-forward of troubled debt restructuring during the six months ended June 30, 2014 (dollars in thousands):

	Commercial Real Estate	Commercial, Financial and Agricultural	Commercial Construction	One to four family residential real estate	Consumer and Consumer Construction	Total
ACCRUING
Beginning balance	$3,520	$1,186	$858	$99	$—	$5,663
Principal payments	(2,513)	—	—	(3)	—	(2,516)
Charge-offs	—					—
Advances	—					—
New restructured	—					—
Transferred out of TDRs	—					—
Transfers from accruing	—	—	—	91	—	91
Transfers to nonaccruing	—	—	—	(89)	—	(89)

Ending Balance	$1,007	$1,186	$858	$98	$—	$3,149

NONACCRUAL
Beginning balance	$—	$523	$—	$91	$—	$614
Principal payments	—	(15)	—	—	—	(15)
Charge-offs	—	—	—	—	—	—
Advances	—	—	—	—	—	—
New restructured	—	—	—	—	—	—
Transfers to accruing	—	—	—	(91)	—	(91)
Transfers from accruing	—	—	—	89	—	89

Ending Balance	$—	$508	$—	$89	$—	$597

TOTALS
Beginning balance	$3,520	$1,709	$858	$190	$—	$6,277
Principal payments	(2,513)	(15)	—	(3)	—	(2,531)
Charge-offs	—	—	—	—	—	—
Advances	—	—	—	—	—	—
New restructured	—	—	—	—	—	—
Transfers out of TDR	—	—	—	—	—	—
Transfers to nonaccrual	—	—	—	(89)	—	(89)
Transfers to accruing	—	—	—	89	—	89
Transfer from accruing	—	—	—	—	—	—

Ending Balance	$1,007	$1,694	$858	$187	$—	$3,746

MACKINAC FINANCIAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

5. LOANS (Continued)

        A roll-forward of troubled debt restructuring during the six months ended June 30, 2013 (dollars in thousands):

	Commercial Real Estate	Commercial, Financial and Agricultural	Commercial Construction	One to four family residential real estate	Consumer and Consumer Construction	Total
ACCRUING
Beginning balance	$3,611	$1,221	$858	$102	$—	$5,792
Principal payments	(48)	—	—	(2)	—	(50)
Charge-offs	—	—	—	—	—	—
Advances	—	—	—	—	—	—
New restructured	—	953	—	—	—	953
Transferred out of TDRs	—	—	—	—	—	—
Transfers to nonaccrual	—	—	—	—	—	—

Ending Balance	$3,563	$2,174	$858	$100	$—	$6,695

NONACCRUAL
Beginning balance	$2,162	$—	$—	$102	$—	$2,264
Principal payments	—	—	—	—	—	—
Charge-offs	—	—	—	—	—	—
Advances	—	—	—	—	—	—
New restructured	7	—	—	4	—	11
Transfers to foreclosed properties	—	—	—	—	—	—
Transfers from accruing	—	—	—	—	—	—

Ending Balance	$2,169	$—	$—	$106	$—	$2,275

TOTALS
Beginning balance	$5,773	$1,221	$858	$204	$—	$8,056
Principal payments	(48)	—	—	(2)	—	(50)
Charge-offs	—	—	—	—	—	—
Advances	—	—	—	—	—	—
New restructured	7	953	—	4	—	964
Transfers out of TDRs	—	—	—	—	—	—
Transfers to nonaccrual	—	—	—	—	—	—
Transfers to foreclosed properties	—	—	—	—	—	—
Transfers from accruing	—	—	—	—	—	—

Ending Balance	$5,732	$2,174	$858	$206	$—	$8,970

MACKINAC FINANCIAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

5. LOANS (Continued)

        A roll-forward of troubled debt restructuring during the year ended December 31, 2013 (dollars in thousands):

	Commercial Real Estate	Commercial, Financial and Agricultural	Commercial Construction	One to four family residential real estate	Consumer and Consumer Construction	Total
ACCRUING
Beginning balance	$3,611	$1,221	$858	$102	$—	$5,792
Principal payments	(91)	(460)		(3)	—	(554)
Charge-offs	—	—		—	—	—
Advances	—	—		—	—	—
New restructured	—	953		—	—	953
Transferred out of TDR	—	—		—	—	—
Transfers to nonaccrual	—	(528)		—	—	(528)

Ending Balance	$3,520	$1,186	$858	$99	$—	$5,663

NONACCRUAL
Beginning balance	$2,162	$—	$—	$102	$—	$2,264
Principal payments	(1,376)	(5)	—	(15)	—	(1,396)
Charge-offs	(793)	—	—	—	—	(793)
Advances	—	—	—	—	—	—
New restructured	7	528	—	4	—	539
Transfers to foreclosed properties	—	—	—	—	—	—
Transfers from accruing	—	—	—	—	—	—

Ending Balance	$—	$523	$—	$91	$—	$614

TOTALS
Beginning balance	$5,773	$1,221	$858	$204	$—	$8,056
Principal payments	(1,467)	(465)	—	(18)	—	(1,950)
Charge-offs	(793)	—	—	—	—	(793)
Advances	—	—	—	—	—	—
New restructured	7	1,481	—	4	—	1,492
Transfers out of TDRs	—	—	—	—	—	—
Tansfers to nonaccrual	—	(528)	—	—	—	(528)
Transfers to foreclosed properties	—	—	—	—	—	—
Transfers from accruing	—	—	—	—	—	—

Ending Balance	$3,520	$1,709	$858	$190	$—	$6,277

MACKINAC FINANCIAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

5. LOANS (Continued)

Insider Loans

        The Bank, in the ordinary course of business, grants loans to the Corporation's executive officers and directors, including their families and firms in which they are principal owners. Activity in such loans is summarized below (dollars in thousands):

	June 30, 2014	December 31, 2013	June 30, 2013
Loans outstanding, beginning of period	$9,043	$11,297	$11,297
New loans	—	496	496
Net activity on revolving lines of credit	1,178	(266)	(25)
Principal payments	(1,523)	(2,484)	(1,298)

Loans outstanding, end of period	$8,698	$9,043	$10,470

        There were no loans to related parties classified substandard as of June 30, 2014, December 31, 2013 or June 30, 2013. In addition to the outstanding balances above, there were unfunded commitments of $.575 million to related parties at June 30, 2014.

6. MORTGAGE SERVICING RIGHTS

        Mortgage servicing rights ("MSRs") are recorded when loans are sold in the secondary market with servicing retained. As of June 30, 2014, the Corporation had obligations to service approximately $138 million of residential first mortgage loans. The valuation is based upon the net present value of the projected revenues over the expected life of the loans being serviced, as reduced by estimated internal costs to service these loans. The fair value of the capitalized servicing rights approximates the carrying value. The key economic assumptions used in determining the fair value of the mortgage servicing rights include an annual constant prepayment speed of 10.13% and a discount rate of 8.16% for June 30, 2014.

        The following summarizes mortgage servicing rights capitalized and amortized, along with the aggregate activity in related valuation allowances (dollars in thousands):

	Six Months Ended June 30, 2014	Year Ended December 31, 2013	Six Months Ended June 30, 2013
Balance at beginning of period	$1,129	$638	$638
Additions from loans sold with servicing retained	75	675	225
Amortization	(143)	(184)	(80)

Balance at end of period	$1,061	$1,129	$783

MACKINAC FINANCIAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

7. BORROWINGS

        Borrowings consist of the following at June 30, 2014, December 31, 2013 and June 30, 2013 (dollars in thousands):

	June 30, 2014	December 31, 2013	June 30, 2013
Federal Home Loan Bank fixed rate advances at June 30, 2014 with a weighted average rate of 1.82% maturing in 2014, 2016 and 2018	$35,000	$35,000	$35,000
Correspondent bank line of credit—holding company	500	2,000	—
Bank line of credit—wholly-owned asset based lending subsidiary	2,835	—	—
Correspondent bank term note, current floor rate of 4%, maturing March 22, 2017	2,900	—	—
USDA Rural Development, fixed-rate note payable, maturing August 24, 2024, interest payable at 1%	852	852	925

	$42,087	$37,852	$35,925

        The Federal Home Loan Bank borrowings are collateralized at June 30, 2014 by the following: a collateral agreement on the Corporation's one to four family residential real estate loans with a book value of approximately $44.140 million; mortgage related and municipal securities with an amortized cost and estimated fair value of $4.378 million and $4.530 million, respectively; and Federal Home Loan Bank stock owned by the Bank totaling $3.060 million. Prepayment of the advances is subject to the provisions and conditions of the credit policy of the Federal Home Loan Bank of Indianapolis in effect as of June 30, 2014.

        The USDA Rural Development borrowing is collateralized by loans totaling $.125 million originated and held by the Corporation's wholly owned subsidiary, First Rural Relending, and an assignment of a demand deposit account in the amount of $.798 million, and guaranteed by the Corporation.

        The Corporation currently has two banking borrowing relationships. The first relationship consists of a line of credit and a term note. The line of credit bears interest at 90-day LIBOR plus 2.75%, with a floor rate of 4.00% and has an initial term that expires on March 22, 2015. The term note bears the same interest and matures on March 22, 2017. The second borrowing relationship consists of a $10 million revolving line of credit, which can be increased to $25 million upon request, used to support asset based lending activities at a wholly owned subsidiary that currently bears interest at 90-day LIBOR plus 2.75% and has an initial term that expires on September 10, 2016.

MACKINAC FINANCIAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

8. STOCK COMPENSATION PLANS

        On May 22, 2012, the Company's shareholders approved the Mackinac Financial Corporation 2012 Incentive Compensation Plan, under which current and prospective employees, non-employee directors and consultants may be awarded incentive stock options, non-statutory stock options, shares of restricted stock units ("RSUs"), or stock appreciation rights. The aggregate number of shares of the Company's common stock issuable under the plan is 575,000, which included 392,152 option shares outstanding at that time.

        The Corporation, in August 2012 and March 2014, granted Restricted Stock Units ("RSUs") to members of the Board of Directors and Management. In August 2012, 148,500 RSUs were granted at a market value of $7.91 and will vest equally over a four year term. In exchange for the grant of the August 2012 RSUs various previously issued stock option awards were surrendered. In March 2014, 52,774 RSUs were granted at a market value of $12.95, also vesting equally over a four year term. The RSUs were awarded at no cost to the employee. Compensation cost to be recognized over the four-year vesting periods, is $1.175 million and $.683 million, respectively. On August 31, 2013, the Corporation issued 37,125 shares of its common stock for vested RSUs. As of June 30, 2014, RSUs totaling 164,149 were unvested and unrecognized compensation expense was $1.270 million.

        A summary of stock option transactions for the six months ended June 30, 2014 and 2013, and the year ended December 31, 2013, is as follows:

	June 30, 2014	December 31, 2013	June 30, 2013
Outstanding shares at beginning of year	237,152	242,152	242,152
Granted during the period	—	—	—
Exercised during the period	—	—	—
Expired / forfeited during the period	—	(5,000)	—

Outstanding shares at end of period	237,152	237,152	242,152

Exercisable shares at end of period	124,861	124,861	126,361

Weighted average exercise price per share at end of period	$9.80	$9.80	$9.88

Shares available for grant at end of period	—	—	—

        There were no options granted in the first six months of 2014 and 2013.

        Following is a summary of the options outstanding and exercisable at June 30, 2014:

	Number
Exercise Price	Outstanding	Exercisable	Unvested Options	Weighted Average Remaining Contractual Life-Years
$9.75	217,152	120,861	96,291.48
$10.65	10,000	2,000	8,000	1.04
$12.00	10,000	2,000	8,000	2.46

	237,152	124,861	112,291.59

MACKINAC FINANCIAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

8. STOCK COMPENSATION PLANS (Continued)

        Options issued since the Corporation's recapitalization in December of 2004 call for 20% immediate vesting upon issue and subsequent vesting to occur over a two to five year period, based upon the market value appreciation of the underlying Corporation's stock. Compensation related to these options was expensed based upon the vesting period without consideration given to market value appreciation. There are no future compensation expenses related to existing option programs.

9. INCOME TAXES

        A valuation allowance is provided against deferred tax assets when it is more likely than not that some or all of the deferred tax asset will not be realized. The Corporation, as of June 30, 2014 had a net operating loss and tax credit carryforwards for tax purposes of approximately $17.2 million, and $2.4 million, respectively. The net operating loss carryforwards expire twenty years from the date they originated. These carryforwards, if not utilized, will begin to expire in the year 2023. A portion of the NOL, approximately $10.3 million, and all of the credit carryforwards are subject to the limitations for utilization as set forth in Section 382 of the Internal Revenue Code. The annual limitation is $1.400 million for the NOL and the equivalent value of tax credits, which is approximately $.476 million. These limitations for use were established in conjunction with the recapitalization of the Corporation in December 2004.

        The Corporation has reported deferred tax assets of $9.097 million at June 30, 2014, which is net of a valuation allowance of $.760 million. Management evaluated the deferred tax valuation allowance as of June 30, 2014 and determined that no adjustment to the valuation was warranted. The remaining valuation allowance pertains to the existing tax credit carryovers, which will only be utilized after all net operating loss carryforwards. Since a portion of these tax credits may expire before that occurs, a valuation allowance for these has been established. The Corporation will continue to evaluate the future benefits from these carryforwards in order to determine if any adjustment to the deferred tax asset is warranted.

10. FAIR VALUE MEASUREMENTS

        Fair value estimates, methods, and assumptions are set forth below for the Corporation's financial instruments:

        Cash, cash equivalents, and interest-bearing deposits—The carrying values approximate the fair values for these assets.

        Securities—Fair values are based on quoted market prices where available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

        Federal Home Loan Bank stock—Federal Home Loan Bank stock is carried at cost, which is its redeemable value and approximates its fair value, since the market for this stock is limited.

        Loans—Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, residential mortgage, and other consumer. The fair value of loans is calculated by discounting scheduled cash flows using discount rates reflecting the credit and interest rate risk inherent in the loan.

MACKINAC FINANCIAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

10. FAIR VALUE MEASUREMENTS (Continued)

        The methodology in determining fair value of nonaccrual loans is to average them into the blended interest rate at 0% interest. This has the effect of decreasing the carrying amount below the risk-free rate amount and, therefore, discounts the estimated fair value.

        Impaired loans are measured at the estimated fair value of the expected future cash flows at the loan's effective interest rate or the fair value of the collateral for loans which are collateral dependent. Therefore, the carrying values of impaired loans approximate the estimated fair values for these assets.

        Deposits—The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits and savings, is equal to the amount payable on demand at the reporting date. The fair value of time deposits is based on the discounted value of contractual cash flows applying interest rates currently being offered on similar time deposits.

        Borrowings—Rates currently available for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt. The fair value of borrowed funds due on demand is the amount payable at the reporting date.

        Accrued interest—The carrying amount of accrued interest approximates fair value.

        Off-balance-sheet instruments—The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the current interest rates, and the present creditworthiness of the counterparties. Since the differences in the current fees and those reflected to the off-balance-sheet instruments at year-end are immaterial, no amounts for fair value are presented.

        The following table presents information for financial instruments at June 30, 2014, December 31, 2013 and June 30, 2013 (dollars in thousands):

		June 30, 2014		December 31, 2013		June 30, 2013
	Level in Fair Value Hierarchy	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and cash equivalents	Level 1	$20,746	$20,746	$18,219	$18,219	$26,219	$26,219
Interest-bearing deposits	Level 2	235	235	10	10	10	10
Securities available for sale	Level 2	47,374	47,374	44,388	44,388	47,307	47,307
Federal Home Loan Bank stock	Level 2	3,060	3,060	3,060	3,060	3,060	3,060
Net loans	Level 2	497,843	499,609	479,171	479,538	450,378	444,638
Accrued interest receivable	Level 3	1,485	1,485	1,351	1,351	1,636	1,636

Total financial assets		$570,743	$572,509	$546,199	$546,566	$528,610	$522,870

Financial liabilities:
Deposits	Level 2	$484,016	$485,230	$466,299	$465,431	$447,907	$446,438
Borrowings	Level 2	42,087	42,699	37,852	37,487	35,925	35,621
Accrued interest payable	Level 3	186	186	182	182	229	229

Total financial liabilties		$526,289	$528,115	$504,333	$503,100	$484,061	$482,288

MACKINAC FINANCIAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

10. FAIR VALUE MEASUREMENTS (Continued)

        Limitations—Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Corporation's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Corporation's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Fair value estimates are based on existing on-and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include premises and equipment, other assets, and other liabilities. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

        The following is information about the Corporation's assets and liabilities measured at fair value on a recurring basis at June 30, 2014, and the valuation techniques used by the Corporation to determine those fair values.

          Level 1:    In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets or liabilities that the Corporation has the ability to access.

          Level 2:    Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

          Level 3:    Level 3 inputs are unobservable inputs, including inputs available in situations where there is little, if any, market activity for the related asset or liability.

        The fair value of all investment securities at June 30, 2014 and June 30, 2013 were based on level 2 inputs. There are no other assets or liabilities measured on a recurring basis at fair value. For additional information regarding investment securities, please refer to "Note 4 Investment Securities."

        The Corporation had no Level 3 assets or liabilities on a recurring basis as of June 30, 2014, December 31, 2013 or June 30, 2013.

        In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Corporation's assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.

        The Corporation also has assets that under certain conditions are subject to measurement at fair value on a non-recurring basis. These assets include loans and other real estate owned. The

MACKINAC FINANCIAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

10. FAIR VALUE MEASUREMENTS (Continued)

Corporation has estimated the fair values of these assets using Level 3 inputs, specifically discounted cash flow projections.

	Assets Measured at Fair Value on a Nonrecurring Basis at June 30, 2014
(dollars in thousands)	Balance at June 30, 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses for Three Months Ended June 30, 2014	Total Losses for Six Months Ended June 30, 2014
Assets
Impaired loans	$2,652	$—	$—	$2,652	$22	$430
Other real estate owned	1,947	—	—	1,947	14	14

					$36	$444

	Assets Measured at Fair Value on a Nonrecurring Basis at December 31, 2013
(dollars in thousands)	Balance at December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses for Year Ended December 31, 2013
Assets
Impaired loans	$2,024	$—	$—	$2,024	$2,075
Other real estate owned	1,884	—	—	1,884	265

					$2,340

	Assets Measured at Fair Value on a Nonrecurring Basis at June 30, 2013
(dollars in thousands)	Balance at June 30, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses for Three Months Ended June 30, 2013	Total Losses for Six Months Ended June 30, 2013
Assets
Impaired loans	$3,983	$—	$—	$3,983	$10	$418
Other real estate owned	2,481	—	—	2,481	87	89

					$97	$507

        The Corporation had no investments subject to fair value measurement on a nonrecurring basis.

        Impaired loans categorized as Level 3 assets consist of non-homogeneous loans that are considered impaired. The Corporation estimates the fair value of the loans based on the present value of expected future cash flows using management's best estimate of key assumptions. These assumptions include future payment ability, timing of payment streams, and estimated realizable values of available collateral (typically based on outside appraisals).

MACKINAC FINANCIAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

11. SHAREHOLDERS' EQUITY

        In August 2012 the Corporation consummated the previously announced $7.000 million rights offering and the investment by Steinhardt Capital Investors, LLLP ("SCI") by issuing 2,140,123 shares of common stock for net proceeds of $11.506 million. Also, in August 2012, the Corporation exited the TARP Capital Purchase Program ("CPP") when the Corporation's 11,000 Series A Preferred Shares, issued in April, 2009 to the U.S. Treasury, were publically offered and sold. The Corporation repurchased the 379,310 of Common Stock Warrants issued to the U.S. Treasury under the CPP in December, 2012 for $1.3 million. During 2013, the Corporation redeemed all of the outstanding Series A Preferred Shares.

        The Corporation currently has a share repurchase program. The program is conducted under authorizations from time to time by the Board of Directors. The Corporation repurchased 55,594 shares in 2013 and 13,700 shares in the first quarter of 2014. The share repurchases were conducted under Board authorizations made and publically announced of $600,000 on February 27, 2013 and an additional $600,000 on December 17, 2013. Neither of these authorizations has an expiration date.

12. COMMITMENTS, CONTINGENCIES AND CREDIT RISK

  Financial Instruments With Off-Balance-Sheet Risk

        The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets.

        The Corporation's exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. These commitments are as follows (dollars in thousands):

	June 30, 2014	December 31, 2013	June 30, 2013
Commitments to extend credit:
Variable rate	$54,048	$36,039	$37,462
Fixed rate	18,604	15,070	19,873
Standby letters of credit—Variable rate	5,742	5,077	3,805
Credit card commitments—Fixed rate	3,234	3,152	3,113

	$81,628	$59,338	$64,253

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but

MACKINAC FINANCIAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

12. COMMITMENTS, CONTINGENCIES AND CREDIT RISK (Continued)

may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

        Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The commitments are structured to allow for 100% collateralization on all standby letters of credit.

        Credit card commitments are commitments on credit cards issued by the Corporation's subsidiary and serviced by other companies. These commitments are unsecured.

  Legal Proceedings and Contingencies

        In the normal course of business, the Corporation is involved in various legal proceedings. For expanded discussion on the Corporation's legal proceedings, see Part II, Item 1, "Legal Proceedings" in this report.

  Concentration of Credit Risk

        The Bank grants commercial, residential, agricultural, and consumer loans throughout Michigan. The Bank's most prominent concentration in the loan portfolio relates to commercial real estate loans to operators of nonresidential buildings. This concentration at June 30, 2014 represents $103.598 million, or 27.66%, compared to $95.510 million, or 27.80%, of the commercial loan portfolio on June 30, 2013. The remainder of the commercial loan portfolio is diversified in such categories as hospitality and tourism, real estate agents and managers, new car dealers, gaming, petroleum, forestry, agriculture and construction. Due to the diversity of the Bank's locations, the ability of debtors of residential and consumer loans to honor their obligations is not tied to any particular economic sector.

13. SUBSEQUENT EVENT

        On July 18, 2014, the Corporation announced the signing of a definitive agreement to acquire Peninsula Financial Corporation ("Peninsula") for $13.285 million. The purchase price of Peninsula contemplates a special dividend to Peninsula shareholders prior to the consummation that would reduce the acquired equity to $10.5 million. Peninsula is headquartered in Marquette County, Michigan and is the parent of Peninsula Bank with June 30 assets of approximately $132 million and six banking offices. The consummation of this transaction is expected to occur late in the third or early in the fourth quarter of 2014.

Audited Consolidated Financial Statements

PENINSULA FINANCIAL CORPORATION
AND SUBSIDIARY

December 31, 2013

Audited Consolidated Financial Statements

PENINSULA FINANCIAL CORPORATION AND SUBSIDIARY

December 31, 2013

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Peninsula Financial Corporation and Subsidiary
Ishpeming, Michigan

        We have audited the accompanying consolidated financial statements of Peninsula Financial Corporation and Subsidiary (Company), which comprise the balance sheets as of December 31, 2013 and 2012, and the related statements of income, comprehensive income, changes in shareholders' equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Peninsula Financial Corporation and Subsidiary as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

 Board of Directors and Shareholders
Peninsula Financial Corporation and Subsidiary

Prior Period Adjustment

        As discussed in Note T to the financial statements, the Company has corrected an error, that was discovered during the current year, by changing from an accounting principle that is not generally accepted to one that is generally accepted. The error resulted in an understatement of the amounts previously reported for deferred tax assets. Accordingly, deferred tax assets and retained earnings have been restated in the 2012 financial statements now presented. Our opinion is not modified with respect to that matter.

Marquette, Michigan

February 20, 2014

PENINSULA FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31
	2013	2012
ASSETS
Cash and due from banks	$14,759,921	$21,882,579
Investment securities—available for sale	24,275,058	15,083,594
Federal funds sold	2,200,000	6,500,000
Loans	74,999,910	83,789,591
Less allowance for loan losses	(1,492,994)	(2,008,296)

NET LOANS	73,506,916	81,781,295
Federal Reserve Bank and Federal Home Loan Bank stock, at cost	575,600	515,600
Bank premises and equipment, net	3,178,462	1,047,735
Accrued interest receivable and other assets	5,561,522	4,705,354

TOTAL ASSETS	$124,057,479	$131,516,157

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits:
Demand deposits	$8,779,293	$10,644,525
Savings and NOW deposits	63,184,241	60,492,642
Other time deposits	32,861,264	38,921,953

TOTAL DEPOSITS	104,824,798	110,059,120
Federal Home Loan Bank advances	-0-	1,000,000
Other liabilities	2,112,029	3,216,374

TOTAL LIABILITIES	106,936,827	114,275,494
SHAREHOLDERS' EQUITY
Common stock—no par value, 400,000 shares authorized, 288,000 issued and outstanding	6,000,000	6,000,000
Retained earnings, restated	11,774,677	11,740,808
Accumulated other comprehensive income (loss):
Unrealized gains (losses) on securities available for sale	(171,791)	281,156
Actuarial losses on the defined benefit pension plan	(482,234)	(781,301)

TOTAL SHAREHOLDERS' EQUITY	17,120,652	17,240,663

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$124,057,479	$131,516,157

See notes to consolidated financial statements.

PENINSULA FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31
	2013	2012
INTEREST INCOME
Interest and fees on loans	$4,264,174	$5,212,054
Short-term investments	24,238	10,391
Investment securities:
Taxable	294,278	260,067
Tax-exempt	138,740	163,292

TOTAL INTEREST INCOME	4,721,430	5,645,804
INTEREST EXPENSE—Interest on deposits and borrowings	501,888	775,458

NET INTEREST INCOME	4,219,542	4,870,346
Provision for loan losses	580,000	560,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	3,639,542	4,310,346
OTHER INCOME
Service charges, commissions, and fees	568,501	578,948
Net gain on sale of investment securities	34,834	-0-
Other income	191,915	281,651

	795,250	860,599

	4,434,792	5,170,945
OTHER EXPENSES
Salaries	1,789,070	1,698,841
Pensions and other employee benefits	519,288	461,377
Occupancy expenses	370,279	316,464
Equipment expense	96,462	42,957
Other operating expenses	1,669,423	1,810,336

	4,444,522	4,329,975

INCOME (LOSS) BEFORE INCOME TAXES	(9,730)	840,970
Income tax expense (benefit)	(259,599)	212,090

NET INCOME	$249,869	$628,880

Net income per share of common stock	$0.87	$2.18

See notes to consolidated financial statements.

PENINSULA FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31
	2013	2012
NET INCOME	$249,869	$628,880
Other comprehensive income (loss):
Unrealized holding gains (losses) on securities:
Unrealized holding gains (losses) on securities	(651,449)	12,740
Less: reclassification adjustment for gains included in net income	(34,834)	-0-
Actuarial gains (losses) on the defined benefit pension plan	453,132	(262,888)

OTHER COMPREHENSIVE INCOME (LOSS) BEFORE INCOME TAX	(233,151)	(250,148)
Income tax benefit (expense) related to items of comprehensive income:
Unrealized holding gains (losses) on securities:
Unrealized holding gains (losses) on securities	221,492	(4,332)
Less: reclassification adjustment for gains included in net income	11,844	-0-
Actuarial gains (losses) on the defined benefit pension plan	(154,065)	89,382

OTHER COMPREHENSIVE INCOME (LOSS) NET OF INCOME TAX	(153,880)	(165,098)

COMPREHENSIVE INCOME	$95,989	$463,782

See notes to consolidated financial statements.

PENINSULA FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

	Common Stock			Accumulated Other Comprehensive Income (Loss)
			Retained Earnings
	Shares	Amount			Total
Balance at December 31, 2011, restated	288,000	$4,000,000	$13,399,928	$(335,047)	$17,064,881
Net income			628,880		628,880
Dividends paid ($1.00/share)			(288,000)		(288,000)
Transfer		2,000,000	(2,000,000)
Other comprehensive income, net of income tax:
Unrealized gains on securities available for sale				8,408	8,408
Actuarial losses on the defined benefit pension plan				(173,506)	(173,506)

Balance at December 31, 2012	288,000	6,000,000	11,740,808	(500,145)	17,240,663
Net income			249,869		249,869
Dividends paid ($0.75/share)			(216,000)		(216,000)
Other comprehensive income, net of income tax:
Unrealized losses on securities available for sale				(452,947)	(452,947)
Actuarial gains on the defined benefit pension plan				299,067	299,067

Balance at December 31, 2013	288,000	$6,000,000	$11,774,677	$(654,025)	$17,120,652

See notes to consolidated financial statements.

PENINSULA FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
	2013	2012
NET CASH FLOWS PROVIDED (USED) BY
OPERATING ACTIVITIES
Net income	$249,869	$628,880
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	580,000	560,000
Provision for depreciation	121,396	74,333
Loss on disposal of premises and equipment	10,845	544
Amortization of investment securities, net	160,613	125,005
Gain on sale of investment securities	(34,834)	-0-
Loss on sales or writedowns of foreclosed real estate	3,971	35,824
Gain on sale of loans	(112,384)	(185,564)
Gain on sale of credit card loans	(16,956)	-0-
Originations of loans for resale	(16,643,020)	(27,020,867)
Proceeds from sale of loans	16,755,404	27,703,009
Net change in:
Accrued interest receivable	98,077	57,804
Accrued interest payable	(20,524)	(30,120)
Other assets	176,185	(143,995)
Other liabilities	(397,353)	(130,143)

NET CASH PROVIDED BY OPERATING ACTIVITIES	931,289	1,674,710
INVESTING ACTIVITIES
Net decrease in loans	5,750,370	9,902,539
Net change in federal funds position	4,300,000	150,000
Proceeds from sale of foreclosed real estate	271,131	215,045
Proceeds from sale of investment securities	734,842	-0-
Proceeds from maturities of investment securities	4,197,902	7,788,313
Purchases of investment securities	(14,996,270)	(8,622,702)
Proceeds from sale of credit card loans	401,368	-0-
Purchases of premises and equipment	(2,262,968)	(152,356)
Proceeds from sale of premises and equipment	-0-	2,500

NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES	(1,603,625)	9,283,339
FINANCING ACTIVITIES
Payments on FHLB advances	(1,000,000)	(1,000,000)
Net increase (decrease) in:
Certificates of deposit	(6,060,689)	(7,949,241)
Non-interest and interest-bearing demand and savings deposits	826,367	2,656,723
Cash dividends	(216,000)	(288,000)

NET CASH USED BY FINANCING ACTIVITIES	(6,450,322)	(6,580,518)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(7,122,658)	4,377,531
Cash and cash equivalents at beginning of year	21,882,579	17,505,048

CASH AND CASH EQUIVALENTS AT END OF YEAR	$14,759,921	$21,882,579

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Loans transferred to foreclosed real estate	$1,559,597	$160,969

See notes to consolidated financial statements.

PENINSULA FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The accounting policies followed by the Company and its subsidiary and the methods of applying these policies, which materially affect the determination of financial position, results of operations and cash flows, are summarized below.

        Nature of Operations:    The Company provides a variety of financial services to individuals and corporate customers through its main office and five branches located in Ishpeming, Negaunee, and Marquette, Michigan. The Company's primary deposit products are interest-bearing checking accounts, savings accounts, and certificates of deposit. Its primary lending products are single-family residential loans and commercial loans to small to medium sized businesses.

        Use of Estimates:    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. The significant estimates incorporated into the Company's consolidated financial statements, which are susceptible to change in the near term, include the allowance for loan losses and the fair value of financial instruments.

        Principles of Consolidation:    The consolidated financial statements include the accounts of Peninsula Financial Corporation (the Company) and Peninsula Bank (Bank), a wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

        Cash and Cash Equivalents:    For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption, "Cash and due from banks."

        Investment Securities:    Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Company has the ability at the time of purchase to hold securities until maturity or on a long-term basis, they are classified as investments held to maturity and carried at amortized historical cost. Securities to be held for indefinite periods of time and not intended to be held to maturity or on a long-term basis are classified as available for sale and are carried at fair value. Securities held for indefinite periods of time include securities that management intends to use as part of its asset and liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk, and other factors related to interest rate and resultant prepayment risk changes.

        Interest income includes amortization of purchase premium or accretion of discount. Realized gains and losses on dispositions are based on the net proceeds less the amortized cost of the security sold, using the specific identification method. Unrealized gains and losses on investment securities available for sale are based on the difference between book value and fair value of each security. These gains and losses are credited to accumulated other comprehensive income, whereas realized gains and losses flow through the Company's yearly operations.

        Other securities such as Federal Home Loan Bank and Federal Reserve Bank stock are carried at cost.

        Loans:    Loans are stated at the amount of unpaid principal reduced by an allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the

PENINSULA FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

principal amount outstanding. The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due, unless the credit is well-secured and in the process of collection. Credit card loans and other personal loans are typically charged off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued, but not collected, for loans that are placed on nonaccrual or charged off is reversed against interest income to the extent income was recognized in the current year and to the allowance for loan losses for any amount remaining. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. Loan fees are recognized in income at the time the loan is made.

        Allowance for Loan Losses:    The Allowance for Loan Losses (Allowance) is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the Allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the Allowance.

        The Allowance is evaluated on a regular basis by management and is based on management's periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

        The Allowance consists of specific, general, and unallocated components.

        The specific component relates to loans that are considered impaired. For such loans that are classified as impaired, a reserve is established when the discounted cash flows or collateral value or observable market price of the impaired loan is lower than the carrying value of the loan.

        A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral-dependent.

        The Bank may agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulties, the modification is considered a Troubled Debt Restructuring (TDR). All TDRs are initially deemed to be impaired.

PENINSULA FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The general component covers non-classified loans and is based on historical loss experience, adjusted for environmental and qualitative factors, in the following eight loan portfolio segments: residential real estate loans (excluding home equity lines of credit); commercial real estate loans—owner occupied; commercial real estate loans—non-owner occupied; commercial land and development; other commercial loans and overdrafts; consumer installment loans; revolving home equity lines of credit; and credit cards. Management uses a rolling average of historical losses based on a time frame appropriate to capture relevant loss data for each loan segment. This historical loss factor is adjusted for the following environmental and qualitative factors: changes in lending policies and procedures, including changes in underwriting standards and collection, charge-off, and recovery practices not considered elsewhere in estimating credit losses; changes in international, national, regional, and local economic and business conditions and developments that affect the collectability of the portfolio, including the condition of various market segments; changes in the nature and volume of the portfolio and in terms of loans; changes in the experience, ability, and depth of lending management and other relevant staff; changes in the volume and severity of past due loans, the volume of nonaccrual loans, and the volume and severity of adversely classified loans or graded loans; changes in the quality of the loan review program; changes in the underlying collateral for collateral-dependent loans; the existence and effect of any concentrations of credit, and changes in the level of such concentrations; the effect of other external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in the existing portfolio.

        The environmental and qualitative factors are determined based on the various risk characteristics of each loan segment. Risk characteristics relevant to each portfolio segment are as follows:

        Residential Real Estate Loans:    Loans in this segment are collateralized by residential real estate and repayment is dependent on the credit quality of the borrower and the value of the underlying collateral. Changes in business conditions, lending policies, the quality of the loan review program, and the local real estate market can affect the credit quality of this segment.

        Commercial Real Estate Loans—Owner Occupied:    Loans in this segment are collateralized by commercial real estate for which the primary source of repayment is the cash flow from the ongoing operations conducted by the party, or affiliate of the party, who owns the property. Repayment is dependent on the income-generating capacity of the business, the credit quality of the borrower, and the value of the underlying collateral. Changes in business conditions, lending policies, the value of the underlying collateral, and the quality of the loan review program can affect the credit quality of this segment.

        Commercial Real Estate Loans—Non-Owner Occupied:    Loans in this segment are collateralized by commercial real estate where the primary source of repayment is derived from rental income associated with the property or the proceeds of the sale, refinancing, or permanent financing of the property. Repayment is dependent on the income-generating capacity of the business, the strength of the rental market, occupancy rates, demand for commercial real estate, the credit quality of the borrower, and the value of the underlying collateral. Changes in business conditions, lending policies, the value of the underlying collateral, and the quality of the loan review program can affect the credit quality of this segment.

PENINSULA FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Commercial Land and Development:    Loans in this segment are secured by real estate used for developing land in preparation of erecting new structures or for on-site construction of industrial and commercial buildings. Repayment is dependent on the income-generating capacity of the business and the demand for commercial real estate. Changes in business conditions, lending policies, the value of the underlying collateral, and the quality of the loan review program can affect the credit quality of this segment.

        Other Commercial Loans and Overdrafts:    Other commercial loans in this segment are generally collateralized by the assets of the business. Repayment is dependent on the income-generating capacity of the business. Changes in business conditions and lending policies can affect the credit quality of this segment.

        Overdrafts are considered unsecured loans.    Repayment is dependent on the income-generating capacity of the deposit account owner. Changes in business conditions and lending policies can affect the credit quality of this segment.

        Consumer Installment Loans:    Loans in this segment are generally collateralized by vehicles, other personal property, or are unsecured. Repayment is dependent on the credit quality of the borrower and value of the underlying collateral, if any. Changes in business conditions and lending policies can affect the credit quality of this segment.

        Revolving Home Equity Lines-of-Credit:    Loans in this segment are collateralized by residential real estate and repayment is dependent on the credit quality of the borrower and the value of the underlying collateral. Changes in business conditions, lending policies, and the quality of the loan review program can affect the credit quality of this segment.

        Credit Cards:    Loans in this segment are unsecured and repayment is dependent on the credit quality of the borrower. Changes in business conditions and lending policies can affect the credit quality of this segment.

        An unallocated component is maintained to cover uncertainties that could affect management's estimate of the probable losses. The unallocated component of the Allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodology for estimating specific and general losses in the portfolio.

Credit Quality Information

        The Bank uses the following eight risk rating numerical grades:

        Grades 1 through 4:    Loans in these categories exhibit an acceptable level of credit risk, ranging from "exceptional" to "acceptable."

        Grade 5:    "Watch"—Loans in this category have potential weaknesses that require closer monitoring. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects or the credit quality in the future. Watch loans do not expose the Bank to sufficient risk to warrant a substandard grade. Loans in this category are periodically past due, or reflect a potential

PENINSULA FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

problem noted by the loan officer, a loan review, an auditor, or a regulator. Indicators of watch loans include negative trends in collateral values or cash flow or by temporary downturns.

        Grade 6:    "Substandard"—Substandard loans are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard loans must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

        Grade 7:    "Doubtful"—Doubtful loans have all the weaknesses inherent in "Substandard Loans" with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently known facts, conditions and values, highly questionable and improbable. The possibility of loss is extremely high, but because of certain important and reasonably specific pending factors that may work to the advantage of and strengthen the credit, its grading as an estimated loss is deferred until its exact status may be determined. Pending factors may include a proposed merger or acquisition, liquidation proceedings, capital injection, perfecting liens on additional collateral, or refinancing plans.

        Grade 8:    "Loss"—Loss loans are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This does not mean that the loan has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be affected in the future.

        Other Real Estate:    Other real estate acquired through or in lieu of loan foreclosure is initially recorded at the lower of the Company's carrying amount or fair market value less estimated selling cost at the date of foreclosure. At the date of acquisition, losses are charged to the allowance for loan losses. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. Valuations are periodically performed by management, and any subsequent write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of a property.

        Depreciation:    Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

        Pension Plan:    The Company has a defined benefit pension plan. The funding policy is to pay at least the minimum amounts required by the Employee Retirement Income Security Act of 1974.

        Federal Income Taxes:    The provision for federal income taxes charged to earnings is based on pre-tax income as reported in the accompanying statements of income after adjustments for tax-exempt interest and non-allowable expenses. Deferred tax assets or liabilities are established for temporary differences between financial and tax reporting bases and are subsequently adjusted to reflect changes in tax rates expected to be in effect when the temporary differences reverse. The principal sources of these timing differences relate primarily to accelerated depreciation for tax purposes versus straight-line depreciation for book purposes, and various timing differences in income and expense recognition due to the Company's elected basis of tax accounting and differences relating to the Company's deferred compensation/retirement plan for certain officers and directors. The Company and its subsidiary bank file a consolidated federal income tax return.

PENINSULA FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Net Income Per Share of Common Stock:    Net income per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period.

        Comprehensive Income:    Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale and actuarial gains and losses on the defined benefit pension plan. Comprehensive income is recognized as a separate component of equity.

        Off-Balance-Sheet Financial Instruments:    In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, and letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

        Fair Values of Financial Instruments:    Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

        The Fair Value Measurements and Disclosures Topic of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The Fair Value Measurements and Disclosures Topic excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

        Reclassifications:    Certain amounts as of and for the year ended December 31, 2012 have been reclassified to conform with the current year's presentation.

        Subsequent Events:    Subsequent events were evaluated through February 20, 2014, which is the date the financial statements were available to be issued.

PENINSULA FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013

NOTE B—INVESTMENT SECURITIES

        At December 31, 2013, the investment securities portfolio was comprised of securities classified as available for sale. Investment securities available for sale are carried at market value. The amortized cost and fair values of investment securities available for sale are:

	December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Government and federal agencies	$5,422,790	$8,098	$(52,388)	$5,378,500
State and municipal securities	5,345,063	125,275	(90,553)	5,379,785
Mortgage-backed securities	10,940,494	62,466	(312,191)	10,690,769
Certificates of deposit	2,827,000	-0-	(996)	2,826,004

TOTAL	$24,535,347	$195,839	$(456,128)	$24,275,058

	December 31, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Government and federal agencies	$3,300,000	$9,860	$(150)	$3,309,710
State and municipal securities	5,969,665	278,760	(16,929)	6,231,496
Mortgage-backed securities	5,387,935	154,455	(2)	5,542,388

TOTAL	$14,657,600	$443,075	$(17,081)	$15,083,594

        The amortized cost and fair values of investment securities available for sale by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Securities Available For Sale at December 31, 2013
	Amortized Cost	Fair Value
Due in one year or less	$1,589,230	$1,597,866
Due after one year but less than five years	5,824,418	5,853,639
Due after five years but less than ten years	3,311,237	3,333,863
Due after ten years	2,869,968	2,798,921
Mortgage-backed securities	10,940,494	10,690,769

TOTAL	$24,535,347	$24,275,058

PENINSULA FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013

NOTE B—INVESTMENT SECURITIES (Continued)

        Securities with unrealized losses, not recognized in income, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position are as follows:

	December 31, 2013
	Less than 12 Months		12 Months or More		Total
Description	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Government and federal agencies	$2,909,100	$(52,388)	$-0-	$-0-	$2,909,100	$(52,388)
State and municipal securities	1,072,289	(29,127)	518,160	(61,426)	1,590,449	(90,553)
Mortgage-backed securities	7,958,973	(312,191)	-0-	-0-	7,958,973	(312,191)
Certificates of deposit	497,004	(996)	-0-	-0-	497,004	(996)

TOTAL	$12,437,366	$(394,702)	$518,160	$(61,426)	$12,955,526	$(456,128)

        The Company evaluates securities for other-than-temporary impairment on a regular basis. No unrealized losses have been recognized into income as a result. In performing this evaluation, consideration is given to the length of time and the extent to which fair value has been less than cost, the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value, and whether the securities are issued by the federal government or its agencies. At December 31, 2013, 24 debt securities had unrealized losses with aggregate depreciation of less than two percent from the Company's amortized cost basis. As management has the ability to hold these securities until maturity, no declines are deemed to be other-than-temporary.

        At December 31, 2013 and 2012, $2,492,589 and $3,375,767, respectively, of the Bank's investment securities were pledged to the Federal Reserve Bank against potential future borrowings.

PENINSULA FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013

NOTE C—LOANS AND ALLOWANCE FOR LOAN LOSSES

        Major classifications of loans are as follows:

	December 31
	2013	2012
Residential REM	$31,776,634	$32,049,524
Commercial REM—owner occupied	21,530,509	24,120,210
Commercial REM—non-owner occupied	9,952,177	11,875,186
Other Commercial	3,370,537	5,450,977
Installment	3,669,650	3,970,107
Commercial Land and Development	1,697,713	2,264,456
Revolving	3,002,690	3,624,381
Credit Cards	-0-	434,750

	74,999,910	83,789,591
Allowance for loan losses	(1,492,994)	(2,008,296)

NET LOANS	$73,506,916	$81,781,295

        Changes in the allowance for loan losses are as follows:

	Year Ended December 31
	2013	2012
Balance at beginning of year	$2,008,296	$2,004,841
Provision charged to operations	580,000	560,000
Loans charged off	(1,100,542)	(601,764)
Recoveries	5,240	45,219

BALANCE AT END OF YEAR	$1,492,994	$2,008,296

PENINSULA FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013

NOTE C—LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

        Changes in the allowance for loan losses by major loan classifications are as follows:

	Year Ended December 31, 2013
		Commercial REM
	Residential REM	Owner Occupied	Non-Owner Occupied	Other Commercial	Installment	Commercial Land	Revolving	Credit Cards	Unallocated	Total
Beginning balance	$676,757	$271,620	$451,914	$261,893	$27,298	$187,152	$52,314	$1,763	$77,585	$2,008,296
Charge offs	(436,167)	(81,802)	(97,575)	-0-	(2,585)	(480,392)	-0-	(2,021)	-0-	(1,100,542)
Recoveries	-0-	-0-	300	2,000	2,940	-0-	-0-	-0-	-0-	5,240
Provision for loan losses	116,041	238,208	223,744	(216,456)	(15,932)	352,215	(40,493)	258	(77,585)	580,000

ENDING BALANCE	$356,631	$428,026	$578,383	$47,437	$11,721	$58,975	$11,821	$-0-	$-0-	$1,492,994

	Year Ended December 31, 2012
		Commercial REM
	Residential REM	Owner Occupied	Non-Owner Occupied	Other Commercial	Installment	Commercial Land	Revolving	Credit Cards	Unallocated	Total
Beginning balance	$712,755	$266,708	$440,518	$212,261	$51,850	$146,050	$56,745	$2,783	$115,171	$52,004,841
Charge offs	(56,329)	(127,427)	(357,218)	(57,593)	-0-	-0-	-0-	(3,197)	-0-	(601,764)
Recoveries	711	15,000	2,576	19,036	7,746	-0-	-0-	150	-0-	45,219
Provision for loan losses	19,620	117,339	366,038	88,189	(32,298)	41,102	(4,431)	2,027	(37,586)	560,000

ENDING BALANCE	$676,757	$271,620	$451,914	$261,893	$27,298	$187,152	$52,314	$1,763	$77,585	$2,008,296

PENINSULA FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013

NOTE C—LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

        The unpaid principal balance of loans by major classifications based on impairment method is as follows:

	December 31, 2013
		Commercial REM
	Residential REM	Owner Occupied	Non-Owner Occupied	Other Commercial	Installment	Commercial Land	Revolving	Credit Cards	Total
Allowance for Loan Loss:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$229,658	$326,615	$476,032	$47,437	$6,441	$-0-	$8,296	$-0-	$1,094,479
Collectively evaluated for impairment	126,973	101,411	102,351	-0-	5,280	58,975	3,525	-0-	398,515

TOTAL ENDING ALLOWANCE BALANCE	$356,631	$428,026	$578,383	$47,437	$11,721	$58,975	$11,821	$-0-	$1,492,994

Loans:
Individually evaluated for impairment	$4,302,980	$5,002,050	$3,103,016	$539,499	$27,416	$877,462	$35,425	$-0-	$13,887,848
Collectively evaluated for impairment	27,473,654	16,528,459	6,849,161	2,831,038	3,642,234	820,251	2,967,265	-0-	61,112,062

TOTAL ENDING LOANS BALANCE	$31,776,634	$21,530,509	$9,952,177	$3,370,537	$3,669,650	$1,697,713	$3,002,690	$-0-	$74,999,910

	December 31, 2012
		Commercial REM
	Residential REM	Owner Occupied	Non-Owner Occupied	Other Commercial	Installment	Commercial Land	Revolving	Credit Cards	Total
Allowance for Loan Loss:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$597,998	$157,549	$347,837	$261,115	$24,041	$186,968	$5,125	$-0-	$1,580,633
Collectively evaluated for impairment	78,759	114,071	104,077	778	3,257	184	47,189	1,763	350,078
Unallocated to specific loan segments	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	77,585

TOTAL ENDING ALLOWANCE BALANCE	$676,757	$271,620	$451,914	$261,893	$27,298	$187,152	$52,314	$1,763	$2,008,296

Loans:
Individually evaluated for impairment	$4,452,188	$5,526,787	$2,937,531	$742,221	$169,588	$1,953,130	$44,855	$-0-	$15,826,300
Collectively evaluated for impairment	27,597,336	18,593,423	8,937,655	4,708,756	3,800,519	311,326	3,579,526	434,750	67,963,291

TOTAL ENDING LOANS BALANCE	$32,049,524	$24,120,210	$11,875,186	$5,450,977	$3,970,107	$2,264,456	$3,624,381	$434,750	$83,789,591

PENINSULA FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013

NOTE C—LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

        The following table presents loans individually evaluated for impairment by class of loans at December 31, 2013:

	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Residential REM	$3,424,345	$-0-
Commercial REM—owner occupied	4,025,147	-0-
Commercial REM—non-owner occupied	1,500,324	-0-
Other Commercial	477,949	-0-
Installment	20,973	-0-
Commercial Land and Development	877,462	-0-
Revolving	24,852	-0-
Credit Cards	-0-	-0-

SUBTOTAL	$10,351,052	$-0-

With an allowance recorded:
Residential REM	$878,635	$229,658
Commercial REM—owner occupied	976,903	326,615
Commercial REM—non-owner occupied	1,602,692	476,032
Other Commercial	61,550	47,437
Installment	6,443	6,441
Commercial Land and Development	-0-	-0-
Revolving	10,573	8,296
Credit Cards	-0-	-0-

SUBTOTAL	$3,536,796	$1,094,479

TOTAL	$13,887,848	$1,094,479

PENINSULA FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013

NOTE C—LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

        The following table presents loans individually evaluated for impairment by class of loans at December 31, 2012:

	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Residential REM	$2,749,961	$-0-
Commercial REM—owner occupied	4,640,277	-0-
Commercial REM—non-owner occupied	742,074	-0-
Other Commercial	337,488	-0-
Installment	145,547	-0-
Commercial Land and Development	1,423,201	-0-
Revolving	24,889	-0-
Credit Cards	-0-	-0-

SUBTOTAL	$10,063,437	$-0-

With an allowance recorded:
Residential REM	$1,702,227	$597,998
Commercial REM—owner occupied	886,510	157,549
Commercial REM—non-owner occupied	2,195,457	347,837
Other Commercial	404,733	261,115
Installment	24,041	24,041
Commercial Land and Development	529,929	186,968
Revolving	19,966	5,125
Credit Cards	-0-	-0-

SUBTOTAL	$5,762,863	$1,580,633

TOTAL	$15,826,300	$1,580,633

        The average recorded investment in impaired loans amounted to approximately $4,649,830 for the year ended December 31, 2013.

        Non-performing loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one classification.

PENINSULA FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013

NOTE C—LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

        Past due and non-accrual loans are as follows:

	December 31, 2013		December 31, 2012
	Past Due 90 Days or More and Still Accruing	Non-Accrual	Past Due 90 Days or More and Still Accruing	Non-Accrual
Residential REM	$62,479	$1,300,877	$961,416	$752,448
Commercial REM—owner occupied	140,894	1,038,457	9,729	722,577
Commercial REM—non-owner occupied	-0-	643,819	-0-	1,242,287
Other Commercial	-0-	326,208	45,809	212,875
Installment	2,861	949	13,575	-0-
Commercial Land and Development	-0-	877,462	43,600	1,953,131
Revolving	-0-	35,425	-0-	44,855
Credit Cards	-0-	-0-	-0-	-0-

TOTAL	$206,234	$4,223,197	$1,074,129	$4,928,173

        The following table presents the aging of past due loans by classification at December 31, 2013:

	30 - 89 Days Past Due	Greater Than 90 Days and Non-Accrual	Total Past Due and Non- Accrual	Current	Total Loan Balance
Residential REM	$1,621,513	$1,363,356	$2,984,869	$28,791,765	$31,776,634
Commercial REM—owner occupied	170,959	1,179,350	1,350,309	20,180,200	21,530,509
Commercial REM—non-owner occupied	92,837	643,820	736,657	9,215,520	9,952,177
Other Commercial	79,891	326,208	406,099	2,964,438	3,370,537
Installment	29,223	3,810	33,033	3,636,617	3,669,650
Commercial Land and Development	-0-	877,462	877,462	820,251	1,697,713
Revolving	65,639	35,425	101,064	2,901,626	3,002,690
Credit Cards	-0-	-0-	-0-	-0-	-0-

TOTAL	$2,060,062	$4,429,431	$6,489,493	$68,510,417	$74,999,910

PENINSULA FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013

NOTE C—LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

        The following table presents the aging of past due loans by classification at December 31, 2012:

	30 - 89 Days Past Due	Greater Than 90 Days and Non-Accrual	Total Past Due and Non- Accrual	Current	Total Loan Balance
Residential REM	$1,415,988	$1,713,865	$3,129,853	$28,919,671	$32,049,524
Commercial REM—owner occupied	1,032,455	732,305	1,764,760	22,355,450	24,120,210
Commercial REM—non-owner occupied	617,208	1,242,287	1,859,495	10,015,691	11,875,186
Other Commercial	265,165	258,684	523,849	4,927,128	5,450,977
Installment	55,650	13,575	69,225	3,900,882	3,970,107
Commercial Land and Development	31,772	1,996,731	2,028,503	235,953	2,264,456
Revolving	82,635	44,855	127,490	3,496,891	3,624,381
Credit Cards	-0-	-0-	-0-	434,750	434,750

TOTAL	$3,500,873	$6,002,302	$9,503,175	$74,286,416	$83,789,591

Troubled Debt Restructuring:

        During the twelve months ending December 31, 2013, the terms of certain loans were modified as TDRs. The modification of the terms of such loans included one or a combination of the following: a stated rate of interest lower than the current market rate for new debt with similar risk; interest only payments on an amortizing note; a reduced payment amount which does not fully cover the interest; or a permanent reduction of the recorded investment in the loan.

        The Bank has allocated $680,878 of specific reserves on $5,570,547 of loans to customers whose terms have been modified in TDR as of December 31, 2013.

        The Bank had allocated $589,953 of specific reserves on $4,634,154 of loans to customers whose terms have been modified in TDR as of December 31, 2012.

PENINSULA FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013

NOTE C—LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

        The following table presents TDRs that occurred during 2013 by class of loans:

	Number of Loans	Pre-Modification Outstanding Loan Balance	Post-Modification Outstanding Loan Balance
Troubled Debt Restructuring:
Residential REM	10	$1,060,395	$1,060,395
Commercial REM—owner occupied	2	368,537	368,537
Commercial REM—non-owner occupied	2	410,889	410,889
Other Commercial	4	406,630	406,630
Installment	0	-0-	-0-
Commercial Land and Development	0	-0-	-0-
Revolving	0	-0-	-0-
Credit Cards	0	-0-	-0-

TOTAL	18	$2,246,451	$2,246,451

        The following table presents TDRs that occurred during 2012 by class of loans:

	Number of Loans	Pre-Modification Outstanding Loan Balance	Post-Modification Outstanding Loan Balance
Troubled Debt Restructuring:
Residential REM	6	$387,394	$387,394
Commercial REM—owner occupied	0	-0-	-0-
Commercial REM—non-owner occupied	1	640,903	640,903
Other Commercial	0	-0-	-0-
Installment	0	-0-	-0-
Commercial Land & Development	2	681,567	681,567
Revolving	0	-0-	-0-
Credit Cards	0	-0-	-0-

TOTAL	9	$1,709,864	$1,709,864

        Generally, a modified loan is considered to be in payment default when the borrower is not performing according to the renegotiated terms and stops communicating and working with the Bank.

        At December 31, 2013, there were four loans classified as TDRs that totaled approximately $861,000 that experienced a payment default within twelve months of the modification.

        In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed utilizing the Company's internal underwriting policy.

PENINSULA FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013

NOTE C—LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

Credit Quality Indicators:

        The Bank utilizes a numeric grading system for loans to indicate the quality of the credit. At origination, grades are assigned to each commercial and commercial real estate loan by assessing information about the borrower's situation, including cash flow analysis and estimated collateral values. The loan grade is reassessed at each renewal or refinance, but any credit may receive a review based on lender identifications of changes in the situation or behavior of the borrower.

        Grades are not usually assigned to consumer residential or installment loans unless the loan meets specific criteria for placing the loan on the Bank's watch list. Once a loan is graded a "5" ("Watch") or greater number, the loan grade will be analyzed once a quarter to assess the borrower's credit quality and to determine if the loan is impaired. In addition to these methods of assigning loan grades, changes may occur through the loan review program or regulatory examination process. The loan grades are as follows:

        Exceptional Quality:    Loans characterized as having minimal credit risk.

        High Quality:    Loans characterized as having low credit risk; the borrower has a history of strong repayment capacity.

        Satisfactory Quality:    Loans characterized as having a reasonable level of credit risk; the capacity to service debt is sufficient and stable.

        Acceptable Quality:    Loans with a moderate to above-average level of credit risk.

        Watch:    Loans with potential weaknesses that require close monitoring.

        Substandard:    Loans that are inadequately protected by the current sound worth and paying capacity of the borrower or the collateral.

        Doubtful:    Loans with weaknesses that make collection in full highly questionable and improbable.

        Loss:    Loans that are considered uncollectible.

        At December 31, 2013, and based on the most recent analysis performed, the risk category of loans by classification is as follows:

	Commercial REM
Loan Grade	Owner Occupied	Non-Owner Occupied	Other Commercial	Commercial Land and Development	Total
Unrated	$134,412	$106,309	$409,535	$134,307	$784,563
1 - 4	16,211,788	7,773,076	2,173,772	685,945	26,844,581
5	706,082	725,480	100,831	-0-	1,532,393
6	4,478,227	1,347,312	686,399	877,461	7,389,399

TOTALS	$21,530,509	$9,952,177	$3,370,537	$1,697,713	$36,550,936

PENINSULA FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013

NOTE C—LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

        At December 31, 2012, and based on the most recent analysis performed, the risk category of loans by classification is as follows:

	Commercial REM
Loan Grade	Owner Occupied	Non-Owner Occupied	Other Commercial	Commercial Land and Development	Total
Unrated	$1,034,255	$504,491	$883,216	$185,945	$2,607,907
1 - 4	17,734,014	8,734,664	3,888,500	93,614	30,450,792
5	1,351,813	665,819	-0-	-0-	2,017,632
6	4,000,128	1,970,212	679,261	1,984,897	8,634,498

TOTALS	$24,120,210	$11,875,186	$5,450,977	$2,264,456	$43,710,829

        The Company considers the performance of the loan portfolio and its impact on the allowance for loan losses. For residential and consumer loan classifications, the Company evaluates credit quality based on the aging status of the loan, which was previously presented on page 20 of this report, and by payment activity. The following table presents the unpaid principal balance of residential and consumer loans based on payment activity as of December 31, 2013:

	Residential REM	Installment	Revolving	Credit Cards
Performing	$28,791,765	$3,636,617	$2,901,626	$-0-
Non-Performing	2,984,869	33,033	101,064	-0-

TOTAL	$31,776,634	$3,669,650	$3,002,690	$-0-

        The following table presents the unpaid principal balance of residential and consumer loans based on payment activity as of December 31, 2012:

	Residential REM	Installment	Revolving	Credit Cards
Performing	$28,919,671	$3,900,882	$3,496,891	$434,750
Non-Performing	3,129,853	69,225	127,490	-0-

TOTAL	$32,049,524	$3,970,107	$3,624,381	$434,750

        The Bank is servicing loans totaling $77,205,349 and $79,527,207 under the Freddie Mac Program as of December 31, 2013 and 2012, respectively. During the years ended December 31, 2013 and 2012, the Company originated and sold secondary market loans under the Freddie Mac Program totaling $16,643,020 and $25,822,485, respectively. The Bank is servicing loans totaling $1,764,474 and $2,122,464 under the Federal Home Loan Bank Program as of December 31, 2013 and 2012, respectively. During the year ended December 31, 2013, the Company did not originate or sell any secondary market loans under the Federal Home Loan Bank Program.

PENINSULA FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013

NOTE C—LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

        During the year ended December 31, 2012, the Company originated and sold secondary market loans under the Federal Home Loan Bank totaling $1,198,382. The Company has elected not to adopt the requirements of the Transfers and Servicing Topic of FASB ASC. This election does not have a material effect on the Company's financial position or results of operations. As of December 31, 2013, the Bank had mortgage loans with a carrying value approximating $18,358,641 pledged as collateral for the Federal Home Loan Bank borrowing.

NOTE D—BANK PREMISES AND EQUIPMENT

        The major classifications of these assets are summarized as follows:

	December 31
	2013	2012
Land and building	$4,005,575	$1,971,311
Equipment and furniture	1,424,316	1,255,564
Leasehold improvements	66,015	71,950
Construction in progress	-0-	50,091

	5,495,906	3,348,916
Accumulated depreciation	(2,317,444)	(2,301,181)

TOTAL	$3,178,462	$1,047,735

        At December 31, 2013, the Company's subsidiary leases space for three branches expiring at various dates through May 2018. The leases allow for renewal terms of either three or five years. Rent expense was $147,850 and $166,015 for 2013 and 2012, respectively. One of the leases is located in a building owned by one of the directors of the Company and the Bank. Rent paid to the related party was $17,200 for 2013 and $15,600 for 2012.

        Future minimum payments under these operating leases are summarized below:

Year Ended December 31
2014	$73,749
2015	72,249
2016	45,412
2017	30,500
2018	6,000

TOTAL	$227,910

NOTE E—INTEREST PAYMENTS

        The Bank paid $517,215 and $757,636 in interest on deposits during 2013 and 2012, respectively. The Bank paid $5,198 and $47,900 in interest on borrowed funds during 2013 and 2012, respectively.

PENINSULA FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013

NOTE F—COMMITMENTS AND CONTINGENCIES

        The Company's consolidated financial statements do not reflect various commitments and contingent liabilities that arise in the normal course of business and that involve elements of credit risk, interest rate risk, and liquidity risk. These commitments and contingent liabilities are commitments to extend credit, credit card arrangements, and standby letters of credit. A summary of the Bank's commitments and contingent liabilities at December 31, 2013, is as follows:

Unfunded construction loan commitments	$909,509
Standby letters of credit	673,889
Lines of credit	4,663,357

TOTAL	$6,246,755

        Standby letters of credit include exposure to some credit loss in the event of nonperformance of the customer. The Bank's credit policies and procedures for credit commitments and financial guarantees are the same as those for extensions of credit that are recorded on the consolidated statements of condition; because these instruments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank.

NOTE G—CONCENTRATION OF CREDIT

        All of the Bank's loans, commitments, and standby letters of credit have been granted to customers in the Bank's market area, which is primarily Marquette County in Michigan's Upper Peninsula. Investments in state and municipal securities also involve governmental entities within the Bank's market area. The concentrations of credit by type of loan are set forth in Note C. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Letters of credit were granted primarily to commercial borrowers.

        The Bank places its cash with high credit quality institutions. At times, such investments may be in excess of the insured limits. The Bank's cash accounts at banks are insured by the FDIC for up to $250,000. At December 31, 2013, the Bank had cash deposits in excess of federally-insured limits with four correspondent banks. The uninsured portion of these deposits approximates $11,876,102 at December 31, 2013.

NOTE H—REGULATORY MATTERS

        The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

PENINSULA FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013

NOTE H—REGULATORY MATTERS (Continued)

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2013, that the Bank meets all capital adequacy requirements to which it is subject.

        As of December 31, 2013, the most recent notification from the Federal Reserve Bank of Minneapolis categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2013:
Total Capital
(to Risk-Weighted Assets)	$18,252,000	23.8%	$6,143,000	8.0%	$7,679,000	10.0%
Tier 1 Capital
(to Risk-Weighted Assets)	$17,286,000	22.5%	$3,073,000	4.0%	$4,610,000	6.0%
Tier 1 Capital
(to Average Assets)	$17,286,000	13.5%	$5,122,000	4.0%	$6,402,000	5.0%
As of December 31, 2012:
Total Capital
(to Risk-Weighted Assets)	$18,160,000	22.0%	$6,604,000	8.0%	$8,255,000	10.0%
Tier 1 Capital
(to Risk-Weighted Assets)	$17,125,000	20.8%	$3,293,000	4.0%	$4,940,000	6.0%
Tier 1 Capital
(to Average Assets)	$17,125,000	12.9%	$5,310,000	4.0%	$6,638,000	5.0%

        The Bank is required to maintain average reserve balances by the Federal Reserve Bank. The amount of the required average reserve balance as of December 31, 2013, approximated $148,000.

PENINSULA FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013

NOTE I—INCOME TAXES

        The reasons for the difference between income tax expense (benefit) and the amount computed by applying the statutory federal income tax rate to income before income taxes are as follows:

	Year Ended December 31
	2013	2012
Federal income tax expense (benefit) computed at 34 percent	$(3,308)	$285,930
Add (deduct) effect of:
Tax-exempt bond and loan interest income	(51,512)	(71,109)
Non-deductible interest expense	2,040	8,160
Increase in cash surrender value of life insurance	(18,323)	(15,663)
Benefit of low income housing credits	(65,855)	-0-
Benefit of work opportunity tax credits	(20,000)	-0-
Deductible bad debts versus provision	-0-	1,175
Other items—net	(102,641)	3,597

TOTAL INCOME TAX EXPENSE (BENEFIT)	$(259,599)	$212,090

        The balance of the federal income tax expense (benefit) in the statements of income is comprised of the following components:

	Year Ended December 31
	2013	2012
Current	$-0-	$280,042
Deferred	(259,599)	(67,952)

TOTAL INCOME TAX EXPENSE (BENEFIT)	$(259,599)	$212,090

        The components of deferred tax assets (liabilities) that are included in other assets (liabilities) are as follows:

	December 31
	2013	2012
Deferred compensation plan	$430,172	$420,527
Allowance for loan losses	337,243	545,742
Depreciation	(145,853)	(187,061)
Minimum pension liability adjustment	248,423	402,488
Unrealized gains (losses) on securities available for sale	88,498	(144,838)

NET DEFERRED TAX ASSETS	$958,483	$1,036,858

        The Company made income tax payments of $500 and $305,000 during 2013 and 2012, respectively.

        The Company has adopted FASB ASC 740-10-25, Accounting for Uncertainty in Income Taxes. The Company will record a liability for uncertain tax positions when it is more likely than not that a tax position would not be sustained if examined by the taxing authority. The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.

PENINSULA FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013

NOTE I—INCOME TAXES (Continued)

        The Company's evaluation on December 31, 2013, revealed no uncertain tax positions that would have a material impact on the financial statements.

        As of December 31, 2013 and 2012, the Company does not have any unrecognized tax benefits in its financial statements. During the years ended December 31, 2013 and 2012, the Company has not incurred any interest or penalties on its income tax returns.

        The Company's tax returns are subject to possible examination by the taxing authorities. For federal income tax purposes, the tax returns essentially remain open for possible examination for a period of three years after the respective filing deadlines of those returns.

NOTE J—PENINSULA FINANCIAL CORPORATION (PARENT COMPANY ONLY) FINANCIAL STATEMENTS

	CONDENSED BALANCE SHEETS December 31
	2013	2012
ASSETS
Cash	$27,304	$40,212
Investment in subsidiary	17,114,404	17,232,439

TOTAL ASSETS	$17,141,708	$17,272,651

LIABILITIES—Dividends payable	$21,056	$31,988
SHAREHOLDERS' EQUITY
Common stock, no par value, 400,000 shares authorized, 288,000 shares issued and outstanding	6,000,000	6,000,000
Retained earnings	11,774,677	11,740,808
Accumulated other comprehensive income (loss):
Net unrealized holding gains on available for sale securities of subsidiary	(171,791)	281,156
Actuarial losses on the defined benefit pension plan	(482,234)	(781,301)

TOTAL SHAREHOLDERS' EQUITY	17,120,652	17,240,663

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$17,141,708	$17,272,651

PENINSULA FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013

NOTE J—PENINSULA FINANCIAL CORPORATION (PARENT COMPANY ONLY) FINANCIAL STATEMENTS (Continued)

	CONDENSED INCOME STATEMENTS Year Ended December 31
	2013	2012
INCOME—Dividends from subsidiary	$224,640	$299,520
EXPENSES—Miscellaneous	(10,616)	(10,595)

INCOME BEFORE UNDISTRIBUTED NET INCOME OF SUBSIDIARY	214,024	288,925
Equity in undistributed net income of subsidiary	35,845	339,955

NET INCOME	$249,869	$628,880

	CONDENSED STATEMENTS OF COMPREHENSIVE INCOME Year Ended December 31
	2013	2012
NET INCOME	$249,869	$628,880

COMPREHENSIVE INCOME	$95,989	$463,782

	CONDENSED STATEMENTS OF CASH FLOWS Year Ended December 31
	2013	2012
Net cash flows provided (used) by:
Operating activities:
Net income	$249,869	$628,880
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed earnings of subsidiary	(35,845)	(339,955)
Decrease in dividends payable	(10,932)	(1,661)

NET CASH PROVIDED BY OPERATING ACTIVITIES	203,092	287,264
Financing activities—cash dividends	(216,000)	(288,000)

NET DECREASE IN CASH	(12,908)	(736)
Cash at beginning of year	40,212	40,948

CASH AT END OF YEAR	$27,304	$40,212

PENINSULA FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013

NOTE K—DEFINED BENEFIT PENSION PLAN

        The Bank has a noncontributory defined benefit pension plan. Effective December 31, 2005, the plan was amended to freeze participation in the plan; therefore, no additional employees are eligible to become participants in the plan. The benefits are based on years of service and the employee's compensation at the time of retirement. The Plan was amended effective December 31, 2010, to freeze benefit accrual for all plan participants.

        The following table sets forth the plan's funded status and amounts recognized in the Bank's balance sheets.

	December 31
	2013	2012
Change in benefit obligation:
Benefit obligation at beginning of year	$2,993,487	$2,570,640
Service cost	-0-	-0-
Interest cost	120,072	121,510
Actuarial (gain) loss	(332,074)	382,634
Benefits paid	(134,507)	(81,297)

Benefit (asset) obligation at end of year	2,646,978	2,993,487
Change in plan assets:
Fair value of plan assets at beginning of year	1,842,337	1,611,777
Actual return on plan assets	209,414	206,863
Employer contributions	82,720	104,994
Benefits paid	(134,507)	(81,297)

Fair value of plan assets at end of year	1,999,964	1,842,337

Funded status	(647,014)	(1,151,150)
Unrecognized net actuarial loss	730,657	1,183,789

Prepaid (accrued) pension expense, included with other assets or liabilities	$83,643	$32,639

Additional pension liability, included with other liabilities	$730,657	$1,183,789

        The accumulated benefit obligation at December 31, 2013 and 2012 was $2,646,978 and $2,993,487, respectively.

        Net pension cost consists of the following components:

	Year Ended December 31
	2013	2012
Service cost-benefit earned during year	$-0-	$-0-
Interest cost on projected benefit obligation	120,072	121,510
Amortization of loss	57,410	43,321
Expected return on plan assets	(145,766)	(130,438)

NET PERIODIC PENSION COST	$31,716	$34,393

PENINSULA FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013

NOTE K—DEFINED BENEFIT PENSION PLAN (Continued)

        Assumptions used in the actuarial valuation are:

	January 1
	2013	2012
Weighted average discount rate	4.95%	4.75%
Rate of increase in future compensation levels	Not Applicable	Not Applicable
Expected long-term rate of return on plan assets	8.00%	8.00%

        The expected long-term rate of return on plan assets reflects management's expectations of long-term average rates of return on funds invested to provide for benefits included in the projected benefit obligation. The expected return is based on the outlook for inflation, fixed income returns and equity returns, while also considering historical returns, asset allocation and investment strategy. The discount rate assumption is based on investment yields available on AA rated long-term corporate bonds.

        The primary investment objective is to maximize the growth of the pension plan assets to meet the projected obligations to beneficiaries over a long period of time, and to do so in a manner that is consistent with the Bank's risk tolerance. Although all assets of the plan were in cash as of December 31, 2013, it was the intention of the plan sponsor to invest the plan assets in mutual funds with the following asset allocation:

	Target Allocation	Actual Allocation
Equity securities	50% to 70%	60%
Debt securities	30% to 50%	40%

        The following benefit payments, which reflect expected future service, are expected to be paid by the plan:

January 1, 2014 through December 31, 2014	$143,413
January 1, 2015 through December 31, 2015	$140,257
January 1, 2016 through December 31, 2016	$136,920
January 1, 2017 through December 31, 2017	$133,423
January 1, 2018 through December 31, 2018	$132,440
January 1, 2019 through December 31, 2023	$648,279

        The Company contribution for the year ending December 31, 2014, is estimated to be $132,200.

NOTE L—DEFINED CONTRIBUTION PLANS

        The Bank has a deferred compensation/retirement plan for certain directors and former directors. It is being funded by purchases of life insurance policies on these individuals. At December 31, 2013 and 2012, the cash surrender value of these policies was $1,959,450 and $1,905,559, respectively. The total expense for this plan for the years ended December 31, 2013 and 2012, was $135,208 and $138,101, respectively.

PENINSULA FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013

NOTE L—DEFINED CONTRIBUTION PLANS (Continued)

        Employees of the Bank may participate in a 401(k) Profit Sharing Plan, whereby the employees may elect to make contributions pursuant to a salary reduction agreement upon meeting age and length-of-service requirements. The Company matches 50 percent of the employee's contribution up to six percent of the employee's wages for the year. Company contributions recognized as expense approximated $30,352 in 2013 and $33,554 in 2012.

NOTE M—STOCK RIGHTS

        The Company's Board of Directors has approved a Rights Agreement (Rights Plan). The Rights Plan declared a dividend of one common share purchase right (Right) for each outstanding share of common stock. Each Right entitles a shareholder to purchase from the Company an additional share at a price equal to two and one-half times the book value subject to the terms of the Rights Plan. The Rights transfer with the common stock and are presently not assigned any monetary value. Rights are only exercisable on the distribution date, which is generally triggered by the acquisition of a 20 percent interest in the Company by a control group. Until a Right is exercised, Rights do not have a diluting effect on common stock. The Rights Plan will expire December 31, 2014.

NOTE N—ADVANCES FROM FEDERAL HOME LOAN BANK AND OTHER BORROWINGS

        The Company had an outstanding advance of $1,000,000 from the Federal Home Loan Bank at December 31, 2012. The advance outstanding as of December 31, 2012, had interest at a fixed rate of 2.88 percent and matured in January 2013. There is no outstanding advance from the Federal Home Loan Bank at December 31, 2013. The Company can draw up to a maximum $12,000,000 from the Federal Home Loan Bank. All of the advances are secured by a portion of the Company's mortgage loans.

        The Company has lines of credit with banks totaling $8,800,000. At December 31, 2013, there were no outstanding balances on the lines of credit.

        As part of the Bank's Liquidity Contingency Funding Plan, the Bank has taken the necessary steps to be able to borrow approximately $2,292,000 from the Federal Reserve. At December 31, 2013, no amounts had been drawn by the Bank under this program.

NOTE O—DEPOSITS

        The aggregate amount of time deposits, with a minimum denomination of $100,000, totaled $10,709,154 at December 31, 2013, and $13,639,809 at December 31, 2012.

PENINSULA FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013

NOTE O—DEPOSITS (Continued)

        The scheduled maturities of time deposits are as follows:

Year Ended December 31
2014	$19,654,235
2015	11,001,359
2016	1,635,064
2017	298,536
2018 and thereafter	272,070

TOTAL	$32,861,264

NOTE P—RELATED PARTIES

        The Bank has entered into transactions with its officers and directors. Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties at December 31, 2013 and 2012, was $1,416,960 and $1,340,537, respectively. During 2013, new loans were made totaling $789,194 and repayments totaled $712,771.

        The amount of deposits of officers, directors, and their affiliated businesses as of December 31, 2013 and 2012, was $2,001,592 and $2,112,210, respectively.

NOTE Q—OTHER REAL ESTATE OWNED

        The following represents the change in the Bank's investment in Other Real Estate (ORE) for the years ending:

	Year Ended December 31
	2013	2012
Balance at January 1	$408,079	$497,979
Loans transferred to ORE	1,559,597	160,969
Reductions from sales of ORE	(275,102)	(250,869)

BALANCE AT DECEMBER 31	$1,692,574	$408,079

        The Bank's investment in ORE is included in other assets on the balance sheet. The Bank incurred ORE expenses approximating $52,540 and $68,940 for the years ending December 31, 2013 and 2012, respectively.

PENINSULA FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013

NOTE R—FAIR VALUE

Fair Values of Financial Instruments

        The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

          Cash and Due from Banks:     The carrying value of cash and cash equivalents approximates fair value.

          Federal Funds Sold or Purchased:     The carrying amount approximates fair value.

          Investment Securities:    Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying amount is the estimated fair value for the investments in Federal Reserve and Federal Home Loan Bank stock.

          Loans Receivable:     For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain mortgage loans (e.g., one-to-four family residential), consumer loans and other loans (e.g., commercial real estate and rental property mortgage loans, commercial and industrial loans and agricultural) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

          Deposit Liabilities:     The fair values disclosed for demand deposits (e.g., interest and non-interest checking, savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts).

          Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

          Accrued interest receivable or payable:     The carrying amount of accrued interest receivable or payable approximates its fair value.

          Advances from Federal Home Loan Bank:     The carrying amount approximates fair value.

PENINSULA FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013

NOTE R—FAIR VALUE (Continued)

        The approximate carrying amount and estimated fair values of the Company's financial instruments are as follows:

	December 31, 2013
	Carrying Amount	Fair Value
Financial Assets:
Cash and due from banks	$14,759,921	$14,759,921
Federal funds sold	$2,200,000	$2,200,000
Investment securities available for sale	$24,275,058	$24,275,058
Federal Reserve and Federal Home Loan Bank stock	$575,600	$575,600
Loans, less allowance for loan losses	$73,506,916	$73,007,314
Accrued interest receivable	$324,012	$324,012
Financial Liabilities:
Deposits	$104,824,798	$102,853,122
Accrued interest payable	$34,901	$34,901

Fair Value Measurements

        The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Securities available for sale are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets on a nonrecurring basis, such as loans held for sale, impaired loans, and foreclosed assets. These nonrecurring fair value adjustments typically involve the application of lower of cost or market accounting write-downs of individual assets.

        The Fair Value Measurements and Disclosures Topic of FASB ASC establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy consists of three broad levels: Level 1 inputs consist of unadjusted quoted prices in active markets for identical assets and have the highest priority; Level 2 inputs consist of observable inputs other than quoted prices for identical assets; Level 3 inputs consist of unobservable inputs and have the lowest priority. The Bank uses appropriate valuation techniques based on the available inputs to measure the fair value of its investments.

        Following is a description of the valuation methodologies used for assets and liabilities recorded at fair value:

        Investment Securities:    Investment securities available for sale are recorded at fair value on a recurring basis. Level 1 fair value measurement is based upon quoted prices for identical instruments, if available. If quoted market prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security's credit rating, prepayment assumptions, and other factors such as credit loss and liquidity assumptions and are considered Level 2. The values for Level 1 and Level 2 investment securities are generally obtained from an independent third party without making any adjustments. The

PENINSULA FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013

NOTE R—FAIR VALUE (Continued)

third party generally obtains direct market prices, such as benchmark curves, sector groupings, or matrix pricing. Because of these modeling techniques, the third party generally designates the investment securities as Level 2.

        Other Real Estate:    Commercial and residential real estate properties classified as foreclosed assets are measured at fair value less costs to sell. Fair values are generally based on recent real estate appraisals or internal evaluations. Management may add discounts to third party appraisals. The appraisals are generally obtained annually and are performed by qualified licensed appraisers. When the fair value of collateral is based on an observable market price or a current appraised value, the Company records the foreclosed assets as a nonrecurring Level 2. When a current appraised value is not available, or management determines further impairment below the appraised value, and there is no observable market price, the Company classifies the foreclosed asset as a nonrecurring Level 3.

        Loans:    The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and a specific allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. The Company measures impairment in accordance with FASB ASC 942-310. The fair value of impaired loans is estimated using one of several methods, including collateral value, liquidation value, and discounted cash flows. Impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investment in such loans.

        The Company reviews the net realizable values of the underlying collateral for collateral dependent impaired loans on a quarterly basis for all loan types. To determine the collateral value, management utilizes independent appraisals or internal evaluations. These valuations are reviewed to determine whether additional discount should be applied given the age of market information that may have been considered as well as other factors such as costs to carry and sell an asset if it is determined that the collateral will be liquidated in connection with the ultimate settlement of the loan. These valuations are used to determine if any charge-offs or specific reserves are necessary. The Company may obtain new valuations in certain circumstances, including when there has been significant deterioration in the condition of the collateral, if the foreclosure process has begun, or if the existing valuation is deemed to be outdated.

        At December 31, 2013, substantially all of the impaired loans were evaluated based on the fair value of the collateral. Impaired loans, where an allowance is established based on the fair value of collateral, require classification in the fair value hierarchy.

PENINSULA FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2013

NOTE R—FAIR VALUE (Continued)

        The following table presents information about the Bank's investments measured at fair value on a recurring basis:

		Fair Value Measurements at Reporting Date Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2013:
U.S. Government and federal agencies	$5,378,500	$5,378,500	$-0-	$-0-
State and other municipal securities	5,379,785	-0-	5,379,785	-0-
Mortgage-backed securities	10,690,769	-0-	10,690,769	-0-
Certificates of deposit	2,826,004	-0-	2,826,004	-0-

TOTAL INVESTMENT SECURITIES	$24,275,058	$5,378,500	$18,896,558	$0

December 31, 2012:
U.S. Government and federal agencies	$3,309,710	$3,309,710	$-0-	$-0-
State and other municipal securities	6,231,496	-0-	6,231,496	-0-
Mortgage-backed securities	5,542,388	-0-	5,542,388	-0-

TOTAL INVESTMENT SECURITIES	$15,083,594	$3,309,710	$11,773,884	$0

        Fair values of assets measured on a nonrecurring basis at December 31 are as follows:

	Total Fair Value	Level 3
December 31, 2013:
Impaired loans	$3,930,013	$3,930,013
Other real estate	$1,392,595	$1,392,595

NOTE S—PENDING LITIGATION, CLAIMS, OR ASSESSMENTS

        Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe that there are such matters that will have a material effect on the consolidated financial statements.

NOTE T—PRIOR PERIOD ADJUSTMENT

        During 2013, the Company restated retained earnings at December 31, 2011, to correct the application of U.S. GAAP to properly record a deferred tax asset for the allowance for loan losses. The effect of this adjustment was an increase in deferred tax assets and retained earnings at December 31, 2011, by $608,882. This restatement had no impact on net income for either 2013 or 2012.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

JUNE 30, 2014

(all amounts are in thousands, except per share data, unless otherwise indicated)

			Purchase Accounting and Pro Forma Adjustments
	Mackinac 6/30/2014 (as reported)	Peninsula 6/30/2014 (as reported)								Pro-Forma 6/30/2014 Combined
			Debit		Credit		Debit	Credit
ASSETS
Cash and due from banks	$20,744	$12,618	$—					$7,189	(i)	$21,523
								4,650	(j)
Federal funds sold	2	100	—		—			—		102

Cash and cash equivalents	20,746	12,718	—		—		—	11,839		21,625
Interest bearing deposits	235	—			—			—		235
Securities available for sale	47,374	29,279	—		—			—		76,653
Federal Home Loan Bank stock	3,060	576			—			—		3,636
Loans
Commercial	374,565	41,477			3,529	(b)		—		412,513
Mortgage	113,332	29,407			—			—		142,739
Consumer	15,043	3,360			—			—		18,403

Total loans	502,940	74,244	—		3,529		—	—		573,655
Allowance for loan losses	(5,097)	(1,764)	1,764	(c)	—			—		(5,097)

Net loans	497,843	72,480	1,764		3,529		—	—		568,558

Premises and equipment	9,790	3,113			—			—		12,903
Other real estate held for sale	1,947	1,829			489	(d)		—		3,287
Other assets	14,874	4,292	1,026		—	(e)		—		20,192
Deposit Base Intangible	—	—	1,150			(f)				1,150
Goodwill	—	—	5,013			(g)				5,013

TOTAL ASSETS	$595,869	$124,287	$8,953		$4,018		$—	$11,839		$713,252

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Noninterest bearing deposits	$73,732	$10,165	$—		$—			$—		$83,897
Interest-bearing deposits
Interest checking	45,333									45,333
NOW	38,011	21,034			—			—		59,045
Money market	64,898	30,351			—			—		95,249

Total transactional deposits	221,974	61,550	—		—		—	—		283,524

Savings	15,658	12,172			—			—		27,830
IRA	17,815	3,384			—			—		21,199
CDs<$100,000	125,325	27,091			—			—		152,416
CDs>$100,000	23,151	—			—			—		23,151
Brokered/internet	80,093	—			—			—		80,093

Total deposits	484,016	104,197	—		—		—	—		588,213
Borrowings	42,087	—			—			—		42,087
Other liabilities	3,289	2,354			2,150	(a)		—		7,793
Shareholders' equity
Common stock and additional paid in capital	53,703	6,000			5,013	(g)	13,720	8,635	(k)	59,631
Retained earnings	12,325	12,171	2,228			(h)	7,189	—	(i)	15,079
Accumulated other comprehensive income	449	(435)			—			435	(l)	449

Total shareholders' equity	66,477	17,736	2,228		5,013		20,909	9,070		75,159

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$595,869	$124,287	$2,228		$7,163		$20,909	$9,070		$713,252

Basic common shares outstanding	5,527,690	288,000						642,026	(m)	6,169,716
Book value per basic common shares outstanding	$12.03	$61.58								$12.18

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2014

(all amounts are in thousands, except per share data, unless otherwise indicated)

	Mackinac 6/30/2014 (as reported)	Peninsula 6/30/2014 (as reported)	Pro Forma Adjustments		Pro-Forma 6/30/2014 Combined
Interest income	$13,265	$2,226	$—		$15,491

Accretion of performing loan credit mark	—	—	219	(b)	219

Total interest income	13,265	2,226	219		15,710
Interest expense	2,013	191	50	(n)	2,254

Net interest income	11,252	2,035	169		13,456
Provision for loan losses	374	325	—		699

Net interest income after provision	10,878	1,710	169		12,757
Noninterest income	1,341	1,147	—		2,488
Noninterest expense	10,005	2,210	(1,074)	(o)	11,141

Amortization of deposit based intangible	—	—	58	(f)	58

Total noninterest expense	10,005	2,210	(1,016)		11,199

Income before taxes	2,214	647	1,185		4,046
Federal income taxes	748	106	403	(e)	1,257

Net income available to common shareholders	$1,466	$541	$782		$2,789

Shares outstanding at end of period	5,527,690	288,000	642,026	(m)	6,169,716
Weighted average common shares outstanding	5,529,290	288,000	642,026	(m)	6,171,316
Weighted average fully diluted common shares outstanding	5,584,932	288,000	642,026	(m)	6,226,958
Basic earnings per share	$0.27	$1.88			$0.45
Diluted earnings per share	$0.26	$1.88			$0.45

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2013

(all amounts are in thousands, except per share data, unless otherwise indicated)

	Mackinac 12/31/2013 (as reported)	Peninsula 12/31/2013 (as reported)	Pro Forma Adjustments		Pro-Forma 12/31/2013 Combined
Interest income	$25,523	$4,721	$—		$30,244

Accretion of performing loan credit mark	—		437	(b)	437

Total interest income	25,523	4,721	437		30,681
Interest expense	4,124	502	100	(n)	4,726

Net interest income	21,399	4,219	337		25,955
Provision for loan losses	1,675	580	—		2,255

Net interest income after provision	19,724	3,639	337		23,700
Noninterest income	3,938	795	—		4,733
Noninterest expense	18,128	4,445	(2,148)	(o)	20,425

Amortization of deposit based intangible	—		115	(f)	115

Total noninterest expense	18,128	4,445	(2,033)		20,540

Income before taxes	5,534	(11)	2,370		7,893
Federal income taxes	(403)	(260)	806	(e)	143

Net Income	$5,937	$249	$1,564		$7,750
Preferred dividends	308	—	—		308

Net income available to common shareholders	$5,629	$249	$1,564		$7,442

Shares outstanding at end of period	5,541,390	288,000	642,026	(m)	6,183,416
Weighted average common shares outstanding	5,558,313	288,000	642,026	(m)	6,200,339
Weighted average fully diluted common shares outstanding	5,650,058	288,000	642,026	(m)	6,292,084
Basic earnings per share	$1.01	$0.86			$1.20
Diluted earnings per share	$1.00	$0.86			$1.18

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Note A—Basis of Presentation

        The unaudited pro forma combined condensed consolidated financial information and explanatory notes show the impact on the historical financial condition and results of operations of Mackinac resulting from the pending Peninsula acquisition under the acquisition method of accounting. Under the acquisition method of accounting, the assets and liabilities of Peninsula will be recorded by Mackinac at fair value as of the date the transaction is completed. The unaudited pro forma combined condensed consolidated statement of financial condition combines the historical financial information of Mackinac and Peninsula as of December 31, 2013, and assumes that the Merger was completed on that date. The unaudited pro forma combined condensed consolidated statements of operations for the twelve month period ended December 31, 2013 gives effect to the pending Merger as if the transaction had been completed on January 1, 2013.

        Since the transaction is recorded using the acquisition method of accounting, all loans are recorded at fair value, including adjustments for credit quality, and no allowance for credit losses is carried over to Mackinac's balance sheet. In addition, certain nonrecurring costs associated with the pending Merger such as potential severance, professional fees, legal fees and conversion-related expenditures are expensed as incurred and not reflected in the unaudited pro forma combined condensed consolidated statements of operations.

        While the recording of the acquired loans at their fair value will impact the prospective determination of the provision for loan and lease losses and the allowance for loan and lease losses, for purposes of the unaudited pro forma combined condensed consolidated statement of operations for the year ended December 31, 2013, Mackinac assumed no adjustments to the historical amount of Peninsula's provision for loan losses. If such adjustments were estimated, there could be a reduction, which could be significant, to the historical amounts of Peninsula's provision for loan losses presented.

Note B—Accounting Policies and Financial Statement Classifications

        The accounting policies of Peninsula are in the process of being reviewed in detail by Mackinac. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined.

Note C—Merger and Acquisition Integration Costs

        In connection with the pending Merger, the plan to integrate the operations of Peninsula is still being developed. The specific details of the plan to integrate the operations of Peninsula will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment and service contracts to determine where Mackinac may take advantage of redundancies. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts with certain service providers, selling or otherwise disposing of certain premises, furniture and equipment, and re-assessing a possible deferred tax asset valuation allowance from a potential change in control for tax purposes. Mackinac also expects to incur merger-related costs including professional fees, legal fees, system conversion costs and costs related to communications with customers and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature of the cost and the timing of these integration actions. No such costs were considered in the accompanying unaudited pro forma combined condensed consolidated statements of operations.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION (Continued)

Note D—Estimated Annual Cost Savings

        Mackinac expects to realize cost savings from the pending Merger. These cost savings are not reflected in the unaudited pro forma condensed consolidated financial information and there can be no assurance they will be achieved in the amount, manner or timing currently contemplated.

Note E—Pro Forma Adjustments

        The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated financial information. All adjustments are based on current assumptions and valuations, which are subject to change.

  (a)
  Cash was adjusted to reflect expensing of approximately $2.150 million of anticipated non-recurring expenses to be incurred by Mackinac and Peninsula prior to closing. The related tax effect of approximately $.640 million is reflected as an increase to other assets. Anticipated non-recurring expenses consist of employment related expenses such as stay bonuses and severance payments. Also included are costs associated with termination fees for data processing services and conversion expenses. These expenses are not included in the Pro Forma Condensed Consolidated Income Statements because they are not expected to have a continuing impact on the combined entity. Payment of these expenses is not expected to have a significant impact on the liquidity of the combined entity.

  (b)
  Based on Mackinac's initial evaluation of the acquired portfolio of loans, a fair value adjustment of $3.529 million was recorded, which includes both an interest rate component and a credit component. The impact of the adjustment was an increase to interest income by approximately $.437 million and $.219 million for the year ended December 31, 2013 and six months ended June 30, 2014, respectively.

  (c)
  The allowance for loan losses was adjusted to reflect the reversal of Peninsula's recorded allowance. Purchased loans acquired in a business combination are required to be recorded at fair value, and the recorded allowance for loan losses may not be carried over.

  (d)
  Fair value adjustment to the net book value of other real estate owned by Peninsula is $.489 million based on Mackinac's initial evaluation of the portfolio.

  (e)
  The adjustment of approximately $1.026 million reflects deferred taxes associated with the adjustments to record the assets and liabilities of Peninsula at fair value using Mackinac's statutory rate of 34%.

  (f)
  Based on Mackinac's initial evaluation of core deposits, the identified core deposit intangible of $1.150 million will be amortized on a straight line basis over an estimated useful life of 10 years. The amortization expense associated with the core deposit intangible was an increase to non-interest expense of $.115 million and $.058 million for the year ended December 31, 2013 and six months ended June 30, 2014, respectively.

  (g)
  Goodwill of $5.013 million was generated as a result of the total purchase price and net assets acquired. See "Pro Forma Allocation of Purchase Price" under Note (o) below for the allocation of the purchase price to net assets acquired. The adjustment has no impact on the Pro Forma Condensed Consolidated Income Statements.

  (h)
  Net impact to equity of transaction costs and purchase accounting adjustments.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION (Continued)

Note E—Pro Forma Adjustments (Continued)

  (i)
  Reflection of pre-close special dividend paid with excess capital by Peninsula to its shareholders.

  (j)
  Reflection of payment to those of Peninsula's shareholders who elected for cash consideration. This is estimated at 35% of shares outstanding at a per share price of $46.13.

  (k)
  Common stock and additional paid in capital, retained earnings, and accumulated other comprehensive income were adjusted to reverse Peninsula's historical stockholders' equity balances to reflect the stock consideration to be issued, estimated at $8.635 million. See also "Pro Forma Allocation of Purchase Price" under Note (o) below for the allocation of the purchase price to net assets acquired. The adjustment has no impact on the Pro Forma Combined Condensed Consolidated Income Statements.

  (l)
  Accumulated other comprehensive income was adjusted to reverse Peninsula's historical accumulated other comprehensive income (deficit) balance.

  (m)
  Basic and weighted average common shares outstanding were adjusted to reverse Peninsula's basic shares outstanding and to record shares of Mackinac's stock issued to effect the transaction.

  (n)
  Represents interest expense related to cash consideration in the transaction.

  (o)
  Represents operational efficiencies and cost reductions created with the transaction that reduce salaries and benefits, data processing costs, and other overhead expenses.

  (p)
  Preliminary unaudited proforma regulatory intangible capital ratios.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION (Continued)

Note E—Pro Forma Adjustments (Continued)

(dollars in thousands, except per share data)
Purchase Price:
Peninsula shares outstanding at June 30, 2014	288,000
Price per share	$46.13
Aggregate pro forma value of Mackinac stock to be issued, assuming 65% stock consideration election	$8,635
Aggregate cash consideration at $46.13 per share, assuming 35% cash election	4,650

Total pro forma purchase price		$13,285

Net assets acquired:
Cash and cash equivalents	$5,529
Securities available for sale	29,279
Federal Home Loan Bank stock	576
Loans	70,715
Premises and equipment	3,113
Other real estate owned	1,340
Deposit based intangible	1,150
Other assets	5,271

Total assets	116,973

Non-interest bearing deposits	10,165
Interest bearing deposits	94,032

Total deposits	104,197
Other liabilities	4,504

Total liabilities	108,701

Net assets acquired		8,272

Goodwill		$5,013

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION (Continued)

Note E—Pro Forma Adjustments (Continued)

  (q)
  The following information reflects the unaudited pro forma balances used for calculating pro forma regulatory and tangible capital ratios as of June 30, 2014.

	6/30/2014 (as reported)(1)	Adjustments		6/30/2014 Pro Forma
Total equity	66,477	8,135	(2)	74,612
Less:
Net unrealized gain on available for sale securities	(449)	(47)		(496)
Disallowed deferred tax asset	(5,500)	1,000	(3)	(4,500)
Disallowed goodwill and intangibles	(106)	(6,166	)(4)	(6,272)

Tier 1 Capital	60,422	2,922		63,344
Allowance for loan losses	5,097	—		5,097

Tier 2 capital	5,097	—		5,097

Total risk based capital	65,519	2,922		68,441

Risk weighted assets	508,874	74,937	(5)	583,811

Total average assets	581,150	119,086	(6)	700,236
Less:
Disallowed deferred tax asset	(5,500)	1,000	(3)	(4,500)
Disallowed goodwill and intangibles	(106)	—		(106)

Average assets for regulatory leverage capital	575,544	120,086		695,630
Total assets	595,869	114,287	(7)	710,156

Total tangible assets	595,869	114,287		710,156

Tier 1 leverage ratio	10.50%			9.11%
Tier 1 risk based ratio	11.87%			10.85%
Total risk based ratio	12.88%			11.72%
Total tangible equity to total tangible assets	11.16%			10.51%

(1)
Balances as of June 30, 2014 as reported on Mackinac's FRY-9C filed with the Federal Reserve.

(2)
Adjustment to reflect stock and cash consideration to effect the transaction. See also "Pro Forma Allocation of Purchase Price." under Note (o) above.

(3)
Adjustment to reflect additional deferred tax asset recognition for regulatory capital created as a result of the transaction.

(4)
Adjustment to reflect preliminary estimate of goodwill and intangibles net of the deferred tax liability. See also "Pro Forma Allocation of Purchase Price" under Note (o) above.

(5)
Adjustment to reflect the risk weighted assets as reported by Peninsula on the June 30, 2014 Consolidated Reports of Condition and Income for a Bank with Domestic Offices Only—FFIEC 041 ("Call Report") filed with the Federal Financial Institutions Examination Council.

(6)
Adjustments to total average assets resulting from the transaction. See also "Pro Forma Allocation of Purchase Price" under Note (o) above.

(7)
Adjustments to total assets resulting from the transaction. See also "Pro Forma Allocation of Purchase Price" under Note (o) above.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among:

        MACKINAC FINANCIAL CORPORATION,
a Michigan corporation;

PFC ACQUISITION, LLC,
a Michigan limited liability company,

and

PENINSULA FINANCIAL CORPORATION,
a Michigan corporation.

Dated as of July 18, 2014

INDEX OF DEFINED TERMS

Term	Section
Acquisition Proposal	6.9(a)
Adjusted Peninsula Shareholders' Equity	7.2(f)
Affiliate	3.25(a)
Aggregate Cash Consideration	9.9
Aggregate Stock Consideration	9.9
Aggregate Stock Consideration Value	9.9
Agreement	Preamble
Alternative Transaction	6.9(b)
Bank Merger	1.8
Bank Consolidation Agreement	1.8
Balance Sheet	3.6(a)
Balance Sheet Date	3.6(a)
Business Day	9.9
Business Combination Exemption Resolution	3.27(b)
Cancelled Shares	1.7(e)
Cash Election	1.7(c)(i)
Cash Election Shares	1.7(c)(i)
Certificates	2.3(e)
Certificate of Merger	1.2
Change In Control and Retention Payments Claim	9.9
Charge-Offs	9.9
Claim	6.7(a)
Closing	1.3
Closing Date	1.3
Closing Date Balance Sheet	6.10
Code	Recitals
Confidentiality Agreement	9.9
Controlled Group Liability	9.9
Corporate Entity	9.9
Covered Employees	6.5(a)
CRA	3.13(c)
Derivative Transactions	3.17
DIFS	3.4
Disclosure Schedule	9.9
Effective Time	1.2
Election	2.3(b)
Election Deadline	2.3(e)
End Date	9.9
Environmental Laws	3.18(a)
ERISA Affiliate	9.9
Exchange Act	4.7(b)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.2
Exchange Ratio	1.7(c)(ii)
FDI ACT	9.9
FDIC	3.1(a)
Federal Reserve	3.4

Term	Section
Form of Election	2.3(c)
Form S-4	6.3(a)
GAAP	3.6(a)
Governmental Entity	3.4
Holders	2.3(a)
Index Ratio	8.1(h)(ii)
Intellectual Property	3.21(e)
IRS	3.10(k)
Knowledge	9.9
LARA	1.2
Law/Laws	9.9
Leased Premises	3.20(b)
Letter of Transmittal	2.3(i)
Lien	3.1(b)
Loan Documentation	3.24(a)
Loans	3.24(a)
Mackinac	Preamble
Mackinac Awards	4.2
Mackinac Capitalization Date	4.2
Mackinac Closing Price	2.3(n)
Mackinac Common Stock	1.7(a)
Mackinac Disclosure Schedule	Article IV
Mackinac Material Adverse Effect	9.9
Mackinac Regulatory Agreement	4.13
Mackinac SEC Reports	4.7(b)
Mackinac Share Value	9.9
Mackinac Common Stock	1.7(a)
Material Adverse Effect	9.9
Material Contact	3.14(a)
Materially Burdensome Regulatory Condition	6.1(a)
Maximum Amount	6.7(c)
mBank	1.8
MBC	1.8
MBCA	1.1
Merger	Recitals
Merger Consideration	1.7(c)
MergerSub	Preamble
Michigan Courts	9.7(b)
Multiple Employer Plan/Multiemployer Plan	3.11(f)
NASDAQ	2.3(n)
No-Match Event	6.3(c)
Non-Election Shares	1.7(c)(iii)
Nonqualified Deferred Compensation Plan	3.11(d)
Obligor	3.24(a)
Owned Real Property	3.20(a)
Peninsula	Preamble
Peninsula Articles of Incorporation	3.1(a)
Peninsula Bank	1.8
Peninsula Benefit Plans	3.11(a)
Peninsula Board Recommendation	6.3(b)

Term	Section
Peninsula Bylaws	3.1(a)
Peninsula Closing Expenses	9.9
Peninsula Common Stock	1.7(c)
Peninsula Financial Statements	3.6(a)
Peninsula Indemnified Party	6.7(a)
Peninsula Intellectual Property	3.21(a)
Peninsula Measuring Date	6.21
Peninsula Policies	3.19
Peninsula Regulatory Agreement	3.15
Peninsula Shareholders' Meeting	6.3(b)
Peninsula Stock Plans	9.9
Peninsula Subsidiary/Subsidiaries	3.1(b)
Party/Parties	9.9
Per Share Cash Consideration	1.7(c)(i)
Per Share Merger Consideration Value	9.9
Permitted Encumbrances	3.20(b)
Person	9.9
Personal Property	3.20(f)
Pool	3.24(k)
Professional Expenses	9.9
Proxy Statement	6.3(a)
Qualified Plans	3.11(e)
Real Property Leases	3.20(a)
Regulatory Agencies	3.5
Regulatory Approvals	6.1(a)
Reports	3.5
Representative	6.9(a)
Requisite Shareholder Approval	3.3(a)
SEC	4.7(b)
Second Peninsula Shareholders' Meeting	6.3(c)
Securities Act	3.2
Special Dividend	6.21
Stock Consideration	1.7(c)(ii)
Stock Election	1.7(c)(ii)
Stock Election Shares	1.7(c)(ii)
Subsidiary	3.1(b)
Superior Proposal	6.3(b)
Surviving Bank	1.8
Surviving Entity	Recitals
Takeover Provisions	3.26
Tax/Taxes	9.9
Tax Return	9.9
Tenant Leases	3.20(a)
Termination Fee	8.3(a)
Voting and Support Agreement(s)	Recitals
Voting Debt	3.2

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of July 18, 2014, by and among MACKINAC FINANCIAL CORPORATION, a Michigan corporation ("Mackinac"), PFC ACQUISITION, LLC, a Michigan limited liability company ("MergerSub"), and PENINSULA FINANCIAL CORPORATION, a Michigan corporation ("Peninsula"). Certain capitalized terms have the meanings given to such terms in ARTICLE IX.

RECITALS

        WHEREAS, the respective boards of directors of Peninsula, Mackinac and MergerSub have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which Peninsula will, on the terms and subject to the conditions set forth in this Agreement, merge with and into MergerSub (the "Merger"), with MergerSub as the surviving entity in the Merger (sometimes referred to in such capacity as the "Surviving Entity") and continuing as a wholly owned Subsidiary of Mackinac;

        WHEREAS, the parties intend that for federal income Tax purposes the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement shall constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code;

        WHEREAS, as a condition to the willingness of Mackinac to enter into this Agreement, all of the directors of Peninsula and certain shareholders of Peninsula have entered into voting agreements in the form attached hereto as EXHIBIT A (each, a "Voting and Support Agreement" and, collectively, the "Voting and Support Agreements") in connection with the Merger; and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
THE MERGER

        1.1    THE MERGER.     Subject to the terms and conditions of this Agreement, including Section 9.11, in accordance with the Michigan Business Corporation Act, as amended (the "MBCA"), at the Effective Time, Peninsula shall merge with and into MergerSub. MergerSub shall be the Surviving Entity in the Merger and shall continue its limited liability company existence under the laws of Michigan, and a wholly owned Subsidiary of Mackinac. As of the Effective Time, the separate corporate existence of Peninsula shall cease.

        1.2    EFFECTIVE TIME.     The Merger shall become effective upon filing on the Closing Date of the Certificate of Merger (the "Certificate of Merger") with the Corporations Division of the Michigan Department of Licensing and Regulatory Affairs ("LARA") as provided in the MBCA. The term "Effective Time" shall be the date and time when the LARA accepts the Certificate of Merger for filing in accordance with the MBCA.

        1.3    CLOSING.     On the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Honigman Miller Schwartz and Cohn LLP, 350 East Michigan Avenue, Kalamazoo Michigan 49008 at a time determined by Mackinac that follows the close of trading on the date that is the later of (i) three

Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction of such conditions and the continued satisfaction or waiver of all other conditions set forth in Article VII) and (ii) 10 Business Days after the satisfaction of the condition set forth in Section 7.1(b) (but subject to the continued satisfaction of such condition and the satisfaction or waiver of all other conditions set forth in Article VII), or such other date as mutually agreed to by the parties (the "Closing Date").

        1.4    ARTICLES OF ORGANIZATION OF THE SURVIVING ENTITY.     At the Effective Time, the articles of organization and operating agreement of MergerSub in effect immediately prior to the Effective Time (subject to any amendment to the articles of organization set forth in the Certificate of Merger) shall be the articles of organization and operating agreement of the Surviving Entity until thereafter amended in accordance with applicable Law.

        1.5    TAX CONSEQUENCES.     It is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing Date, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        1.6    EFFECTS OF THE MERGER.     Subject to the terms and conditions of this Agreement, at the Effective Time, Peninsula shall be merged with and into MergerSub and the separate corporate existence of Peninsula shall cease. At the Effective Time, Peninsula and MergerSub shall become a single limited liability company as the Surviving Entity. The effect of the Merger upon each of Peninsula and the Surviving Entity shall be as provided in Chapter Seven of the MBCA with respect to the merger of domestic corporations with a domestic business organization. Without limiting the generality of the foregoing, and subject to the MBCA, at the Effective Time: (a) all the rights, privileges, powers, franchises, licenses, and interests in and to every type of property (whether real, personal, or mixed) of MergerSub and Peninsula, shall vest in the Surviving Entity, (b) all choses in action MergerSub and Peninsula shall continue unaffected and uninterrupted by the Merger and shall accrue to the Surviving Entity, and (c) all debts, liabilities and duties of MergerSub and Peninsula shall become the debts, liabilities and duties of the Surviving Entity.

        1.7    CONVERSION OF STOCK.     At the Effective Time, by virtue of the Merger and without any action on the part of Mackinac, MergerSub, Peninsula or the holder of any of the following securities:

          (a)    No Effect on Mackinac Common Stock.    Each share of the common stock, no par value per share, of Mackinac (the "Mackinac Common Stock"), issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

          (b)    No Effect on MergerSub Membership Interests.    Each of the membership interests of MergerSub shall continue unaffected and unimpaired by the Merger.

          (c)    Conversion of Peninsula Common Stock.    Subject to Section 1.7(f) and (g), each share of the common stock, par value $1.00 per share, of Peninsula ("Peninsula Common Stock") issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares) shall, subject to Section 1.7, be converted at the election of the holder thereof in accordance with the procedures set forth in Article II, into the right to receive (the "Merger Consideration") the following, without interest:

              (i)  for each share of Peninsula Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Section 2.3 (a

    "Cash Election") an amount in cash without interest equal to the Per Share Merger Consideration Value (such amount, the "Per Share Cash Consideration")(such shares collectively, the "Cash Election Shares"); or

             (ii)  for each share of Peninsula Common Stock with respect to which an election to receive Mackinac Common Stock has been effectively made and not revoked or lost pursuant to Section 2.3 (a "Stock Election"), the number (such number, the "Exchange Ratio") of validly issued, fully paid and nonassessable shares of Mackinac Common Stock (the "Stock Consideration") equal to the quotient of (A) the Per Share Merger Consideration Value divided by (B) the Mackinac Share Value (such shares collectively, "Stock Election Shares"); or

           (iii)  for each share of Peninsula Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost pursuant to Section 2.3 (collectively, the "Non-Election Shares"), the right to receive from Mackinac such Per Share Cash Consideration or Stock Consideration as is determined in accordance with Section 1.7(g).

          (d)    [Reserved.]

          (e)    Cancellation of Certain Shares of Peninsula Stock.    All shares of Peninsula Common Stock issued and outstanding immediately prior to the Effective Time that are owned directly by Peninsula (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by Peninsula in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor (such cancelled shares, the "Cancelled Shares").

          (f)    Adjustments to Prevent Dilution.    If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Mackinac or Peninsula, respectively, shall occur (or for which the relevant record date will occur) as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration, the Per Share Merger Consideration Value, the Exchange Ratio and any other dependent items, as applicable, shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect such change.

          (g)    Election Procedures.

              (i)  Notwithstanding any other provision contained in this Agreement, the total number of shares of Peninsula Common Stock to be converted into Per Share Cash Consideration pursuant to Section 1.7(c) (the "Cash Conversion Number") shall not exceed the lesser of (i) 35% of the number of shares of Peninsula Common Stock outstanding immediately prior to the Effective Time and (ii) the number of shares, as determined in the reasonable discretion of each of Honigman Miller Schwartz and Cohn LLP and Godfrey & Kahn, S.C., that may be exchanged for cash without preventing or impeding the delivery of the opinions set forth in Section 7.2(d) and Section 7.3(d) that the Merger will qualifying as a "reorganization" within the meaning of Section 368(a) of the Code. All of the other shares of Peninsula Common Stock (except for shares of Peninsula Common Stock owned directly by Peninsula or Mackinac) shall be converted into the Stock Consideration.

             (ii)  Within five (5) business days after the Closing Date, Mackinac shall cause the Exchange Agent to effect the allocation among holders of Peninsula Common Stock of rights to receive the Per Share Cash Consideration and the Stock Consideration in accordance with this Section 1.7(g)(ii). If the aggregate number of shares of Peninsula Common Stock with respect to which Cash Elections shall have been made (the "Cash Election Number") exceeds the Cash Conversion Number, then all Stock Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Stock Consideration, and the Cash Election Shares of each holder thereof will be converted into the right to receive the Per Share Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Stock Consideration.

        1.8    THE BANK MERGER.     Except as provided below, after the Effective Time and at or after the close of business on the Closing Date, Peninsula Bank ("Peninsula Bank"), a Michigan state-chartered bank and first-tier subsidiary of Peninsula, shall be consolidated (the "Bank Merger") with and into mBank, a Michigan state-chartered bank and first-tier subsidiary of Mackinac ("mBank"), in accordance with the provisions of applicable federal and state banking laws and regulations, and mBank shall be the surviving bank (the "Surviving Bank"). The Bank Merger shall have the effects as set forth under applicable federal and Michigan banking laws and regulations, and the Parties shall cause the Boards of Directors of Peninsula Bank and mBank, respectively, to approve a separate conditional consolidation agreement (the "Bank Consolidation Agreement") in substantially the form attached hereto as EXHIBIT B, and cause the Bank Consolidation Agreement to be executed and delivered as soon as practicable following the date of execution of this Agreement. Mackinac shall cause the Bank Merger to be effected following the Effective Time in accordance with the Michigan Banking Code (the "MBC"). As provided in the Bank Consolidation Agreement, the Bank Merger may be abandoned at the election of mBank at any time, whether before or after filings are made for regulatory approval of the Bank Merger, but if the Bank Merger is abandoned for any reason, Peninsula Bank shall continue to operate under that name.

ARTICLE II
DELIVERY OF MERGER CONSIDERATION

        2.1    EXCHANGE AGENT.     Prior to the Effective Time, Mackinac shall appoint a bank or trust company selected by Mackinac and reasonably acceptable to Peninsula or Mackinac's transfer agent, pursuant to an agreement (the "Exchange Agent Agreement"), to act as exchange agent (the "Exchange Agent") hereunder.

        2.2    DELIVERY OF MERGER CONSIDERATION.     At or prior to the Effective Time, Mackinac shall (a) authorize the Exchange Agent to deliver an aggregate number of shares of Mackinac Common Stock equal to the aggregate Merger Consideration payable in shares of Mackinac Common Stock and (b) deposit, or cause to be deposited with, the Exchange Agent, an amount in cash equal to the Aggregate Cash Consideration and, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(g) (the "Exchange Fund").

        2.3    ELECTION AND EXCHANGE PROCEDURES.

          (a)   Each holder of record of shares of Peninsula Common Stock (other than shares of Peninsula Common Stock owned directly by Peninsula or Mackinac) whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.7 and any cash in lieu of fractional shares of Mackinac Common Stock (each a "Holder") shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

          (b)   Each Holder may specify in a request made in accordance with the provisions of this Section 2.3 (an "Election") (x) the number of whole shares of Peninsula Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (y) the number of whole shares of Peninsula Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

          (c)   Mackinac shall prepare a form reasonably acceptable to Peninsula (the "Form of Election") which shall be mailed to Peninsula's shareholders entitled to vote at the Peninsula Shareholders' Meeting so as to permit Peninsula's shareholders to exercise their right to make an Election prior to the Election Deadline.

          (d)   Mackinac shall make the Form of Election initially available at the time that the Proxy Statement is made available to the shareholders of Peninsula, to such shareholders, and shall use all reasonable efforts to make available as promptly as possible a Form of Election to any shareholder of Peninsula who requests such Form of Election following the initial mailing of the Forms of Election and prior to the Election Deadline. In no event shall the Form of Election be made available less than twenty (20) days prior to the Election Deadline.

          (e)   Any Election shall have been made properly only if the Exchange Agent shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the date of the Election Deadline, a Form of Election properly completed and signed and accompanied by certificates of the shares of Peninsula Common Stock ("Certificates") or by an appropriate customary guarantee of delivery of such Certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery. Failure to deliver shares of Peninsula Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by Mackinac, in its sole discretion. As used herein, "Election Deadline" means 5:00 p.m. Eastern Time on the date that is the day prior to the date of the Peninsula Shareholders' Meeting. Peninsula and Mackinac shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) business days before, and at least five (5) business days prior to, the Election Deadline.

          (f)    Any Peninsula shareholder may, at any time prior to the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed, revised Form of Election. If Mackinac shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of Peninsula Common Stock, such Election shall be deemed to be not in effect, and the shares of Peninsula Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

          (g)   Any Peninsula shareholder may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of such Peninsula shareholder's Certificates of the shares of Peninsula Common Stock, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All Elections shall be revoked automatically if the Exchange Agent is notified in writing by Mackinac or Peninsula that this Agreement has been terminated in accordance with Article VIII.

          (h)   Mackinac, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Forms of Election and compliance by any Holder with the Election procedures set forth herein, (ii) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.3, (iii) the issuance and delivery of Certificates representing shares of Mackinac Common Stock or evidence of book entry shares into which shares of Peninsula Common Stock are converted in the Merger and (iv) the method of payment of cash for shares of Peninsula Common Stock converted into the right to receive the Per Share Cash Consideration and cash in lieu of fractional shares of Mackinac Common Stock where the holder of the applicable Peninsula Stock Certificate has no right to receive whole shares of Mackinac Common Stock.

          (i)    As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each Holder who theretofore has not submitted such Holder's Certificates of the shares of Peninsula Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the "Letter of Transmittal")) and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration, any cash in lieu of fractional shares of Mackinac Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(k).

          (j)    Upon surrender to the Exchange Agent of its Certificate(s), accompanied by a properly completed Letter of Transmittal, a holder of Peninsula Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration, determined as provided in Section 1.7. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the applicable Merger Consideration and any cash in lieu of fractional shares of Mackinac Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

          (k)   No dividends or other distributions with respect to Mackinac Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Mackinac Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Mackinac Common Stock represented by such Certificate and paid prior to such surrender date, and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to the whole shares of Mackinac Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Mackinac Common Stock issuable with respect to such Certificate.

          (l)    In the event of a transfer of ownership of a Certificate representing Peninsula Common Stock that is not registered in the stock transfer records of Peninsula, the Merger Consideration (including cash in lieu of fractional shares of Mackinac Common Stock) shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Peninsula Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate, or establish to the reasonable satisfaction of Mackinac that the tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Mackinac) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of Peninsula Common Stock such amounts as the Exchange Agent or Mackinac, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Mackinac, as the case may be, and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Peninsula Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Mackinac, as the case may be.

          (m)  After the Effective Time, there shall be no transfers on the stock transfer books of Peninsula of the shares of Peninsula Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Peninsula Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the applicable Merger Consideration and any cash in lieu of fractional shares of Mackinac Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

          (n)   Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Mackinac Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Mackinac Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Mackinac. In lieu of the issuance of any such fractional share, Mackinac shall pay to each former shareholder of Peninsula who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average, rounded to the nearest one tenth of a cent, of the closing sale prices of Mackinac Common Stock based on information reported by the NASDAQ Stock Market (the "NASDAQ") (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source reasonably selected by Mackinac) for the five (5) trading days immediately preceding the Effective Time (the "Mackinac Closing Price") by (ii) the fraction of a share (after taking into account all shares of Peninsula Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Mackinac Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.7.

          (o)   Any portion of the Exchange Fund that remains unclaimed by the shareholders of Peninsula as of the one year anniversary of the Effective Time may be paid to Mackinac. In such event, any former shareholders of Peninsula who have not theretofore complied with this Article II shall thereafter look only to Mackinac with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Mackinac Common Stock deliverable in respect of each share of Peninsula Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Mackinac, Peninsula, the Exchange Agent or any other Person shall be liable to any former holder of shares of Peninsula Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

          (p)   In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Mackinac or the Exchange Agent, the posting by such Person of a bond in such amount as Mackinac may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration deliverable in respect thereof in accordance with the terms of this Agreement and requirements of this Article II.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PENINSULA

        Except as disclosed in the Disclosure Schedule, Peninsula represents and warrants to Mackinac that the following is true and correct. The Disclosure Schedule shall be organized to correspond to the Sections in this Article III. Each exception set forth in the Disclosure Schedule shall be deemed to qualify (1) the corresponding representation and warranty set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in the Disclosure Schedule and (2) any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without need to examine underlying documentation).

        3.1    CORPORATE ORGANIZATION.

          (a)   Peninsula is a corporation and Peninsula Bank state-chartered bank, each duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. The deposit accounts of Peninsula Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid by Peninsula Bank when due. Peninsula Bank is a member in good standing of the Federal Home Loan Bank of Indianapolis and owns the requisite amount of stock therein. Peninsula has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Peninsula is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. True and complete copies of the Articles of Incorporation of Peninsula (the "Peninsula Articles of Incorporation") and bylaws of Peninsula (the "Peninsula Bylaws"), as in effect as of the date of this Agreement, have previously been furnished or made available to Mackinac. Peninsula is not in violation of any of the provisions of the Peninsula Articles of Incorporation or Peninsula Bylaws.

          (b)   Section 3.1(b) of the Disclosure Schedule sets forth a complete and correct list of all the Subsidiaries of Peninsula (each, a "Peninsula Subsidiary" and collectively the "Peninsula Subsidiaries"). Section 3.1(b) of the Disclosure Schedule also sets forth a list identifying the number and owner of all outstanding capital stock or other equity securities of each such Subsidiary, options, warrants, stock appreciation rights, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such Subsidiary, or contracts, commitments, understandings or arrangements by which such Subsidiary may become bound to issue additional shares of its capital stock or other equity securities, or options, warrants, scrip, rights to subscribe to, calls or commitments for any shares of its capital stock or other equity securities and the identity of the parties to any such agreements or arrangements. All of the outstanding shares of capital stock or other securities evidencing ownership of any of the Peninsula Subsidiaries are validly issued, fully paid and nonassessable and such shares or other securities are owned by Peninsula or another of its Subsidiaries free and clear of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind ("Lien") with respect thereto. Each Peninsula Subsidiary (i) is a duly organized and validly existing corporation, partnership or limited liability company or other legal entity under the Laws of its jurisdiction of organization, (ii) is duly licensed and qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified (except for jurisdictions in which the failure to be so qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect) and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. A true, correct and complete copy of the articles or certificate of incorporation or certificate of trust and bylaws (or similar governing documents) of each Peninsula Subsidiary, as amended and currently in effect, has been delivered and made available to Mackinac. Except for its interests in Peninsula Subsidiaries, Peninsula does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person. As used in this Agreement, "Subsidiary" shall mean, when used with respect to any party, any corporation, partnership, limited liability company, association, joint venture or other business entity of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is or directly or indirectly has the power to appoint a general partner, manager or managing member.

        3.2    CAPITALIZATION.     The authorized capital stock of Peninsula consists of 400,000 shares of Peninsula Common Stock. As of the date of this Agreement, there are 288,000 shares of Peninsula Common Stock issued and outstanding, and no other shares of capital stock or other voting securities of Peninsula issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Peninsula Common Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Peninsula shareholders may vote ("Voting Debt") are issued or outstanding. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Peninsula, or otherwise obligating Peninsula to issue, transfer, sell, purchase, redeem or otherwise acquire, or to register under the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder (the "Securities Act"), any such securities. Except for the Voting and Support Agreements, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Peninsula Common Stock. No equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Peninsula or any of its Subsidiaries) are outstanding.

        3.3    AUTHORITY; NO VIOLATION.

          (a)   Peninsula has full corporate power and authority and is duly authorized to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly, validly and unanimously approved by the board of directors of Peninsula (including, without, limitation in a manner to satisfy the requirements of Article VIII of the Peninsula Articles of Incorporation), the board of directors of Peninsula has resolved to recommend to Peninsula's shareholders' approval and adoption of this Agreement and the transactions contemplated herein, and all necessary corporate action in respect thereof on the part of Peninsula has been taken, subject to the approval by the affirmative vote of the holders of a majority of the outstanding shares of Peninsula Common Stock (the "Requisite Shareholder Approval"). This Agreement has been duly and validly executed and delivered by Peninsula. Assuming due authorization, execution and delivery by Mackinac and MergerSub, this Agreement constitutes a valid and binding obligation of Peninsula, enforceable against Peninsula in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

          (b)   Neither the execution and delivery of this Agreement by Peninsula nor the consummation by Peninsula of the transactions contemplated hereby, nor compliance by Peninsula with any of the terms or provisions hereof, will (i) violate any provision of the Peninsula Articles of Incorporation or Peninsula Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.3(a) and Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Peninsula or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under or in any payment conditioned, in whole or in part, on a change of control of Peninsula or approval or consummation of transactions of the type contemplated hereby, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the properties or assets of Peninsula or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which Peninsula or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults or the loss of benefits which, either individually or in the aggregate, would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

        3.4    CONSENTS AND APPROVALS.     Except for (a) the filing of any required applications, filings or notices with the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the FDIC and the Michigan Department of Insurance and Financial Services (the "DIFS"), and approval of or non-objection to such applications, filings and notices, (b) compliance with any applicable requirements of the Exchange Act and the Securities Act, (c) the filing of the Certificate of Merger with LARA pursuant to the MBCA and the filing of the Bank Merger with the DIFS pursuant to the MBC, (d) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Mackinac Common Stock (if any) pursuant to this Agreement and (e) approval of listing of such Mackinac Common Stock (if any) on the NASDAQ, no notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any foreign, federal, state or local court, administrative agency, arbitrator or commission or other governmental, prosecutorial, regulatory, self-regulatory authority or instrumentality (each, a "Governmental Entity") are required to be made or obtained by Peninsula or any of its Subsidiaries in connection with (i) the execution and delivery by Peninsula of this Agreement or (ii) the consummation of the transactions contemplated hereby. The only material third-party consents necessary in connection with (A) the execution and delivery by Peninsula of this Agreement and (B) the consummation of the transactions contemplated hereby are set forth in Section 3.4 of the Disclosure Schedule.

        3.5    REPORTS.     Peninsula and each of its Subsidiaries have filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto ("Reports"), that they were required to file (or furnish, as applicable) since January 1, 2009 with (a) the Federal Reserve, (b) the FDIC, (c) the DIFS and (e) any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over the parties or their respective Subsidiaries (the agencies and authorities identified in clauses (a) through (d), inclusive, are, collectively, the "Regulatory Agencies"), and all other Reports required to be filed (or furnished, as applicable) by them since January 1, 2009, including any Report required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state or any Regulatory Agency and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such Report or to pay such fees and assessments would not reasonably be expected to, individually or in the aggregate, be material to Peninsula and its

Subsidiaries, taken as a whole. Any such Report regarding Peninsula filed with or otherwise submitted to any Regulatory Agency, as of the date of its filing or submission, as applicable, complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Peninsula and its Subsidiaries, there is no pending proceeding before, or, to the Knowledge of Peninsula, examination or investigation by, any Regulatory Agency into the business or operations of Peninsula or any of its Subsidiaries. There are no unresolved violations, criticisms or exceptions by any Regulatory Agency with respect to any Report relating to any examinations of Peninsula or any of its Subsidiaries, except for any such violations, criticisms or exceptions that would not reasonably be expected to, individually or in the aggregate, be material to Peninsula and its Subsidiaries, taken as a whole.

        3.6    FINANCIAL STATEMENTS.

          (a)   Peninsula has previously made available to Mackinac copies of the following financial statements (the "Peninsula Financial Statements"): (i) the audited consolidated balance sheets of Peninsula and its Subsidiaries for years ended December 31, 2013 and December 31, 2012, and the related audited consolidated statements of income and cash flow for fiscal years 2013 and 2012, and (ii) the unaudited consolidated balance sheet (the "Balance Sheet" and June 30, 2014, the "Balance Sheet Date") and consolidated statements of income and cash flow for the fiscal quarter ended March 31, 2014. The Peninsula Financial Statements fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders' equity and consolidated financial position of Peninsula and its Subsidiaries as of the respective dates or for the respective periods therein set forth and have been prepared in accordance with either U.S. generally accepted accounting principles ("GAAP") or regulatory accepted accounting procedures pursuant to regulatory requirements, as applicable, consistently applied during the periods involved, and, in the case of interim financial statements, subject to recurring year-end adjustments normal in nature and amount. The Peninsula Financial Statements have been prepared from, and are in accordance with, the books and records of Peninsula and its Subsidiaries.

          (b)   Peninsula maintains a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to the business of Peninsula and its Subsidiaries. Peninsula has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting. Other than as set forth in Section 3.6(b) of the Disclosure Schedule, since December 31, 2010, Peninsula has not experienced or effected any material change in internal control over financial reporting.

          (c)   Since December 31, 2010, (i) neither Peninsula nor any of its Subsidiaries nor, to the Knowledge of Peninsula, any director, officer, employee, auditor, accountant or representative of Peninsula or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Peninsula or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2010, including any material complaint, allegation, assertion or claim that Peninsula or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the Knowledge of Peninsula, no attorney representing Peninsula or any of its Subsidiaries, whether or not employed by Peninsula or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2010, by Peninsula or any of its officers, directors, employees or agents to the board of directors of Peninsula or any committee thereof or to any director or officer of Peninsula.

          (d)   The books and records kept by Peninsula and any of its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable Laws and accounting requirements.

          (e)   Neither Peninsula nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Peninsula and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off-balance sheet arrangement"), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Peninsula or any of its Subsidiaries in Peninsula's or such Subsidiary's financial statements.

        3.7    UNDISCLOSED LIABILITIES.     Except for (a) those liabilities that are set forth on the Balance Sheet and (b) liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and that are not and would not be, individually or in the aggregate, material to Peninsula and its Subsidiaries, taken as a whole, neither Peninsula nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), whether or not the same would have been required to be reflected on the Balance Sheet if it had existed on the Balance Sheet Date.

        3.8    ABSENCE OF CERTAIN CHANGES OR EVENTS.     Since December 31, 2012, (a) Peninsula and its Subsidiaries have, in all material respects, carried on their respective businesses in the ordinary course consistent with their past practices; (b) Peninsula has not taken any of the actions that Peninsula has agreed not to take or permit its Subsidiaries to take from the date hereof through the Effective Time pursuant to subsections (a), (b), (c), (d), (e), (f), (h), (i), (k), (m), (n), (o) and (q) of Section 5.2; and (c) there has not been any Material Adverse Effect.

        3.9    LEGAL PROCEEDINGS.     Except as set forth in Section 3.9 of the Disclosure Schedule, neither Peninsula nor any of its Subsidiaries is a party to or the subject of any, and there are no outstanding or pending or, to the Knowledge of Peninsula, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Peninsula or any of its Subsidiaries. There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon Peninsula, any of its Subsidiaries or the assets of Peninsula or any of its Subsidiaries.

        3.10    TAXES AND TAX RETURNS.

          (a)   Peninsula and each of its Subsidiaries has duly and timely filed or caused to be filed (including all applicable extensions) all federal, state, local and foreign income and similar Tax Returns required to be filed by it or with respect to it and all other Tax Returns required to be filed by it that are material with respect to the business of Peninsula and its Subsidiaries taken as a whole (all such Tax Returns being accurate and complete in all respects). Each of Peninsula and its Subsidiaries has duly and timely paid or caused to be paid on its behalf all material Taxes required to be paid by it (whether or not shown to be due on such Tax Returns). Through the date hereof, Peninsula and its Subsidiaries do not have any liability for Taxes in excess of the amount reserved or provided for on their financial statements. Peninsula and each of its Subsidiaries has made adequate provision on the Balance Sheet for all accrued Taxes not yet due and payable.

          (b)   To the Knowledge of Peninsula, no jurisdiction where Peninsula and its Subsidiaries do not file a Tax Return has made a claim in writing that any of Peninsula and its Subsidiaries is required to file a Tax Return in such jurisdiction.

          (c)   No Liens for Taxes exist with respect to any of the assets of Peninsula or its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

          (d)   To the Knowledge of Peninsula, there are no audits, examinations, disputes or proceedings pending or threatened in writing with respect to, or claims or assessments asserted or threatened in writing for, any Taxes of Peninsula or any of its Subsidiaries.

          (e)   There is no waiver or extension of the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax with respect to Peninsula and any of its Subsidiaries, which waiver or extension is in effect.

          (f)    All material Taxes required to be withheld, collected or deposited by or with respect to Peninsula and each of its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and to the extent required by applicable Law, have been paid to the relevant Governmental Entity. Peninsula and each of its Subsidiaries have complied in all material respects with all information reporting and backup withholding provisions of applicable Law, including the collection, review and retention of any required withholding certificates or comparable documents (including with respect to deposits) and any notice received pursuant to Section 3406(a)(1)(B) or (C) of the Code.

          (g)   Neither Peninsula nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1).

          (h)   Neither Peninsula nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing, allocation, indemnity or similar agreements or arrangement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

          (i)    Neither Peninsula nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Peninsula) or (ii) has any liability for the Taxes of any Person (other than Peninsula or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

          (j)    Neither Peninsula nor any of its Subsidiaries has been, within the past two years or otherwise, part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the transactions contemplated in this Agreement are also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for Tax-free treatment under Section 355 of the Code.

          (k)   Since January 1, 2011, neither Peninsula nor any of its Subsidiaries has been required (or has applied) to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Peninsula or any of its Subsidiaries, and the Internal Revenue Service ("IRS") has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by Peninsula or any Subsidiary).

          (l)    Neither Peninsula nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income as a result of any (i) adjustment required by a change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or (iv) installment sale or open transaction disposition made, or prepaid amount received, on or prior to the Closing Date.

          (m)  Neither Peninsula nor any of its Subsidiaries has any application pending with any Governmental Entity requesting permission for any changes in accounting method.

          (n)   No rulings, requests for rulings or closing agreements have been entered into with or issued by, or are pending with, any Governmental Entity with respect to Peninsula or any of its Subsidiaries.

          (o)   Neither Peninsula nor any of its Subsidiaries has taken, expects to take, or has agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

          (p)   Without regard to the transactions contemplated by this Agreement, neither Peninsula nor any of its Subsidiaries has undergone an "ownership change" with the meaning of Section 382 of the Code or any similar or corresponding provision or state, local or foreign Tax Law since January 1, 2011.

        3.11    EMPLOYEE BENEFIT PLANS.

          (a)   Section 3.11(a) of the Disclosure Schedule sets forth a true and complete list of all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, welfare, retirement, severance or other compensatory or benefit plans, programs, policies or arrangements, and all retention, bonus, employment, termination, severance, change-in-control or other contracts or agreements to which Peninsula or any Subsidiary or any of their respective ERISA Affiliates (as hereinafter defined) is a party, with respect to which Peninsula or any Subsidiary or any of their respective ERISA Affiliates has any current or future obligation, contingent or otherwise, or that are maintained, contributed to or sponsored by Peninsula or any Subsidiary or any of their respective ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of Peninsula or any Subsidiary or any of their respective ERISA Affiliates (all such plans, programs, policies, arrangements, contracts or agreements, whether or not listed in Section 3.11(a) of the Disclosure Schedule, collectively, the "Peninsula Benefit Plans").

          (b)   Peninsula has delivered or made available to Mackinac true, correct and complete copies of the following (as applicable): (i) the written document evidencing each Peninsula Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, (ii) the annual report (Form 5500), if any, filed with the IRS for the last three plan years, (iii) the current IRS determination, opinion or advisory letter relating to each Peninsula Benefit Plan that is a Qualified Plan (as defined in Section 3.11(e) and as disclosed in Section 3.11(e) of the Disclosure Schedule), (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Peninsula Benefit Plan, (v) the most recent summary plan description, if any, for such Peninsula Benefit Plan (or other descriptions of such Peninsula Benefit Plan provided to employees) and all modifications thereto, (vi) all material correspondence with the United States Department of Labor or the IRS relating to any Peninsula Benefit Plan during the period January 1, 2011 through the present date, (vii) all amendments, modifications or material supplements to any Peninsula Benefit Plan and (viii) any related trust agreements, insurance contracts or documents of any other funding arrangements relating to a Peninsula Benefit Plan. Except as specifically provided in the foregoing documents delivered or made available to Mackinac, there are no amendments on or after January 1, 2014 to any Peninsula Benefit Plans that have been adopted or approved nor has Peninsula or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Peninsula Benefit Plans.

          (c)   Each Peninsula Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Neither Peninsula nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, the

  United States Department of Labor or any other Governmental Entity with respect to any Peninsula Benefit Plan within the current calendar year or any of the preceding six calendar years, and neither Peninsula nor any of its Subsidiaries has any Knowledge of any material defect as to any Peninsula Benefit Plan that would qualify for correction under any such program.

          (d)   Each Peninsula Benefit Plan that is a "nonqualified deferred compensation plan" as defined in Section 409A(d)(1) of the Code (a "Nonqualified Deferred Compensation Plan") and any award thereunder, in each case that is subject to Section 409A of the Code, has since January 1, 2007, been maintained and operated in good faith compliance with Section 409A of the Code. No assets set aside for the payment of benefits under any Nonqualified Deferred Compensation Plan are held outside of the United States, except to the extent that substantially all of the services to which such benefits are attributable have been performed in the jurisdiction in which such assets are held.

          (e)   Section 3.11(e) of the Disclosure Schedule identifies each Peninsula Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the "Qualified Plans"). The IRS has issued a current favorable determination, opinion or advisory letter with respect to each Qualified Plan and the related trust, and there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust. No trust funding any Peninsula Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).

          (f)    No Peninsula Benefit Plan is, and none of Peninsula or any of its Subsidiaries or any ERISA Affiliate sponsors, maintains, contributes to or has any actual or potential liability with respect to any: (i) "multiemployer plan" as defined in Section 3(37) of ERISA; (ii) a "defined benefit plan" as defined in Section 3(35) of ERISA or any other plan that is subject to the funding requirements of Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code; (iii) a "multiple employer plan" within the meaning of Section 210 of ERISA or Section 413(c) of the Code; or (iv) a "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA. There is no lien pursuant to Sections 303(k) or 4068 of ERISA or Sections 412(n) (as in effect prior to its repeal) or 430(k) of the Code in favor of, or enforceable by the Pension Benefit Guaranty Corporation or any other entity with respect to any of the assets of Peninsula or any of its Subsidiaries or any ERISA Affiliate.

          (g)   There have been no "prohibited transactions" (as defined in Section 406 of ERISA and Section 4975 of the Code) with respect to any Peninsula Benefit Plan. To the knowledge of Peninsula, no fiduciary of any Peninsula Benefit Plan has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Peninsula Benefit Plan. No proceeding with respect to the administration or the investment of the assets of any Peninsula Benefit Plan (other than routine claims for benefits) is pending or, to the knowledge of Peninsula, threatened.

          (h)   Except as set forth in Section 3.11(h) of the Disclosure Schedule, neither Peninsula nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by COBRA. Except as set forth in Section 3.11(h) of the Disclosure Schedule, Peninsula and each of its Subsidiaries have reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or life insurance coverage, and no representations or commitments, whether or not written, have been made that would limit Peninsula's or such Subsidiary's right to amend, terminate or modify any such benefits.

          (i)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Peninsula or any of its Subsidiaries, or result in any limitation on the right of Peninsula or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Peninsula Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Peninsula or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code. No Peninsula Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

          (j)    No Peninsula Benefit Plan is under audit or the subject of an investigation by the IRS, the United States Department of Labor, the PBGC, the SEC or any other Governmental Entity, nor is any such audit or investigation pending or, to Peninsula's Knowledge, threatened.

          (k)   All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each Peninsula Benefit Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Peninsula Benefit Plan or properly accrued. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Peninsula Benefit Plan that is an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA).

          (l)    Peninsula and its Subsidiaries have, for the purposes of each Peninsula Benefit Plan, correctly classified those individuals performing services for Peninsula or its Subsidiaries as common law employees, leased employees, independent contractors or agents.

        3.12    LABOR MATTERS.

          (a)   There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of Peninsula or any of its Subsidiaries and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other comparable foreign, state or local labor relations tribunal or authority. There are no organizing activities, labor strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes, other than routine grievance matters, now pending or threatened against or involving Peninsula or any of its Subsidiaries and there have not been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to Peninsula or any of its Subsidiaries at any time within five years of the date of this Agreement.

          (b)   Neither Peninsula nor any of its Subsidiaries is currently or at any time since January 1, 2011 has been a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Each of Peninsula and its Subsidiaries are in material compliance with all applicable state, federal and local Laws relating to labor, employment, termination of employment or similar matters, including but not limited to Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations, and have not engaged in any unfair labor practices or similar prohibited practices. Except as would not result in any material liability to Peninsula or any of its Subsidiaries, there are no complaints, lawsuits, arbitrations, administrative proceedings or other proceedings of any nature pending or, to the Knowledge of Peninsula, threatened against Peninsula or any of its Subsidiaries brought by any current or former employee or their eligible dependents or beneficiaries.

          (c)   All salaried employees, hourly employees, and temporary employees of Peninsula or any of the Peninsula Subsidiaries are employed on an at-will basis by Peninsula or any of the Peninsula Subsidiaries and may be terminated at any time with or without cause and without any severance or other liabilities to Peninsula or any Peninsula Subsidiary, or have signed an agreement or acknowledged in writing that their employment is at will. There has been no written representation by Peninsula or any Peninsula Subsidiary made to any employees that commits Peninsula, any Peninsula Subsidiary, or the Surviving Entity to retain them as employees for any period of time subsequent to the Closing.

          (d)   Since January 1, 2011, neither Peninsula nor any Peninsula Subsidiary has effectuated a "plant closing" or a "mass lay off" (in each case, as defined in the WARN Act), in either case affecting any site of employment or facility of Peninsula or any Peninsula Subsidiary, except in compliance with the WARN Act.

          (e)   There is no audit, investigation, charge or proceeding with respect to a material violation of any occupational health and safety standards that is pending or unremedied, or to the Knowledge of Peninsula, threatened against Peninsula or any Peninsula Subsidiary. Peninsula and all of the Peninsula Subsidiaries are in compliance with all applicable occupational health and safety Laws, except for such failures to comply as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (f)    Neither Peninsula nor any Peninsula Subsidiary is a party or subject to any Contract which restricts Peninsula or any Peninsula Subsidiary from relocating, closing or terminating any of its operations or facilities or any portion of its operations or facilities.

          (g)   The consummation of the transactions contemplated by this Agreement will not create liabilities for any act by Peninsula or any Peninsula Subsidiary on or prior to the Closing under any collective bargaining agreement, contract or Peninsula Benefit Plans.

          (h)   Peninsula has implemented commercially reasonable procedures to ensure that all employees who are performing services for Peninsula or any Peninsula Subsidiary in the United States are legally permitted to work in the United States and will be legally permitted to work in the United States for the Surviving Entity or any of its Subsidiaries following the consummation of the transactions contemplated by this Agreement.

          (i)    The policies, programs, and practices of Peninsula and all Peninsula Subsidiaries relating to equal opportunity and affirmative action, wages, employee classifications (including independent contractor versus employee and exempt versus non-exempt), hours of work, employee disabilities, employment termination, employment discrimination, employee safety, labor relations, and other terms and conditions of employment are in compliance in all material respects with applicable Law governing or relating to employment and employer practices and facilities.

        3.13    COMPLIANCE WITH APPLICABLE LAW.

          (a)   Peninsula and each of its Subsidiaries and each of their employees hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with all, and are not and have not been in violation of any, applicable Laws, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not be material to Peninsula and its Subsidiaries, taken as a whole, and neither Peninsula nor any of its Subsidiaries has Knowledge of, or has received notice of, any violations of any of the above, except for such violations that would not be material to Peninsula and its Subsidiaries, taken as a whole.

          (b)   Except as would not be material to Peninsula and its Subsidiaries, taken as a whole, Peninsula and each of its Subsidiaries have properly administered all accounts for which Peninsula or any of its Subsidiaries acts as a fiduciary, including accounts for which Peninsula or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects. None of Peninsula or any of its Subsidiaries, or any director, officer or employee of Peninsula or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that would be material to Peninsula and its Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

          (c)   Except as set forth in Section 3.13 of the Disclosure Schedule, Peninsula and each insured depository Subsidiary of Peninsula is "well-capitalized" (as that term is defined in the relevant regulation of the institution's primary federal bank regulator), and "well managed" (as that term is defined at 12 C.F.R. 225.2(s) or the relevant regulation of the institution's primary bank regulator), and the institution's rating under the Community Reinvestment Act of 1997 ("CRA") is no less than "satisfactory." Neither Peninsula nor any Peninsula Subsidiary has been informed that its status as "well-capitalized," "well managed" or "satisfactory" for CRA purposes will change within one year. All deposit liabilities of Peninsula and its Subsidiaries are insured by the FDIC to the fullest extent under the Law. Peninsula and its Subsidiaries have met all conditions of such insurance, including timely payment of its premiums.

        3.14    MATERIAL CONTRACTS.

          (a)   Other than as set forth in Section 3.14 of the Disclosure Schedule, neither Peninsula nor any of its Subsidiaries is a party to or bound by, as of the date hereof, any of the following (each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether written or oral and whether or not set forth in the Disclosure Schedule, is referred to as a "Material Contract"):

              (i)  any contract or agreement entered into since January 1, 2011 (and any contract or agreement entered into at any time to the extent that material obligations remain as of the date hereof), other than in the ordinary course of business consistent with past practice, for the acquisition of the securities of or any material portion of the assets of any other Person or entity;

             (ii)  any trust indenture, mortgage, promissory note, loan agreement or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where Peninsula or any of its Subsidiaries is a lender, borrower or guarantor other than agreements evidencing deposit liabilities, trade payables and contracts or agreements relating to borrowings entered into in the ordinary course of business;

           (iii)  any contract or agreement limiting the freedom of Peninsula or any of its Subsidiaries to engage in any line of business or to compete with any other Person or prohibiting Peninsula or any of its Subsidiaries from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally;

            (iv)  any contract or agreement with any Affiliate of Peninsula or its Subsidiaries;

             (v)  any agreement of guarantee, support or indemnification by Peninsula or its Subsidiaries, assumption or endorsement by Peninsula or its Subsidiaries of, or any similar commitment by Peninsula or its Subsidiaries with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the ordinary course of business;

            (vi)  any agreement which would be terminable other than by Peninsula or its Subsidiaries or any agreement under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events);

           (vii)  any alliance, cooperation, joint venture, shareholders' partnership or similar agreement involving a sharing of profits or losses relating to Peninsula or any of its Subsidiaries;

          (viii)  any employment agreement with any employee or officer of Peninsula or any of its Subsidiaries;

            (ix)  any broker, distributor, dealer, agency, sales promotion, customer or client referral, underwriter, administrative services, market research, market consulting or advertising agreement providing for annual payments by Peninsula or its Subsidiaries of more than $50,000;

             (x)  any agreement, option or commitment or right with, or held by, any third party to acquire, use or have access to, any assets or properties, or any interest therein, of Peninsula or its Subsidiaries, other than in connection with the sale of Loans, Loan participations or investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of Peninsula;

            (xi)  any contract or agreement that contains any (A) exclusive dealing obligation, (B) "clawback" or similar undertaking requiring the reimbursement or refund of any fees, (C) "most favored nation" or similar provision granted by Peninsula or any of its Subsidiaries or (D) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Peninsula or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;

           (xii)  any material contract or agreement which would require any consent or approval of a counterparty as a result of the consummation of the transactions contemplated by this Agreement;

         (xiii)  any contract under which Peninsula or any Peninsula Subsidiary will have a material obligation with respect to an "earn-out," contingent purchase price or similar contingent payment obligation, or any other material liability after the date hereof;

          (xiv)  any lease or other contract (whether real, personal or mixed, tangible or intangible) pursuant to which the annualized rent or lease payments for the lease year that includes December 31, 2013, as applicable, were in excess of $75,000;

           (xv)  any contract or agreement for the use or purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate payments by Peninsula or its Subsidiaries of $75,000; and

          (xvi)  any contract not listed above that is material to the financial condition, results of operations or business of Peninsula or its Subsidiaries.

          (b)   Peninsula and its Subsidiaries have performed in all material respects all of the obligations required to be performed by them and are entitled to all accrued benefits under, and are not alleged (or otherwise to the Knowledge of Peninsula) to be in default in respect of, each Material Contract to which Peninsula or its Subsidiaries are a party or by which Peninsula or its Subsidiaries are bound, except as would not, individually or in the aggregate, be material to Peninsula and its Subsidiaries. Each of the Material Contracts is valid and binding on Peninsula or its applicable Subsidiary and in full force and effect, without amendment, and there exists no default or event of default or event, occurrence, condition or act, with respect to Peninsula or its Subsidiaries or, to the Knowledge of Peninsula, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any Material Contract, except, as would not, individually or in the aggregate, be material to Peninsula and its Subsidiaries. True, correct and complete copies of all Material Contracts have been furnished or made available to Mackinac.

        3.15    AGREEMENTS WITH REGULATORY AGENCIES.    Other than as set forth in Section 3.15 of the Disclosure Schedule, neither Peninsula nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Disclosure Schedule, a "Peninsula Regulatory Agreement"), nor does Peninsula have Knowledge of any pending or threatened regulatory investigation or other action by any Regulatory Agency or other Governmental Agency that could reasonably be expected to lead to the issuance of any such Peninsula Regulatory Agreement. Neither Peninsula nor any Peninsula Subsidiary is required by Section 32 of the FDI Act or FDIC Regulation Part 359 or the Federal Reserve to give prior notice to a federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer or to limit golden parachute payments or indemnification.

        3.16    INVESTMENT SECURITIES.

          (a)   Each of Peninsula and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of Peninsula or any of its Subsidiaries and except for such defects in title or Liens that would not be material to Peninsula and its Subsidiaries. Such securities are valued on the books of Peninsula and its Subsidiaries in accordance with GAAP.

          (b)   Peninsula and its Subsidiaries employ investment, securities risk management and other policies, practices and procedures which Peninsula believes are prudent and reasonable in the context of such businesses.

        3.17    DERIVATIVE INSTRUMENTS.    All Derivative Transactions, whether entered into for the account of Peninsula or one of its Subsidiaries or for the account of a customer of Peninsula or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable Laws and other policies, practices, and procedures employed by Peninsula, as applicable and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Peninsula or one of their respective Subsidiaries, as applicable, enforceable against it in accordance with their terms (except as such enforcement may be limited by (a) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (b) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law), and are in full force and effect. Peninsula and its Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent required, and, to Peninsula's Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. The financial position of Peninsula and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of Peninsula and such Subsidiaries in accordance with GAAP. As used herein, "Derivative Transactions" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

        3.18    ENVIRONMENTAL LIABILITY.

          (a)   Each of Peninsula and its Subsidiaries, and, to Peninsula's Knowledge (except as set forth in written third party environmental reports included in the relevant Loan Documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an Affiliate of Peninsula), any property in which Peninsula or any of its Subsidiaries holds a security interest, is in material compliance with all local, state or federal environmental, health or safety Laws, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("Environmental Laws").

          (b)   There are no legal, administrative, arbitral or other proceedings, claims or actions pending, or, to the Knowledge of Peninsula, threatened against Peninsula or any of its Subsidiaries, nor are there governmental or third-party environmental investigations or remediation activities or governmental investigations that seek to impose or that could reasonably be expected to result in the imposition, on Peninsula or any of its Subsidiaries, of any liability or obligation arising under any Environmental Law pending or, to the Knowledge of Peninsula, threatened against Peninsula or any of its Subsidiaries, which liability or obligation would reasonably be expected to, individually or in the aggregate, be material to Peninsula and its Subsidiaries, taken as a whole. To the Knowledge of Peninsula, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to, individually or in the aggregate, be material to Peninsula and its Subsidiaries, taken as a whole.

          (c)   Except as set forth in written third party environmental reports included in the relevant Loan Documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an Affiliate of Peninsula, to the Knowledge of Peninsula, during or prior to the period of (i) Peninsula's or any of its Subsidiaries' ownership or operation of any property, (ii) Peninsula's or any of its Subsidiaries' participation in the management of any property or (iii) Peninsula's or any of its Subsidiaries' holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to, individually or in the aggregate, be material to Peninsula and its Subsidiaries, taken as a whole.

          (d)   Neither Peninsula nor any of its Subsidiaries is subject to any agreement, order, judgment or decree by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing. There has been no written third-party environmental site assessment conducted since January 1, 2011 assessing the presence of hazardous materials located on any property owned or leased by Peninsula or any Peninsula Subsidiary that is within the possession or control of Peninsula or its Affiliates as of the date of this Agreement that has not been delivered to Mackinac prior to the date of this Agreement.

        3.19    INSURANCE.    Peninsula and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions and their subsidiaries of comparable size and operations to Peninsula and its Subsidiaries. Section 3.19 of the Disclosure Schedule contains a list of all insurance policies applicable and available to Peninsula and its Subsidiaries with respect to its business or that are otherwise maintained by or for Peninsula or its Subsidiaries (the "Peninsula Policies") (specifying policy type (e.g., whether such policy is claims-made), policy numbers, applicable deductible levels, policy periods, available limits of coverage, and information regarding any settlement or commutation of the same) and Peninsula has provided true and complete copies of all such Peninsula Policies to Mackinac. Except as set forth in Section 3.19 of the Disclosure Schedule, there is no claim for coverage by Peninsula or any of its Subsidiaries pending under any of such Peninsula Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Peninsula Policies or in respect of which such underwriters have reserved their rights. Each Peninsula Policy is in full force and effect and all premiums payable by Peninsula or its Subsidiaries have been timely paid, by Peninsula or its Subsidiaries, as applicable. Neither Peninsula nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such Peninsula Policies.

        3.20    TITLE TO PROPERTY.

          (a)   Section 3.20(a) of the Disclosure Schedule lists (i) all real property owned by Peninsula or any Peninsula Subsidiary (the "Owned Real Property"); (ii) all leases, subleases, licenses or other contracts (including all amendments, modifications, and supplements thereto) pursuant to which Peninsula or its Subsidiaries leases land and/or buildings, together with the real property rights (including security deposits), benefits and appurtenances pertaining thereto and rights in respect thereof, including ground leases (the "Real Property Leases"); and (iii) all leases, subleases, licenses or other use agreements between Peninsula or any of its Affiliates, as landlord, sublandlord or licensor, and third parties with respect to Owned Real Property or Leased Premises, as tenant, subtenant or licensee ("Tenant Leases"), in each case including all amendments, modifications, and supplements thereto, and all such documentation has been made available to Mackinac on or prior to the date hereof.

          (b)   Except as would not be material to Peninsula, Peninsula or one of its Subsidiaries (i) has good and marketable title to all Owned Real Properties, free and clear of all Liens of any nature whatsoever, except (A) statutory Liens securing payments not yet due (or being contested in good faith and for which adequate reserves have been established), (B) Liens for real property Taxes not yet due and payable, (C) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (D) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties ((A) through (C) collectively, "Permitted Encumbrances") and (ii) has good and marketable leasehold interests in all parcels of real property leased to Peninsula pursuant to the Real Property Leases (the "Leased Premises"), free and clear of all Liens of any nature created by Peninsula or any of its Subsidiaries or, to the Knowledge of Peninsula, any other Person, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the Real Property Leases. Since the Balance Sheet Date, none of the Leased Premises or Owned Real Property has been taken by eminent domain (or to Peninsula's Knowledge is the subject of a pending or contemplated taking which has not been consummated). All of the land, buildings, structures, plants, facilities and other improvements leased or used by Peninsula or any of its Subsidiaries in the conduct of Peninsula's or such Subsidiary's business other than those items that comprise part of the Owned Real Property are included in the Leased Premises.

          (c)   Except as set forth in Section 3.20(c) of the Disclosure Schedule, no Person other than Peninsula and its Subsidiaries has (or will have, at Closing) (i) any right in any of the Owned Real Property or any right to use or occupy any portion of the Owned Real Property or (ii) any right to use or occupy any portion of the Leased Premises. All buildings, structures, fixtures and appurtenances comprising part of the Owned Real Property are in good operating condition and have been well maintained, reasonable wear and tear excepted, and are in all material respects adequate and sufficient for the purposes to which they are used in the conduct of Peninsula's business. Peninsula and its Subsidiaries do not use in its business any material real property other than the Owned Real Property and the Leased Premises.

          (d)   Each of the Real Property Leases and each of the Tenant Leases is valid and binding on Peninsula or its applicable Subsidiary and is in full force and effect, without amendment (other than as disclosed in Section 3.14(b) of the Disclosure Schedule) and there exists no default or event of default or event, occurrence, condition or act, with respect to Peninsula or its Subsidiaries or, to the Knowledge of Peninsula, with respect to the other parties thereto, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder, except where such event of default would not reasonably be expected to, individually or in the aggregate, be material to the Peninsula and its Subsidiaries, taken as a whole.

          (e)   Peninsula and its Subsidiaries have operated the Owned Real Property and the Leased Premises, and the continued operation of the Owned Real Property and the Leased Premises in the manner it is used in Peninsula and its Subsidiaries' business will be, in accordance in all material respects with all applicable Laws.

          (f)    Except as would not be material to Peninsula, (i) Peninsula and its Subsidiaries have good, valid and marketable title to all of the personal property of Peninsula and its Subsidiaries consisting of the trade fixtures, shelving, furniture, on-premises ATMs, equipment, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures and supplies excluding any items consumed or disposed of, but including new items acquired or obtained, in the ordinary course of the operation of the business of Peninsula and its Subsidiaries ("Personal Property") and (ii) each of the leases under which Peninsula or its Subsidiaries lease Personal Property is valid, and in full force and effect, without default thereunder by the lessee or, to the Knowledge of Peninsula, the lessor.

        3.21    INTELLECTUAL PROPERTY.

          (a)   Peninsula and its Subsidiaries own, or are licensed or otherwise possess rights to use free and clear of all Liens, all material Intellectual Property used or held for use by Peninsula and its Subsidiaries as of the date hereof (collectively, the "Peninsula Intellectual Property") in the manner that it is currently used by Peninsula and its Subsidiaries.

          (b)   Section 3.21(b) of the Disclosure Schedule lists all Peninsula Intellectual Property that is the subject of a registration, issuance or pending application of Peninsula or any of its Subsidiaries. Peninsula or its Subsidiaries own title to all Peninsula Intellectual Property set forth in Section 3.21(b) of the Disclosure Schedule.

          (c)   Neither Peninsula nor any of its Subsidiaries has received written notice from any third party alleging any material interference, infringement, misappropriation or violation of any Intellectual Property rights of any third party and, to the Knowledge of Peninsula, neither Peninsula nor any of its Subsidiaries has interfered in any material respect with, infringed upon, misappropriated or violated any Intellectual Property rights of any third party. To the Knowledge of Peninsula, no third party has interfered with, infringed upon, misappropriated or violated any Peninsula Intellectual Property. Neither Peninsula nor any of its Subsidiaries licenses to, or has entered into any exclusive agreements relating to any Peninsula Intellectual Property with, third parties, or, except as set forth on Section 3.21(c) of the Disclosure Schedule, permits third parties to use any Peninsula Intellectual Property rights. Except as set forth on Section 3.21(c) of the Disclosure Schedule, neither Peninsula nor any of its Subsidiaries owes any material royalties or payments to any third party for using or licensing to others any Peninsula Intellectual Property.

          (d)   Neither Peninsula nor any of its Subsidiaries is a party to any agreement to indemnify any Person against a claim of infringement of or misappropriation by any Peninsula Intellectual Property.

          (e)   For the purposes of this Agreement, "Intellectual Property" shall mean any or all of the following and all rights in, arising out of or associated with: all patents, trademarks, trade names, service marks, domain names, database rights, copyrights and, in each case, any applications therefor, mask works, net lists, technology, web sites, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material of a Person.

        3.22    BROKER'S FEES.     Neither Peninsula nor any Peninsula Affiliate has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

        3.23    NO INVESTMENT ADVISER.     Neither Peninsula nor any Peninsula Subsidiary serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an "investment adviser" required to register as such under the Investment Company Act of 1940, as amended.

        3.24    LOANS.

          (a)   Each loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans") payable to Peninsula or its Subsidiaries (i) is evidenced by Loan Documentation that is true, genuine and what it purports to be and (ii) represents the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such person referred to as an "Obligor") thereunder, and is enforceable against the Obligor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles. For the purposes of this Agreement, "Loan Documentation" means all Loan files and all documents included in Peninsula's or any of its Subsidiaries' file or imaging system with respect to a Loan, including loan applications, notes, security agreements, deeds of trust, collectors notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements, including building and loan agreements, guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.

          (b)   The information with respect to each Loan set forth in the Loan Documentation made available to Mackinac prior to the date hereof, and, to the Knowledge of Peninsula, any third-party information set forth in the Loan Documentation is true, correct and accurate as of the dates specified therein, or, if no such date is indicated therein, as of May 31, 2014.

          (c)   (i) Section 3.24(c) of the Disclosure Schedule sets forth a list of all Loans as of the date hereof by Peninsula and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of Peninsula or any of its Subsidiaries, (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the Loan was originated and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

          (d)   Each Loan payable to Peninsula or its Subsidiaries (i) was originated or purchased by Peninsula or its Subsidiaries and its principal balance as shown on Peninsula's books and records is true and correct as of the date indicated therein, (ii) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the practical realization against any collateral therefor and (iii) complies, and at the time the Loan was originated or purchased by Peninsula or its Subsidiaries complied, including as to the Loan Document related thereto, in all material respects with all applicable requirements of federal, state and local Laws.

          (e)   Each outstanding Loan (including Loans held for resale to investors) payable to Peninsula or its Subsidiaries has been solicited and originated and is administered and serviced (to the extent administered and serviced by Peninsula or an Peninsula Subsidiary), and during the period of time in which such Loan was originated, held or serviced by Peninsula or its Subsidiaries, the relevant Loan Documentation was maintained, in all material respects in accordance with Peninsula's or its Subsidiary's underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and customary industry practices and with all applicable requirements of federal, state and local Laws.

          (f)    With respect to each Loan payable to Peninsula or its Subsidiaries that is secured, Peninsula or its Subsidiary has a valid and enforceable Lien on the collateral described in the documents relating to such Loan, and each such Lien is assignable and has the priority described in the Loan Documentation (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and except as the availability of equitable remedies may be limited by general principles of equity).

          (g)   Except as set forth in Section 3.24(g) of the Disclosure Schedule, none of the agreements pursuant to which Peninsula or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

          (h)   Peninsula's allowance for loan losses as of the Balance Sheet Date was in compliance with Peninsula's methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board in all material respects.

          (i)    Section 3.24(i) of the Disclosure Schedule identifies each Loan payable to Peninsula or its Subsidiaries that (i) as of May 31, 2014 (A) was on non-accrual status, (B) where the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, (C) where a specific reserve allocation existed in connection therewith, (D) which was required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15 or (E) that was contractually past due 90 days or more in the payment of principal and/or interest, or (ii) as of the date of this Agreement is classified as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Watch list" or words of similar import. For each Loan identified in response to clauses (i) or (ii) above, Section 3.24(i) of the Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of May 31, 2014.

          (j)    Each of Peninsula and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local Laws, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all Agency and other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

          (k)   To the Knowledge of Peninsula, each Loan included in a pool of Loans originated, acquired or serviced by Peninsula or any of its Subsidiaries (a "Pool") meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, except where the time for certification or recertification has not yet expired. To the Knowledge of Peninsula, no Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.

          (l)    Section 3.24(l) of the Disclosure Schedule sets forth a true, complete and correct list of each third party providing loan servicing to Peninsula or any of its Subsidiaries as of July 31, 2011 and the aggregate balance of Loans serviced by each such servicer for Peninsula or any of its Subsidiaries as of such date. To the Knowledge of Peninsula, all Loans serviced by third parties for Peninsula or any of its Subsidiaries have been serviced in accordance with all applicable Laws and regulations.

        3.25    RELATED PARTY TRANSACTIONS.

          (a)   Section 3.25(a) of the Disclosure Schedule identifies all agreements or arrangements between Peninsula or any Peninsula Subsidiary, on the one hand, and any shareholder (which to Peninsula's Knowledge beneficially owns 5% or more of any class of equity securities of Peninsula or any of its Subsidiaries) or Affiliate of Peninsula (other than Peninsula and its direct or indirect wholly owned Subsidiaries), on the other hand, and all agreements or arrangements pursuant to which any shareholder (which to Peninsula's Knowledge beneficially owns 5% or more of any class of equity securities of Peninsula or any of its Subsidiaries) or Affiliate of Peninsula (other than Peninsula and its direct or indirect wholly owned Subsidiaries) is a party and Peninsula or any Peninsula Subsidiary receives services or goods, including any such agreements or arrangements between any direct or indirect wholly owned Peninsula Subsidiary, on the one hand, and any non-wholly owned Peninsula Subsidiary, on the other hand. No relationship, direct or indirect, exists between or among Peninsula and its Subsidiaries or any of their respective Affiliates, on the one hand, and any director, officer, member, shareholder, customer or supplier of Peninsula or any of its Affiliates, on the other hand, which would be required by the Securities Act to be disclosed in a registration statement on Form S-1 pursuant to Item 404 of Regulation S-K under the Securities Act. As used in this Agreement, "Affiliate" means (unless otherwise specified), with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person and "control," with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

          (b)   No shareholder or Affiliate of Peninsula (other than Peninsula and its Subsidiaries) owns any material property or asset used in the conduct of the business of Peninsula and its Subsidiaries.

        3.26    TAKEOVER LAWS.     The board of directors of Peninsula has unanimously approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any "moratorium," "control share," "fair price," "takeover" or "interested shareholder" Law (such laws, collectively "Takeover Provisions").

        3.27    APPROVALS.

          (a)   As of the date of this Agreement, Peninsula knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

          (b)   The Board of Directors of Peninsula has duly adopted an irrevocable resolution as follows (the "Business Combination Exemption Resolution"):

    "RESOLVED, that pursuant to Section 782 of the Michigan Business Corporation Act, as amended (the "MBCA"), the Board of Directors of the Corporation, for the specific purpose of establishing an irrevocable exemption from Section 780 of the MBCA, hereby approves thereunder (i) the entering into, and all of the transactions relating to and contemplated or permitted by, that certain Agreement and Plan of Merger (the "Merger Agreement"), entered into among the Corporation, Mackinac Financial Corporation and PFC Acquisition, LLC, including, without limitation, (A) the assignment of any rights thereunder as specifically contemplated by the Shareholder Voting Agreement entered into pursuant to the Merger Agreement (the "Voting Agreement"), (B) any person or entity becoming an "interested shareholder" as defined in Section 778 of the MBCA including, without limitation, Mackinac Financial Corporation and/or any of its affiliates (whether individually or in another capacity) (collectively, the "Covered Persons"), and (C) the transfer of any shares of common stock, the right to vote any shares of common stock pursuant to the Voting Agreement or other securities of the Corporation in accordance with the terms and conditions of the Merger Agreement; (ii) any transaction in which any Covered Person becomes an "interested shareholder" as defined in Section 778 of the MBCA or acquires additional shares of common stock or other securities of the Corporation thereafter; and (iii) any "business combination" as defined in Section 776 of the MBCA involving any Covered Person."

          (c)   The Business Combination Exemption Resolution adopted by Peninsula is a valid action of the Board of Directors, binding on Peninsula, and constitutes a valid and irrevocable exemption by Peninsula from Section 780 of the Michigan Business Corporation Act as to any transaction, person or entity described in such resolution.

        3.28    BOOKS AND RECORDS.     The books of account, minute books, stock record books, and other records of each of Peninsula and its Subsidiaries are complete and correct in all material respects, represent bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system. The corporate minute books of each of Peninsula and the Peninsula Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, their shareholders, boards, and committees in all material respects. Since April 30, 2014, the minutes of each meeting (or corporate action without a meeting) of any such shareholders, boards, or committees have been duly prepared and are contained in such minute books. All such minute books and related exhibits or attachments for all meetings since April 30, 2014, have been made available for Mackinac's review prior to the date of this Agreement without material omission or redaction (other than with respect to the minutes relating to the Merger or recent and similarly proposed transactions).

        3.29    LOAN GUARANTEES.     Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all guarantees of indebtedness owed to Peninsula or any Peninsula Subsidiary, including without limitation those of the Federal Housing Administration, the Small Business Administration, and any other Governmental Entity, are valid and enforceable, except as limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

        3.30    DATA SECURITY AND CUSTOMER PRIVACY.     Peninsula and each Peninsula Subsidiary is in compliance in all material respects with (a) all applicable Laws and applicable requirements of Governmental Entities regarding the security of each of their customers' data and the systems operated by Peninsula and each Peninsula Subsidiary, and (b) their respective privacy policies, including as relates to the use of individually identifiable personal information relating to identifiable or identified natural persons.

        3.31    PENINSULA INFORMATION.     None of the information supplied or to be supplied by Peninsula for inclusion or incorporation by reference in the Proxy Statement or in the Form S-4, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, in each case or any amendment or supplement thereto will, at the time the Proxy Statement or any such supplement or amendment thereto is first mailed to the shareholders of Peninsula or at the time the Peninsula shareholders vote on the matters constituting the Requisite Shareholder Approval or at the time the Form S-4 or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Peninsula in this Section 3.31 with respect to statements made or incorporated by reference therein based on information supplied by Mackinac or MergerSub in writing expressly for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or such other applications, notifications or other documents. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. If at any time prior to the Effective Time any event should be discovered by Peninsula which should be set forth in an amendment to the Form S-4 or a supplement to the Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, Peninsula shall promptly so inform Mackinac.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF MACKINAC

        Except as (i) disclosed in writing in the correspondingly enumerated section or subsection of the disclosure schedule of Mackinac delivered herewith (the "Mackinac Disclosure Schedule") (provided that each exception set forth in the Mackinac Disclosure Schedule shall be deemed to qualify any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without need to examine underlying documentation)) or (ii) disclosed in any report, schedule, form or other document filed with, or furnished to, the SEC by Mackinac prior to the date hereof and on or after the date on which Mackinac filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (but excluding any risk factor disclosures contained under the heading "Risk Factors," any disclosure of risks included in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), Mackinac hereby represents and warrants to Peninsula as follows:

        4.1    CORPORATE ORGANIZATION.    Mackinac is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Mackinac has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Mackinac is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Mackinac Material Adverse Effect. True and complete copies of the articles of incorporation and bylaws of Mackinac, as in effect as of the date of this Agreement, have previously been delivered by Mackinac to Peninsula. Mackinac is not in violation of any of the provisions of its articles of incorporation or bylaws, each as amended.

        4.2    CAPITALIZATION.    The authorized capital stock of Mackinac consists of (a) 18,000,000 shares of Mackinac Common Stock, of which, as of June 20, 2014 (the "Mackinac Capitalization Date"), 5,527,690 shares of Mackinac Common Stock are issued and outstanding, 69,294 shares of Mackinac Common Stock are held in treasury and (b) 500,000 shares of Mackinac Preferred Stock, none of which is issued and outstanding as of the Mackinac Capitalization Date. All of the issued and outstanding shares of Mackinac Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the Mackinac Capitalization Date, there were 136,574 shares of Mackinac Common Stock reserved for issuance under Mackinac's equity compensation plans (the "Mackinac Awards"). As of the Mackinac Capitalization Date, except pursuant to (i) this Agreement; (ii) outstanding options to purchase, in the aggregate, 237,152 shares of Mackinac Common Stock; and (iii) the Mackinac Awards, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Mackinac, or otherwise obligating Mackinac to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. As of the Mackinac Capitalization Date, no Voting Debt of Mackinac is issued or outstanding. The shares of Mackinac Common Stock to be issued pursuant to the Merger, if any, will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.

        4.3    AUTHORITY; NO VIOLATION.

          (a)   Mackinac has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action on the part of Mackinac. No other corporate proceedings (including any approvals of Mackinac's shareholders) on the part of Mackinac are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Mackinac. Assuming due authorization, execution and delivery by Peninsula, this Agreement constitutes a valid and binding obligation of Mackinac, enforceable against Mackinac in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

          (b)   Neither the execution and delivery of this Agreement by Mackinac, nor the consummation by Mackinac of the transactions contemplated hereby, nor compliance by Mackinac with any of the terms or provisions hereof, will (i) violate any provision of the articles of incorporation or bylaws of Mackinac or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Mackinac or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Mackinac or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which Mackinac or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or the loss of benefits that would not reasonably be expected to, either individually or in the aggregate, have a Mackinac Material Adverse Effect.

        4.4    CONSENTS AND APPROVALS.    Except for (a) the regulatory approvals and non-objections described in Section 3.4, (b) compliance with any applicable requirements of the Exchange Act and the Securities Act, (c) the filing of the Certificate of Merger with LARA pursuant to the MBCA and the Bank Merger with the DIFS pursuant to the MBC, (d) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Mackinac Common Stock, if any, pursuant to this Agreement and (e) approval of listing of such Mackinac Common Stock, if any, on the NASDAQ, no consents, approvals or authorizations of or filings or registrations with any Governmental Entity, or of or with any third party, are required to be made or obtained by Mackinac or any of its Subsidiaries in connection with (i) the execution and delivery by Mackinac of this Agreement or (ii) the consummation by Mackinac of the transactions contemplated hereby, except for such consents, approvals, authorizations, filings or registrations that would not reasonably be expected to, individually or in the aggregate, have a Mackinac Material Adverse Effect.

        4.5    LEGAL PROCEEDINGS.

          (a)   Neither Mackinac nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Mackinac, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Mackinac or any of its Subsidiaries that would reasonably be expected to, individually or in the aggregate, have a Mackinac Material Adverse Effect.

          (b)   There is no injunction, order, judgment or decree imposed upon Mackinac that would reasonably be expected to, individually or in the aggregate, have a Mackinac Material Adverse Effect.

        4.6    ABSENCE OF CERTAIN CHANGES.    Since December 31, 2012, there has not been a Mackinac Material Adverse Effect.

        4.7    REPORTS.

          (a)   Mackinac and each of its Subsidiaries have filed (or furnished, as applicable) all Reports that they were required to file (or furnish, as applicable) since December 31, 2010 and prior to the date hereof with the Regulatory Agencies and each other applicable Governmental Entity, and all other Reports required to be filed (or furnished, as applicable) by them since December 31, 2010 and prior to the date hereof, including any report or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish) such Report or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to result in a Mackinac Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to result in a Mackinac Material Adverse Effect, (i) except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Mackinac and its Subsidiaries, there is no pending proceeding before, or, to the Knowledge of Mackinac, examination or investigation by, any Regulatory Agency into the business or operations of Mackinac or any of its Subsidiaries and (ii) there are no unresolved violations, criticisms or exceptions by any Regulatory Agency with respect to any Report relating to any examinations of Mackinac or any of its Subsidiaries.

          (b)   No final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the Securities and Exchange Commission (the "SEC") by Mackinac pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2011 and prior to the date of this Agreement (the "Mackinac SEC Reports") at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Mackinac SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Mackinac has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

        4.8    FINANCIAL STATEMENTS.     The financial statements of Mackinac and its Subsidiaries included (or incorporated by reference) in the Mackinac SEC Reports filed with (but not furnished to) the SEC (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders' equity and consolidated financial position of Mackinac and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount and the absence of notes); (ii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

        4.9    COMPLIANCE WITH APPLICABLE LAW.     Mackinac and each of its Subsidiaries and each of their employees hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with, and are not and have not been in violation of, any applicable Law, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not reasonably be expected to, individually or in the aggregate, have a Mackinac Material Adverse Effect, and neither Mackinac nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above, except for such violations that would not reasonably be expected to, individually or in the aggregate, have a Mackinac Material Adverse Effect. Except as set forth on Section 4.9 of the Mackinac Disclosure Schedule, neither Mackinac nor any of its Subsidiaries is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment which would, individually or in the aggregate, have a Mackinac Material Adverse Effect, or has received any written communication contemplating any of the foregoing. Each insured depository Subsidiary of Mackinac is "well-capitalized" (as that term is defined in the relevant regulation of the institution's primary federal bank regulator), and "well managed" (as that term is defined at 12 C.F.R. 225.2(s) or the relevant regulation of the institution's primary bank regulator), and the institution's rating under the CRA is no less than "satisfactory."

        4.10    TAX MATTERS.

          (a)   Neither Mackinac nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

          (b)   Mackinac has owned all of the limited liability company interests of MergerSub since its formation and no election has been made to treat MergerSub as a corporation for any federal or state income Tax purposes.

        4.11    BROKER'S FEES.     Except for River Branch Capital,  LLC, neither Mackinac nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

        4.12    MACKINAC INFORMATION.     None of the information supplied or to be supplied by Mackinac for inclusion or incorporation by reference in the Proxy Statement or in the Form S-4, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, in each case or any amendment or supplement thereto will, at the time the Proxy Statement or any such supplement or amendment thereto is first mailed to the shareholders of Peninsula or at the time the Peninsula shareholders vote on the matters constituting the Requisite Shareholder Approval or at the time the Form S-4 or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Mackinac in this Section 4.12 with respect to statements made or incorporated by reference therein based on information supplied by Peninsula in writing expressly for inclusion or incorporation by reference in the Proxy Statement or in the Form S-4 or such other applications, notifications or other documents. If at any time prior to the Effective Time any event should be discovered by Mackinac which should be set forth in an amendment to the Form S-4 or a supplement to the Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, Mackinac shall promptly so inform Peninsula.

        4.13    AGREEMENTS WITH REGULATORY AGENCIES.     Neither Mackinac nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Mackinac Disclosure Schedule, a "Mackinac Regulatory Agreement"), nor does Mackinac have Knowledge of any pending or threatened regulatory investigation or other action by any Regulatory Agency or other Governmental Agency that could reasonably be expected to lead to the issuance of any such Mackinac Regulatory Agreement.

        4.14    APPROVALS.     As of the date of this Agreement, Mackinac knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

        4.15    FINANCIAL ABILITY.     Mackinac will have as of the Closing Date sufficient funds available for it to pay the Aggregate Cash Consideration as contemplated hereby and will not require any financing contingency in order to marshal such funds.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1    CONDUCT OF BUSINESS OF PENINSULA PRIOR TO THE EFFECTIVE TIME.     During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Peninsula shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the usual, regular and ordinary course consistent with past practice (b) use reasonable best efforts to maintain and preserve intact its business organization, its rights, franchises and other authorizations issued by Governmental Entities and its current relationships with its customers, regulators, employees and other persons with which it has business or other relationships and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Peninsula or Mackinac to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

        5.2    FORBEARANCES OF PENINSULA.     During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Disclosure Schedule or as expressly required by this Agreement, Peninsula shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written consent of Mackinac:

          (a)   (i) create or incur any indebtedness for borrowed money (other than acceptance of deposits, FHLB advances, purchases of Federal funds, sales of certificates of deposit, issuances of commercial paper and entering into repurchase agreements, each in the ordinary course of business consistent with past practice, including with respect to prices, terms and conditions), or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except in the case of this clause (ii), in connection with presentation of items for collection (e.g., personal or business checks) in the ordinary course of business consistent with past practice;

          (b)   (i) adjust, split, combine or reclassify any capital stock or other equity interest, (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest or make, declare or pay any dividend or distribution or make any other distribution on any shares of its capital stock or other equity interest or redeem, purchase or otherwise acquire any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interest other than the payment of the Special Dividend, (iii) grant any stock appreciation rights, restricted stock units or other equity-based compensation or grant to any individual, corporation or other entity any right to acquire any shares of its capital stock, (iv) issue or commit to issue any additional shares of capital stock of Peninsula or sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any Peninsula Subsidiary or (v) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

          (c)   sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person other than a direct or indirect wholly owned Peninsula Subsidiary, except (i) subject to paragraph (k) of this Section 5.2, sales of Loans, Loan participations and sales of investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of Peninsula or (ii) as expressly required by contracts or agreements in force at the date of this Agreement that are set forth in Section 5.2(c) of the Disclosure Schedule;

          (d)   (i) acquire direct or indirect control over any business or Corporate Entity, whether by stock purchase, merger, consolidation or otherwise, or (ii) make any other investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other Person, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not Affiliates of Peninsula;

          (e)   except as required under applicable Law or the terms of any Peninsula Benefit Plan existing as of the date hereof (i) enter into, adopt or terminate any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant of Peninsula or any of its Subsidiaries, (ii) amend any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant of Peninsula or any of its Subsidiaries in a manner that would result in any increase in cost, (iii) increase the compensation or benefits payable to any such individual (including the payment of any amounts to any such individual not otherwise due) (other than any annual base compensation raises in the ordinary course of business consistent with past practice to employees other than senior executive officers of not more than 5% per annum), (iv) grant or accelerate the vesting of any equity-based awards for the benefit of any such individual, (v) enter into any new, or amend any existing, collective bargaining agreement or similar agreement with respect to Peninsula or any of its Subsidiaries, (vi) provide any funding for any rabbi trust or similar arrangement or (vii) hire, transfer, promote or terminate the employment of any employee of Peninsula or any of its Subsidiaries who has a target annual compensation of $75,000 or more;

          (f)    (i) settle any claim, action or proceeding other than claims, actions or proceedings in the ordinary course of business consistent with past practice involving solely money damages where the settlement payments not covered by insurance do not exceed $100,000 individually or $200,000 in the aggregate, or waive, compromise, assign, cancel or release any material rights or claims or (ii) agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

          (g)   pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than, subject to Section 5.2(f), in the ordinary course of business and consistent with past practice;

          (h)   except as disclosed in Section 5.2(h) of the Disclosure Schedule: (i) make any change in accounting methods or systems of internal accounting controls (or the manner in which it accrues for liabilities), except as required by changes in GAAP as concurred in by its independent auditors or (ii) except as may be required by GAAP and in the ordinary course of business consistent with past practice, revalue in any material respect any of its assets, including writing-off notes or accounts receivable;

          (i)    make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;

          (j)    adopt or implement any amendment to its articles of incorporation or any changes to its bylaws or comparable organizational documents;

          (k)   materially restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage related securities which would be considered "high-risk" securities under applicable regulatory pronouncements;

          (l)    enter into, modify, amend or terminate any contract of the sort required to be disclosed pursuant to Section 3.14, other than in the ordinary course of business consistent with past practice; provided that in no event shall Peninsula or any Peninsula Subsidiary enter into, modify, amend or terminate any contract of the sort required to be disclosed pursuant to Section 3.14(a) (iii), (iv), (vi), (vii), (x), (xi) or (xiii) or that calls for aggregate annual payments of $100,000 or more;

          (m)  change in any material respect the credit policies and collateral eligibility requirements and standards of Peninsula;

          (n)   fail to use reasonable best efforts to take any action that is required by an Peninsula Regulatory Agreement, or take any action that violates a Peninsula Regulatory Agreement;

          (o)   except as required by applicable Law, regulation or policies imposed by any Governmental Entity, enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans;

          (p)   permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of Peninsula or any Peninsula Subsidiary;

          (q)   make, or commit to make, any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than as disclosed in Peninsula's capital expenditure budget set forth in Section 5.2(q) of the Disclosure Schedule;

          (r)   without previously notifying and consulting with Mackinac (through Mackinac's Chief Financial Officer, Chief Executive Officer or such other representative as may be designated by Mackinac), make or acquire any Loan or issue a commitment (or renew or extend an existing commitment), except to the extent approved by Peninsula and committed to, in each case prior to the date hereof and set forth in Section 5.2(a) of the Disclosure Schedule, for any Loan relationship aggregating in excess of $1,000,000 or amend or modify in any material respect any existing Loan relationship, that would result in total credit exposure to the applicable borrower (and its Affiliates), as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $1,000,000;

          (s)   take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law;

          (t)    take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

          (u)   agree to, or make any commitment to, take, or adopt any resolutions of the board of directors of Peninsula in support of, any of the actions prohibited by this Section 5.2; or

          (v)   take any action that would or would be reasonably likely to result in Peninsula Closing Expenses in excess of $300,000.

        5.3    COVENANTS OF MACKINAC.    During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.3 of the Mackinac Disclosure Schedule or as expressly required by this Agreement, Mackinac shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written consent of Peninsula:

          (a)   Amend its articles of incorporation or bylaws or similar governing documents of any of its Subsidiaries in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Peninsula Common Stock or that would materially impede Mackinac's ability to consummate the transactions contemplated by this Agreement;

          (b)   take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law;

          (c)   take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; or

          (d)   agree to, or make any commitment to, take, or adopt any resolutions of the board of directors of Mackinac in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI
ADDITIONAL AGREEMENTS

        6.1    REGULATORY MATTERS.

          (a)   Each of Mackinac and Peninsula shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to (i) take, or cause to be taken, and assist and cooperate with the other party in taking, all actions necessary, proper or advisable to comply promptly with all legal requirements with respect to the transactions contemplated hereby, including obtaining any third-party consent or waiver that may be required to be obtained in connection with the transactions contemplated hereby, and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated hereby (including, for purposes of this Section 6.1, actions required in order to continue any contract or agreement of Peninsula or its Subsidiaries following the Closing or to avoid any penalty or other fee under such contracts and agreements, in each case arising in connection with the transactions contemplated hereby) and (ii) obtain (and assist and cooperate with the other party in obtaining) any action, nonaction, permit, consent, authorization, order, clearance, waiver or approval of, or any exemption by, any Governmental Entity that is required or advisable in connection with the transactions contemplated by this Agreement (collectively, the "Regulatory Approvals"). The parties hereto shall cooperate with each other and prepare and file, as promptly as practicable after the date hereof, all necessary documentation, and effect all applications, notices, petitions and filings, to obtain as promptly as practicable all actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, including the Regulatory Approvals. Without limiting the generality of the forgoing, Mackinac and MergerSub will use commercially reasonable efforts to file the required applications seeking approval of the Merger with the Federal Reserve, the FDIC and the DIFS no later than 45 days from the date hereof. Each of Mackinac and Peninsula shall use their reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything set forth in this Agreement, under no circumstances shall Mackinac or MergerSub be required, and Peninsula and its Subsidiaries shall not be permitted (without Mackinac's written consent in its sole discretion), to take any action, or commit to take any action, or agree to any condition or restriction, involving Mackinac, Peninsula or their respective Subsidiaries pursuant to this Section 6.1 or otherwise in connection with obtaining the foregoing actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals, that would have, or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or a Mackinac Material Adverse Effect in respect of Mackinac, or Peninsula and its Subsidiaries taken as a whole, in each case measured on a scale relative to Peninsula and its Subsidiaries taken as a whole (a "Materially Burdensome Regulatory Condition"); provided that, if requested by Mackinac, then Peninsula and its Subsidiaries will take or commit to take any such action, or agree to any such condition or restriction, so long as such action, commitment, agreement, condition or restriction is binding on Peninsula and its Subsidiaries only in the event the Closing occurs.

          (b)   Subject to applicable Laws relating to the exchange of information, Mackinac and Peninsula shall, upon request, furnish each other with all information concerning Mackinac, Peninsula and their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Mackinac, Peninsula or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. Mackinac and Peninsula shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, any filing made or proposed to be made with, or written materials submitted or proposed to be submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.

          (c)   Subject to applicable Law (including applicable Laws relating to the exchange of information), Peninsula and Mackinac shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to applicable Law, (i) each of Mackinac and Peninsula shall promptly furnish the other with copies of notices or other communications received by it or any of its Subsidiaries (or written summaries of communications received orally), from any third party or Governmental Entity with respect to the transactions contemplated by this Agreement, (ii) each of Mackinac and Peninsula shall provide the other a reasonable opportunity to review in advance, and to the extent practicable accept the reasonable comments of the other in connection with, any proposed nonconfidential written communication to, including any filings with, any Governmental Entity, in each case subject to applicable Laws relating to the exchange of information and (iii) Peninsula shall consider in good faith Mackinac's views with respect to, and confer in good faith with Mackinac to resolve, any disagreement as to strategy with respect to any communication by Peninsula or any of its Subsidiaries with any Governmental Entity or third party relating to the transactions contemplated by this Agreement. Peninsula shall not, and shall cause its Subsidiaries to not, participate in any meeting or substantive discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with Mackinac in advance and, to the extent not prohibited by applicable Law, gives Mackinac the opportunity to attend and participate. Any such disclosures or rights to participate may be made on an outside counsel-only basis to the extent required under applicable Law.

        6.2    ACCESS TO INFORMATION.

          (a)   Subject to the Confidentiality Agreement, Peninsula agrees to provide Mackinac and its Representatives, from time to time prior to the Effective Time, such information as Mackinac shall reasonably request with respect to Peninsula and its Subsidiaries and their respective businesses, financial conditions and operations and such access to the properties, books and records and personnel of Peninsula and its Subsidiaries as Mackinac shall reasonably request, which access shall occur during normal business hours and shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Peninsula or its Subsidiaries.

          (b)   Mackinac and Peninsula shall comply with, and shall cause their respective Representatives, directors, officers and employees to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

        6.3    SEC FILINGS AND SHAREHOLDER APPROVAL.

          (a)   Peninsula and Mackinac shall as promptly as practicable prepare and file with the SEC a proxy statement/prospectus relating to the Peninsula Shareholders' Meeting (the "Proxy Statement"). Peninsula and Mackinac shall as promptly as practicable prepare, and Mackinac shall file with the SEC, a registration statement on Form S-4 (the "Form S-4") in which the Proxy Statement will be included as a prospectus, and Mackinac and Peninsula shall use their respective reasonable best efforts to cause the Form S-4 to be declared effective by the SEC as promptly as practicable after filing. The Proxy Statement, and any amendment or supplement thereto, shall, except in the case of a withdrawal or modification of the Peninsula Board Recommendation expressly permitted by Section 6.3(b), include the Peninsula Board Recommendation. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between such party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Merger. If, at any time prior to the receipt of the Requisite Shareholder Approval, any event occurs with respect to Peninsula, Mackinac or any of their respective Subsidiaries, or any change occurs with respect to other information supplied by a party for inclusion in the Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Form S-4, such party shall promptly notify the other party of such event, and Peninsula and Mackinac shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Form S-4 and, to the extent required by applicable Law, in disseminating the information contained in such amendment or supplement to the shareholders of Peninsula. Without limiting the foregoing, Peninsula and Mackinac shall make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder, and shall cooperate in seeking timely to obtain any actions, consents, approvals or waivers, and in making any filings or furnishings of information, required in connection therewith (including in connection with the Proxy Statement and the Form S-4).

          (b)   Peninsula shall take all action necessary in accordance with the MBCA and the Peninsula Articles of Incorporation and Peninsula Bylaws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable for the purpose of obtaining the Requisite Shareholder Approval (such meeting or any adjournment or postponement thereof, the "Peninsula Shareholders' Meeting"), and, except in the case of a withdrawal or modification of the Peninsula Board Recommendation expressly permitted by Section 6.3(b), shall solicit, and use its reasonable best efforts to obtain, the Requisite Shareholder Approval thereat. Except as expressly provided in the immediately following sentence, the board of directors of Peninsula shall (i) recommend to its shareholders the approval and adoption of this Agreement and the transactions contemplated herein (the "Peninsula Board Recommendation"), (ii) include the Peninsula Board Recommendation in the Information and Proxy Statement and (iii) not approve, agree to or recommend, or propose to approve, agree to or recommend, any Acquisition Proposal or Alternative Transaction. The board of directors of Peninsula shall be permitted (x) not to recommend to Peninsula's shareholders that they give the Requisite Shareholder Approval or (y) to otherwise withdraw or modify in a manner adverse to Mackinac the Peninsula Board Recommendation, in each case only (A) if after receiving an unsolicited bona fide Acquisition Proposal that constitutes a Superior Proposal, the board of directors of Peninsula determines in its good faith judgment, after receiving the advice of outside legal counsel, that, in light of such Superior Proposal, the board of directors would be in violation of its fiduciary duties under applicable law if it failed to withdraw or modify the Peninsula Board Recommendation, (B) after the fifth Business Day following delivery by Peninsula to Mackinac of written notice advising Mackinac that the board of directors of Peninsula intends to resolve to so withdraw or modify the Peninsula Board Recommendation absent modification of the terms and conditions of this Agreement; (C) if, assuming this Agreement was amended to reflect all adjustments to the terms and conditions hereof proposed by Mackinac during such five Business Day period, such Acquisition Proposal would nonetheless continue to constitute a Superior Proposal; and (D) if Peninsula has complied with its obligations set forth in this Section 6.3(b) (and, if applicable, Section 6.3(c)) and Section 6.9; provided, however, that following each and every material revision to such Superior Proposal, Peninsula shall be required to deliver a new written notice to Mackinac in accordance with this Section 6.3(b) and to again comply with the requirements of this Section 6.3(b). Without limiting the foregoing, if the board of directors of Peninsula has withdrawn or modified the Peninsula Board Recommendation as expressly permitted by Section 6.3(b), then the board of directors of Peninsula may submit this Agreement to Peninsula's shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the board of directors of Peninsula may communicate the basis for its lack of a recommendation to Peninsula's shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable law. For purposes of this Agreement, "Superior Proposal" means a bona fide, unsolicited written Acquisition Proposal that (x) is obtained not in breach of this Agreement for all of the outstanding shares of Peninsula Common Stock, on terms that the board of directors of Peninsula determines in its good faith judgment (after consultation with outside counsel and a financial advisor and after taking into account all the terms and conditions of the Acquisition Proposal and this Agreement (including any proposal by Mackinac to adjust the terms and conditions of this Agreement), including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, the form of consideration offered and the ability of the party making such proposal to obtain financing for such Acquisition Proposal, and after taking into account all other legal, financial, strategic, regulatory and other aspects of such proposal, including the identity of the party making such proposal, and this Agreement) are more favorable from a financial point of view to its shareholders than the Merger, (y) is reasonably likely to receive all necessary regulatory approvals and be consummated and (z) does not contain any condition to closing or similar contingency related to the ability of the party making such proposal to obtain financing.

          (c)   If an Acquisition Proposal (the terms and conditions of which are more favorable from a financial point of view to Peninsula's shareholders than the Merger) shall have been communicated to or otherwise made known to the shareholders of Peninsula and thereafter Peninsula shall have failed to obtain the Requisite Shareholder Approval at the Peninsula Shareholders' Meeting, then, unless this Agreement shall have been terminated pursuant to its terms, if, during the ten Business Day period following such failure to obtain the Requisite Shareholder Approval, Mackinac proposes to adjust the terms and conditions of this Agreement such that the transactions contemplated herein (as adjusted) would be no less favorable from a financial point of view to Peninsula's shareholders than such Acquisition Proposal, Peninsula shall (i) resubmit the transaction to Peninsula's shareholders at a second duly called, noticed, convened and held meeting of Peninsula's shareholders for the purpose of obtaining the Requisite Shareholder Approval (such meeting or any adjournment or postponement thereof, the "Second Peninsula Shareholders' Meeting"), with the timing of the Second Peninsula Shareholders' Meeting to be determined at the reasonable request of Mackinac and (ii) again otherwise comply with Section 6.3(b) as if the Second Peninsula Shareholders' Meeting were the Peninsula Shareholders' Meeting; provided, that if (1) prior to the Peninsula Shareholders' Meeting the board of directors of Peninsula shall have taken (and not reversed or withdrawn) in accordance with Section 6.3(b) any of the actions contemplated by clauses (x) and/or (y) of the third sentence of Section 6.3(b); (2) assuming this Agreement was amended to reflect all adjustments to the terms and conditions hereof proposed by Mackinac during the 10 Business Day period following the failure to obtain the Requisite Shareholder Approval at the Peninsula Shareholders' Meeting, the applicable Acquisition Proposal underlying the Peninsula board of directors' actions described in clause (1) above would nonetheless continue to constitute a Superior Proposal; and (3) Peninsula has complied with its obligations set forth in Section 6.3(b), this Section 6.3(c) and Section 6.9, then Peninsula shall thereafter no longer be bound by the provisions of this Section 6.3(c) (for the avoidance of doubt, without limiting in any respect any other provision of this Agreement) (a "No-Match Event").

        6.4    PUBLIC DISCLOSURE.    Mackinac and Peninsula agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Mackinac and Peninsula. Thereafter, Peninsula and Mackinac will consult with and provide each other the reasonable notice of any press release or other public (or non-confidential) statement or comment prior to the issuance of such press release or such other statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or such other statement or comment prior to such notice except as may be required by applicable Law. In addition, neither Mackinac nor Peninsula shall issue any such press release or such other statement or comment without the prior approval of the other party (which approval shall not be unreasonably withheld or delayed), except as may be required by applicable Law.

        6.5    EMPLOYEE BENEFIT MATTERS.

          (a)   From the Closing Date through the first anniversary thereof, Mackinac shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are actively employed by Peninsula and its Subsidiaries on the Closing Date ("Covered Employees") that provide employee benefits and compensation opportunities that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are generally made available to similarly situated employees of Mackinac or its Subsidiaries (other than Peninsula and its Subsidiaries), as applicable; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Mackinac or its Subsidiaries; and (ii) until such time as Mackinac shall cause Covered Employees to participate in the employee benefit plans and receive compensation opportunities that are made available to similarly situated employees of Mackinac or its Subsidiaries (other than Peninsula and its Subsidiaries), a Covered Employee's continued participation in employee benefit plans, and continued opportunity to be eligible for compensation under the plans, of Peninsula and its Subsidiaries shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in any different Mackinac plans may commence at different times).

          (b)   To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Mackinac or any of its Subsidiaries (other than Peninsula or its Subsidiaries), Mackinac shall cause such employee benefit plan to recognize the service of such Covered Employee with Peninsula or its Subsidiaries for purposes of eligibility, participation, vesting and benefit accrual under such employee benefit plan of Mackinac or any of its Subsidiaries, to the same extent that such service was recognized immediately prior to the Effective Time under a corresponding Peninsula Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service, (ii) apply for purposes of any retiree medical plans or for purposes of benefit accrual under any defined benefit pension plan or (iii) apply for purposes of any plan, program or arrangement (A) under which similarly situated employees of Mackinac and its Subsidiaries do not receive credit for prior service or (B) that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to any health care plan of Mackinac or any of its Subsidiaries (other than Peninsula and its Subsidiaries) in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate,

  Mackinac shall use commercially reasonable efforts to (x) cause any preexisting condition limitations or eligibility waiting periods under such Mackinac or Subsidiary plan to be waived with respect to such Covered Employee to the extent that such limitation would have been waived or satisfied under the Peninsula Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (y) recognize any health care expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Mackinac or any of its Subsidiaries.

          (c)   Without limiting the generality of Section 9.12, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Peninsula Benefit Plan or any "employee benefit plan" as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Mackinac, Peninsula or any of their respective Affiliates; (ii) alter or limit the ability of Mackinac or any of its Subsidiaries (including, after the Closing Date, Peninsula and its Subsidiaries) to amend, modify or terminate any Peninsula Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant any right to employment or continued employment or continued service with the Mackinac or any of its Subsidiaries (including, following the Closing Date, Peninsula and its Subsidiaries), or constitute or create an employment agreement with any employee.

        6.6    ADDITIONAL AGREEMENTS.    Subject to the terms and conditions of this Agreement, each of Peninsula and Mackinac agree to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger and the Bank Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Mackinac, on the one hand, and a Subsidiary of Peninsula, on the other) or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall, at Mackinac's sole expense, take all such necessary action as may be reasonably requested by Mackinac.

        6.7    INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

          (a)   From and after the Effective Time, each of the Surviving Entity and Mackinac shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, an officer or director of Peninsula (each, a "Peninsula Indemnified Party") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of the Surviving Entity, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a "Claim"), in which an Peninsula Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of Peninsula or a Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the Peninsula Articles of Incorporation or

  Peninsula Bylaws to the extent permitted by applicable Law. The Surviving Entity shall pay reasonable expenses (including reasonable attorneys' fees) in advance of the final disposition of any such proceeding to each Peninsula Indemnified Party to the full extent permitted by applicable state or federal Law upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification under this Section 6.7(a).

          (b)   Any Peninsula Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.7, upon learning of any Claim, shall promptly notify Mackinac and the Surviving Entity thereof. In the event of any such Action (whether arising before or after the Effective Time), (i) Mackinac or the Surviving Entity shall have the right to assume the defense thereof and neither Mackinac nor the Surviving Entity shall be liable to such Peninsula Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Peninsula Indemnified Parties in connection with the defense thereof, except that if Mackinac or the Surviving Entity elects not to assume such defense or counsel for the Peninsula Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Mackinac or the Surviving Entity and the Peninsula Indemnified Parties, the Peninsula Indemnified Parties may retain counsel satisfactory to them, and Mackinac or the Surviving Entity shall pay all reasonable fees and expenses of such counsel for the Peninsula Indemnified Parties promptly as statements therefor are received; provided that Mackinac and the Surviving Entity shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Peninsula Indemnified Parties in any jurisdiction; (ii) the Peninsula Indemnified Parties will cooperate in the defense of any such Claim; and (iii) neither Mackinac nor the Surviving Entity shall be liable for any settlement effected without its prior written consent; and provided, further, that neither Mackinac nor the Surviving Entity shall have any obligation hereunder to any Peninsula Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Peninsula Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

          (c)   Mackinac shall, or shall cause the Surviving Entity to, use its reasonable best efforts (and Peninsula shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six years after the Effective Time Peninsula's existing directors' and officers' liability insurance policy (provided that Mackinac or the Surviving Entity may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Peninsula given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided that neither Mackinac nor the Surviving Entity shall be obligated to make aggregate annual premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Peninsula's directors and officers, 250% of the annual premium payments on Peninsula's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Mackinac or the Surviving Entity shall use its reasonable best efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, Mackinac, or Peninsula with the prior written consent of Mackinac (not to be unreasonably withheld) (in the case of the Peninsula, with an aggregate cost not to exceed $100,000), may obtain on or prior to the Effective Time, a six-year "tail" prepaid policy providing equivalent coverage to that described in this Section 6.7(c).

          (d)   The provisions of this Section 6.7 are intended to be for the benefit of and shall be enforceable by, each Peninsula Indemnified Party and their respective heirs and representatives.

        6.8    LISTING AND QUOTATION.     Mackinac shall use its reasonable best efforts to list, prior to the Effective Time, on the NASDAQ, subject to official notice of issuance, the shares of Mackinac Common Stock to be issued as Merger Consideration to the holders of Peninsula Common Stock in connection with the Merger, and Mackinac shall give all notices and make all filings with the NASDAQ required in connection with the transactions contemplated herein.

        6.9    NO SOLICITATION.

          (a)   Peninsula shall not, and shall cause each of its Subsidiaries and its and their respective officers, directors, employees, agents, investment bankers, financial advisors, attorneys, accountants and other retained representatives (each, a "Representative") not to, directly or indirectly (i) solicit, initiate, encourage or facilitate (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, by way of a tender offer) or similar transactions involving Peninsula or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"), (ii) participate in any discussions or negotiations regarding an Alternative Transaction or Acquisition Proposal or (iii) enter into any agreement regarding any Alternative Transaction or Acquisition Proposal; provided, however, that, in the event that (x) Peninsula shall receive a Superior Proposal that was not solicited by it and did not otherwise result from a breach of this Agreement, (y) prior to receipt of the Requisite Shareholder Approval, the board of directors of Peninsula determines in its good faith judgment, after receiving the advice of outside counsel, that, in light of such Superior Proposal, if Peninsula fails to participate in such discussions or negotiations with, or provide such information to, the party making the Superior Proposal, the board of directors of Peninsula would be in violation of its fiduciary duties under applicable law, and (z) Peninsula has given Mackinac at least five Business Days' notice of its intention to do so, Peninsula may (A) furnish information with respect to it and its Subsidiaries to the party making such Superior Proposal pursuant to a customary confidentiality agreement containing terms no less restrictive to the party making the Superior Proposal than the terms contained in the Confidentiality Agreement; provided that a copy of all such written information is simultaneously provided to Mackinac, and (B) participate in discussions regarding such Superior Proposal.

          (b)   As used in this Agreement, "Alternative Transaction" means any of (i) a transaction pursuant to which any person (or group of persons) other than Mackinac or its Affiliates, directly or indirectly, acquires or would acquire more than 20 percent of the outstanding shares of Peninsula Common Stock or outstanding voting power of Peninsula, or more than 20 percent of the outstanding shares or voting power of any other series or class of capital stock of Peninsula that would be entitled to a class or series vote with respect to the Merger, whether from Peninsula, or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving Peninsula (other than the Merger), (iii) any transaction pursuant to which any person (or group of persons) other than Mackinac or its Affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of any Peninsula Subsidiaries and securities of the entity surviving any merger or business combination involving any Peninsula Subsidiary) of Peninsula or any of its Subsidiaries representing more than 20 percent of the fair market value of all the assets, deposits, net revenues or net income of Peninsula and its Subsidiaries, taken as a whole, immediately prior to such transaction or (iv) any other consolidation, business combination, recapitalization or similar transaction involving Peninsula or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of Peninsula Common Stock immediately prior to such transaction do not, in the aggregate, own at least 80 percent of each of the outstanding shares of Peninsula Common Stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Peninsula Common Stock immediately prior to the consummation thereof.

          (c)   Peninsula shall notify Mackinac promptly (but in no event later than one Business Day) after receipt of any Acquisition Proposal or any material modification of or material amendment to any Acquisition Proposal, or any request for non-public information relating to Peninsula or any of its Subsidiaries or for access to the properties, books or records of Peninsula or any of its Subsidiaries by any Person that has made, or to Peninsula's Knowledge may be considering making, an Acquisition Proposal. Such notice to Mackinac shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of Peninsula or any of its Subsidiaries, and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal. Peninsula shall keep Mackinac fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request.

          (d)   Peninsula and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Mackinac) conducted heretofore with respect to any of the foregoing. Peninsula agrees not to, and to cause its Subsidiaries not to, release any third party from, and agrees to enforce, the confidentiality and standstill provisions of any agreement to which Peninsula or its Subsidiaries is a party that remains in effect as of the date hereof, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Acquisition Proposal.

        6.10    CLOSING DATE BALANCE SHEET.    No later than three Business Days prior to the Closing Date, Peninsula shall deliver to Mackinac the unaudited consolidated balance sheet of Peninsula and its Subsidiaries, in form and substance satisfactory to Mackinac, as of the close of business on the last Business Day of the calendar month immediately preceding the Closing Date (the "Closing Date Balance Sheet"). Except as disclosed in Section 5.2(h) of the Disclosure Schedule; the Closing Date Balance Sheet shall (a) fairly present in all material respects the assets, liabilities and tangible common equity of Peninsula and its Subsidiaries as of the date of the Closing Date Balance Sheet, (b) be prepared in a manner consistent with the balance sheets included in the Peninsula Financial Statements, in accordance with either GAAP or regulatory accepted accounting procedures pursuant to Regulatory Agency requirements, as applicable, consistently applied and (c) be prepared from, and be in accordance with, the books and records of Peninsula and its Subsidiaries.

        6.11    NOTIFICATION OF CERTAIN MATTERS.    Each of Peninsula and Mackinac shall give prompt notice to the other of any fact, change, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, changes, events and circumstances known to it, to have or to result in any Material Adverse Effect or Mackinac Material Adverse Effect, as applicable, or (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein

        6.12    SYSTEM INTEGRATION.    From and after the date hereof, subject to applicable law and regulation, Peninsula shall cause Peninsula Bank and its directors, officers and employees to, and shall make all commercially reasonable best efforts (without undue disruption to either business) to cause Peninsula Bank's data processing consultants and software providers to, cooperate and assist Mackinac and mBank in connection with an electronic and systematic conversion of all applicable data of Peninsula Bank to the Mackinac system following the Effective Time, including the training of

Peninsula employees without undue disruption to Peninsula Bank's business, during normal business hours and at the expense of Mackinac (not to include Peninsula Bank's standard employee payroll).

        6.13    COORDINATION; INTEGRATION.    Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, Peninsula shall cause the Chief Executive Officer of Peninsula Bank or, if such Person is unavailable, another senior officer thereof, to assist and confer with the officers of mBank, on a weekly basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of mBank, as the resulting institution in the Bank Merger.

        6.14    CLAIMS LETTERS.    Peninsula has used commercially reasonable best efforts to cause, concurrently with the execution and delivery of this Agreement and effective upon the Closing, each director of Peninsula to execute and deliver the Claims Letter in the form attached hereto as EXHIBIT C.

        6.15    TAKEOVER PROVISIONS.    No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Provision, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Provision, as now or hereafter in effect.

        6.16    SHAREHOLDER LITIGATION.    Peninsula and Mackinac shall provide each other with prompt notice of any shareholder litigation against Peninsula or Mackinac and/or their respective directors or Affiliates relating to the transactions contemplated by this Agreement. In the event of any such litigation against Peninsula or any of its directors or Affiliates, Peninsula shall give Mackinac the opportunity to participate in the defense or settlement of any such litigation. In addition, no such settlement shall be agreed to without Mackinac's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

        6.17    EXISTING BUSINESS RELATIONSHIPS.    Peninsula shall use its good faith efforts to ensure that its officers and directors continue their banking relationships with Peninsula (including following the Closing, with Peninsula or its Affiliates), to the same extent as exists on the date hereof.

        6.18    LOAN DOCUMENTATION.    Peninsula shall use all commercially reasonable efforts to fully correct, remedy and otherwise resolve any fact or circumstance Known (for the avoidance of doubt, or become Known) to Peninsula that has resulted, or could reasonably be expected to result, in any Loan that (i) is not evidenced by Loan Documentation that is true, genuine and what it purports to be, (ii) does not represent the valid and legally binding obligation of the Obligor thereunder or (iii) is not enforceable against the Obligor in accordance with its terms (subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles), such that the applicable Loan or Loan Documentation fully complies with Section 3.24 hereof.

        6.19    CHARGE-OFFS.    Peninsula shall provide to Mackinac, no later than three calendar days prior to the Closing Date, a schedule reporting Charge-Offs (i) in any completed calendar fiscal quarter commencing after June 30, 2014 and (ii) in the most recent interim quarterly period commencing after the date hereof and ending five calendar days prior to the Closing Date.

        6.20    BANK COMMITTEE MEETINGS.    Peninsula shall allow a representative of Mackinac to attend as an observer all meetings of the committees of the board of directors of Peninsula Bank including any meeting of the loan committee, asset liability management committee or similar committee. The representative shall be the Chief Executive Officer, Chief Financial Officer, Chief Credit Officer or any executive vice president of Mackinac or, with the consent of Peninsula, a Mackinac officer designated by one of the foregoing. Peninsula shall give reasonable notice to Mackinac of any such meeting and, if known, the agenda for or business to be discussed at such meeting. Peninsula shall provide to Mackinac all information provided to the directors in connection with all such meetings, and shall provide any other financial reports or other analysis prepared for senior management of Peninsula or any Peninsula Subsidiary in connection with such meetings, in each case excluding information which is privileged or is subject to any restriction on disclosure. It is understood by the parties that Mackinac's representative will not have any voting rights with respect to matters discussed at the meetings and that Mackinac is not managing the business or affairs of Peninsula or any Peninsula Subsidiary. All information obtained by Mackinac at these meetings shall be treated in confidence as provided in Section 6.2(b). Information received by Mackinac under this Section 6.20 shall not be provided by Mackinac to any Mackinac employee other than the Mackinac officers or their permitted designees as described in this Section 6.20. Notwithstanding the foregoing, Mackinac shall not be permitted to attend any portion of a meeting and Peninsula shall not be required to provide Mackinac with any materials, in violation of applicable law or that relates to an Acquisition Proposal (except for information to be provided as required by Section 6.9), or that involve matters protected by the attorney-client privilege or matters arising out of or related to this Agreement

        6.21    SPECIAL DIVIDEND.    The Peninsula Board of Directors may, subject to applicable Law, Regulatory Approvals, the Peninsula Articles of Incorporation and the Peninsula Bylaws, declare a special cash dividend equal to the maximum amount that allows Peninsula to maintain a minimum Adjusted Peninsula Shareholders' Equity of no less than $10,500,000 as determined in accordance with GAAP as of the close of business on the last business day prior to the Closing Date (the "Peninsula Measuring Date"), in the aggregate to holders of Peninsula Common Stock with a record date and payment date after the satisfaction of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied by actions taken at the Closing but which conditions would be satisfied (including the delivery of officers' certificates without qualifications or exceptions) if such date were the Closing Date (the "Special Dividend"), and set the record date and payment date for the Special Dividend in its sole discretion. For purposes of this Agreement, "Adjusted Peninsula Shareholders' Equity" means the consolidated equity of Peninsula as set forth on the balance sheet of Peninsula on the Peninsula Measuring Date, excluding the impact of any goodwill impairment, minus any unrealized gains, or plus any unrealized losses (as the case may be) in Peninsula's securities portfolio due to mark-to-market adjustments as of the Peninsula Measuring Date and after taking into account the Peninsula Closing Expenses.

        6.22    PENINSULA SHAREHOLDERS' TRUST.    Within five (5) days prior to the Closing, Peninsula shall transfer to a trust established for the benefit of the shareholders of Peninsula (the "Shareholders' Trust") immediately available funds equal to the amount set forth in Section 3.9 of the Disclosure Schedule (the "Reserved Amount"). At the Closing, Peninsula shall cause the Shareholders' Trust to execute and deliver to Mackinac the Indemnification Agreement in the form of EXHIBIT D attached hereto (the "Indemnification Agreement") pursuant to which the Shareholders' Trust will indemnify and hold Mackinac and its Affiliates harmless from any and all claims or losses related to the litigation filed in Marquette, County Michigan under Marquette County Circuit Court Case No. 13-51651-CZ (the "Open Case"). The Shareholders' Trust shall be managed for the benefit of the shareholders of Peninsula and upon final resolution of the Open Case, any and all remaining portions of the Reserved Amount in the Shareholders' Trust shall be distributed to the former shareholders of Peninsula pro rata as if the remainder of the Reserved Amount was part of the Special Dividend.

ARTICLE VII
CONDITIONS PRECEDENT

        7.1    CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE CLOSING.    The respective obligation of each party to effect the Closing shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a)    Requisite Shareholder Approval.    The Requisite Shareholder Approval shall have been obtained.

          (b)    Regulatory Approvals.    All Regulatory Approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated (and, in the case of the obligation of Mackinac to effect the Closing, no such Regulatory Approval shall contain or shall have resulted in, or would reasonably be expected to result in, the imposition of any Materially Burdensome Regulatory Condition).

          (c)    No Injunctions or Restraints; Illegality.    No order, injunction, decree or judgment issued by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

          (d)    Exchange Listing.    The shares of the Mackinac Common Stock to be issued as Merger Consideration shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

          (e)    Form S-4.    The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order suspending the effectiveness of the Form S-4 nor shall proceedings for that purpose have been threatened.

        7.2    CONDITIONS TO OBLIGATIONS OF MACKINAC.    The obligation of Mackinac to effect the Closing is also subject to the satisfaction or waiver by Mackinac at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    (i) Each of the representations and warranties of Peninsula set forth in Section 3.1, Section 3.2, Section 3.3(a), Section 3.3(b)(i), Section 3.8(c), Section 3.10 and Section 3.22 of the Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of Peninsula set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (ii), where the failure to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

          (b)    Performance of Obligations of Peninsula.    Peninsula shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

          (c)    Officer's Certificate.    Mackinac shall have received a certificate signed on behalf of Peninsula by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.

          (d)    Opinion of Tax Counsel.    Mackinac shall have received an opinion from Honigman Miller Schwartz and Cohn LLP, special counsel to Mackinac, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering its opinion, Honigman Miller Schwartz and Cohn LLP may require and rely upon representations contained in letters from each of Mackinac, Peninsula and MergerSub.

          (e)    Closing Date Balance Sheet.    Peninsula shall have delivered to Mackinac the Closing Date Balance Sheet in accordance with the terms and conditions of Section 6.10.

          (f)    Minimum Shareholder's Equity.    As of the Peninsula Measuring Date, the Adjusted Peninsula Shareholders' Equity shall not be less than $10,500,000 as determined in accordance with GAAP.

          (g)    Indemnification Agreement.    Mackinac shall have received an executed copy of the Indemnification Agreement signed on behalf of the Shareholders' Trust.

        7.3    CONDITIONS TO OBLIGATIONS OF PENINSULA.    The obligation of Peninsula to effect the Closing is also subject to the satisfaction or waiver by Peninsula at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    (i) Each of the representations and warranties of Mackinac set forth in Section 4.3(a) and Section 4.3(b)(i) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of Mackinac set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to "materiality" or "Mackinac Material Adverse Effect" set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except where the failure to be so true and correct (without giving effect to any limitation as to "materiality" or "Mackinac Material Adverse Effect" set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Mackinac Material Adverse Effect.

          (b)    Performance of Obligations of Mackinac.    Mackinac shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

          (c)    Officer's Certificate.    Peninsula shall have received a certificate signed on behalf of Mackinac by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

          (d)    Opinion of Tax Counsel.    Peninsula shall have received an opinion from Godfrey & Kahn, S.C., counsel to Peninsula, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering its opinion, Godfrey & Kahn, S.C. may require and rely upon representations contained in letters from each of Mackinac, Peninsula and MergerSub.

          (e)    Fairness Opinion.    Peninsula shall have received an opinion from Wipfli LLP, financial adviser to Peninsula, dated on or prior to August 8, 2014, confirming the fairness of the Merger Consideration, from a financial standpoint, to the Peninsula shareholders.

 ARTICLE VIII
TERMINATION AND AMENDMENT

        8.1    TERMINATION.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Peninsula:

          (a)   by mutual written consent of Peninsula and Mackinac;

          (b)   by either Peninsula or Mackinac, if the Closing shall not have occurred on or before End Date (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

          (c)   by either Peninsula or Mackinac, if any Regulatory Approval required to be obtained pursuant to Section 7.1(b) has been denied by the relevant Governmental Entity and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

          (d)   by Peninsula, if Mackinac has breached or is in breach of any representation, warranty, covenant or agreement on the part of Mackinac contained in this Agreement in any respect, which breach would, individually or together with all such other than uncured breaches by Mackinac, constitute grounds for the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied on the Closing Date and such breach is not cured prior to the earlier of (i) the End Date and (ii) the thirtieth Business Day after written notice thereof to Mackinac or by its nature or timing cannot be cured within such time period;

          (e)   by Mackinac, if Peninsula has breached or is in breach of any representation, warranty, covenant or agreement on the part of Peninsula contained in this Agreement in any respect, which breach would, individually or together with all such other than uncured breaches by Peninsula, constitute grounds for the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied on the Closing Date and such breach is not cured prior to the earlier of (i) the End Date and (ii) the thirtieth Business Day after written notice thereof to Peninsula or by its nature or timing cannot be cured within such time period;

          (f)    by Mackinac, if Peninsula has (i) failed to make the Peninsula Board Recommendation or has withdrawn, modified or qualified, or proposed or resolved to withdraw, modify or qualify, such recommendation in a manner adverse to Mackinac, (ii) failed to reaffirm (publicly, if so requested by Mackinac) the Peninsula Board Recommendation within ten Business Days after the date any Acquisition Proposal (or material modification thereto) is first publicly disclosed, (iii) failed to comply with its obligations under Section 6.3(b), 6.3(c) or 6.9 or (iv) approved, recommended or endorsed (or in the case of a tender or exchange offer, failed to promptly recommend rejection of), or proposed or resolved to recommend or endorse (or in the case of a tender or exchange offer, failed to promptly recommend rejection of), an Alternative Transaction or Acquisition Proposal involving Peninsula; or

          (g)   (i) by Mackinac, if the Requisite Shareholder Approval shall not have been obtained at the Peninsula Shareholders' Meeting, (ii) by Mackinac or Peninsula, if the Requisite Shareholder Approval shall not have been obtained at the Peninsula Shareholders' Meeting and a No-Match Event shall have occurred and (iii) by Mackinac or Peninsula, if the Requisite Shareholder Approval shall not have been obtained at the Second Peninsula Shareholders' Meeting.

          (h)   By Peninsula, if both of the following conditions are satisfied:

              (i)  The number obtained by dividing the Average Closing Price by $13.45 is less than 0.85; and

             (ii)  The number obtained by dividing the Average Closing Price by $13.45 is less than the number obtained by (x) dividing the Final Index Price by the Initial Index Price (the "Index Ratio") and (y) then multiplying the Index Ratio by 0.85, subject, however, to the following two sentences. Peninsula must elect to terminate this Agreement under this Section 8.1(h) within two Business Days after the Determination Date. If Peninsula elects to exercise its termination right pursuant to this Section 8.1(h), it shall give written notice to Mackinac (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned two-Business Day period). Within one Business Day following its receipt of such notice, Mackinac shall have the option to increase the Per Share Cash Consideration by an amount equal to the Pricing Differential, provided, however, that Mackinac shall not be permitted to increase the Per Share Cash Consideration in a manner that would cause the failure of the condition set forth in Section 7.2(d) and Section 7.3(d) hereof. If Mackinac so elects, it shall give written notice to Peninsula of such election and the amount of the increase in the Per Share Cash Consideration within the one Business Day period following its receipt of notice of termination from Peninsula, whereupon no termination shall have occurred pursuant to this Section 8.1(h) and this Agreement shall remain in effect in accordance with its terms (except that the Per Share Cash Consideration and the corresponding total Merger Consideration shall have increased as provided herein).

        As used herein, the following terms shall have the meanings indicated:

        "Average Closing Price" shall mean the volume weighted average price per share of the Mackinac Common Stock (based on "regular way" trading on the NASDAQ Stock Market only) over the twenty consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date, as calculated by Bloomberg Financial LP under the function "VWAP".

        "Determination Date" shall mean the fourth Business Day immediately prior to the Closing Date, or if such day is not a trading day on the NASDAQ Stock Market, then the trading day immediately preceding such day.

        "Final Index Price" shall mean the average of the Index Prices for the 20 consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date.

        "Index Group" shall mean the NASDAQ Bank Index.

        "Index Price" shall mean the closing price of the Index Group on any applicable Trading Day.

        "Initial Index Price" shall mean $2,506.35, which is the closing price of the Index Group on the last Trading Day immediately preceding the date of this Agreement.

        "Pricing Differential" shall mean the amount equal to the product of (a) the Exchange Ratio and (b) the difference between (i) $11.43 and (ii) the Average Closing Price.

        "Trading Day" means any day on which the NASDAQ Stock Market is open for trading; provided that, a "Trading Day" only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time).

        If Mackinac declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the Mackinac Common Stock and other values used in this Section 8.1(h) shall be appropriately adjusted for the purposes of applying Section 1.7 and this Section 8.1(h) as necessary to preserve the relative economic benefit to the Parties.

        8.2    EFFECT OF TERMINATION.    In the event of termination of this Agreement pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation hereunder to the other party hereto, except that (i) Section 6.2(b) (Access to Information (Confidentiality)), Section 6.4 (Public Disclosure), Section 8.1 (Termination), Section 8.2 (Effect of Termination), Section 8.3 (Termination Fee), Section 8.4 (Amendment), Section 8.5 (Extension; Waiver), and Article IX (General Provisions) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from liability for any willful and material breach of any provision of this Agreement.

        8.3    TERMINATION FEE.

          (a)   In the event that (i) an Acquisition Proposal shall have been communicated to or otherwise made known to the shareholders, senior management or board of directors of Peninsula, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal involving Peninsula after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by Mackinac or Peninsula pursuant to Section 8.1(b) (if the Requisite Shareholder Approval has not theretofore been obtained) or (B) by Mackinac pursuant to Section 8.1(e) and (iii) prior to the date that is 12 months after the date of such termination Peninsula consummates an Alternative Transaction (for purposes of this Section 8.3, substituting in the definition of Alternative Transaction, 40% in place of references to 20% and substituting 60% in place of references to 80%) or enters into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an Alternative Transaction, then Peninsula shall on the earlier of the date an Alternative Transaction is consummated or any such letter executed or agreement entered into, as applicable, pay Mackinac a fee equal to $500,000 (the "Termination Fee") by wire transfer of immediately available funds.

          (b)   In the event that this Agreement is terminated (i) by Mackinac pursuant to Section 8.1(f), (ii) by (x) Mackinac pursuant to Section 8.1(g)(i) or (y) Mackinac or Peninsula pursuant to Section 8.1(g)(iii) and (for the avoidance of doubt, unless in either case of clause (x) or clause (y), prior to the Peninsula Shareholders' Meeting or the Second Peninsula Shareholders' Meeting, as applicable, any of the events described in clauses (i) through (iv) of Section 8.1(f) shall have occurred) prior to the date that is 12 months after the date of such Peninsula Shareholders' Meeting or Second Peninsula Shareholders' Meeting, as applicable, Peninsula consummates an Alternative Transaction or enters into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an Alternative Transaction, or (iii) by Mackinac or Peninsula pursuant to Section 8.1(g)(ii), then Peninsula shall pay Mackinac the Termination Fee by wire transfer of immediately available funds on the date of termination.

          (c)   Peninsula acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Mackinac would not enter into this Agreement; accordingly, if Peninsula fails promptly to pay the amount due pursuant to this Section 8.3, and, in order to obtain such payment, Mackinac commences a suit which results in a judgment against Peninsula for the fee set forth in this Section 8.3, Peninsula shall pay to Mackinac its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at a rate per annum equal to the prime rate published in The Wall Street Journal on the date that such payment was required to be made plus 300 basis points.

        8.4    AMENDMENT.    Subject to compliance with applicable Law, this Agreement may be amended by Mackinac and Peninsula; provided, however, after any approval of the transactions contemplated by this Agreement by the shareholders of Peninsula, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires such further approval under applicable Law; and provided, further, that this Agreement may not be amended except by an instrument in writing signed on behalf of Mackinac and Peninsula.

        8.5    EXTENSION; WAIVER.    At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to exercise any right or to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other matter.

ARTICLE IX
GENERAL PROVISIONS

        9.1    NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND AGREEMENTS.     None of the representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit the survival of any covenant or agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Time.

        9.2    EXPENSES.     Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

        9.3    NOTICES.     All notices and other communications required or permitted to be given hereunder shall be sent to the party to whom it is to be given and be either delivered personally against receipt, by facsimile or other wire transmission, by registered or certified mail (postage prepaid, return receipt requested) or deposited with an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)   if to Peninsula, to:

      Peninsula Financial Corporation
      100 South Main Street
      Ishpeming, Michigan 49849
      Attention: Mr. Terry Garceau
      Fax: (906) 225-1385
      Email: TGarceau@PenBank.com

    with a copy to:

      Godfrey & Kahn, S.C.
      780 North Water Street
      Milwaukee, Wisconsin 53202
      Attn: John T. Reichert
      Fax: (414) 273-5198
      Email: jreichert@gklaw.com

          (b)   if to Mackinac or MergerSub, to:

      Mackinac Financial Corporation
      260 East Brown Street, Suite 300
      Birmingham, Michigan 48009
      Attention: Paul D. Tobias
      Fax: (248) 290-5900
      Email: ptobias@bankmbank.com

    with a copy to:

      Honigman Miller Schwartz and Cohn LLP
      350 East Michigan Avenue
      Kalamazoo, Michigan 49007
      Attention: Phillip D. Torrence
      Fax: (269) 337-7702
      Email: ptorrence@honigman.com

All notices and other communications shall be deemed to have been given (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by facsimile or other wire transmission, (iii) three Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid or (iv) one Business Day after being deposited with a reputable overnight courier.

        9.4    INTERPRETATION.     For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified, (iii) whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation," (iv) the word "or" shall not be exclusive and (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule or the Mackinac Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule or the Mackinac Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Schedule or the Mackinac Disclosure Schedule is or is not material for purposes of this Agreement. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable law.

        9.5    COUNTERPARTS.     This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

        9.6    ENTIRE AGREEMENT.     This Agreement (including the Disclosure Schedule and the Mackinac Disclosure Schedule, other Schedules and other documents and the instruments referred to herein), the Voting and Support Agreements and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

        9.7    GOVERNING LAW; VENUE; WAIVER OF JURY TRIAL.

          (a)   This Agreement shall be governed and construed in accordance with the Laws of the State of Michigan, without regard to any applicable conflicts of law.

          (b)   Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any state court sitting in Oakland County or any federal court in the Eastern District of Michigan (the "Michigan Courts"), and, solely in connection with claims arising under this Agreement or the Merger that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Michigan Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Michigan Courts, (iii) waives any objection that the Michigan Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.3.

          (c)   Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives, to the extent permitted by Law at the time of institution of the applicable litigation, any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that: (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) each party understands and has considered the implications of this waiver; (iii) each party makes this waiver voluntarily; and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.7.

        9.8    SPECIFIC PERFORMANCE.     The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

        9.9    ADDITIONAL DEFINITIONS.     In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

        "Aggregate Cash Consideration" shall mean an amount equal to product of (i) the aggregate number of shares of Peninsula Common Stock with respect to which Cash Elections shall have been made and finalized in accordance with Section 1.7 and (ii) the Per Share Merger Consideration Value.

        "Aggregate Stock Consideration" shall mean that number of shares of Mackinac Common Stock equal to quotient of (a) the product of (i) the aggregate number of shares of Peninsula Common Stock with respect to which Stock Elections shall have been made and finalized in accordance with Section 1.7 and (ii) the Per Share Merger Consideration Value divided by (b) the Mackinac Share Value.

        "Aggregate Stock Consideration Value" shall mean the product of (i) the Aggregate Stock Consideration and (ii) the Mackinac Share Value.

        "Business Day" shall mean any day other than a Saturday, Sunday or day on which banking institutions in Detroit, Michigan are authorized or obligated pursuant to legal requirements or executive order to be closed.

        "Change In Control and Retention Payments" shall mean any amount paid, payable or reasonably expected to become payable (whether before or after the Closing) by Peninsula or any of its Subsidiaries (including by Mackinac and any of its Affiliates on behalf of the Peninsula or any of its Subsidiaries) pursuant to the terms of any contract, arrangement, commitment, or understanding

(including third-party commercial, service or other agreements), or as an accommodation made in lieu of any amount payable or reasonably expected to become payable (whether before or after the Closing) by Peninsula or any of its Subsidiaries (including by Mackinac and any of its Affiliates on behalf of the Peninsula or any of its Subsidiaries) pursuant to the terms of any such contract, arrangement, commitment, or understanding, arising out of or resulting from the transactions contemplated hereby, including, with respect to any directors, officers or employees, any "change-of-control," severance, retention, "stay" or "transaction" package, bonus or agreement, or any similar.

        "Charge-Offs" shall mean the loans charged off as reflected in the Peninsula Financial Reports, and otherwise derived from the books and records of Peninsula in a manner consistent with past practice, with the preparation of the Peninsula Financial Reports and with Peninsula's written policies in effect as of the date of this Agreement.

        "Confidentiality Agreement" shall mean that certain letter agreement, dated as of May 30, 2014 by and between Peninsula and Mackinac (as it may be amended from time to time).

        "Controlled Group Liability" shall mean any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412, 430 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (e) under corresponding or similar provisions of foreign Laws, other than such liabilities that arise solely out of, or relate solely to, the Peninsula Benefit Plans listed in Section 3.11(a) of the Disclosure Schedule.

        "Corporate Entity" shall mean a bank, corporation, partnership, limited liability company, association, joint venture or other organization, whether an incorporated or unincorporated organization.

        "Disclosure Schedule" shall mean the disclosure schedule dated as of the date of the Agreement and delivered by Peninsula to Mackinac concurrent with the execution and delivery of the Agreement.

        "End Date" shall mean the date that is the eight month anniversary of the date hereof, unless, as of such date, all the conditions set forth in Article VII, other than the conditions set forth in Section 7.1(c) and Section 7.1(d), have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing), in which case such date shall be extended by 90 days.

        "ERISA Affiliate" shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

        "FDI Act" means the Federal Deposit Insurance Act of 1950, as amended.

        "Knowledge" with respect to Peninsula, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 9.9 of the Disclosure Schedule, and, with respect to Mackinac, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 9.9 of the Mackinac Disclosure Schedule.

        "Law" or "Laws" shall mean any federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, order, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law.

        "Mackinac Material Adverse Effect" shall mean, with respect to Mackinac any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is, or is reasonably likely to be, material and adverse to the business, operations, prospects, condition (financial or otherwise) or results of operations of Mackinac and its Subsidiaries taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Mackinac to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder; provided that, in the case of clause (i) only, a "Mackinac Material Adverse Effect" shall not be deemed to include any event, circumstance, development, change or effect to the extent resulting from (A) changes after the date of this Agreement in GAAP, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in political or regulatory conditions or general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the financial services industry, (D) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of Mackinac Common Stock, in and of itself, but not including any underlying causes thereof, (E) the public disclosure of this Agreement, (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (G) actions or omissions taken with the express prior written consent of Peninsula; except, with respect to clauses (A), (B), (C) and (F), to the extent that the effects of such change disproportionately affect Mackinac and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which Mackinac and its Subsidiaries operate.

        "Mackinac Share Value" shall mean $13.45.

        "Material Adverse Effect" shall mean, with respect to Peninsula any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is, or is reasonably likely to be, material and adverse to the business, operations, prospects, condition (financial or otherwise) or results of operations of Peninsula and its Subsidiaries taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Peninsula to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder; provided that, in the case of clause (i) only, a "Material Adverse Effect" shall not be deemed to include any event, circumstance, development, change or effect to the extent resulting from (A) changes after the date of this Agreement in GAAP, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in political or regulatory conditions or general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the financial services industry, (D) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of Peninsula Common Stock, in and of itself, but not including any underlying causes thereof, (E) the public disclosure of this Agreement, (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (G) actions or omissions taken with the express prior written consent of Mackinac; except, with respect to clauses (A), (B), (C) and (F), to the extent that the effects of such change disproportionately affect Peninsula and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which Peninsula and its Subsidiaries operate.

        "party or parties" shall mean Peninsula and Mackinac.

        "Peninsula Closing Expenses" shall mean the sum of the (i) Professional Expenses and (ii) Change In Control and Retention Payments.

        "Peninsula Stock Plans" shall mean any employee or director stock plan of Peninsula.

        "Per Share Merger Consideration Value" shall mean the quotient of (a) the Total Merger Consideration Value divided by (b) the number of shares of Peninsula Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares).

        "Person" shall mean any individual, Corporate Entity or Governmental Entity.

        "Professional Expenses" shall mean any amount paid, payable or reasonably expected to become payable (whether before or after the Closing) by Peninsula or any of its Subsidiaries (including by Mackinac and any of its Affiliates on behalf of the Peninsula or any of its Subsidiaries) for services rendered or being rendered to Peninsula by any attorney, investment banker or other financial advisor, accountant, auditor or other professional services provider in connection with the transactions contemplated hereby.

        "Tax" or "Taxes" shall mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes imposed by any Governmental Entity, and other taxes, charges, levies or like assessments, whether disputed or not, and including all penalties and additions to tax and interest thereon and any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person.

        "Tax Return" shall mean any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to a Governmental Entity.

        "Total Merger Consideration Value" shall mean $13,285,000.

        9.10    SEVERABILITY.     Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        9.11    ALTERNATIVE STRUCTURE.     Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, Mackinac may revise the structure of the Merger or otherwise revise the method of effecting the Merger and related transactions; provided, that, other than as a result of actions taken in compliance with the last two sentences of this Section 9.11, (a) such revision does not alter or change the kind or amount of the Merger Consideration, (b) such revision does not adversely affect the Tax treatment of the Merger to the shareholders of Peninsula, (c) such revised structure or method is reasonably capable of consummation without significant delay in relation to the structure contemplated herein and (d) such revision does not otherwise cause any of the conditions set forth in Article VII not to be capable of being fulfilled unless duly waived by the party entitled to the benefits thereof.

        9.12    ASSIGNMENT; THIRD-PARTY BENEFICIARIES.     Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that each of Mackinac and MergerSub may assign any of its respective rights under this Agreement to a direct or indirect wholly owned Subsidiary of Mackinac in connection with Section 9.11. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

SIGNATURES ON THE FOLLOWING PAGE

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

MACKINAC FINANCIAL CORPORATION
By:	/s/ PAUL D. TOBIAS
	Name:	Paul D. Tobias
	Title:	Chairman and Chief Executive Officer
PFC ACQUISITION, LLC
By:	/s/ PAUL D. TOBIAS
	Name:	Paul Tobias
	Title:	Chairman and Chief Executive Officer of Mackinac Financial Corporation, its sole member
PENINSULA FINANCIAL CORPORATION
By:	/s/ JOHN JILBERT
	Name:	John Jilbert
	Title:	Chairman of Peninsula Financial Corporation

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

EXHIBIT A

SHAREHOLDER VOTING AGREEMENT

        This Shareholder Voting Agreement (this "Agreement") is entered into as of the 18th day of July, 2014, by and between Mackinac Financial Corporation, a Michigan corporation ("Mackinac"), and the undersigned holder ("Shareholder") of Common Stock (as defined herein).

RECITALS

        WHEREAS, as of the date hereof, Shareholder "beneficially owns" (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of voting common stock, par value $1.00 per share (the "Common Stock"), of Peninsula Financial Corporation ("Peninsula"), indicated on the signature page of this Agreement under the heading "Total Number of Shares of Common Stock Subject to this Agreement" together with any other shares of Common Stock the voting power over which is acquired by Shareholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as the "Shares");

        WHEREAS, Mackinac and Peninsula propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; for purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement), pursuant to which, among other things, Peninsula will merge with and into Mackinac (the "Merger"); and

        WHEREAS, as a condition to the willingness of Mackinac to enter into the Merger Agreement, Shareholder is executing this Agreement.

        NOW, THEREFORE, in consideration of, and as a material inducement to, Mackinac entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Mackinac in connection therewith, Shareholder and Mackinac, intending to be legally bound, hereby agree as follows:

        1.    AGREEMENT TO VOTE SHARES.    Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of Peninsula, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by Mackinac, Shareholder shall:

          (a)   appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

          (b)   vote (or cause to be voted), in person or by proxy, all the Shares as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including, without limitation, any amendments or modifications of the terms thereof adopted in accordance with the terms thereof); (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Peninsula contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.

        Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Peninsula, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

        2.    NO TRANSFERS.    While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares; provided, however, that the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee; (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; and (d) such transfers as Mackinac may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

        3.    REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER.    Shareholder represents and warrants to and agrees with Mackinac as follows:

          (a)   Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

          (b)   This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by Mackinac, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity.

          (c)   The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, limited liability company, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

          (d)   Shareholder is the beneficial owner of the Shares. Shareholder does not own, of record or beneficially, any shares of capital stock of Peninsula other than the Shares. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement or provided by the MBCA.

        4.    NO SOLICITATION.    From and after the date hereof until the termination of this Agreement pursuant to Section 7 hereof, Shareholder, in his, her or its capacity as a shareholder of Peninsula, shall not, nor shall Shareholder authorize any shareholder, member, partner, officer, director, advisor or representative of Shareholder or any of his, her or its affiliates to (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to not permit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than Mackinac) any information or data with respect to Peninsula or otherwise relating to an

Acquisition Proposal, (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger and the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a shareholders' vote or action by consent of Peninsula's shareholders with respect to an Acquisition Proposal, in each case, except to the extent that at such time Peninsula is permitted to take such action pursuant to Section 6.3(b) of the Merger Agreement. For avoidance of doubt, the parties acknowledge and agree that nothing in this Agreement shall limit or restrict Shareholder or any of his, her or its affiliates who is or becomes during the term hereof a member of the Board of Directors or an officer of Peninsula or any of its Subsidiaries from acting, omitting to act or refraining from taking any action, solely in such person's capacity as a member of the Board of Directors or as an officer of Peninsula (or as an officer or director of any of its Subsidiaries), including without limitation actions taken consistent with his or her fiduciary duties in such capacity under applicable law.

        5.    PROXY.    Subject to the last sentence of this Section 5, by execution of this Agreement, Shareholder does hereby appoint Mackinac with full power of substitution and resubstitution, as Shareholder's true and lawful attorney and proxy, to the full extent of Shareholder's rights with respect to the Shares, to vote each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of Peninsula, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of Peninsula taken by written consent. Shareholder hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this proxy shall automatically terminate and be revoked upon the termination of this Agreement.

        6.    SPECIFIC PERFORMANCE; REMEDIES; ATTORNEYS' FEES.    Shareholder acknowledges that it is a condition to the willingness of Mackinac to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Mackinac if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Mackinac will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Mackinac has an adequate remedy at law. In addition, Mackinac shall have the right to inform any third party that Mackinac reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Mackinac hereunder, and that participation by any such thirty party with Shareholder in activities in violation of Shareholder's agreement with Mackinac set forth in this Agreement may give rise to claims by Mackinac against such third party. In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any provision of this Agreement is brought against either Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys' fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the Party against which such action or proceeding is brought, in addition to any other relief to which such prevailing Party may be entitled.

        7.    TERM OF AGREEMENT; TERMINATION.    The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon termination of the Merger Agreement or the consummation of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any willful and material breach of this Agreement prior to such termination.

        8.    ENTIRE AGREEMENT; AMENDMENTS.    This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provision hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provision hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

        9.    SEVERABILITY.    In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement.

        10.    CAPACITY AS SHAREHOLDER.    This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of Peninsula, and it shall not apply in any manner to Shareholder in any capacity as a director, officer or employee of Peninsula or its Subsidiaries or in any other capacity, and shall not limit or affect any actions taken by Shareholder in such capacity.

        11.    GOVERNING LAW.    This Agreement shall be governed and construed in accordance with the laws of the State of Michigan, without regard to any applicable conflicts of law principles or any other principle that could require the application of the law of any other jurisdiction.

        12.    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

        13.    WAIVER OF APPRAISAL RIGHTS; FURTHER ASSURANCES.    To the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or to demand fair value for his, her or its Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Mackinac, Peninsula or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger. From time to time prior to the termination of this Agreement, at Mackinac's request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement.

        14.    DISCLOSURE.    Shareholder hereby permits Mackinac and Peninsula to publish and disclose in the Proxy Statement and Form S-4 (including, without limitation, all related documents and schedules filed with the Securities and Exchange Commission) his, her or its identity and ownership of shares of Common Stock and the nature of Shareholder's commitments, arrangements and understandings pursuant to this Agreement.

        15.    COUNTERPARTS.    This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

SIGNATURES ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, Mackinac has caused this Agreement to be duly executed, and Shareholder has duly executed this Agreement, all as of the day and year first above written.

MACKINAC FINANCIAL CORPORATION
By:
	Name:	Paul D. Tobias
	Title:	Chairman and Chief Executive Officer

SHAREHOLDER:

Printed Name:
Total Number of Shares of Common Stock Subject to this Agreement:

EXHIBIT B

FORM OF BANK CONSOLIDATION AGREEMENT

        THIS CONSOLIDATION AGREEMENT (this "Agreement"), is dated as of the        day of                , 2014, between mBank, a state-chartered bank ("mBank"), Peninsula Bank, a state-chartered bank ("Peninsula", and together with mBank the "Consolidating Banks") and joined in by Mackinac Financial Corporation, a Michigan corporation ("Mackinac").

RECITALS

        WHEREAS, Mackinac is a bank holding company, and the beneficial owner of all of the issued and outstanding shares of mBank;

        WHEREAS, mBank is a Michigan state-chartered bank with its principal office in Manistique, Michigan with capital consisting of [            ] shares of common stock authorized, par value $[            ] per share, of which [            ] shares are" issued and outstanding;

        WHEREAS, Peninsula is a Michigan state-chartered bank with its principal office in Peninsula, Michigan with capital consisting of [            ] shares of common stock authorized, par value $[            ] per share, of which [            ] shares are issued and outstanding;

        WHEREAS, Mackinac and Peninsula Financial Corporation, a Michigan corporation and the parent bank holding company of Peninsula ("Peninsula HC"), have entered into that certain Agreement and Plan of Merger of even date herewith (the "Agreement and Plan of Merger") pursuant to which Peninsula HC has agreed to be merged with and into a subsidiary of Mackinac (the "HC Merger");

        WHEREAS, upon the consummation of the HC Merger, Mackinac will be the sole shareholder of the Consolidating Banks,

        WHEREAS, Mackinac and Peninsula have each approved this Consolidation Agreement and have authorized its execution.

        Accordingly, the parties agree as follows:

        1.    CONSOLIDATION.    The Consolidating Banks shall be consolidated into a single bank under the charter of mBank (the "Consolidation"), subject to the consummation of the HC Merger pursuant to the Agreement and Plan of Merger. The consolidated organization is sometimes referred to herein as the "Resulting Bank".

        2.    CHARTER.    The charter of the Resulting Bank shall be the charter of mBank with changes and amendments as may be made by this Consolidation Agreement or as may be required in order to conform such charter to the provisions of this Consolidation Agreement.

        3.    NAME.    The name of the Resulting Bank shall be "mBank".

        4.    EFFECT OF CONSOLIDATION.    At the effective date of the Consolidation (the "Consolidation Date"), the corporate existence of Consolidating Banks shall be merged with and into and continue in the Resulting Bank, possessing all the rights, interests, privileges, power and franchises and being subject to all the restrictions, disabilities and duties of each of the Consolidating Banks; and all the rights, interests, privileges and franchises of each of the Consolidating Banks and all property, real, personal and mixed, and all debts due to the Consolidating Banks on whatever account, shall be transferred to and vested in the Resulting Bank without any deed or other transfer and without any order or other action on the part of any court or otherwise; and all property, rights, privileges, powers, franchises and interests and each and every other interest shall be thereafter as effectually the property of the Resulting Bank as they were of the Consolidating Banks prior to the Consolidation. The title to any real estate, whether by deed or otherwise, vested in any of the Consolidating Banks shall not revert or be in any way impaired by reason of the Consolidation. The Resulting Bank, by virtue of the Consolidation, and without any order or other action on the part of any court or otherwise, shall hold and enjoy the same and all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by the Consolidating Banks at the Consolidation Date.

        5.    PRINCIPAL OFFICES AND BRANCHES.    The principal office of the Resulting Bank shall be located at 130 S. Cedar Street, Manistique, Michigan 49854. The other offices of the Resulting Bank shall be the existing offices of the Consolidating Banks on the Consolidation Date, and such other branches as may be duly authorized and established from time to time.

        6.    CAPITAL.    The authorized capital of the Resulting Bank shall consist of [            ] shares of common stock, par value $[            ] per share.

        7.    DIRECTORS AND OFFICERS.    The initial Board of Directors of the Resulting Bank as of the Consolidation Date shall be [            ]. The initial executive officers of the Resulting Bank as of the Consolidation Date shall be Kelly W. George, Chief Executive Officer; Ernie R. Krueger, Chief Financial Officer; and Tamara McDowell, Chief Credit Officer.

        8.    BYLAWS.    The Bylaws of the Resulting Bank shall be the Bylaws of mBank effective immediately prior to the Consolidation Date,

        9.    CONVERSION OF SHARES OF STOCK.    The manner of converting the shares of the Consolidating Banks shall be as follows:

          (a)   As of the Consolidation Date, the outstanding shares of common stock of Peninsula shall be cancelled and the capital and surplus of the Consolidating Banks shall become the capital and surplus of the Resulting Bank and the undivided profits (deficit) of the Consolidating Banks shall become undivided profits (deficit) of the Resulting Bank.

          (b)   As of the Consolidation Date, the [            ] shares of $[            ] par value common stock of mBank that are issued and outstanding shall remain outstanding as [            ] shares of $[            ] par value common stock of the Resulting Bank and the capital, surplus and undivided profits of mBank shall be capital, surplus and undivided profits of the Resulting Bank.

        10.    FURTHER DOCUMENTATION.    The directors of the Consolidating Banks shall, from time to time, as and when requested by the Resulting Bank or its successors or assigns, execute and deliver or cause to be executed and delivered such deeds, instruments, assignments or assurances as the Resulting Bank may deem necessary, desirable or convenient in order to vest in and confirm to the Resulting Bank title to or possession of any property or rights of the Consolidating Banks, acquired or to be acquired by reason of or as a result of the Consolidation, or otherwise to carry out the purposes of this Consolidation Agreement. Any person who, immediately before the Consolidation Date, was an officer or director of one of the Consolidating Banks is hereby fully authorized, in the name of such institution, to execute any and all such deeds, instruments, assignments or assurances, or to take any and all such action as may be requested by the Resulting Bank.

        11.    APPROVAL.    This Consolidation Agreement has been approved by Mackinac as of the Consolidation Date.

        12.    CONDITIONS PRECEDENT TO CONSOLIDATION.    The consummation of the Consolidation herein contemplated is conditioned upon each of the following events:

          (a)   The approval of the Commissioner(s) of the Michigan Department of Insurance and Financial Services; and

          (b)   The approval of the Federal Deposit Insurance Corporation pursuant to the Federal Deposit Insurance Act, as amended.

        13.    TERMINATION OF AGREEMENT.    This Consolidation Agreement may be terminated at any time before the Consolidation Date by written notice of any of the Consolidating Banks provided that such notice has been authorized and approved by the sole shareholder of the party giving such notice. Upon such termination, none of the Consolidating Banks, nor any of their respective directors or officers, shall have any liability by reason of this Consolidation Agreement or the termination thereof.

        14.    EXPENSES.    Upon consummation of the Consolidation, the Resulting Bank will pay the expenses of the Consolidating Banks incident hereto. If the Consolidation is not consummated, the Consolidating Banks will each pay its expenses.

        15.    EFFECTIVE DATE OF CONSOLIDATION.    The Consolidation shall be effective on such date as may be designated by the regulatory agencies.

SIGNATURES ON THE FOLLOWING PAGE

        IN WITNESS WHEREOF, the Consolidating Banks and Mackinac Financial Corporation have caused this Consolidation Agreement to be executed in counterparts by their duly authorized officers as of the date first above written.

MACKINAC FINANCIAL CORPORATION
BY:	PAUL TOBIAS CHAIRMAN AND CHIEF EXECUTIVE OFFICER
MBANK
BY:	KELLY W. GEORGE CHIEF EXECUTIVE OFFICER

PENINSULA BANK
By:
Name:
Title:

[SIGNATURE PAGE TO FORM OF BANK CONSOLIDATION AGREEMENT]

PENINSULA BANK
OFFICER'S CERTIFICATE

                , 2014

        This certificate is delivered in connection with the Application to Consolidate Peninsula Bank ("Peninsula"), Peninsula, Michigan; with and into mBank, Manistique, Michigan, filed with the Michigan Department of Insurance and Financial Services (the "Application").

        The undersigned does hereby certify that [                ] shares of the common stock of Peninsula, representing 100% of the outstanding shares of Peninsula, voted for the adoption of the consolidation agreement submitted in connection with the Application,

        IN WITNESS WHEREOF, the undersigned have executed this Officer's Certificate as of the date first written above.

PENINSULA BANK
By:
Name:
Title:

MBANK
OFFICER'S CERTIFICATE

                , 2014

        This certificate is delivered in connection with the Application to Consolidate mBank, Manistique, Michigan; with and into Peninsula Bank, Peninsula Michigan, filed with the Michigan Department of Insurance and Financial Services (the "Application").

        The undersigned does hereby certify that [              ] shares of the common stock of mBank, representing 100% of the outstanding shares of mBank, voted for the adoption of the consolidation agreement submitted in connection with the Application.

        IN WITNESS WHEREOF, the undersigned have executed this Officer's Certificate as of the date first written above.

MBANK
By:
	Name:	Kelly W. George
	Title:	Chief Executive Officer

EXHIBIT C
CLAIMS LETTER

                        , 2014

Mackinac Financial Corporation
260 East Brown Street, Suite 300
Birmingham, Michigan 48009
Attention: Paul D. Tobias

Gentlemen:

        This letter is delivered pursuant to that certain Agreement and Plan of Merger, dated as of July     , 2014 (the "Merger Agreement"), by and among Mackinac Financial Corporation ("Mackinac"), PFC Acquisition, LLC, and Peninsula Financial Corporation ("Peninsula").

        Concerning claims which the undersigned may have against Mackinac or any of its subsidiaries in the undersigned's capacity as an officer, director or employee, of Peninsula or any of its subsidiaries (each, a "Peninsula Entity"), and in consideration of the premises, and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby agrees as follows:

        1.    DEFINITIONS.    Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings given to them in the Merger Agreement.

        2.    RELEASE OF CERTAIN CLAIMS.

          (a)   The undersigned hereby releases and forever discharges, effective upon the consummation of the Merger under the Merger Agreement, Mackinac and its Subsidiaries (each, a "Mackinac Entity"), and its respective directors and officers (in their capacities as such), and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the "Released Parties") of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description (collectively, "Claims"), which the undersigned, solely in his or her capacity as an officer, director or employee of any Peninsula Entity, has or claims to have, or previously had or claimed to have, in each case as of the Effective Time, against any of the Released Parties, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, matured or unmatured, contingent or otherwise (individually a "Released Claim," and collectively, the "Released Claims"), except for (i) compensation for services that have accrued but not yet been paid as of the Effective Time or other contract rights relating to severance, employment, stock options and restricted stock grants or other equity awards which have been disclosed to Mackinac on or prior to the Effective Time, (ii) the items listed on Schedule 1 to this Agreement and (iii) the items listed in Section 2(b) below.

          (b)   For avoidance of doubt, the parties acknowledge and agree that the Released Claims do not include any of the following:

              (i)  any Claims that the undersigned may have in any capacity other than as an officer, director or employee of any Peninsula Entity, including, but not limited to, (A) Claims as a borrower under loan commitments and agreements between the undersigned and any Peninsula Entity, (B) Claims as a depositor under any deposit account with any Peninsula Entity, (C) Claims as the holder of any Certificate of Deposit issued by any Peninsula Entity, (D) Claims on account of any services rendered by the undersigned in a capacity other than as an officer, director or employee of any Peninsula Entity; (E) Claims in his or her capacity as a shareholder of Peninsula; and (F) Claims as a holder of any check issued by any other depositor of any Peninsula Entity;

             (ii)  the Claims excluded in (i) and (ii) of Section 2(a) above; and

           (iii)  any Claims that the undersigned may have under the Merger Agreement, including with respect to the matters set forth in Section 6.7 of the Merger Agreement.

        3.    FORBEARANCE.    The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Released Claims which are released and discharged hereby.

        4.    MISCELLANEOUS.

          (a)   This letter shall be governed and construed in accordance with the laws of the State of Michigan (other than the choice of law provisions thereof).

          (b)   This letter contains the entire agreement between the parties with respect to the Released Claims released hereby, and this Release supersedes all prior agreements, arrangement or understandings (written or otherwise) with respect to such Released Claims and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.

          (c)   This letter shall be binding upon and inure to the benefit of the undersigned and the Released Parties and their respective heirs, legal representatives, successors and assigns.

          (d)   This letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Released Parties, it being the express understanding of the undersigned and the Released Parties that no term hereof may be waived by the action, inaction or course of delaying by or between the undersigned or the Released Parties, except in strict accordance with this paragraph, and further that the waiver of any breach of this Release shall not constitute or be construed as the waiver of any other breach of the terms hereof.

          (e)   The undersigned represents, warrants and covenants that the undersigned is fully aware of the undersigned's rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this letter, and that the undersigned is voluntarily entering into this letter.

          (f)    This letter may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed letter (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this letter.

          (g)   This letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Released Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Released Parties (other than the failure of Mackinac to pay the Merger Consideration under the Merger Agreement or to comply with its obligations set forth in Section 6.7 of the Merger Agreement, either of which shall cause this Release to terminate and be void ab initio).

          (h)   If any civil action, arbitration or other legal proceeding is brought for the enforcement of this letter, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this letter, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys' fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

          (i)    IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS CLAIMS LETTER, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS CLAIMS LETTER, THE PERFORMANCE OF THIS CLAIMS LETTER, OR THE RELATIONSHIP CREATED BY THIS CLAIMS LETTER, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS CLAIMS LETTER WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS CLAIMS LETTER OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS CLAIMS LETTER AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

          (j)    The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this letter occurred or shall occur in Oakland County, Michigan. Any civil action, counterclaim, proceeding, or litigation arising out of or relating to this letter shall be brought in the courts of record of the State of Michigan in Oakland County or the United States District Court, Eastern District of Michigan. Each party consents to the jurisdiction of such Michigan court in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Michigan court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

Sincerely,
Signature of Officer or Director
Name of Officer or Director

 Schedule 1

Claims Letter

On behalf of Mackinac Financial Corporation I hereby acknowledge receipt of this letter as of this            day of                        , 2014.

MACKINAC FINANCIAL CORPORATION
By:
	Name:	Paul D. Tobias
	Title:	Chairman and Chief Executive Officer

EXHIBIT D
INDEMNIFICATION AGREEMENT

        This INDEMNIFICATION AGREEMENT (this "Agreement"), dated as of                        , 2014, is by and between MACKINAC FINANCIAL CORPORATION, a Michigan corporation ("Mackinac") and [the Peninsula Shareholders' Trust], a trust formed under the laws of the State of Michigan (the "Shareholders' Trust", and collectively with Mackinac, the "Parties").

RECITALS

        WHEREAS, Mackinac, PFC Acquisition, LLC, a Michigan limited liability company and a wholly-owned Subsidiary of Mackinac ("Merger Sub"), and Peninsula Financial Corporation, a Michigan corporation ("Peninsula") are executing an Agreement and Plan of Merger, dated as of the date of this Agreement (including the exhibits, schedules and annexes thereto, the "Merger Agreement"), providing for, among other things the Merger of Peninsula with and into Merger Sub;

        WHEREAS, Peninsula, on behalf of its shareholders, transferred the Reserved Amount, as defined in the Merger Agreement, to the Shareholders' Trust, which is managed for the benefit of the shareholders of Peninsula; and

        WHEREAS, as a condition of entering into the Merger Agreement and in consideration for the payments Mackinac intends to make to the shareholders of Peninsula under the Merger Agreement, Shareholders' Trust must execute and deliver this Agreement and indemnify and hold Mackinac and its Affiliates harmless from any and all claims or losses related to the litigation filed in Marquette County Michigan under Marquette County Circuit Court Case No. 13-51651-CZ.

        NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS

        1.1    GENERAL TERMS.    For purposes of this Agreement, capitalized terms used but not defined in this Agreement have the respective meanings set forth in the Merger Agreement.

        1.2    DEFINITIONS.    For purposes of this Agreement, the following terms shall have the following meanings:

          (a)   "Affiliate" means (unless otherwise specified), with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person and "control," with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

          (b)   "Agreement" shall have the meaning set forth in the Preamble.

          (c)   "Indemnifying Party" shall have the meaning set forth in Section 3.1(a).

          (d)   "Losses" shall mean all costs, expenses, damages, obligations, liabilities, assessments, judgments, losses (including lost profits, opportunity costs and diminution in value), settlements, awards and fees (including reasonable legal, accounting or other professional fees) resulting from or related to the Open Case.

          (e)   "Merger Agreement" shall have the meaning set forth in the Recitals.

          (f)    "Mackinac" shall have the meaning set forth in the Preamble.

          (g)   "Mackinac Indemnified Parties" shall have the meaning set forth in Section 2.2.

          (h)   "Merger Sub" shall have the meaning set forth in the Recitals.

          (i)    "Open Case" means the litigation filed in Marquette County Michigan under Marquette County Circuit Court Case No. 13-51651-CZ.

          (j)    "Parties" shall have the meaning set forth in the Preamble.

          (k)   "Peninsula" shall have the meaning set forth in the Preamble.

          (l)    "Person" shall mean any individual, corporate entity, trust or other legal entity.

          (m)  "Subsidiary" means, when used with respect to any Party, any corporation, partnership, limited liability company, association, joint venture or other business entity of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is or directly or indirectly has the power to appoint a general partner, manager or managing member.

          (n)   "Third Party Claim" shall have the meaning set forth in Section 3.1(a).

          (o)   "Trustee" means [                                    ], as the trustee of the Shareholders' Trust.

ARTICLE II
SURVIVAL; INDEMNIFICATION

        2.1    SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.    For the purposes of this Agreement and notwithstanding anything to the contrary in the Merger Agreement, the right to commence any claim for indemnification under Section 2.2, shall survive the Closing until a settlement or a final judicial determination is made with respect to the Open Case (as to which all rights of appeal therefrom have been exhausted or lapsed).

        2.2    INDEMNIFICATION OF MACKINAC.    Subject to the terms of this Agreement, from and after the Closing, the Shareholders' Trust shall indemnify, defend, save and hold harmless Mackinac and its Affiliates (including mBank and its other Subsidiaries from and after the Closing) and each of its and their respective Representatives (collectively, the "Mackinac Indemnified Parties" and each a "Mackinac Indemnified Party") from and against any and all Losses, as such Losses are incurred, resulting from, arising out of or related to the Open Case. The Shareholders' Trust shall use its best efforts to defend against any claims asserted in connection with the Open Case any claim asserted in any action, suit or proceeding of any kind related to the Open Case.

        2.3    NO SET-OFF.    Any indemnification or contribution provided by the Indemnifying Party shall not be subject to any right of set-off or similar right.

        2.4    LIMITATION OF LIABILITY.    Notwithstanding anything else herein to the contrary, in no event shall the Shareholders' Trust be liable for any amounts in excess of the Reserved Amount, as that term is defined in Section 6.22 of the Merger Agreement and Section 3.9 of the Disclosure Schedule thereto, nor shall the Trustee, or any former director, officer or shareholder of Peninsula have any liability to anyone, including, without limitation, any Mackinac Indemnified Party, as a result of this Agreement.

 ARTICLE III
CLAIMS

        3.1    CLAIMS.

          (a)   Upon receipt by a Mackinac Indemnified Party of notice of any action, suit, inquiry, hearing, charge, demand, proceeding, claim, arbitration, investigation or litigation, whether civil or criminal, at law or in equity or demand made or brought by an unaffiliated third party (a "Third Party Claim") with respect, directly or indirectly, to the Open Case which has or is expected to give rise to a claim for Losses, the Mackinac Indemnified Party shall promptly (but in any event within ten Business Days of receipt of notice of such Third Party Claim by the Mackinac Indemnified Party) notify the Shareholders' Trust, as the party responsible for indemnifying the Mackinac Indemnified Parties pursuant to Article II (the "Indemnifying Party") in writing, indicating the nature of such Third Party Claim; provided, however, that any delay or failure by a Mackinac Indemnified Party to give notice to the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder. Such written notice shall (i) describe such Third Party Claim in reasonable detail including the facts underlying each particular claim and how it relates to the Open Case and (ii) set forth the estimated amount of the Losses that have been or may be sustained by a Mackinac Indemnified Party, if known and quantifiable.

          (b)   The Indemnifying Party shall assume and control the defense of, at their own expense and by counsel of their own choosing, any such Third Party Claim and shall be entitled to assert any and all defenses available to the Mackinac Indemnified Party to the fullest extent permitted by applicable Law. The Mackinac Indemnified Parties shall cooperate fully with the Indemnifying Party and its counsel(s) in the compromise of, or defense against, any such Third Party Claim. Such cooperation shall include: (1) furnishing and, upon request, attempting to procure the attendance of potential witnesses for interview, preparation, submission of witness statements and the giving of evidence at any related hearing; (2) promptly furnishing documentary evidence to the extent reasonably available to it or its Affiliates; and (3) providing access to any other relevant affiliated party, including any representatives of the Parties as reasonably needed; provided, however, that the Indemnifying Party shall not settle, compromise or discharge, or admit any liability with respect to, any such Third Party Claim without the prior written consent of the applicable Mackinac Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned); provided, further, that if the applicable Mackinac Indemnified Party withholds consent where the relief consists solely of monetary Losses to be paid by the Indemnifying Party and includes a provision whereby the plaintiff or claimant in the matter releases the Mackinac Indemnified Party from all liability with respect thereto, the Indemnifying Party's liability solely with respect to such Third Party Claim shall in no event exceed the amount of such proposed settlement, compromise or discharge at the time the consent was requested. In any event, the applicable Mackinac Indemnified Party, the Indemnifying Party and their counsel shall cooperate in the defense of any such Third Party Claim subject to this Article III and keep such persons informed of all developments relating to any such Third Party Claims, and provide copies of all relevant correspondence and documentation relating thereto. All reasonable costs and expenses incurred in connection with the applicable Mackinac Indemnified Party's cooperation shall be borne by the Indemnifying Party that assumed the defense pursuant to the terms of this Section 3.1. In any event, the Mackinac Indemnified Party shall have the right at its own expense to participate in the defense of such Third Party Claim.

 ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS' TRUST

        Shareholders' Trust hereby represents and warrants to Mackinac as follows:

        4.1    ORGANIZATION AND QUALIFICATION.    Shareholders' Trust is a duly organized, validly existing trust administered in compliance with applicable Law by Trustee.

        4.2    ORGANIZATIONAL DOCUMENTS.    Shareholders' Trust has made available to Mackinac a complete and correct copy of its organizational documents, each as amended to date.

        4.3    AUTHORITY RELATIVE TO AGREEMENT.    Shareholders' Trust has all necessary corporate power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement by Shareholders' Trust has been duly and validly authorized by all necessary corporate action of Shareholders' Trust, and no other corporate proceedings on the part of Shareholders' Trust are necessary to authorize the execution and delivery of this Agreement. This Agreement has been duly and validly executed and delivered by the Shareholders' Trust, and, assuming the due authorization, execution and delivery by Mackinac of this Agreement constitutes legal, valid and binding obligation of the Shareholders' Trust, enforceable against Shareholders' Trust, in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor's rights, and to general equitable principles).

        4.4    NO CONFLICT; CONSENTS.

          (a)   The execution and delivery of this Agreement by Shareholders' Trust does not and will not, and the performance of this Agreement by Shareholders' Trust will not: (i) conflict with or violate the organizational documents of Shareholders' Trust, (ii) conflict with or violate any Law applicable to Shareholders' Trust or by which any property or asset of Shareholders' Trust is bound or affected or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of consent, termination, amendment, modification, acceleration, cancellation or modification of any benefit or obligation under, or right to challenge any material note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Shareholders' Trust is a party or by which Shareholders' Trust or any property or asset of Shareholders' Trust is bound or affected.

          (b)   The execution and delivery of this Agreement by Shareholders' Trust does not and will not, and the performance of this Agreement by Shareholders' Trust does not and will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority or any other person

        4.5    SUFFICIENCY OF FUNDS.    The Shareholders' Trust has adequate financial resources to satisfy its monetary and other liabilities under this Agreement.

ARTICLE V
MISCELLANEOUS

        5.1    NOTICES.    Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided, that any notice received by facsimile transmission or otherwise at the addressee's location on any Business Day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 5.1):

    if to Shareholders Trust, to:

      Attention:
      Fax: (        )
      Email:

    with a copy to:

      Godfrey & Kahn, S.C.
      780 North Water Street
      Milwaukee, Wisconsin 53202
      Attn: John T. Reichert
      Fax: (414) 273-5198
      Email: jreichert@gklaw.com

    if to Mackinac, to:

      Mackinac Financial Corporation
      260 East Brown Street, Suite 300
      Birmingham, Michigan 48009
      Attention: Paul D. Tobias
      Fax: (248) 290-5900
      Email: ptobias@bankmbank.com

    with a copy to:

      Honigman Miller Schwartz and Cohn LLP
      350 East Michigan Avenue
      Kalamazoo, Michigan 49007
      Attention: Phillip D. Torrence
      Fax: (269) 337-7702
      Email: ptorrence@honigman.com

        5.2    INTERPRETATION; CERTAIN DEFINITIONS.    When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated. The headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions set forth in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. Other than in Section 5.4, references to a person are also to its permitted successors and assigns. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

        5.3    SEVERABILITY.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

        5.4    ASSIGNMENT.    Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party hereto. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their legal successors and permitted assigns. Each Party shall cause any person acquiring all or substantially all of the assets of such Party, or any surviving entity in the case of any merger, consolidation or reorganization of such Party to assume upon the consummation thereof the obligations of such Party under this Agreement.

        5.5    ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES.    This Agreement and the Merger Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided that this Agreement will inure to the benefit of both Mackinac Indemnified Parties.

        5.6    GOVERNING LAW.    This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by, and construed in accordance with the Laws of the State of Michigan, without giving effect to any otherwise applicable choice or conflict of laws provision or rule.

        5.7    CONSENT TO JURISDICTION.

          (a)   Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any state court sitting in Oakland County or any federal court in the Eastern District of Michigan (the "Michigan Courts"), and, solely in connection with claims arising under this Agreement or the Merger that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Michigan Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Michigan Courts, (iii) waives any objection that the Michigan Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 5.1.

          (b)   Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives, to the extent permitted by Law at the time of institution of the applicable litigation, any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that: (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) each party understands and has considered the implications of this waiver; (iii) each party makes this waiver voluntarily; and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 5.7.

        5.8    COUNTERPARTS.    This Agreement may be executed and delivered (including by facsimile transmission) in two (2) or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        5.9    WAIVER OF JURY TRIAL.    EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

        5.10    SPECIFIC PERFORMANCE.    The Parties hereby expressly acknowledge and agree that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached. Therefore, in addition to, and not in limitation of, any other remedy available to any Party, an aggrieved Party under this Agreement would be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy. Such remedies, and any and all other remedies provided for in this Agreement, shall, however, be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any Party may otherwise have. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by the other Party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

        5.11    AMENDMENT.    This Agreement may be amended by mutual agreement of the Parties at any time. This Agreement may not be amended except by an instrument in writing signed by the Parties hereto.

        5.12    WAIVER.    At any time, subject to applicable Law, each Party may (a) extend the time for the performance of any obligation or other act of the other Party, (b) waive compliance by the other Party with any agreement contained herein or (c) waive any condition to which its obligations are subject. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Mackinac or Shareholders' Trust in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

        5.13    EXPENSES.    Except as otherwise expressly provided in this Agreement, all expenses incurred in connection with this Agreement shall be paid by the Party incurring such expenses.

        5.14    MAINTENANCE OF CORPORATE EXISTENCE.    From and after the date of this Agreement until eighteen months and one day following the payment in full of all obligations of Shareholders' Trust under this Agreement, Trustee shall cause the Shareholders' Trust to, and the Shareholders' Trust shall, maintain its existence.

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MACKINAC FINANCIAL CORPORATION
By:
	Name:	Paul D. Tobias
	Title:	Chairman and Chief Executive Officer
PENINSULA SHAREHOLDERS TRUST
By:
Name:
Title:

Annex B

Wipfli LLP 11 Scott Street, Suite 400 Wausau, WI 54403

August 12, 2014

CONFIDENTIAL

Mr. John Jilbert, Chairman
Peninsula Financial Corp.
P.O. Box 306
Marquette, MI 49855

RE:
Fairness Opinion Agreement and Plan of Merger to be entered into by and among Peninsula Financial Corp. and Mackinac Financial Corporation and PFC Acquisition, LLC

Dear Mr. Jilbert:

        We were engaged by Peninsula Financial Corp. (the "Company") to advise and provide our opinion as to the fairness (to the shareholders of the Company from a financial point of view) of the consideration to be paid to the shareholders as a result of a transaction pursuant to which 100% of the Company's issued and outstanding common stock would be acquired (the "Transaction") by Mackinac Financial Corporation and PFC Acquisition, LLC (separately or in combination referred to as the "Acquirer") as of July 17, 2014.

        In connection with our analysis of the proposed Transaction and preparation of our opinion herein, we have, among other things:

  •
  Read the Acquirer's offer to purchase the Company.

  •
  Analyzed financial statements for The Peninsula Bank of Ishpeming (the "Bank") filed with the FDIC for the years ended December 31, 2010 through 2013, and for the six months ended June 30, 2013 and 2014.

  •
  Read Company-only financial statements filed with the Federal Reserve System for the years ended December 31, 2010 through 2013, and for the six months ended June 30, 2013.

  •
  Analyzed internal financial statements for the Company for the six months ended June 30, 2014.

  •
  Read financial projections for the calendar years 2014 through 2018 for the Company.

  •
  Analyzed financial ratios and information on the guideline private transactions obtained from SNL Financial.

  •
  Information used to build-up discount rate obtained from Duff & Phelps 2014 Valuation Handbook—Guide to Cost of Capital and S&P Capital IQ.

  •
  Analyzed information on Acquirer and its publicly traded equity obtained from S&P Capital IQ.

        Information regarding the Company and the proposed Transaction used in developing our opinion was provided by the Company or its representatives. We take no responsibility for the underlying data

B-1

used by us in arriving at our opinion and we have undertaken no duty or responsibility to verify independently any of such information.

        The preparation of a financial fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is therefore not readily susceptible to partial analysis or summary description. In connection with rendering our opinion, we performed a variety of financial analyses. We believe that the analyses must be considered together as a whole and that selecting portions of the analyses and the facts considered in our analyses, without considering all other factors and analyses, would create an incomplete or inaccurate view of the analyses and the process underlying the rendering of our opinion.

        In performing our analyses, we made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of the Company and may not be realized. Any estimates contained in our analyses are not necessarily predictive of future results or values, which may be significantly more or less favorable than the estimates. In arriving at this opinion, we did not attribute any particular weight to any analysis or factor considered by us, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.

        We considered the nature and terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that were considered relevant and such other factors as we deemed appropriate. We also took into account our knowledge of the banking industry and our general experience in performing bank valuations.

        In arriving at our opinion, we relied on, without independent verification, the accuracy and completeness of the publicly and nonpublicly available financial and other information furnished to us. We also assumed that the financial projections were reasonably prepared and reflect the best currently available estimates and judgments. We have not made any independent evaluation or appraisal of any properties, assets, or liabilities of the Company.

Conclusion

        Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of July 17, 2014 and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.

        We express no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Agreement or the availability or advisability of any alternatives to the Transaction. We did not structure the Transaction or negotiate the final terms of the Transaction. This letter does not express any opinion as to the likely trading range of the Acquirer's stock following the Transaction, which may vary depending on numerous factors that generally impact the price of securities or financial condition of Acquirer at that time. Our opinion is limited to the fairness, from a financial point of view, of the Transaction to the shareholders of the Company as of July 17, 2014. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Transaction.

        It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Transaction and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Transaction. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Wipfli LLP to any such party. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld.

B-2

        Based upon and subject to the foregoing, it is our opinion that, as of July 17, 2014, the consideration to be received by the shareholders of the Company pursuant to the Agreement is fair, from a financial point of view, to the holders of the Company's outstanding common stock.

Sincerely,

Wipfli LLP

B-3

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        Pursuant to Mackinac's articles of incorporation and bylaws, as well as individual indemnity agreements with each director, Mackinac's directors and officers are to be indemnified as of right to the fullest extent permitted by the Michigan Business Corporation Act (the "MBCA") which, in general, empowers Michigan corporations to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against expenses, including attorney's fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.

        The MBCA also empowers Michigan corporations to provide similar indemnity to such a person for expenses, including attorney's fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its shareholders, except in respect of any claim, issue or matter in which the person has been found liable to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances, in which case indemnification is limited to reasonable expenses incurred. If a person is successful in defending against a derivative action or third-party action, the MBCA requires that a Michigan corporation indemnify the person against expenses incurred in the action.

        The MBCA also permits a Michigan corporation to purchase and maintain on behalf of such a person insurance against liabilities incurred in such capacities. Mackinac has obtained a policy of directors' and officers' liability insurance.

        The MBCA further permits Michigan corporations to limit the personal liability of directors for a breach of their fiduciary duty. However, the MBCA does not eliminate or limit the liability of a director for any of the following: (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on the corporation or the shareholders; (iii) a violation of Section 551 of the MBCA; or (iv) an intentional criminal act. If a Michigan corporation adopts such a provision, then the Michigan corporation may indemnify its directors without a determination that they have met the applicable standards for indemnification set forth above, except, in the case of an action or suit by or in the right of the corporation, only against expenses reasonably incurred in the action. The foregoing does not apply if the director's actions fall into one of the exceptions to the limitation on personal liability discussed above, unless a court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances.

Item 21.    Exhibits and Financial Statement Schedules

        (a)   The following exhibits are filed with this registration statement:

			Incorporated by Reference
Exhibit Number						Filed Herewith
	Exhibit Description	Form	File No.	Exhibit	Filing Date
2.1	Agreement and Plan of Merger by and among Mackinac Financial Corporation, PFC Acquisition, LLC and Peninsula Financial Corporation	8-K	000-20167	2.1	7/23/2014
3.1	Articles of Incorporation and all amendments (most recent amendment filed December 14, 2004)	10-K	000-20167	3.1	3/31/2009
3.2	Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series A of Mackinac Financial Corporation dated April 21, 2009	8-K	000-20167	3.1	4/24/2009
3.3	Third Amended and Restated Bylaws adopted March 18, 2014	8-K	000-20167	3.1	3/24/2014
5.1	Opinion of Honigman Miller Schwartz and Cohn LLP					*
8.1	Form of Tax Opinion of Honigman Miller Schwartz and Cohn LLP					*
10.1	Deferred Compensation, Deferred Stock, and Current Stock Purchase Plan for the Corporation's Nonemployee directors**	10-K	000-20167	10.2	3/28/2000
10.2	North Country Financial Corporation Stock Compensation Plan**	10-K	000-20167	10.3	3/28/2000
10.3	North Country Financial Corporation 1997 Directors' Stock Option Plan**	10-K	000-20167	10.4	3/28/2000
10.4	North Country Financial Corporation 2000 Stock Incentive Plan**	10-Q	000-20167	10.1	5/12/2000
10.5	North Country Financial Corporation Supplemental Executive Retirement Plan**	10-Q	000-20167	10.6	11/5/1999
10.6	Form of Director and Officer Indemnification Agreement**	8-K	000-20167	10.1	3/24/2014
10.7	Mackinac Financial Corporation 2012 Incentive Compensation Plan**	DEF14A	000-20167	Annex I	4/25/2012
10.8	First Amended and Restated Securities Purchase Agreement dated May 23, 2012 between the Corporation and Steinhardt Capital Investors, LLLP	8-K	000-20167	10.1	5/23/2012

			Incorporated by Reference
Exhibit Number						Filed Herewith
	Exhibit Description	Form	File No.	Exhibit	Filing Date
10.9	First Amendment to the First Amended and Restated Securities Purchase Agreement dated May 30, 2012, between the Corporation and Steinhardt Capital Investors, LLLP	8-K	000-20167	10.1	5/31/2012
10.10	Employment Agreement, dated as of August 10, 2012, by and between Mackinac Financial Corporation and Paul D. Tobias**	8-K	000-20167	10.1	8/15/2012
10.11	Employment Agreement, dated as of August 10, 2012, by and between Mackinac Financial Corporation and Kelly W. George**	8-K	000-20167	10.2	8/15/2012
10.12	Employment Agreement, dated as of August 10, 2012, by and between Mackinac Financial Corporation and Ernie R. Krueger**	8-K	000-20167	10.3	8/15/2012
10.13	Employment Agreement, dated as of August 10, 2012, by and between Mackinac Financial Corporation and Tamara McDowell**	8-K	000-20167	10.4	8/15/2012
10.14	Form of Stock Appreciation Right Award Agreement under the Mackinac Financial Corporation 2012 Incentive Compensation Plan**	8-K	000-20167	10.1	8/13/2012
10.15	Form of Restricted Stock Award Agreement under the Mackinac Financial Corporation 2012 Incentive Compensation Plan**	8-K	000-20167	10.2	8/13/2012
10.16	Form of Restricted Stock Unit Award Agreement under the Mackinac Financial Corporation 2012 Incentive Compensation Plan**	8-K	000-20167	10.3	8/13/2012
10.17	Warrant Repurchase Letter Agreement dated December 19, 2012	8-K	000-20167	10.1	12/20/2012
21	Subsidiaries of the Corporation					*
23.1	Consent of Plante Moran, PLLC					*
23.2	Consent of Honigman Miller Schwartz and Cohn LLP (contained in their opinion filed as Exhibits 5.1 and 8.1)					*
23.3	Consent of Makela, Toutant, Hill & Nardi, P.C.					*

Incorporated by Reference
Exhibit Number						Filed Herewith
	Exhibit Description	Form	File No.	Exhibit	Filing Date
23.4	Consent of Wipfli LLP					*
24	Power of Attorney (included in the signatures)					*
99.1	Form of Peninsula Financial Corporation Proxy Card					*
99.2	Form of Election Statement					***
99.3	Form of Letter of Transmittal					***
101.0
	The audited financial statements of Mackinac Financial Corporation and the unaudited financial statements of Mackinac Financial Corporation contained herein formatted in Extensible Business Reporting Language (XBRL)					****

*
Filed herewith.

**
Management compensatory plan, contract, or arrangement.

***
To be filed by amendment.

****
As provided in Rule 406T of Regulation S-T, this information shall not be deemed "filed" for the purposes of Sections 11 and 12 of the Securities Act of 1933 and Section 18 of the Securities Exchange Act of 1934 or otherwise subject to liability under those Sections.

        (b)   Financial Statement Schedules

        All schedules have been omitted because they are not applicable or not required or the required information is included in the financial statements or notes included in this prospectus.

Item 22.    Undertakings

        The undersigned registrant hereby undertakes:

        (a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (1)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

        (2)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (3)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (b)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (e)   That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (f)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (g)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4,10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (h)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, Mackinac has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Manistique, State of Michigan, on September 3, 2014.

MACKINAC FINANCIAL CORPORATION
/s/ PAUL D. TOBIAS Paul D. Tobias Chairman and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this report has been signed below on September 3, 2014, by the following persons on behalf of Mackinac and in the capacities indicated. Each director of Mackinac, whose signature appears below, hereby appoints Paul D. Tobias and Ernie R. Krueger, and each of them severally, as his attorney-in-fact, to sign in his name and on his behalf, as a director of Mackinac, and to file with the Commission any and all Amendments to this registration statement on Form S-4.

Signature

/s/ PAUL D. TOBIAS Paul D. Tobias—Chairman, Chief Executive Officer & Director (principal executive officer)	/s/ ERNIE R. KRUEGER Executive Vice President/Chief Financial Officer (principal financial and accounting officer)
/s/ WALTER J. ASPATORE Walter J. Aspatore—Director	/s/ JOSEPH D. GAREA Joseph D. Garea—Director
/s/ ROBERT E. MAHANEY Robert E. Mahaney—Director	/s/ ROBERT H. ORLEY Robert H. Orley—Director
/s/ DENNIS B. BITTNER Dennis B. Bittner—Director	/s/ L. BROOKS PATTERSON L. Brooks Patterson—Director
/s/ KELLY W. GEORGE Kelly W. George—President & Director	/s/ RANDOLPH C. PASCHKE Randolph C. Paschke—Director
/s/ DAVID R. STEINHARDT David R. Steinhardt—Director

INDEX TO EXHIBITS

			Incorporated by Reference
Exhibit Number						Filed Herewith
	Exhibit Description	Form	File No.	Exhibit	Filing Date
2.1	Agreement and Plan of Merger by and among Mackinac Financial Corporation, PFC Acquisition, LLC and Peninsula Financial Corporation	8-K	000-20167	2.1	7/23/2014
3.1	Articles of Incorporation and all amendments (most recent amendment filed December 14, 2004)	10-K	000-20167	3.1	3/31/2009
3.2	Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series A of Mackinac Financial Corporation dated April 21, 2009	8-K	000-20167	3.1	4/24/2009
3.3	Third Amended and Restated Bylaws adopted March 18, 2014	8-K	000-20167	3.1	3/24/2014
5.1	Opinion of Honigman Miller Schwartz and Cohn LLP					*
8.1	Form of Tax Opinion of Honigman Miller Schwartz and Cohn LLP					*
10.1	Deferred Compensation, Deferred Stock, and Current Stock Purchase Plan for the Corporation's Nonemployee directors**	10-K	000-20167	10.2	3/28/2000
10.2	North Country Financial Corporation Stock Compensation Plan**	10-K	000-20167	10.3	3/28/2000
10.3	North Country Financial Corporation 1997 Directors' Stock Option Plan**	10-K	000-20167	10.4	3/28/2000
10.4	North Country Financial Corporation 2000 Stock Incentive Plan**	10-Q	000-20167	10.1	5/12/2000
10.5	North Country Financial Corporation Supplemental Executive Retirement Plan**	10-Q	000-20167	10.6	11/5/1999
10.6	Form of Director and Officer Indemnification Agreement**	8-K	000-20167	10.1	3/24/2014
10.7	Mackinac Financial Corporation 2012 Incentive Compensation Plan**	DEF14A	000-20167	Annex I	4/25/2012

			Incorporated by Reference
Exhibit Number						Filed Herewith
	Exhibit Description	Form	File No.	Exhibit	Filing Date
10.8	First Amended and Restated Securities Purchase Agreement dated May 23, 2012 between the Corporation and Steinhardt Capital Investors, LLLP	8-K	000-20167	10.1	5/23/2012
10.9	First Amendment to the First Amended and Restated Securities Purchase Agreement dated May 30, 2012, between the Corporation and Steinhardt Capital Investors, LLLP	8-K	000-20167	10.1	5/31/2012
10.10	Employment Agreement, dated as of August 10, 2012, by and between Mackinac Financial Corporation and Paul D. Tobias**	8-K	000-20167	10.1	8/15/2012
10.11	Employment Agreement, dated as of August 10, 2012, by and between Mackinac Financial Corporation and Kelly W. George**	8-K	000-20167	10.2	8/15/2012
10.12	Employment Agreement, dated as of August 10, 2012, by and between Mackinac Financial Corporation and Ernie R. Krueger**	8-K	000-20167	10.3	8/15/2012
10.13	Employment Agreement, dated as of August 10, 2012, by and between Mackinac Financial Corporation and Tamara McDowell**	8-K	000-20167	10.4	8/15/2012
10.14	Form of Stock Appreciation Right Award Agreement under the Mackinac Financial Corporation 2012 Incentive Compensation Plan**	8-K	000-20167	10.1	8/13/2012
10.15	Form of Restricted Stock Award Agreement under the Mackinac Financial Corporation 2012 Incentive Compensation Plan**	8-K	000-20167	10.2	8/13/2012
10.16	Form of Restricted Stock Unit Award Agreement under the Mackinac Financial Corporation 2012 Incentive Compensation Plan**	8-K	000-20167	10.3	8/13/2012
10.17	Warrant Repurchase Letter Agreement dated December 19, 2012	8-K	000-20167	10.1	12/20/2012
21	Subsidiaries of the Corporation					*
23.1	Consent of Plante Moran, PLLC					*

Incorporated by Reference
Exhibit Number						Filed Herewith
	Exhibit Description	Form	File No.	Exhibit	Filing Date
23.2	Consent of Honigman Miller Schwartz and Cohn LLP (contained in their opinion filed as Exhibits 5.1 and 8.1)					*
23.3	Consent of Makela, Toutant, Hill & Nardi, P.C.					*
23.4	Consent of Wipfli LLP					*
24	Power of Attorney (included in the signatures)					*
99.1	Form of Peninsula Financial Corporation Proxy Card					*
99.2	Form of Election Statement					***
99.3	Form of Letter of Transmittal					***
101.0

The audited financial statements of Mackinac Financial Corporation and the unaudited financial statements of Mackinac Financial Corporation contained herein formatted in Extensible Business Reporting Language (XBRL)

****

*
Filed herewith.

**
Management compensatory plan, contract, or arrangement.

***
To be filed by amendment.

****
As provided in Rule 406T of Regulation S-T, this information shall not be deemed "filed" for the purposes of Sections 11 and 12 of the Securities Act of 1933 and Section 18 of the Securities Exchange Act of 1934 or otherwise subject to liability under those Sections.